Exhibit 1

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Exchange Offer and Consent Solicitation Memorandum (including the Preliminary Offering Circular and the Rights Issue Prospectus (each as defined in the attached Exchange Offer and Consent Solicitation Memorandum)), whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer carefully before reading, accessing or making any other use of the attached document. In accessing the attached Exchange Offer and Consent Solicitation Memorandum (including the Preliminary Offering Circular and the Rights Issue Prospectus each of which are appended to the attached Exchange Offer and Consent Solicitation Memorandum), you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Your Representations: You have been sent the attached Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to the Exchange and Tabulation Agent, being the sender of the attached, that (a) you are a holder or a Beneficial Owner (as defined in the attached Exchange Offer and Consent Solicitation Memorandum) of U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015 (of which U.S.$310,500,000 in principal amount remain outstanding) (the “Existing Bonds”) convertible into redeemable preference shares of Petropavlovsk 2010 Limited (the “Issuer”) which are guaranteed by, and will be exchangeable immediately upon issuance for ordinary shares of, Petropavlovsk PLC (the “Guarantor”) issued by the Issuer and guaranteed by the Guarantor; (b) you are not a person to whom it is unlawful to send the attached Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Offer (as defined in the attached Exchange Offer and Consent Solicitation Memorandum) under applicable laws; and (c) you consent to delivery by electronic transmission.

If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The attached Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Issuer, the Guarantor, Merrill Lynch International (the “Dealer Manager”), Lucid Issuer Services Limited (the “Exchange and Tabulation Agent”) and/or BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”), or any person who controls, or is a director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any difference between the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic form and the hard copy version available to you on request from the Dealer Manager and the Exchange and Tabulation Agent.

You are reminded that the attached Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession the attached Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver the attached Exchange Offer and Consent Solicitation Memorandum to any other person.

Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Canada, Japan or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.

THE ATTACHED EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DISCLAIMER AND THE ATTACHED DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

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Any securities to be issued pursuant to the Offer (as defined in the attached Exchange Offer and Consent Solicitation Memorandum) have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any jurisdiction of the United States. Neither the United States Securities and Exchange Commission (the “SEC”) nor any United States state securities commission has approved or disapproved of the securities offered in connection with the Offer, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence.

The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities issued pursuant to the Offer will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the securities tendered in the Offer.

In accordance with the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder with respect to the New Bonds and New Shares (each as defined in the attached Exchange Offer and Consent Solicitation Memorandum and together the “New Securities”) to be issued in connection with the Offer, the Issuer will submit to the SEC any informational document it distributes to Existing Bondholders related to the Offer.

The Offer is being made for the debt securities of a company incorporated under the laws of Jersey and for the equity securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information included in the Preliminary Offering Circular and the Rights Issue Prospectus both appended to the attached Exchange Offer and Consent Solicitation Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under United States domestic tender offer procedures and law.

The receipt of New Securities pursuant to the Offer by a United States holder of Existing Bonds may be a taxable transaction for United States federal income tax purposes and under applicable state and local laws, as well as foreign and other tax laws. Each Existing Bondholder is urged to consult an independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for United States holders of New Securities to enforce their rights and any claim arising out of the United States federal securities laws, since each of the Issuer and the Guarantor are located in a country other than the United States, and some or all of each of its officers and directors may be residents of a country other than the United States. United States holders of New Securities may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of the United States securities laws. Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment. United States holders of New Securities should be aware that each of the issuers of the New Securities may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

The Offer is not being made to, and any offer will not be accepted from, or on behalf of, Existing Bondholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. See “Offer Restrictions” in the attached Exchange Offer and Consent Solicitation Memorandum.

The attached Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Any individual or company whose Existing Bonds are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to participate in the Offer. None of the Dealer

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Manager, the Issuer, the Guarantor, the Existing Bonds Trustee or the Exchange and Tabulation Agent (or their respective directors, officers, employees or affiliates) makes any recommendation as to whether Existing Bondholders should participate in the Offer.

Unless otherwise defined herein or the context otherwise requires, capitalised terms used in this Important Notice shall have the meanings set out under “Definitions” in the attached Exchange Offer and Consent Solicitation Memorandum.

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The Offer is not being made to, and any offers of Existing Bonds (each as defined herein) for purchase, exchange or redemption will not be accepted from, or from any person on behalf of, Existing Bondholders (as defined herein) in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. See “Offer Restrictions” below.

Unless otherwise indicated, or the context otherwise requires, all capitalised terms used in this Exchange Offer and Consent Solicitation Memorandum shall have the meaning given to them in the section herein entitled “Definitions”.

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial and legal advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser or legal adviser.

Any individual or company whose Existing Bonds are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such entity if they wish to participate in the Offer. None of Merrill Lynch International (the “Dealer Manager”), Petropavlovsk 2010 Limited (the “Issuer”), Petropavlovsk PLC (the “Guarantor”), BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”), Lucid Issuer Services Limited (the “Exchange and Tabulation Agent”) or any Existing Bondholder who has committed to the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange as at the date of this Exchange Offer and Consent Solicitation Memorandum (the “Committed Existing Bondholders”) (or their respective directors, officers, employees or affiliates) makes any recommendation as to whether or not Existing Bondholders should participate in the Offer.

Exchange Offer and Consent Solicitation Memorandum dated 2 February 2015

OFFER TO THE HOLDERS OF

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the “Issuer”)

U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015
(of which U.S.$310,500,000 in principal amount remain outstanding)
ISIN: XS0482875811
(the “Existing Bonds”)

convertible into redeemable preference shares
of Petropavlovsk 2010 Limited which are guaranteed by,
and will be exchangeable immediately upon issuance for ordinary shares in,

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)
(the “Guarantor”)

to offer to exchange, on the terms and subject to the conditions set forth in this
Exchange Offer and Consent Solicitation Memorandum, any or all of such Existing Bonds for a combination of:

U.S. dollars (the “Cash Amount”); and/or

U.S.$ denominated 9.00 per cent. Guaranteed Convertible Bonds due 2020 of Petropavlovsk 2010 Limited (the “New Bonds”)

convertible into redeemable preference shares
of Petropavlovsk 2010 Limited which are guaranteed by,
and will be exchangeable immediately upon issuance for ordinary shares in,

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PETROPAVLOVSK PLC; and/or

New ordinary shares of Petropavlovsk PLC, issued at 5 pence per ordinary share each pursuant to the
Rights Issue (the “New Shares”)

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Offer:

The Issuer hereby invites all Existing Bondholders (subject to compliance with the Offer Restrictions (see “Offer Restrictions” below)) to participate in, on the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum, the Exchange Offer and, if eligible, to participate in the Cash Underwriting (see “Terms of the Offer – Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”). Concurrently with the Exchange Offer and the Cash Underwriting, the Issuer is soliciting Consents, under the Consent Solicitation, from the Existing Bondholders to amend, inter alia, the Conditions through the passing of the Extraordinary Resolution, to provide for the redemption (see “Purpose of and Background to the Offer and Details of Modifications” below) of the Existing Bonds. The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications pursuant to the Offer are subject to the Effectiveness Condition. If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date, the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer. The Issuer shall not accept any offers to participate in the Cash Underwriting or the Exchange Offer until such time as the Effectiveness Condition has been satisfied.

Participation in the Exchange Offer (other than by participation in the Voluntary Debt-for-Equity Exchange)

If an Existing Bondholder wishes to participate in the Exchange Offer (other than via participation in the Voluntary Debt-for-Equity Exchange), such Existing Bondholder must first arrange to have submitted on their behalf by their Direct Participant, duly completed Voting Instructions to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein. Such Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration and will not be eligible to determine the receipt of a New Shares Amount or make any elections as to any preference for a New Bonds Amount and/or a Cash Amount.

Participation in the Exchange Offer (via participation in the Voluntary Debt-for-Equity Exchange) or in the Cash Underwriting, or participation in both the Exchange Offer and the Cash Underwriting

If an Existing Bondholder wishes to participate in the Exchange Offer (via participation in the Voluntary Debt-for-Equity Exchange) or to participate in the Cash Underwriting or to participate in both the Exchange Offer and the Cash Underwriting, such Existing Bondholder must first arrange to have submitted on their behalf by their Direct Participant, duly completed Voting Instructions to the relevant Clearing System in accordance with the requirements of the relevant Clearing System and in the manner specified herein.

Following the above completion and submission of Voting Instructions, each relevant Direct Participant will receive a Custody Instruction Reference Number from the relevant Clearing System. At the same time, each relevant Existing Bondholder who wishes to participate in the Cash Underwriting must request an Allocation Code from the Dealer Manager. Once both the Custody Instruction Reference Number and, in the case of Cash Underwriters, the Allocation Code have been received, the relevant Direct Participant must complete a Direct Participant Election Form (the form of which is appended hereto as Schedule 1 and which can be obtained from the Exchange and Tabulation Agent on request) on behalf of the relevant Existing Bondholder. The Direct Participant Election Form must contain both the Custody Instruction Reference Number and, in the case of Cash Underwriters, the Allocation Code, and the Direct Participation Election Form will not be accepted without such details. Once completed, the Direct Participant Election Form must be submitted by the relevant Direct Participant to the Exchange and Tabulation Agent.

In addition to the submission of Voting Instructions and a Direct Participant Election Form, each Existing Bondholder wishing to participate in the Cash Underwriting will have to (i) accede to the Recapitalisation Agreement, (ii) enter into a Sub-Underwriting Letter with Merrill Lynch International, in its capacity as underwriter of the Rights Issue, (or appoint an Intermediary to enter into the Sub-Underwriting Letter on its behalf) and (iii) complete any KYC procedures required by Merrill Lynch International.

It is the sole responsibility of Existing Bondholders who wish to participate in the Cash Underwriting to contact Merrill Lynch International, in its capacity as underwriter of the Rights Issue, and to ensure that any entity that will be entering into a Sub-Underwriting Letter with Merrill Lynch International is cleared by Merrill Lynch International for KYC purposes. Clearance must be received by the Expiration Deadline. Existing Bondholders are advised to check the status of the entity entering into the relevant Sub-Underwriting Letter as early as

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possible with Merrill Lynch International. If an Existing Bondholder is in a position where they are unable, or not qualified, to underwrite, it will be their sole responsibility to find an approved intermediary for the purposes of entry into the relevant Sub-Underwriting Letter.

Merrill Lynch International shall have no obligation to accept elections to participate in the Cash Underwriting (even if the entity entering into the relevant Sub-Underwriting Letter has been approved by Merrill Lynch International for KYC purposes). See also “Risk Factors – Participation in the Cash Underwriting”.

In addition to the submission of Voting Instructions and a Direct Participant Election Form, each Existing Bondholder who wishes to participate in the Exchange Offer (via participation in the Voluntary Debt-for-Equity Exchange) will have to accede to the Recapitalisation Agreement.

To the extent an Existing Bondholder commits to vote in favour of the Extraordinary Resolution pursuant to the Consent Solicitation by the Early Bird Voting Deadline, an Early Bird Consent Fee of 0.25 per cent. of the total principal amount of the Existing Bonds it has voted in favour shall be payable on the Settlement Date to such Existing Bondholder. To the extent an Existing Bondholder wishes to receive the Early Bird Consent Fee, the relevant Existing Bondholder must ensure that its Direct Participant has submitted both its Voting Instructions and, if relevant, its Direct Participant Election Form by the Early Bird Voting Deadline. It should be noted that, if the Direct Participants of Existing Bondholders vote against the Extraordinary Resolution or do not submit Voting Instructions and (in the case of Existing Bondholders participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange) Direct Participant Election Forms by the Early Bird Voting Deadline, no Early Bird Consent Fee shall be payable in respect of such Existing Bonds.

Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange should note that if both their Voting Instructions and their Direct Participant Election Forms are not received by the Expiration Deadline, they will not be eligible to receive the Exchange Consideration and will instead receive the Mandatory Debt-for-Equity Exchange Consideration. Further, to the extent their Direct Participant submits Voting Instructions on their behalf but does not submit the relevant Direct Participant Election Form, any votes or elections made in the Voting Instructions will be rejected and the relevant Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration.

For further information in relation to participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange please see “Terms of the Offer— Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer— Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”.

The following table illustrates the voting options and/or election options that Existing Bondholders may request in relation to participation in the Cash Underwriting and in the Exchange Offer (via participation in the Voluntary Debt-for-Equity Exchange or by a vote in favour of the Extraordinary Resolution), and the exchange of any Residual Bonds.

Each Existing Bondholder should be aware that the New Shares Amount and/or New Bonds Amount and/or Cash Amount received on the Settlement Date is dependent upon the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by other Existing Bondholders in relation to their holding pursuant to the Offer.

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This table is a summary only and should be read in conjunction with the terms of the Offer described herein.

Option in relation to the participation in the Voluntary Debt-for-Equity Exchange/Cash Underwriting (pursuant to which Existing Bondholders may receive a New Shares Amount)	Option in relation to any Residual Bonds (Residual Bonds being, for each Existing Bondholder, all of its Existing Bonds less any Existing Bonds finally allocated to the Voluntary Debt-for-Equity Exchange (if applicable) and/or any Mandatory Debt-for-Equity Exchange (if any))

Participation in the Cash Underwriting only

Please note that Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting

Exchange any Residual Bonds, in whole or in part, for a Cash Amount
Exchange any Residual Bonds, in whole or in part, for a New Bonds Amount
Exchange any Residual Bonds, in whole or in part, for a combination of a Cash Amount and a New Bonds Amount
Participation in the Voluntary Debt-for-Equity Exchange only	Exchange any Residual Bonds, in whole or in part, for a Cash Amount
Exchange any Residual Bonds, in whole or in part, for a New Bonds Amount
Exchange any Residual Bonds, in whole or in part, for a combination of a Cash Amount and a New Bonds Amount
Participation in the Cash Underwriting and the Voluntary Debt-for-Equity Exchange	Exchange any Residual Bonds, in whole or in part, for a Cash Amount
Exchange any Residual Bonds, in whole or in part, for a New Bonds Amount
Exchange any Residual Bonds, in whole or in part, for a combination of a Cash Amount and a New Bonds Amount
No participation in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange

Vote in favour of the Extraordinary Resolution

N.B. Existing Bondholders should be aware that, if they choose not to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange (even where such Existing Bondholders vote in favour of the Extraordinary Resolution), their Existing Bonds will (provided the Extraordinary Resolution is duly passed and the Effectiveness Condition is satisfied) be exchanged on a pro rata $ for $ basis for a New Shares Amount (if there is a Mandatory Debt-for-Equity Exchange) in addition to a New Bonds Amount and/or a Cash Amount (as more particularly described herein) and such Existing Bondholders will not be able to make any elections in relation to what they receive in exchange for their Existing Bonds.

Vote against the Extraordinary Resolution

N.B. Existing Bondholders should be aware that, if they choose not to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, their Existing Bonds will (provided the Extraordinary Resolution is duly passed and

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the Effectiveness Condition is satisfied) be exchanged on a pro rata $ for $ basis for a New Shares Amount (if there is a Mandatory Debt-for-Equity Exchange) in addition to a New Bonds Amount and/or a Cash Amount (as more particularly described herein) and such Existing Bondholders will not be able to make any elections in relation to what they receive in exchange for their Existing Bonds.

Attend Meeting

Vote in favour of the Extraordinary Resolution

N.B. Existing Bondholders should be aware that, if they choose not to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange (even where such Existing Bondholders vote in favour of the Extraordinary Resolution), their Existing Bonds will (provided the Extraordinary Resolution is duly passed and the Effectiveness Condition is satisfied) be exchanged on a pro rata $ for $ basis for a New Shares Amount (if there is a Mandatory Debt-for-Equity Exchange) in addition to a New Bonds Amount and/or a Cash Amount (as more particularly described herein) and such Existing Bondholders will not be able to make any elections in relation to what they receive in exchange for their Existing Bonds.

Vote against the Extraordinary Resolution

N.B. Existing Bondholders should be aware that, if they choose not to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, their Existing Bonds will (provided the Extraordinary Resolution is duly passed and the Effectiveness Condition is satisfied) be exchanged on a pro rata $ for $ basis for a New Shares Amount (if there is a Mandatory Debt-for-Equity Exchange) in addition to a New Bonds Amount and/or a Cash Amount (as more particularly described herein) and such Existing Bondholders will not be able to make any elections in relation to what they receive in exchange for their Existing Bonds.

Existing Bondholders may also choose not to make any elections in respect of either participation in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange or in relation to their options as regards the exchange of any Existing Bonds or the Consents.

It should be noted that, if the Extraordinary Resolution is duly passed and the Effectiveness Condition is satisfied, the Issuer will purchase, exchange or redeem all the Existing Bonds on the Settlement Date for a New Shares Amount (either under the Voluntary Debt-for-Equity Exchange or the Mandatory Debt-for-Equity Exchange), a New Bonds Amount and/or a Cash Amount. As a consequence of such purchase, exchange or redemption, Existing Bondholders who (i) vote against the Extraordinary Resolution, (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive, the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds.

Each Existing Bondholder should be aware that the New Shares Amount and/or New Bonds Amount and/or Cash Amount received on the Settlement Date is dependent upon the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by other Existing Bondholders in relation to their holding pursuant to the Offer. An Existing Bondholder may receive a New Bonds Amount, a New Shares Amount (if such Existing Bondholder participates in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or, in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, if there is a Mandatory Debt-for-Equity Exchange) or a Cash Amount or a combination thereof. The elections made in the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, in the Direct Participant Election Forms, indicate how an Existing Bondholder wishes its holding to be treated in the settlement and allocation processes under the Rights Issue and the Offer and should not be

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considered as a final indication of the New Shares Amount and/or New Bonds Amount and/or Cash Amount that may be received on the Settlement Date.

For the avoidance of doubt, Voting Instructions are the electronic voting and blocking instructions to be submitted by Direct Participants to the relevant Clearing System, whereas Direct Participant Election Forms are the Cash Underwriting and/or Voluntary Debt-for-Equity Exchange instructions to be submitted by Direct Participants to the Exchange and Tabulation Agent.

By arranging for their Direct Participant to submit Voting Instructions to the Clearing Systems and, if applicable, Direct Participant Election Forms to the Exchange and Tabulation Agent, in accordance with the procedures set out herein, any Beneficial Owner of an interest in Existing Bonds will be deemed to have instructed the Registered Holder of such Existing Bonds to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Bondholders) of the Original Trust Deed, and in such form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to cast the votes corresponding to the relevant Existing Bonds at the meeting of the Existing Bondholders convened to consider and, if thought fit, pass the Extraordinary Resolution in respect of the Modifications and their implementation or at any adjourned meeting (the “Bondholder Meeting”). A valid withdrawal of Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of any vote in favour of the Extraordinary Resolution related to such Existing Bonds.

Existing Bondholders who do not or are unable to participate in the Cash Underwriting or in the Exchange Offer are invited to separately consider the Modifications and to provide Voting Instructions in connection with the Extraordinary Resolution in accordance with the procedures set out herein.

Questions and requests for assistance (i) in connection with the terms of the Offer may be directed to Merrill Lynch International, attention: Liability Management Group (a) Simon Davy on E-mail: simon.davy@baml.com, Telephone: +44 207 995 3759; and (b) John M Cavanagh on E-mail: john.m.cavanagh@baml.com, Telephone: +44 207 995 3715, Facsimile: +44 207 994 8582; and (ii) in connection with the procedure for participating in the Offer including the blocking of Existing Bonds with Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) may be directed to Lucid Issuer Services Limited, Attention: Sunjeeve Patel / Victor Parzyjagla, on E-mail: petropavlovsk@lucid-is.com, Telephone: +44 207 704 0880. All procedures relating to the Offer may be conducted through, and all information relating to the Offer and the Existing Bonds (including copies of this Exchange Offer and Consent Solicitation Memorandum) may be obtained from, the Exchange and Tabulation Agent.

Before making any decisions in respect of the Offer, Existing Bondholders should carefully consider all of the information in this Exchange Offer and Consent Solicitation Memorandum (including the Preliminary Offering Circular (appended hereto as Appendix A) and the Rights Issue Prospectus (appended hereto as Appendix B)) and, in particular, the Risk Factors starting on page 7 of the Preliminary Offering Circular and on page 35 of the Rights Issue Prospectus.

The Offer is not being made to, and any offers will not be accepted from or on behalf of, Existing Bondholders in any jurisdiction in which the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. Neither the Issuer nor the Guarantor will incur any liability for the failure of any other person or persons to comply with the provision of any such laws or regulations. See “Offer Restrictions” herein.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

The Offer is not being made in Australia, Canada, Japan or any other jurisdiction in which the making of an offer would not be in compliance with the laws or regulations of such jurisdiction. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions is restricted by law. See “Offer Restrictions” herein. No action has been or will be taken in any jurisdiction in relation to the Offer that would permit a public offering of securities.

This Exchange Offer and Consent Solicitation Memorandum is an advertisement and does not comprise a Prospectus for the purposes of EU Directive 2003/71/EC (as amended). The New Shares will be described in the

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Rights Issue Prospectus and the definitive terms of the New Bonds will be described in the Preliminary Offering Circular as updated by the Offering Circular. Investors should not subscribe for any securities referred to herein except on the basis of information contained in the Rights Issue Prospectus and the Preliminary Offering Circular as updated by the Offering Circular.

This Exchange Offer and Consent Solicitation Memorandum contains important information which should be read carefully before any decision is made to participate in the Offer. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Dealer Manager
BofA MERRILL LYNCH

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Each of the Issuer and the Guarantor (together, the “Responsible Persons”) accept full responsibility for the accuracy of the information contained in this Exchange Offer and Consent Solicitation Memorandum. To the best of the knowledge and belief of the Responsible Persons (which have taken all reasonable care to ensure that such is the case) the information contained in this Exchange Offer and Consent Solicitation Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information.

Each Existing Bondholder acknowledges that it is solely responsible for making its own independent appraisal of all matters (including those relating to the Offer, the New Bonds, the New Shares, the Issuer and the Guarantor) as such Existing Bondholder deems appropriate in determining, and each Existing Bondholder acknowledges that it must make its own decision as to whether to offer its Existing Bonds for exchange and, if so, the aggregate principal amount of Existing Bonds to offer for exchange. If an Existing Bondholder is in any doubt about any aspect of the Offer and/or the proposed action it should take, it should consult its professional advisers.

None of the Existing Bonds Trustee, the Issuer, the Guarantor, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders (or their respective directors, officers, employees or affiliates) expresses any view or makes any recommendations as to the merits of the Offer or the Modifications or any view on whether the Existing Bondholders, whether individually or as a class, would be acting in their best interests in accepting or rejecting the Offer or voting for or against the Modifications, but the Existing Bonds Trustee has authorised it to be stated that it has no objection to the Offer and the Modifications being put to the applicable Existing Bondholders for their consideration. The Exchange and Tabulation Agent is the agent of the Issuer and the Guarantor and owes no duty to any Existing Bondholder.

None of the Existing Bonds Trustee, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders (or any of their respective directors, officers, employees or affiliates) have been involved in the formulation of the Extraordinary Resolution and none of the Existing Bonds Trustee, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders expresses any opinion or makes any representation as to the merits of the Extraordinary Resolution, the Offer or on whether Existing Bondholders would be acting in their best interests in approving the Extraordinary Resolution or participating in the Offer, and nothing in the Notice of Bondholder Meeting should be construed as a recommendation to Existing Bondholders from any of the Existing Bonds Trustee, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders to vote in favour of, or against, the Extraordinary Resolution or to participate in the Offer. Existing Bondholders should take their own independent financial and legal advice on the merits and on the consequences of voting in favour of, or against, the Extraordinary Resolution, including as to any tax consequences. The Existing Bonds Trustee has not reviewed, nor will it be reviewing, any documents relating to the Offer, except the Notice of Bondholder Meeting, the Second Supplemental Trust Deed, the Supplemental Agency Agreement and the Supplemental Deed Poll. None of the Existing Bonds Trustee, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders (or any of their respective directors, officers, employees or affiliates) have verified, or assume any responsibility for the accuracy or completeness of, any of the information concerning the Offer, the Issuer, the Guarantor or the factual statements contained in, or the effect or effectiveness of, this Exchange Offer and Consent Solicitation Memorandum, the Notice of Bondholder Meeting or any other documents referred to in this Exchange Offer and Consent Solicitation Memorandum or assume any responsibility for any failure by the Issuer or the Guarantor to disclose events that may have occurred and may affect the significance or accuracy of such information or the terms of any amendment (if any) to the Offer.

No person has been authorised to give any information or to make any representation about any of the Issuer, the Guarantor or the Offer other than those contained in this Exchange Offer and Consent Solicitation Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by any of the Issuer, the Guarantor, the Dealer Manager, the Exchange and Tabulation Agent, the Existing Bonds Trustee or the Committed Existing Bondholders (or any of their respective directors, officers, employees or affiliates).

Neither the delivery of this Exchange Offer and Consent Solicitation Memorandum nor any acceptance of an offer to exchange by an Existing Bondholder or any acquisition of New Bonds or New Shares shall, under any circumstances, create any implication that the information contained herein is current as at any time subsequent to the date of such information or that there has been no change in the information set out in it or in the affairs of any of the Issuer, the Guarantor and its subsidiaries taken as a whole since the date of this Exchange Offer and Consent Solicitation Memorandum.

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All references in this Exchange Offer and Consent Solicitation Memorandum to “U.S. dollars”, “U.S.$”, or “U.S.$ cents”, are to the lawful currency of the United States, and references to “£”, “Sterling”, “p” or “pence” are to the lawful currency of the United Kingdom.

The applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

This Exchange Offer and Consent Solicitation Memorandum, including the Preliminary Offering Circular and the Rights Issue Prospectus, does not constitute an offer to any person in any jurisdiction in which the Offer would be unlawful, and the Offer is not being made to, and tenders will not be accepted from, Existing Bondholders in jurisdictions in which the Offer or acceptance thereof would constitute a violation of the securities laws of such jurisdiction.

Accordingly, neither the New Bonds nor the New Shares may be offered or sold directly or indirectly, and neither this document nor any part hereof, nor any offering document, form of application, advertisement, other offering material or other information relating to any of the Issuer, the Guarantor, the New Bonds or the New Shares may be issued, distributed or published in any country or jurisdiction, except under circumstances that will result in compliance with all applicable laws, orders, rules and regulations.

IMPORTANT INFORMATION

Any Existing Bondholder desiring to tender Existing Bonds in exchange for a combination of a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount (as more particularly described herein) must follow the procedures set out in this Exchange Offer and Consent Solicitation Memorandum. Any Beneficial Owner who owns Existing Bonds that are held by a financial adviser, broker, dealer, commercial bank, trust company or other nominee must contact such nominee, if such Beneficial Owner desires to tender any of its Existing Bonds, and instruct that person to tender such Existing Bonds on behalf of the Beneficial Owner.

SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS AND THE TERMS SET OUT IN THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM, THE ISSUER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO EXTEND OR TERMINATE THE OFFER, OR TO OTHERWISE AMEND THE OFFER IN ANY RESPECT AT ANY TIME.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

THIS EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM AND EACH OF THE PRELIMINARY OFFERING CIRCULAR AND THE RIGHTS ISSUE PROSPECTUS CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Issuer and the Guarantor have entered into a dealer manager agreement with the Dealer Manager which contains certain provisions regarding payment of fees, expense reimbursement and indemnity arrangements relating to the Offer.

The Dealer Manager is entitled to hold positions in the Existing Bonds, the Shares, the New Bonds and the New Shares. The Dealer Manager is entitled to continue to own or dispose of, in any manner it may elect, any Existing Bonds or Shares it may beneficially own as at the date of this Exchange Offer and Consent Solicitation Memorandum or, from such date, to acquire further Existing Bonds or Shares, subject to applicable law. The Dealer Manager has no obligation to any of the Issuer or the Guarantor to offer or refrain from offering Existing Bonds beneficially owned by it in connection with the Offer.

Forward Looking Statements

Projections, forecasts and estimates provided to Existing Bondholders herein are forward looking statements. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialise or will vary significantly from actual results. Accordingly, the

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projections are only an estimate. Actual results may vary from the projections, and the variations may be material.

The projections, forecasts and estimates provided to Existing Bondholders herein are projections, forecasts and estimates of the Issuer and the Guarantor.

None of the Existing Bonds Trustee, the Exchange and Tabulation Agent, the Dealer Manager or the Committed Existing Bondholders (or any of their respective directors, officers, employees or affiliates) has provided, and none of them has any obligation to update or otherwise revise any projections, including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

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OFFER RESTRICTIONS

This Exchange Offer and Consent Solicitation Memorandum does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable securities laws. The distribution of this Exchange Offer and Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Exchange Offer and Consent Solicitation Memorandum comes are required by each of the Issuer, the Guarantor, the Dealer Manager and the Exchange and Tabulation Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Guarantor, the Dealer Manager or the Exchange and Tabulation Agent that would constitute a public offering of the New Securities.

United States

The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the Exchange Act and the New Securities will be exempt from registration under the Securities Act pursuant to an exemption provided by Rule 802 of the Securities Act.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

United Kingdom

Each of the Issuer, the Guarantor and the Dealer Manager has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the New Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the New Securities in, from or otherwise involving the United Kingdom.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (“France”). Neither this Exchange Offer and Consent Solicitation Memorandum nor any other document or material relating to the Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, each as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Offer. This Exchange Offer and Consent Solicitation Memorandum has not been and will not be submitted for clearance to nor approved by the autorité des Marches Financiers.

Belgium

The Offer is not being made, directly or indirectly, to the public in Belgium. Neither this Exchange Offer and Consent Solicitation Memorandum nor any other document or material relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (“FSMA”) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Article 3 of the Belgian Law of 1 April 2007 on public takeover bids (the “Belgian Public Takeover Law”), as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Exchange Offer and Consent Solicitation Memorandum nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10, §1 of the Belgian Law of 16 June 2006 on the public offering of securities and the admission of securities to trading on a regulated market (as amended from time to time) (the “Belgian Public Offer Law”), acting on their own account. This Exchange Offer and Consent

Solicitation Memorandum has been issued in Belgium only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Exchange Offer and Consent Solicitation Memorandum may not be used for any other purpose or disclosed to any other person in Belgium.

Italy

None of the Exchange Offer and Consent Solicitation Memorandum or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations, and therefore the Offer may only be made or promoted, directly or indirectly, in or into the Republic of Italy pursuant to an exemption from the rules governing public purchases or exchange offers (offerte pubbliche di acquisto o scambio) as defined in article 1, paragraph 1, letter v of the Italian Legislative Decree №58 of February 24, 1998, as amended (the “Financial Services Act”).

Accordingly, the Offer is not addressed to, and neither the Exchange Offer and Consent Solicitation Memorandum nor any other documents, materials or information relating, directly or indirectly, to the Offer can be distributed or otherwise made available (either directly or indirectly) to any person in Italy other than:

(i)	to qualified investors (investitori qualificati) pursuant to article 34-ter, paragraph 1, letter (b), of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time-to-time (the “CONSOB Regulation”) acting on their own account; or

(ii)	in any other circumstances where an express exemption from compliance with the restrictions on public purchases or exchange offers applies pursuant to the Financial Services Act or the CONSOB Regulation.

Russia

Neither this Exchange Offer and Consent Solicitation Memorandum nor any other documents or materials relating to the Offer have been submitted to or will be submitted or registered with the Central Bank of Russia. The Offer may not be made in Russia by way of a public offering. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Exchange Offer and Consent Solicitation Memorandum nor any other documents or materials relating to the Offer has been or will be distributed or made available, directly or indirectly, to any persons in Russia other than persons who are qualified investors within the meaning of Article 51.2 of the Federal Law no. 39-FZ “On the Securities Market” dated 22 April 1996, as amended (the “Securities Market Law”), unless and to the extent they are otherwise permitted to access such information under Russian law.

Canada, Australia and Japan

In addition, the Offer is not being made directly or indirectly in Canada, Australia or Japan and in such circumstances it will not be capable of acceptance from Canada, Australia or Japan.

Accordingly, neither this Exchange Offer and Consent Solicitation Memorandum nor any material relating to the Offer may be distributed to Canada, Australia or Japan.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell the Existing Bonds and/or the New Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made by the Dealer Manager or affiliate, as the case may be, on behalf of the Issuer in such jurisdiction.

PURPOSE OF AND BACKGROUND TO THE OFFER AND DETAILS OF MODIFICATIONS

The Issuer is conducting this Offer, together with the Rights Issue, to support a refinancing plan for the Group. Further detail of and background to the Offer can be found in Part 1 of the Rights Issue Prospectus – Letter from the Chairman.

The purpose of this Offer is (i) to seek Cash Underwriting, (ii) to solicit Consents from the Existing Bondholders to approve the Modifications, and (iii) subject to the required Consents of the Existing Bondholders being received, to purchase, exchange or redeem the Existing Bonds on the Settlement Date and for the Issuer to (a) pay the Exchange Consideration to those Existing Bondholders who participate in the Cash Underwriting or who accept the Exchange Offer (via participation in a Voluntary Debt-for-Equity Exchange), and (b) redeem for a New Shares Amount (in respect of Existing Bondholders who do not validly participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, only if there is a Mandatory Debt-for-Equity Exchange), a New Bonds Amount and/or a Cash Amount such Existing Bondholders’ Existing Bonds.

The Modifications will result in all the Existing Bonds being redeemed on the Settlement Date by delivery of preference shares in the capital of the Issuer (the “Preference Shares”) which will be immediately and automatically exchanged for a New Bonds Amount, a New Shares Amount (in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, only if there is a Mandatory Debt-for-Equity Exchange) and/or a Cash Amount. For each Existing Bond, a nominee company of the relevant Clearing Systems will be registered as the holder of the Preference Shares which will immediately automatically be exchanged for a combination of a New Bonds Amount, a New Shares Amount (in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, only if there is a Mandatory Debt-for-Equity Exchange) and/or a Cash Amount (as more particularly described herein). The New Shares will also be registered in the name of the nominee company.

SUMMARY OF THE OFFER

The following does not purport to be complete and is qualified in its entirety by the more detailed information provided elsewhere in this Exchange Offer and Consent Solicitation Memorandum. Capitalised terms used in this Summary shall, unless the context otherwise requires, have the meanings set out under “Definitions” herein.

Each Existing Bondholder should be aware that the New Shares Amount and/or the New Bonds Amount and/or the Cash Amount received on the Settlement Date is dependent upon the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by other Existing Bondholders in relation to their holding pursuant to the Offer. An Existing Bondholder may receive a New Bonds Amount, a New Shares Amount (if such Existing Bondholder participates in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or, in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, if there is a Mandatory Debt-for-Equity Exchange) or a Cash Amount or a combination thereof.

The elections made in the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, in the Direct Participant Election Forms, indicate how an Existing Bondholder wishes its holding to be treated in the settlement and allocation processes under the Rights Issue and the Offer and should not be considered as a final indication of the New Shares Amount and/or New Bonds Amount and/or Cash Amount that may be received on the Settlement Date.

“Issuer”	Petropavlovsk 2010 Limited, incorporated with limited liability in Jersey.

“Dealer Manager”	Merrill Lynch International

“Exchange and Tabulation Agent”	Lucid Issuer Services Limited

“Offer”	The Exchange Offer, Consent Solicitation and Cash Underwriting (each as described below).

“Exchange Offer”

The Issuer invites all Existing Bondholders (subject to certain offer restrictions set out in “Offer Restrictions” herein) to offer to exchange any or all of their Existing Bonds which are outstanding for a combination of a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount (as more particularly described herein). The Exchange Offer is being made upon the terms and subject to the conditions set out in this Exchange Offer and Consent Solicitation Memorandum. Existing Bondholders participating in the Exchange Offer will be deemed to have voted in favour of the Extraordinary Resolution for the Existing Bonds (provided that both their Voting Instructions and their Direct Participant Election Form have been received by the Expiration Deadline) - see “Terms of the Offer – Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”, “Terms of the Offer— Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer - Consent Solicitation” below.

“Exchange Consideration”

Subject to the Minimum Offer Amount requirement, Existing Bondholders who validly elect to participate in the Voluntary Debt-for-Equity Exchange and/or the Cash Underwriting prior to the Expiration Deadline will receive, subject to the Effectiveness Condition being satisfied, a combination of: (i) the Cash Underwriting Exchange Consideration and/or (ii) the Voluntary Debt-for-Equity Exchange Consideration and/or (iii) the Mandatory Debt-for-Equity Exchange Consideration (each as described herein and together, the “Exchange Consideration”).

Existing Bondholders who (i) vote against the Extraordinary Resolution, or (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive, subject to the Effectiveness Condition being satisfied, the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds.

For the avoidance of doubt, no Existing Bondholder shall receive, in aggregate, a New Bonds Amount, a New Shares Amount and a Cash Amount that exceeds the relevant Existing Bondholder’s aggregate nominal amount of Existing Bonds, other than with respect to any New Shares received pursuant to the Cash Underwriting.

“Accrued Interest”

Unpaid and accrued interest on the Existing Bonds from and including the most recent interest payment date to but excluding the Settlement Date will be settled in full, in Cash from retained Cash on the balance sheet of the Issuer and not from the Available Rights Issue Proceeds.

“Foreign Exchange Conversion”

Where any conversion is required in relation to a U.S.$ amount of Existing Bonds to be exchanged for a Sterling amount of New Shares pursuant to the Debt-for-Equity Exchange, the exchange rate will be U.S.$1.5171 to £1.00 and any resulting amount will be rounded down to the nearest 5 pence.

“Cash Underwriting”

Concurrently with the Exchange Offer, the Issuer is inviting all Existing Bondholders (subject to compliance with the offer restrictions (see “Offer Restrictions” below)) to participate in the Cash Underwriting. In the event that the Cash Underwriting is over-subscribed, each Existing Bondholder's Cash Underwriting commitment will be scaled back. See “Finalisation of Commitments and Scaling Back Provisions” below.

Existing Bondholders should note that Existing Bondholders who subscribe for £15,000,000 or more of Cash Underwriting pursuant to the terms of the Cash Underwriting will, in certain circumstances, have the right to terminate the Cash Underwriting and in doing so prevent the Effectiveness Condition from being satisfied.

As at the date of this Exchange Offer and Consent Solicitation Memorandum the agreed Cash Underwriting commitments from Committed Existing Bondholders total £30,980,160 in respect of 619,603,190 New Shares (the “Agreed Cash Underwriting Commitment”). In addition, Holdco has committed £19,774,570 of cash underwriting.

Existing Bondholders who wish to participate in the

Cash Underwriting must apply for an Allocation Code which may be obtained from the Dealer Manager.

In addition, see “Terms of the Offer – Procedures for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer – Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

“Debt-for-Equity Exchange”

A debt-for-equity exchange by Existing Bondholders, whereby such Existing Bondholders will exchange whole or part of their Existing Bonds for a New Shares Amount with the aggregate principal amount of the Existing Bonds exchanged being equal to the aggregate price at 5 pence per share of the New Shares, comprised of the Voluntary Debt-for-Equity Exchange and, if applicable, the Mandatory Debt-for Equity Exchange.

“Voluntary Debt-for-Equity Exchange”

The element of the Debt-for-Equity Exchange participated in via voluntary elections (such elections to be indicated in the Voting Instructions and the Direct Participant Election Forms of any relevant Existing Bondholders). In the event that the Voluntary Debt-for-Equity Exchange is over-subscribed, each Existing Bondholder’s Voluntary Debt-for-Equity Exchange commitment will be scaled back in accordance with the “Finalisation of Commitments and Scaling Back Provisions” below.

As at the date of this Exchange Offer and Consent Solicitation Memorandum the agreed Voluntary Debt-for-Equity Exchange commitments from Committed Existing Bondholders total U.S.$157,733,333 in principal amount of the Existing Bonds or £103,970,294 at the Foreign Exchange Conversion in respect of 2,079,405,884 New Shares (the “Agreed Voluntary Debt-for-Equity Exchange Commitment”).

In addition, see “Terms of the Offer – Procedures for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer – Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”.

“Mandatory Debt-for-Equity Exchange”	The mandatory element of the Debt-for-Equity Exchange, in the event that the Rights Issue is undersubscribed and the Voluntary Debt-for-Equity Exchange and the Cash Underwriting (taken together) do not equal the Maximum Refinancing Amount less the amount of the Rights Issue subscription received. Where this is the case, the Shortfall will be filled by allocation of the aggregate principal amount of the Existing Bonds so as to allot up to £421,140 in respect of 8,422,800 New Shares (the “Maximum Mandatory Debt-for-Equity Exchange Amount”) to all Existing Bondholders on a pro rata basis to their Existing Bonds remaining after the Voluntary Debt-for-Equity Exchange.

“Cash Underwriting Exchange Consideration”

To the extent an Existing Bondholder agrees to participate in the Cash Underwriting, such Existing Bondholder will receive:

•      a 5.00 per cent. fee, payable on the Settlement Date, in respect of its Cash Underwriting commitment (as may be scaled back in accordance with the “Finalisation of Commitments and Scaling Back Provisions”); and

•      a New Shares Amount (as determined in accordance with the “Finalisation of Commitments and Scaling Back Provisions” and the “Allocation of Commitments Provisions” described below); and/or

•      a Cash Amount (as determined in accordance with the “Finalisation of Commitments and Scaling Back Provisions”, the “Allocation of Commitments Provisions” and the “Bond Purchase Priority Waterfall” described below); and/or

•      a New Bonds Amount (as determined in accordance with the “Finalisation of Commitments and Scaling Back Provisions”, the “Allocation of Commitments Provisions” and the “Bond Purchase Priority Waterfall” described below).

“Voluntary Debt-for-Equity Exchange Consideration”	To the extent an Existing Bondholder agrees to participate in the Voluntary Debt-for-Equity Exchange, such Existing Bondholder will receive:

•      a 4.00 per cent. fee, payable on the Settlement Date, in respect of its Voluntary Debt-for-Equity Exchange commitment (as may be scaled back in accordance with the “Finalisation of Commitments and Scaling Back Provisions”); and

•      a New Shares Amount (as determined in accordance with the “Finalisation of Commitments and Scaling Back Provisions” and the “Allocation of Commitments Provisions” described below); and/or

•      a Cash Amount (as determined in accordance with the “Finalisation of Commitments and Scaling Back Provisions”, the “Allocation of Commitments Provisions” and the “Bond Purchase Priority Waterfall” described below); and/or

•      a New Bonds Amount (as determined in accordance with the “Finalisation of

Commitments and Scaling Back Provisions”, the “Allocation of Commitments Provisions” and the “Bond Purchase Priority Waterfall” described below).
“Mandatory Debt-for-Equity Exchange Consideration”

Each Existing Bondholder will receive in respect of its Existing Bonds (less any Existing Bonds committed to the Voluntary Debt-for-Equity Exchange):

•      a New Shares Amount (to the extent there is a Mandatory Debt-for-Equity Exchange) (as determined in accordance with the “Allocation of Commitments Provisions” described below); and/or

•      a Cash Amount (as determined in accordance with the “Allocation of Commitments Provisions” and “Bond Purchase Priority Waterfall” described below); and/or

•      a New Bonds Amount (as determined in accordance with the “Allocation of Commitments Provisions” and “Bond Purchase Priority Waterfall” described below).

“Debt-for-Equity Exchange Consideration”	The total of the Voluntary Debt-for-Equity Exchange Consideration and the Mandatory Debt-for-Equity Exchange Consideration.
“Early Bird Consent Fee”

To the extent an Existing Bondholder commits to vote in favour of the Extraordinary Resolution pursuant to the Consent Solicitation by the Early Bird Voting Deadline, an Early Bird Consent Fee of 0.25 per cent. of the total principal amount of the Existing Bonds it has voted in favour shall be payable on the Settlement Date to such Existing Bondholder. The Early Bird Consent Fee will be paid out of the Available Rights Issue Proceeds.

It should be noted that if the Direct Participants of Existing Bondholders vote against the Extraordinary Resolution or do not submit Voting Instructions and (in the case of Existing Bondholders participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange) Direct Participant Election Forms by the Early Bird Voting Deadline, no Early Bird Consent Fee shall be payable in respect of such Existing Bonds.

“Finalisation of Commitments and Scaling Back Provisions”

If, during the Offer Period, the Issuer receives Additional Cash Underwriting Commitments or Additional Voluntary Debt-for-Equity Exchange Commitments (such commitments to be determined by the commitments indicated in the Direct Participant Election Forms relating to Beneficial Owners participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange), the Cash Underwriting and the Voluntary Debt-for-Equity Exchange (taken together) can be increased by an amount up to the Maximum Mandatory Debt-for-Equity Exchange Amount.

If the Additional Commitments exceed the Maximum

Mandatory Debt-for-Equity Exchange Amount, both the Total Cash Underwriting Commitment and the Total Voluntary Debt-for-Equity Exchange Commitment will be reduced proportionately to any Additional Cash Underwriting Commitments and any Additional Voluntary Debt-for-Equity Exchange Commitments received respectively as calculated by the Issuer and the Guarantor in their sole and absolute discretion, to calculate the Final Cash Underwriting Commitments and the Final Voluntary Debt-for-Equity Exchange Commitments respectively.

Following the determination of the Final Cash Underwriting Commitments and the Final Voluntary Debt-for-Equity Exchange Commitments, the Voluntary Debt-for-Equity Exchange commitment of each Beneficial Owner will be scaled back in the same proportion that the Final Voluntary Debt-for-Equity Exchange Commitments has to the Total Voluntary Debt-for-Equity Exchange Commitment, and the Cash Underwriting commitment of each Beneficial Owner will be scaled back in the same proportion that the Final Cash Underwriting Commitments minus the Holdco Cash Underwriting Amount has to the Total Cash Underwriting Commitment minus the Holdco Cash Underwriting Amount. Subject to the Allocation of Commitments Provisions, Holdco will always underwrite the Holdco Cash Underwriting Amount.

“Allocation of Commitments Provisions”

Following publication by the Guarantor of the take up of the Rights Issue and the result of any rump placing for nil paid rights in the Rights Issue, the Cash Underwriting commitments and/or the Voluntary Debt-for-Equity Exchange commitments and/or the Mandatory Debt-for-Equity Exchange participation shall be reduced by the Issuer and the Guarantor at their sole and absolute discretion if there are Available Rights Issue Proceeds following such Rights Issue and rump placing in the following order of priority to determine the final allocation of commitments under the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange and/or participation in the Mandatory Debt-for-Equity Exchange:

•      first, pro rata reduction across the Voluntary Debt-for-Equity Exchange commitments made by each Beneficial Owner that is a Cash Underwriter, but limited to the level of Cash Underwriting commitment provided;

•      second, pro rata reduction across the remaining Voluntary Debt-for-Equity Exchange commitments made by each Beneficial Owner;

•      third, pro rata reduction across the Mandatory Debt-for-Equity Exchange (if any) participation allocated to each Beneficial Owner;

•      fourth, pro rata reduction across the Cash Underwriting commitments made by each Individual Equity Investor (other than Holdco) and each Beneficial Owner; and

• finally, Cash Underwriting provided by Holdco.
“Bond Purchase Priority Waterfall”

Once the “Allocation of Commitments Provisions” described above have been implemented, the Available Rights Issue Proceeds and the New Bonds will be applied to purchase, exchange or redeem (in whole or in part) any Existing Bonds not finally allocated to the Voluntary Debt-for-Equity Exchange and/or Mandatory Debt-for-Equity Exchange (if any) (the “Residual Bonds”) at par, as calculated by the Issuer and the Guarantor in their sole and absolute discretion, in the following order of priority (and, in the case of a Cash Amount, as limited by the amount of Available Rights Issue Proceeds and, in the case of a New Bonds Amount, as limited by the aggregate principal amount of the New Bonds):

1.   Each Beneficial Owner, who does not hold the Minimum Offer Amount, will receive a Cash Amount for the amount of Debt-for-Equity Exchange Consideration which would otherwise have been settled as a New Bonds Amount.

2.   Each Beneficial Owner that has provided Cash Underwriting, will have had the option to make an election in its Direct Participant Election Form, to receive, on a $ for $ basis, a Cash Amount or a New Bonds Amount (or a combination of the two) up to an amount equal to the lower of (i) such Beneficial Owner’s Cash Underwriting commitment (taking into account any scaling back as a result of the “Finalisation of Commitments and Scaling Back Provisions” described above, but not taking into account any reduction of commitments under the “Allocation of Commitments Provisions” described above) and (ii) the aggregate principal amount of its Residual Bonds.

To the extent that either or both of the options to receive, in respect of Residual Bonds, a Cash Amount or a New Bonds Amount are over-subscribed, they shall be scaled back respectively pro rata across all of the elections made by the Beneficial Owners that have provided Cash Underwriting.

To the extent that an election has been made by the relevant Beneficial Owner for a combination of a Cash Amount and a New Bonds Amount, its election will be applied against its Residual Bonds pro rata to the split between the two options requested.

3.   Each Beneficial Owner that has elected to participate in the Voluntary Debt-for-Equity Exchange will have had the option to make an election in its Direct Participant Election Form, to receive, on a $ for $ basis, a Cash Amount or a New Bonds Amount (or a combination of the two) up to an amount equal to the lower of (i) such Beneficial Owner’s Voluntary Debt-for-Equity Exchange commitment (taking into account any scaling back as a result of the “Finalisation of Commitments and Scaling Back Provisions” described above, but not taking into account any reduction of commitments under the “Allocation of Commitments Provisions” described above) and (ii) the aggregate principal amount of its Residual Bonds (adjusted for the previous priority at 2. above).

To the extent that either or both of the options to receive, in respect of Residual Bonds, a Cash Amount or a New Bonds Amount are over-subscribed, they shall be scaled back respectively pro rata across all of the elections made by the Beneficial Owners who have participated in the Voluntary Debt-for-Equity Exchange.

To the extent that an election has been made by the relevant Beneficial Owner for a combination of a Cash Amount and a New Bonds Amount, its election will be applied against its Residual Bonds pro rata to the split between the two options requested.

4. Each Beneficial Owner will receive a Cash Amount for the whole or part of its remaining Residual Bonds (the “Remaining Bonds”) on a $ for $ basis pro rata across the Beneficial Owners.

5. Any Remaining Bonds after the application of all Available Rights Issue Proceeds as set out above, will be exchanged for New Bonds on a $ for $ basis.

If, following application of the Bond Purchase Priority Waterfall, there are any unallocated New Bonds, such New Bonds shall be allocated at the complete discretion of the Issuer and, to the extent possible, in the order of priority set out in the Bond Purchase Priority Waterfall, and the New Bonds Amount and the Cash Amount of any Beneficial Owner may be adjusted accordingly.

Beneficial Owners should note that no Cash Amount nor New Bonds Amount will be allocated to Beneficial Owners until all the New Bonds have been fully allocated by application of the Bond Purchase Priority Waterfall at the sole and absolute discretion of the Issuer.

“Minimum Offer Amount”

To participate in the Exchange Offer, an Existing Bondholder must validly offer for exchange sufficient Existing Bonds (the “Minimum Offer Amount”) such that the portion of the Exchange Consideration to be received by such Existing Bondholder in the form of New Bonds would be equal to or greater than U.S.$200,000.

“Expiration Deadline”

The Offer will expire at 4.00pm (London time) on 20 February 2015 (the “Expiration Deadline”) unless the period for the Offer is extended or earlier terminated by the Issuer, as described herein. Existing Bondholders are invited to offer to exchange any or all of their Existing Bonds that are outstanding up to the Expiration Deadline subject to any earlier deadline set by any relevant banks, securities brokers, intermediaries or the Clearing Systems.

The Expiration Deadline is the last time at which Existing Bondholders participating in the Offer are eligible to vote in relation to the Extraordinary Resolution and make elections in respect of the Exchange Consideration.

“Consent Solicitation”

Concurrently with the Exchange Offer, the Issuer is soliciting Consents from Existing Bondholders to approve the Modifications. Any election by an Existing Bondholder to participate in the Exchange Offer will be deemed to constitute delivery of the Consents related to such Existing Bonds (provided that both of their Voting Instructions and their Direct Participant Election Form have been received by the Expiration Deadline). For details as to the procedure for offering to participate in the Cash Underwriting, the Exchange Offer and for delivering Consents, please refer to “Terms of the Offer— Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer— Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”.

A Bondholder Meeting will be held in respect of the Existing Bonds. The Bondholder Meeting will take place on 24 February 2015 at 11.00 am. The Bondholder Meeting will be held at Norton Rose Fulbright LLP, at 3 More London Riverside, London SE1 2AQ.

If an Existing Bondholder does not wish to participate in the Offer, such Existing Bondholder is not required to deliver a Consent (i.e it is not required to vote in favour of the Extraordinary Resolution in respect of the Modifications) but should be aware that, if the Modifications are duly approved at the Bondholder Meeting and the Effectiveness Condition is satisfied, Existing Bonds held by it will be redeemed for a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount such that each applicable Existing Bondholder receives the Mandatory Debt-for-Equity Exchange Consideration, on the Settlement Date as described herein.

As at the date of this Exchange Offer and Consent Solicitation Memorandum, the Guarantor had entered into a Recapitalisation Agreement with holders of 71.3 per cent. in principal amount of outstanding Existing Bonds who are committed to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange and are therefore committed to vote in favour of the Modifications.

“Modifications”	The amendments to the Original Trust Deed, the Original Agency Agreement, the Original Deed Poll and the Conditions, together constituting the “Modifications”, will, if approved at the Bondholder Meeting, inter alia, subject to the Effectiveness Condition, result in all of the Existing Bonds being redeemed on the Settlement Date. The Modifications will, inter alia, permit the Issuer to redeem any Existing Bonds not previously purchased, exchanged or redeemed pursuant to the terms of the Offer on the Settlement Date for a New Bonds Amount and/or a New

Shares Amount and/or a Cash Amount such that each applicable Existing Bondholder receives the Mandatory Debt-for-Equity Exchange Consideration.
The Issuer intends to have the Modifications approved by the Extraordinary Resolution as set out in the Notice of Bondholder Meeting on pages 60 through 67 (inclusive) hereof.
“Effectiveness Condition”

The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications are subject to the following Effectiveness Condition: the condition being the Underwriting Agreement becoming unconditional in all respects, and not having been terminated in accordance with its terms prior to admission of the Rights Issue shares to the premium listing segment of the Official List.

Existing Bondholders should note that Existing Bondholders who subscribe for £15,000,000 or more of Cash Underwriting pursuant to the terms of the Cash Underwriting will, in certain circumstances, have the right to terminate the Cash Underwriting and in doing so prevent the Effectiveness Condition from being satisfied.

As soon as practicable after the Effectiveness Condition has been satisfied, the Issuer will certify such fact to the Existing Bonds Trustee and notify such fact to the Existing Bondholders.

“Effectiveness Condition Long Stop Date”

The Effectiveness Condition must be fulfilled by no later than 16 March 2015 (the “Effectiveness Condition Long Stop Date”). If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date, the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer. The Issuer shall not accept any offers to participate in the Cash Underwriting or the Exchange Offer until such time as the Effectiveness Condition has been satisfied.

“Consequences of Extraordinary Resolution being passed and the Effectiveness Condition being satisfied”

If the Extraordinary Resolution approving the Modifications is duly passed and the Effectiveness Condition is satisfied, the Issuer will purchase, exchange or redeem all of the Existing Bonds on the Settlement Date for a New Shares Amount (either under the Voluntary Debt-for-Equity Exchange or if there is a Mandatory Debt-for-Equity Exchange), a New Bonds Amount and/or a Cash Amount. As a consequence of such purchase, exchange or redemption, Existing Bondholders who (i) vote against the Extraordinary Resolution, or (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds.

It should also be noted that if the Direct Participants of Existing Bondholders do not submit Voting Instructions and (in the case of Existing Bondholders participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange) Direct Participant Election Forms on behalf of the relevant Existing Bondholder by the Expiration Deadline, the relevant Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration.

“No Revocation”

Valid offers to participate in the Cash Underwriting or the Exchange Offer received by the Exchange and Tabulation Agent prior to the Expiration Deadline and any Consents delivered by Existing Bondholders with respect to the Consent Solicitation shall be irrevocable; provided, however that in the event that the Issuer, in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Cash Underwriting and the Exchange Offer is announced, in a manner that is materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager), the Existing Bondholders shall be permitted, subject to the conditions set out herein (see “Amendment of Offer Terms; Termination” below), to revoke such acceptance of the Cash Underwriting or the Exchange Offer or any Consents delivered in relation to the Consent Solicitation for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

“Purpose of the Offer”	See “Purpose of and Background to the Offer and Details of Modifications”.
“Existing Bonds”	Set out below is a summary of certain terms of the Existing Bonds:
	Original principal amount:	U.S.$380,000,000 (of which U.S.$310,500,000 in principal amount remain outstanding)

	Coupon (semi-annual):	4.00 per cent.

	Conversion Price:	£11.56 per share as adjusted and subject to further adjustment in accordance with the articles of the Issuer

	Call option:	On or after 5 March 2012 at par plus accrued interest if the trigger value exceeds 150 per cent. of conversion price during the relevant period

	Maturity Date:	18 March 2015

	Rating:	Unrated

	Ranking:	Senior unsecured bonds

	ISIN Code:	XS0482875811

	Common Code:	048287581

The Existing Bonds were issued under the Original Trust Deed. The Maturity Date was extended from 18 February 2015 to 18 March 2015 via an extraordinary written resolution dated 5 January 2015 of the Existing Bondholders and by the execution of the First Supplemental Trust Deed.

“New Bonds”	Set out below is a summary of certain terms of the New Bonds:

	Original principal amount:	U.S.$100,000,000

	Coupon (quarterly):	9.00 per cent.

	Conversion Price:	£0.0826 per share subject to further adjustment in accordance with the articles of the Issuer

	Call option:	On or after 19 March 2018 at par plus accrued interest if the trigger value exceeds 150 per cent. of conversion price during the relevant period

	Maturity Date:	18 March 2020

	Rating:	Unrated

	Ranking:	Senior unsecured bonds

An application has been made for the New Bonds to be admitted to the Official List of the UKLA (the “Official List”) and to trading on the Professional Securities Market (the “PSM”) of the London Stock Exchange plc (the “London Stock Exchange”). The New Bonds will be constituted by a trust deed to be dated the Settlement Date (the “New Bonds Trust Deed”).

The New Bonds will be in registered form and issued in a minimum denomination of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. The New Bonds will initially be issued in global form.

The terms and conditions of, and other information relating to, the New Bonds are set out in the Preliminary Offering Circular as updated by the Offering Circular.

“Amendment of Offer Terms; Termination”

Subject as provided herein, the Issuer may, in its sole discretion, amend, terminate or withdraw the Offer, at any time up to and including the date on which the Effectiveness Condition is satisfied. If any amendments to the terms and conditions of the Offer are materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager), the Issuer may extend the Expiration Deadline and the Existing Bondholders shall be permitted to revoke any acceptance of the Cash Underwriting, the Exchange Offer or any Consents delivered in relation to the Consent Solicitation for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.
“Procedure for voting in favour of or against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”

Beneficial Owners wishing to vote in favour of or against the Extraordinary Resolution and Beneficial Owners who wish to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange, must arrange to have submitted on their behalf by their Direct Participant, not later than the Expiration Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System, duly completed Voting Instructions to the relevant Clearing System and in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System. Beneficial Owners should check with the bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such bank, securities broker or other intermediary, as applicable, will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

Beneficial Owners who vote in favour of the Extraordinary Resolution or who elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange are deemed, by arranging to have submitted the aforementioned Voting Instructions, to have instructed the Registered Holder of such Existing Bonds to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Bondholders) of the Original Trust Deed, and in such form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour of the Extraordinary Resolution.

The receipt of such Voting Instructions by the relevant Clearing System will be acknowledged by such Clearing System and will result in the blocking of the relevant Existing Bonds. Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Existing Bonds in the relevant Clearing System, each relevant Existing Bondholder and Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Existing Bondholder’s and/or Direct Participant’s identity to, amongst others, the Exchange and Tabulation Agent and the Dealer Manager.

See “Terms of the Offer— Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” for more detailed instructions on how to vote for or against the Extraordinary Resolution and/or to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange, including procedures that apply to Existing Bondholders or Beneficial Owners who do not submit Voting Instructions to the relevant

Clearing System.

Existing Bondholders who wish to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange will also be required to comply with the additional procedures set out in “Terms of the Offer—Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” below.

“Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”

The Direct Participant of all Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange will have to complete a Direct Participant Election Form (the form of which is appended hereto as Schedule 1 and which can be requested from the Exchange and Tabulation Agent), in addition to the Voting Instructions referred to above.

In order to be eligible to receive the Exchange Consideration, the relevant Existing Bondholder must ensure that their Direct Participant has submitted both their Voting Instructions and their Direct Participant Election Form by the Expiration Deadline.

To the extent the relevant Existing Bondholder also wishes to receive the Early Bird Consent Fee, they must ensure that their Direct Participant has submitted both their Voting Instructions and their Direct Participant Election Form by the Early Bird Voting Deadline.

Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange should note that, if both their Voting Instructions and their Direct Participant Election Forms are not received by the Expiration Deadline, they will not be eligible to receive the Exchange Consideration and will instead receive the Mandatory Debt-for-Equity Exchange Consideration (subject to the Effectiveness Condition being satisfied). Further, to the extent their Direct Participant submits Voting Instructions on their behalf but does not submit the relevant Direct Participant Election Form, any votes or elections made in the Voting Instructions will be rejected and the relevant Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration.

In the case of Existing Bondholders wishing to participate in the Cash Underwriting, it should be noted that where Direct Participant Election Forms are submitted to the Exchange and Tabulation Agent prior to the receipt of the know-your-client (“KYC”) clearance described below, two elections should be made by the relevant Direct Participant in its Direct Participant Election Form; one which is intended to apply should KYC clearance be obtained prior to the Expiration Deadline and one which is intended to apply if such KYC clearance is not obtained by the Expiration Deadline, in which case, such election shall apply and no Cash Underwriting by the relevant Existing Bondholder shall be permitted.

In addition to the submission of Voting Instructions and Direct Participant Election Forms, all Existing Bondholders wishing to participate in the Cash Underwriting will have to (i) accede to the Recapitalisation Agreement, (ii) enter into a Sub-Underwriting Letter with Merrill Lynch International, in its capacity as underwriter of the Rights Issue, (or appoint an intermediary to enter into such underwriting agreement on its behalf) and (iii) complete any KYC procedures required by Merrill Lynch International.

It is the sole responsibility of Existing Bondholders who wish to participate in the Cash Underwriting to contact Merrill Lynch International, in its capacity as underwriter of the Rights Issue, in this regard and to ensure that any entity that will be entering into a Sub-Underwriting Letter with Merrill Lynch International is cleared by Merrill Lynch International for KYC purposes. Clearance must be received by the Expiration Deadline. Existing Bondholders are required to obtain an Allocation Code from the Dealer Manager in the first instance and are advised to check the status of the entity entering into the relevant Sub-Underwriting Letter as early as possible. If an Existing Bondholder is in a position where they are unable, or not qualified, to underwrite, it will be their sole responsibility to find an approved intermediary for the purposes of entry into the relevant Sub-Underwriting Letter.

Merrill Lynch International shall have no obligation to accept elections for Cash Underwriting (even if the entity entering into the relevant Sub-Underwriting Letter has been approved by Merrill Lynch International for KYC purposes). See also “Risk Factors – Participation in the Cash Underwriting”.

Nothing in this Exchange Offer and Consent Solicitation Memorandum shall restrict the ability of the Issuer to enter into alternative arrangements in relation to the manner of delivery of funds in respect of the Cash Underwriting with individual Existing Bondholders.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

“Representations and Warranties of Existing Bondholders”

Each Existing Bondholder and the relevant Direct Participant who submit Voting Instructions, and in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form will be deemed to make a series of representations and warranties, which are set out in full below. See “Terms of the Offer—Acknowledgements, Representations, Warranties and Undertakings”.

EXPECTED TIMETABLE

The times and dates below are indicative only and assume that the Bondholder Meeting is not adjourned and are also subject, where applicable, to the rights of the Issuer to extend, re-open, waive any condition of, terminate and/or withdraw the Offer (subject to applicable law and as provided in this Exchange Offer and Consent Solicitation Memorandum). Accordingly, the actual timetable may differ significantly from the expected timetable set out below.

Events	Dates:	London time:	Business Days:

Commencement of the Offer Period

Offer announced and notice of the Offer submitted to the Clearing Systems and published on RNS. Exchange Offer and Consent Solicitation Memorandum available from the Exchange and Tabulation Agent.

	2 February 2015		T

Early Bird Voting Deadline

Existing Bondholders should note that, in order to receive the Early Bird Consent Fee, their Direct Participants must submit Voting Instructions and, for Existing Bondholders who wish to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms.

	13 February 2015	4.00pm	T + 9

Expiration Deadline

Deadline for receipt of all Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms for the purposes of the Exchange Offer. Last time at which Existing Bondholders participating in the Offer are eligible to vote in relation to the Extraordinary Resolution and make elections in respect of the Exchange Consideration.

	20 February 2015	4.00pm	T + 14

Bondholder Meeting Meeting of Existing Bondholders to vote on the Extraordinary Resolution.	24 February 2015	11.00am	T + 16

Notice of Results Announcement of the result of the Bondholder Meeting.	24 February 2015 or as soon as practicable thereafter after the conclusion of the Bondholder Meeting		T + 16

Settlement Date

Settlement Date for the Offer (subject to the Effectiveness Condition being satisfied by the Effectiveness Condition Long Stop Date), including delivery of a Cash Amount and/or New Bonds Amount and/or New Shares Amount as a result of the purchase, exchange or redemption of Existing Bonds.

18 March 2015

Existing Bondholders are advised to check with the bank, securities broker, Clearing Systems or other intermediary through which they hold their Existing Bonds whether such bank, securities broker, Clearing System or intermediary, as applicable, applies earlier deadlines for any of the events specified above, and then to allow additional time to meet such deadlines.

DEFINITIONS

In this Exchange Offer and Consent Solicitation Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

“Accrued Interest”	means, irrespective of whether Existing Bonds are purchased or exchanged pursuant to the Cash Underwriting or the Exchange Offer or redeemed following the Consent Solicitation, unpaid and accrued interest thereon from and including the most recent interest payment date up to but excluding the Settlement Date.

“Additional Cash Underwriting Commitments”	means any Cash Underwriting commitments received in addition to the Agreed Cash Underwriting Commitment.

“Additional Commitments”	means the sum of the Additional Cash Underwriting Commitments and the Additional Voluntary Debt-for-Equity Exchange Commitments.

“Additional Voluntary Debt-for-Equity Exchange Commitments”	means any Voluntary Debt-for-Equity Exchange commitments received in addition to the Agreed Voluntary Debt-for-Equity Exchange Commitment.

“Affiliate(s)”

means any person which directly or indirectly advises, manages or controls, or is advised, managed or controlled by or is under common management or control with that person from time to time (and its respective directors, officers, employees and affiliates from time to time).

For the purposes of this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Agreed Cash Underwriting Commitment”	means the total amount of Cash Underwriting commitments received as at the date of this Exchange Offer and Consent Solicitation Memorandum, such amount being £30,980,160 in respect of 619,603,190 New Shares (which does not include the £19,774,570 of cash underwriting provided by Holdco).

“Agreed Voluntary Debt-for-Equity Exchange Commitment”	means the total amount of Voluntary Debt-for-Equity Exchange commitments received as at the date of this Exchange Offer and Consent Solicitation Memorandum, such amount being U.S.$157,733,333 in principal amount of the Existing Bonds or £103,970,294 at the Foreign Exchange Conversion in respect of 2,079,405,884 New Shares.

“Allocation Code”	means the unique reference number an Existing Bondholder must obtain from the Dealer Manager and include in its Direct Participant Election Form in order to be eligible to participate in any Cash Underwriting.

“Allocation of Commitments Provisions”	means the provisions described in “Allocation of Commitments Provisions” in the “Terms of the Offer” section below.

“Available Rights Issue Proceeds”	means the proceeds from the Rights Issue including, for the avoidance of doubt, the proceeds from the associated rump placing (if any) which will be used to purchase any Residual Bonds, after deduction of cash, fees and expenses and any cash to be retained by the Guarantor. The Available Rights Issue Proceeds will be exchanged into U.S. Dollars at the Foreign Exchange Conversion.

“Beneficial Owner”	means a person who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of Euroclear or Clearstream,

Luxembourg or their Direct Participants.

“Bond Purchase Priority Waterfall”	means the mechanism described in the “Bond Purchase Priority Waterfall” in the “Terms of the Offer” section below.

“Bondholder Meeting”	means the bondholder meeting to be held in accordance with the Provisions for Meetings of Bondholders set out in Schedule 3 (Provisions for Meetings of Bondholders) to the Original Trust Deed and any adjourned meeting. The Bondholder Meeting will take place on 24 February 2015 at 11.00am (London time). The Bondholder Meeting will be held at Norton Rose Fulbright LLP, at 3 More London Riverside, London SE1 2AQ.

“Business Day”	means a day (other than a Saturday or Sunday or a public holiday) on which commercial banks are open for business in London, Jersey and in the place of the specified office of the Existing Bonds Registrar (Luxembourg).

“Cash”	means payment in U.S. dollars.

“Cash Amount”	means an amount in U.S. dollars (rounded down to the nearest U.S. cent) payable, subject to the conditions set out herein, by or on behalf of the Issuer, on the Settlement Date to the relevant Clearing System for onward payment to each relevant Existing Bondholder such amount to be determined in accordance with the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall and any rounding required in connection with the relevant Existing Bondholder’s New Bonds Amount and/or New Shares Amount.

“Cash Underwriters”	means all Individual Equity Investors and all Existing Bondholders that elect to participate in the Cash Underwriting.

“Cash Underwriting”

means a cash underwriting of the Rights Issue (which includes £19,774,570 in respect of 395,491,398 New Shares of cash underwriting provided by Holdco).

Existing Bondholders should note that Existing Bondholders who subscribe for £15,000,000 or more of Cash Underwriting pursuant to the terms of the Cash Underwriting will, in certain circumstances, have the right to terminate the Cash Underwriting and in doing so prevent the Effectiveness Condition from being satisfied.

In the event that the Cash Underwriting is over-subscribed, each Existing Bondholder's Cash Underwriting commitment will be scaled back. See “Terms of the Offer - Finalisation of Commitments and Scaling Back Provisions”. The Agreed Cash Underwriting Commitment is £30,980,160 in respect of 619,603,190 New Shares (which does not include the £19,774,570 of cash underwriting provided by Holdco).

Existing Bondholders who wish to participate in the Cash Underwriting must apply for an Allocation Code which may be obtained the Dealer Manager.

In addition, see “Terms of the Offer – Procedures for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” and “Terms of the Offer – Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange”.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

“Cash Underwriting Exchange Consideration”	means together, for each Existing Bondholder who validly elects to participate in the Cash Underwriting, (i) a 5.00 per cent. fee in respect of the relevant Existing Bondholder’s amount of Cash Underwriting commitments (as may be scaled back in accordance with the Finalisation of Commitments and Scaling Back Provisions), and (ii) a New Shares Amount (as may be scaled back in accordance with the Finalisation of Commitments and Scaling Back Provisions and Allocation of Commitments Provisions), and/or (iii) a Cash Amount and/or (iv) a New Bonds Amount (in the case of each of (iii) and (iv), as determined in accordance with the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall).

“Clearing System Notice”	means the form of notice to be sent to Direct Participants by each of the Clearing Systems on or about the date of this Exchange Offer and Consent Solicitation Memorandum informing Direct Participants of the procedures to be followed in order to participate in the Offer.

“Clearing Systems”	means Euroclear and Clearstream, Luxembourg.

“Clearstream, Luxembourg”	means Clearstream Banking, société anonyme.

“Committed Existing Bondholders”	means the Existing Bondholders who have committed to the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange as at the date of this Exchange Offer and Consent Solicitation Memorandum and have entered into or acceded to the Recapitalisation Agreement.

“Conditions”	means the terms and conditions of the Existing Bonds as set forth in Schedule 3 of the Original Trust Deed.

“Consent Solicitation”	means the solicitation by the Issuer of Consents from Existing Bondholders to amendments to the Original Deed Poll, the Original Agency Agreement, the Original Trust Deed and the Conditions therein.

“Consents”	means consents from Existing Bondholders to vote in favour of the Extraordinary Resolution approving the Modifications arising (i) as a result of such Existing Bondholders’ voting or issuing Voting Instructions to vote in favour of the Extraordinary Resolution or (ii) as a result of such Existing Bondholders’ offers to participate in the Cash Underwriting or in the Voluntary Debt-for-Equity Exchange (provided that both their Voting Instructions and their Direct Participant Election Form is received by the relevant Clearing System or the Exchange and Tabulation Agent respectively, by the Expiration Deadline).

“Custody Instruction Reference Number”	means the unique reference number generated by the relevant Clearing System and delivered to each relevant Direct Participant to be included in any Direct Participant Election Form.

“Dealer Manager”	means Merrill Lynch International.

“Debt-for-Equity Exchange”	means a debt-for-equity exchange by Existing Bondholders, whereby such Existing Bondholders will exchange whole or part of their Existing Bonds for a New Shares Amount with the aggregate principal amount of the Existing Bonds exchanged being equal to the aggregate price at 5 pence per share of the New Shares, comprised of the Voluntary Debt-for-Equity Exchange and, if applicable, the Mandatory Debt-for-Equity Exchange.

“Debt-for-Equity Exchange Consideration”	means the total of the Voluntary Debt-for-Equity Exchange Consideration and the Mandatory Debt-for-Equity Exchange Consideration.

“Direct Participant”	means each person who is shown in the records of Euroclear or Clearstream, Luxembourg as a holder of an interest in the Existing Bonds.

“Direct Participant Election Form”	means the election form to be completed by the Direct Participant of all Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange, a form of which is appended hereto as Schedule 1.

“Early Bird Consent Fee”	means the fee of 0.25 per cent. of the total principal amount of the Existing Bonds an Existing Bondholder commits to vote in favour of the Extraordinary Resolution pursuant to the Consent Solicitation by the Early Bird Voting Deadline, payable on the Settlement Date out of the Available Rights Issue Proceeds.

“Early Bird Voting Deadline”	means 4.00pm (London time), 13 February 2015.

“Effectiveness Condition”

means the Underwriting Agreement becoming unconditional in all respects, and not having been terminated in accordance with its terms prior to admission of the Rights Issue shares to the premium listing segment of the Official List.

The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications are subject to the Effectiveness Condition.

Existing Bondholders should note that Existing Bondholders who subscribe for £15,000,000 or more of Cash Underwriting pursuant to the terms of the Cash Underwriting will, in certain circumstances, have the right to terminate the Cash Underwriting and in doing so prevent the Effectiveness Condition from being satisfied.

As soon as practicable after the Effectiveness Condition has been satisfied, the Issuer will certify such fact to the Existing Bonds Trustee and notify such fact to the Existing Bondholders.

“Effectiveness Condition Long Stop Date”

means the date by which the Effectiveness Condition must have been satisfied, being 16 March 2015.

If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date, the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer. The Issuer shall not accept any offers to participate in the Cash Underwriting or the Exchange Offer until such time as the Effectiveness Condition has been satisfied.

“Euroclear”	means Euroclear Bank SA/NV.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.

“Exchange and Tabulation Agent”	means Lucid Issuer Services Limited.

“Exchange Consideration”	means, together (i) the Cash Underwriting Exchange Consideration, (ii) the Voluntary Debt-for-Equity Exchange Consideration and (iii) the Mandatory Debt-for-Equity Exchange Consideration for each Existing Bondholder who validly offers to participate in the Voluntary Debt-for-Equity Exchange and/or the Cash Underwriting prior to the Expiration Deadline.

Existing Bondholders who (i) vote against the Extraordinary Resolution or (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive, subject to the Effectiveness Condition being satisfied, the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds.

“Exchange Offer”	means the invitation by the Issuer to Existing Bondholders to offer their Existing Bonds for exchange for a combination of a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount (as more particularly described herein).

“Exchange Offer and Consent Solicitation Memorandum”	means this Exchange Offer and Consent Solicitation Memorandum.

“Existing Bondholder”	means a holder of an interest in the Existing Bonds.

“Existing Bonds”	means U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015 issued by Petropavlovsk 2010 Limited (of which U.S.$310,500,000 in principal amount remain outstanding).

“Existing Bonds Paying Agent”	means BNP Paribas Securities Services, Luxembourg Branch with respect to the Existing Bonds.

“Existing Bonds Registrar”	means BNP Paribas Securities Services, Luxembourg Branch.

“Existing Bonds Trustee”	means BNP Paribas Trust Corporation UK Limited as trustee of the Existing Bonds.

“Existing Shareholders”	means the shareholders of the ordinary shares in the Guarantor prior to the Rights Issue as at 24 February 2015.

“Expiration Deadline”

means 4.00pm (London time), 20 February 2015, or such later date as notified by the Exchange and Tabulation Agent to the Existing Bondholders and subject to the right of the Issuer to extend, reopen, terminate, withdraw and/or amend the Offer pursuant to the provisions set out herein.

The Expiration Deadline is the last time at which Existing Bondholders participating in the Offer are eligible to vote in relation to the Extraordinary Resolution and make elections in respect of the Exchange Consideration.

“Extraordinary Resolution”	means the extraordinary resolution in relation to the Existing Bonds to approve the Modifications and their implementation, the form of which is contained within the Notice of Bondholder Meeting appended hereto.

“Final Cash Underwriting Commitments”	means the final cash underwriting commitments once the Total Cash Underwriting Commitment has been reduced in proportion to the Additional Cash Underwriting Commitments in the event that the Additional Commitments exceed the Maximum Mandatory Debt-for-Equity Exchange Amount.

“Final Voluntary Debt-for-Equity Exchange Commitments”	means the final voluntary debt-for-equity exchange commitments once the Total Voluntary Debt-for-Equity Exchange Commitment has been reduced in proportion to the Additional Voluntary Debt-for-Equity Exchange Commitments in the event that the Additional Commitments exceed the

Maximum Mandatory Debt-for-Equity Exchange Amount.

“Finalisation of Commitments and Scaling Back Provisions”	means the provisions described in the “Finalisation of Commitments and Scaling Back Provisions” in the “Terms of Offer” section below.

“First Supplemental Trust Deed”	means the first supplemental trust deed to the Principal Trust Deed dated 7 January 2015 and entered into between the Issuer, the Guarantor and the Existing Bonds Trustee.

“Foreign Exchange Conversion”	where any conversion is required in relation to a U.S.$ amount of Existing Bonds to be exchanged for a Sterling amount of New Shares pursuant to the Debt-for-Equity Exchange, the exchange rate will be U.S.$1.5171 to £1.00 and any resulting amount will be rounded down to the nearest 5 pence.

“form of proxy”	shall have the meaning given to such term in the Notice of Bondholder Meeting.

“France”	means the Republic of France.

“FSMA”	means the Financial Services and Markets Act 2000, as amended.

“Global Bond”	means the global bond representing the Existing Bonds held by, and registered in the name of, BNP Paribas Securities Services as nominee for the Clearing Systems.

“Group”	means the Guarantor and its subsidiaries, including the Issuer.

“Guarantor”	means Petropavlovsk PLC.

“Holdco”	means the independent special purpose vehicle, controlled by Peter Hambro and Pavel Maslovskiy, which is to cash underwrite a certain amount of the Rights Issue.

“Holdco Cash Underwriting Amount”	means the £19,774,570 of Cash Underwriting commitment provided by Holdco. The Holdco Cash Underwriting Amount will be subject to the Finalisation of Commitments and Scaling Back Provisions.

“Individual Equity Investors”	means Holdco, together with other Existing Shareholders or third party equity providers that provide Cash Underwriting.

“Intermediary”	means any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Existing Bonds or an interest in Existing Bonds on behalf of another person.

“Issuer”	means Petropavlovsk 2010 Limited.

“KYC”	means know-your-client.

“London Stock Exchange”	means the London Stock Exchange plc.

“Mandatory Debt-for-Equity Exchange”	means the mandatory element of the Debt-for-Equity Exchange, in the event that the Rights Issue is undersubscribed and the Voluntary Debt-for-Equity Exchange and the Cash Underwriting (taken together) do not equal the Maximum Refinancing Amount less the amount of the Rights Issue subscription received.

Where this is the case, the Shortfall will be filled by allocation of up to the Maximum Mandatory Debt-for-Equity Exchange Amount to all Existing Bondholders on a pro rata basis to their Existing Bonds remaining after the Voluntary Debt-for-Equity Exchange.

“Mandatory Debt-for-Equity Exchange Consideration”	means for each Existing Bondholder, in respect of its Existing Bonds (less any Existing Bonds committed to the Voluntary Debt-for-Equity Exchange) (i) a New Shares Amount (to the extent there is a Mandatory Debt-for-Equity Exchange) and/or (ii) a Cash Amount and/or (iii) a New Bonds Amount (each as determined in accordance with the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall).

“Maximum Mandatory Debt-for-Equity Exchange Amount”	means £421,140 in respect of 8,422,800 New Shares.

“Maximum Refinancing Amount”	means U.S.$205,372,245.

“Minimum Offer Amount”	means sufficient Existing Bonds, which are validly offered by an Existing Bondholder, such that the portion of the Exchange Consideration to be received by such Existing Bondholder in the form of a New Bonds Amount would be equal to or greater than U.S.$200,000.

“Modifications”	means the amendments to the Original Trust Deed, the Original Agency Agreement, the Original Deed Poll and the Conditions described herein and in the Notice of the Bondholder Meeting, permitting, among other things, the Issuer to redeem the Existing Bonds on the Settlement Date.

“New Bonds”	means the U.S.$100,000,000 9.00 per cent. Guaranteed Convertible Bonds due 2020 to be issued by the Issuer and guaranteed by the Guarantor on the Settlement Date.

“New Bonds Agency Agreement”	means the paying, transfer, conversion and exchange agency agreement to be dated the Settlement Date in respect of the New Bonds between, the Issuer, the Guarantor, the New Bonds Paying Agent and the New Bonds Trustee in respect of the New Bonds.

“New Bonds Amount”

means an amount of New Bonds to be delivered on the Settlement Date by the Issuer to each Existing Bondholder (or, where such Existing Bondholder is not the Direct Participant, to such Direct Participant), the amount of which will be determined in accordance with the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall.

If the New Bonds Amount for any relevant Existing Bondholder is less than an integral multiple of U.S.$1,000, then each such Existing Bondholder’s New Bonds Amount shall be rounded down to the nearest U.S.$1,000 provided such amount is greater than the Minimum Offer Amount, and the Cash Amount they receive will be adjusted up by the same amount in each case, at the Issuer’s sole discretion. If an Existing Bondholder holds less than the Minimum Offer Amount, the New Bonds Amount shall be zero and such Existing Bondholder will receive a Cash Amount for the amount of Debt-for-Equity Exchange Consideration which would have otherwise been settled as a New Bonds Amount.

“New Bonds Deed Poll”	means the deed poll agreement to be dated the Settlement Date in respect of the New Bonds.

“New Bonds Paying Agent”	means Deutsche Bank AG, acting through its London branch with respect to the New Bonds.

“New Bonds Registrar”	means Deutsche Bank Luxembourg SA.

“New Bonds Trust Deed”	means the trust deed to be dated the Settlement Date in respect of the New Bonds between, the Issuer, the Guarantor and the New Bonds Trustee for the purpose of constituting the New Bonds.

“New Bonds Trustee”	means Capita Trust Company Limited, as trustee of the New Bonds.

“New Securities”	means the New Bonds and/or the New Shares.

“New Shares”	means the new ordinary shares of the Guarantor to be issued pursuant to the Rights Issue at a price of 5 pence per ordinary share.

“New Shares Amount”

means the number of New Shares at a price of 5 pence each to be delivered on the Settlement Date by the Issuer to each Existing Bondholder (or, where such Existing Bondholder is not the Direct Participant, to such Direct Participant) (i) who has validly elected, via Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, via a Direct Participant Election Form, to receive New Shares in exchange for their Existing Bonds or (ii) who will receive New Shares as part of the Mandatory Debt-for-Equity Exchange Consideration, the amount of which will be determined in accordance with the Finalisation of Commitments and Scaling Back Provisions and the Allocation of Commitments Provisions.

If the New Shares Amount for any relevant Existing Bondholder is less than an integral multiple of 5 pence, then each such Existing Bondholder’s New Shares Amount shall be rounded up or down to the nearest 5 pence, and the Cash Amount or the New Bonds Amount they receive will be adjusted up or down by the same amount, in each case at the Issuer’s sole discretion and, for the avoidance of doubt, in whatever way is required to ensure that all New Shares are allocated.

“Notice of Bondholder Meeting”	means the notice for the Bondholder Meeting, the form of which is set out on page 60 through 67 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum.

“Notifying News Service”	means such recognised news service or services (e.g. Reuters/Bloomberg) as selected by the Issuer.

“Offer”	means the Exchange Offer, the Consent Solicitation and the Cash Underwriting.

“Offer Period”	means from the commencement of the Offer on 2 February 2015 until the Expiration Deadline unless such period is extended or earlier terminated as described herein.

“Offering Circular”	means the offering circular to be dated on or around the Settlement Date relating to the New Bonds.

“Official List”	means the Official List of the UKLA.

“Order”	means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

“Original Agency Agreement”	means the paying, transfer, conversion and exchange agency agreement dated 18 February 2010 between, inter alios, the Issuer, the Existing Bonds Paying Agent and the Existing Bonds Trustee in respect of the Existing Bonds.

“Original Deed Poll”	means the deed poll executed as a deed on 18 February 2010 in favour of the Issuer and the holders of the preference shares in the capital of the Issuer, by the Guarantor.

“Original Trust Deed”	means the Principal Trust Deed, as supplemented by the First Supplemental Trust Deed.

“Preliminary Offering Circular”	means the preliminary offering circular appended hereto as Appendix A relating to the New Bonds, dated 2 February 2015.

“Principal Trust Deed”	means the trust deed dated 18 February 2010 between the Issuer, the Guarantor and the Existing Bonds Trustee.

“Prospectus Directive”	means Directive 2003/71/EC, as amended by Directive 2010/73/EU.

“PSM”	means the Professional Securities Market of the London Stock Exchange.

“Recapitalisation Agreement”	means the agreement dated 2 February 2015, entered into between the Individual Equity Investors, the Issuer, the Guarantor and the Committed Existing Bondholders, which is described in section 9.3 of Part 11 (Additional Information) of the Rights Issue Prospectus appended hereto as Appendix B.

“Registered Holder”	means BNP Paribas Securities Services.

“Remaining Bonds”	has the meaning given thereto in the “Bond Purchase Priority Waterfall” described in the “Terms of the Offer” section below.

“Residual Bonds”	has the meaning given thereto in the “Bond Purchase Priority Waterfall” described in the “Terms of the Offer” section below.

“Responsible Persons”	means the Issuer and the Guarantor.

“Rights Issue”	means the £155,146,164 rights issue of the Guarantor.

“Rights Issue Prospectus”	means the prospectus appended hereto as Appendix B relating to the Rights Issue, dated 2 February 2015.

“RNS”	means a regulatory news service provided by the London Stock Exchange (being a Regulated Information Service on the list of Regulated Information Services maintained by the United Kingdom Financial Conduct Authority).

“Second Supplemental Trust Deed”	means the second supplemental trust deed to the Principal Trust Deed (as supplemented by the First Supplemental Trust Deed), to be dated on or about the Settlement Date between, the Issuer, the Guarantor and the Existing Bonds Trustee for the purpose of amending the Conditions and the Original Trust Deed.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Settlement Date”	means the settlement date of the Offer and the date on which the Issuer and/or the Guarantor will deliver the New Bonds Amount and/or New Shares Amount and/or Cash Amount in exchange for the Existing Bonds which is expected to be on or around 18 March 2015.

“Shares”	means the ordinary shares of the Guarantor in issue prior to the Rights Issue.

“Shortfall”	means the difference between the sum of the Agreed Cash Underwriting Commitment, the Agreed Voluntary Debt-for-Equity Exchange Commitment and the Additional Commitments, and the Maximum Refinancing Amount less the amount of Rights Issue subscription received.

“Sub-Underwriting Letter”	means a sub-underwriting letter to be entered into by each Existing Bondholder, wishing to participate in the Cash Underwriting, with Merrill Lynch International, in its capacity as underwriter of the Rights Issue. Existing Bondholders who do not enter a Sub-Underwriting Letter will not be eligible to participate in the Cash Underwriting.

“Supplemental Agency Agreement”	means the supplemental paying, transfer, conversion and exchange agency agreement to be dated on or about the Settlement Date between the Issuer, the Guarantor, the Existing Bonds Paying Agent and the Existing Bonds Trustee in respect of the Existing Bonds.

“Supplemental Deed Poll”	means the supplemental deed poll to be executed as a deed on or about the Settlement Date in favour of the Issuer and the holders of the preference shares in the capital of the Issuer, by the Guarantor in respect of the Existing Bonds.

“Total Cash Underwriting Commitment”	means the sum of the Additional Cash Underwriting Commitments and the Agreed Cash Underwriting Commitment.

“Total Voluntary Debt-for-Equity Exchange Commitment”	means the sum of the Additional Voluntary Debt-for-Equity Exchange Commitments and the Agreed Voluntary Debt-for-Equity Exchange Commitment.

“UKLA”	means the United Kingdom Listing Authority.

“Underwriting Agreement”	means the underwriting agreement entered into between the Guarantor and Merrill Lynch International, in its capacity as underwriter of the Rights Issue, as described in section 9.1 of Part 11 (Additional Information) of the Rights Issue Prospectus, appended hereto as Appendix B.

“U.S. Dollars”, “U.S.$” or “$”	means the currency of the United States.

“United States” or “U.S”	means the United States of America.

“Voluntary Debt-for-Equity Exchange”

means the element of the Debt-for-Equity Exchange participated in via voluntary elections (such elections to be indicated in the Voting Instructions and Direct Participant Election Forms of such Existing Bondholders (or, where such Existing Bondholder is not the Direct Participant, of such Direct Participant)).

In the event that the Voluntary Debt-for-Equity Exchange is over-subscribed, each Existing Bondholder’s election will be scaled back on a pro rata basis in accordance with the Finalisation of Commitments and Scaling Back Provisions. The Agreed Voluntary Debt-for-Equity Exchange Commitment is U.S.$157,733,333 in principal amount of the Existing Bonds or £103,970,294 at the Foreign Exchange Conversion in respect of 2,079,405,884 New Shares.

“Voluntary Debt-for-Equity Exchange Consideration”	means together, for each Existing Bondholder who validly elects to participate in the Voluntary Debt-for-Equity Exchange, (i) a 4.00 per cent.

fee in respect of the relevant Existing Bondholder’s amount of Voluntary Debt-for-Equity Exchange commitment (as may be scaled back in accordance with the Finalisation of Commitments and Scaling Back Provisions), and (ii) a New Shares Amount (as may be scaled back in accordance with the Finalisation of Commitments and Scaling Back Provisions and Allocation of Commitments Provisions), and/or (iii) a Cash Amount, if applicable, and/or (iv) a New Bonds Amount (in the case of each of (iii) and (iv), as determined in accordance with the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall).

“Voting Instruction”	means the electronic voting and blocking instructions to be submitted by Direct Participants to the Exchange and Tabulation Agent via the relevant Clearing System in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System by the Expiration Deadline or any such earlier deadline as may be required to be met by the relevant Clearing System.

RISK FACTORS

The following section does not describe all of the risks for Existing Bondholders participating in the Offer.

Prior to making a decision as to whether to participate, Existing Bondholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Exchange Offer and Consent Solicitation Memorandum and, in particular, the following risk factors, as well as those described in the Preliminary Offering Circular in Appendix A and in the Rights Issue Prospectus in Appendix B hereto in evaluating whether or not to participate in the Offer.

Existing Bondholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Offer, the New Bonds, the New Shares, the Issuer, the Guarantor, all without relying on the Issuer, the Guarantor, the Dealer Manager, the Exchange and Tabulation Agent, the Existing Bonds Trustee or any other person.

These risks should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties. Additional risks and uncertainties not presently known to the Issuer or the Guarantor, or which they currently deem immaterial may also have an adverse effect on the Issuer and/or the Guarantor’s operating results, financial condition and prospects.

Extraordinary Resolution binds all Existing Bondholders

If the Extraordinary Resolution is passed in respect of the Existing Bonds, the Effectiveness Condition is satisfied by the Effectiveness Condition Long Stop Date and the approved amendments are implemented by the Issuer, the amendments shall be binding on all Existing Bondholders, whether or not those Existing Bondholders attended or were otherwise represented at the Bondholder Meeting and/or voted in favour of the Modifications.

It should also be noted that if the Extraordinary Resolution is duly passed and the Effectiveness Condition is satisfied, the Issuer will purchase, exchange or redeem all the Existing Bonds on the Settlement Date for a New Shares Amount (either under the Voluntary Debt-for-Equity Exchange or if there is a Mandatory Debt-for-Equity Exchange), a New Bonds Amount and/or a Cash Amount. As a consequence of such purchase, exchange or redemption, Existing Bondholders who (i) vote against the Extraordinary Resolution, or (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds.

It should also be noted that if the Direct Participants of Existing Bondholders do not submit Voting Instructions and (in the case of Existing Bondholders participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange) a Direct Participant Election Form on behalf of the relevant Existing Bondholder by the Expiration Deadline, the relevant Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration.

Existing Bondholders must validly offer for exchange a principal amount of Existing Bonds equal to or greater than the Minimum Offer Amount in order to receive Exchange Consideration pursuant to the Offer.

The New Bonds will be issued in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. Accordingly, in order to receive New Bonds pursuant to the Offer, an Existing Bondholder must validly offer for exchange a principal amount of Existing Bonds at least equal to the Minimum Offer Amount. Where an Existing Bondholder does not hold the Minimum Offer Amount, such Bondholder will only receive a Cash Amount for the amount of Debt-for-Equity Exchange Consideration which would otherwise have been settled as a New Bonds Amount.

Participation in the Cash Underwriting

Existing Bondholders will not be able to participate in the Cash Underwriting unless they can comply with the know-your-client procedures required by Merrill Lynch International, in its capacity as underwriter of the Rights Issue, under “Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” in the “Terms of the Offer” section below.

Exchange Consideration is uncertain

The exact Exchange Consideration received by investors participating in the Cash Underwriting or the Exchange Offer will depend on the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by Existing Bondholders in relation to their holding pursuant to the Offer and will be calculated according to the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall.

Significant Differences between the Existing Bonds and the New Bonds

There are a number of significant differences between the terms and conditions of the Existing Bonds and the New Bonds, including payment, coupon and maturity provisions, financial covenants and events of default. The terms and conditions of the New Bonds are set out in the Preliminary Offering Circular (which is appended to this Exchange Offer and Consent Solicitation Memorandum). The New Bonds Trust Deed constituting the New Bonds contains no material changes to the provisions of the Original Trust Deed constituting the Existing Bonds, save for provisions required to implement changes described above and as more fully described in the Rights Issue Prospectus.

Uncertainty as to the trading market for New Bonds

The New Bonds comprise a new issue of securities for which there is currently no trading market and for which there can be no assurance of future liquidity. Although an application has been made for the listing of the New Bonds on the Official List of the UKLA and trading on the PSM of the London Stock Exchange, no assurance can be given that such listing approval will be received before the Settlement Date, or at all, or that an active trading market for the New Bonds will develop, or as to the liquidity or sustainability of any such market, the ability of holders to sell their New Bonds or the price at which holders of the New Bonds will be able to sell their New Bonds and for advice concerning the impact of any exchange of their Existing Bonds for the Exchange Consideration on their investment.

To the extent that the New Bonds are traded, prices of the New Bonds will fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Existing Bondholders are urged to contact their brokers to obtain the best available information as to the potential market price of the New Bonds.

Deadlines for making arrangements to vote at the Bondholder Meeting if Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms are rejected

By submitting Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form, an Existing Bondholder (or, where such Existing Bondholder is not the Direct Participant, the Direct Participant) shall be deemed to irrevocably instruct the Exchange and Tabulation Agent (or its agent) as its proxy to cast the votes corresponding to such Existing Bonds at the Bondholder Meeting. It will not be possible to validly offer to participate in the Exchange Offer or to participate in the Cash Underwriting pursuant to the Exchange Offer without at the same time giving the instructions described in the previous sentence to the Exchange and Tabulation Agent (or its agent) in respect of the Bondholder Meeting.

If an Existing Bondholder’s offer to exchange their Existing Bonds or to participate in the Cash Underwriting is not accepted by the Issuer at the Expiration Deadline and such Existing Bondholder nevertheless wishes to vote at the Bondholder Meeting, such Existing Bondholder must either validly request a voting certificate, or otherwise appoint the Exchange and Tabulation Agent (or its agent) as its proxy to vote in favour of or against the Extraordinary Resolution at the Bondholder Meeting (including at any adjourned meeting), such request to be submitted to the Exchange and Tabulation Agent through the Clearing Systems. Existing Bondholders must request a voting certificate or appoint the Exchange and Tabulation Agent (or its agent) as proxy not later than 48 hours before the Bondholder Meeting. The indicative timetable for the Exchange Offer is such that, if an Existing Bondholder’s offer to exchange their Existing Bonds or to offer Cash Underwriting is rejected at or after the Expiration Deadline, such Existing Bondholder may not have the opportunity – or may have a very limited period of time in which – to make separate voting arrangements in respect of the Bondholder Meeting, and accordingly may not be able to vote at the Bondholder Meeting.

No obligation to accept offers of Cash Underwriting or of Existing Bonds for exchange

The Issuer is not under any obligation to accept any offer of Cash Underwriting or of Existing Bonds for exchange pursuant to the Exchange Offer. Offers of Cash Underwriting or of Existing Bonds for exchange may be rejected in the sole discretion of the Issuer for any reason and the Issuer is not under any obligation to Existing Bondholders to furnish any reason or justification for refusing to accept an offer of Cash Underwriting or of Existing Bonds for exchange. For example, offers of Cash Underwriting or of Existing Bonds for exchange may be rejected if the Offer is terminated, if the Offer does not comply with the relevant requirements of a particular jurisdiction or for any other reason.

Responsibility for assessing the merits of the Offer and complying with the procedures of the Offer

Each Existing Bondholder is responsible for assessing the merits of the Offer. None of the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent has made or will make any assessment of the merits of the Offer or of the impact of the Offer on the interests of the Existing Bondholders either as a class or as individuals.

Further, Existing Bondholders are responsible for complying with all of the procedures for exchanging Existing Bonds pursuant to the terms of this Exchange Offer and Consent Solicitation Memorandum. The Issuer’s obligations under the Offer are discharged once it has delivered the New Shares Amount and the New Bonds Amount, and paid the Cash Amount, to the common depositary for the Clearing Systems and the Issuer has therefore no responsibility for any amount thereafter transmitted through the Clearing Systems and custodians or intermediaries. None of the Issuer, the Guarantor, the Dealer Manager, the Exchange and Tabulation Agent or the Existing Bonds Trustee assumes any responsibility for informing Existing Bondholders of irregularities with respect to offers to exchange from the Existing Bondholders.

Completion, termination and amendment

No assurance can be given that the Offer will be completed. Subject as provided herein, the Issuer may, in its sole discretion, amend the Offer or terminate or withdraw the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced.

Withdrawal

Existing Bondholders shall have only limited rights to withdraw offers of their Existing Bonds for purchase, exchange or redemption, offers of Cash Underwriting and Consents in the event that the Issuer, in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager).

Compliance with Offer Restrictions

Existing Bondholders are referred to the important offer restrictions on pages 1 to 2 (inclusive) and the deemed representations and warranties on pages 43 to 47 (inclusive). Non-compliance with the offer restrictions by an Existing Bondholder could result in, among other things, violations of applicable law, an inability to validly offer their Existing Bonds for purchase, exchange or redemption, the unwinding of trades and/or heavy penalties.

Blocking of Existing Bonds

When considering whether to offer to participate in the Cash Underwriting or to offer their Existing Bonds for purchase, exchange or redemption pursuant to the Offer, Existing Bondholders should take into account that restrictions on the transfer of the Existing Bonds by them will apply from the time of submission of the relevant Voting Instructions by them. An Existing Bondholder will, by submitting Voting Instructions, be deemed to agree that the relevant Existing Bonds will be blocked in the relevant account at the relevant Clearing System from the date of submission of such Voting Instructions until the earlier of the time of (i) settlement on the relevant Settlement Date and (ii) the date of any termination of the Offer (including where such Existing Bonds are not accepted by the Issuer for exchange) or on which the Offer is revoked, in the limited circumstances in which such revocation is permitted.

Existing Bondholders should also note that it is a term of the Offer that all Existing Bonds not previously blocked in the Clearing Systems will be blocked in the Clearing Systems from the date on which the Effectiveness Condition is satisfied to facilitate the settlement on the Settlement Date.

Exchange Instructions, participation in the Cash Underwriting, and delivery of Consents irrevocable

Valid acceptances of offers to participate in the Cash Underwriting or the Exchange Offer received by the Exchange and Tabulation Agent prior to the Expiration Deadline and any Consents delivered by Existing Bondholders with respect to the Consent Solicitation shall be irrevocable except in limited circumstances described in the section “Bondholder Meeting” below.

Responsibility to consult advisers

Existing Bondholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Offer and an investment in the New Bonds and/or New Shares and/or receipt of any Cash Amount pursuant to the Offer.

US Foreign Account Tax Compliance Act Withholding (“FATCA”)

Whilst the New Bonds are in global form and held within the Clearing Systems, in all but the most remote circumstances, it is not expected that FATCA will affect the amount of any payment received by the Clearing Systems. However, FATCA may affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding. It may also affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of withholding under FATCA, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding. Investors should choose their custodians or intermediaries with care (to ensure each is compliant with FATCA or other laws or agreements related to FATCA), provide each custodian or intermediary with any information, forms, other documentation or consents that may be necessary for such custodian or intermediary to make a payment free of FATCA withholding. Investors should consult their own tax adviser to obtain a more detailed explanation of FATCA and how FATCA may affect them. The Issuer's obligations under the New Bonds are discharged once it has paid the common depositary for the Clearing Systems (as registered holder of the New Bonds) and the Issuer has therefore no responsibility for any amount thereafter transmitted through hands of the Clearing Systems and custodians or intermediaries.

TERMS OF THE OFFER

Capitalised terms used but not defined herein have the meanings set out under “Definitions” herein.

1	Exchange Offer and Cash Underwriting

(i)	The Issuer invites all Existing Bondholders (subject to certain offer restrictions set out in “Offer Restrictions”) to offer to exchange any or all of their outstanding Existing Bonds for a combination of a Cash Amount and/or a New Shares Amount and/or a New Bonds Amount and, if eligible, to participate in the Cash Underwriting, each as more particularly described herein, upon the terms and subject to the conditions of the Offer as further described below.

Subject to the Minimum Offer Amount requirement, Existing Bondholders who validly elect to participate in the Voluntary Debt-for-Equity Exchange and/or the Cash Underwriting prior to the Expiration Deadline will receive, subject to the Effectiveness Condition being satisfied, a combination of: (i) the Cash Underwriting Exchange Consideration and/or (ii) the Voluntary Debt-for-Equity Exchange Consideration and/or (iii) the Mandatory Debt-for-Equity Exchange Consideration. Existing Bondholders who (i) vote against the Extraordinary Resolution or (ii) vote in favour of the Extraordinary Resolution but do not elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange or (iii) do nothing, will not be eligible to receive the Exchange Consideration and will receive the Mandatory Debt-for-Equity Exchange Consideration as consideration for their Existing Bonds. For the avoidance of doubt, no Existing Bondholder shall receive, in aggregate, a New Bonds Amount, a New Shares Amount and a Cash Amount that exceeds the relevant Existing Bondholder’s aggregate nominal amount of Existing Bonds, other than with respect to any New Shares received pursuant to the Cash Underwriting. The Issuer will also pay Accrued Interest on the Existing Bonds in full on the Settlement Date, in Cash from retained Cash on the balance sheet of the Issuer and not from the Available Rights Issue Proceeds.

Where any conversion is required in relation to a U.S.$ amount of Existing Bonds to be exchanged for a Sterling amount of New Shares pursuant to the Debt-for-Equity Exchange, the exchange rate will be U.S.$1.5171 to £1.00 and any resulting amount will be rounded down to the nearest 5 pence.

Each Existing Bondholder should be aware that the New Shares Amount and/or New Bonds Amount and/or Cash Amount received on the Settlement Date is dependent upon the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by other Existing Bondholders in relation to their holding pursuant to the Offer. An Existing Bondholder may receive a New Bonds Amount, a New Shares Amount (if such Existing Bondholder participates in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or, in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, if there is a Mandatory Debt-for-Equity Exchange) or a Cash Amount or a combination thereof. The elections made in the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, in the Direct Participant Election Forms, indicate how an Existing Bondholder wishes its holding to be treated in the settlement and allocation processes under the Rights Issue and the Offer and should not be considered as a final indication of the New Shares Amount and/or New Bonds Amount and/or Cash Amount that may be received on the Settlement Date.

(ii)	To the extent an Existing Bondholder commits to vote in favour of the Extraordinary Resolution pursuant to the Consent Solicitation by the Early Bird Voting Deadline, an Early Bird Consent Fee of 0.25 per cent. of the total principal amount of the Existing Bonds it has voted in favour shall be payable on the Settlement Date to such Existing Bondholder. It should be noted that if the Direct Participants of Existing Bondholders vote against the Extraordinary Resolution or do not submit Voting Instructions and (in the case of Existing Bondholders participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange) Direct Participant Election Forms by the Early Bird Voting Deadline, no Early Bird Consent Fee shall be payable in respect of such Existing Bonds.

(iii)	The Exchange Consideration will be adjusted in accordance with the Finalisation of Commitments and Scaling Back Provisions, the Allocation of Commitments Provisions and the Bond Purchase Priority Waterfall (each set out below).

(iv)	If, during the Offer Period, the Issuer receives Additional Cash Underwriting Commitments or Additional Voluntary Debt-for-Equity Exchange Commitments (such commitments to be determined by the commitments indicated in the Direct Participant Election Forms relating to Beneficial Owners participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange), the Cash Underwriting and the Voluntary Debt-for-Equity Exchange (taken together) can be increased by an amount up to the Maximum Mandatory Debt-for-Equity Exchange Amount. If the Additional Commitments exceed the Maximum Mandatory Debt-for-Equity Exchange Amount, both the Total Cash Underwriting Commitment and the Total Voluntary Debt-for-Equity Exchange Commitment will be reduced proportionately to any Additional Cash Underwriting Commitments and any Additional Voluntary Debt-for-Equity Exchange Commitments received respectively as calculated by the Issuer and the Guarantor in their sole and absolute discretion, to calculate the Final Cash Underwriting Commitments and the Final Voluntary Debt-for-Equity Exchange Commitments respectively. Following the determination of the Final Cash Underwriting Commitments and the Final Voluntary Debt-for-Equity Exchange Commitments, the Voluntary Debt-for-Equity Exchange commitment of each Beneficial Owner will be scaled back in the same proportion that the Final Voluntary Debt-for-Equity Exchange Commitments has to the Total Voluntary Debt-for-Equity Exchange Commitment, and the Cash Underwriting commitment of each Beneficial Owner will be scaled back in the same proportion that the Final Cash Underwriting Commitments minus the Holdco Cash Underwriting Amount has to the Total Cash Underwriting Commitment minus the Holdco Cash Underwriting Amount, (such arrangements together the “Finalisation of Commitments and Scaling Back Provisions”). Subject to the Allocation of Commitments Provisions, Holdco will always underwrite the Holdco Cash Underwriting.

(v)	Following publication by the Guarantor of the take up of the Rights Issue and the result of any rump placing for nil paid rights in the Rights Issue, the Cash Underwriting commitments and/or the Voluntary Debt-for-Equity Exchange commitments and/or the Mandatory Debt-for-Equity Exchange participation shall be reduced by the Issuer and the Guarantor at their sole and absolute discretion if there are Available Rights Issue Proceeds following such Rights Issue and rump placing in the following order of priority to determine the final allocation of commitments under the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange and/or participation in the Mandatory Debt-for-Equity Exchange which may be called upon by the Issuer:

•	first, pro rata reduction across the Voluntary Debt-for-Equity Exchange commitments made by each Beneficial Owner that is a Cash Underwriter, but limited to the level of Cash Underwriting commitment provided;

•	second, pro rata reduction across the remaining Voluntary Debt-for-Equity Exchange commitments made by each Beneficial Owner;

•	third, pro rata reduction across the Mandatory Debt-for-Equity Exchange (if any) participation allocated to each Beneficial Owner;

•	fourth, pro rata reduction across the Cash Underwriting commitments made by each Individual Equity Investor (other than Holdco) and each Beneficial Owner; and

•	finally, Cash Underwriting provided by Holdco, (such arrangements together the “Allocation of Commitments Provisions”).

(vi)	Once the “Allocation of Commitments Provisions” described above have been implemented, the Available Rights Issue Proceeds and the New Bonds will be applied to purchase, exchange or redeem (in whole or in part) any Existing Bonds not finally allocated to the Voluntary Debt-for-Equity Exchange and/or Mandatory Debt-for-Equity Exchange (if any) (the “Residual Bonds”) at par, as calculated by the Issuer and the Guarantor in their sole and absolute discretion, in the following order of priority (and, in the case of a Cash Amount, as limited by the amount of Available Rights Issue Proceeds and, in the case of a New Bonds Amount, as limited by the aggregate principal amount of the New Bonds):

1. Each Beneficial Owner who does not hold the Minimum Offer Amount, will receive a Cash Amount for the amount of Debt-for-Equity Exchange Consideration which would otherwise have been settled as a New Bonds Amount.

2. Each Beneficial Owner that has provided Cash Underwriting, will have had the option to make an election in its Direct Participant Election Form, to receive, on a $ for $ basis, a Cash Amount or a New Bonds Amount (or a combination of the two) up to an amount equal to the lower of (i) such Beneficial Owner’s Cash Underwriting commitment (taking into account any scaling back as a result of the “Finalisation of Commitments and Scaling Back Provisions” described above, but not taking into account any reduction of commitments under the “Allocation of Commitments Provisions” described above) and (ii) the aggregate principal amount of its Residual Bonds.

To the extent that either or both of the options to receive, in respect of Residual Bonds, a Cash Amount or a New Bonds Amount are over-subscribed, they shall be scaled back respectively pro rata across all of the elections made by the Beneficial Owners that have provided Cash Underwriting.

To the extent that an election has been made by the relevant Beneficial Owner for a combination of a Cash Amount and a New Bonds Amount, its election will be applied against its Residual Bonds pro rata to the split between the two options requested.

3. Each Beneficial Owner that has elected to participate in the Voluntary Debt-for-Equity Exchange will have had the option to make an election in its Direct Participant Election Form, to receive, on a $ for $ basis, a Cash Amount or a New Bonds Amount (or a combination of the two) up to an amount equal to the lower of (i) such Beneficial Owner’s Voluntary Debt-for-Equity Exchange commitment (taking into account any scaling back as a result of the “Finalisation of Commitments and Scaling Back Provisions” described above, but not taking into account any reduction of commitments under the “Allocation of Commitments Provisions” described above) and (ii) the aggregate principal amount of its Residual Bonds (adjusted for the previous priority at 2. above).

To the extent that either or both of the options to receive, in respect of Residual Bonds, a Cash Amount or a New Bonds Amount are over-subscribed, they shall be scaled back respectively pro rata across all of the elections made by the Beneficial Owners who have participated in the Voluntary Debt-for-Equity Exchange.

To the extent that an election has been made by the relevant Beneficial Owner for a combination of a Cash Amount and a New Bonds Amount, its election will be applied against its Residual Bonds pro rata to the split between the two options requested.

4. Each Beneficial Owner will receive a Cash Amount for the whole or part of its remaining Residual Bonds (the “Remaining Bonds”) on a $ for $ basis pro rata across the Beneficial Owners.

5. Any Remaining Bonds after the application of all Available Rights Issue Proceeds as set out above, will be exchanged for New Bonds on a $ for $ basis, (such arrangements together the “Bond Purchase Priority Waterfall”).

If, following application of the Bond Purchase Priority Waterfall, there are any unallocated New Bonds, such New Bonds shall be allocated at the complete discretion of the Issuer and, to the extent possible, in the order of priority set out in the Bond Purchase Priority Waterfall, and the New Bonds Amount and the Cash Amount of any Beneficial Owner may be adjusted accordingly.

Beneficial Owners should note that no Cash Amount nor New Bonds Amount will be allocated to Beneficial Owners until all the New Bonds have been fully allocated by application of the Bond Purchase Priority Waterfall at the sole and absolute discretion of the Issuer.

(vii)	To participate in the Exchange Offer, an Existing Bondholder must validly offer for exchange the Minimum Offer Amount such that the portion of the Exchange Consideration to be received by such Existing Bondholder in the form of New Bonds would be equal to or greater than U.S.$200,000. In the event that the Issuer does not accept an Existing Bondholder’s offer to exchange on the basis that such Existing Bonds have a principal amount less than the Minimum Offer Amount, this will not constitute the withdrawal of the Consents related to such Existing Bonds. In addition, if the New Bonds Amount to be received by an Existing Bondholder is less than an integral multiple of U.S.$1,000 in excess of the Minimum Offer Amount, then each such Existing Bondholder’s New Bonds Amount shall be rounded up to the nearest U.S.$1,000, and the Cash Amount they receive will be adjusted down by the same amount.

(viii) The Offer Period will end at 4.00 pm (London time) on 20 February 2015 (the “Expiration Deadline”, unless (following any amendment, termination or withdrawal of the Offer) such Expiration Deadline is extended or terminated earlier by the Issuer. Existing Bondholders are invited to offer to exchange any or all of their Existing Bonds that are outstanding and to participate in the Cash Underwriting up to the Expiration Deadline, subject to any earlier deadline set by any relevant banks, securities brokers, intermediaries or the Clearing Systems. The Expiration Deadline is the last time at which Existing Bondholders participating in the Offer are eligible to vote in relation to the Extraordinary Resolution and make elections in respect of the Exchange Consideration.

(ix)	The Issuer will not limit the amount of Existing Bonds exchanged under the Exchange Offer. Existing Bonds that have not been validly offered for exchange and accepted by the Issuer pursuant to the Exchange Offer will remain outstanding subject to the Issuer’s right to redeem the same pursuant to the Modifications if the Extraordinary Resolution approving the Modifications is duly passed and the Effectiveness Condition is satisfied.

(x)	None of the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent (or their respective directors, officers, employees or affiliates) makes any recommendation as to whether or not Existing Bondholders should offer their Existing Bonds for exchange or participate in the Cash Underwriting.

2	New Bonds; Settlement

(a)	The New Bonds will be issued in minimum denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof by the Issuer. Application has been made for listing the New Bonds on the Official List of the UKLA and to trading on the PSM of the London Stock Exchange. Whilst the New Bonds are admitted to the Official List and admitted to trading on the PSM of the London Stock Exchange, the New Bonds will be tradeable on the PSM in principal nominal amounts of no less than U.S.$200,000.

(b)	On the Settlement Date, subject to the satisfaction or waiver of the conditions of the Offer, the New Bonds and/or the New Shares will be issued and delivered, along with the relevant Cash Amount, to the Existing Bondholders.

3	Consent Solicitation

(a)	Concurrently with the Exchange Offer and the Cash Underwriting, the Issuer is soliciting Consents from Existing Bondholders to the Modifications. Receipt of Voting Instructions from a Direct Participant on behalf of a Beneficial Owner and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form will be deemed to constitute an instruction to the Existing Bonds Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as their proxy to attend and to cast the votes corresponding to such Existing Bonds at the Bondholder Meeting. The offer by Existing Bondholders to exchange Existing Bonds in the Exchange Offer will be deemed to constitute delivery of Consents related to such Existing Bonds (provided that both their Voting Instructions and their Direct Participant Election Form have been received by the Expiration Deadline).

(b)	The Modifications will, if approved at the Bondholder Meeting, inter alia, subject to the Effectiveness Condition, result in all of the Existing Bonds being redeemed on the Settlement Date. The Modifications will, inter alia, permit the Issuer to redeem any Existing Bonds not previously purchased, exchanged or redeemed pursuant to the terms of the Offer on the Settlement Date for a New Bonds Amount and/or a New Shares Amount and/or a Cash Amount such that each applicable Existing Bondholder receives the Mandatory Debt-for-Equity Exchange Consideration.

(c)	None of the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent or the Committed Existing Bondholders (or their respective directors, officers, employees or affiliates) makes any recommendation as to whether or not Existing Bondholders should elect to deliver Consents.

4	Effectiveness Condition to the Modifications, the Cash Underwriting and any exchange pursuant to the Offer

The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications are subject to the Effectiveness Condition. If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date, the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer. The Issuer shall not accept any offers to participate in the Cash Underwriting or the Exchange Offer until such time as the Effectiveness Condition has been satisfied.

5	Limited Revocation of the Votes in Favour of the Extraordinary Resolution and Elections to Participate in the Exchange Offer

Existing Bondholders may only revoke their offers to vote in favour of the Extraordinary Resolution or to participate in the Cash Underwriting or the Exchange Offer in the event that the Issuer, in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the Effectiveness Condition is satisfied, in a manner that is materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager). In such situations, Existing Bondholders will have the right to withdraw their acceptance of the Cash Underwriting or the Exchange Offer or any Consents for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer. Any such revocation should be effected in accordance with the requirements of the relevant Clearing System. A valid withdrawal of an offer to Cash Underwrite or Existing Bonds offered for exchange pursuant to the Exchange Offer will constitute the withdrawal of the Consents related to such Existing Bonds.

Existing Bondholders and Beneficial Owners are advised to check with their bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such bank, securities broker or other intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Exchange Offer and Consent Solicitation Memorandum (also refer to “Terms of the Offer— Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” below).

6	Accrued Interest

On the Settlement Date, Existing Bondholders will receive a Cash payment equal to the accrued and unpaid interest (“Accrued Interest”) on the Existing Bonds from and including the most recent interest payment date in respect of such Existing Bonds to, but excluding, the Settlement Date. Such payment will be settled in Cash from retained Cash on the balance sheet of the Issuer and not from the Available Rights Issue Proceeds.

7	Announcements

Unless stated otherwise, announcements in connection with the Offer will be made by publication through RNS. Announcements may also be (i) made by the delivery of notices to the Clearing Systems for communication to Direct Participants and (ii) made by the issue of a press release to a Notifying News Service. Copies of all announcements, notices and press releases can also be obtained from the Exchange and Tabulation Agent, the contact details for which are on the last page of this Exchange Offer and Consent Solicitation Memorandum.

Significant delays may be experienced where notices are delivered to the Clearing Systems and Existing Bondholders are urged to contact the Exchange and Tabulation Agent for the relevant announcements during the course of the Offer. In addition, Existing Bondholders may contact the Dealer Manager for information using the contact details on the last page of this Exchange Offer and Consent Solicitation Memorandum.

8	Procedure for Voting in Favour of or Against the Extraordinary Resolution and for participating in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange

(a)	Beneficial Owners wishing to vote in favour of or against the Extraordinary Resolution and Beneficial Owners who wish to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange, must arrange to have submitted on their behalf by the Direct Participant, not later than the Expiration Deadline and, in any event, before such earlier deadline as may be required to be met by the relevant Clearing System, duly completed Voting Instructions to the relevant Clearing System and in the form specified in the relevant Clearing System Notice and in accordance with the requirements of such Clearing System and ensure that their Direct Participant Election Form has been received by the Exchange and Tabulation Agent. Beneficial Owners should check with their bank, securities broker or any other intermediary through which they hold their Existing Bonds whether such bank, securities broker or other intermediary will apply earlier deadlines for participation to those set out in this Exchange Offer and Consent Solicitation Memorandum and, if so, should follow those deadlines.

(b)	Beneficial Owners who vote in favour of the Extraordinary Resolution or who elect to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange are deemed, by arranging to have submitted the aforementioned Voting Instructions, to have instructed the Registered Holder of such Existing Bonds to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Bondholders) of the Original Trust Deed, and in such form of proxy to authorise and instruct the Exchange and Tabulation Agent to act as proxy and to vote in favour of the Extraordinary Resolution (in the case of participants in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange provided that both their Voting Instructions and their Direct Participant Election Form has been received by the relevant Clearing System and the Exchange and Tabulation Agent respectively, by the Expiration Deadline).

(c)	The submission of Voting Instructions by a Direct Participant to the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of such Existing Bonds in the relevant Clearing System so that no transfers may be effected in relation to such Existing Bonds.

(d)	Beneficial Owners and Direct Participants must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to such blocked Existing Bonds at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking its Existing Bonds in the relevant Clearing System, each Beneficial Owner and Direct Participant will be deemed to consent to the relevant Clearing System providing details concerning such Beneficial Owner’s and/or Direct Participant’s identity to the Exchange and Tabulation Agent.

(e)	Only Direct Participants may submit Voting Instructions. If a Beneficial Owner is not a Direct Participant, it must arrange for the Direct Participant through which it holds Existing Bonds to submit Voting Instructions on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System and the Expiration Deadline.

(f)	Beneficial Owners of Existing Bonds that are held in the name of an Intermediary should contact such entity sufficiently in advance of the Expiration Deadline if they wish to accept the Offer and procure that the Existing Bonds are blocked or if they wish to give their Consent to the Modifications (as the case may be) in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System.

(g)	The offer by a Direct Participant to vote in favour of the Extraordinary Resolution or to participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange may not be revoked by the relevant Beneficial Owner or Direct Participant unless the Issuer, in its sole discretion, amends, terminates or withdraws the Offer, at any time up to and including the date on which the acceptance of the Exchange Offer is announced in a manner that is materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager).

(h)	By Direct Participants submitting valid Voting Instructions to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, Existing Bondholders,

Beneficial Owners and Direct Participants shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below to the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee and the Exchange and Tabulation Agent on the Expiration Deadline and the Settlement Date. If the relevant Existing Bondholder, Beneficial Owner or Direct Participant is unable to give such representations, warranties and undertakings, such Existing Bondholder or the relevant Direct Participant on its behalf should contact the Dealer Manager immediately.

(i)	If an Existing Bondholder does not submit, or arrange to have submitted on its behalf, valid Voting Instructions, or if its vote or election within such Voting Instructions and, if applicable a Direct Participant Election Form, is not accepted by the Issuer, such Existing Bondholder may (subject to meeting certain deadlines for making such arrangements – see “Risk Factors – Deadlines for making arrangements to vote at the Bondholder Meeting if Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms are rejected”) separately arrange to attend or be represented and vote such Existing Bondholder’s Existing Bonds at the Bondholder Meeting. In order to vote at the Bondholder Meeting, such Existing Bondholder must validly request a voting certificate, or otherwise appoint the Exchange and Tabulation Agent (or its agent) as its proxy to vote in favour of or against the Extraordinary Resolution at the Bondholder Meeting (including any adjourned meeting), such request to be submitted to the Exchange and Tabulation Agent through the Clearing Systems. Existing Bondholders must request a voting certificate or appoint the Exchange and Tabulation Agent (or its agent) as proxy not later than 48 hours before the Bondholder Meeting.

Existing Bondholders who wish to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange will also be required to comply with the additional procedures set out in “Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange” below.

9	Additional Procedures Required for Participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange

The Direct Participants of all Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange will have to complete a Direct Participant Election Form (the form of which is appended hereto as Schedule 1 and which can be requested from the Exchange and Tabulation Agent) in addition to the Voting Instructions referred to above. The deadline for receipt of Direct Participant’s Election Forms is the Expiration Deadline.

In order to be eligible to receive the Exchange Consideration, the relevant Existing Bondholder must ensure that their Direct Participant has submitted both their Voting Instructions and their Direct Participant Election Form by the Expiration Deadline.

To the extent the relevant Existing Bondholder also wishes to receive the Early Bird Consent Fee, they must ensure that their Direct Participant has submitted both their Voting Instructions and their Direct Participant Election Form by the Early Bird Voting Deadline.

Existing Bondholders wishing to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange should note that, if both their Voting Instructions and their Direct Participant Election Forms are not received by the Expiration Deadline, they will not be eligible to receive the Exchange Consideration and will instead receive the Mandatory Debt-for-Equity Exchange Consideration (subject to the Effectiveness Condition being satisfied). Further, to the extent their Direct Participant submits Voting Instructions on their behalf but does not submit the relevant Direct Participant Election Form, any votes or elections made in the Voting Instructions will be rejected and the relevant Existing Bondholder will receive the Mandatory Debt-for-Equity Exchange Consideration.

In the case of Existing Bondholders wishing to participate in the Cash Underwriting, it should be noted that where Direct Participant Election Forms are submitted to the Exchange and Tabulation Agent prior to the receipt of the know-your-client (“KYC”) clearance described below, two elections should be made by the relevant Direct Participant in its Direct Participant Election Form; one which is intended to apply should KYC clearance be obtained prior to the Expiration Deadline and one which is intended to apply if such KYC clearance is not obtained by the Expiration Deadline, in which case, such election shall apply and no Cash Underwriting by the relevant Existing Bondholder shall be permitted. The Direct Participant Election Forms for Cash Underwriters must include the Allocation Code obtained from the Dealer Manager.

Nothing in this Exchange Offer and Consent Solicitation Memorandum shall restrict the ability of the Issuer to enter into alternative arrangements in relation to the manner of delivery of funds in respect of the Cash Underwriting with individual Existing Bondholders.

Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

All Existing Bondholders wishing to participate in the Cash Underwriting will have to (i) accede to the Recapitalisation Agreement, (ii) enter into a Sub-Underwriting Letter with Merrill Lynch International, in its capacity as underwriter of the Rights Issue, (or appoint an intermediary to enter into such underwriting agreement on its behalf) and (iii) complete any KYC procedures required by Merrill Lynch International.

It is the sole responsibility of Existing Bondholders who wish to participate in the Cash Underwriting to contact Merrill Lynch International, in its capacity as underwriter of the Rights Issue, in this regard and to ensure that any entity that will be entering into a Sub-Underwriting Letter with Merrill Lynch International is cleared by Merrill Lynch International for KYC purposes. Clearance must be received by the Expiration Deadline. Existing Bondholders are advised to check the status of the entity entering into the relevant Sub-Underwriting Letter as early as possible. If an Existing Bondholder is in a position where they are unable, or not qualified, to underwrite, it will be their sole responsibility to find an approved intermediary for the purposes of entry into the relevant Sub-Underwriting Letter.

Merrill Lynch International, in its capacity as underwriter of the Rights Issue, shall have no obligation to accept elections for Cash Underwriting (even if the entity entering into the relevant Sub-Underwriting Letter has been approved by the Merrill Lynch International for KYC purposes). See also “Risk Factors – Participation in the Cash Underwriting”.

10	No participation in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange

Existing Bondholders should note that if they do not participate in the Cash Underwriting or in the Voluntary Debt-for-Equity Exchange, the Extraordinary Resolution is passed and the Effectiveness Condition is met, they will not be eligible to receive the Exchange Consideration and will receive the Mandatory Debt-for-Equity Exchange Consideration.

11	Acknowledgements, Representations, Warranties and Undertakings

Without prejudice to any representations, warranties and undertakings given by any Cash Underwriter pursuant to any Sub-Underwriting Letter entered into with Merrill Lynch International, in its capacity as underwriter in relation of the Rights Issue, each Existing Bondholder and the relevant Direct Participant (on behalf of the relevant Beneficial Owner) who submits Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form represents, warrants and undertakes to the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee and the Exchange and Tabulation Agent, that:

(a)	it has received, reviewed, understands and accepts the terms of this Exchange Offer and Consent Solicitation Memorandum;

(b)	it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer without reliance on the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent or the Committed Existing Bondholders;

(c)	it does not rely, and has not relied, on any investigation that the Dealer Manager, the Exchange and Tabulation Agent or any Committed Existing Bondholders, any of their affiliates or any person acting on their behalf, may have conducted with respect to the Existing Bonds, New Bonds, New Shares, the

Issuer, the Guarantor, and none of such persons has made any representation to it, express or implied, with respect to the Existing Bonds, New Bonds, New Shares, the Issuer, the Guarantor or the accuracy, completeness or adequacy of this Exchange Offer and Consent Solicitation Memorandum or any other information in respect of the Offer;

(d)	it has conducted its own investigation of the Existing Bonds, New Bonds, New Shares, the Issuer and the Guarantor;

(e)	it has received all information that it believes is necessary or appropriate in connection with its investment in the Existing Bonds, the New Bonds and the New Shares;

(f)	by blocking Existing Bonds in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent and their respective legal advisers;

(g)	upon the terms and subject to the conditions of the Offer, it hereby offers to: (i) exchange the principal amount of Existing Bonds in its account blocked in the relevant Clearing System for the relevant Cash Amount and/or New Bonds Amount and/or New Shares Amount; and (ii) deliver Consents with respect to such Existing Bonds;

(h)	it acknowledges that the submission of valid Voting Instructions to Euroclear or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear or Clearstream, Luxembourg constitutes its instruction to the Existing Bonds Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as its proxy to attend and to cast the votes corresponding to such Existing Bonds at the Bondholder Meeting. Subject to and effective upon the purchase, exchange or redemption by the Issuer of the Existing Bonds blocked in Euroclear or Clearstream, Luxembourg, it hereby renounces all right, title and interest in and to all such Existing Bonds purchased, exchanged or redeemed by or at the direction of the Issuer and hereby waives and releases any rights or claims it may have against the Issuer, the Guarantor or the Existing Bonds Trustee with respect to any such Existing Bonds and the Offer;

(i)	it agrees to ratify and confirm each and every act or thing that may be done or effected by the Issuer, any of its respective directors or any person nominated by the Issuer in the proper exercise of his or her powers and/or authority hereunder;

(j)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Issuer to be desirable, in each case to complete the transfer of the Existing Bonds to the Issuer or its nominee in exchange for the relevant Cash Amounts and/or a New Bonds Amount and/or a New Shares Amount and/or to perfect any of the authorities expressed to be given hereunder;

(k)	it has informed itself of and has complied with the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer or which will or may result in the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or invitation for Existing Bondholders to offer to exchange Existing Bonds in connection therewith;

(l)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

(m)	it is not a person to whom it is unlawful to make an invitation under the Offer or issue New Bonds or New Shares under applicable laws;

(n)	it understands that the New Securities have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States and that the Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities issued pursuant to the Offer will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the securities tendered into the Offer;

(o)	it is outside the United Kingdom or, if it is located within the United Kingdom, it is a person falling within the definition of Investment Professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order;

(p)	it is not located or resident in France or, if it is located or resident in France, it is a (i) provider of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investor (investisseur qualifié), other than an individual, acting for its own account (all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier);

(q)	it is not located or resident in Belgium or, if it is located or resident in Belgium, it is a qualified investor in the sense of Article 10, §1 of the Belgian Public Offer Law, acting on its own account;

(r)	it is not located or resident in Italy or, if it is located or resident in Italy, it is either (a) a qualified investor (investitori qualificati) pursuant to article 34-ter, paragraph 1, letter (b), of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time-to-time (the “CONSOB Regulation”) acting on its own account or (b) a person otherwise subject to an express exemption from compliance with the restrictions on public purchases or exchange offers applies pursuant to the Financial Services Act or the CONSOB Regulation;

(s)	it is not located or resident in Russia or, if it is located or resident in Russia it is a qualified investor within the meaning of Article 51.2 of the Securities Market Law;

(t)	it is not resident in Canada, Australia or Japan and/or located in Canada, Australia or Japan, that it received this Exchange Offer and Consent Solicitation Memorandum and the invitation outside Canada, Australia or Japan and it is not acting on behalf of persons resident in Canada, Australia or Japan and/or located in Canada, Australia or Japan;

(u)	it has full power and authority to submit for exchange and transfer the Existing Bonds thereby submitted for exchange and, if such Existing Bonds are accepted for exchange by the Issuer, such Existing Bonds will be transferred to, or to the order of, the Issuer with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto. It will, upon request, execute and deliver any additional documents and/or do such other things deemed by the Issuer to be necessary or desirable to complete the transfer and cancellation of the Existing Bonds and delivery of the Consents related to such Existing Bonds or to evidence such power and authority;

(v)	it shall indemnify the Dealer Manager, the Guarantor, the Issuer, the Existing Bonds Trustee and the Exchange and Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the acknowledgements, representations, warranties and/or undertakings given pursuant to, the Exchange Offer or the Consent Solicitation (including any offer thereunder) by any such holder;

(w)	no information has been provided to it by the Guarantor, the Issuer, the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees or affiliates with regard to the tax consequences for holders of Existing Bonds, New Bonds or New Shares arising from the exchange of Existing Bonds pursuant to the Offer and the receipt of the Exchange Consideration in respect of such Existing Bonds accepted for purchase, exchange or redemption, and it acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its tendering Existing Bonds pursuant to the Exchange Offer and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent, or any of their respective directors, officers, employees or affiliates, or any other person, in respect of such taxes and payments;

(x)	it has observed all relevant laws and acquired all necessary consents, approvals or authorisations of, or made all registrations, filings or declarations with, any court, regulatory authority, governmental agency or stock exchange or any other person, that are required in connection with its Offer;

(y)	it holds and will hold, until the time of settlement on the Settlement Date, the Existing Bonds blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, Voting Instructions to Euroclear or Clearstream, Luxembourg, as the case may be, to authorise the blocking of the submitted Existing Bonds with effect on and from the date thereof so that, at any time pending the transfer of such Existing Bonds on the Settlement Date to the Issuer or on its behalf and the cancellation thereof, no transfers of such Existing Bonds may be effected;

(z)	the terms and conditions of the Offer set out in this Exchange Offer and Consent Solicitation Memorandum shall be deemed to be incorporated in, and form a part of, the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, the Direct Participant Election Forms which shall be read and construed accordingly, and that the information given by or on behalf of such Existing Bondholder in the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, the Direct Participant Election Form is true and will be true in all respects at the time of the exchange;

(aa)	it accepts that the Issuer is under no obligation to accept any offer of Cash Underwriting or of Existing Bonds for exchange pursuant to the Exchange Offer and accordingly any such offers may be accepted or rejected by the Issuer in its sole and absolute discretion;

(bb)	in respect of its Existing Bonds which it offers for exchange pursuant to the Exchange Offer, and which are accepted and exchanged on the terms of the Exchange Offer, it (i) releases, to the fullest extent permitted by law, the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent or the Committed Existing Bondholders and their respective financial and legal advisers (together in each case with their respective directors, officers, employees and affiliates) from any liabilities in relation to or arising in connection with the preparation, negotiation or implementation of the Exchange Offer or any part thereof; (ii) waives, to the fullest extent permitted by law, all rights and entitlement it may otherwise have or acquire to bring, participate in or enforce legal proceedings of any nature against the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee, the Exchange and Tabulation Agent or the Committed Existing Bondholders and/or their respective financial and legal advisers (together in each case with their respective directors, officers, employees and affiliates) in connection with the Exchange Offer; and (iii) renounces all right, title and interest in and to all such Existing Bonds purchased by or at the direction of the Issuer and waives and releases any rights or claims it may have against the Issuer with respect to any such Existing Bonds and the Exchange Offer and (iv) it acknowledges that the Contracts (Rights of Third Parties) Act 1999 applies to the acknowledgements, representations, warranties and undertakings given pursuant to this Clause 11;

(cc)	it is not currently the subject or the target of any sanctions administered or enforced by the United States Government, (including, without limitation, the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United States Department of State, the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is it located, organised or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and it will not directly or indirectly use the proceeds of the Offer hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction) of Sanctions. For the past 5 years, it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

(dd)	it is not (i) a person that is, or is owned or controlled by a person that is, described or designated as a “specially designated national” or “blocked person” in the most current United States Treasury Department list of “Specially Designated National and Blocked Persons” (which can be found at http://sdnsearch.ofac.treas.gov/); or (ii) currently subject to, or in violation of, any sanctions under (x) the laws and regulations that have been officially published and are administered or enforced by the United States Government (including, without limitation, OFAC) or the United States Department of State), or any enabling legislation or executive order relating thereto; or (y) any equivalent sanctions or measures officially published and imposed by the European Union, Her Majesty’s Treasury, the United Nations Security Council or any other relevant sanctions authority, including sanctions imposed against certain states, organisations and individuals under the European Union’s Common Foreign & Security Policy (a “Sanctions Restricted Person”); and

(ee)	it is not a Sanctions Restricted Person or, if it is a Sanctions Restricted Person, it will not be eligible to receive any fee or Early Bird Consent Fee (each as described herein) in any circumstances, notwithstanding the delivery (and non-revocation) of Voting Instructions by it in favour of the Extraordinary Resolution.

The receipt from the Existing Bondholder or from a Direct Participant on behalf of a Beneficial Owner of Voting Instructions by the relevant Clearing System will constitute instructions to debit the securities in such Existing Bondholder’s or Direct Participant’s account on the Settlement Date in respect of all of the Existing Bonds that such Existing Bondholder or Direct Participant has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange and Tabulation Agent to receive those Existing Bonds for the account of the Issuer and against credit of the New Bonds, subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Issuer on or prior to the Expiration Deadline or the withdrawal of such Voting Instructions in accordance with the procedure set out in this Exchange Offer and Consent Solicitation Memorandum.

12         Responsibility for Delivery of Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms

(a)	None of the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent will be responsible for the communication of offers to exchange and corresponding Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms by:

•	Beneficial Owners to the Direct Participants through which they hold Existing Bonds; or

•	the Direct Participant to the relevant Clearing System.

(b)	If a Beneficial Owner holds its Existing Bonds through a Direct Participant or an Intermediary, such Beneficial Owner should contact that Direct Participant or Intermediary to discuss the manner in which exchange acceptances and transmission of the corresponding Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms and, as the case may be, transfer instructions may be made on its behalf.

(c)	In the event that the Direct Participant through which a Beneficial Owner holds its Existing Bonds is unable to submit Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form on its behalf, such Beneficial Owner should telephone the Dealer Manager or the Exchange and Tabulation Agent for assistance.

(d)	Existing Bondholders, Direct Participants and Beneficial Owners are solely responsible for arranging the timely delivery of their Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms.

(e)	If a Beneficial Owner offers its Existing Bonds through a Direct Participant, such Beneficial Owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

(f)	Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

13	Amendment, Termination or Extension

(a)	Subject to applicable law and as provided herein, the Issuer may, in its sole discretion, amend, terminate or withdraw the Offer, at any time up to and including the date on which the Effectiveness Condition is satisfied. If any amendments to the terms and conditions of the Offer are materially adverse to Existing Bondholders, in the opinion of the Issuer (in consultation with the Dealer Manager), the Issuer may extend the Expiration Deadline for such period as deemed reasonable by the Issuer in its sole discretion and subject to applicable law. Notice will be given to Existing Bondholders by the Exchange and Tabulation Agent (on behalf of the Issuer) if the terms and conditions of the Offer are amended or if the Offer is terminated or withdrawn. The Issuer may not amend or waive the Effectiveness Condition.

(b)	The Issuer expressly reserves the right, in its sole discretion, at any time and from time to time, to extend or reopen the period during which the Offer is open by giving written notice of such extension to the Exchange and Tabulation Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension or reopening of the Exchange Offer, all Existing Bonds previously offered for exchange and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by the Issuer. During any extension or reopening of the Offer, all Consents to the Modifications validly delivered to the Exchange and Tabulation Agent will remain effective unless validly revoked under the limited circumstances described in (a) above.

14	Participation by the Dealer Manager

The Dealer Manager may submit Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form for its own accounts and, subject to offer restrictions, on behalf of other Existing Bondholders.

15	Governing Law and Submission to Jurisdiction

The terms of the Offer (including without limitation, all Voting Instructions, all Direct Participant Election Forms, and any non-contractual obligations arising out of or in respect of the Offer) shall be governed by and construed in accordance with English law. An Existing Bondholder (or Direct Participant, as applicable) irrevocably and unconditionally agrees for the benefit of the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee and the Exchange and Tabulation Agent that the courts of England and Wales are to have jurisdiction to settle any disputes which may arise out of or in connection with the Offer and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

16	Miscellaneous

Existing Bondholders who need assistance with respect to the procedure relating to making an offer to exchange should contact the Exchange and Tabulation Agent, the contact details for whom appear on the back cover of this Exchange Offer and Consent Solicitation Memorandum.

TAX CONSEQUENCES

With the exception of United States federal tax consequences, in view of the number of different jurisdictions where tax laws may apply to an Existing Bondholder, this Exchange Offer and Consent Solicitation Memorandum does not discuss the tax consequences for Existing Bondholders arising from the purchase or exchange of Existing Bonds in the Exchange Offer for a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount, the redemption of Existing Bonds following the Consent Solicitation pursuant to the Modifications or (save as set out in the Preliminary Offering Circular or the Rights Issue Prospectus) in relation to the New Bonds and/or the New Shares.

Existing Bondholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them or to the exchange of their Existing Bonds, the Exchange Consideration and any Accrued Interest.

Existing Bondholders are liable for their own taxes and have no recourse to the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Exchange and Tabulation Agent with respect to taxes arising in connection with the Offer or the Modifications.

United States Taxation

The following discussion is a summary of certain United States federal income tax consequences relevant to the exchange of the Existing Bonds for a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount implemented by way of the Offer, and the ownership and disposition of the New Bonds and/or New Shares received in the Offer. This summary is only a general discussion and is not a complete analysis of all the potential United States federal income tax consequences relating to the exchange of the Existing Bonds, and the ownership and disposition of the New Bonds and/or New Shares, nor does it address any tax consequences arising under any state, local or non-United States tax laws, the recently effective Medicare tax on “net investment income” or any other United States federal tax laws.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated or proposed thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), as well as on the income tax treaty between the United States and the United Kingdom, all as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences discussed below, or that any such contrary position would not be sustained by a court.

This discussion applies only to a Beneficial Owner of the Existing Bonds that holds the Existing Bonds (and any New Bonds and/or New Shares received in the Offer) as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and uses the United States dollar as its functional currency. This discussion does not address all United States federal income tax considerations that may be relevant to a particular investor in light of that investor’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to investors subject to special rules under the United States federal income tax laws, including, without limitation, grantor trusts, real estate investment trusts, regulated investment companies, brokers or dealers in securities, individual retirement accounts and other tax-deferred accounts, traders in securities or currencies that elect to use a mark-to-market method of recording for their securities holdings, financial institutions, insurance companies, tax-exempt entities, United States expatriates, investors liable for alternative minimum tax, holders (either actually or constructively) of 10 per cent. or more of the Guarantor’s shares, or persons holding New Shares, Existing Bonds or New Bonds as part of a hedging, straddle, conversion or constructive sale transaction. In addition, investors holding the Existing Bonds, the New Bonds, or the New Shares indirectly through entities that are treated as partnerships for United States federal income tax purposes are subject to special rules not described below.

This summary assumes that the Existing Bonds and the New Bonds are properly classified as debt for United States federal income tax purposes.

This summary assumes that the Guarantor has not been, and is not, a passive foreign investment company (a “PFIC”) for United States federal income tax purposes, which the Guarantor believes to be the case. The Guarantor’s status as a PFIC must be determined annually and therefore may be subject to change. If the Guarantor were to be a PFIC in any year, materially adverse consequences could result for United States Holders of New Shares (as described below).

The discussion below applies to an investor only if the investor is a Beneficial Owner of the Existing Bonds and is, for United States federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation or any other entity treated as a corporation that is organised in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if all of the trust’s substantial decisions are subject to the control of one or more United States persons and the primary supervision of the trust is subject to a United States court, or if a valid election is in effect with respect to the trust to be taxed as a United States person; or (4) an estate the income of which is subject to United States federal income taxation regardless of its source (in each case, a “United States Holder”).

If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes holds the Existing Bonds, the New Bonds or the New Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding the Existing Bonds, the New Bonds, or the New Shares, is urged to consult its own tax advisor regarding the United States federal income tax consequences of the exchange of the Existing Bonds, and the ownership and disposition of the New Bonds and/or the New Shares.

The summary of United States federal income tax consequences set out below is for general information only and is not intended to be, and should not be construed to be legal or tax advice. Investors should consult their tax advisers about the United States federal income, state and local and non-United States tax consequences to them of the exchange of the Existing Bonds, and of the ownership and disposition of the New Bonds and/or New Shares.

Exchange of Existing Bonds

Taxation of Exchange

A United States Holder generally will recognise capital gain or loss upon the exchange of the Existing Bonds for a Cash Amount and/or a New Bonds Amount and/or a New Shares Amount under the Offer, except that the amount paid in the nature of a fee may be taxable as ordinary income as discussed below under “–Early Bird Consent Fee”. Such gain or loss will be equal to the difference between the amount realised (which in the case of the receipt of New Bonds and/or New Shares will include the fair market value of any such New Bonds or New Shares received) by the United States Holder in the exchange and the United States Holder’s tax basis in such Existing Bonds, except that the amount realised in respect of accrued and unpaid interest generally will be taxable as ordinary income. Except as discussed below under “–Market Discount”, such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the exchange. Such gain or loss generally will be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of non-corporate United States Holders are generally eligible for a maximum 20% preferential tax rate. A United States Holder’s ability to deduct capital losses against income is subject to certain limitations.

Any amounts realised in respect of accrued and unpaid interest and treated as ordinary income generally will constitute foreign source income for United States federal income tax purposes. For United States foreign tax credit limitation purposes, interest on the Existing Bonds generally will (with certain exceptions) constitute “passive category income” or, in the case of certain United States Holders, “general category income.” The rules relating to foreign tax credits are extremely complex. United States Holders are urged to consult their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit rules to their own tax situation.

Market Discount

Gain recognised by a United States Holder exchanging Existing Bonds will be treated as ordinary income to the extent of any market discount on the Existing Bonds that accrued during the period that the exchanging holder held the Existing Bonds and that has not previously been included in income by the holder. In general, an Existing Bond will be treated as having market discount if the stated redemption amount of the Existing

Bond at maturity exceeded the United States Holder’s initial tax basis in the Existing Bond by more than a statutory de minimis amount. Market discount accrues on a ratable basis unless the holder elects to accrue the market discount using a constant-yield method.

Early Bird Consent Fee

The United States federal income tax treatment of the receipt by a United States Holder of the Early Bird Consent Fee and/or any “underwriting fee” (together, the “Fees”) to vote in favour of the Extraordinary Resolution and to participate in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange is not entirely clear, but likely will be treated for United States federal income tax purposes as additional consideration received by such United States Holder as part of the settlement of the Offer and therefore as part of the amount realised upon the disposition of the Existing Bonds pursuant to the Offer. If the Fees are not treated as additional consideration, the payment likely would be treated as a separate payment in the nature of a fee paid for the United States Holder's vote in favour of the Extraordinary Resolution/participation in the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange or in the nature of a fee paid for the United States Holder’s commitment to tender its Existing Bonds. In that case, a United States Holder would recognise ordinary income in the amount of the Fees, and the amount realised for the purpose of determining gain or loss upon the disposition of the Existing Bonds pursuant to the Offer, as described above under “—Taxation of Exchange”, would not include the payment of the Fees.

Receipt of New Bonds

The receipt of New Bonds in exchange for the Existing Bonds implemented by way of the Offer will be a taxable event to a United States Holder for United States federal income tax purposes as described above under “—Taxation of Exchange”. A United States Holder’s basis in the New Bonds received in the exchange should equal the fair market value of such New Bonds on the date of the exchange. A United States Holder’s holding period for the New Bonds received in the exchange will begin on the date of the exchange. United States Holders are urged to consult their own tax advisor regarding the United States federal income tax consequences resulting from any differential between their initial tax basis and the stated redemption amount at maturity of such New Bonds.

Receipt of New Shares

The receipt of New Shares in exchange for the Existing Bonds implemented by way of the Offer will be a taxable event to a United States Holder for United States federal income tax purposes as described above under “—Taxation of Exchange”. A United States Holder’s basis in the New Shares received in the exchange should equal the fair market value of such New Shares on the date of the exchange. A United States Holder’s holding period for the New Shares received in the exchange will begin on the date of the exchange.

Taxation of New Bonds

Effect of certain contingencies

Under the terms of the New Bonds, in the event “Sanctions” are imposed, the Issuer may defer payments on, and be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the New Bonds (see the Offering Circular, “Overview of the Offering—Interest”). Although the issue is not entirely free from doubt, the Issuer intends to take the position that this possibility does not result in the New Bonds being treated as “contingent payment debt instruments” subject to special rules under applicable Treasury regulations, and this summary assumes that the New Bonds will not be treated as contingent payment debt instruments. If this conclusion is incorrect, the timing of the interest on the New Bonds and the character of gain on the disposition of a New Bond for United States federal income tax purposes could be affected. United States Holders are urged to consult their own tax advisors with regard to the possible application to the New Bonds of the Treasury regulations on contingent payment debt instruments.

Interest on New Bonds

Interest on New Bonds generally will be taxable to a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder’s method of tax accounting for United States federal income tax purposes. Interest income on New Bonds generally will constitute foreign source income for United States federal income tax purposes. For United States foreign tax credit limitation purposes, interest on the New Bonds generally will (with certain exceptions) constitute “passive category income” or, in the case of certain United States Holders, “general category income.”

Interest withheld at source, if any, will be taxable to a United States Holder. Such United States Holder generally would be entitled to a credit or deduction for United States federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits. The rules relating to foreign tax credits, or deduction in lieu of the United States foreign tax credit, are extremely complex. United States Holders are urged to consult their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit rules to their own tax situation.

Sale, Exchange, Redemption or Other Disposition of the New Bonds

A United States Holder generally will recognise capital gain or loss upon a sale, exchange, redemption or other disposition of the New Bonds (including a disposition upon the exercise of the conversion rights associated with the New Bonds) in an amount equal to the difference between the amount realised (which in the case of the exercise of the conversion rights associated with the New Bonds in exchange for the receipt of ordinary shares of the Guarantor will include the fair market value of any such ordinary shares received) by the United States Holder from such sale, exchange, redemption or other disposition and the United States Holder’s tax basis in such New Bonds, except that the amount realised in respect of accrued and unpaid interest generally will be taxable as described under “—Interest on New Bonds” above. Such gain or loss will be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange, redemption or other disposition. Such capital gain or loss generally will be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of non-corporate United States Holders are generally eligible for a maximum 20% preferential tax rate. A United States Holder’s ability to deduct capital losses against income is subject to certain limitations.

The basis and holding period of New Bonds will be as described in “Exchange of Exiting Bonds—Receipt of New Bonds”.

Receipt of Ordinary Shares of the Guarantor Upon Exercise of Conversion Rights

Upon the exercise of the conversion rights associated with the New Bonds a United States Holder will generally recognise capital gain or loss as described in “—Sale, Exchange, Redemption or Other Disposition of the New Bonds”. A United States Holder’s tax basis in ordinary shares of the Guarantor received upon conversion of the New Bonds will equal the then current fair market value of such ordinary shares received. The U.S. holder’s holding period for the ordinary shares received will commence on the date immediately following the date of conversion. United States Holders should review the Offering Circular for a general discussion of certain material United States federal income tax consequences relevant to the receipt, ownership and disposition of the ordinary shares of the Guarantor (or its cash value at the election of the Issuer) upon exercise of the conversion rights associated with the New Bonds.

Taxation of New Shares

Distributions

The amount of any distributions paid with respect to the New Shares generally will be included in a United States Holder’s gross income as ordinary dividend income from foreign sources to the extent paid out of the Guarantor’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Distributions in excess of such current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the United States Holder’s adjusted tax basis in the New Shares and thereafter as capital gain. However, the Guarantor does not intend to calculate its earnings and profits under United States federal income tax principles. Therefore, a United States Holder should expect that any distribution made by the Guarantor to such United States Holder will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Such dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other United States corporations.

The amount of any dividend paid in a currency other than United States dollars will be the United States dollar value of the dividend payment based on the exchange rate in effect on the date of distribution, whether or not the payment is converted into United States dollars at that time. A United States Holder’s tax basis in the non-United States currency received will equal such United States dollar amount. Gain or loss, if any, recognised on a subsequent sale or conversion of the non-United States currency will be United States source ordinary income or loss.

With respect to certain non-corporate United States Holders, including individual United States Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that: (1) the Guarantor is eligible for benefits of the income tax treaty between the United States and the UK (which the Guarantor believes to be the case); (2) the Guarantor is not a PFIC (as discussed below) with respect to the United States Holder for either the taxable year in which the dividend is paid or the preceding taxable year; (3) certain holding period requirements are met; and (4) the United States Holder is not under an obligation to make a related payment with respect to positions in substantially similar or related property.

Prospective investors should consult their tax advisers concerning the applicability of the foreign tax credit rules to dividends on the New Shares.

Sale or other taxable disposition of New Shares

A United States Holder generally will recognise capital gain or loss on the sale or other taxable disposition of the New Shares equal to the United States dollar value of the difference between the amount realised and the United States Holder’s adjusted tax basis (determined in United States dollars) in the New Shares. Such capital gain or loss will be long-term capital gain or loss if the United States Holder’s holding period in the New Shares exceeds one year. However, regardless of a United States Holder’s actual holding period, any loss may be long-term capital loss to the extent the United States Holder has received a dividend that qualifies for the reduced rate described above in “Taxation of New Shares—Distributions”, and, together with any other such dividends during the applicable period, exceeds 10 per cent. of the United States Holder’s basis in its New Shares. Such gain or loss generally will be treated as arising from United States sources for foreign tax credit limitation purposes.

The basis and holding period of New Shares will be as described in “Exchange of Exiting Bonds—Receipt of New Shares”.

The amount realised on a sale or other taxable disposition of New Shares generally will be the amount of cash the United States Holder receives in exchange for such New Shares. If the consideration the United States Holder receives for the New Shares is not paid in United States dollars, the amount realised will be the United States dollar value of the payment received. In general, the United States dollar value of such a payment will be determined on the date of disposition. However, if the New Shares are treated as traded on an “established securities market” and the United States Holder is a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, the United States Holder will determine the United States dollar value of the amount realised in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale or other taxable disposition.

A United States Holder’s tax basis in any foreign currency the United States Holder receives on the sale or other taxable disposition of New Shares will be equal to the United States dollar amount that the United States Holder realised on the sale or taxable disposition. Any gain or loss the United States Holder realises on a subsequent conversion of any such foreign currency generally will be United States source ordinary income or loss.

Passive foreign investment company rules

A non-United States corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

(a)	at least 75 per cent. of its gross income is passive income; or

(b)	at least 50 per cent. of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

“Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and asset test described above, if the Guarantor owns, directly or indirectly, 25 per cent. or more of the total value of the outstanding shares of another corporation, the Guarantor will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

In addition, under certain attribution rules, if the Guarantor is a PFIC, United States Holders will be deemed to own their proportionate share of any subsidiary that the Guarantor owns which is also a PFIC (a “Subsidiary PFIC”), and will be subject to United States federal income tax on their proportionate share of any (a) distribution on the shares of a Subsidiary PFIC and (b) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such United States Holders directly held the shares of such Subsidiary PFIC.

The Guarantor does not believe that it was a PFIC in its taxable year ending 31 December 2014 and, based on the current projection of income, assets and business activities, the Guarantor does not expect to be a PFIC for United States federal income tax purposes for its current taxable year ending 31 December 2015 or the foreseeable future. However, PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that the Guarantor will not be treated as a PFIC in its current taxable year or future taxable years.

Under the PFIC rules, if the Guarantor becomes a PFIC at any time that a United States Holder holds the New Shares, the Guarantor would continue to be treated as a PFIC with respect to such holder’s investment unless (i) the Guarantor ceases to be a PFIC and (ii) the United States Holder has made a “deemed sale” election under the PFIC rules.

If the Guarantor were to be treated as a PFIC, United States Holders of the New Shares would be required (i) to pay a special addition to tax on certain distributions and gains on sale and (ii) to treat any gain from the sale of the New Shares as ordinary income (rather than capital gains) in addition to paying the special addition to tax on such gain. Additionally, dividends paid by the Guarantor would not be eligible for the special reduced rate of tax described above in “Taxation of New Shares—Distributions”. Special elections may be available to mitigate the adverse tax consequences of the PFIC regime, but these elections will generally require United States Holders to recognise taxable income in advance of receipt. United States Holders that own PFIC stock worth more than a certain threshold amount are required to file an annual report with respect to each PFIC in which they own stock. Prospective investors should consult their tax advisers regarding the potential application of the PFIC regime and the annual information reporting requirements associated with owning PFIC stock.

United States information reporting and backup withholding

In general, information reporting requirements may apply to interest and dividends paid (or other taxable distributions) in respect of the New Bonds or the New Shares, as applicable, or the proceeds received on the sale or exchange of the New Bonds or the New Shares within the United States or by a broker with certain United States connections. Backup withholding may apply to payments to a United States Holder of interest, dividends or the proceeds of a sale or other disposition of the New Bonds or the New Shares, if the United States Holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9), certify that the United States Holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and a refund of any excess amount withheld under the backup withholding rules may be obtained by filing the appropriate claim for refund with the IRS and furnishing any required information.

Information with respect to Foreign Financial Assets

Certain United States Holders may be required to report on IRS Form 8938 information relating to an interest in the New Bonds or the New Shares, subject to certain exceptions (including an exception for assets held in accounts maintained by certain financial institutions, although the account itself may be reportable if held at a non-United States financial institution). United States Holders should consult their tax advisers regarding the effect, if any, of this reporting requirement on their purchase, ownership and disposition of the New Bonds or the New Shares.

BondHOLDER MEETING

The Bondholder Meeting will be held in accordance with the provisions of Schedule 3 (Provisions for Meetings of Bondholders) to the Original Trust Deed. A copy of the Original Trust Deed (certain relevant provisions of which are summarised below) and other relevant documents listed below are available for inspection by Existing Bondholders during normal business hours at the office of the Existing Bonds Trustee and the Existing Bonds Paying Agent. In the case of any difference or inconsistency between this summary and the provisions of the Original Trust Deed, the provisions of the Original Trust Deed shall prevail.

The following documents are available, along with additional copies of this Exchange Offer and Consent Solicitation Memorandum, for inspection, as indicated below, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted), at the offices of the Existing Bonds Paying Agent:

(a)	the Principal Trust Deed;

(b)	the First Supplemental Trust Deed;

(c)	the Original Agency Agreement;

(d)	the Original Deed Poll;

(e)	form of the Second Supplemental Trust Deed;

(f)	form of the Supplemental Agency Agreement;

(g)	form of the Supplemental Deed Poll;

(h)	form of the New Bonds Trust Deed;

(i)	form of the New Bonds Deed Poll; and

(j)	form of the New Bonds Agency Agreement.

The Bondholder Meeting will be convened to consider the Extraordinary Resolution. The Extraordinary Resolution may only be considered at the Bondholder Meeting if such Bondholder Meeting is quorate. The quorum and voting requirements are set out in the Provisions for Meetings of Bondholders and are summarised under “Procedures at the Bondholder Meeting—Quorum Requirement” below. If the Extraordinary Resolution is passed, the Existing Bonds Trustee will be authorised and directed to enter into the Second Supplemental Trust Deed with the Issuer and the Guarantor to amend the Original Trust Deed and the Conditions to reflect the Modifications.

Participation at the Bondholder Meeting

The Existing Bonds are currently represented by the Global Bond held by and registered in the name of BNP Paribas Securities Services as nominee for the Clearing Systems. The Existing Bonds cannot be physically offered for exchange. Each Beneficial Owner, being a person who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of the Clearing Systems or its Direct Participant, should note that such person will not be an Existing Bondholder for the purposes of the Notice of Bondholder Meeting and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Existing Bondholder for the purposes of the Notice of Bondholder Meeting will be the registered holder of the Global Bond, which is BNP Paribas Securities Services as nominee for the Clearing Systems. Receipt from the Direct Participant on behalf of a Beneficial Owner of Voting Instructions by the relevant Clearing System will be deemed to constitute an instruction from the Registered Holder of such Existing Bonds to complete and sign a form of proxy in accordance with Schedule 3 (Provisions for Meetings of Bondholders) of the Original Trust Deed, and in such form of proxy to authorise and instruct the applicable proxies to attend the Bondholder Meeting (and any adjournment of such meeting), and to cast the votes corresponding to such Existing Bonds at such Bondholder Meeting (or any adjournment of such meeting). It is intended that the Exchange and Tabulation Agent shall perform the role of proxy at the Bondholder Meeting.

Timing for Voting Instructions

No Voting Instructions will be accepted after the Expiration Deadline.

Timing for Direct Participant Election Form

No Direct Participant Election Forms will be accepted after the Expiration Deadline.

No Brokerage Fees

Existing Bondholders and Direct Participants will not be obliged to pay brokerage fees or commissions to the Dealer Manager, the Guarantor or the Issuer in connection with giving Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, submitting Direct Participant Election Forms or casting votes at the Bondholder Meeting.

No Revocation of Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms

Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms, submitted by or on behalf of Existing Bondholders shall be irrevocable provided, however that in the event that the Issuer, in its sole discretion, amends, terminates or withdraws an Offer, at any time up to and including the applicable date on which the acceptance of the Exchange Offer is announced, in a manner that is materially adverse to Existing Bondholders in the opinion of the Issuer (in consultation with the Dealer Manager), Existing Bondholders shall be permitted, subject to the conditions set out herein, to revoke any Consents, Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms delivered in relation thereto for a period of 2 Business Days from the date of notification of any materially adverse amendments to the terms and conditions of the Offer.

With respect to the limited situations when Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form may be revoked as set out above, to be effective any notice of revocation must indicate the relevant Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, a Direct Participant Election Form to be revoked and must be received prior to the Expiration Deadline in the same manner as the original Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, Direct Participant Election Forms. Beneficial Owners who are not Direct Participants must arrange either directly or through their Intermediary to contact the Direct Participant through which they hold the Existing Bonds to deliver notice of such revocation to the relevant Clearing System prior to the Expiration Deadline. Such Beneficial Owners should give such directions to their Intermediary sufficiently in advance to ensure receipt by Euroclear or Clearstream, Luxembourg of any such notice of revocation prior to the Expiration Deadline and within the time limit specified by such Clearing System.

Termination

The Issuer reserves the right, at its discretion and subject to applicable law, at any time to withdraw or terminate the Modifications, as set out herein (subject to compliance with the terms of the Original Trust Deed). Any such withdrawal or termination will be notified to Existing Bondholders promptly via the Clearing Systems.

Procedures at the Bondholder Meeting

Existing Bondholders should note the quorum requirements for the Bondholder Meeting set out below. Existing Bondholders should be aware that, if Existing Bondholders present or represented at a Bondholder Meeting are insufficient to meet these quorum requirements, the Extraordinary Resolution to be considered at such Bondholder Meeting cannot be considered at such Bondholder Meeting but will be considered at the relevant adjourned meeting, which will have lower quorum requirements; see “Quorum Requirements” below.

Notices

The Notice of Bondholder Meeting is set out on pages 60 to 67 (inclusive) of this Exchange Offer and Consent Solicitation Memorandum. The Notice of Bondholder Meeting is delivered on the date of this Exchange Offer and Consent Solicitation Memorandum.

Chairman

The chairman of the Bondholder Meeting (who may, but need not be, an Existing Bondholder) will be nominated in writing by the Existing Bonds Trustee. If no such nomination is made or if the nominated chairman is not present at the Bondholder Meeting within 15 minutes after the time fixed for such Bondholder Meeting, the Existing Bondholders or their proxies who are present at such Bondholder Meeting shall choose a chairman from the Existing Bondholders or proxies present at such meeting, failing which, the Issuer may appoint a chairman (who may, but need not be, an Existing Bondholder). The chairman of an adjourned meeting does not have to be the same person as the chairman of the original meeting that was adjourned.

Quorum Requirement

The Extraordinary Resolution may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if at least one or more persons being entitled to vote (whether as a Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Bonds for the quorum requirement set out below. If within 15 minutes after the time fixed for the Bondholder Meeting a quorum is not present, the Bondholder Meeting will be adjourned to a later time and date in accordance with the Original Trust Deed. When the Bondholder Meeting resumes following adjournment, the Original Trust Deed makes provision for a lower quorum requirement set out below.

The quorum requirements are as follows:

Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	The quorum shall be one or more persons holding or representing in the aggregate not less than two-thirds in principal amount of the Existing Bonds for the time being outstanding.

Adjourned Bondholder Meeting	The quorum shall be one or more persons present in person holding Existing Bonds or being proxies or representatives and holding or representing in the aggregate not less than one-quarter in principal amount of the Existing Bonds for the time being outstanding.

Voting

Every question submitted to a Bondholder Meeting (or any adjournment of such meeting) will be decided in the first instance by a show of hands and, in the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Bondholder or as a proxy or representative. At a Bondholder Meeting (or any adjournment of such meeting), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer, the Guarantor, the Existing Bonds Trustee or by any one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the Existing Bonds for the time being outstanding or being a proxy or representative, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number of votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs. The valid demand for a poll shall not prevent the continuation of the relevant meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands, every person who is present in person or is a proxy or a registered holder of a Bond shall have one vote.

On a poll, every person who is so present shall have one vote in respect of each U.S.$100,000 in aggregate face amount of the Existing Bonds for the time being outstanding held or represented by him.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed, subject to the satisfaction of the Effectiveness Condition.

FORM OF NOTICE OF MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF BONDHOLDERS. IF BONDHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS.

NOTICE OF MEETING

of the holders of

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the “Issuer”)

U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015
(of which U.S.$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the “Existing Bonds”)

convertible into redeemable preference shares

of Petropavlovsk 2010 Limited which are guaranteed by,

and will be exchangeable immediately upon issuance for ordinary shares in,

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)

(the “Guarantor”)

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 (Provisions for Meetings of Bondholders) to the trust deed dated 18 February 2010 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 7 January 2015 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”), between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”), in respect of the above-referenced Existing Bonds, a meeting (the “Bondholder Meeting”) of the holders of the Existing Bonds (the “Existing Bondholders”) convened by the Issuer will be held at 11.00 am. on 24 February 2015 at Norton Rose Fulbright LLP, at 3 More London Riverside, London SE1 2AQ, for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Original Trust Deed. If within fifteen minutes after such time a quorum is not present, the Bondholder Meeting will be adjourned (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Bondholder Meeting (including the Extraordinary Resolution) shall bear the meanings given to them in the Original Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 2 February 2015 (the “Exchange Offer and Consent Solicitation Memorandum”).

EXTRAORDINARY RESOLUTION

THE TERMS OF THE EXTRAORDINARY RESOLUTION are as follows:

THAT this Meeting of the holders (the “Existing Bondholders”) of the U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015 (of which U.S.$310,500,000 in principal amount remain outstanding) (the “Existing Bonds”) convertible into redeemable preference shares (the “Preference Shares”) of Petropavlovsk 2010 Limited (the “Issuer”), which are guaranteed by, and will be exchangeable immediately upon issuance for ordinary shares of, Petropavlovsk PLC (the “Guarantor”) (constituted by the trust deed dated 18 February 2010 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 7 January 2015 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”), between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”)) hereby RESOLVES:

(a)	to assent to and approve the modification of (i) the terms and conditions of the Existing Bonds (the “Conditions”) (such terms and conditions being set forth in Schedule 1 (Form of Original Definitive Registered Bond) to the Original Trust Deed), (ii) the paying, transfer, conversion and exchange agency agreement dated 18 February 2010 between the Issuer, the Guarantor, the agents named therein and the Existing Bonds Trustee in respect of the Existing Bonds (the “Original Agency Agreement”); and (iii) the deed poll executed as a deed on 18 February 2010 in favour of the Issuer and the holders of the Preference Shares by the Guarantor (the “Original Deed Poll”), such that each Existing Bond shall be purchased, exchanged or redeemed on the Settlement Date (as defined in the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 2 February 2015) (the “Modifications”);

(b)	to assent and agree to the Modifications being effected in accordance with and pursuant to the relevant terms of the Original Trust Deed and the Conditions and, for the avoidance of doubt, agree that the Modifications do not constitute and shall not be construed by the Existing Bondholders or the Existing Bonds Trustee as an Event of Default or Potential Event of Default (each as defined in the Original Trust Deed) and do not constitute and shall not be construed by the Existing Bondholders or the Existing Bonds Trustee as any form of waiver of any actual or potential default;

(c)	to authorise, direct, request and empower the Existing Bonds Trustee to concur in and forthwith execute a second supplemental trust deed to the Original Trust Deed (the “Second Supplemental Trust Deed”) and a supplemental paying, transfer, conversion and exchange agency agreement to the Original Agency Agreement (the “Supplemental Agency Agreement”) (each in the form available for inspection) and to consent to the Guarantor and the Issuer, as appropriate, concurring in and executing the Second Supplemental Trust Deed, the Supplemental Agency Agreement and a supplement deed poll to the Original Deed Poll (the “Supplemental Deed Poll”) (in the form available for inspection) to implement the Modifications;

(d)	to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Existing Bondholders appertaining to the Existing Bonds against the Issuer, the Guarantor and the Existing Bonds Trustee involved or resulting from or to be effected by this Extraordinary Resolution (whether or not those rights arise under the Original Trust Deed or the Conditions, the Original Agency Agreement, the Original Deed Poll and their implementation);

(e)	to authorise the Exchange and Tabulation Agent and the Existing Bonds Paying Agent to arrange for any Existing Bonds not previously blocked in the Clearing Systems, to be blocked in the Clearing Systems from the date on which the Effectiveness Condition is satisfied, to facilitate the settlement on the Settlement Date;

(f)	to authorise, direct and empower the Existing Bonds Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to this Extraordinary Resolution; and

(g)	that each of the Existing Bonds Trustee, the Exchange and Tabulation Agent and the Existing Bonds Paying Agent be discharged and exonerated from all liability for which it may have become or may become liable under the Original Trust Deed, the Original Deed Poll, the Original Agency Agreement, or the Existing Bonds in respect of any act or omission including, without limitation, in connection with this Extraordinary Resolution or its implementation or non-implementation, the Modifications or the implementation of the Modifications even if it is found subsequently there is a defect in the passing of this Extraordinary Resolution or for any reason this Extraordinary Resolution is not binding on current or subsequent Existing Bondholders or their heirs or assignees.

Background

The Exchange Offer and Consent Solicitation Memorandum, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Existing Bondholders to approve (at the Bondholder Meeting) the proposals set out in the above Extraordinary Resolution.

Effectiveness Condition

The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications are subject to the Effectiveness Condition. If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date (as defined in the Exchange Offer and Consent Solicitation Memorandum), the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer.

Documents Available for Inspection

Existing Bondholders may, at any time during normal business hours on any day (other than a Saturday or Sunday or a public holiday) on which commercial banks are open for business in London, Jersey, and in the place of the specified office of BNP Paribas Securities Services, Luxembourg Branch as registrar in respect of the Existing Bonds (the “Existing Bonds Registrar”) prior to the Bondholder Meeting, inspect copies of the documents set out below at the offices of the Existing Bonds Paying Agent in respect of the Existing Bonds:

(a)	the Principal Trust Deed;

(b)	the First Supplemental Trust Deed;

(c)	the Original Agency Agreement;

(d)	the Original Deed Poll;

(e)	form of the Second Supplemental Trust Deed;

(f)	form of the Supplemental Agency Agreement;

(g)	form of the Supplemental Deed Poll;

(h)	form of the New Bonds Trust Deed;

(i)	form of the New Bonds Deed Poll; and

(j)	form of the New Bonds Agency Agreement.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Existing Bonds Paying Agent and the Existing Bonds Registrar.

General

Existing Bondholders should pay particular attention to the requirements in respect of a quorum for the Bondholder Meeting and an adjourned Bondholder Meeting (if applicable) which are set out below. In light of such requirements, Existing Bondholders are strongly urged either to attend the Bondholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Bondholder Meeting.

None of Merrill Lynch International as the dealer manager (the “Dealer Manager”), the Issuer, the Guarantor, the Existing Bonds Trustee or the Committed Existing Bondholders express any view or make any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Existing Bondholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Existing Bonds Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Existing Bondholders for their consideration. None of the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders have been involved in formulating or negotiating the Extraordinary Resolution relating to the Existing Bonds and no such party makes any representation that all relevant information has been disclosed to the Existing Bondholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. None of the Dealer Manager, the Existing Bonds Trustee or the Committed Existing Bondholders has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice. None of the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders has approved this notice for the purposes of Section 21 of the Financial Services and Markets Act 2000. No responsibility or liability is or will be accepted by the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders in relation to the accuracy or completeness of this Notice or any other written or oral information made available to any person receiving this Notice or its advisers and any such liability is expressly disclaimed.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Existing Bondholders from the Existing Bonds Trustee, the Issuer, the Guarantor, the Dealer Manager or the Committed Existing Bondholders to vote for or against the Extraordinary Resolution. Accordingly, each of the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Committed Existing Bondholders recommends that Existing Bondholders who are unsure of the impact of the Extraordinary Resolution should seek their own financial and legal advice.

Voting and Quorum

The provisions governing the convening and holding of the Bondholder Meeting are set out in Schedule 3 (Provisions for Meetings of Bondholders) to the Original Trust Deed, a copy of which is available for inspection as described above. The Existing Bonds are currently represented by a global bond (the “Global Bond”) held by and registered in the name of BNP Paribas Securities Services (the “Registered Holder”) as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg as holder of an interest in the Existing Bonds (“Direct Participants”), should note that such person will not be an Existing Bondholder for the purposes of this Notice and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Existing Bondholder for the purposes of this Notice of Bondholder Meeting will be the Registered Holder.

Direct Participants who have submitted Voting Instructions to the Clearing Systems and, if applicable, a Direct Participant Election Form to the Exchange and Tabulation Agent, in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Bondholder Meeting in respect of the Extraordinary Resolution. By submitting or delivering duly completed Voting Instructions to the relevant Clearing Systems and, if applicable, a Direct Participant Election Form to the Exchange and Tabulation Agent, the relevant holder of the Existing Bonds instructs the Existing Bonds Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as its proxy to attend and to cast the votes corresponding to such Existing Bondholder’s Existing Bonds in favour of the Extraordinary Resolution at the Bondholder Meeting.

The following provisions apply only to Direct Participants who do not submit Voting Instructions or Beneficial Owners who do not have Voting Instructions submitted on their behalf to the relevant Clearing System.

1.	The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Existing Bonds Registrar signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Existing Bonds Registrar not less than 48 hours before the time fixed for the Bondholder Meeting, appoint any person (a “proxy”) to act on his or its behalf in connection with the Bondholder Meeting in relation to the Existing Bonds (or any adjourned such meeting).

2.	A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Bondholder Meeting, to be the holder of the Existing Bonds to which such appointment relates and the Registered Holder of the Existing Bonds shall be deemed for such purposes not to be the holder.

3.	The Beneficial Owner can request through his Direct Participant to appoint the Exchange and Tabulation Agent as proxy to cast the votes relating to the Existing Bonds in which he has an interest at the Bondholder Meeting (or any adjourned such meeting).

4.	Alternatively, Beneficial Owners and Direct Participants who wish a different person to be appointed as their proxy to attend and vote at the Bondholder Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy in respect of the Existing Bonds in which they have an interest for the purposes of attending and voting at the Bondholder Meeting in respect of the Existing Bonds (or any adjourned such meeting).

5.	In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Bondholder Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the Clearing System to block the Existing Bonds in the relevant Direct Participant’s account and to hold the same to the order or under the control of the Exchange and Tabulation Agent.

6.	Notice of any adjourned meeting shall be given in the same manner as notice of the original Bondholder Meeting save that at least 10 days’ notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

7.	Any Existing Bond(s) so held or blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned such meeting) and (ii) upon such Existing Bonds ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Existing Bonds Paying Agent to be held to its order or under its control.

8.	Existing Bondholders are entitled to attend the Bondholder Meeting or to give instructions with respect to the casting of their votes at the Bondholder Meeting whether or not they offer to exchange their Existing Bonds in response to the Exchange Offer.

The Extraordinary Resolution may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if one or more persons being entitled to vote (whether as an Existing Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Bonds satisfying the quorum requirement as set out below.

If within fifteen minutes after the time appointed for the Bondholder Meeting, a quorum is not present, the Bondholder Meeting shall stand adjourned. The adjourned Bondholder Meeting will be subject to lower quorum requirements as set out below.

The quorum requirement is as follows:

Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	One or more persons present in person holding Existing Bonds or being proxies or representatives and holding or representing in the aggregate not less than two-thirds in principal amount of the Existing Bonds for the time being outstanding.

Adjourned Bondholder Meeting	One or more persons present in person holding Existing Bonds or being proxies or representatives and holding or representing in the aggregate not less than one-quarter in principal amount of the Existing Bonds for the time being outstanding.

Every question submitted to a Bondholder Meeting (or any adjourned such meeting) will be decided in the first instance by a show of hands and, in the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as an Existing Bondholder or as a proxy or representative. At a Bondholder Meeting (or any adjourned such meeting), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer, the Guarantor, the Existing Bonds Trustee or by any one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the Existing Bonds for the time being outstanding or being a proxy or representative, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number of votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs. The valid demand for a poll shall not prevent the continuation of the relevant meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands, every person who is present in person or is a proxy or a registered holder of an Existing Bond shall have one vote.

On a poll, every person who is so present shall have one vote in respect of each U.S.$100,000 in aggregate face amount of the Existing Bonds for the time being outstanding held or represented by him.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed.

If passed, the Extraordinary Resolution will be binding upon all Existing Bondholders, whether or not they were present or represented at the Bondholder Meeting (or adjourned such meeting, as applicable) and whether or not they voted at the Bondholder Meeting (or adjourned such meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

The consent for the Modifications being sought involve the debt securities of a company incorporated under the laws of Jersey and for the equity securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information included in the Preliminary Offering Circular and the Rights Issue Prospectus both appended to the Exchange Offer and Consent Solicitation Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under United States domestic tender offer procedures and law.

It may be difficult for United States holders of the Existing Bonds to enforce their rights and any claim arising out of the United States federal securities laws, since each of the Issuer and the Guarantor is located in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. United States holders of the Existing Bonds may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of the United States securities laws. Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment. United States holders of the Existing Bonds should be aware that each of the Issuer and the Guarantor of the Existing Bonds may purchase the Existing Bonds in other transactions, such as in open market or privately negotiated purchases.

This Notice is given by Petropavlovsk 2010 Limited.

Bondholders should contact the following for further information:

DEALER MANAGER

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Email: simon.davy@baml.com Telephone: +44 (0)20 7995 3759 Attention: Simon Davy	Email: john.m.cavanagh@baml.com Telephone: +44 (0)20 7995 3715 Attention: John Cavanagh

EXCHANGE AND TABULATION AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

Attention: Sunjeeve Patel / Victor Parzyjagla
Telephone: +44 207 704 0880
Facsimile: +44 207 067 9098
E-mail: petropavlovsk@lucid-is.com

EXISTING BONDS PAYING AGENT

BNP Paribas Securities Service, Luxembourg Branch

H2O Building
33, rue de Gasperich Howald-Hesperange
L-5826
Luxembourg

The Dealer Manager, the Existing Bonds Paying Agent and the Exchange and Tabulation Agent are agents of the Issuer and the Guarantor, and owe no duty to any holder of the Existing Bonds.

Dated: 2 February 2015

SCHEDULE 1
FORM OF DIRECT PARTICIPANT ELECTION FORM

ONLY TO BE COMPLETED BY EXISTING BONDHOLDERS WHO WISH TO CASH UNDERWRITE AND/OR PARTICIPATE IN THE VOLUNTARY DEBT-FOR-EQUITY EXCHANGE

DEADLINE FOR RECEIPT BY EXCHANGE AND TABULATION AGENT

20 FEBRUARY 2015, 4.00PM (LONDON TIME)

DIRECT PARTICIPANT ELECTION FORM

For use by Direct Participants in Euroclear and Clearstream, Luxembourg in respect of

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the “Issuer”)

U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015
(of which U.S.$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the “Existing Bonds”)

convertible into redeemable preference shares

of Petropavlovsk 2010 Limited which are guaranteed by,

and will be exchangeable immediately upon issuance for ordinary shares in,

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)

(the “Guarantor”)

In relation to the Cash Underwriting, the Voluntary Debt-for-Equity Exchange and the exchange of any Residual Bonds

Terms not otherwise defined in this Direct Participant Election Form, have the meaning given in the Exchange Offer and Consent Solicitation Memorandum prepared by the Issuer and the Guarantor dated 2 February 2015 (the “Exchange Offer and Consent Solicitation Memorandum”).

Each Existing Bondholder should be aware that the New Shares Amount and/or New Bonds Amount and/or Cash Amount received on the Settlement Date is dependent upon the take-up of rights pursuant to the Rights Issue, the success of any associated rump placing, the amount of the Cash Underwriting and the elections made by other Existing Bondholders in relation to their holding pursuant to the Offer. An Existing Bondholder may receive a New Bonds Amount, a New Shares Amount (if such Existing Bondholder participates in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange, or, in respect of Existing Bondholders who do not participate in the Cash Underwriting or the Voluntary Debt-for-Equity Exchange up to their full holding of Existing Bonds, if there is a Mandatory Debt-for-Equity Exchange) or a Cash Amount or a combination thereof. The elections made in the Voting Instructions and, in the case of Cash Underwriters and participants in the Voluntary Debt-for-Equity Exchange, in the Direct Participant Election Forms, indicate how an Existing Bondholder wishes its holding to be treated in the settlement and allocation processes under the Rights Issue and the Offer and should not be considered as a final indication of the New Shares Amount and/or New Bonds Amount and/or Cash Amount that may be received on the Settlement Date in respect of Existing Bondholders who do not participate in the Cash Underwriting.

Direct Participants must use this election form (upon the instruction of the underlying Beneficial Owners) to register the details of holdings of the Existing Bonds and to make certain elections with respect to the Cash Underwriting, the Voluntary Debt-for-Equity Exchange and the exchange of any Residual Bonds.

A separate Direct Participant Election Form must be completed on behalf of each Beneficial Owner.

This Direct Participant Election Form is divided into the following parts:

PART 1	BENEFICIAL OWNER DETAILS

PART 2	BENEFICIAL OWNER ELECTIONS

All relevant Parts of this Direct Participant Election Form should be completed by the Direct Participant for and on behalf of the relevant Beneficial Owner.

Before any Part of this Direct Participant Election Form is completed, Beneficial Owners and Direct Participants are strongly advised to read the Exchange Offer and Consent Solicitation Memorandum.

Original paper copies of signed Direct Participant Election Forms should not be sent to the Exchange and Tabulation Agent. Direct Participants are requested to send the signed Direct Participant Election Forms in pdf format to the e-mail address of the Exchange and Tabulation Agent: petropavlovsk@lucid-is.com.

This Direct Participant Election Form and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

FOR ASSISTANCE, CONTACT THE EXCHANGE AND TABULATION AGENT:

Lucid Issuer Services Limited
Attention of: Sunjeeve Patel/Victor Parzyjagla
Leroy House
436 Essex Road
London N1 3QP

Phone: +44 (0) 207 704 0880
Fax: +44 (0)20 7067 9098
E-mail: petropavlovsk@lucid-is.com

PART 1

BENEFICIAL OWNER DETAILS

SECTION 1: BENEFICIAL OWNER DETAILS

Please identify the Beneficial Owner on whose behalf you are submitting this Direct Participant Election Form.

To be completed for all Beneficial Owner:

Full Name of Beneficial Owner

Country of Residence/Headquarters

E-mail Address

Telephone Number (with country code)

To be completed if the Beneficial Owner is an institution:

Jurisdiction of Incorporation of Beneficial Owner

Name of Authorised Employee Contact

SECTION 2: DIRECT PARTICIPANT DETAILS

Full name of Euroclear or Clearstream, Luxembourg Direct Participant

Account Number of Direct Participant at Clearing System

Authorised Employee of Direct Participant
(print name)

Telephone no. of Authorised Employee (with country code)

E-mail of Authorised Employee

Authorised Employee Signature
(sign)

Date

Before returning this Direct Participant Election Form, please make certain that you have provided all the information requested.

By signing above, the Direct Participant confirms that it has obtained all necessary consents, authorisations, approvals and/or permissions required to be obtained by it under the laws and regulations applicable to it in any jurisdiction in order to sign this Direct Participant Election Form on behalf of the Beneficial Owner.

SECTION 3: DETAILS OF HOLDINGS

The Direct Participant, on behalf of the relevant Beneficial Owner, holds the following Existing Bonds to which this Direct Participant Election Form relates, and which have been “blocked” through delivery of Custody Instructions to the relevant Clearing System, the number(s) in relation to which is/are identified below.

Amount Blocked at Clearing System (U.S.$)	Clearing System	Clearing System Account Number	Custody Instruction Reference Number

PART 2
BENEFICIAL OWNER ELECTIONS

SECTION 1 – ELECTIONS OF BENEFICIAL OWNERS WISHING TO PARTICIPATE IN THE CASH UNDERWRITING

Each Beneficial Owner who wishes to participate in the Cash Underwriting must satisfy the KYC procedures of Merrill Lynch International. It should be noted that where this Direct Participant Election Form is submitted to the Exchange and Tabulation Agent prior to the receipt of KYC clearance by Merrill Lynch International, two elections should be made; one which is intended to apply should KYC clearance be successfully obtained prior to the Expiration Deadline and one which is intended to apply if such KYC clearance is not obtained by the Expiration Deadline, in which case, such election shall apply and no Cash Underwriting by the relevant Beneficial Owner shall be permitted.

Please note that Existing Bondholders located in the United States or acting for the account of, or on behalf of, investors located in the United States are not eligible to participate in the Cash Underwriting.

Elections if KYC cleared by the Expiration Deadline:

Custody Instruction Reference Number	Total Existing Bondholding in U.S.$	Cash Underwrite in pounds sterling	Percentage of Residual Bonds up to the lower of the amount of the Cash Underwrite or Residual Bonds to be exchanged for a Cash Amount	Percentage of Residual Bonds up to the lower of the amount of the Cash Underwrite or Residual Bonds to be exchanged for a New Bonds Amount	Voluntary Debt- for-Equity Exchange of principal amount of Existing Bonds in U.S.$	Percentage of Residual Bonds up to the lower of the amount of the Voluntary Debt- for-Equity Exchange or Residual Bonds to be exchanged for a Cash Amount	Percentage of Residual Bonds up to the lower of the amount of the Voluntary Debt for-Equity Exchange or Residual Bonds to be exchanged for a New Bonds Amount

Elections if not KYC cleared by the Expiration Deadline:

Custody Instruction Reference Number	Total Existing Bondholding in U.S.$	Voluntary Debt-for-Equity Exchange of principal amount of Existing Bonds in U.S.$	Percentage of Residual Bonds up to the lower of the amount of the Voluntary Debt-for- Equity Exchange or Residual Bonds to be exchanged for a Cash Amount	Percentage of Residual Bonds up to the lower of the amount of the Voluntary Debt-for- Equity Exchange or Residual Bonds to be exchanged for a New Bonds Amount

The Allocation Code obtained from the Dealer Manager in respect of any Cash Underwriting is:

PART 2

BENEFICIAL OWNER ELECTIONS

SECTION 2 – ELECTIONS OF BENEFICIAL OWNERS WISHING TO PARTICIPATE IN THE VOLUNTARY DEBT-FOR-EQUITY EXCHANGE ONLY

Elections:

Custody Instruction Reference Number	Total principal amount of Existing Bondholding in U.S.$	Voluntary Debt-for-Equity Exchange of principal amount of Existing Bonds in U.S.$	Percentage of Residual Bonds to be exchanged for a Cash Amount	Percentage of Residual Bonds to be exchanged for a New Bonds Amount

APPENDIX A

PRELIMINARY OFFERING CIRCULAR RELATING TO THE NEW BONDS

This Preliminary Offering Circular is being distributed for information only and is subject to completion and amendment and may only be communicated to persons in the United Kingdom in circumstances where section 21(1) of the FSMA does not apply to the Issuer. This Preliminary Offering Circular shall not, and is not intended to, constitute an offer or invitation to sell or the solicitation of an offer to buy, and may not be used as, or in connection with, an offer or invitation to sell or a solicitation to buy any Bonds. This Preliminary Offering Circular is not a prospectus for the purposes of EU Directive 2003/71/EC (as amended). When available, the final Offering Circular will be made available to the public in accordance with EU Directive 2003/71/EC.

PRELIMINARY OFFERING CIRCULAR DATED 2 FEBRUARY 2015

Offering Circular dated [●] March 2015

Petropavlovsk 2010 Limited

(incorporated with limited liability in Jersey with registered number 104830)

US$100,000,000

9 per cent Guaranteed Convertible Bonds due 2020

convertible into redeemable preference shares

of Petropavlovsk 2010 Limited which are guaranteed by,

and will be exchangeable immediately upon issuance for, ordinary shares in

Petropavlovsk PLC

(incorporated with limited liability in England and Wales with registered number 04343841)

Issue Price: 100 per cent

Applications have been made for the US$100,000,000 9 per cent Guaranteed Convertible Bonds due 2020 (the Bonds) of Petropavlovsk 2010 Limited (the Issuer) to be admitted to the official list maintained by the Financial Conduct Authority (the Official List) acting in its capacity as the competent authority (the UK Listing Authority) for the purposes of Part VI of the United Kingdom Financial Services and Markets Act 2000, as amended (the FSMA) and to be admitted to trading on the Professional Securities Market of the London Stock Exchange plc (the Professional Securities Market). References in this offering circular (the Offering Circular) to the Bonds being listed (and all related references) shall mean that the Bonds have been admitted to the Official List and have been admitted to trading on the Professional Securities Market. The Professional Securities Market is not a regulated market for the purposes of the Markets in Financial Investments Directive (the Directive 2004/39/EC).

Petropavlovsk PLC (the Guarantor, the Company or Petropavlovsk) has undertaken to apply to have the ordinary shares of £0.01 each in the Guarantor (the Ordinary Shares) issuable upon conversion of the Bonds admitted to the premium listing segment of the Official List and admitted to trading on the regulated market of the London Stock Exchange plc (the Regulated Market). This Offering Circular is to be read in conjunction with all the documents which are incorporated by reference herein (see “Documents Incorporated by Reference”).

Each of the Issuer and the Guarantor accepts responsibility for the information contained in this Offering Circular. The Issuer and the Guarantor confirm that, having taken all reasonable care to ensure that such is the case, the information contained in this Offering Circular is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

This Offering Circular (including the information incorporated by reference herein) is not intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by the Issuer, the Guarantor or Capita Trust Company Limited (the Trustee) that any recipient of this Offering Circular should purchase any of the Bonds. Each investor contemplating purchasing the Bonds should make its own independent investigation of the financial condition and affairs of, and its own appraisal of the creditworthiness of, the Issuer and the Guarantor.

No person is authorised to give any information or to make any representation not contained in this Offering Circular and any information or representation not so contained must not be relied upon as having been authorised by or on behalf of the Issuer or the Guarantor. Neither the delivery of this Offering Circular, nor any sale made in connection herewith, shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer or the Guarantor since the date hereof or the date upon which this Offering Circular has been most recently amended or supplemented, or that there has been no adverse change in the financial position of the Issuer or the Guarantor since the date hereof or the date upon which this Offering Circular has been most recently amended or supplemented, or that the information contained in it or any other information supplied in connection with the Bonds is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.

This Offering Circular does not constitute an offer of, or an invitation by or on behalf of the Issuer or the Guarantor to subscribe or purchase, any Bonds, Preference Shares (as defined herein) or Ordinary Shares. The distribution of this Offering Circular and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this Offering Circular comes are required by the Issuer and the Guarantor to inform themselves about and to observe any such restrictions.

The Bonds, the guarantee given by the Guarantor pursuant to the Trust Deed to unconditionally and irrevocably guarantee the due and punctual payment of all sums from time to time payable by the Issuer in respect of the Bonds and the due and punctual performance by the Issuer of all of the Issuer’s other obligations in respect of the Bonds (the Guarantee), the guarantee by way of deed poll provided by the Guarantor in respect of the Preference Shares executed and delivered on [●] March 2015 (the Deed Poll), the Preference Shares

and the Ordinary Shares have not been, and will not be, registered under the United States Securities Act of 1933 (as amended) (the Securities Act), or any state securities law, and may not be offered or sold within the US or to US persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Bonds will be in registered form and issued in authorised denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The Bonds will be represented by a global bond in registered form (the Global Bond), without interest coupons, which will be deposited on or around [●] March 2015 (the Issue Date) with a common depositary for, and registered in the name of a common nominee of, Euroclear Bank SA/NV (Euroclear) or Clearstream Banking, société anonyme (Clearstream, Luxembourg). The Global Bond will be exchangeable in certain limited circumstances in whole, but not in part, for definitive Bonds in registered form (the Definitive Certificates). See “Summary of Provisions Relating to the Bonds in Global Form”.

The Bonds will not when issued be rated by any credit rating agency. Neither the Issuer nor the Guarantor currently has any intention of applying for a credit rating from any credit rating agency.

This Offering Circular does not constitute, and may not be used for or in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation.

Neither the Trustee nor any Agent has separately verified the information contained in this Offering Circular. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility is accepted by the Trustee as to the accuracy or completeness of the information contained in this Offering Circular or any other information supplied in connection with the Bonds, the Preference Shares or Ordinary Shares. Each person receiving this Offering Circular acknowledges that such person has not relied on the Trustee in connection with its investigation of the accuracy of such information or its investment decision and each person must rely on its own examination of the Issuer and the Guarantor, and the merits and risks involved in investing.

Certain statements contained in this Offering Circular and the information incorporated by reference are forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “anticipates”, “intends”, “may”, “will” or “should” or in each case their negative, or other variations or comparable terminology. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Guarantor and its subsidiary undertakings and, where the context requires, its associates (the Group), or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among other things, general economic and business conditions, industry trends, competition, commodity prices, changes in law or regulation, currency fluctuations (including fluctuations in the US Dollar or Rouble), the Group’s ability to recover its reserves or develop new reserves and to implement its expansion plans and achieve cost reductions and efficiency measures, changes in business strategy or development, political and economic uncertainty and other risks – See further in “Risk Factors”. There can be no assurance that the results and events contemplated by the forward-looking statements contained in this Offering Circular will, in fact, occur.

Any forward-looking statements in this Offering Circular reflect the Group’s current view with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to the Group’s operations and growth strategy. Investors should specifically consider the factors identified in this Offering Circular which could cause results to differ before making an investment decision. These forward-looking statements speak only as at the date of this Offering Circular. The Issuer will not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events, circumstances or unanticipated events occurring after the date of this Offering Circular except as required by law or by any appropriate regulatory authority.

The Jersey Financial Services Commission (the Commission) has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Bonds by the Issuer and under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Preference Shares by the Issuer. The Commission has also given, and has not withdrawn, its consent under Article 1 of the Control of Borrowing (Jersey) Order 1958 to the Guarantor raising monies in Jersey by the issue of the Ordinary Shares and to the circulation in Jersey of this Offering Circular by the Guarantor. The Commission is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law. A copy of this Offering Circular has been delivered to the Jersey registrar of companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, and the registrar has given, and not withdrawn, consent to its circulation. It must be distinctly understood that, in giving these consents, neither the Jersey registrar of companies nor the Commission takes any responsibility for the financial soundness of the Issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

Any individual intending to invest in any investment described in this Offering Circular should consult his or her professional adviser and ensure that he or she fully understands all the risks associated with making such an investment and has sufficient financial resources to sustain any loss that may arise from it. Risk factors in relation to the Group are brought to your attention on pages [7]-[9] of this Offering Circular.

Each potential investor in the Bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(a)	have sufficient knowledge and experience to make a meaningful evaluation of the Bonds, the merits and risks of investing in the Bonds and the information contained or incorporated by reference in this Offering Circular or any applicable supplement;

(b)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Bonds and the impact such investment will have on its overall investment portfolio;

(c)	understand thoroughly the terms of the Bonds and be familiar with the behaviour of financial markets in which they participate; and

(d)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

It should be remembered that the price of the Bonds and income from them can go down as well as up.

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Investors may not reproduce or distribute this Offering Circular, in whole or in part, and investors may not disclose any of the contents of this Offering Circular or use any information herein for any purpose other than considering an investment in the Bonds. Investors agree to the foregoing by accepting delivery of this Offering Circular.

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CONTENTS

OVERVIEW OF THE OFFERING	1
RISK FACTORS	7
PRESENTATION OF INFORMATION	14
DOCUMENTS INCORPORATED BY REFERENCE	16
TERMS AND CONDITIONS OF THE BONDS	20
SUMMARY OF PROVISIONS RELATING TO THE BONDS IN GLOBAL FORM	69
DESCRIPTION OF THE ISSUER	71
DESCRIPTION OF THE GUARANTOR	73
DESCRIPTION OF THE ISSUER’S SHARE CAPITAL AND THE PREFERENCE SHARES	77
DESCRIPTION OF THE DEED POLL	81
DESCRIPTION OF THE ORDINARY SHARES OF THE GUARANTOR	83
USE OF PROCEEDS	84
TAXATION	85
GENERAL INFORMATION	94
GLOSSARY	97

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OVERVIEW OF THE OFFERING

The following overview refers to certain provisions of the Terms and Conditions of the Bonds (Conditions), the Preference Shares, the Ordinary Shares issuable upon conversion of the Bonds and the Trust Deed (as defined herein) and is qualified by the more detailed information contained elsewhere in the Offering Circular. Terms which are defined in “Terms and Conditions of the Bonds” have the same meaning when used in this overview.

Issuer	Petropavlovsk 2010 Limited.

Guarantor	Petropavlovsk PLC.

Bonds	US$100,000,000 9 per cent Guaranteed Convertible Bonds due 2020 of the Issuer, convertible into redeemable preference shares of the Issuer (the Preference Shares) which will be exchanged immediately upon issuance for ordinary shares in the Guarantor.

The Offering	The Bonds will be issued pursuant to the completion of the exchange offer of the US$380,000,000 4 per cent Guaranteed Convertible Bonds due 2015 (ISIN: XS0482875811) (of which US$310,500,000 in principal amount remain outstanding) (the Existing Bonds) of the Issuer, which forms part of the recapitalisation of the Guarantor and its subsidiaries (the Exchange Offer).

Issue Date	[●] March 2015.

Issue Price	100 per cent of the principal amount of the Bonds.

Final Maturity Date	Unless previously purchased and cancelled, redeemed or converted, the Bonds will be redeemed on [●] March 2020 (the Final Maturity Date) at their principal amount.

Form and Denomination	The Bonds will be in registered form and issued in authorised denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The Bonds will be represented by a Global Bond, without interest coupons, which will be deposited on or around the Issue Date with, and registered in the name of a nominee of, a common depositary for Euroclear and Clearstream, Luxembourg. The Global Bond will be exchangeable in certain limited circumstances in whole, but not in part, for Definitive Certificates.

Interest

The Bonds will bear interest from and including the Issue Date at 9 per cent per annum payable quarterly in arrear on [●] March, [●] June, [●] September and [●] December in each year with the first payment on [●] June 2015.

Any non-payment of interest due to the imposition of Sanctions shall not constitute an Event of Default until (and including) the third Interest Payment Date following the Interest Period in which the relevant Sanction was imposed, and any such accrued but unpaid interest shall be capitalised on the interim interest payment date(s) and shall accrue default interest.

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Status of the Bonds	The Bonds constitute senior, unsubordinated, direct, unconditional and (subject to Condition 3) unsecured obligations of the Issuer and rank pari passu without preference among themselves. The obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3, at all times rank at least equally with all its present and future unsecured, unconditional and unsubordinated obligations.

Yield	The yield will be 9 per cent. The yield is calculated on the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

Guarantee of the Bonds	The Guarantor will pursuant to the Trust Deed unconditionally and irrevocably guarantee the due and punctual payment of all sums from time to time payable by the Issuer in respect of the Bonds and the due and punctual performance by the Issuer of all of the Issuer’s other obligations in respect of the Bonds.

Status of the Guarantee	The Guarantee constitutes a senior, unsubordinated, direct, unconditional and (subject to Condition 3) unsecured obligation of the Guarantor and shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3 of the Bonds, at all times rank at least equally with all its other present and future unsecured, unconditional and unsubordinated obligations.

Negative Pledge

So long as any Bond remains outstanding, the Issuer and the Guarantor will not, and the Guarantor will not permit any of its Principal Subsidiaries to create or permit to subsist any Security, other than Permitted Security, upon the whole or any part of its undertaking, assets or revenues, present or future, to secure any Relevant Debt or Financial Indebtedness or any guarantee or indemnity in respect of any Relevant Debt or Financial Indebtedness, subject to limited exceptions in relation to Refinancing Indebtedness and Project Finance Indebtedness.

See Condition 3 (“Terms and Conditions of the Bonds –Negative Pledge and Covenants”).

Financial Covenants

None of the Issuer, the Guarantor or their Subsidiaries shall incur any Financial Indebtedness unless the Consolidated Leverage Ratio is 2.5:1 or lower, subject to limited exceptions in relation to Permitted Financial Indebtedness.

See Condition 3 (“Terms and Conditions of the Bonds – Negative Pledge and Covenants”).

Other Covenants

•        The Issuer, the Guarantor and their Principal Subsidiaries will not be permitted to make dividend payments (other than dividend payments to a member of the Group) unless the Consolidated Leverage Ratio does not exceed 2:1;

•        Restrictions on certain Affiliate Transactions unless (i) the Affiliate Transaction is on arm’s length terms; (ii) if such Affiliate Transaction involves an aggregate consideration in excess of US$10 million, the Guarantor shall deliver a Director’s certificate; and (iii) if such Affiliate Transaction involves an aggregate consideration in excess of US$20 million, the Guarantor shall deliver a fairness opinion provided by an Independent Appraiser;

•        Restrictions on certain asset sales unless consideration

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         received for such asset sales is at least equal to the fair market value of such assets (such Fair Market Value to be tested by an independent appraiser if the book value of such asset exceeds 5 per cent of consolidated total assets, or US$100 million, whichever is greater);

•        The Guarantor shall publicly announce as soon as reasonably practicable following it becoming aware of: (a) any actual or anticipated default under any of the Senior Bank Debt Documents and the amount of time which the Guarantor and/or its subsidiaries have to avoid or remedy such default; and (b) any actual or anticipated new emphasis of matter or qualification in relation to its accounts or the Group’s consolidated accounts, subject to certain conditions. No later than two London business days following such announcement, the Issuer or the Guarantor shall invite all Bondholders to attend a meeting with the Guarantor, to be held no earlier than 5 and no later than 10 London business days following such notice to invite the Bondholders to establish a committee Bondholders to consult with the Guarantor in relation to the relevant actual or anticipated default and any remedy in respect thereof; and

•        The Senior Bank Debt Documents and any Permitted Financial Indebtedness shall not contain provisions pursuant to which a default would arise solely as a result of the fact that any Sanction has been imposed.

See Condition 3 (“Terms and Conditions of the Bonds – Negative Pledge and Covenants”).

Cross Default	The Bonds will contain a cross acceleration provision, subject to a threshold of US$10,000,000, as further described in Condition 12 (“Terms and Conditions of the Bonds – Events of Default”).

Other Events of Default	For a description of certain other events that will permit the Bonds to become immediately due and payable at their principal amount, together with accrued interest, see “Terms and Conditions of the Bonds – Events of Default”.

Redemption at the Option of the Issuer

The Bonds may be redeemed at the option of the Issuer in whole (but not in part only) at their principal amount together with accrued interest:

(i)         at any time on or after [●] March 2018, if the Aggregate Value for not less than 20 dealing days in any period of 30 consecutive dealing days ending not more than 14 days prior to the giving of the relevant optional redemption notice (the Optional Redemption Notice), exceeds US$1,500; or

(ii)         if, at any time prior to the date the relevant Optional Redemption Notice is given, the right to convert the Bonds into Preference Shares of the Issuer (the Conversion Right) shall have been exercised and/or purchases and/or redemptions effected in respect of 90 per cent or more in principal amount of the Bonds originally issued.

See Condition 9(b) (“Terms and Conditions of the Bonds – Redemption and Purchase – Redemption at the Option of the

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Issuer”).

Redemption at the Option of the Bondholders

The Issuer will, at the option of the holder of any Bond, redeem such Bond at 101 per cent of its principal amount together with interest accrued at the date fixed for redemption following the occurrence of a change of control.

See Condition 9(d) (“Terms and Conditions of the Bonds – Redemption and Purchase – Redemption at the Option of the Bondholders”).

Taxation	Payments in respect of the Bonds will be made without any withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by or within Jersey, the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. Neither the Issuer nor the Guarantor shall be required to pay any additional or further amounts in respect of such deduction or withholding.

Conversion Right	Unless previously redeemed or purchased and cancelled, each Bond will be convertible, at the option of the holder, into Preference Shares of the Issuer during the Conversion Period and all such Preference Shares shall be exchanged immediately as described below. Each US$1,000 principal amount of a Bond is convertible into one Preference Share having a paid-up value of US$1,000 per Preference Share. The Issuer shall procure that such Preference Share is exchanged immediately, pursuant to the articles of association of the Issuer (the Articles of the Issuer) and the terms of the Deed Poll and as contemplated by the Conditions, for Ordinary Shares credited as fully paid. The number of Ordinary Shares to be issued will be determined by dividing the paid-up value (the Paid-up Value) in respect of the relevant Preference Shares (converted into Sterling at the fixed rate of £1= US$1.5171 (the Fixed Exchange Rate)) issued on conversion of the Bonds by the Exchange Price in effect on the relevant Conversion Date. See Condition 8(a) (“Terms and Conditions of the Bonds – Conversion and Exchange – Conversion Period and Exchange Price”).

Conversion Period

Conversion Rights may be exercised during the period from [41st day after the Issue Date] and ending on and including the earliest to occur of:

•        the close of business on the sixth business day prior to the Final Maturity Date;

•        if the Bonds shall have been called for redemption by the Issuer before the Final Maturity Date, the close of business on the sixth business day before the date fixed for redemption; or

•        if a Bondholder has given notice requiring its redemption in accordance with the Conditions, the close of business on the day prior to giving such notice; and

•        the giving of notice of an Event of Default by the Trustee (the Conversion Period).

Exchange Price	£0.0826 per Ordinary Share.

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Exchange Price upon Change of Control	In the event of a change of control constituting a Relevant Event, the Exchange Price will be adjusted downwards for a specified period as described in the Articles of the Issuer.

Ordinary Shares	Any Ordinary Shares to be delivered following conversion and delivery of the Preference Shares to the Guarantor will be delivered credited as fully paid, having, on the date hereof, a nominal value of £0.01 each and will rank pari passu in all respects with all fully paid Ordinary Shares in issue on the relevant Conversion Date.

Preference Shares	Preference Shares of the Issuer will be issued upon conversion of the Bonds with a Paid-up Value of US$1,000 in respect of each US$1,000 principal amount of Bonds converted.

Cash Settlement	The Guarantor shall have the option to elect to pay the Cash Value in lieu of delivering the Ordinary Shares following the exercise of the Conversion Right.

Further Issues	The Issuer may from time to time, without the consent of the holders of the Bonds (the Bondholders), create and issue further debt securities either having the same terms and conditions as the Bonds in all respects (or in all respects except for the first payment of interest on them) so that such further issue shall be consolidated and form a single series with the Bonds or upon such terms as the Issuer may determine at the time of their issue. See Condition 20 (“Terms and Conditions of the Bonds – Further Issues”).

Use of Proceeds	The Bonds are being issued pursuant to the completion of the Exchange Offer. Accordingly, the Issuer does not expect to receive any proceeds from the offering of the Bonds.

Trustee	Capita Trust Company Limited.

Principal Paying, Transfer, Conversion and Exchange Agent	Deutsche Bank AG, London Branch.

Registrar	Deutsche Bank Luxembourg SA.

Governing Law	The Bonds, the Trust Deed and the Deed Poll will be governed by, and shall be construed in accordance with, English law.

Listing and Trading	Applications have been made for the Bonds to be admitted to the Official List and to trading on the Professional Securities Market of the London Stock Exchange. The Guarantor has undertaken to apply to have the Ordinary Shares issuable upon conversion of the Bonds admitted to listing on the premium segment listing of the Official List and admitted to trading on the Regulated Market of the London Stock Exchange. The Preference Shares will not be listed on any exchange.

Rating	The Bonds will not when issued be rated by any credit rating agency. Neither the Issuer nor the Guarantor currently has any intention of applying for a credit rating from any credit rating agency.

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Clearing

The Bonds have each been accepted for clearing by Euroclear and Clearstream, Luxembourg. The Bonds have the following Common Code and International Securities Identification Number:

ISIN: XS[●]

Common Code: [●].

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RISK FACTORS

Prospective investors should consider carefully the risks set forth below and the other information contained in this Offering Circular prior to making any investment decision with respect to the Bonds. Each of the risks highlighted below could have a material adverse effect on the business, operations, financial condition or prospects of the Issuer and the Guarantor, which, in turn, could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Bonds. In addition, each of the risks highlighted below could adversely affect the trading price of the Bonds or the Ordinary Shares or the rights of investors under the Bonds or the Ordinary Shares and, as a result, investors could lose some or all of their investment.

Prospective investors should note that the risks described below are not the only risks the Issuer and the Guarantor face. Each of the Issuer and the Guarantor has described only those risks relating to its operations that it considers to be material. There may be additional risks that they currently consider not to be material or of which they are not currently aware, and any of these risks could have the effects set forth above.

Prospective investors should read the entire Offering Circular together with the documents incorporated by reference. Words and expressions defined in the “Terms and Conditions of the Bonds” below or elsewhere in this Offering Circular have the same meanings in this section.

Risks Relating to the Group

For further information in relation to the risks relating to the Group, see “Risk Factors – Risks Relating to the Group” of the Rights Issue Prospectus (as defined below), which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Risks Relating to Russian and Operating in Russia

For further information in relation to the risks relating to Russia and operating in Russia, see “Risk Factors – Risks Relating to Russia and Operating in Russia” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Risks Relating to the Mining Industry

For further information in relation to the risks relating to the mining industry, see “Risk Factors –Risks Relating to the Mining Industry” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Risks Relating to the Exchange Offer

After completion of the offer to exchange any or all of the bonds held partly for the Bonds and partly for cash, the Group will continue to have substantial levels of indebtedness, which may be effectively subordinated and this could adversely affect the financial health of the Group and inhibit its ability to generate sufficient cash to satisfy outstanding and future debt obligations

After completion of the recapitalisation of the Group pursuant to the Exchange Offer and a rights issue offer by the Guarantor, the Group will continue to have substantial levels of indebtedness, and may incur substantial additional indebtedness in the future, subject to certain limitations. These could adversely affect the financial health of the Group and inhibit its ability to generate sufficient cash to satisfy outstanding and future debt obligations. Such new indebtedness could be secured, subject again to certain limitations, and would effectively be senior to the Bonds and the Guarantee as to the asset securing such indebtedness. As the Issuer and the Guarantor depend upon payments from the Group to make payments on the Bonds, such additional indebtedness incurred by other members of

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the Group would also be structurally senior to the Bonds and the Guarantee. As at [●] March 2015, on a consolidated basis, the Group had total outstanding secured loans of [●] and unsecured loans of [●].

Such substantial consolidated indebtedness of the Group could:

•	limit its ability to satisfy its obligations under the Bonds and other indebtedness, including its ability to redeem the Bonds at maturity or otherwise when due and payable;

•	increase its vulnerability to adverse general economic and industry conditions;

•	require it to dedicate a substantial portion of its cash flow from operations to servicing and repaying its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit its flexibility in planning for or reacting to changes in its businesses and the industry in which it operates;

•	place the Group at a competitive disadvantage compared to its competitors that have less indebtedness;

•	limit, along with the financial and other restrictive covenants of its indebtedness, among other things, its ability to borrow additional funds;

•	increase the cost of any additional financing; and

•	significantly restrict the ability of the Group to raise additional financing in the future on terms acceptable to the Group, or at all.

The ability of the Group to generate sufficient cash to satisfy its outstanding and future debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. The Group may not be able to generate sufficient cash flow to meet its debt obligations. If the Group is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditure, selling assets, restructuring or refinancing its indebtedness or seeking equity capital. These strategies may not be instituted on satisfactory terms, if at all. There can be no assurance that the Group will be able to refinance or repay any of its indebtedness in the future on commercially reasonable terms, or at all. If the Group is unable to repay or refinance any such indebtedness, the Group will be in payment default, as a result of which the Group’s creditors could declare all of the Group’s indebtedness to be due and payable and the Group could be forced into bankruptcy or liquidation, or required to substantially restructure or alter its operations or financing. These events, either singly or in aggregate, could have a material adverse effect on the Group’s business, financial condition, cash flows and results of operations.

The terms and conditions of the Bonds and loan documentation of the Guarantor and its subsidiaries (the Subsidiaries) could adversely affect the Group’s business, financial condition, cash flows and results of operations.

The Guarantor and its Subsidiaries have entered into agreements with certain banks for borrowings. Some of these agreements contain restrictive covenants such as the requirement to obtain creditor consent for, among other things, issuing new securities, incurring further indebtedness, transferring any controlling interest, changing its management, undertaking new projects, launching new ventures, certain acquisitions and disposals of assets, declaring dividends or incurring capital expenditure beyond certain limits. The terms and conditions for some of these borrowings also contain covenants which limit the ability of the Guarantor to make any change in its capital structure, make investments, undertake borrowing or lending (including any intra group lending), effect any scheme of amalgamation or restructuring and/or enlarge or diversify its scope of business. In addition, the terms and conditions for certain of these borrowings contain financial covenants which require the Guarantor

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to maintain, among other things, a specified minimum net worth-to-debt ratio and debt service cover ratio.

There can be no assurance that the Group will be able to comply with these financial or other covenants or that it will be able to obtain the creditor consents necessary to take the actions it believes are necessary to operate and grow its business.

The use of borrowings also presents certain additional risks for the Guarantor and its Subsidiaries as the Guarantor and its Subsidiaries may be unable to service interest payments and principal repayments or comply with other requirements of any loans, rendering borrowings immediately repayable in whole or in part, together with any attendant cost. A default under one financing document may also trigger cross-defaults under other financing documents including in relation to the Bonds. An event of default under any financing document, if not cured or waived, could result in the acceleration of all or part of the Group’s financial indebtedness and the enforcement by the Group’s creditors of any security interests created by it in connection with such financing. It could also have a material adverse effect on the reputation and prospects of the Group.

Risks Relating to the Issuer

The Issuer is a special purpose financing entity with no business operations other than the issuance of bonds and preference shares, the lending of the proceeds to other Group companies and the entry into certain ancillary arrangements. The Issuer’s only material assets will be the obligation of one or more other Group companies to repay such loan. Therefore, the Issuer is subject to the material risks to which the Group is subject, to the extent that such risks could limit the ability of the Group’s companies to satisfy in full and on a timely basis their obligations under such loans. For a description of these risks, see “Risk Factors – Risks Relating to the Group” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular. Neither the Issuer nor the Guarantor is aware of any other material risks which could adversely affect the business of the Issuer.

Risks Relating to the Bonds

There is no active trading market for the Bonds

The Bonds are new securities which may not be widely distributed and for which there is currently no active trading market. If the Bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions, the Group’s results of operations and the market price of the Ordinary Shares. Although applications have been made for the Bonds to be admitted to the Official List and to trading on the Professional Securities Market, there is no assurance that such applications will be accepted or that an active trading market will develop. Accordingly, there is no assurance as to the development or liquidity of any trading market for the Bonds.

General economic conditions may affect the value of the Bonds and the ability of the Group to pay the interest on the Bonds

A number of factors outside the control of the Issuer and the Guarantor may impact significantly on the Issuer, the Guarantor, the Group, their operating and financial performance, including:

•	economic conditions in the United Kingdom, Russia and internationally;

•	general movements in the local and international stock markets;

•	investor sentiment;

•	changes in interest rates, exchange rates and the rate of inflation;

•	changes in fiscal, monetary or regulatory policies; or

•	international hostilities.

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Prolonged deterioration in general economic conditions, including an increase in interest rates or decrease in consumer and business demand, could be expected ultimately to have an adverse impact on the Group's operating and financial performance. This impact might not be immediate.

The Bonds may be redeemed prior to maturity

The Conditions provide that the Bonds are redeemable at the Issuer’s option in certain limited circumstances and accordingly the Issuer may choose to redeem the outstanding Bonds at times when prevailing interest rates may be relatively low. In such circumstances an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Bonds.

Credit ratings may not reflect all risks

A credit rating will not be assigned to the Bonds on issue. However, one or more independent credit rating agencies may subsequently assign credit ratings to the Bonds. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Bonds. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. No assurance can be given that a credit rating will remain constant for any given period of time or that a credit rating will not be lowered or withdrawn entirely by the credit rating agency if, in its judgment, circumstances in the future so warrant. A suspension, reduction or withdrawal at any time of the credit rating assigned to the Bonds by one or more of the credit rating agencies may adversely affect the cost and terms and conditions of the Group’s financings and could adversely affect the value and trading of the Bonds.

The Group may not be able to obtain enough funds to redeem the Bonds if a Relevant Event takes place

Upon a change of control constituting a Relevant Event (as defined in the Conditions), the Issuer or the Guarantor may be required to redeem all or a part of the Bonds at their principal amount plus accrued and unpaid interest to the date of redemption. If a Relevant Event were to occur, there can be no assurance that the Issuer or the Guarantor will have sufficient funds to pay the redemption price of the outstanding Bonds. The inability to redeem the Bonds would constitute an Event of Default under the Conditions.

The change of control provisions contained in the Conditions may not protect holders of the Bonds in the event of highly leveraged transactions, including reorganisations, restructurings or mergers, because these transactions may not involve a change in voting power or beneficial ownership of the magnitude required to trigger the change of control provisions. See “Terms and Conditions of Bonds — Exercise of Conversion Right”.

Bondholders have no shareholder rights before conversion

An investment in the Bonds will not convey any voting rights, any right to receive dividends or other distributions or any other rights with respect to any Ordinary Shares until such time, if any, as the relevant Bondholder exercises his Conversion Right and becomes registered as the holder of Ordinary Shares.

Risks attached to the exercise of Conversion Rights

At any point when the Bonds are outstanding, depending on the performance of the Ordinary Shares, the value of the Ordinary Shares may be substantially lower than when the Bonds were initially issued or purchased. In addition, because there will be a delay between when Conversion Rights are exercised and when Ordinary Shares are delivered, the value of Ordinary Shares to be delivered may vary substantially between the date on which the Conversion Rights are exercised and the date on which such Ordinary Shares are delivered.

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There is a limited period for the exercise of Conversion Rights

A Bondholder will, subject as more fully described herein under “Terms and Conditions of the Bonds - Conversion and Exchange”, have the right to convert its Bonds into Preference Shares which shall be exchanged immediately into Ordinary Shares. Conversion Rights may be exercised, subject as herein provided, at any time on or after [41st day after Issue Date] up to the close of business (at the place where such Bond is deposited for conversion) six business days prior to the Final Maturity Date.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the Directive), each Member State is required to provide to the tax authorities of another Member State details of certain payments of interest or other similar income paid or secured by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State or certain other residual types of entities established in that other Member State.

On 24 March 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from 1 January 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. The Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts and partnerships) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

For a transitional period, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those Member States which still operate a withholding system when they are implemented. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from 1 January 2015, in favour of automatic information exchange under the Directive.

The end of the transitional period is dependent upon agreement relating to information exchange is reached between the EU and certain non-EU states. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of tax were to be withheld from that payment, neither the Issuer, the Guarantor nor Deutsche Bank AG, London Branch (the Principal Paying, Transfer, Conversion and Exchange Agent) nor any other person would be obliged to pay additional amounts with respect to the Bond as a result of the imposition of such withholding tax (see Condition 11). For so long as any Bond is outstanding, the Issuer undertakes to maintain a Principal Paying, Transfer, Conversion and Exchange Agent in a Member State of the European Union that does not impose an obligation to withhold or deduct tax pursuant to this Directive (see Condition 10(d)).

US Foreign Account Tax Compliance Act Withholding (FATCA)

Whilst the Bonds are in global form and held within Euroclear and Clearstream, Luxembourg (together, the ICSDs), in all but the most remote circumstances, it is not expected that FATCA will affect the amount of any payment received by the ICSDs. However, FATCA may affect payments made to custodians or intermediaries in the subsequent payment chain leading to the ultimate investor if any such custodian or intermediary generally is unable to receive payments free of FATCA withholding. It also may affect payment to any ultimate investor that is a financial institution that is not entitled to receive payments free of withholding under FATCA, or an ultimate investor that fails to provide its broker (or other custodian or intermediary from which it receives payment) with any information, forms, other documentation or consents that may be necessary for the payments to be made free of FATCA withholding. investors should choose the custodians or intermediaries with care (to ensure each is compliant with FATCA or other laws or agreements related to FATCA), provide

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each custodian or intermediary with any information, forms, other documentation or consents that may be necessary for such custodian or intermediary to make a payment free of FATCA withholding. investors should consult their own tax adviser to obtain a more detailed explanation of FATCA and how FATCA may affect them. The Issuer's obligations under the Bonds are discharged once it has paid the common depositary or common safekeeper for the ICSDs (as registered holder of the Bonds) and the Issuer has therefore no responsibility for any amount thereafter transmitted through hands of the ICSDs and custodians or intermediaries.

Bondholders will bear the risk of fluctuation in the price of the Ordinary Shares

The market price of the Bonds is expected to be affected by fluctuations in the market price of the Ordinary Shares and it is impossible to predict whether the price of the Ordinary Shares will rise or fall. Trading prices of the Ordinary Shares will be influenced by, among other things, the financial position of the Group, results of operations and political, economic, financial and other factors. Any decline in the market price of the Ordinary Shares may have an adverse effect on the market price of the Bonds.

Future issues or sales of the Ordinary Shares may significantly affect the market price of the Bonds and/or the Ordinary Shares. The future issue of Ordinary Shares by the Guarantor or the perception that such issues may occur may significantly affect the trading price of the Bonds and/or the Ordinary Shares. There can be no assurance that the Guarantor will not issue Ordinary Shares or that any substantial shareholder will not dispose of, encumber, or pledge its Ordinary Shares or related securities.

Because the global certificate is held by or on behalf of Euroclear and Clearstream, Luxembourg, investors will have to rely on their procedures for transfer, payment and communications with the Issuer

The Bonds will be represented by the Global Bond. The Global Bond will be deposited with a common depositary for, and registered in the name of the common nominee of, Euroclear and Clearstream, Luxembourg. Except in certain limited circumstances described in the Global Bond, investors will not be entitled to receive Bonds in definitive form. Euroclear and Clearstream, Luxembourg will maintain records of the beneficial interests in the Global Bond. While the Bonds are represented by the Global Bond, investors will be able to trade their beneficial interests only through Euroclear and Clearstream, Luxembourg.

The Issuer and the Guarantor will discharge their payment obligations under the Bonds by making payments to the common depositary for Euroclear and Clearstream, Luxembourg for distribution to their account Bondholders. A holder of a beneficial interest in a Global Bond must rely on the procedures of Euroclear and Clearstream, Luxembourg to receive payments under the Bonds. The Issuer and the Guarantor have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the Global Bonds.

Structural subordination to subsidiary debt

The Group’s operations are principally conducted through the Guarantor’s subsidiaries. Accordingly, the Guarantor is and will be dependent on its subsidiaries’ operations to service its indebtedness, including the Guarantee. The Guarantee will be structurally subordinated to the claims of all holders of debt securities and other creditors, including trade creditors, of the Guarantor’s subsidiaries, and to all secured creditors of the Guarantor. In the event of an insolvency, liquidation, reorganisation, dissolution or winding up of the business of any subsidiary of the Guarantor, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Guarantor. The Negative Pledge is subject to limited exceptions in relation to project finance debt.

Holding company structure; dependence on subsidiaries

The Guarantor’s results of operations and financial condition are dependent on the trading performance of members of the Group and upon the level of distributions, interest payments and loan repayments, if any, received from the Guarantor’s operating subsidiaries and associated undertakings, any amounts received on asset disposals and the level of cash balances. Certain of the Group’s operating subsidiaries and associated undertakings are and may, from time to time, be subject to

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restrictions on their ability to make distributions and loans including as a result of applicable laws, restrictive covenants in loan agreements, foreign exchange and other regulatory restrictions and agreements with the other shareholders of such subsidiaries or associated undertakings. Any of the situations described above could adversely affect the ability of the Issuer or the Guarantor to service their obligations under the Bonds.

The Bonds have limited anti-dilution protection

The Exchange Price at which the Bonds may be converted into Ordinary Shares will be adjusted if there is a consolidation, reclassification or subdivision of the Ordinary Shares, capitalisation of profits or reserves, payment or making of certain dividends, rights issue or grant of other subscription rights or other adjustment, including a spin-off event, which affects the Ordinary Shares, but only in the situations and only to the extent provided under the Articles of the Issuer. There is no requirement that there should be an adjustment for every corporate or other event that may affect the value of the Ordinary Shares. Events in respect of which no adjustment is made may adversely affect the value of the Ordinary Shares, and, therefore, adversely affect the value of the Bonds.

No gross-up under the Bonds for additional amounts

All payments of principal and interest in respect of the Bonds shall be made free and clear of, and without withholding or deduction for or on account of any taxation, unless required by law. Neither the Issuer nor the Guarantor will be required to pay additional or further amounts in respect of such withholding or deduction and the Bondholders will receive any such payment of principal or interest net of such withholding or deduction.

Modification, waivers and substitution

The Conditions contain provisions for calling meetings of Bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Bondholders including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

The Conditions also provide that the Trustee may, without the consent of Bondholders, agree to any modification of (except as mentioned in the Trust Deed) or to the waiver or authorisation of any breach or proposed breach of any of the provisions of the Trust Deed, any trust deed supplemental to the Trust Deed, the Agency Agreement, any agreement supplemental to the Agency Agreement, the Bonds, the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer, which would vary, abrogate or modify the rights appertaining to the Preference Shares) or determine without any such consent as aforesaid that any Event of Default or Potential Event of Default shall not be treated as such, where, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Bondholders so to do or may agree, and without any such consent as aforesaid, to any modification which is, in the opinion of the Trustee, of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law. Any such modification, authorisation, determination or waiver shall be binding on the Bondholders and, if the Trustee so requires, such modification shall be notified to the Bondholders promptly in accordance with Condition 19.

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PRESENTATION OF INFORMATION

Currencies

In this Offering Circular, references to pounds Sterling, pence, £ or p are to the lawful currency of the United Kingdom, references to US Dollars, US$, cents or ¢ are to the lawful currency of the US, references to Roubles or RUR are to the lawful currency of Russia. References to Euro or € are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

Unless otherwise indicated, the financial information contained in this Offering Circular has been expressed in US Dollars. The presentational currency of the Group is the US Dollar. Balance sheet items are translated into US Dollars at period end exchange rates. These translations should not be construed as representations that the relevant currency could be converted into US Dollars at the rate indicated or at any other rate.

On 28 January 2015:

•	US$1.00 = RUR67.8153 (based on the official exchange rate set by the Central Bank of Russia on 28 January 2015);

•	£1.00 = US$1.5171 (based on data provided by Bloomberg at 4.30 p.m. (London time) on 28 January 2015); and

•	US$1.00 = HK$7.7525 (based on data provided by Bloomberg at 4.30 p.m. (London time) on 28 January 2015).

Save as otherwise stated in this Offering Circular, the exchange rates above have been applied in this Offering Circular for all comparisons between pounds Sterling, US Dollars and Roubles.

Ore reserve and mineral resource reporting – basis of preparation

The Group reports Ore Reserves in accordance with the JORC Code in respect of the Key Mining Assets and the Tokur and Visokoe development assets and Mineral Resources in accordance with the JORC Code for these assets and the Yamal Assets. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012.

The JORC Mineral Resource and Ore Reserve Statements for the Group have been prepared internally by the Group’s technical experts following the methodology advised by independent mineral experts, WAI, in 2011 and 2012. The statements were based on the results of an extensive exploration programme, metallurgical testing and other technical work.

The Group reports Mineral Resources and Mineral Reserves for its alluvial assets in accordance with the NAEN Code. The NAEN Code is recognised by ESMA. The NAEN Code shares the same template with the JORC Code: Mineral Reserves reported in accordance with the NAEN Code are inclusive of mining dilution and mining losses. The NAEN Code allows conversion between the Russian GKZ C1, C2 into Proved and Probable Reserves and also conversion of C1, C2 and P1 into respective Measured, Indicated and Inferred Resources.

Forward-looking statements

This Offering Circular includes or incorporates by reference statements that are, or may be deemed to be, “forward-looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “plans”, “projects”, “anticipates”, “expects”, “intends”, “may”, “will”, “targets”, “aims”, ”aspires”, “hopes”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology, or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts or statements in the present tense. These statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those otherwise expressed.

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Forward-looking statements appear in a number of places throughout this Offering Circular and include, but are not limited to, statements regarding the Group’s intentions, beliefs or current expectations concerning, among other things, the Group’s results of operations, prospects, growth, strategies and expectations of the industry. These may include, among other things, statements relating to:

•	general economic conditions in the markets in which the Group operates, including the impact of an economic downturn or growth in these areas;

•	the competitive environment and trends in the industry and markets in which the Group operates and changes in consumer behaviour;

•	the Group’s exposure to environmental costs and liabilities;

•	the Group’s dependence on third party suppliers;

•	the ability of the Group to service its indebtedness; and

•	the ability of the Group to successfully implement cost saving and other restructuring programmes.

By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. The Issuer and the Guarantor caution that these forward-looking statements are not guarantees of future performance and that actual results could differ materially from those expressed or implied in these forward-looking statements. Undue reliance should, therefore, not be placed on such forward-looking statements. The development of the markets and the industry in which the Group operates may differ materially from those described in, or suggested by, the forward-looking statements contained in this Offering Circular. In addition, even if the development of the markets and the industry in which the Group operates are consistent with the forward-looking statements contained in this Offering Circular, those developments may not be indicative of developments in subsequent periods. A number of factors could cause developments to differ materially from those expressed or implied by the forward-looking statements including, without limitation, general economic and business conditions, industry trends, competition, commodity prices, changes in law or regulation, currency fluctuations (including fluctuations in the US Dollar or Rouble), the Group’s ability to recover its reserves or develop new reserves, changes in its business strategy, political and economic uncertainty and other factors discussed in the sections “Risk Factors” and “Description of the Guarantor” of this Offering Circular.

Any forward-looking statements contained in this Offering Circular reflect the Group’s current view with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to the Group’s operations and growth strategy. Investors should specifically consider the factors identified in this Offering Circular which could cause results to differ before making an investment decision.

Any forward-looking statements contained in this document apply only as at the date of this document and are not intended to give any assurance as to future results. The Issuer and the Guarantor will update this document as required by applicable law, including the UK Listing Authority’s prospectus rules, listing rules and disclosure and transparency rules (the Prospectus Rules, the Listing Rules and the Disclosure and Transparency Rules) and any other applicable law or regulations, but otherwise expressly disclaims any obligation or undertaking to update or revise any forward-looking statement after the date on which the forward-looking statement was made, whether as a result of new information, future developments or otherwise.

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DOCUMENTS INCORPORATED BY REFERENCE

This Offering Circular should be read and construed in conjunction with:

Information incorporated by reference into this Offering Circular	Destination of incorporation	Page number in this Offering Circular
Pages 1 to 13 inclusive of the audited financial statements of the Issuer as at and for the year ended 31 December 2013 (including the audit report thereon and the notes thereto)	Section entitled “Description of the Issuer – Financial Statements”	[72]
Pages 1 to 12 inclusive of the audited financial statements of the Issuer as at and for the year ended 31 December 2012 (including the audit report thereon and the notes thereto)	Section entitled “Description of the Issuer – Financial Statements”	[72]
Pages 114 to 172 inclusive of the audited consolidated financial statements of the Guarantor as at and for the year ended 31 December 2013 (including the audit report thereon and the notes thereto), which include as comparative financial information the unaudited consolidated financial information of the Guarantor as at and for the year ended 31 December 2012 that has been restated (the 2013 Financial Statements)	Section entitled “Description of the Guarantor – Financial Statements”	[73]
Pages 119 to 176 inclusive of the audited consolidated financial statements of the Guarantor as at and for the year ended 31 December 2012 (including the audit report thereon and the notes thereto) (the 2012 Financial Statements)	Section entitled “Description of the Guarantor – Financial Statements”	[73]
Pages 127 to 181 inclusive of the audited consolidated financial statements of the Guarantor as at and for the year ended 31 December 2011 (including the audit report thereon and the notes thereto) (the 2011 Financial	Section entitled “Description of the Guarantor – Financial Statements”	[73]

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Statements)
Pages 41 to 67 inclusive of the unaudited condensed consolidated interim financial statements of the Guarantor as at and for the six months ended 30 June 2014 (the 2014 Interim Financial Statements)	Section entitled “Description of the Guarantor – Financial Statements”	[73]
Pages 71 to 72 inclusive of inclusive of the circular and prospectus of the Guarantor dated 2 February 2015 in respect of a proposed rights issue and notice of general meeting (the Rights Issue Prospectus) – “Important Information – Presentation of financial information for the Group”	Section entitled “Presentation of Information”	[14]
Pages 37 to 51 inclusive of the Rights Issue Prospectus – “Risk Factors – Risks Relating to the Group”	Section entitled “Risk Factors – Risks Relating to the Group”	[7]
Pages 51 to 60 inclusive of the Rights Issue Prospectus – “Risk Factors – Risks Relating to Russia and Operating in Russia”	Section entitled “Risk Factors – Risks Relating to Russia and Operating in Russia”	[7]
Pages 60 to 62 inclusive of the Rights Issue Prospectus – entitled “Risk Factors – Risks Relating to the Mining Industry”	Section entitled “Risk Factors – Risks Relating to the Mining Industry”	[7]
Pages 135 to 173 inclusive of the Rights Issue Prospectus – Part 3 “Information on the Group”	Section entitled “Description of the Guarantor – Information on the Guarantor and the Group”	[73]
Pages 174 to 179 inclusive of the Rights Issue Prospectus – Part 4 “Selected Financial Information”	Section entitled “Description of the Guarantor – Selected Financial Information”	[73]
Pages 180 to 228 inclusive of the Rights Issue Prospectus – Part 5 “Operating and Financial Review”	Section entitled “Description of the Guarantor – Operating and Financial Review”	[73]
Pages 229 to 230 inclusive of the Rights Issue Prospectus – Part 6 “Capitalisation and	Section entitled “Description of the Guarantor – Capitalisation and Indebtedness Statement”	[74]

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Indebtedness Statement”
Pages 235 to 245 inclusive of the Rights Issue Prospectus – Part 8 “Information Concerning Management, Corporate Governance and Employees”	Section entitled “Description of the Guarantor – Information Concerning Management, Corporate Governance and Employees”	[75]
Pages 246 to 265 inclusive of the Rights Issue Prospectus – Part 9 “Russian Regulations and Summary of the Group’s Key Licences”	Section entitled “Description of the Guarantor – Russian Regulations and Summary of the Group’s Key Licences”	[75]
Pages 278 to 280 inclusive of the Rights Issue Prospectus – Part 11 “Additional Information – Share capital”	Section entitled “Description of the Ordinary Shares of the Guarantor – Share Capital”	[83]
Pages 280 to 290 inclusive of the Rights Issue Prospectus – Part 11 “Additional Information – Summary of the Articles of Association”	Section entitled “Description of the Ordinary Shares of the Guarantor – Summary of the Articles of Association”	[83]
Pages 296 to 307 inclusive of the Rights Issue Prospectus – Part 11 “Additional Information – Material Contracts”	Section entitled “Description of the Guarantor – Material Contracts”	[76]
Pages 323 to 324 inclusive of the Rights Issue Prospectus – Part 12 “Independent Auditor”	Section entitled “General Information – Auditor”	[95]
Pages 326 to 337 inclusive of the Rights Issue Prospectus – Part 14 “Definitions”	Section entitled “Glossary – Definitions”	[97]
Pages 338 to 346 inclusive of the Rights Issue Prospectus – Part 15 “Glossary of Abbreviations and Technical Terms”	Section entitled “Glossary – Glossary of Abbreviations and Technical Terms”	[97]

together, the Incorporated Documents.

The Incorporated Documents shall be deemed to be incorporated in, and to form part of, this Offering Circular.

Copies of the Incorporated Documents of which part or all are incorporated herein are available:

(a)	on the Guarantor’s website (http://www.petropavlovsk.net). Except to the extent expressly set out above neither the content of the Guarantor’s website (or any other website) nor the content of any website accessible from hyperlinks on the Guarantor’s website (or any other website) is incorporated into, or forms part of, this Offering Circular; and

(b)	as provided in paragraph 8 of “General Information” of this Offering Circular.

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Where the Incorporated Documents themselves incorporate information by reference, such information does not form part of this Offering Circular.

Any information contained in the Incorporated Documents which is not incorporated by reference in this Offering Circular is either not relevant to investors or is covered elsewhere in this Offering Circular.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offering Circular to the extent that a statement contained herein (or in a later document which is incorporated by reference herein) modifies or supersedes such earlier statement (whether expressly, by implication, or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

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TERMS AND CONDITIONS OF THE BONDS

The following, subject to completion and amendment, and save for the paragraphs in italics, is the text of the Terms and Conditions of the Bonds which will be incorporated by reference into the Global Bond and endorsed on the Bonds in definitive form (if issued).

The issue of the US$100,000,000 9 per cent guaranteed convertible bonds due 2020 (the Bonds) which term shall, unless otherwise indicated, include any further bonds issued pursuant to Condition 20 and consolidated and forming a single series therewith was (save in respect of any such further bonds) authorised by resolutions of the board of directors of Petropavlovsk 2010 Limited (the Issuer) passed on 29 January 2015 and [●] 2015. The guarantee given by Petropavlovsk PLC (the Guarantor) to unconditionally and irrevocably guarantee the due and punctual payment of all sums from time to time payable by the Issuer in respect of the Bonds and the due and punctual performance by the Issuer of all of the Issuer’s other obligations in respect of the Bonds (the Guarantee) was authorised by resolutions of the board of directors of the Guarantor (the Board) passed on 16 January 2015 and a committee of the Board passed on 29 January 2015.

The Bonds are constituted by a trust deed dated [●] March 2015 (the Trust Deed) between the Issuer, the Guarantor and Capita Trust Company Limited (the Trustee), which expression shall include all persons for the time being appointed as the trustee or trustees under the Trust Deed) as trustee for the Bondholders (as defined below). The statements set out in these Terms and Conditions (the Conditions) are summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the forms of the Bonds in both global and definitive form.

The Bondholders are entitled to the benefit of, and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and those provisions applicable to them which are contained in the Paying, Transfer, Conversion and Exchange Agency Agreement dated [●] March 2015 (the Agency Agreement) relating to the Bonds between the Issuer, the Guarantor, the Trustee, Deutsche Bank AG, London Branch in its capacity as principal paying, transfer, conversion and exchange agent (the Principal Paying, Transfer, Conversion and Exchange Agent) (which shall include any successor as principal paying, transfer, conversion and exchange agent under the Agency Agreement), the paying, transfer, conversion and exchange agents for the time being (such persons, together with the Principal Paying, Transfer, Conversion and Exchange Agent, being referred to below as the Paying, Transfer, Conversion and Exchange Agents, which expression shall include their successors as Paying, Transfer, Conversion and Exchange Agents under, in any case, the Agency Agreement), any other paying, transfer, conversion and exchange agent appointed under these Conditions, and Deutsche Bank Luxembourg SA (the Registrar) which expression shall include any successor registrar under the Agency Agreement), the articles of association of the Issuer (the Articles of the Issuer) and the guarantee by way of deed poll provided by the Guarantor executed and delivered on [●] March 2015 (the Deed Poll).

Copies of each of the Trust Deed, the Agency Agreement, the Articles of the Issuer and the Deed Poll are available for inspection during normal business hours at the specified offices of the Paying, Transfer, Conversion and Exchange Agents and the Registrar.

Capitalised terms used but not defined in these Conditions shall have the meanings ascribed to them in the Trust Deed or, as the case may be, the Articles of the Issuer, unless, in any case, the context otherwise requires or unless otherwise stated.

1	Form, Denomination and Title

(a)	Form and Denomination

The Bonds are in registered form, serially numbered in principal amounts of US$200,000 and integral multiples of US$1,000 in excess thereof (the Authorised Denominations) without coupons attached.

The Bonds will initially be represented by a global bond in registered form (the Global Bond). The Global Bond will be exchangeable in limited circumstances into definitive

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registered Bonds in registered form only and in an Authorised Denomination. Bonds in definitive form will be issued only upon exchange of interests in the Global Bond in the limited circumstances described in the Global Bond.

(b)	Title

Title to the Bonds will pass by registration and transfer (as described in Conditions 5 and 6, respectively). The Issuer, the Guarantor, the Trustee, the Registrar and any Paying, Transfer, Conversion and Exchange Agent will (except as otherwise required by law) deem and treat the holder of any Bond as the absolute owner thereof (whether or not overdue and notwithstanding any notice of ownership or writing thereon or notice of any previous loss or theft thereof or that of the related certificate as appropriate or anything written on it or on the certificate representing it (other than a duly executed transfer thereof)) for all purposes.

2	Status and Guarantee

(a)	Status

The Bonds constitute senior, unsubordinated, direct, unconditional and (subject to Condition 3) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3, at all times rank at least equally with all its other present and future unsecured, unconditional and unsubordinated obligations.

(b)	Guarantee

The payment of all sums payable by the Issuer in respect of the Bonds and all other moneys payable under or pursuant to the Trust Deed, has been unconditionally and irrevocably guaranteed by the Guarantor in the Trust Deed. The obligations of the Guarantor under the Trust Deed constitute senior, unsubordinated, direct, unconditional, and (subject to Condition 3) unsecured obligations of the Guarantor and shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3, at all times rank at least equally with all its other present and future unsecured, unconditional and unsubordinated obligations.

3	Negative Pledge and Covenants

So long as any Bond remains outstanding (as defined in the Trust Deed):

(a)	Negative Pledge

(i)	Issuer and Guarantor

Neither the Issuer nor the Guarantor will create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest (including any fixed or floating security or any security over receivables) (the Security), other than Permitted Security, upon the whole or any part of its undertaking, assets (including shares in Subsidiaries) or revenues, present or future, to secure any Relevant Debt or Financial Indebtedness or any guarantee of or indemnity in respect of any Relevant Debt or Financial Indebtedness, in each case other than in relation to any Refinancing Indebtedness and Project Finance Indebtedness, unless, at the same time or prior thereto, the obligations of the Issuer or, as the case may be, the Guarantor under the Bonds and the Trust Deed, (x) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee; or (y) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem

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to be not materially less beneficial to the Bondholders or as shall be approved by an Extraordinary Resolution.

(ii)	Principal Subsidiaries

The Guarantor will not permit any of its Principal Subsidiaries to create or permit to subsist any Security, other than Permitted Security, upon the whole or any part of their respective undertaking, assets (including shares in Subsidiaries) or revenues, present or future, to secure any Relevant Debt or Financial Indebtedness, or any guarantee of or indemnity in respect of any Relevant Debt or Financial Indebtedness, in each case, other than in relation to any Refinancing Indebtedness and Project Finance Indebtedness, unless, at the same time or prior thereto, the obligations of the Issuer or, as the case may be, the Guarantor under the Bonds and the Trust Deed, (x) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee; or (y) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Bondholders or as shall be approved by an Extraordinary Resolution of the Bondholders.

(b)	Limitation on Financial Indebtedness

(i)	Neither the Issuer nor the Guarantor will, and the Guarantor will not permit any Subsidiary to, after the Issue Date, incur directly or indirectly any Financial Indebtedness except if on the date of the incurrence (and after giving effect thereto) of such additional Financial Indebtedness the Consolidated Leverage Ratio does not exceed 2.5 to 1.

(ii)	Condition 3(b)(i) will not apply to, or prohibit the incurrence of Permitted Financial Indebtedness. In the event that an item of proposed Financial Indebtedness meets the criteria of more than one of the categories described in the definition of Permitted Financial Indebtedness, or is entitled to be incurred pursuant to Condition 3(b)(i), the Guarantor will be permitted to classify all or a portion of such item of Financial Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Financial Indebtedness, in any manner that complies with this Condition 3(b)(ii).

For the purposes of determining compliance with any US Dollar-denominated restriction on the incurrence of Financial Indebtedness, the US Dollar equivalent of the principal amount of Financial Indebtedness denominated in another currency will be calculated based on the most recently published financial statements of the Guarantor to the extent shown therein or otherwise, based on the relevant currency exchange rate in effect on the date such Financial Indebtedness was incurred. Notwithstanding any other provision in this Condition 3(b), the maximum amount of Financial Indebtedness that the Issuer, the Guarantor or any Subsidiary may incur pursuant to this Condition shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(c)	Restricted Payments

Neither the Issuer nor the Guarantor will, and the Guarantor will not permit any Principal Subsidiary to pay any dividend (other than dividend payments to a member of the Group) unless after giving pro forma effect to any such dividend, the Consolidated Leverage Ratio does not exceed 2.0 to 1.

(d)	Affiliate Transactions

Neither the Issuer nor the Guarantor will, and the Guarantor will not permit any Principal Subsidiary to, directly or indirectly, enter into or conduct any transactions or series of related transactions (including the purchase, sale, lease or exchange of any property or

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the rendering of service) with, or for the benefit of, any Affiliate of the Issuer or the Guarantor or any Principal Subsidiary (each, an Affiliate Transaction), unless the Affiliate Transaction is on terms that are no less favourable than those that could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person which is not an Affiliate.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i)	transactions involving aggregate payment of consideration of less than US$5,000,000 (or its equivalent in other currencies) in any single transaction or series of related transactions;

(ii)	any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of the Issuer, the Guarantor or any Principal Subsidiary, including under any share award, share option, share appreciation rights, share incentive or similar plans, entered into in the ordinary course of business;

(iii)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer, the Guarantor or of any Principal Subsidiary in the ordinary course of business;

(iv)	loans or advances to employees for travel and relocation in the ordinary course of business not to exceed US$5,000,000 (or its equivalent in other currencies) in aggregate at any one time outstanding;

(v)	transactions between or among the Issuer, the Guarantor and/or its Subsidiaries;

(vi)	any issuance of Equity Interests of the Guarantor to Affiliates of the Guarantor;

(vii)	any transaction between or among the Guarantor and/or its Subsidiaries and any joint venture (a) pursuant to the terms of the respective joint venture or shareholder agreement or (b) in the ordinary course of business;

(viii)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services or providers of employees or other labour, in each case in the ordinary course of business and otherwise in compliance with the terms of these Conditions, that are fair to the Guarantor or the Subsidiaries, in the determination of the members of the Board or the senior management thereof, or are on terms at least as favourable as might reasonably have been obtained at such time from an unaffiliated Person; and

(ix)	transactions pursuant to, or contemplated by any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the Bondholders than the original agreement as in effect on the Issue Date.

If an Affiliate Transaction involves an aggregate consideration in excess of US$10,000,000 (or its equivalent in other currencies), the Guarantor shall deliver a Director’s certificate to the Trustee certifying that such Affiliate Transaction complies with this Condition 3(d) and if an Affiliate Transaction involves an aggregate consideration in excess of US$20,000,000 (or its equivalent in other currencies), the Guarantor shall procure that an Independent Appraiser delivers an opinion to the Trustee opining that such consideration is at Fair Market Value.

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(e)	Asset Sales

Neither the Issuer nor the Guarantor will, and the Guarantor will not permit any Principal Subsidiary to, consummate an Asset Sale unless the Issuer, the Guarantor or the Principal Subsidiary (as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interests.

For the purposes of this Condition 3(e), if the book value of the assets or Equity Interests subject to such sale exceeds the greater of (i) 5 per cent of the Consolidated Total Assets of the Guarantor and (ii) US$100,000,000, the Fair Market Value shall be determined by an Independent Appraiser and approved by the Board (as evidenced by a resolution of the Board), provided that any such Asset Sale by way of a public offering of securities in a domestic or international market or by way of a competitive tender, shall, in each case, be deemed to take place at Fair Market Value without requiring a valuation by an Independent Appraiser.

(f)	Information

The Guarantor will make public, by way of announcement on a Regulatory Information Service, as soon as reasonably practicable following it becoming aware of:

(i)	any actual or anticipated default under any of the Senior Bank Debt Documents and the amount of time which the Guarantor and/or its Subsidiaries have to avoid or remedy such default; and

(ii)	any actual or anticipated new emphasis of matter or qualification in relation to its audited annual financial statements or the Group’s audited annual financial statements,

in each case, provided that in the opinion of the Board, the public disclosure of such information would, if generally available, be likely to have a significant effect on the price of the Shares or the Bonds.

Notwithstanding the above, if an anticipated breach of a financial covenant under any of the Senior Bank Debt Documents continues to exist not less than 10 weeks prior to the testing date for the relevant financial covenant, the Guarantor shall immediately make a public announcement in relation to such anticipated breach and the amount of time which the Guarantor and/or its Subsidiaries have to avoid or remedy such breach. This Condition 3(f) shall be without prejudice to any legal or regulatory requirements applicable to the Guarantor and/or its Subsidiaries.

The Issuer or the Guarantor shall, as soon as reasonably practicable but in any event no later than two London business days after any public announcement referred to above, invite Bondholders to a meeting by notice sent in accordance with Condition 19 (Notices), to be held no earlier than 5 and no later than 10 London business days following such notice to invite the Bondholders to establish a committee of Bondholders (the Bondholders Committee) to consult with the Guarantor in relation to the relevant actual or anticipated default and any remedy in respect thereof. The costs and expenses of such meeting and consultation (including any financial, legal and other advisers’ fees), reasonably incurred by the Bondholders Committee in relation to such meeting and consultation, shall be borne by the Guarantor. The notice period for the convening of meetings of the Bondholders set out in Condition 16 (Meeting of Bondholders, Modification and Waiver) shall not apply for the purposes of this Condition 3(f).

4	Definitions

In these Conditions:

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Additional Shares has the meaning provided in the Articles of the Issuer.

Affiliate of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

Affiliate Transaction has the meaning provided in Condition 3(d).

Aggregate Value means, in respect of any dealing day, the US Dollar amount calculated as follows:

AV	=	OS x MP

Where

AV	=	the Aggregate Value

OS	=	the number of Ordinary Shares that would fall to be delivered in relation to the exercise of Conversion Rights in respect of a Bond in the principal amount of US$1,000.

MP	=	the Volume Weighted Average Price of an Ordinary Share on such dealing day (provided that if on any such dealing day the Ordinary Shares shall have been quoted cum-Dividend or cum-any other entitlement the Volume Weighted Average Price of an Ordinary Share on such dealing day shall be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the first date on which the Ordinary Shares are traded ex-the relevant Dividend or other entitlement on the Relevant Stock Exchange (determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax and disregarding any associated tax credit)), translated into US Dollars at the Prevailing Rate on such dealing day.

Asset Sale means:

(a)	the direct or indirect sale, transfer, lease, conveyance or other disposition of any assets by the Issuer, the Guarantor or any Principal Subsidiary; and

(b)	the issuance of Equity Interests by any Principal Subsidiary or the sale by the Issuer, the Guarantor or any Principal Subsidiary of Equity Interests in any Principal Subsidiary, in each case, other than directors' and employees' qualifying shares.

Notwithstanding the preceding paragraphs (a) and (b), none of the following items will be deemed to be an Asset Sale:

(i)	all direct or indirect sales, transfers, leases, conveyances or other dispositions of a revenue nature in the ordinary course of business of the Guarantor or any Principal Subsidiary;

(ii)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5,000,000 (or its equivalent in other currencies);

(iii)	a transfer of assets or Equity Interests between or among a Principal Subsidiary to the Guarantor or by the Guarantor or a Principal Subsidiary to a Subsidiary;

(iv)	an issuance of Equity Interests by a Principal Subsidiary to the Issuer, the Guarantor or to a Subsidiary;

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(v)	any direct or indirect sale, transfer, lease, conveyance or other disposition of damaged, worn-out, uneconomical, surplus or obsolete assets in the ordinary course of business;

(vi)	licences and sublicences by the Issuer, the Guarantor or any Principal Subsidiary in the ordinary course of business;

(vii)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(viii)	the granting of any Permitted Security pursuant to Condition 3 (Negative Pledge);

(ix)	the direct or indirect sale, transfer or other disposition of cash or Cash Equivalents;

(x)	the direct or indirect sale, transfer, lease, conveyance or other disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(xi)	the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xii)	the direct or indirect sale, transfer, lease, conveyance or other disposition of accounts receivable, inventory or other assets carried out in the ordinary course of business of the Issuer, the Guarantor or any Principal Subsidiary;

(xiii)	swaps of assets for other similar assets or assets whose value is at least equal in terms of type, Fair Market Value and quality, to the assets being swapped; and

(xiv)	the direct or indirect sale, transfer, lease, conveyance or other disposition of assets made as a result of any compulsory purchase order or decree by any governmental or other regulatory body or authority.

Auditor means Deloitte LLP of 2 New Street Square, London EC4A 3BZ, United Kingdom (or any successor).

Bank Lenders means:

(a)	Sberbank of Russia;

(b)	JSC VTB Bank;

(c)	OAO Alfa-Bank;

(d)	Industrial and Commercial Bank of China Ltd;

(e)	the Affiliates of each of (a) to (d) above (inclusive);

(f)	any other entity substituting any of (a) to (e) above (inclusive) in relation to any Refinancing Indebtedness; and

(g)	any assignee or transferee of (a) to (f) above (inclusive).

Bondholders means holders of the Bonds.

business day means, in relation to any place, a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business.

Capital Stock means:

(a)	in the case of a corporation, share capital;

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(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

Cash Equivalents means:

(a)	direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the issuer's option;

(b)	certificates of deposit, banker's acceptances, money market deposits and commercial paper (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organised under, or authorised to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof, Switzerland or Canada;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in paragraphs (a) and (b) above entered into with any financial institution meeting the qualification specified in paragraph (b) above; and

(d)	holdings in money market funds at least 95 per cent of the assets of which constitute Cash Equivalents of the kinds described in paragraphs (a) through (c) of this definition.

Cash Settlement Notice has the meaning provided in Condition 8(h).

Cash Value has the meaning provided in Condition 8(h).

Consolidated Leverage Ratio means at any date of determination, with respect to the Guarantor, the ratio of (a) net debt as presented in the immediately preceding audited annual or unaudited semi-annual consolidated financial statements of the Guarantor on such day (as the case may be) to (b) the EBITDA.

Consolidated Total Assets means at any date of determination, the book value of the total assets of the Group on a consolidated basis as determined in accordance with IFRS.

Conversion Date has the meaning provided in Condition 8(c).

Conversion Notice has the meaning provided in Condition 8(c).

Conversion Period has the meaning provided in Condition 8(a).

Conversion Right has the meaning provided in Condition 8(a).

Current Market Price has the meaning provided in the Articles of the Issuer.

dealing day means a day on which the Relevant Stock Exchange or securities market is open for business, other than a day on which the Relevant Stock Exchange or securities market is scheduled to, or does, close prior to its regular weekday closing time.

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Director means any director of the Guarantor.

Dividend has the meaning provided in the Articles of the Issuer.

EBITDA means the EBITDA for the most recently ended two semi-annual periods as provided and calculated using the immediately preceding audited annual or unaudited semi-annual consolidated financial statements of the Guarantor.

Equity Interests means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

Event of Default has the meaning provided in the Trust Deed.

Exchange Price has the meaning provided in the Articles of the Issuer.

Extraordinary Resolution has the meaning provided in the Trust Deed.

Fair Market Value means (other than in relation to Condition 8(b) to which the meaning provided in the Articles of the Issuer applies), with respect to any asset or property, the price (after taking into account any liabilities relating to such asset or property) that would be paid by a willing buyer to an unaffiliated willing seller, neither of which is under any compulsion to complete the transaction.

Final Maturity Date means [●] March 2020.

Financial Indebtedness means (without double counting) any indebtedness (other than trade credit) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit trade finance facility or dematerialised equivalent;

(c)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(d)	the principal component obligations in respect of letters of credit, bankers’ acceptances and similar instruments; and

(e)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (d) above.

Fixed Rate of Exchange means £1.00 = US$1.5171.

Group means the Guarantor and its Subsidiaries.

IFRS means International Financial Reporting Standards issued by the International Accounting Standards Board as adopted by the European Union as in effect from time to time in the United Kingdom.

incur means issue, assume, enter into a guarantee of, incur or otherwise become liable for; provided, however, that any Financial Indebtedness of a person existing at the time such person was directly or indirectly acquired by the Guarantor or when such person otherwise becomes a Subsidiary (whether by merger, consolidation acquisition or otherwise) shall be deemed to be incurred by a Subsidiary at the time it was directly or indirectly acquired by the Guarantor or on the date on which such person otherwise becomes a Subsidiary. The term incurrence when used as a noun shall have a correlative meaning. The following will not be deemed to be the incurrence of Financial Indebtedness:

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(a)	amortisation of debt discount or the accretion of principal with respect to a non-interest bearing or other discount debt or debt that capitalises interest;

(b)	the payment of regularly scheduled interest in the form of additional Financial Indebtedness of the same instrument; and

(c)	the obligation to pay a premium in respect of Financial Indebtedness in accordance with the terms of such Indebtedness arising in connection with the issuance of a notice of redemption or the making or mandatory offer to purchase such Indebtedness.

Indebtedness means any obligation (whether present or future, actual or contingent, secured or unsecured, as principal, surety or otherwise) for the payment or repayment of money.

Independent Appraiser means an independent investment banking, accountancy or appraisal firm appointed by the Issuer or the Guarantor to determine Fair Market Value pursuant to these Conditions.

Independent Financial Adviser has the meaning provided in the Articles of the Issuer.

Interest Payment Date has the meaning provided in Condition 7(a).

Interest Period has the meaning provided in Condition 7(a).

Issue Date has the meaning provided in Condition 7(a).

London business day means a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in London.

London Stock Exchange means the London Stock Exchange plc.

Merger has the meaning provided in Condition 13(d).

Newco Scheme has the meaning provided in the Articles of the Issuer.

Optional Redemption Notice has the meaning provided in Condition 9(b).

Optional Redemption Date has the meaning provided in Condition 9(b).

Ordinary Shares means the ordinary shares of the Guarantor having a nominal value at the Issue Date of £0.01 each (and all other (if any) shares or stock resulting from any sub-division, consolidation or re-classification of such Ordinary Shares).

Permitted Financial Indebtedness means, collectively, the following items of Financial Indebtedness:

(a)	Financial Indebtedness owing between and amongst the Issuer, the Guarantor and any Subsidiary;

(b)	Financial Indebtedness under these Bonds and any other Financial Indebtedness outstanding on the Issue Date and which is not otherwise permitted under this definition;

(c)	Project Finance Indebtedness;

(d)	unsecured guarantees provided by the Guarantor not exceeding US$10,000,000 (or its equivalent in other currencies) in respect of any financing arrangements for the operation of any of its Subsidiaries;

(e)	Financial Indebtedness of a person incurred and outstanding on the date on which such person was directly or indirectly acquired by any member of the Group after the Issue Date or on the date it otherwise becomes a Subsidiary of the Guarantor or is merged,

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consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer, the Guarantor or any Subsidiary; provided that in each case such Financial Indebtedness was not incurred by such person in the contemplation of such acquisition by any member of the Group (and as they may be refinanced from time to time to the extent that the principal amount is not increased, unless such increase constitutes Permitted Financial Indebtedness other than pursuant to this paragraph (e));

(f)	Financial Indebtedness of the Issuer, the Guarantor and its Subsidiaries incurred in respect of worker's compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Issuer, the Guarantor and any Subsidiary in the ordinary course of business;

(g)	Financial Indebtedness of the Issuer, the Guarantor and any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations in connection with the acquisition or disposition of any business, assets or capital stock of a Subsidiary after the Issue Date; provided that the maximum liability of Financial Indebtedness of the Issuer, the Guarantor and its Subsidiaries in respect of all such Financial Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer, the Guarantor and its Subsidiaries in connection with such disposition;

(h)	Financial Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument drawn against insufficient funds or credit lines in the ordinary course of business; provided that such Financial Indebtedness is repaid within seven days of incurrence;

(i)	customer deposits and advance payments received from customers for goods and services purchased in the ordinary course of business;

(j)	Financial Indebtedness constituting reimbursement or counter-indemnity obligations with respect to any guarantee, indemnity, bond, standby or letters of credit, bankers' acceptances or similar instruments or obligations issued by a bank or financial institution in the ordinary course of business; provided that upon the drawing or other funding of such instruments or obligations, such drawings or fundings are reimbursed or paid within 45 days;

(k)	Financial Indebtedness under cash pooling arrangements and hedging arrangements (with respect to currency risks, interest rate risks, commodity risks and price risks) in the ordinary course of business;

(l)	the guarantee by the Issuer, the Guarantor or any Subsidiary of Financial Indebtedness that was permitted to be incurred pursuant to another provision of this definition;

(m)	the endorsement of negotiable instruments in the ordinary course of trade;

(n)	any performance or similar bond (or any counter-indemnity obligations in respect thereof) guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(o)	any guarantee in respect of the netting or set off among arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security; and

(p)	any Refinancing Indebtedness.

Permitted Security means, collectively, the following items:

(a)	any Security existing on the Issue Date;

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(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its financing or banking arrangements for the purposes of netting debit and credit balances or any such arrangements entered into pursuant to any hedging permitted by paragraph (k) of the definition of Permitted Financial Indebtedness;

(c)	any new Security granted to the Bank Lenders in respect of the Senior Bank Debt provided that:

(i)	such new Security is granted only in respect of the Senior Bank Debt (as they may be refinanced from time to time to the extent that the principal amount of any Senior Bank Debt is not increased, unless such increase constitutes Permitted Financial Indebtedness) or any new debt which constitutes Permitted Financial Indebtedness;

(ii)	no Security will be granted by the Guarantor over any of its assets (including any fixed or floating security or any security over receivables) except where such new Security is granted by the Guarantor in relation to its shares in its Subsidiaries only;

(iii)	the Guarantor does not grant to the Bank Lenders or any other person any benefit of any subordination, capitalisation or waiver in any way of, or security or creditor control rights over, any intra-group receivables owed to the Guarantor, and the Guarantor shall not be permitted to subordinate, capitalise or waive any intra-group receivable owed to it, unless such intra-group receivable is owed by a company (the Relevant Subsidiary) that is dormant, has been or is in the process of being liquidated and/or has 5 per cent or less of net assets and EBITDA, provided that the Bank Lenders have not, and will not at any time thereafter, take any Security over the shares in and/or the assets of the Relevant Subsidiary; and

(iv)	in relation to any new Security granted by any Principal Subsidiary, such new Security is granted in relation to its shares in its subsidiaries and/or over its assets only,

and provided further that the above shall not prohibit the transfer of Security as between any Senior Bank Debt provided the relevant Security is not increased;

(d)	any direct debit arrangements entered into in respect of its bank accounts;

(e)	any lien arising by operation of law, regulation or regulatory requirement and in the ordinary course of business;

(f)	any Security over or affecting any asset acquired by a member of the Group after the Issue Date, where the Security is created prior to the date on which the asset is acquired by a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(g)	any Security over or affecting any asset of any company which becomes a member of the Group after the Issue Date, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that company;

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(h)	any title transfer, hire purchase, conditional sale or retention of title arrangement or arrangements having similar effect and any Security arising under such arrangements entered into by any member of the Group at arm's length and in the ordinary course of business on that member's or a counterparty's standard or usual terms;

(i)	any Security securing Financial Indebtedness under hedging obligations, which obligations are permitted by paragraph (k) of the definition of Permitted Financial Indebtedness;

(j)	leases (including operating leases), licences, subleases and sublicences of assets in the ordinary course of business;

(k)	pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business as security for indebtedness to a bank or financial institution directly relating to the goods or documents over which that pledge exists;

(l)	the discounting of bills or notes on arm's length commercial terms and in the ordinary course of business;

(m)	any Security over or affecting assets acquired by a member of the Group or rights relating thereto to secure any rights granted with respect to such assets in connection with the provision of all or part of the purchase price or cost of construction or improvement of such assets created contemporaneously with, or within 120 days after, such acquisition or the completion of such construction or improvement; provided that the aggregate principal amount of Financial Indebtedness secured shall not exceed the Fair Market Value of such assets or rights and no such Security shall extend to or cover any other assets or rights;

(n)	any Security created by or resulting from any litigation or legal proceeding which is effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings and to which the Issuer, the Guarantor or such Subsidiary has established adequate reserves in accordance with IFRS;

(o)	any Security created for the benefit of (or to secure) the Bonds or the Guarantee;

(p)	any Security incidental to the normal conduct of the business of the Group and its Subsidiaries or the ownership of their respective properties which is not created in connection with the incurrence of Indebtedness for borrowed money and which does not in the aggregate materially impair the use of such property in the operation of the business of the Group and its Subsidiaries taken as a whole, or the value of such property for the purposes of such business;

(q)	any Security for tax being contested diligently, taking into account applicable time periods, and in good faith for which adequate reserves are being maintained in accordance with IFRS;

(r)	any guarantee or indemnity in respect of any Permitted Financial Indebtedness;

(s)	any Security (a Substitute Security) which replaces any other Security permitted under paragraphs (a) to (r) above inclusive; provided that the maximum principal amount secured by such Permitted Security is not increased (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) and the existing Security to be replaced is released and all amounts secured thereunder are paid or otherwise discharged in full at or prior to the time of such Substitute Security being created or arising; or

(u)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of a Security given by any member of the Group other than any permitted under paragraphs (a) to (q) above inclusive) does not exceed US$5,000,000 (or its equivalent in other currencies).

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Person means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company or government or other entity.

Pre-Expansion European Union means the European Union as of 1 January 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after 1 January 2004.

Preference Shares means exchangeable redeemable preference shares of the Issuer of nominal value US$0.01 each and which will be issued on conversion of each US$1,000 in principal amount of the Bonds at a paid-up value (the Paid-up Value) of US$1,000 each.

Prevailing Rate means in respect of any dealing day, the spot rate of exchange between the US Dollar and the pound Sterling as at or about 12 noon (London time) on that date as appearing on or derived from Bloomberg L.P. or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12 noon (London time) on the immediately preceding dealing day on which such rate is so available.

Principal Subsidiary means any Subsidiary of the Guarantor which has earnings before investment income, financial interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in the audited consolidated financial statements of the Group) representing 10 per cent or more of EBITDA, but, in each case, excluding IRC Limited and its subsidiaries. Compliance with the conditions set out in this definition shall be determined by reference to the latest financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has subsidiaries) and the latest audited consolidated financial statements of the Guarantor.

A certificate of two directors of the Guarantor that, in their opinion, a Subsidiary of the Guarantor, is or is not or was or was not at any particular time or throughout any specified period a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Issuer, the Guarantor, the Trustee and the Bondholders.

Project Finance Indebtedness means any Indebtedness (other than Indebtedness incurred by the Guarantor) incurred to finance the ownership, acquisition, development and/or operation of any iron or iron related assets or projects of OOO Garinskaya Infrastructure, OOO KS GOK and/or OOO Rubikon, in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group for the repayment thereof except for:

(a)	recourse to such borrower for amounts limited to the present and future cash flow or net cash flow from the relevant assets or projects; and/or

(b)	recourse to such borrower for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security or encumbrance given by such borrower over any such assets or projects or the income, cash flow or proceeds deriving therefrom provided that the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement; and/or

(c)	recourse to any shareholder or the like in the borrower over its shares or the like (in each case, to the extent paid up) in the capital of or shareholder loans or the like (in each case, to the extent drawn) to secure such Indebtedness; and/or

(d)	recourse to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or an obligation to comply or to procure compliance by

33

another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and/or

(e)	recourse to the Guarantor, Aricom Limited, Aricom UK Limited and/or OOO Olekminskiy Rudnik under a guarantee provided in respect of such Indebtedness as an integral part of such Indebtedness and given when such Indebtedness was first incurred or issued.

Record Date means, in respect of a payment, the seventh London business day before the due date for the relevant payment.

Reference Date has the meaning provided in Condition 8(c).

Refinancing Indebtedness means:

(a)	the Senior Bank Debt (or as they are refinanced from time to time to the extent that the principal amount of any such Senior Bank Debt is not increased, unless such increase constitutes Permitted Financial Indebtedness other than pursuant to paragraph (p) of that definition); and

(b)	the guarantees provided by any Principal Subsidiary in respect of any Senior Bank Debt (or as they are refinanced from time to time to the extent that the principal amount of any such Senior Bank Debt is not increased, unless such increase constitutes Permitted Financial Indebtedness other than pursuant to paragraph (p) of that definition).

Register has the meaning provided in Condition 5.

Regulatory Information Service means a regulated information service for the purposes of giving information relating to the Bonds and/or the rules of the Relevant Stock Exchange chosen by the Issuer from time to time, including but not limited to the Regulatory News Service of the London Stock Exchange.

Relevant Date means, in respect of any Bond the date on which said payment first becomes due except that, if the full amount of the moneys payable has not been duly received by the Principal Paying, Transfer, Conversion and Exchange Agent or the Trustee on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Bondholders in accordance with Condition 19.

Relevant Debt means any present or future indebtedness of the Issuer, the Guarantor or any other person in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market.

Relevant Event has the meaning provided in the Articles of the Issuer.

Relevant Event Period has the meaning provided in the Articles of the Issuer.

Relevant Stock Exchange means the London Stock Exchange or if at the relevant time the Ordinary Shares are not at that time listed and admitted to trading on the London Stock Exchange, the principal stock exchange or securities market on which the Ordinary Shares are then listed, admitted to trading or quoted or dealt in.

Retroactive Adjustment has the meaning provided in the Articles of the Issuer.

Sanctions means any sanctions, laws, regulations, embargoes, freezing provisions, prohibitions or restrictive measures administered, enacted, enforced or imposed by law or regulation by the US government, the United Nations Security Council, the European Union or its Member States (including, without limitation, the United Kingdom) or the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control, the US Department of State and Her Majesty’s Treasury.

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Securities has the meaning provided in the Articles of the Issuer.

Security has the meaning provided in Condition 3(a)(i).

Senior Bank Debt means the following Group’s credit facilities:

(a)	US$340,000,000 facility between the Guarantor, LLC “KS GOK” and the Industrial and Commercial Bank of China Ltd dated 13 December 2010, and the guarantee given by the Guarantor in relation thereto;

(b)	US$200,000,000 facility between the Guarantor, JSC VTB Bank and VTB (France) S.A. in various capacities dated 7 October 2011;

(c)	US$100,000,000 facility between the Guarantor and, among others, Sberbank of Russia dated 11 May 2012;

(d)	US$200,000,000 facility between the Guarantor and, among others, Sberbank of Russia dated 22 March 2012;

(e)	US$60,000,000 facility between JSC Pokrovskiy Rudnik and Sberbank of Russia dated 10 July 2009;

(f)	US$100,000,000 facility between JSC Pokrovskiy Rudnik and Sberbank of Russia dated 30 August 2012;

(g)	US$100,000,000 facility between LLC Malormirskiy Rudnik and Sberbank of Russia dated 31 March 2011; and

(h)	US$180,000,000 facility between LLC Albynskiy Rudnik and OAO Alfa-Bank dated 27 December 2012.

Senior Bank Debt Documents means the facility documents governing the Senior Bank Debt, as may be supplemented from time to time;

Settlement Date has the meaning provided in Condition 8(c).

Share Exchange Rights has the meaning provided in the Articles of the Issuer.

Subsidiary means any company or other business entity of which the Guarantor owns or controls (either directly or through one or more other Subsidiaries) more than 50 per cent of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or other business entity or any company or other business entity which at any time has its accounts consolidated with those of the Guarantor or which, under English or other applicable law or regulations and under generally accepted accounting principles in the United Kingdom, or IFRS, as the case may be, from time to time, should have its accounts consolidated with those of the Guarantor.

UK Listing Authority means the Financial Conduct Authority in its capacity as competent authority for the purposes of the Financial Services and Market Act 2000.

Volume Weighted Average Price has the meaning provided in the Articles of the Issuer.

For the purposes of Condition 13, (a) references to the issue of Ordinary Shares shall include the transfer and/or delivery of Ordinary Shares by the Guarantor or any of its Subsidiaries, whether newly issued and allotted or previously existing or held by or on behalf of the Guarantor or any of its Subsidiaries, and (b) Ordinary Shares held by or on behalf of the Guarantor or any of its Subsidiaries shall not be considered as or treated as in issue.

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5	Registration

The Issuer will cause a register (the Register) to be kept at the specified office of the Registrar outside the United Kingdom on which will be entered the names and addresses of the Bondholders and the particulars of the Bonds held by them and of all transfers, redemptions and conversions of Bonds. Bondholders will be entitled to receive only one Bond in respect of their respective holdings.

6	Transfer of Bonds

(a)	Transfer

Bonds may, subject to Conditions 6(b) and 6(c), be transferred in whole or in part in an Authorised Denomination by lodging the relevant Bond (with the form of application for transfer in respect thereof duly executed and duly stamped where applicable) at the specified office of the Registrar or any Paying, Transfer, Conversion and Exchange Agent.

No transfer of a Bond will be valid unless and until entered on the Register. A Bond may be registered only in the name of, and transferred only to, a named person (or persons, not exceeding four in number).

The Registrar will, within seven Business Days (as defined below) of any duly made application for the transfer of a Bond, deliver a new Bond to the transferee (and, in the case of a transfer of part only of a Bond, deliver a Bond for the untransferred balance to the transferor), at the specified office of the Registrar, or (at the risk and, if mailed at the request of the transferee or, as the case may be, the transferor otherwise than by ordinary uninsured mail, at the expense of the transferee or, as the case may be, the transferor) mail the Bond by ordinary uninsured mail to such address as the transferee or, as the case may be, the transferor may request.

(b)	Formalities Free of Charge

Such transfer will be effected without charge subject to (i) the person making such application for transfer paying or procuring the payment of any taxes, duties and other governmental charges in connection therewith, (ii) the Registrar being satisfied with the documents of title and/or identity of the person making the application and (iii) such reasonable regulations as the Issuer may from time to time agree with the Registrar and the Trustee.

(c)	Closed Periods

Neither the Issuer nor the Registrar will be required to register the transfer of any Bond (or part thereof) (i) during the period of 15 calendar days immediately prior to the Final Maturity Date or any earlier date fixed for redemption of the Bonds pursuant to Condition 9(b), (ii) in respect of which a Conversion Notice has been delivered in accordance with Condition 8(c), (iii) in respect of which a holder has exercised its right to require the Issuer to redeem pursuant to Condition 9(d) or (iv) during the period of 15 days ending on (and including) any Record Date in respect of any payment of interest on the Bonds.

(d)	Regulations

All transfers of Bonds and entries on the Register will be made subject to the detailed regulations concerning transfers of Bonds scheduled to the Agency Agreement. The regulations may be changed by agreement between the Issuer, the Trustee, the Paying, Transfer, Conversion and Exchange Agents and the Registrar. A copy of the current regulations will be made available by the Registrar to any Bondholder upon request.

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(e)	Business Day

In this Condition 6, Business Day means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in London, Jersey and in the place of the specified office of the Registrar.

7	Interest

(a)	Interest Rate

Subject to Condition 7(c), the Bonds bear interest from (and including) [●] March 2015 (the Issue Date) at the rate of 9 per cent per annum calculated by reference to the principal amount thereof and payable quarterly in equal instalments in arrear on [●] March, [●] June, [●] September and [●] December in each year (each an Interest Payment Date), commencing with the Interest Payment Date falling on [●] June 2015.

Where interest is required to be calculated for any period which is not an Interest Period it will be calculated on the basis of a 360 day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

Interest Period means the payment period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

(b)	Accrual of Interest

Each Bond will cease to bear interest (i) where the Conversion Right shall have been exercised by a Bondholder, from the Interest Payment Date immediately preceding the relevant Conversion Date or, if none, the Issue Date (subject in any such case as provided in Condition 8(f)) or (ii) in the case of a redemption of the Bonds, from the due date for redemption thereof unless, upon due presentation thereof, payment of the principal amount of the Bonds is improperly withheld or refused, and in such event interest will continue to accrue at the rate specified in Condition 7(a) (both before and after judgement) until whichever is the earlier of (A) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant holder, and (B) the day seven days after the Trustee or the Principal Paying, Transfer, Conversion and Exchange Agent has notified Bondholders of receipt of all sums due in respect of all the Bonds up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

(c)	Deferral of Interest

If, directly or indirectly due to an imposition of any Sanction, the payment of interest on the Bonds on any Interest Payment Date cannot be made (in the sole and absolute judgment of the Issuer), the Issuer may on any such date defer such payment which would otherwise be payable on such date up to the third Interest Payment Date following the date on which the relevant Sanction is imposed and the Bonds shall bear interest from (and including) the first Interest Payment Date on which such payment is deferred to (but not including) the Interest Payment Date on which such payment is made at a rate of 10 per cent per annum calculated by reference to the aggregate of the principal amount thereof and the accrued but unpaid interest thereon on each relevant Interest Payment Date.

In the event that the Issuer makes payment on the second or third Interest Payment Date following the date on which the relevant Sanction is imposed, all deferred and accrued interest shall be payable on such date.

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In the event that deferred and accrued interest pursuant to this Condition 7(c) is not paid on the third Interest Payment Date following the date on which the relevant Sanction is imposed, an Event of Default shall have occurred under Condition 12(a).

The Issuer shall notify the Trustee and the Bondholders (in accordance with Condition 19) as soon as practicable after any Interest Payment Date in respect of which the payment of interest has been deferred pursuant to this Condition 7(c).

(d)	No Default

Notwithstanding any other provision in these Conditions or the Trust Deed, any payment which for the time being is not made on the Bonds pursuant to Condition 7(c) shall not constitute a default for any purpose (including, but without limitation, for the purpose of Condition 12) on the part of the Issuer or the Guarantor until (and including) the third Interest Payment Date following the date on which the relevant Sanction was imposed and will not give the Trustee or any Bondholder the right to accelerate the Bonds in connection therewith.

8	Conversion and Exchange

(a)	Conversion Period and Exchange Price

Each Bond shall confer on the holder the right (such right a Conversion Right) to convert each US$1,000 principal amount of Bonds (subject to a minimum principal amount of US$200,000 being converted) delivered to the Paying, Transfer, Conversion and Exchange Agent in accordance with Condition 8(c) on the exercise of a Conversion Right into one fully paid Preference Share, allotted at a price equal to the Paid-up Value, and the Issuer shall forthwith procure that such Preference Share is exchanged immediately, pursuant to the Articles of the Issuer and the terms of the Deed Poll and as contemplated by these Conditions, for Ordinary Shares.

Where a Conversion Right is exercised in respect of a part only of a Bond, the old Bond shall be cancelled and a new Bond for the balance thereof in an Authorised Denomination shall be issued in lieu thereof without charge but upon payment by the holder of any taxes, duties or other governmental charges payable in connection therewith and the Registrar will within seven Business Days (as defined in Condition 6(d)) following the relevant Conversion Date deliver such new Bond to the Bondholder at the specified office of the Registrar or (at the risk and, if mailed at the request of the Bondholder otherwise than by ordinary uninsured mail, at the expense of the Bondholder) mail the new Bond by ordinary uninsured mail to such address as the Bondholder may request.

Subject to, and upon compliance with, the provisions of these Conditions, the Conversion Right in respect of a Bond may be exercised, at the option of the holder thereof, at any time (subject to any applicable fiscal or other laws or regulations and as hereinafter provided) from [●] 2015 to the close of business (in the place where the relevant Bond is delivered for conversion) on the date falling six days prior to the Final Maturity Date (both days inclusive) or, if the Bonds shall have been called for redemption pursuant to Condition 9(b) prior to the Final Maturity Date, then up to the close of business (in the place aforesaid) on the sixth day before the date fixed for redemption thereof, unless there shall be default in making payment in respect of such Bond on such date fixed for redemption, in which event the period during which the Conversion Right may be exercised shall extend up to the close of business (in the place aforesaid) on the date on which the full amount of such payment becomes available for payment and notice of such availability has been duly given in accordance with Condition 19 or, if earlier, the Final Maturity Date; provided that, in each case, if the final such date for the exercise of Conversion Rights is not a business day in the place aforesaid, then the period during which the Conversion Right may be exercised shall end on the immediately preceding business day in the place aforesaid.

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Conversion Rights may not be exercised (i) in respect of a Bond where the holder shall have exercised its right to require the Issuer to redeem such Bond pursuant to Condition 9(d), or (ii) following the giving of notice by the Trustee pursuant to Condition 12.

A Conversion Right may not be exercised by a Bondholder in circumstances where the relevant Conversion Date would fall during the period commencing on the Record Date in respect of any payment of interest on the Bonds (other than any payment of interest payable pursuant to Condition 8(f)) and ending on the relevant Interest Payment Date (both days inclusive).

The period within which a Conversion Right may be exercised by a Bondholder is referred to as the Conversion Period.

By exercising a Conversion Right, a Bondholder will be deemed, subject to and in accordance with the Articles of the Issuer, to have exercised the Share Exchange Rights applicable to the Preference Shares arising on the exercise of such Conversion Right, and the Issuer will procure that such Preference Shares are immediately, following issue of such Preference Shares to the Bondholder or to its nominee and registration of such Preference Shares in the name of the relevant person, exchanged for Ordinary Shares on the relevant Conversion Date (without any further action being required to be taken by any Bondholder or the Trustee). Each of the Issuer and the Guarantor shall (at its own expense) do all such things and make all such entries in the Issuer’s and the Guarantor’s respective registers of members and execute all such documents, whether at the request of the Trustee, on behalf of the relevant Bondholders or otherwise (including the execution of such instruments of transfer on behalf of the relevant Bondholders) as may be necessary to effect such exchange of Preference Shares.

Conversion Rights are not exercisable in respect of any specific Preference Shares or Ordinary Shares and no Preference Shares or Ordinary Shares have been or will be charged, placed in custody or otherwise set aside to secure or satisfy the obligations of the Issuer and the Guarantor in respect of the delivery of Preference Shares or Ordinary Shares.

(b)	Share Exchange Rights

The following is a summary of the Articles of the Issuer in effect as of the date of these Conditions relating to the Share Exchange Rights. The Articles of the Issuer are separate from, and do not form part of these Conditions.

(i)	Exercise of Share Exchange Rights

The number of Ordinary Shares to be issued on the exercise of a Share Exchange Right shall be determined by dividing the Paid-up Value in respect of the relevant Preference Shares (translated into sterling at the Fixed Rate of Exchange) by the exchange price (the Exchange Price) in effect on the relevant Conversion Date. The initial Exchange Price is £0.0826 (which, on the basis of the Fixed Rate of Exchange, is equal to US$0.1253) per Ordinary Share and the Exchange Price shall thereafter be subject to adjustment in the circumstances described in the Articles of the Issuer as summarised in paragraph (ii) below.

Fractions of Ordinary Shares will not be issued and no cash payment or adjustment will be made in lieu thereof. However, if a Share Exchange Right in respect of more than one Preference Share is deemed to be exercised at any one time such that Ordinary Shares in respect of such exercise are to be issued to the same person, the number of Ordinary Shares to be issued in respect thereof shall be calculated on the basis of the aggregate Paid-up Value of such Preference Shares.

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(ii)	Adjustment of Exchange Price

Upon the happening of any of the events described below, the Exchange Price shall be adjusted as follows:

(A)	Consolidation or Subdivision: If and whenever there shall be an alteration to the nominal value of the Ordinary Shares as a result of consolidation or subdivision, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such alteration by the following fraction:

A
B	where:

A is the nominal amount of one Ordinary Share immediately after such alteration; and

B is the nominal amount of one Ordinary Share immediately before such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

(B)	Capitalisation of Profits or Reserves: If and whenever the Guarantor shall issue any Ordinary Shares credited as fully paid to the holders of Ordinary Shares (the Shareholders) by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Ordinary Shares are issued instead of the whole or part of a cash Dividend which the Shareholders would or could otherwise have received or (2) where the Shareholders may elect to receive a cash Dividend in lieu of such Ordinary Shares, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to such issue by the following fraction:

A
B

where:

A is the aggregate nominal amount of the issued Ordinary Shares immediately before such issue; and

B is the aggregate nominal amount of the issued Ordinary Shares immediately after such issue.

Such adjustment shall become effective on the date of issue of such Ordinary Shares.

(C)	Capital Distribution: If and whenever the Guarantor shall pay or make any Capital Distribution (as defined below) to the Shareholders, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A – B
A

where:

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A is the Current Market Price (as defined below at the end of this paragraph (b)) of one Ordinary Share on the Effective Date.

B is the portion of the Fair Market Value (as defined below) of the Capital Distribution attributable to one Ordinary Share, with such portion being determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of Ordinary Shares entitled to receive the relevant Capital Distribution (or, in the case of a purchase of Ordinary Shares or any receipts or certificates representing shares by or on behalf of the Guarantor or any Subsidiary of the Guarantor, by the number of Ordinary Shares in issue immediately prior to such purchase).

Such adjustment shall become effective on the Effective Date or, in any such case if later, the first date upon which the Fair Market Value of the Capital Distribution is capable of being determined as provided herein.

As used in this sub-paragraph (C) and also, in the case of Spin-Off Securities, elsewhere:

Capital Distribution means:

(1)	a Spin-Off (in which case, the Capital Distribution shall be the Fair Market Value of the relevant Spin-Off Securities or, as the case may be, the relevant property or assets); or

(2)	any Dividend (in which case the Capital Distribution shall be the Fair Market Value of such Dividend).

For the purposes of the above, the Fair Market Value of a Dividend shall (subject as provided in paragraph (a) of the definition of “Dividend” below and in the definition of “Fair Market Value” below) be determined as at the Effective Date.

In making any such calculation, such adjustments (if any) shall be made as an Independent Financial Adviser determines in good faith appropriate to reflect any consolidation or subdivision of any Ordinary Shares or the issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

Dividend means any dividend or distribution (excluding a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Ordinary Shares or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(1)	where a cash Dividend is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Ordinary Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of a cash Dividend, then for the purposes of this definition the Dividend in question shall be treated as a Dividend of the greater of (i) such cash Dividend and (ii) the Fair Market Value (as at the Effective Date in respect of the relevant Dividend or, as the case may be, the record date or other due date for establishment of entitlement in respect of the relevant capitalisation or if later, the date on which the number of Ordinary Shares (or amount of property or

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assets, as the case may be) which may be issued or delivered is determined) of such Ordinary Shares or other property or assets;

(2)	any issue of Ordinary Shares falling within paragraph (b)(ii) shall be disregarded;

(3)	a purchase or redemption of share capital of the Guarantor by the Guarantor or any Subsidiary of the Guarantor shall not constitute a Dividend unless, in the case of purchases of Ordinary Shares by or on behalf of the Guarantor or any of its Subsidiaries, the Volume Weighted Average Price per Ordinary Share (before expenses) on any one day in respect of such purchases exceeds by more than 5 per cent the Volume Weighted Average Price of an Ordinary Share on the five dealing days immediately preceding either (1) that day, or (2) where an announcement (excluding for the avoidance of doubt for these purposes, any general authority for such purchases or redemptions approved by a general meeting of Shareholders of the Guarantor or any notice convening such a meeting of Shareholders) has been made of the intention to purchase Ordinary Shares at some future date at a specified price, the date of such announcement or, if in the case of either (1) or (2), the relevant day is not a dealing day, the immediately preceding dealing day, in which case such purchase shall be deemed to constitute a Dividend to the extent that the aggregate price paid (before expenses) in respect of such Ordinary Shares purchased by the Guarantor or, as the case may be, any of its Subsidiaries exceeds the product of (i) 105 per cent of the Volume Weighted Average Price of the Ordinary Shares determined as aforesaid and (ii) the number of Ordinary Shares so purchased; and

(4)	if the Guarantor or any of its Subsidiaries shall purchase any receipts or certificates representing Ordinary Shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser.

Fair Market Value means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (i) the Fair Market Value of a cash Dividend paid or to be paid shall be the amount of such cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined in good faith by an Independent Financial Adviser), the fair market value (a) of such Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Price of such Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five dealing days on the relevant market commencing on such date (or, if later, the first such dealing day such Spin-Off Securities, options, warrants or other rights are publicly traded); and (iv) in the case of (i) converted into sterling (if declared or paid in a currency other than sterling) at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the cash Dividend in sterling; and in any other case, converted into sterling (if expressed in a currency other than sterling) at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date the equivalent rate on the immediately preceding date on which such a rate is available).

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Effective Date means, in respect of this sub-paragraph (C), the first date on which the Ordinary Shares are traded ex-the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares, the date on which such purchase, redemption or buy back is made or, in the case of a Spin-Off, on the first date on which the Ordinary Shares are traded ex-the relevant Spin-Off on the Relevant Stock Exchange.

Spin-Off means:

(1)	a distribution of Spin-Off Securities by the Guarantor to Shareholders as a class; or

(2)	any transfer of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Guarantor) to Shareholders as a class or, in the case of or in connection with a Newco Scheme, Existing Shareholders as a class (but excluding the issue and allotment of shares by Newco to Existing Shareholders), pursuant in each case to any arrangements with the Guarantor or any of its Subsidiaries.

Spin-Off Securities means equity share capital of an entity other than the Guarantor.

(D)	Shares, Rights and Share-Related Securities Issues to Shareholders: If and whenever the Guarantor shall issue Ordinary Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at a price per Ordinary Share which is less than 95 per cent of the Current Market Price per Ordinary Share on the Effective Date, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A + B
A + C

where:

A is the number of Ordinary Shares in issue on the Effective Date;

B is the number of Ordinary Shares which the aggregate amount (if any) payable for the Ordinary Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Ordinary Share; and

C is the number of Ordinary Shares issued or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (D), the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

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(E)	Rights Issues of Other Securities to Shareholders: If and whenever the Guarantor shall issue any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase Ordinary Shares), the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A – B
A

where:

A is the Current Market Price of one Ordinary Share on the Effective Date; and

B is the Fair Market Value on the Effective Date of the portion of the rights attributable to one Ordinary Share.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (E), the first date on which the Ordinary Shares are traded ex- the relevant Securities or ex-rights, ex-option or ex-warrants on the Relevant Stock Exchange.

(F)	Issues of Shares at less than Current Market Price: If and whenever the Guarantor shall issue (otherwise than as mentioned in sub-paragraph (D) above) any Ordinary Shares (other than Ordinary Shares issued on the exercise of Conversion Rights or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Ordinary Shares) wholly for cash or no consideration or issue or grant (otherwise than as mentioned in sub-paragraph (D) above) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Ordinary Shares (other than the Bonds, which term shall include any further bonds issued pursuant to Condition 20 and consolidated and forming a single series with the Bonds and other than the Preference Shares), in each case at a price per Ordinary Share which is less than 95 per cent of the Current Market Price per Ordinary Share on the Effective Date, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A + B
A + C

where:

A is the number of Ordinary Shares in issue immediately before the issue of such Ordinary Shares or the grant of such options, warrants or rights;

B is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such additional Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Ordinary Share; and

C is the number of Ordinary Shares to be issued pursuant to such issue of such Ordinary Shares or, as the case may be, the maximum number of Ordinary Shares which may be issued upon exercise of such options,

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warrants or rights calculated as at the date of issue of such options, warrants or rights.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (F), the date of issue of such Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(G)	Other Issues at less than Current Market Price: If and whenever the Guarantor or any Subsidiary of the Guarantor or (at the direction or request of or pursuant to any arrangements with the Guarantor or any Subsidiary of the Guarantor) any other company, person or entity (otherwise than as mentioned in sub-paragraphs (D), (E) or (F) above) shall issue wholly for cash or no consideration any Securities (other than the Bonds), which term shall for this purpose exclude any further bonds issued pursuant to Condition 20 and consolidated and forming a single series with the Bonds and other than the Preference Shares) which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Ordinary Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be redesignated as Ordinary Shares, and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent of the Current Market Price per Ordinary Share on the Effective Date, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A + B
A + C

where:

A is the number of Ordinary Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued by the Guarantor for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued or otherwise made available);

B is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Ordinary Share; and

C is the maximum number of Ordinary Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Ordinary Shares which may be issued or arise from any such redesignation.

Provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this sub-paragraph (G) the Specified Date) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are

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converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are redesignated or at such other time as may be provided) then for the purposes of this sub-paragraph (G), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (G), the date of issue of such Securities or, as the case may be, the grant of such rights.

(H)	Amendment of Terms of Rights or Share-Related Securities: If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such Securities (other than the Bonds and any further bonds issued pursuant to Condition 20 and consolidated and forming a single series therewith and other than the Preference Shares) as are mentioned in sub-paragraph (G) above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Ordinary Share receivable has been reduced and is less than 95 per cent of the Current Market Price per Ordinary Share on the Effective Date, the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately prior to the Effective Date by the following fraction:

A + B
A + C

where:

A is the number of Ordinary Shares in issue immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Ordinary Shares which have been issued, by the Guarantor or any Subsidiary of the Guarantor (or at the direction or request or pursuant to any arrangements with the Guarantor or any Subsidiary of the Guarantor) for the purposes of or in connection with such issue, less the number of such Ordinary Shares so issued or otherwise made available on conversion);

B is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the Securities so modified would purchase at such Current Market Price per Ordinary Share or, if lower, the existing conversion, exchange or subscription price of such Securities; and

C is the maximum number of Ordinary Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall determine in good faith appropriate for any previous adjustment under this sub-paragraph (H) or sub-paragraph (G) above.

Provided that if at the time of such modification (as used in this sub-paragraph (H) the Specified Date) such number of Ordinary Shares is to be determined by reference to the application of a formula or other variable

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feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this paragraph (H), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (H), the date of modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to such Securities.

(I)	Other Offers to Shareholders: If and whenever the Guarantor or any Subsidiary of the Guarantor or (at the direction or request of or pursuant to any arrangements with the Guarantor or any Subsidiary of the Guarantor) any other company, person or entity shall offer any Securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Exchange Price falls to be adjusted under sub-paragraphs (B), (C), (D), (F) or (G) above or (J) below (or would fall to be so adjusted if the relevant issue or grant was at less than 95 per cent of the Current Market Price per Ordinary Share on the relevant dealing day) or under sub-paragraph (E) above) the Exchange Price shall be adjusted by multiplying the Exchange Price in force immediately before the Effective Date by the following fraction:

A – B
A

where:

A is the Current Market Price of one Ordinary Share on the Effective Date; and

B is the Fair Market Value on the Effective Date of the portion of the relevant offer attributable to one Ordinary Share.

Such adjustment shall become effective on the Effective Date.

Effective Date means, in respect of this sub-paragraph (I), the first date on which the Ordinary Shares are traded ex-rights on the Relevant Stock Exchange.

(J)	Change of Control: If an offer is made to all (or as nearly as may be practicable all) Shareholders (or all (or as nearly as may be practicable all) such Shareholders other than the offeror and/or any associate (as defined in Section 988(1) of the Companies Act 2006) of the offeror), to acquire all or a majority of the issued ordinary share capital of the Guarantor or if any person proposes a scheme with regard to such acquisition (other than an Exempt Newco Scheme) and (such offer or scheme having become or been declared unconditional in all respects) the right to cast more than 50 per cent of the votes which may ordinarily be cast on a poll at a general meeting of the Guarantor has become unconditionally vested in the offeror and/or such associate as aforesaid (a Relevant Event), the Exchange Price (the Change of Control Exchange Price) shall be determined as set out below (but in each case adjusted, if appropriate, proportionately on each adjustment to the Exchange Price under the foregoing sub-paragraphs and

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sub-paragraph (K) below), provided that the Change of Control Exchange Price shall only apply to Bonds in respect of which Conversion Rights are duly exercised and the Conversion Date falls within the period (the Relevant Event Period) commencing on the date the Relevant Event occurs and ending on the date 60 days following the occurrence of the Relevant Event or, if later, 60 days following the date on which notice of such Relevant Event is given to Bondholders by or on behalf of the Issuer or the Guarantor:

COCEP = OEP/(1+ (EP x c/t))

where:

COCEP	=	means the Change of Control Exchange Price
OEP	=	means the Exchange Price in effect immediately prior to the Relevant Event
EP	=	means 50 per cent (expressed as fraction)
c	=	means the number of days from and including the date the Relevant Event occurs to but excluding the Final Maturity Date
t	=	means the number of days from and including the Issue Date to but excluding the Final Maturity Date

Exempt Newco Scheme means a Newco Scheme (as defined below) where immediately after completion of the relevant scheme of arrangement or analogous proceeding the ordinary shares of Newco (as defined below) are (1) admitted to trading on the Relevant Stock Exchange or (2) admitted to listing on such other regulated, regularly operating, recognised stock exchange or securities market as the Guarantor or Newco may determine.

Newco Scheme means a scheme of arrangement which effects the interposition of a limited liability company (Newco) between the Shareholders of the Guarantor immediately prior to the scheme of arrangement (the Existing Shareholders) and the Guarantor; provided that only ordinary shares of Newco are issued to Existing Shareholders and that immediately after completion of the scheme of arrangement the only shareholders of Newco are the Existing Shareholders and that all Subsidiaries of the Guarantor immediately prior to the scheme of arrangement (other than Newco, if Newco is then a Subsidiary of the Guarantor) are Subsidiaries of the Guarantor (or of Newco) immediately after the scheme of arrangement.

(K)	Other Events: If the Guarantor (after consultation with the Trustee) determines that an adjustment should be made to the Exchange Price as a result of one or more circumstances not referred to above in this paragraph (b) (even if the relevant circumstance is specifically excluded from the operation of sub-paragraphs (A) to (J) above), the Guarantor shall, at its own expense and acting reasonably, request an Independent Financial Adviser to determine in good faith as soon as practicable what adjustment (if any) to the Exchange Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this sub-paragraph (K) if such Independent Financial Adviser is so requested to make such a determination not more than 21 days after the date on which the relevant circumstance arises.

Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment pursuant to this paragraph (b) have already resulted or will result in an adjustment to the Exchange Price or where the events or circumstances giving rise to any adjustment arise by

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virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Exchange Price or where more than one event which gives rise to an adjustment to the Exchange Price occurs within such a short period of time that, in the opinion of the Guarantor, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result and provided further that, for the avoidance of doubt, the issue of Ordinary Shares pursuant to the exercise of Conversion Rights shall not result in an adjustment to the Exchange Price.

For the purpose of any calculation of the consideration receivable or price pursuant to sub-paragraphs (D), (F), (G) and (H), the following provisions shall apply:

(1)	the aggregate consideration receivable or price for Ordinary Shares issued for cash shall be the amount of such cash;

(2)	(x) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the aggregate consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Ordinary Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Guarantor to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the relevant Effective Date, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Ordinary Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Ordinary Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(3)	if the consideration or price determined pursuant to (1) or (2) above (or any component thereof) shall be expressed in a currency other than sterling it shall be converted into sterling at such rate of exchange as may be determined in good faith by an Independent Financial Adviser to be the spot rate ruling at the close of business on the relevant Effective Date;

(4)	in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Ordinary Shares or Securities or otherwise in connection therewith; and

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(5)	an adjustment shall not be made pursuant to sub-paragraphs (G) or (I) in respect of an issue or offer by or on behalf of an entity which is a Subsidiary of the Guarantor (but which is not a Subsidiary of the Guarantor) unless (1) the same is also made at the direction or request of or pursuant to any arrangements with the Guarantor or any of its Subsidiaries and (2) (in the case of sub-paragraph (G)) the relevant Ordinary Shares have been issued or are issued or are to be issued by the Guarantor in connection with or in contemplation of the relevant issue or offer.

In addition, the following expressions have the following meanings:

Current Market Price means, in respect of an Ordinary Share at a particular date, the average of the Volume Weighted Average Price of an Ordinary Share for the five consecutive dealing days ending on the dealing day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

(1)	if the Ordinary Shares to be issued do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price cum-Dividend (or cum-any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the Effective Date relating to such Dividend (or entitlement) (excluding, in any case, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom); or

(2)	if the Ordinary Shares to be issued do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Ordinary Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if on each of the said five dealing days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be issued do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Ordinary Share as at the Effective Date of such Dividend or entitlement (excluding, in any case, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom), and provided further that, if the Volume Weighted Average Price of an Ordinary Share is not available on one or more of the said five dealing days, then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

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Independent Financial Adviser means a financial institution of international repute appointed by the Issuer or the Guarantor at its own expense and, in any such case, approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed) or, if the Issuer and the Guarantor fail to make such appointment, such failure has been notified to the Trustee and such failure continues for a reasonable period (as determined by the Trustee in its sole discretion), and the Trustee is indemnified and/or secured and/or prefunded to its satisfaction against the costs, fees and expenses of such adviser and otherwise in connection with such appointment, appointed by the Trustee (without liability for so doing) following notification to the Issuer and the Guarantor.

Securities includes, without limitation, shares in the share capital of the Guarantor and options, warrants or other rights to subscribe for or purchase or acquire shares in the capital of the Guarantor.

Volume Weighted Average Price means, in respect of an Ordinary Share or, as the case may be, a Spin-Off Security on any dealing day, the volume-weighted average price of an Ordinary Share or, as the case may be, a Spin-Off Security published by or derived (in the case of an Ordinary Share) from Bloomberg page VAP or (in the case of a Spin-Off Security) from the principal stock exchange or securities market on which such Spin-Off Securities are then listed or quoted or dealt in, if any, or, if such page is not available, such other source as shall be determined in good faith to be appropriate by an Independent Financial Adviser on such dealing day, provided that on any such dealing day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of an Ordinary Share or a Spin-Off Security, as the case may be, in respect of such dealing day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding dealing day on which the same can be so determined or as the Independent Financial Adviser might otherwise determine in good faith to be appropriate.

References to any issue or offer or grant to Shareholders as a class or by way of rights shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

For the purposes of paragraphs (i) and (ii) above, and paragraphs (iii), (v) and (vi) below, (i) references to the issue of Ordinary Shares shall include the transfer and/or delivery of Ordinary Shares by the Guarantor or any of its Subsidiaries, whether newly issued and allotted or previously existing or held by or on behalf of the Guarantor or any of its Subsidiaries, and (ii) Ordinary Shares held by or on behalf of the Guarantor or any of its Subsidiaries (and which, in the case of sub-paragraphs (D) and (F) above, do not rank for the relevant right or other entitlement) shall not be considered as or treated as “in issue”.

In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser determines in good faith to be appropriate to reflect any consolidation or sub-division of the Ordinary Shares or any issue of Ordinary Shares by way of capitalisation of profits or reserves, or any like or similar event.

(iii)	Retroactive Adjustments

If the Conversion Date in relation to any Bond shall be after the record date for any such issue, distribution, grant or offer (as the case may be) as is mentioned in paragraphs (b)(ii) (iii), (iv), (v) and (ix), or any such issue as is mentioned in paragraphs (b)(vi) and (vii) which is made to the Shareholders or any of them, but before the relevant adjustment becomes effective under paragraphs (b) (such

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adjustment, a Retroactive Adjustment), in circumstances where such Bond is to be converted into Preference Shares, the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued to the exchanging holder of Preference Shares, in accordance with the instructions contained in the Conversion Notice, such additional number of Ordinary Shares (if any) (the Additional Shares) as, together with the Ordinary Shares issued or to be issued on such exchange (together with any fraction of an Ordinary Share not so issued), is equal to the number of Ordinary Shares which would have been required to be issued on exchange of such Preference Share if the relevant adjustment (more particularly referred to in the said provisions of paragraphs (b)) to the Exchange Price had in fact been made and become effective immediately after the relevant Conversion Date. In such circumstances, the Issuer shall procure that the Additional Shares are issued to or as directed by the relevant Bondholder in the relevant Conversion Notice. Such Additional Shares will be allotted as at the relevant Conversion Date or as at the date of issue of Ordinary Shares if the adjustment results from an issue of Ordinary Shares.

(iv)	Decision of an Independent Financial Adviser

If any doubt shall arise as to the appropriate adjustment to the Exchange Price, and following consultation between the Issuer, the Guarantor and an Independent Financial Adviser a written opinion of such Independent Financial Adviser in respect of such adjustment to the Exchange Price shall be conclusive and binding on all concerned, save in the case of manifest error.

(v)	Ordinary Shares may not be Issued at a Discount

The Exchange Price may not be reduced so that, on conversion of the Bonds, Ordinary Shares would fall to be issued at a discount to their nominal or par value.

(vi)	Employees’ Share Schemes

No adjustment will be made to the Exchange Price where Ordinary Shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including Directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Guarantor or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share scheme (as defined in Section 1166 of the Companies Act 2006).

(vii)	Rounding Down and Notice of Adjustment to the Exchange Price

On any adjustment, the resultant Exchange Price, if not an integral multiple of £0.01, shall be rounded down to the nearest whole multiple of £0.01. No adjustment shall be made to the Exchange Price where such adjustment (rounded down if applicable) would be less than one per cent of the Exchange Price then in effect. Any adjustment not required to be made, and/or any amount by which the Exchange Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time.

Notice of any adjustments to the Exchange Price shall be given by the Issuer to Bondholders in accordance with Condition 19 promptly after the determination thereof.

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(c)	Procedure for Conversion and Exchange

A Conversion Right may be exercised by a Bondholder during the Conversion Period by delivering the relevant Bond to the specified office of any Paying, Transfer, Conversion and Exchange Agent at its own expense, during its usual business hours, accompanied by a duly completed and signed notice of conversion (a Conversion Notice) in the form (for the time being current) obtainable from the Registrar or any Paying, Transfer, Conversion and Exchange Agent.

Conversion Rights shall be exercised subject in each case to any fiscal or other laws or regulations applicable in the jurisdiction in which the specified office of the Registrar or the Paying, Transfer, Conversion and Exchange Agent to whom the relevant Conversion Notice is delivered is located.

A Conversion Right may be exercised only in respect of an Authorised Denomination.

A Conversion Notice, once delivered, shall be irrevocable.

The conversion date in respect of a Bond (the Conversion Date) shall be the London business day immediately following the date of such delivery and, if applicable, the making of any payment to be made by the Bondholder as provided below.

A Bondholder exercising a Conversion Right must pay any taxes and capital, stamp, issue and registration duties, stamp duty reserve tax or similar taxes or duties arising on conversion (other than any taxes or capital, stamp, issue and registration duties, stamp duty reserve tax or similar duties or taxes payable in Jersey, Belgium, Luxembourg or the United Kingdom or in any other jurisdiction in which the Issuer and/or the Guarantor may be domiciled or resident or to whose taxing jurisdiction it may generally be subject, in respect of the allotment and issue of any Preference Shares on such conversion or on transfer of the Preference Shares to the Guarantor on exchange of the Preference Shares or in respect of the allotment, issue or transfer and delivery of any Ordinary Shares issued on exchange of the Preference Shares, including any stamp duty or stamp duty reserve tax payable under Sections 67, 70, 93 or 96 of the Finance Act 1986 (including any Additional Shares), which shall be paid by the Issuer or the Guarantor) and such Bondholder must pay all, if any, other taxes arising by reference to any disposal or deemed disposal of a Bond, any interest therein or any Preference Share in connection with such conversion and exchange.

Ordinary Shares to be issued on exchange of the Preference Shares (including any Additional Shares) will be issued in uncertificated form through the dematerialised securities trading system operated by Euroclear UK and Ireland Limited, known as CREST, unless at the time of issue, the Ordinary Shares are not a participating security in CREST, in which case they will be issued in certificated registered form.

Where Ordinary Shares are to be issued through CREST, they will be delivered to the account specified by the relevant Bondholder in the relevant Conversion Notice by not later than seven London business days following the relevant Conversion Date (or, in the case of any Additional Shares, not later than seven London business days following the date (the Reference Date) the relevant Retroactive Adjustment takes effect) (the Settlement Date). Where Ordinary Shares are to be issued in certificated form, a certificate in respect thereof will be dispatched by ordinary mail free of charge (but uninsured and at the risk of the recipient) to the relevant Bondholder or as it may direct in the relevant Conversion Notice) within 14 days following the relevant Conversion Date or, as the case may be, the Reference Date.

The Ordinary Shares to be issued on exercise of Share Exchange Rights will not be available for issue (i) to, or to a nominee or agent for, Euroclear Bank SA/NV as operator of the Euroclear System or Clearstream Banking, société anonyme or any other person providing a clearance service within the meaning of Section 96 of the Finance Act 1986 of the United Kingdom or (ii) to a person, or nominee or agent for a person, whose business

53

is or includes issuing depositary receipts within the meaning of Section 93 of the Finance Act 1986 of the United Kingdom, in each case at any time prior to the abolition day as defined in Section 111(1) of the Finance Act 1990 of the United Kingdom.

(d)	Purchase or Redemption by the Guarantor of its Own Shares

The Guarantor or any Subsidiary of the Guarantor may exercise such rights as it may from time to time enjoy to purchase or redeem any shares of the Guarantor (including Ordinary Shares) or any receipts or certificates representing any such shares (including Ordinary Shares) without the consent of the Bondholders.

(e)	Ranking

(i)	Ordinary Shares issued upon exchange will be fully paid and will in all respects rank pari passu with the fully paid Ordinary Shares in issue on the relevant Conversion Date or, in the case of Additional Shares, on the relevant Reference Date (except in any such case for any right excluded by mandatory provisions of applicable law), except that the Ordinary Shares or, as the case may be, the Additional Shares so issued will not rank for any rights, distributions or entitlement where the record date or other due date for the establishment of entitlement for which falls prior to the relevant Conversion Date or, as the case may be, the relevant Reference Date.

(ii)	Save as provided in Condition 8(f), no payment or adjustment shall be made on conversion and exchange for any interest which otherwise would have accrued on the relevant Bonds since the last Interest Payment Date preceding the Conversion Date relating to such Bonds (or, if such Conversion Date falls before the first Interest Payment Date, since the Issue Date).

(f)	Interest on Conversion

If an Optional Redemption Notice is given on or after the fifteenth London business day prior to a record date in respect of any Dividend or distribution payable in respect of the Ordinary Shares, which record date has occurred since the last Interest Payment Date (or in the case of the first Interest Period, since the Issue Date) (whether such notice is given before, on or after such record date) and where such notice specifies an Optional Redemption Date falling on or prior to the date which is 14 days after the Interest Payment Date next following such record date, interest shall accrue on Bonds in respect of which Conversion Rights shall have been exercised and in any such case in respect of which the Conversion Date falls after such record date and on or prior to the Interest Payment Date next following such record date, in each case from and including the preceding Interest Payment Date (or, if such Conversion Date falls before the first Interest Payment Date, from the Issue Date) to but excluding such Conversion Date. The Issuer shall pay any such interest or procure that any such interest is paid by not later than 14 days after the relevant Conversion Date by transfer to a US Dollar account maintained with a branch of a bank in New York City, in accordance with instructions given by the relevant Bondholder in the relevant Conversion Notice.

(g)	Preference Shares

(i)	Preference Shares allotted pursuant to these Conditions will be fully paid and will rank pari passu with all (if any) fully paid Preference Shares then in issue except that the Preference Shares so allotted will not rank for any dividend or other distribution declared, paid or made by reference to a record date prior to such Conversion Date.

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(ii)	Preference Shares will be allotted as of the relevant Conversion Date and will be allotted in the name of the holder of the Bond completing the relevant Conversion Notice or of his nominee.

(h)	Cash Settlement

Notwithstanding the provisions of Condition 8(a), the Issuer shall have the option by delivering a Cash Settlement Notice no later than the third dealing day after the Conversion Date, in lieu of its obligation on the exercise of a Conversion Right into one fully paid Preference Share, allotted at a price equal to the Paid-up Value, to forthwith procure that such Preference Share is exchanged immediately, pursuant to the Articles of the Issuer and the terms of the Deed Poll and as contemplated by these Conditions, for Ordinary Shares, to make a payment on the relevant Settlement Date of a sum in cash (in pound Sterling or such other currency as may be relevant to the trading of the Ordinary Shares) equal to the Cash Value of the Ordinary Shares. The Issuer may exercise its right under this Condition 8(h) in respect of any Bonds the subject of exercise of the Conversion Right in whole or in part and as often as it thinks fit.

Cash Settlement Notice means a notice in writing from the Issuer, with a copy to the Principal Paying, Transfer, Conversion and Exchange Agent, to the relevant Bondholder at the address specified in the Conversion Notice so delivered by such Bondholder.

Cash Value means (subject as the context may otherwise require) the product of the relevant number of Ordinary Shares due to be delivered pursuant to the exercise of the Conversion Right multiplied by the Current Market Price per Ordinary Share at close of business on the last dealing day preceding the date of the Cash Settlement Notice as calculated by the Principal Paying, Transfer, Conversion and Exchange Agent.

(i)	Relevant Event Notice

Within 14 days following the occurrence of a Relevant Event, the Issuer or the Guarantor shall give notice thereof to the Trustee and to the Bondholders in accordance with Condition 19 (a Relevant Event Notice). Such notice shall contain a statement informing Bondholders of their entitlement to exercise their Conversion Rights as provided in these Conditions and the Exchange Price applicable in consequence of the Relevant Event, calculated in accordance with the Articles of the Issuer and their entitlement to exercise their rights to require redemption of their Bonds pursuant to Condition 9(d). The Relevant Event Notice shall also specify:

(i)	all information material to Bondholders concerning the Relevant Event;

(ii)	the Exchange Price immediately prior to the occurrence of the Relevant Event and the Exchange Price applicable pursuant to the Articles of the Issuer during the Relevant Event Period;

(iii)	the closing price of the Ordinary Shares as derived from the Relevant Stock Exchange as at the latest practicable date prior to the publication of such notice;

(iv)	the last day of the Relevant Event Period;

(v)	the Relevant Event Put Date; and

(vi)	such other information relating to the Relevant Event as the Trustee may require.

The Trustee shall not be under any duty to monitor or to take any steps to ascertain whether a Relevant Event or any event or circumstance which could lead to a Relevant Event or give rise to an adjustment to the Exchange Price has occurred or may occur and the Trustee will not be responsible to any person for any loss arising from any failure by it to do so.

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9	Redemption and Purchase

(a)	Final Redemption

Unless previously purchased and cancelled, redeemed or converted as herein provided, the Bonds will be redeemed at their principal amount on the Final Maturity Date. The Bonds may only be redeemed at the option of the Issuer prior to the Final Maturity Date in accordance with Condition 9(b), and may only be redeemed by the Bondholders prior to the Final Maturity Date in accordance with Condition 9(d).

(b)	Redemption at the Option of the Issuer

On giving not less than 30 nor more than 60 days’ notice (an Optional Redemption Notice) to the Trustee and to the Bondholders in accordance with Condition 19, the Issuer may redeem all but not some only of the Bonds on the date (the Optional Redemption Date) specified in the Optional Redemption Notice at their principal amount, together with accrued interest to such date:

(i)	at any time on or after [●] March 2018, if the Aggregate Value for not less than 20 dealing days in any period of 30 consecutive dealing days ending not more than 14 days prior to the giving of the relevant Optional Redemption Notice, exceeds US$1,500; or

(ii)	if, at any time prior to the date the relevant Optional Redemption Notice is given, Conversion Rights shall have been exercised and/or purchases and/or redemptions effected in respect of 90 per cent or more in principal amount of the Bonds originally issued.

For the purposes of Condition 9(b)(ii), the principal amount of the Bonds originally issued shall be the aggregate of the principal amount of the Bonds, including any further bonds issued pursuant to Condition 20 and consolidated and forming a single series with the Bonds.

(c)	Redemption Notices

Any Optional Redemption Notice shall be irrevocable. Any such notice shall specify (i) the Optional Redemption Date, (ii) the Exchange Price, (iii) the aggregate principal amount of the Bonds outstanding and the closing price of the Ordinary Shares as derived from the Relevant Stock Exchange, in each case as at the latest practicable date prior to the publication of the Optional Redemption Notice, and (iv) the last day on which Conversion Rights may be exercised by Bondholders.

(d)	Redemption at the Option of Bondholders

Following the occurrence of a Relevant Event, the holder of each Bond will have the right to require the Issuer to redeem that Bond on the Relevant Event Put Date at 101 per cent of its principal amount, together with accrued and unpaid interest to such date. To exercise such right, the holder of the relevant Bond must present such Bond at the specified office of any Paying, Transfer, Conversion and Exchange Agent together with a duly completed and signed notice of exercise (a Relevant Event Put Exercise Notice), in the form for the time being current, obtainable from the specified office of any Paying, Transfer, Conversion and Exchange Agent at any time during the Relevant Event Period. The Relevant Event Put Date shall be the fourteenth day after the expiry of the Relevant Event Period.

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Payment in respect of any such Bond shall be made by transfer to a US Dollar account with a bank in New York City specified by the relevant Bondholder in the Relevant Event Put Exercise Notice.

A Relevant Event Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem all Bonds the subject of Relevant Event Put Exercise Notices delivered as aforesaid on the Relevant Event Put Date.

(e)	Purchase

Subject to the requirements (if any) of the stock exchange on which the Bonds may be listed at the relevant time, the Issuer or the Guarantor or any Subsidiary of the Guarantor may at any time purchase Bonds in the open market or otherwise at any price. Such Bonds may be held, resold or reissued, or, at the option of the Issuer or the Guarantor, surrendered to any Paying, Transfer, Conversion and Exchange Agent for cancellation.

(f)	Cancellation

All Bonds in respect of which Conversion Rights are exercised or which are otherwise redeemed pursuant to this Condition 9 will be cancelled and may not be reissued or resold. Bonds purchased by the Issuer or the Guarantor or any Subsidiary of the Guarantor may be surrendered for cancellation or may be held, reissued or resold.

(g)	Multiple Notices

If more than one notice of redemption is given pursuant to this Condition 9, the first of such notices to be given shall prevail.

10	Payments

(a)	Method of Payment

Payment of the principal amount of the Bonds and of interest due other than on an Interest Payment Date will be made to the persons shown in the Register at the close of business on the Record Date and subject to surrender of the Bonds, at the specified office of the Registrar or any Paying, Transfer, Conversion and Exchange Agent by transfer to a US Dollar account maintained by the payee with a bank in New York City. Payments of interest due in respect of Bonds on an Interest Payment Date shall be made to the persons shown in the Register at the close of business on the Record Date.

Payments of all other amounts will be made as provided in these Conditions.

(b)	Payments Subject to Fiscal Laws

All payments are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment. No commissions or expenses shall be charged to the Bondholders in respect of such payments.

(c)	Non-Business Days

A Bond may only be presented for payment on a day which is a business day in the place of presentation and surrender and a business day in Luxembourg, London and New York City and if payment is due on any other day, a Bond may not be presented for payment prior to the next following day which is a business day in the place of presentation and surrender and a business day in Luxembourg, London and New York City. No further interest or other payment will be made as a consequence of the day on which the

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relevant Bond may be presented for payment under this Condition 10(c) falling after the due date.

(d)	Paying, Transfer, Conversion and Exchange Agents, etc.

The initial Paying, Transfer, Conversion and Exchange Agents and their initial specified offices are listed below. The Issuer and the Guarantor reserve the right under the Agency Agreement at any time, with the prior written approval of the Trustee (which approval shall not be unreasonably withheld or delayed), to vary or terminate the appointment of any Paying, Transfer, Conversion and Exchange Agent or the Registrar and appoint additional or other Paying, Transfer, Conversion and Exchange Agents or another Registrar, provided that they will maintain (i) a Principal Paying, Transfer, Conversion and Exchange Agent, (ii) a Registrar with a specified office outside the United Kingdom and (iii) a Paying, Transfer, Conversion and Exchange Agent with a specified office in a European Union Member State, if any, that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in the Paying, Transfer, Conversion and Exchange Agents or their specified offices will promptly be given to the Bondholders in accordance with Condition 19.

(e)	Fractions

Each payment by the Issuer or the Guarantor to a Bondholder will be rounded down to the nearest unit of the relevant currency.

11	Taxation

All payments in respect of the Bonds by or on behalf of the Issuer or the Guarantor shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Jersey or the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. Neither the Issuer nor the Guarantor shall be required to pay any additional or further amounts in respect of such deduction or withholding.

12	Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding or if so directed by an Extraordinary Resolution of the Bondholders shall (subject in each case to being indemnified and/or secured and/or prefunded to its satisfaction), (but in the case of the happening of any of the events mentioned in sub-paragraphs (b), (e), (h), (i) or (m) below and, in relation to Principal Subsidiaries only (f) and (g) below, only if the Trustee shall have certified in writing to the Issuer and the Guarantor that such event is, in its opinion, materially prejudicial to the Bondholders), give notice to the Issuer and the Guarantor that the Bonds are, and they shall accordingly thereby immediately become, due and repayable at their principal amount together with accrued interest if any of the following events (each, an Event of Default) shall have occurred and is continuing:

(a)	Non Payment: if default is made for a period of 7 days in the case of principal or, subject to the provisions of Condition 7(c), 14 days in the case of interest in the payment of any sum due in respect of the Bonds or any of them; or

(b)	Breach of Other Obligations: if the Issuer or the Guarantor fails to perform or observe any of its other obligations (or any provision expressed as an obligation whether or not enforceable as such) under the Bonds or the Trust Deed and (except where the Trustee shall have certified to the Issuer in writing that it considers such failure to be incapable of

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remedy in which case no such notice or continuation as is hereinafter mentioned will be required) such failure continues for the period of 30 days next following the service by the Trustee of notice on the Issuer or the Guarantor requiring the same to be remedied; or

(c)	Cross-Default: if (i) any other indebtedness for borrowed money of the Issuer or the Guarantor or any Principal Subsidiary becomes (or becomes capable of being declared) due and repayable prior to its stated maturity by reason of an event of default howsoever described or (ii) any such indebtedness for borrowed money is not paid when due or, as the case may be, within any applicable grace period (whenever agreed) or (iii) the Issuer or the Guarantor or any Principal Subsidiary fails to pay when due (or, as the case may be, within any applicable grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any indebtedness for borrowed money of any person or (iv) any security given by the Issuer or the Guarantor or any Principal Subsidiary for any indebtedness for borrowed money of any person or for any guarantee or indemnity of indebtedness for borrowed money of any person becomes enforceable by reason of default in relation thereto and steps are taken to enforce such security, save in any such case where there is a bona fide dispute as to whether the relevant indebtedness for borrowed money or any such guarantee or indemnity as aforesaid shall be (or shall become capable of being declared) due and payable, provided that (in relation to each of (i) to (iv) above) the aggregate amount of the relevant indebtedness for borrowed money in respect of which any one or more of the events mentioned above in this sub-paragraph (c) has or have occurred exceeds US$10,000,000 (or its equivalent in other currencies); or

(d)	Winding-up: if an order shall be made by any competent court or any resolution shall be passed for the winding-up or dissolution of the Issuer or the Guarantor, save, in the case of the Guarantor, for the purposes of or pursuant to a Newco Scheme (in circumstances where, in accordance with these Conditions and the Trust Deed, Newco is substituted under the Bonds and the Trust Deed as obligor under the Guarantee in place of the Guarantor and such adjustments are made to these Conditions and the Trust Deed to ensure that the Bonds may be converted into ordinary shares in Newco mutatis mutandis in accordance with and subject to these Conditions and the Trust Deed) or for the purposes of any other amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement on terms previously approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders; or

(e)	Winding-up of a Principal Subsidiary: if any order shall be made by any competent court or any resolution shall be passed for the winding-up or dissolution of a Principal Subsidiary, save for the purposes of any amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of such Principal Subsidiary and under which all the surplus assets of such Principal Subsidiary (which are attributable to the shares in such Principal Subsidiary which are held by the Guarantor or any of its other Subsidiaries) are transferred to the Guarantor or any of its other Subsidiaries or (B) the terms of which have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders; or

(f)	Cessation of Business: if the Issuer or the Guarantor or any Principal Subsidiary shall cease to carry on the whole or substantially the whole of its business, save in each case for the purposes of or pursuant to a Spin-Off or a Newco Scheme (in circumstances where, in accordance with these Conditions and the Trust Deed, Newco is substituted under the Bonds and the Trust Deed as obligor under the Guarantee in place of the Guarantor and such adjustments are made to these Conditions and the Trust Deed to ensure that the Bonds may be converted into ordinary shares in Newco mutatis mutandis in accordance with and subject to these Conditions and the Trust Deed) or for the purposes of any amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (i) not involving or arising out of the insolvency of the Issuer, the Guarantor or such Principal Subsidiary and under which all or substantially all of its assets are transferred to the Guarantor or another Subsidiary of the Guarantor or to a transferee or transferees which is or are, or immediately upon such transfer become(s), a

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Principal Subsidiary or Principal Subsidiaries or (ii) under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration by the Guarantor or a Principal Subsidiary on an arm’s length basis or (iii) the terms of which have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Bondholders; or

(g)	Insolvency: if the Issuer or the Guarantor or any Principal Subsidiary shall suspend or announce its intention to suspend payment of its debts generally or shall be declared or adjudicated by a competent court to be unable, or shall admit in writing its inability, to pay its debts generally (within the meaning of Section 123(1) or (2) of the Insolvency Act 1986) as they fall due, or shall be adjudicated or found insolvent by a competent court or shall enter into any composition or other similar arrangement with its creditors generally under Part I of the Insolvency Act 1986; or

(h)	Security Enforced: if any mortgage, charge, pledge, lien or other encumbrance, present or future, created or assumed by the Issuer, the Guarantor or any Principal Subsidiary over, in the opinion of the Trustee, a material part of its assets becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, administrative receiver, administrator or other similar official in relation to the Issuer or the Guarantor or any Principal Subsidiary or in relation to the whole or, in the opinion of the Trustee, a substantial part of the undertaking or assets of any of them) and such enforcement is not stopped within 60 days; or

(i)	Enforcement Proceedings: a distress, attachment, execution or other process shall be levied or enforced upon or sued out against, or any encumbrance shall take possession of, the whole or in the opinion of the Trustee, a substantial part of the assets of the Issuer, the Guarantor or any Principal Subsidiary and in any of the foregoing cases it or he shall not be paid out or discharged within 60 days; or

(j)	Ownership: if the Issuer ceases to be wholly-owned by the Guarantor or any Principal Subsidiary; or

(k)	Guarantee: if the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect; or

(l)	Nationalisation: any governmental authority or agency or any person acting on behalf of any governmental authority or agency seizes, compulsorily acquires, expropriates or nationalises all or a substantial part of the assets of the Issuer, the Guarantor or any Principal Subsidiary; or

(m)	Analogous Events: any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to under any of the foregoing paragraphs.

13	Undertakings

(a)	Deed Poll

Whilst any Conversion Right or any Share Exchange Right remains exercisable, the Guarantor will, save with the approval of an Extraordinary Resolution or the prior written approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval or, in the case of an amendment to the Deed Poll, unless the amendment is agreed by the Trustee as provided in Condition 16(b), perform all of its obligations under, and not make any amendment to, the Deed Poll.

(b)	Undertakings of the Guarantor

Whilst any Conversion Right or any Share Exchange Right remains exercisable, the Guarantor will, save with the approval of an Extraordinary Resolution or with the approval

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of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval:

(i)	be the beneficial owner, directly or indirectly, of not less than 100 per cent of the ordinary share capital of the Issuer;

(ii)	at all times keep available for issue free from pre-emptive rights (where necessary) out of its authorised but unissued capital sufficient authorised but unissued Ordinary Shares to enable the obligation of the Issuer to procure that Preference Shares be exchanged for Ordinary Shares pursuant to the exercise of a Share Exchange Right and all other rights of subscription and exchange for Ordinary Shares, to be satisfied in full at the current subscription prices or exchange prices;

(iii)	other than in connection with a Newco Scheme, not issue or pay up any Securities, in either case by way of capitalisation of profits or reserves, other than (A) by the issue of fully paid Ordinary Shares or other shares or Securities to the holders of Ordinary Shares and other holders of shares in the capital of the Guarantor which by their terms entitle the holders thereof to receive Ordinary Shares or other shares or Securities on a capitalisation of profits or reserves, or (B) by the issue of Ordinary Shares paid up in full out of distributable profits or reserves (in accordance with applicable law) and issued wholly, ignoring fractional entitlements, in lieu of the whole or part of a cash dividend, or (C) by the issue of fully paid equity share capital (other than Ordinary Shares) to the holders of equity share capital of the same class and other holders of shares in the capital of the Guarantor which by their terms entitle the holders thereof to receive equity share capital (other than Ordinary Shares) on a capitalisation of profits or reserves, unless in any such case the same gives rise (or would, but for the provisions of the Articles of the Issuer, give rise) to an adjustment to the Exchange Price in accordance with the terms of the Articles of the Issuer;

(iv)	not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favourable than such rights but so that nothing in this sub-paragraph (iv) shall prevent (A) the issue of equity share capital to employees or former employees or directors (including directors holding or formerly holding executive office or the personal service company of any such person) (or the spouse or relative of any such person) whether of the Guarantor or any of its subsidiary or associated companies by virtue of their office or employment pursuant to any employees’ share scheme as defined in Section 1166 of the Companies Act 2006 now in existence or which may in the future be approved by the Guarantor in general meeting, or (B) any consolidation or sub-division of the Ordinary Shares or the conversion of any Ordinary Shares into stock or vice versa, or (C) any modification of such rights, or any such issue which is not, in the determination in good faith of an Independent Financial Adviser, materially prejudicial to the interests of the Bondholders, or (D) without prejudice to any rule of law or legislation, the conversion of Ordinary Shares into, or the issue of any Ordinary Shares in, uncertificated form (or the conversion of Ordinary Shares in uncertificated form to certificated form) or the amendment of the Articles of Association of the Guarantor to enable title to Securities of the Guarantor (including Ordinary Shares) to be evidenced and transferred without a written instrument or any other alteration to the Articles of Association of the Guarantor made in connection with the matters described in this sub-paragraph (iv) or which is supplemental or incidental to any of the foregoing (including any amendment made to enable or facilitate procedures relating to such matters and any amendment dealing with the rights and obligations of holders of Securities, including Ordinary Shares, dealt with under such procedures), or (E) any issue of equity share capital where the issue of such equity share capital results (or would, but for the provisions of any other Condition or the Articles of the Issuer, otherwise result) in an adjustment of the Exchange Price, or (F) any issue of equity share capital pursuant to the exercise of any warrants or options relating to the Guarantor and

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issued prior to 30 January 2015, or (G) any issue of equity share capital or modification of rights attaching to the Ordinary Shares where prior thereto the Guarantor shall have instructed an Independent Financial Adviser to determine in good faith what (if any) adjustments should be made to the Exchange Price as being fair and reasonable to take account thereof and such Independent Financial Adviser shall have determined in good faith either that no adjustment is required or that an adjustment is required and, if so, the new Exchange Price as a result thereof and the basis upon which such adjustment is to be made and, in any such case, the date on which the adjustment shall take effect (and so that the adjustment shall be made and shall take effect accordingly);

(v)	procure that no securities (whether issued by the Guarantor or any of its Subsidiaries or procured by the Guarantor or any of its Subsidiaries to be issued) issued without rights to convert into or exchange or subscribe for Ordinary Shares shall subsequently be granted such rights at a consideration per Ordinary Share which is less than 95 per cent of the Current Market Price per Ordinary Share at close of business on the last dealing day preceding the date of the announcement of the proposed inclusion of such rights unless the same gives rise (or would but for the provisions of the Articles of the Issuer give rise) to an adjustment of the Exchange Price and that at no time shall there be in issue Ordinary Shares of different nominal values save where such Ordinary Shares have the same economic rights;

(vi)	not make any issue, grant or distribution or take any other action if the effect thereof would be that, on the conversion of the Bonds and the exchange of the Preference Shares, Ordinary Shares would (but for the provisions of the Articles of the Issuer) have to be issued at a discount or otherwise could not, under any applicable law then in effect, be legally issued as fully paid;

(vii)	not reduce its issued ordinary share capital, ordinary share premium account or capital redemption reserve or any uncalled liability in respect thereof except (A) pursuant to the terms of issue of the relevant ordinary share capital, or (B) by means of a purchase or redemption of ordinary share capital of the Guarantor, or (C) as permitted by Sections 610(2) and (3) of the Companies Act 2006, or (D) where the reduction does not involve any distribution of assets, or (E) where the reduction results in (or would but for the provisions of the Articles of the Issuer result in) an adjustment to the Exchange Price under the provisions of the Articles of the Issuer or is otherwise taken into account for the purposes of determining whether such an adjustment should be made, or (F) solely in relation to a change in the currency in which the nominal value of the Ordinary Shares is expressed; or (G) a reduction of share premium account to facilitate the writing off of goodwill arising on consolidation which requires the confirmation of the High Court and which does not involve the return, either directly or indirectly, of an amount standing to the credit of the share premium account of the Guarantor and in respect of which the Guarantor shall have tendered to the High Court such undertaking as it may require prohibiting, so long as any of the Bonds remains outstanding, the distribution (except by way of capitalisation issue) of any reserve which may arise in the books of the Guarantor as a result of such reduction; or (H) by way of transfer of reserves as permitted under applicable laws; or (I) to create distributable reserves; or (J) pursuant to a Newco Scheme;

(viii)	if any offer is made to all (or as nearly as may be practicable all) holders of Ordinary Shares or all (or as nearly as may be practicable all) such holders other than the offeror and/or any associates of the offeror (as defined in section 988(1) of the Companies Act 2006), to acquire all or a majority of the issued ordinary share capital of the Guarantor, or if any person proposes a scheme (other than an Exempt Newco Scheme) with regard to such acquisition, give notice of such offer or scheme to the Trustee and the Bondholders in accordance with Condition 19, at the same time as any notice thereof is sent to the Guarantor’s shareholders (or as soon as practicable thereafter) stating that details concerning such offer or scheme

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may be obtained from the specified offices of the Paying, Transfer, Conversion and Exchange Agents and, where such an offer has become or been declared unconditional in all respects, use its reasonable endeavours to procure that a like offer or scheme is extended to the holders of any Ordinary Shares issued during the period of the offer or scheme arising out of the exercise of the Conversion Rights and/or to the holders of the Bonds;

(ix)	use its reasonable endeavours to ensure that the Ordinary Shares issued upon exchange of any Preference Shares will be admitted to listing and to trading on the Relevant Stock Exchange, and that such Ordinary Shares will be listed, quoted or dealt in on any other stock exchange or securities market on which the Ordinary Shares may then be listed or quoted or dealt in;

(x)	in the event of a Newco Scheme, take (or shall procure that there is taken) all necessary action to ensure that (to the satisfaction of the Trustee) immediately upon completion of the scheme of arrangement, at its option, either (a) Newco is substituted under the Bonds and the Trust Deed and the Deed Poll as principal obligor in place of the Issuer and the Guarantor (with the Issuer and the Guarantor providing a joint and several guarantee) subject to and as provided in the Trust Deed or (b) Newco becomes a guarantor under the Bonds and the Trust Deed and the Deed Poll (jointly and severally with the Guarantor) and, in either case, that such other adjustments are made to these Conditions, the Trust Deed, the Deed Poll and Articles of the Issuer to ensure that the Bonds may be converted into or exchanged (whether by the exchange for preference shares or otherwise) for ordinary shares of Newco mutatis mutandis in accordance with and subject to these Conditions, the Trust Deed and the Articles of the Issuer as the Trustee shall, in its opinion, think fit; and

(xi)	in accordance with its obligations under the Deed Poll, undertake to procure the performance by the Issuer of all the Issuer’s obligations with respect to the exercise of the Conversion Rights and the exercise of the Share Exchange Rights.

As used in these Conditions, ordinary share capital has the meaning ascribed to it in Section 1119 of the Corporation Tax Act 2010 and equity share capital has the meaning ascribed to it in Section 548 of the Companies Act 2006.

(c)	Undertakings of the Issuer and the Guarantor

Whilst any Bond remains outstanding, the Issuer will, and the Guarantor will procure that the Issuer will, save with the approval of an Extraordinary Resolution or with the prior written approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval:

(i)	comply with the obligations assumed by it under the Articles of the Issuer and not make any amendment to the Articles of the Issuer which would vary, abrogate or modify the rights appertaining to the Preference Shares;

(ii)	at all times keep available for issue free from pre-emptive rights out of its authorised but unissued capital such number of Preference Shares as would enable all the unexercised Conversion Rights and any other rights of conversion into, subscription for and exchange into Preference Shares to be satisfied in full;

(iii)	not issue any other share capital with rights which are more favourable than the rights attaching to the Preference Shares in respect of dividends or payment of the Paid-up Value thereof or on a return of capital or otherwise;

(iv)	not cause the Paid-up Value of the Preference Shares to be altered (whether by consolidation or sub-division of the Preference Shares or otherwise); and

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(v)	except with the prior written consent of the Trustee pursuant to the Trust Deed, not alter those provisions of the Trust Deed which are expressed to be binding only as between the Issuer and the Guarantor and not directly enforceable by Bondholders, provided that the creation or issue of any class of share capital ranking junior to or pari passu with the Preference Shares as respects rights to dividends and to payment of the paid-up value thereof on a return of capital or otherwise shall be deemed not to be a variation, abrogation or modification of the rights appertaining to the Preference Shares.

(d)	Consolidation, Amalgamation or Merger

The Guarantor will not consolidate with, merge or amalgamate into or transfer its properties and assets substantially as an entirety to any corporation or convey or transfer its properties and assets substantially as an entirety to any person (the consummation of any such event, a Merger), unless:

(i)	the corporation formed by such Merger or the person that acquired such properties and assets shall expressly assume, by a supplemental trust deed and a deed supplemental to the Deed Poll in form and substance satisfactory to the Trustee, all obligations of the Guarantor under the Trust Deed, the Deed Poll and the Bonds and the performance of every covenant and agreement applicable to it contained therein and shall take such action and provide such undertakings, covenants and indemnities as may be required by the Trustee to ensure that the holder of each Bond then outstanding will have the right (during the period when such Bond shall be convertible) to convert such Bond into the class and amount of shares, cash and other Securities and property receivable upon such consolidation, amalgamation, merger, sale or transfer by a holder of the number of Ordinary Shares which would have become liable to be issued upon conversion of such Bond immediately prior to such consolidation, amalgamation, merger, sale or transfer; and

(ii)	immediately after giving effect to any such Merger, no Event of Default or Potential Event of Default (as defined in the Trust Deed) shall have occurred or be continuing or would result therefrom as confirmed to the Trustee by (A) a certificate of two directors of the Guarantor and (B) a certificate of two directors of the corporation that would result from such Merger or, as the case may be, a certificate from any such person referred to above.

Such supplemental trust deed shall provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in the Articles of the Issuer. The Trustee shall be entitled to require from the Guarantor such opinions, consents, documents and other matters at the expense of the Issuer or the Guarantor in connection with the foregoing as it may consider appropriate and may rely on such opinions, consents and documents without liability to any person. The provisions of this Condition 13(d) shall apply in the same way to any subsequent consolidations, amalgamations, mergers, sales or transfers.

(e)	Certificate of Directors

The Issuer and the Guarantor have undertaken in the Trust Deed to deliver to the Trustee annually a certificate of two directors of the Issuer or the Guarantor, as the case may be, as to there not having occurred an Event of Default or a Potential Event of Default or a Relevant Event since the date of the last such certificate, or if such event has occurred, as to the details of such event. The Trustee will be entitled to rely on such certificate and shall not be obliged to independently monitor compliance by the Issuer or the Guarantor with the undertaking set forth in this Condition 13, and shall not be liable to any person for not so doing.

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(f)	Senior Bank Debt Documents

The Issuer and the Guarantor have undertaken in the Trust Deed to use reasonable endeavours to make sure that no Senior Bank Debt Documents (or any other document governing any Permitted Financial Indebtedness) includes or shall at any time include provisions pursuant to which a default would arise solely as a result of the fact that any Sanction has been imposed.

14	Prescription

Claims against the Issuer or the Guarantor in respect of the principal amount, interest or any other amount payable in respect of the Bonds shall become void unless presentation for payment is made as required by Condition 10 within a period of 10 years in the case of principal and five years in the case of interest or any other amounts from the appropriate Relevant Date.

15	Replacement of Bonds

If any Bond is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Principal Paying, Transfer, Conversion and Exchange Agent or the Registrar for the time being subject to all applicable laws and stock exchange requirements, upon payment by the claimant of such costs and expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer, the Guarantor, the Principal Paying, Transfer, Conversion and Exchange Agent and the Registrar may require. Mutilated or defaced Bonds must be surrendered before replacements will be issued.

16	Meetings of Bondholders, Modification and Waiver

(a)	Meetings of Bondholders

The Trust Deed contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions or any provisions of the Trust Deed or the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer, which would vary, abrogate or modify the rights appertaining to the Preference Shares). Such a meeting may be convened by the Issuer, the Guarantor or the Trustee and shall be convened by the Trustee at the request of Bondholders holding not less than 10 per cent in principal amount of the Bonds for the time being remaining outstanding. The quorum at any such meeting for passing an Extraordinary Resolution is one or more persons holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting one or more persons being or representing Bondholders whatever the principal amount of the Bonds so held or represented, except that at any meeting the business of which includes (i) modifying the Final Maturity Date, or any date for payment of interest on the Bonds, (ii) reducing or cancelling the principal amount or the rate of interest payable in respect of, or altering the currency of payment of, the Bonds, (iii) increasing the Exchange Price other than in accordance with the Articles of the Issuer, (iv) modifying or varying the Conversion Rights in respect of the Bonds or the Share Exchange Rights, (v) modifying the rights appertaining to the Preference Shares, (vi) modifying the governing law of the Bonds, the Trust Deed or the Agency Agreement (other than in the case of a substitution of the Issuer or the Guarantor (or any previous substitute or substitutes) under Condition 16(c)) or (vii) modifying the provisions in Schedule 3 to the Trust Deed concerning the quorum required at a meeting or the majority required to pass an Extraordinary Resolution, the quorum shall be one or more persons holding or representing not less than two-thirds in principal amount of the Bonds for the time being outstanding, or at any adjourned such meeting one or more persons holding or representing not less than one-quarter in principal amount of the Bonds for the time being outstanding. An Extraordinary Resolution passed at any meeting of the Bondholders shall be binding on all the Bondholders, whether or not they are present at the meeting.

The Trust Deed provides that a resolution in writing signed by or on behalf of the holders of not less than 75 per cent of the aggregate principal amount of Bonds outstanding shall

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for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

(b)	Modification and Waiver

The Trustee may agree, without the consent of the Bondholders, to any modification of (except as mentioned in the Trust Deed) or to the waiver or authorisation of any breach or proposed breach of any of the provisions of the Trust Deed, any trust deed supplemental to the Trust Deed, the Agency Agreement, any agreement supplemental to the Agency Agreement, the Bonds, the Deed Poll or the Articles of the Issuer (in the case of the Articles of the Issuer, which would vary, abrogate or modify the rights appertaining to the Preference Shares) or determine without any such consent as aforesaid that any Event of Default or Potential Event of Default shall not be treated as such, where, in any such case, it is not, in the opinion of the Trustee, materially prejudicial to the interests of the Bondholders so to do or may agree, and without any such consent as aforesaid, to any modification which is, in the opinion of the Trustee, of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law. Any such modification, authorisation, determination or waiver shall be binding on the Bondholders and, if the Trustee so requires, such modification shall be notified to the Bondholders promptly in accordance with Condition 19.

(c)	Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Bondholders, to the substitution of any other Subsidiary of the Guarantor or of Newco (as provided in Condition 13(b)(x)) in place of the Issuer, or, in the case of a Newco Scheme, in place of the Issuer and the Guarantor, or of any previous substituted company, as principal debtor under the Trust Deed and the Bonds, subject to the Bonds continuing to be convertible, mutatis mutandis as provided in these Conditions, into preference shares in the capital of the substituted company with like rights, mutatis mutandis, to the Preference Shares and to such preference shares being immediately exchangeable for Ordinary Shares mutatis mutandis as provided in the Articles of the Issuer or, in the case of a Newco Scheme, subject to the Bonds being convertible or exchangeable (whether by the exchange for preference shares or otherwise) for ordinary shares of Newco mutatis mutandis, and, other than in the case of a Newco Scheme, the obligations of the Guarantor under the Deed Poll applying mutatis mutandis to such preference shares. In the case of such a substitution the Trustee may agree, without the consent of the Bondholders, to a change of the law governing the Bonds and/or the Trust Deed and/or the Deed Poll, provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Bondholders. Any such substitution shall be binding on the Bondholders and shall be notified promptly to the Bondholders in accordance with Condition 19.

(d)	Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the general interests of the Bondholders as a class but shall not have regard to any interests arising from circumstances particular to individual Bondholders (whatever their number) and, in particular, but without limitation shall not have regard to the consequences of any such exercise for individual Bondholders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory, or any political subdivision thereof and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim, from the Issuer, the Guarantor or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders save to the extent already provided for in the Conditions or the Trust Deed.

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17	Enforcement

The Trustee may at any time, at its discretion and without notice, take such steps, actions or proceedings against the Issuer or the Guarantor as it may think fit to enforce the provisions of the Trust Deed and the Bonds, but it shall not be bound to take any such proceedings or any other action or step in relation to the Trust Deed or the Bonds unless (a) it shall have been so directed by an Extraordinary Resolution of the Bondholders or so requested in writing by the holders of at least one-quarter in principal amount of the Bonds then outstanding, and (b) it shall have been indemnified and/or secured and/or prefunded to its satisfaction. No Bondholder shall be entitled to proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure shall be continuing.

18	The Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including relieving it from taking action unless indemnified and/or secured and/or prefunded to its satisfaction.

The Trustee is entitled, inter alia:

(a)	to enter into business transactions with the Issuer or the Guarantor, and/or the Subsidiaries of the Guarantor and to act as trustee for the holders of any other securities issued or guaranteed by, or relating to the Issuer or the Guarantor and/or the Subsidiaries of the Guarantor and any entity related to the Issuer or the Guarantor without accounting for any profit;

(b)	to rely without liability to Bondholders on a report, confirmation or certificate of the Auditors, any accountants, financial advisers or financial institution or other expert, whether or not addressed to it and whether their liability in relation thereto is limited (by its terms or by any engagement letter relating thereto entered into by the Trustee or in any other manner) by reference to a monetary cap, methodology or otherwise;

(c)	to accept and rely on any such report, confirmation or certificate where the Issuer or the Guarantor procures delivery of the same pursuant to its obligation to do so under a condition hereof and such report, confirmation or certificate shall, if so relied upon, be binding on the Issuer, the Guarantor, the Trustee and the Bondholders in the absence of manifest error;

(d)	to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such transactions or, as the case may be, any such trusteeship without regard to the interests of or consequences for individual Bondholders;

(e)	to retain and not be liable to account for any profit made or any other amount or benefit received thereby or in connection therewith; and

(f)	to call for and be at liberty to accept as sufficient evidence of any fact or matter or the expediency of any transaction or thing a certificate signed on behalf of the Issuer or the Guarantor by two directors of the Issuer or, as the case may be, the Guarantor as to any fact or matter upon which the Trustee may, in the exercise of any of its trusts, duties, powers, authorities, rights and discretions under the Trust Deed, require to be satisfied or have information, or to the effect that in the opinion of the person so certifying any particular transaction or thing is expedient, and the Trustee shall not be bound in any such case to call for further evidence or be responsible for any loss that may be occasioned by the Trustee acting on such certificate.

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19	Notices

All notices regarding the Bonds will be valid if sent to the address of the relevant Bondholder as specified in the Register. The Issuer shall also ensure that all notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed and/or admitted to trading. Any such notice shall be deemed to have been given on the date of such notice. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

20	Further Issues

The Issuer may from time to time without the consent of the Bondholders create and issue further notes, bonds or debentures either having the same terms and conditions in all respects as the outstanding notes, bonds or debentures of any series (including the Bonds) or in all respects except for the first payment of interest on them and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) or upon such terms as to interest, conversion, premium, redemption and otherwise as the Issuer may determine at the time of their issue. Any further notes, bonds or debentures forming a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) constituted by the Trust Deed or any deed supplemental to it shall, and any other notes, bonds or debentures may, with the prior written consent of the Trustee, be constituted by a deed supplemental to the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Bondholders and the holders of notes, bonds or debentures of other series in certain circumstances where the Trustee so decides.

21	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Bonds under the Contracts (Rights of Third Parties) Act 1999.

22	Governing Law and Jurisdiction

The Trust Deed, the Agency Agreement, the Deed Poll and the Bonds and any non-contractual obligations arising out of or in connection with them are governed by, and shall be construed in accordance with, English law. The Issuer has in the Trust Deed submitted to the jurisdiction of the English courts in respect of any disputes that may arise out of or in connection with the Bonds and the Trust Deed (Proceedings) and has appointed the Guarantor as its agent for service of process in connection with any Proceedings in England.

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SUMMARY OF PROVISIONS RELATING TO THE BONDS IN GLOBAL FORM

The Global Bond contains provisions which apply to the Bonds while they are in global form, some of which will modify the effect of the Conditions. The following is a summary of certain of those provisions. Terms defined in the Conditions have the same meaning when used below.

1	Exchange for Definitive Certificates

The Global Bond is exchangeable in whole but not in part (free of charge to the holder) for Definitive Certificates described below if the Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg or such other clearing system as shall have been approved by the Trustee (Alternative Clearing System) and any such clearing system is closed for business for a continuous period of 14 days or more (other than by reason of legal holidays) or announces an intention permanently to cease business or does in fact do so by such holder giving notice to the Principal Paying, Transfer, Conversion and Exchange Agent;

On or after the Exchange Date the holder of the Global Bond may surrender it to or to the order of the Registrar. In exchange for a Global Bond, the Issuer shall deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Certificates.

Exchange Date means a day falling not less than 60 days after that on which the notice requiring exchange is given (as specified in such notice) and on which banks are open for business in the city in which the specified office of the Registrar is located and in the cities in which Euroclear and Clearstream, Luxembourg or, if relevant, the Alternative Clearing System are located.

Except as otherwise described herein, each Global Bond is subject to the Conditions and the Trust Deed and, until it is exchanged for Definitive Certificates, its holder shall be entitled to the same benefits as if it were the holder of the Definitive Certificates for which it may be exchanged and as if such Definitive Certificates had been issued on the date of the Global Bond.

2	Payments

Payments of amounts falling due in respect of a Global Bond will be made against presentation for endorsement and, if no further payment falls to be made on it, surrender of the Global Bond to or to the order of the Principal Paying, Transfer, Conversion and Exchange Agent or such other Agents as shall have been notified to the Bondholders for such purpose. A record of each payment so made will be endorsed in the appropriate schedule to the Global Bond, which endorsement will be prima facie evidence that such payment has been made.

3	Notices

So long as the Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg or any Alternative Clearing System, notices required to be given to Bondholders may be given by their being delivered to Euroclear and Clearstream, Luxembourg or, as the case may be, the Alternative Clearing System, rather than by notification as required by the Conditions in which case such notices shall be deemed to have been given to Bondholders on the date of delivery to Euroclear and Clearstream, Luxembourg or, as the case may be, the Alternative Clearing System.

4	Prescription

Claims in respect of principal, interest and other amounts payable in respect of the Global Bond will become void unless it is presented for payment within a period of ten years (in the case of principal) and five years (in the case of interest or any other amounts) from the relevant date of payment.

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5	Meetings

The holder of the Global Bond (unless the Global Bond represents only one Bond) shall be treated as one person for the purposes of any quorum requirements of a meeting of Bondholders and, at any such meeting, as having one vote in respect of each US$1,000 principal amount of Bonds for which the Global Bond may be exchanged.

6	Purchase and Cancellation

Cancellation of any Bond represented by the Global Bond which is required by the Conditions to be cancelled will be effected by reduction in the principal amount of the Global Bond on its presentation to or to the order of the Principal Paying, Transfer, Conversion and Exchange Agent for annotation.

7	Conversion

For so long as the Global Bond is held on behalf of any one or more of Euroclear, Clearstream, Luxembourg or the Alternative Clearing System, Conversion Rights (as defined in the Conditions) may be exercised at any time during the Conversion Period by the presentation to or to the order of the Principal Paying, Transfer, Conversion and Exchange Agent of a Global Bond for appropriate notation, together with one or more Conversion Notices duly completed by or on behalf of a holder of a book-entry interest.

8	Redemption at the Option of Bondholders

The option of the Bondholders provided for in Condition 9(d) may be exercised by the holder of a Global Bond giving notice to the Principal Paying, Transfer, Conversion and Exchange Agent within the time limits relating to the deposit of Bonds as set out in Condition 9(d), substantially in the form of the Relevant Event Put Exercise Notice available from the Principal Paying, Transfer, Conversion and Exchange Agent and stating the principal amount of Bonds in respect of which the option is exercised and at the same time presenting the Global Bond to the Principal, Paying, Transfer, Conversion and Exchange Agent for annotation accordingly.

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DESCRIPTION OF THE ISSUER

Introduction

The Issuer was incorporated and registered in Jersey, Channel Islands, as a private company limited by shares under the name Petropavlovsk 2010 Limited on 18 January 2010 and with registered number 104830. The principal legislation under which the Issuer operates is the Companies (Jersey) Law 1991, as amended. The registered office and business address of the Issuer is located at 13-14 Esplanade, St Helier, Jersey JE1 1BD, telephone number + 44 (0)1534 888777.

Business of the Issuer

The Issuer is a wholly-owned indirect subsidiary of the Guarantor and its sole purposes are the issue of the Existing Bonds, the Bonds, the preference shares and the loan of the proceeds to other entities in the Group. The Issuer is dependent on the other entities of the Group repaying their loans in order to repay any amounts due under the Bonds.

Share Capital of the Issuer

The Issuer has no subsidiaries. The Issuer can issue 100 ordinary shares issuable at an agreed issue price of £1.00 each, the terms of which are as set out in the Articles of the Issuer (the Founders’ Shares), Preference Shares or 1,000,000 preference shares of US$0.01 each relating to the Existing Bonds (the Existing Bonds Preference Shares). Founders’ Shares are issuable at an agreed issue price of £1.00 each, Preference Shares are each issuable at the Paid-up Value (as defined in the Articles of the Issuer) and Existing Bonds Preference Shares are issuable at an agreed issue price of US$100,000 each.

As of the date of this Offering Circular, the Issuer had issued two Founders’ Shares at an agreed price of £1.00 each.

Corporate Administration

Appleby Trust (Jersey) Limited, 13-14 Esplanade, St Helier, Jersey JE1 1BD Jersey will act, or procure that a subsidiary acts, as the corporate services provider for the Issuer (Corporate Services Provider) pursuant to the terms of a corporate services agreement which has been entered into between the Issuer and the Corporate Services Provider the purpose of which is to allow the Issuer to issue bonds and preference shares and provide intra-group loans. In consideration of the foregoing, the Corporate Services Provider will be entitled to receive various fees payable by the Issuer at rates agreed upon from time to time, plus expenses.

Management and Employees

The Issuer has no employees other than those directors listed below in the section entitled “Directors and Secretary”.

Directors and Secretary

The directors sitting on the board of the Issuer (the Board of Directors) and their other principal activities as of the date hereof are as follows:

Name	Other Principal Activities

Peter Hambro	As described on page 235 of the Rights Issue Prospectus which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular

Andrey Maruta	Chief Financial Officer of the Guarantor

The business address of each of the Directors is 11 Grosvenor Place, London SW1X 7HH.

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The company secretary of the Issuer is Appleby Secretaries (Jersey) Limited at 13-14 Esplanade, St Helier, Jersey JE1 1BD.

Directors’ Interests

No Director has any interest in the promotion of, or any property acquired or proposed to be acquired by, the Issuer and no Director has any conflict of interest and/or any potential conflict of interest between any of its duties to the Issuer and its private interests and/or other duties. As a matter of Jersey law, each Director is under a duty to act honestly and in good faith with a view to the best interests of the Issuer, regardless of any other directorships he may hold.

Financial Statements

The information set out in this Offering Circular shall be read in conjunction with the Issuer’s audited financial statements as at and for the years ended 31 December 2013 and 31 December 2012 which are incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

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DESCRIPTION OF THE GUARANTOR

Information on the Guarantor and the Group

The Guarantor was incorporated on 20 December 2001 and registered with the registered number 04343841 under the laws of England and Wales as a public company limited by shares under the name Excelsior Corporation plc. On 14 March 2002, the Guarantor’s name was changed to Peter Hambro Mining Plc. On 23 September 2009, the Guarantor’s name was changed to Petropavlovsk PLC. The principal legislation under which the Guarantor operates is the Companies Act 2006 and the regulations made thereunder.

The Guarantor’s registered office and principal place of business is at 11 Grosvenor Place, London SW1X 7HH. The telephone number of the Guarantor’s principal place of business is +44 (0)20 7201 8900.

The Guarantor’s auditor is Deloitte LLP, whose address is at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP is regulated by the Institute of Chartered Accountants in England and Wales.

The Guarantor’s Ordinary Shares are listed on the premium listing segment of the Official List and traded on the London Stock Exchange. The ISIN for the Ordinary Shares is GB0031544546. Information about the performance of the Ordinary Shares and their volatility can be found on the website of the London Stock Exchange (http://www.londonstockexchange.com).

The Guarantor is the holding company for a group of mining and exploration companies whose principal assets are located in Russia. For further information on the Guarantor and the Group, see Part 3 “Information on the Group” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Financial Statements

The information set out in this Offering Circular shall be read in conjunction with the Guarantor’s 2013 Financial Statements, 2012 Financial Statements and 2011 Financial Statements as at and for the years ended 31 December 2013, 31 December 2012 and 31 December 2011, respectively, and the Guarantor’s 2014 Interim Financial Statements for the six months ended 30 June 2014, each of which are incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Presentation of Financial Information for the Group

For further information on how the financial information for the Group is presented in this Offering Circular and in the Rights Issue Prospectus, including the reporting standards and reporting currency adopted, see “Important Information – Presentation of financial information for the Group” of the Rights Issue Prospectus which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Selected Financial Information

For further selected financial information of the Group, see Part 4 “Selected Financial Information” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Operating and Financial Review

For further information on the operating and financial review of the Group, see Part 5 “Operating and Financial Review” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

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Capitalisation and Indebtedness Statement

For further information on the capitalisation and indebtedness statement of the Group, see Part 6 “Capitalisation and Indebtedness Statement” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Working Capital Statement

[In the opinion of the Guarantor, the Group including the IRC Group does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Offering Circular.

In order to make the above working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario. This includes reasonable and adverse eventualities as well as the effect of potential mitigating actions that are available under this scenario.

The working capital assessment, under this downside scenario, includes the forecast working capital position of the Group, following completion of the Refinancing, as well as the forecast working capital position of IRC, given that the Group is a guarantor of the ICBC Facility Agreement. If there were to be an event of default in relation to the ICBC Facility, the Guarantor may become liable to repay all outstanding amounts pursuant to the ICBC Guarantee.

In order to meet its future working capital requirements, including contractual payments due to Senior Lenders and any outstanding amounts under the ICBC Guarantee, the Group is dependent on its existing cash resources, which totalled US$41 million as at 30 November 2014, and revenues from its ongoing production activities. Similarly, IRC is dependent on its existing cash resources, which totalled US$66 million as at 30 November 2014, and revenues from its ongoing production activities.

Based on the working capital assessment, following completion of the Refinancing, the Group is expected to have a cash surplus of approximately US$24 million by the end of December 2015.

The IRC Group, however, is expected to have a shortfall of approximately US$82 million by the end of December 2015, and this amount is therefore included in the working capital assessment of the Group due to the ICBC Guarantee.

In total therefore, the Group including the IRC Group, following completion of the Refinancing, is expected to have a cash shortfall of US$58 million by the end of December 2015.

If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015.

By the end of June 2016, the Group including the IRC Group is expected to have a combined cash shortfall of US$101 million. This is made up of a surplus for the Group of US$1 million and a shortfall for the IRC Group of US$102 million.

The forecast working capital shortfall of the Group may be reduced should, for example:

•	gold production be achieved consistent with the Group’s guidance of 680,000oz-700,000oz for 2015;
•	gold sales be realised at a price above US$1,050/oz; or
•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given that a significant percentage of the Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate additional cash in excess of the shortfalls of the Group, including the IRC Group, identified above of US$58 million by the end of December 2015 and US$101 million by the end of June 2016.

The forecast working capital shortfall of IRC may be reduced should, for example:

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•	completion of the General Nice Subscription and/or Minmetals Cheerglory Subscriptions occur;
•	ICBC agree to an extension of the loan availability period for the existing K&S facility permitting the drawdown of an additional US$52 million in funding;
•	commissioning at K&S be completed by the second quarter of 2015, with full-scale production capacity achieved by the third quarter of 2015;
•	iron ore production be achieved consistent with IRC’s guidance of 1.7 million tonnes of concentrate for 2015;
•	iron ore sales be realised at prices above the assumed discount; or
•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the IRC Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate cumulative cash in excess of the shortfalls of the IRC Group identified above of US$82 million by the end of December 2015 and US$102 million by the end of June 2016.

Whilst the Directors believe that one or more of the events set out above could occur, if these events do not occur, then the Directors would consider undertaking some, or all, of the following mitigating actions:

•	seeking approval from the Group’s Senior Lenders (including potentially ICBC) for the contractual repayments falling due before June 2016 to be postponed;
o	the Group has contractual repayments to Senior Lenders totalling US$98 million which are due during the period to the end of December 2015 and a further US$105 million to the end of June 2016;
o	the IRC Group has contractual repayments to ICBC totalling US$43 million which are due during the period to the end of December 2015 and a further US$21 million to the end of June 2016;
•	seeking additional sources of cost-effective financing including, for example, gold prepayment financing and implementing potential asset sales, including some or all of the Guarantor’s shareholding in IRC; and/or,
•	seeking further capital injections from Shareholders or other investors.

If the Directors of the Guarantor were, in such circumstances, unable to implement any of the mitigating actions set out above, it is likely that the Guarantor would be forced into an insolvency process (be that administration or liquidation).]

Information Concerning Management, Corporate Governance and Employees

For further information on management, corporate governance and employees of the Group, see Part 8 “Information Concerning Management, Corporate Governance and Employees” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.]

Russian Regulations and Summary of the Group’s Key Licences

For further information on Russia, the Russian licensing regime and a summary of the Group’s key licences, see Part 9 “Russian Regulations and Summary of the Group’s Key Licences” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Principal Shareholders

As at [●] March 2015 (being the latest practicable date prior to publication of this Offering Circular), the Guarantor had been notified that the following person(s) hold directly or indirectly three per cent or more of the Guarantor’s voting rights of the Issuer which are notifiable under the Disclosure and Transparency Rules:

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Shareholder	No. of Shares	Percentage of issued Ordinary Share capital

[Mr Peter Hambro and Associates]	[●]*	[●]

* This figure includes the current holdings of Mr Peter Hambro and companies in which Mr Peter Hambro is interested and persons deemed to be connected pursuant to section 252 of the Companies House Act 2006, as amended.

The Shareholder(s) listed above do not have any different voting rights to other Shareholders.

In so far as is known to the Guarantor:

(a)	no person other than those holding the interests referred to above is interested in three per cent or more of the Guarantor’s issued share capital. [Save as disclosed above,] the Guarantor is not aware of any persons who, directly or indirectly, jointly or severally, exercise or could exercise control over the Guarantor; and

(b)	there are no arrangements, the operation of which may at a subsequent date result in a change of control of the Guarantor.

Material Contracts

For further information on the Group’s material contracts, see Part 11 “Additional Information – Material Contracts” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Directors’ Interests

None of the Directors of the Guarantor have any potential conflicts of interest between their duties to the Guarantor and their private interests or other duties.

Recent Developments

[To insert any recent developments since the publication of the Rights Issue Prospectus]

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DESCRIPTION OF THE ISSUER’S SHARE CAPITAL AND THE PREFERENCE SHARES

Words and/or provisions defined in the Conditions have the same meanings in this description of the Issuer’s share capital, unless the context otherwise requires. References to particular Conditions of the Bonds shall be to the relevant numbered Condition set out in “Terms and Conditions of the Bonds”.

Issuer’s Share Capital

The Issuer is authorised to issue 100 Founders’ Shares of £1.00 each,1,000,000 Preference Shares of US$0.01 each and 1,000,000 Existing Bonds Preference Shares of US$0.01 each. The Issuer can issue Founders’ Shares, Preference Shares and Existing Bonds Preference Shares. Founders’ Shares are issuable at an agreed issue price of £1.00 each, Preference Shares are each issuable at the Paid-up Value (as defined in the Articles of the Issuer) and Existing Bonds Preference Shares are issuable at an agreed issue price of US$100,000 each. As of the date of this Offering Circular, the Issuer had issued two Founders’ Shares at an agreed price of £1.00 each.

Founders’ Shares

The Founders’ Shares shall confer on the holders thereof the right to receive any profits of the Issuer available for distribution after the payment to the holders of the Preference Shares of their cumulative dividend and after payment of any other preferential dividend on any other class of shares.

Following payments to the holders of Preference Shares described in paragraph 2 of “Preference Shares” below, the Founders’ Shares shall carry the right to payment of the amount of capital paid up (including credited as paid up) thereon, and any surplus assets then remaining shall be distributed pari passu among the holders of the Founders’ Shares, in proportion to the amounts paid up (including credited as paid up) thereon.

Preference Shares

Preference Shares shall only be issued on conversion of Bonds pursuant to the Conditions and the terms of the Trust Deed, and shall be issued at the Paid-up Value, credited as fully paid. The terms of the Preference Shares are set out in the Articles of the Issuer. Holders of the Preference Shares will also have the benefit of the Deed Poll and will be entitled to the benefit of, will be bound by, and will be deemed to have notice of, all the provisions of the Articles of the Issuer and the Deed Poll. The Preference Shares will not be listed on any stock exchange. The Articles of the Issuer contain provisions to the following effect:

1. Dividends

(a)	Each Preference Share will on allotment, and subject to (b) below and to the relevant provisions of the Companies (Jersey) Law 1991, as amended, confer on the holder thereof a right to receive a cumulative dividend at the rate of 9 per cent per annum of the Paid-up Value of each such Preference Share payable annually in arrear on [●] March, [●] June, [●] September and [●] December in each year (each a Dividend Payment Date). The dividend payable in respect of each Preference Share for any period that is not a dividend period shall be calculated on a strict proportional basis by reference to the same rate where Dividend Period means each period beginning on (and including) a Dividend Payment Date and ending on (but excluding) the next succeeding Dividend Payment Date. Such dividends shall accrue from day to day. Each Preference Share will cease to accrue dividends from and including its due date for redemption. No account will be taken of accrued dividends on an exchange pursuant to any Share Exchange Right.

(b)	Each payment of income in respect of the Preference Shares shall be the amount provided in or determined in accordance with (a) above, multiplied by the greater of (i) one (1) and (ii) the Index Ratio (as defined in the Articles of the Issuer) applicable to the month in which such payment falls to be made and rounded to four decimal places (0.00005 being rounded upwards). If at any time and from time to time the Index (as defined in the Articles of the Issuer)

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shall be changed by the substitution of a new base therefor, then with effect from the calendar month from and including that in which such substitution takes effect: (i) the definition of Index and Index Figure (as defined in the Articles of the Issuer) shall be deemed to refer to the new date or month in substitution for 1982-84 (or, as the case may be, to such other date or month as may have been substituted therefor); and (ii) the new Base Index Figure (as defined in the Articles of the Issuer) shall be the product of the existing Base Index Figure (being at the date of issue of the Bonds) and the Index Figure immediately following such substitution, divided by the Index Figure immediately prior to such substitution.

If the Trustee has been notified by the Principal Paying, Transfer and Exchange Agent that the Index has ceased to be published or any change is made to the coverage or the basic calculation of the Index which constitutes a fundamental change which would, in the opinion of the Trustee, be materially prejudicial to the interests of the holders, the Trustee will give written notice of such occurrence to the Issuer, and the Issuer and the Trustee together shall seek to agree for the purpose of the Preference Shares one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the holders in no better and no worse a position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made.

If the Issuer and the Trustee fail to reach agreement as mentioned above within 20 business days following the giving of notice, a bank or other person in London shall be appointed by the Issuer with the approval of the Trustee, or, failing agreement on and the making of such appointment within 20 business days following the expiry of the 20 business day period referred to above, by the Trustee (in each case, such bank or other person so appointed being the Expert) to determine for the purpose of the Preference Shares one or more adjustments to the Index or a substitute index (with or without adjustments) with the intention that the same should leave the Issuer and the holders in no better and no worse a position than they would have been had the Index not ceased to be published or the relevant fundamental change not been made. Any Expert so appointed shall act as an expert and not as an arbitrator and all fees, costs and expenses of the Expert and of the Issuer and the Trustee in connection with such appointment shall be borne by the Issuer.

The Index shall be adjusted or replaced by a substitute index as agreed by the Issuer and the Trustee or as determined by the Expert pursuant to the foregoing paragraphs, as the case may be, and references to the Index and to any Index Figure shall be deemed amended in such manner as the Issuer and the Trustee agree. Such amendments shall be effective from the date of such notification and shall be binding upon the Issuer, the Trustee, and the holders and the Issuer shall give notice to the holders of such amendments as promptly as practicable following such notification.

(c)	The cumulative dividends payable in respect of the Preference Shares shall be paid in priority to any dividend in respect of any other class of shares in the capital of the Issuer, other than any such class that ranks pari passu with the Preference Shares as respects rights to dividends.

(d)	The Preference Shares shall not confer any further right of participation in the profits of the Issuer.

(e)	The obligations of the Issuer to pay dividends are subject to applicable law in Jersey.

2. Capital

On a winding-up of the Issuer or other return of capital (other than a purchase or redemption of any Preference Share or any share of any other class of redeemable shares), the assets of the Issuer available for distribution shall be applied in the following priority: the Preference Shares shall carry the right (First Right), pari passu with the shares of any class having the like right, to payment of the Paid-up Value thereof, together with a sum equal to any accrued but unpaid preferential dividend due in respect of such Preference Shares to be calculated to the date when payment of the return of capital is made and to be payable irrespective of whether or not such dividend has been declared or earned and the right to such additional amount, if any, as when aggregated with the other amounts payable pursuant to the First Right is (in the opinion of a bank or investment bank of international

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repute in London) such as to be reasonably comparable with rights to repayment which are generally applicable for shares listed on the Official List which have entitlements to dividend which most closely resemble such rights of the Preference Shares. (In the event that the assets of the Issuer available for distribution are insufficient to repay in full the Paid-up Value of each Preference Share or shares carrying the like right together with such accruals, the available assets shall be apportioned pro rata among the Preference Shares and shares carrying the like right then in issue according to the Paid-up Value and the amount at which any such other share is credited as paid-up and accruals outstanding).

3. Redemption

(a)	The Issuer shall redeem all the Preference Shares for cash at their Paid-up Value forthwith upon their issue, save that any Preference Shares in respect of which the Share Exchange Right has been exercised or is deemed to have been exercised shall not be redeemed forthwith pursuant to the foregoing but may be redeemed for cash at their Paid-up Value at any time after the first transfer of the same into the name of the Guarantor or its nominee on any date specified by the holder for the time being in any notice (which may be a standing notice) given by the holder to the Issuer requiring such redemption either forthwith or on any subsequent date.

(b)	On redemption of a Preference Share, the Issuer will cancel the Preference Share and any certificate relating thereto and such Preference Share may not be reissued or sold as a Preference Share.

(c)	The obligations of the Issuer to redeem shares are subject to applicable law in Jersey.

4. Share Exchange Right

If Conversion Rights (as defined in Condition 8(a)) are exercised in respect of the Bonds, the Share Exchange Right in respect of the Preference Shares issued on exercise of such Conversion Rights shall be deemed to have been exercised and the Issuer will procure that such Preference Shares will be exchanged immediately for Ordinary Shares. All Preference Shares so exchanged will, after such exchange, be held by the Guarantor. The Guarantor is not obliged, and does not intend, to redeem such Preference Shares. A summary of the provisions of the Articles of the Issuer in this respect is set out in Condition 8 (“Terms and Conditions of the Bonds — Conversion and Exchange”).

5. Voting and General Meetings

(a)	Founders’ Shares shall entitle the holders thereof to receive notice of and to attend and vote at general meetings of the Issuer. Preference Shares shall entitle the holders thereof to receive notice of general meetings of the Issuer but not to attend and vote thereat.

(b)	On a poll every holder of Founders’ Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by representative or by proxy shall have one vote in respect of each Founders’ Share registered in the name of such holder.

6. Transfers

(a)	Any Preference Share in respect of which the Share Exchange Right has been or is deemed to have been exercised shall forthwith upon allotment and issue of the same be transferred to the Guarantor or its nominee in exchange for the issue to the holder thereof of Ordinary Shares. Any such transfer shall be effected by the Issuer (or a person appointed for this purpose by the Issuer) as agent for the holder thereof and the Issuer (or a person appointed for this purpose by the Issuer) is authorised by such holder to execute all such documents and do all such things as may be necessary properly to effect the same, without any cost or liability to, or any further action required by, the holder (save as provided in the Articles of the Issuer).

(b)	Transfers of Preference Shares shall be effected by any instrument of transfer in common or usual form or such other form as may be approved by the Board of Directors of the Issuer. The transferor shall be deemed to remain the holder of a Preference Share until the name of the

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transferee is entered in the register in respect of it. All instruments of transfer, when registered, may be retained by the Issuer.

7. Payments

(a)	Payments in respect of a Preference Share may be made by cheque or warrant and mailed to the holder (or to the first-named of joint holders) of such Preference Shares at his registered address (or to such address as such holder may direct) and at his risk.

(b)	All payments in respect of the Preference Shares shall be made subject to the deduction of or withholding of, or on account of, any taxation in Jersey or the United Kingdom required or permitted by applicable law to be withheld or deducted at source. No additional payment will be required to be made in respect of such withholding or deduction.

(c)	In determining amounts to be paid to Preference Shareholders, fractions of one cent will be rounded to the nearest cent with one half of one cent being rounded upwards.

(d)	Any unclaimed dividend may be invested or otherwise made use of by the Directors of the Issuer for the benefit of the Issuer until claimed and any dividend which has remained unclaimed for a period of ten years from the date when it became due for payment shall, if the Directors of the Issuer so resolve, be forfeited and cease to remain owing by the Issuer and shall thenceforth belong to the Issuer absolutely.

8. Variation of Rights

(a)	Subject to the provisions of the Companies (Jersey) Law 1991, as amended, all or any of the rights for the time being attached to any class of shares for the time being issued may (unless otherwise provided by the terms of issue of the shares of that class) from time to time (whether or not the Issuer is being wound-up) be varied or abrogated with the consent in writing of the holders of not less than two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution (that is, one passed by a majority of not less than two-thirds of members who (being entitled to do so) vote in person or by proxy) passed at a separate general meeting of the holders of those shares. All the provisions of the Articles of the Issuer as to general meetings of the Issuer shall mutatis mutandis apply to any such separate general meeting, except that the necessary quorum shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holders who are present in person or by proxy shall be a quorum.

(b)	The rights attached to the Preference Shares shall, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed not to be varied by the creation or issue of further shares ranking after or pari passu therewith.

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DESCRIPTION OF THE DEED POLL

Words and expressions defined in “Terms and Conditions of the Bonds” and “Description of the Issuer’s Share Capital and the Preference Shares” have the same meaning in this Description of the Deed Poll, unless the context otherwise requires. References to particular Conditions of the Bonds shall be to the relevant numbered Condition set out in “Terms and Conditions of the Bonds”.

The Deed Poll contains provisions to the following effect:

1. Guarantee

The Guarantor unconditionally and irrevocably undertakes to the Issuer and to each of the Preference Shareholders to make due and punctual payment (subject as provided in the Deed Poll) of all redemption monies, dividends and other amounts expressed to be payable in respect of the Preference Shares or, if Preference Shares shall not have been issued as so required by the terms and conditions of the Bonds, which would have been payable on such Preference Shares had the same been so issued when so required, on the due date for payment, or if Preference Shares shall not have been so issued as aforesaid, on what would have been the due date for payment had such Preference Shares been so issued, to the extent that the same shall not be paid by the Issuer, regardless of (a) whether the profits of the Issuer justify the relevant payment of any dividend, (b) whether the relevant amounts shall be available for distribution or payment by the Issuer, (c) whether payment thereof shall have been declared or approved by or on behalf of the Issuer or by the Issuer in general meeting, (d) whether the payment thereof by the Issuer shall be prohibited by law or (e) where Preference Shares shall not have been so issued the fact that for whatever reason such Preference Shares shall not have been issued. Such obligations will constitute senior direct, unconditional, unsecured and unsubordinated obligations of the Guarantor.

2. Payments

All payments made by the Guarantor pursuant to the Deed Poll will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or the Island of Jersey or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. The Guarantor shall not be required to pay any additional or further amounts in respect of such deduction or withholding.

When making any payments to Preference Shareholders, fractions of one cent will be rounded down to the nearest cent.

3. Undertaking to Deliver Ordinary Shares

The Guarantor has undertaken that, on each occasion on which Conversion Rights related to a Bond are exercised, it will purchase the relevant Preference Shares allotted and issued on conversion and, in consideration for such purchase, deliver fully paid Ordinary Shares in accordance with the Deed Poll and the Terms and Conditions of the Bonds.

The Deed Poll also states that the Exchange Price is subject to adjustment in the circumstances described in the Articles of the Issuer, a summary of which is set out in Condition 8(b) (“Terms and Conditions of the Bonds – Conversion and Exchange – Share Exchange Rights”).

4. Other Undertakings

The Guarantor undertakes to each Preference Shareholder and the Issuer that whilst any Conversion Right or Share Exchange Right remains exercisable, save with the approval of the Bondholders by an Extraordinary Resolution or with the approval of the Trustee where, in the Trustee’s opinion, it is not materially prejudicial to the interests of the Bondholders to give such approval, it will comply with the covenants given by it in the Deed Poll (see Condition 13 (“Terms and Conditions of the Bonds — Undertakings”)).

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The Guarantor will, in the event of failure of the Issuer so to perform the same when due, (i) procure the performance by the Issuer of all the obligations to be performed by the Issuer and (ii) procure the enforcement by the Issuer of all the Issuer’s rights, in either case, with respect of the exercise of Conversion Rights and Share Exchange Rights.

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DESCRIPTION OF THE ORDINARY SHARES OF THE GUARANTOR

Share Capital

For a summary of the share capital of the Guarantor, see Part 11 “Additional Information – Share capital” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Summary of the Articles of Association

For a summary of certain provisions of the Articles of Association of the Guarantor (Articles of the Guarantor), see Part 11 “Additional Information – Summary of the Articles of Association” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular. Such summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Articles of the Guarantor.

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USE OF PROCEEDS

The Bonds are being issued pursuant to the completion of the Exchange Offer. Accordingly, the Issuer does not expect to receive any proceeds from the offering of the Bonds.

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TAXATION

The following is a general description of certain Jersey, United Kingdom and United States tax considerations relating to the Bonds, the Preference Shares, and the Ordinary Shares. It does not purport to be a complete analysis of all tax considerations relating to the Bonds, the Preference Shares, and the Ordinary Shares whether in Jersey, the United Kingdom, the United States or elsewhere and relates only to persons who are the absolute beneficial owners of their Bonds, their Preference Shares, and their Ordinary Shares and does not deal with special situations, such as those of dealers in securities or where the interest payable on the Bonds is, for tax purposes, deemed to be income of any person other than the beneficial owners. Prospective purchasers of Bonds should consult their own tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Jersey, the United Kingdom and the United States of acquiring, holding and disposing of Bonds, Preference Shares and Ordinary Shares and receiving payments of interest, principal and/or other amounts under the Bonds, Preference Shares, Ordinary Shares or in respect of an exercise of Conversion Rights.

The following is based upon the law and the Issuer’s understanding of published revenue authority practice as in effect on the date of this Offering Circular and is subject to any change in law that may take effect after such date (possibly with retrospective effect). The information below is a summary only and may not apply to certain categories of Bondholder.

Jersey Taxation

Taxation of the Issuer

The Issuer is not regarded as resident for tax purposes in Jersey. Therefore, the Issuer will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and payments in respect of the Bonds may be paid by the Issuer without withholding or deduction for or on account of Jersey income tax. The holders of Bonds (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Bonds.

Stamp duty

In Jersey, no stamp duty is levied on the issue or transfer of the Bonds except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer the Bonds on the death of a holder of such Bonds. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situate in respect of a holder of Bonds domiciled in Jersey, or situate in Jersey in respect of a holder of Bonds domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75 per cent of such estate.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there otherwise estate duties.

The European Union Savings Directive

Although not part of the EU, in accordance with the EU Directive on Taxation of Savings, Jersey has implemented a retention tax system in respect of payments of interest made to an individual beneficial owner resident in a member state of the EU (EU Member State) by a paying agent in Jersey. A paying agent must offer to its customer an exchange of information option but the exchange of information option will currently only take place at the specific request of individual customers. However, for payments of interest made on or after 1 January 2015, a Jersey paying agent must report the payment to the Jersey Comptroller of Taxes for exchange with the relevant competent authorities. A Jersey paying agent may make an election before 1 January 2015 to comply with the reporting requirement. This system is not currently applicable to interest (or similar income) payments to bodies corporate or non-EU residents.

The retention tax system in Jersey is implemented by means of bilateral agreements with each of the EU Member States, the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005 and Guidance Notes issued by the Treasury & Resources Department of the States

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of Jersey. Based on these provisions and what is understood to be the current practice of the Jersey tax authorities, the Issuer would not be obliged to levy retention tax in Jersey under these provisions in respect of interest payments made by it to a paying agent established outside Jersey.

United Kingdom Taxation

This summary is based upon the law and United Kingdom HM Revenue & Customs (HMRC) published practice as in effect on the date of this Offering Circular and is subject to any change in law that may take effect after such date (possibly with retrospective effect). The information below is a summary only and may not apply to certain categories of Bondholder.

Withholding Tax and Interest on Bonds

The Bonds will constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (the ITA) so long as they continue to be listed on a recognised stock exchange, within the meaning of section 1005 of the ITA. The London Stock Exchange is a recognised stock exchange for these purposes. Securities will be treated as listed on the London Stock Exchange if they are and continue to be included in the Official List and are admitted to trading on the Professional Securities Market of the London Stock Exchange. HMRC have confirmed that securities that are admitted to trading on the Professional Securities Market satisfy the conditions of being admitted to trading on the London Stock Exchange.

For so long as the Bonds are and continue to be quoted Eurobonds, payments of interest on the Bonds may be made without withholding or deduction for or on account of United Kingdom income tax.

In all other cases, interest will generally be paid under deduction of income tax at the basic rate (currently 20 per cent) subject to any direction to the contrary from HMRC in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty and subject to any other exemption that may be available to particular Bondholders.

If interest were paid under deduction of United Kingdom income tax (e.g. if the Bonds ceased to be listed on a recognised stock exchange), Bondholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty.

If the Guarantor makes any payments in respect of interest on the Bonds (or other amounts due under the Bonds other than the repayment of amounts subscribed for the Bonds) such payments may be subject to United Kingdom withholding tax at the basic rate (currently 20 per cent) subject to such relief as may be available under the provisions of any applicable double taxation treaty or to any other exemption which may apply. Such payments by the Guarantor might not be eligible for the other exemptions described herein.

The interest has a United Kingdom source and accordingly may be chargeable to United Kingdom tax by direct assessment. In this event, where the interest is paid without withholding or deduction, the interest will not be assessed to United Kingdom tax in the hands of Bondholders who are not resident for tax purposes in the United Kingdom, except where such persons carry on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency, or in the case of a corporate holder, a permanent establishment, in connection with which the interest is received or to which the Bonds are attributable, in which case tax may be levied on the United Kingdom branch, agency or permanent establishment. There are exemptions for interest received by certain categories of agents. Exemption from, or reduction of, such United Kingdom tax liability might be available under an applicable double taxation treaty.

Payments of dividends by the Guarantor on the Ordinary Shares will be made without deduction or withholding for or on account of United Kingdom tax.

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HMRC Information Powers

HMRC have powers to obtain information, including in relation to interest or payments treated as interest and payments derived from securities. This may include details of the beneficial owners of the Bonds, of the persons for whom the Bonds are held and of the persons to whom payments derived from the Bonds are or may be paid. Information may be obtained from a range of persons including persons who effect or are a party to such transactions on behalf of others, registrars and administrators of such transactions, the registered holders of the Bonds, persons who make, receive or are entitled to receive payments derived from the Bonds and persons by or through whom interest and payments treated as interest are paid or credited. Information obtained by HMRC may be provided to tax authorities in other jurisdictions.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the Directive), each Member State is required to provide to the tax authorities of another Member State details of certain payments of interest or other similar income paid or secured by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State or certain other residual types of entities established in that other Member State.

On 24 March 2014, the Council of the European Union adopted a Council Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from 1 January 2017. The changes will expand the range of payments covered by the Directive, in particular to include additional types of income payable on securities. The Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts and partnerships) where certain conditions are satisfied, and may in some cases apply where the person, entity or arrangement is established or effectively managed outside of the European Union.

For a transitional period, Luxembourg and Austria are required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding in those Member States which still operate a withholding system when they are implemented. In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from 1 January 2015, in favour of automatic information exchange under the Directive.

The end of the transitional period is dependent upon agreements relating to information exchange being reached between the EU and certain non-EU states. A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

US Foreign Account Tax Compliance Act Withholding (FATCA)

Whilst the Bonds are in global form and held within the ICSDs, it is expected that FATCA will not affect the amount of any payments made under, or in respect of, the Bonds by the Issuer, the Guarantor, any paying agent or the common depositary, given that each of the entities in the payment chain between the Issuer and the participants in the ICSDs is a major financial institution whose business is dependent on compliance with FATCA and that any alternative approach introduced under an intergovernmental agreement will be unlikely to affect the securities. The documentation expressly contemplates the possibility that the securities may go into definitive form and therefore that they may be taken out of the ICSDs. If this were to happen, then a non-FATCA compliant holder could be subject to withholding. However, definitive notes will only be printed in remote circumstances.

United Kingdom Stamp Duty and Stamp Duty Reserve Tax (SDRT)

No SDRT should be payable on either the issue, transfer or conversion of a Bond. No United Kingdom stamp duty will be payable on the issue or conversion of the Bonds, or on the transfer of the Bonds provided that this does not involve a written instrument of transfer.

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No United Kingdom stamp duty or SDRT will be payable on the issue of the Preference Shares.

No SDRT will be required to be paid in respect of the transfer of the Preference Shares provided there is no register of the Preference Shares kept in the United Kingdom and provided that the Preference Shares are not paired with shares issued by a body corporate incorporated in the United Kingdom. United Kingdom stamp duty should not in practice be required to be paid on the transfer of the Preference Shares.

No United Kingdom stamp duty or SDRT is payable on any issue of Ordinary Shares by the Guarantor in exchange for Preference Shares.

The written conveyance or transfer on sale of an Ordinary Share will be liable to stamp duty at the rate of 0.5 per cent, of the amount or value of the consideration for the transfer rounded up to the nearest £5. The purchaser normally pays the stamp duty.

An unconditional agreement to sell an Ordinary Share will generally give rise to a liability on the purchaser to SDRT, at the rate of 0.5 per cent, of the amount or value of the consideration for the sale. If a duly stamped transfer in respect of the agreement is produced within six years of the date that the agreement is entered into or (if later) the date that it becomes unconditional, any SDRT paid is repayable generally with interest, and the SDRT charge is cancelled.

Under the system for paperless settlement of trades and holdings of uncertificated shares administered by Euroclear UK & Ireland Limited (formerly known as CRESTCo Ltd) (CREST) system for paperless share transfers, no stamp duty or SDRT will arise on a transfer of Ordinary Shares into the CREST system unless such transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5 per cent) will arise. Paperless transfers of Ordinary Shares within CREST will be liable to SDRT rather than stamp duty.

IF YOU ARE NOT RESIDENT IN THE UNITED KINGDOM OR ARE SUBJECT TO TAX IN ANY OTHER JURISDICTION OR IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.

IN PARTICULAR, EXCEPT AS PROVIDED IN “UNITED STATES TAXATION” BELOW, THIS SUMMARY DOES NOT DETAIL THE INCOME TAX, CORPORATION TAX OR CAPITAL GAINS TAX CONSEQUENCES OF A DISPOSAL OF ORDINARY SHARES OR THE TAX CONSEQUENCES OF A CONVERSION OR SALE OF THE CONVERTIBLE BOND. IT ALSO DOES NOT DISCUSS THE TAX CONSEQUENCES RELEVANT TO RETURNS ON THE BONDS, PREFERENCE SHARES OR ORDINARY SHARES OR TO ANY CASH AMOUNTS RECEIVED ON A CONVERSION.

United States Taxation

The following discussion is a summary of certain US federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, the receipt of the Ordinary Shares (or their cash value at the election of the Issuer) upon exercise of the Conversion Right, and the ownership and disposition of those Ordinary Shares. This summary is only a general discussion and is not a complete analysis of all the potential US federal income tax consequences relating to the purchaser, ownership and disposition of the Bonds and the Ordinary Shares, nor does it address any tax consequences arising under any state, local or non-US tax laws, the recently effective Medicare tax on “net investment income” or any other US federal tax laws.

This discussion is based on the US Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated or proposed thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the IRS), as well as on the income tax treaty between the United States and the United Kingdom, all as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in US federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences discussed below, or that any such contrary position would not be sustained by a court.

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This discussion applies only to a beneficial owner of the Bonds that purchases the Bonds in this offering and hold the Bonds or the Ordinary Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and uses the US dollar as its functional currency. This discussion does not address all US federal income tax considerations that may be relevant to a particular investor in light of that investor’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to investors subject to special rules under the US federal income tax laws, including, without limitation, grantor trusts, real estate investment trusts, regulated investment companies, brokers or dealers in securities, individual retirement accounts and other tax-deferred accounts, traders in securities or currencies that elect to use a mark-to-market method of recording for their securities holdings, financial institutions, insurance companies, tax-exempt entities, US expatriates, investors liable for alternative minimum tax, holders (either actually or constructively) of 10 per cent or more of the Guarantor’s shares, or persons holding Ordinary Shares as part of a hedging, straddle, conversion or constructive sale transaction. In addition, investors holding the Bonds or the Ordinary Shares indirectly through entities that are treated as partnerships for US federal income tax purposes are subject to special rules not described below.

It is expected (and this summary assumes) that the Bonds will not be issued with more than a de minimis amount of original issue discount for US federal income tax purposes. The original issue discount is de minimis if the amount of the discount is less than 0.25 per cent of a Bond’s stated redemption price at maturity multiplied by the number of complete years to maturity. If the Bonds were issued with more than a de minimis amount of original issue discount, a US Holder (as defined below) would be required to include the original issue discount in income for US federal income tax purposes as it accrues before the receipt of cash payments attributable to that income. US Holders should consult their tax advisers regarding the US federal income tax consequences of owning the Bonds if they are issued with more than a de minimis amount of original issue discount.

This summary assumes that the Guarantor has not been, and is not, a passive foreign investment company (a PFIC) for US federal income tax purposes, which the Guarantor believes to be the case. The Guarantor’s status as a PFIC must be determined annually and therefore may be subject to change. If the Guarantor were to be a PFIC in any year, materially adverse consequences could result for US Holders of Ordinary Shares (as described below).

The discussion below applies to an investor only if the investor is a beneficial owner of the Bonds or the Ordinary Shares and is, for US federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation or any other entity treated as a corporation that is organised in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if all of the trust’s substantial decisions are subject to the control of one or more US persons and the primary supervision of the trust is subject to a US court, or if a valid election is in effect with respect to the trust to be taxed as a US person; or (4) an estate the income of which is subject to US federal income taxation regardless of its source (in each case, a US Holder).

If a partnership or other entity or arrangement treated as a partnership for US federal income tax purposes holds the Bonds or the Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding the Bonds or the Ordinary Shares, is urged to consult its own tax adviser regarding the US federal income tax consequences of the purchase, ownership and disposition of the Bonds, the receipt of the Ordinary Shares (or their cash value at the election of the Issuer) upon exercise of the Conversion Right, and the ownership and disposition of the Ordinary Shares.

This summary assumes that the Bonds are properly classified as debt for US federal income tax purposes.

The summary of US federal income tax consequences set out below is for general information only and is not intended to be, and should not be construed to be legal or tax advice. Investors should consult their tax advisers about the US federal income, state and local and non-US tax consequences to them of the purchase, ownership and disposition of the Bonds, the receipt of the Ordinary Shares (or their cash value at the election of the Issuer) upon exercise of the Conversion Right, and the ownership and disposition of the Ordinary Shares.

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Effect of certain contingencies

Under the terms of the Bonds, in the event that Sanctions are imposed, the Issuer may defer payments on, and be obliged in certain circumstances to pay amounts in excess of the stated interest or principal on the Bonds (see, for example default interest payable due to the imposition of Sanctions discussed in “Overview of the Offering – Interest”). Although there is some uncertainty on this matter, the Issuer intends to take the position that this possibility does not result in the Bonds being treated as “contingent payment debt instruments” subject to special rules under the applicable Treasury regulations, and this summary assumes that the Bonds will not be treated as contingent payment debt instruments. If this conclusion is incorrect, the timing of the interest on the Bonds and the character of gain on the disposition of a Bond for US federal income tax purposes could be affected. US Holders are urged to consult their own tax advisers with regard to the possible application to the Bonds of the Treasury regulations on contingent payment debt instruments.

Taxation of Bonds

Interest on Bonds

Interest on Bonds generally will be taxable to a US Holder as ordinary income at the time that such interest is received or accrued, in accordance with such US Holder’s method of tax accounting for US federal income tax purposes. Interest income on Bonds generally will constitute foreign source income for US federal income tax purposes. For US foreign tax credit limitation purposes, interest on the Bonds generally will (with certain exceptions) constitute “passive category income” or, in the case of certain US Holders, “general category income.”

Interest withheld at source, if any, will be taxable to a US Holder. Such US Holder generally would be entitled to a credit or deduction for US federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits. The rules relating to foreign tax credits, or deduction in lieu of the US foreign tax credit, are extremely complex. US Holders are urged to consult their own tax advisers with regard to the availability of a foreign tax credit and the application of the foreign tax credit rules to their own tax situation.

Sale, Exchange, Redemption or Other Disposition of the Bonds

A US Holder generally will recognise a capital gain or loss upon a sale, exchange, redemption or other disposition of the Bonds (including a disposition upon the exercise of the Conversion Right) in an amount equal to the difference between the amount realised (which in the case of the exercise of the Conversion Right in exchange for the receipt of the Ordinary Shares will include the fair market value of any such Ordinary Shares received) by the US Holder from such sale, exchange, redemption or other disposition and the US Holder’s tax basis in such Bonds, except that the amount realised in respect of accrued and unpaid interest generally will be taxable as described under “Interest on Bonds” above. Such gain or loss will be treated as a long-term capital gain or loss if the US Holder’s holding period is greater than one year at the time of the sale, exchange, redemption or other disposition. Such capital gain or loss generally will be treated as a US source income or loss, as applicable, for US foreign tax credit purposes. Long-term capital gains of non-corporate US Holders are generally eligible for a maximum 20 per cent preferential tax rate. A US Holder’s ability to deduct capital losses against income is subject to certain limitations.

Receipt of the Ordinary Shares Upon Exercise of the Conversion Right

Upon the exercise of the Conversion Right a US Holder will generally recognise capital gain or loss as described in “Sale, Exchange, Redemption or Other Disposition of the Bonds”. A US Holder’s tax basis in Ordinary Shares received upon conversion of the Bonds will equal the then current fair market value of such Ordinary Shares received. The US Holder’s holding period for the Ordinary Shares received will commence on the date immediately following the Conversion Date.

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Taxation of Ordinary Shares

Distributions

The amount of any distributions paid with respect to the Ordinary Shares generally will be included in a US Holder’s gross income as ordinary dividend income from foreign sources to the extent paid out of the Guarantor’s current or accumulated earnings and profits (as determined under US federal income tax principles). Distributions in excess of such current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the US Holder’s adjusted tax basis in the Ordinary Shares and thereafter as a capital gain. However, the Guarantor does not intend to calculate its earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that any distribution made by the Guarantor to such US Holder will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as a capital gain under the rules described above. Such dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other US corporations.

The amount of any dividend paid in a currency other than US dollars will be the US dollar value of the dividend payment based on the exchange rate in effect on the date of the distribution, whether or not the payment is converted into US dollars at that time. A US Holder’s tax basis in the non-US currency received will equal such US dollar amount. The gain or loss, if any, recognised on a subsequent sale or conversion of the non-US currency will be US source ordinary income or loss.

With respect to certain non-corporate US Holders, including individual US Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that: (1) the Guarantor is eligible for benefits of the income tax treaty between the United States and the UK (which the Guarantor believes to be the case); (2) the Guarantor is not a PFIC (as discussed below) with respect to the US Holder for either the taxable year in which the dividend is paid or the preceding taxable year; (3) certain holding period requirements are met; and (4) the US Holder is not under an obligation to make a related payment with respect to positions in substantially similar or related property.

Prospective investors should consult their own tax advisers concerning the applicability of the foreign tax credit and source of income rules to dividends on the Ordinary Shares.

Sale or other taxable disposition of Ordinary Shares

A US Holder generally will recognise a capital gain or loss on the sale or other taxable disposition of the Ordinary Shares equal to the US dollar value of the difference between the amount realised and the US Holder’s adjusted tax basis (determined in US dollars) in the Ordinary Shares. Such capital gain or loss will be the long-term capital gain or loss if the US Holder’s holding period in the Ordinary Shares exceeds one year. However, regardless of a US Holder’s actual holding period, any loss may be long-term capital loss to the extent the US Holder has received a dividend that qualifies for the reduced rate described above in “Taxation of Ordinary Shares – Distributions”, and, together with any other such dividends during the applicable period, exceeds 10 per cent of the US Holder’s basis in its Ordinary Shares. Such gain or loss generally will be treated as arising from US sources for foreign tax credit limitation purposes.

The basis of Ordinary Shares will be as described in “Taxation of Bonds – Receipt of the Ordinary Shares Upon Exercise of the Conversion Right”.

The amount realised on a sale or other taxable disposition of Ordinary Shares generally will be the amount of cash the US Holder receives in exchange for such Ordinary Shares. If the consideration the US Holder receives for the Ordinary Shares is not paid in US dollars, the amount realised will be the US dollar value of the payment received. In general, the US dollar value of such a payment will be determined on the date of disposition. However, if the Ordinary Shares are treated as traded on an “established securities market” and the US Holder is a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, the US Holder will determine the US dollar value of the amount realised in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale or other taxable disposition.

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A US Holder’s tax basis in any foreign currency the US Holder receives on the sale or other taxable disposition of Ordinary Shares will be equal to the US dollar amount that the US Holder realised on the sale or taxable disposition. Any gain or loss the US Holder realises on a subsequent conversion of any such foreign currency generally will be US source ordinary income or loss.

Passive foreign investment company rules

A non-US corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

(a)	at least 75 per cent of its gross income is passive income; or

(b)	at least 50 per cent of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

“Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For the purposes of the PFIC income test and asset test described above, if the Guarantor owns, directly or indirectly, 25 per cent or more of the total value of the outstanding shares of another corporation, the Guarantor will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

In addition, under certain attribution rules, if the Guarantor is a PFIC, US Holders will be deemed to own their proportionate share of any subsidiary that the Guarantor owns which is also a PFIC (a Subsidiary PFIC), and will be subject to US federal income tax on their proportionate share of any (a) distribution on the shares of a Subsidiary PFIC and (b) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such US Holders directly held the shares of such Subsidiary PFIC.

The Guarantor does not believe that it was a PFIC in its taxable year ending 31 December 2014 and, based on the current projection of income, assets and business activities, the Guarantor does not expect to be a PFIC for US federal income tax purposes for its current taxable year ending 31 December 2015 or the foreseeable future. However, PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that the Guarantor will not be treated as a PFIC in its current taxable year or future taxable years.

Under the PFIC rules, if the Guarantor becomes a PFIC at any time that a US Holder holds the Ordinary Shares, the Guarantor would continue to be treated as a PFIC with respect to such holder’s investment unless (i) the Guarantor ceases to be a PFIC and (ii) the US Holder has made a “deemed sale” election under the PFIC rules.

If the Guarantor were to be treated as a PFIC, US Holders of the Ordinary Shares would be required (i) to pay a special addition to tax on certain distributions and gains on a sale and (ii) to treat any gain from the sale of the Ordinary Shares as ordinary income (rather than capital gains) in addition to paying the special addition to tax on such gain. Additionally, dividends paid by the Guarantor would not be eligible for the special reduced rate of tax described above in “Taxation of Ordinary Shares – Distributions”. Special elections may be available to mitigate the adverse tax consequences of the PFIC regime, but these elections will generally require US Holders to recognise taxable income in advance of receipt. US Holders that own PFIC stock worth more than a certain threshold amount are required to file an annual report with respect to each PFIC in which they own stock. Prospective investors should consult their tax advisers regarding the potential application of the PFIC regime and the annual information reporting requirements associated with owning PFIC stock.

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United States information reporting and back-up withholding

In general, information reporting requirements may apply to interest and dividends paid (or other taxable distributions) in respect of the Bonds or the Ordinary Shares, as applicable, or the proceeds received on the sale or exchange of the Bonds or the Ordinary Shares within the United States or by a broker with certain US connections. Back-up withholding may apply to payments to a US Holder of interest, dividends or the proceeds of a sale or other disposition of the Bonds or the Ordinary Shares, if the US Holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9), certify that the US Holder is not subject to back-up withholding, or otherwise comply with the applicable requirements of back-up withholding. The amount of any back-up withholding from a payment to a US Holder will be allowed as a credit against the US Holder’s US federal income tax liability and a refund of any excess amount withheld under the back-up withholding rules may be obtained by filing the appropriate claim for refund with the IRS and furnishing any required information.

Information with respect to Foreign Financial Assets

Certain US Holders may be required to report on IRS Form 8938 information relating to an interest in the Bonds or the Ordinary Shares, subject to certain exceptions (including an exception for assets held in accounts maintained by certain financial institutions, although the account itself may be reportable if held at a non-US financial institution). US Holders should consult their tax advisers regarding the effect, if any, of this reporting requirement on their purchase, ownership and disposition of the Bonds or the Ordinary Shares.

The Proposed Financial Transactions Tax (FTT)

On 14 February 2014, the European Commission published a proposal for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the participating Member States).

The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in the Bonds (including secondary market transactions) in certain circumstances.

Under current proposals the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Bonds where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate. Prospective holders of the Bonds are advised to seek their own professional advice in relation to the FTT.

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GENERAL INFORMATION

1	Listing

Application has been made to the UK Listing Authority for the Bonds to be admitted to the Official List. Application has been made to the London Stock Exchange for the Bonds to be admitted to trading on the Professional Securities Market of the London Stock Exchange. It is expected that admission of the Bonds to the Official List and admission to trading of the Bonds on the Professional Securities Market of the London Stock Exchange will be granted on or around [●] March 2015, subject to the issue of the Bonds. It is expected that dealings in the Bonds will commence on [●] March 2015.

The Guarantor has undertaken to apply to have the Ordinary Shares issuable upon conversion of the Bonds admitted to the premium listing segment of the Official List and to trading on the Regulated Market of the London Stock Exchange.

2	Authorisation

The Issuer and the Guarantor have each obtained all necessary consents, approvals and authorisations in connection with the issue and performance of the Bonds. The creation and issue of the Bonds has been authorised by resolutions of the Board of Directors of the Issuer dated 29 January 2015 and [●] 2015. The giving of the Guarantee of the Bonds has been authorised by resolutions of the Board of Directors of the Guarantor and a committee of the Board of Directors of the Guarantor dated 16 January 2015 and 29 January 2015.

3	Expenses

The Issuer and the Guarantor estimate that the amount of expenses related to the admission to trading of the Bonds will be approximately £6,495.

4	Clearing

The Bonds have been accepted for clearance through the Clearstream, Luxembourg and Euroclear systems. The Common Code for the Bonds is [●]. The International Securities Identification Number for the Bonds is XS[●]. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium, and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855, Luxembourg.

5	Governmental, Legal or Arbitration Proceedings

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened, of which either the Issuer or the Guarantor is aware) during the 12 months before the date of this Offering Circular, which may have, or have had in the recent past, significant effects on the Issuer’s and/or the Guarantor’s and/or the Group’s financial position or profitability.

6	Financial and Trading Position

[Since 31 December 2013, there has been no material adverse change in the prospects of the Issuer nor has there been any significant change in the financial or trading position of the Issuer.]

[Save for [●],] there has been no material adverse change in the prospects of the Guarantor since 31 December 2013.

[Save for [●],] there has been no significant change in the financial or trading position of the Group since 30 June 2014 save as set out below:

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(a)	IRC’s market share price has decreased to HK$0.58 as at 30 November 2014 from HK$0.67 as at 30 June 2014. As IRC’s net assets are carried at their fair value less costs to sell there has been an estimated further decrease in the Group’s net assets held for sale of approximately US$57 million;

(b)	there has been a significant depreciation of the Russian Rouble against the US Dollar from RUB33.6306:US$1 as at 30 June 2014 to RUB49.3220:US$1 as at 30 November 2014, which has resulted in a decrease of the Group’s consolidated net assets, including an increase in the net deferred tax liabilities as at 30 November 2014 of approximately US$92 million;

(c)	subsequent to 30 November 2014, IRC’s market share price has decreased further to HK$0.485 as at 28 January 2015 and there has been a further significant depreciation of the Russian Rouble against the US Dollar to RUB67.8153:US$1 as at 28 January 2015 which has resulted in a further decrease of the Group’s consolidated net assets; and

(d)	[details of the Refinancing to be inserted].

7	Auditor

The financial statements of the Issuer have been audited without qualification for the years ended 31 December 2013 and 31 December 2012 by Deloitte LLP of 2 New Street Square, London EC4A 3BZ, United Kingdom, independent auditor regulated by the Institute of Chartered Accountants in England and Wales.

Deloitte LLP of 2 New Street Square, London EC4A 3BZ, United Kingdom has audited the Group’s consolidated financial statements as at and for the years ended 31 December 2013, 31 December 2012 and 31 December 2011. Deloitte LLP’s reports on such consolidated financial statements were unqualified, and did not contain statements under section 498(2) of the Companies Act 2006 (regarding adequacy of accounting records and returns) or under section 498(3) of the Companies Act 2006 (regarding provision of necessary information and explanations). As discussed in Part 12 “Independent Auditor” of the Rights Issue Prospectus which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular, Deloitte LLP drew attention to the going concern disclosure in note 2 of the audited consolidated financial statements as at and for the year ended 31 December 2013 by way of an emphasis of matter paragraph in its audit report without qualifying the accounts.

The condensed consolidated interim financial statements of the Group are unaudited and have been reviewed in accordance with the International Standard on Review Engagements (UK and Ireland) 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Auditing Practices Board, by Deloitte LLP, as auditor who has produced a report in respect thereof. As discussed in Part 12 “Independent Auditor” of the Rights Issue Prospectus which has been incorporated by reference into this Offering Circular, the review report for the six months ended 30 June 2014 contains an emphasis of matter on going concern.

For further information on the auditors of the Guarantor, see Part 12 “Independent Auditor” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

8	Documents on Display

Copies of the following documents may be inspected during normal business hours at the offices of the Principal Paying, Transfer, Conversion and Exchange Agent during the 12 months starting on the date on which this Offering Circular is made available to the public:

(a)	the Memorandum and Articles of Association of the Issuer;

(b)	the Articles of Association of the Guarantor;

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(c)	the annual financial statements of the Issuer as at and for the years ended 31 December 2013 and 31 December 2012 together in each case with the audit report thereon;

(d)	the audited consolidated financial statements of the Guarantor as at and for the years ended 31 December 2013, 31 December 2012 and 31 December 2011 together in each case with the audit report thereon;

(e)	the unaudited consolidated interim financial statements of the Guarantor as at and for the six months ended 30 June 2014 and the related review report;

(f)	the Trust Deed, the Deed Poll and the Agency Agreement; and

(g)	the information incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference”.

In addition, this Offering Circular is also available at the website of the Regulatory News Service operated by the London Stock Exchange at:

http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html

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GLOSSARY

Definitions

Unless otherwise defined herein, defined terms have the meanings given in Part 14 “Definitions” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

Glossary of Abbreviations and Technical Terms

For a glossary of abbreviations and technical terms not defined herein, see Part 15 “Glossary of Abbreviations and Technical Terms” of the Rights Issue Prospectus, which has been incorporated by reference into this Offering Circular as described in “Documents Incorporated by Reference” of this Offering Circular.

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ISSUER

Petropavlovsk 2010 Limited

13-14 Esplanade

St Helier

Jersey JE1 1BD

Channel Islands

GUARANTOR

Petropavlovsk PLC
11 Grosvenor Place

London SW1X 7HH

United Kingdom

TRUSTEE

Capita Trust Company Limited

4th Floor, 40 Dukes Place

London EC3A 7NH

United Kingdom

PRINCIPAL PAYING, TRANSFER, CONVERSION AND EXCHANGE AGENT

Deutsche Bank AG, London Branch

Winchester House
1 Great Winchester Street
London EC2N 2DB

United Kingdom

REGISTRAR

Deutsche Bank Luxembourg SA

2, Boulevard Konrad Adenauer
1115 Luxembourg

Luxembourg

LEGAL ADVISERS

To the Issuer and the Guarantor as to English law: Norton Rose Fulbright LLP 3 More London Riverside London SE1 2AQ United Kingdom	To the Issuer and the Guarantor as to Jersey law: Appleby 13-14 Esplanade St Helier Jersey JE1 1BD Channel Islands

To the Trustee as to English law

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

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AUDITOR TO THE ISSUER AND THE GUARANTOR

Deloitte LLP

2 New Street Square

London EC4A 3BZ

United Kingdom

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APPENDIX B

Rights Issue Prospectus

THIS PROSPECTUS AND ANY ACCOMPANYING DOCUMENTS ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to what action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who is authorised under the Financial Services and Markets Act 2000, as amended (FSMA) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Subject to the restrictions set out below, if you sell or transfer or have sold or transferred all of your Existing Shares (other than ex-rights) held in certificated form before 8.00 a.m. on 27 February 2015 (the Ex-Rights Date), please send this Prospectus, together with any Provisional Allotment Letter, if and when received, as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for onward delivery to the purchaser or transferee. This Prospectus and/or the Provisional Allotment Letter should not, however, be distributed, forwarded to or transmitted in or into any jurisdiction where to do so might constitute a violation of local securities laws or regulations, including, but not limited to (subject to certain exceptions), the Excluded Territories.

Please refer to sections 8 and 9 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus if you propose to send this Prospectus and/or the Provisional Allotment Letter outside the United Kingdom. If you sell or have sold or transferred all or some of your Existing Shares (other than ex-rights) held in uncertificated form before the Ex-Rights Date, a claim transaction will automatically be generated by Euroclear which, on settlement, will transfer the appropriate number of Nil Paid Rights to the purchaser or transferee. If you sell or have sold or transferred only part of your holding of Existing Shares (other than ex-rights) held in certificated form before the Ex-Rights Date, please contact the stockbroker, bank or other agent through whom the sale or transfer was effected immediately. Instructions regarding split applications are set out in Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus and in the Provisional Allotment Letter.

The distribution of this Prospectus, any other offering or public material relating to the Rights Issue and/or the Provisional Allotment Letter and/or the transfer of Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares into a jurisdiction other than the United Kingdom may be restricted by law and therefore persons into whose possession this Prospectus (and/or any accompanying documents) comes should inform themselves about and observe any such restrictions. In particular this Prospectus and the Provisional Allotment Letter should not be distributed, forwarded to or transmitted in or into the United States, Russia or any of the other Excluded Territories or into any other jurisdiction where the extension or availability of the Rights Issue would breach any applicable law. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdictions. The Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares have not been and will not be registered under the Securities Act, or under any securities laws of any state or other jurisdiction of the United States and may not be offered, sold, taken up, exercised, resold, renounced, transferred or delivered, directly or indirectly, within the United States except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. No action has been taken by the Company or by the Underwriter or by SIB that would permit an offer of the New Ordinary Shares or rights thereto or possession or distribution of this Prospectus or any other offering or publicity material or the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights in any jurisdiction where action for that purpose is required, other than in the United Kingdom.

PETROPAVLOVSK PLC

(incorporated in England and Wales with Registered No. 4343841)

Proposed 157 for 10 Rights Issue of up to 3,102,923,272

New Ordinary Shares at 5 pence per New Ordinary Share,

Bond Exchange Offer and Consent Solicitation

and

Notice of General Meeting

This Prospectus comprises a circular and a prospectus relating to Petropavlovsk PLC and the Rights Issue, prepared in accordance with the Prospectus Rules made under section 73A of FSMA. This Prospectus has been approved by the FCA in accordance with section 85 of FSMA and as a circular pursuant to the Listing Rules. A copy of this Prospectus has been filed with the FCA in accordance with paragraph 3.2.1 of the Prospectus Rules. This Prospectus will be made available to the public in accordance with paragraph 3.2.4(3) of the Prospectus Rules by the same being made available at www.petropavlovsk.net. This Prospectus can also be obtained on request from the Receiving Agent.

The Existing Shares have been admitted to the premium listing segment of the Official List, and to trading on the London Stock Exchange’s main market for listed securities. Application will be made to the FCA for the New Ordinary Shares (nil and fully paid) to be admitted to the premium listing segment of the Official List and to the London Stock Exchange for the New Ordinary Shares (nil and fully paid) to be admitted to trading on the London Stock Exchange’s main market for listed securities (together, Admission). Admission to trading on the London Stock Exchange’s main market for listed securities constitutes admission to trading on a regulated market. Subject to the passing of the Resolutions, it is expected that Admission will become effective and that dealings in the New Ordinary Shares (nil paid) will commence on the London Stock Exchange at 8.00 a.m. on 27 February 2015.

The New Ordinary Shares will rank equally for all dividends declared, made or paid after the date of allotment and issue of the New Ordinary Shares and otherwise pari passu with the Existing Shares.

There will be no public offer of the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares in the United States. The Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares are being offered and sold in offshore transactions in compliance with Regulation S of the Securities Act (Regulation S) outside the United States.

The Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares will also not be registered under the securities laws of any Excluded Territories and may not be offered, sold, taken up, exercised, resold, renounced, transferred or delivered, directly or indirectly, within such jurisdictions except pursuant to an applicable exemption. In particular, subject to certain exceptions, this Prospectus should not be distributed, forwarded to or transmitted in or into the United States or any of the other Excluded Territories.

The whole of this Prospectus should be read, including the information incorporated by reference into this Prospectus. Shareholders and any other persons contemplating an acquisition of Provisional Allotment Letters, Nil Paid Rights, Fully Paid Rights or New Ordinary Shares should review the section of this Prospectus entitled “Risk Factors” for a discussion of certain factors that should be considered when deciding on what action to take in relation to the Rights Issue or deciding whether or not to subscribe for or acquire Provisional Allotment Letters, Nil Paid Rights, Fully Paid Rights or New Ordinary Shares. In making an investment decision each investor must carry out their own examination, analysis and enquiry of the Company and the terms of the Rights Issue, including the merits and risks involved.

Qualifying CREST Shareholders who are CREST Sponsored Members should refer to their CREST Sponsors regarding the action to be taken in connection with this Prospectus or the Rights Issue.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority (PRA) and regulated by the FCA and the PRA, is acting as Sponsor and Joint Project Co-ordinator exclusively for the Company and no one else in connection with the Rights Issue and Admission. SIB (Cyprus) Limited (SIB), which is an investment firm authorised and regulated in the Republic of Cyprus by the Cyprus Securities and Exchange Commission (License KEPEY 066/06 dated 15 June 2006) is acting as Joint Project Co-ordinator exclusively for the Company and no-one else in connection with the Rights Issue and Admission. SIB is an affiliate of Sberbank of Russia, one of the Group’s Senior Lenders. They will not regard any other person (whether or not a recipient of this Prospectus) as their respective clients in relation to the Rights Issue and Admission and will not be responsible to anyone other than the Company for providing the protections afforded to their respective clients nor for giving advice in relation to the Rights Issue and Admission or any transaction or arrangement referred to herein.

Apart from responsibilities and liabilities, if any, which may be imposed on Merrill Lynch International or SIB by the FSMA or the regulatory regime established thereunder, neither Merrill Lynch International nor SIB accept any responsibility whatsoever, and make no representation or warranty express or implied, for the contents of this Prospectus, including its accuracy, completeness or verification or for any other statement made or purported to be made by either of them, or on behalf of either of them, in connection with the Company, the Refinancing or Admission. Merrill Lynch International and SIB accordingly disclaim to the fullest extent permitted by law all and any responsibility and liability whether arising in tort, contract or otherwise (save as referred to above) which either of them might otherwise have in respect of this Prospectus or any such statement.

The Underwriter or SIB or their respective affiliates may engage in trading activity for the purpose of hedging its commitments under the Underwriting Agreement or otherwise. Such activity may include purchases and sales of securities of the Company and related and other securities and instruments (including Ordinary Shares, Nil Paid Rights and Fully Paid Rights).

Investors acknowledge that (a) they have not relied on the Underwriter, SIB or any person affiliated with the Underwriter or SIB in connection with any investigation of the accuracy of any information contained in this Prospectus or their investment decision, and (b) they have relied only on the information contained in this Prospectus, and that no person has been authorised to give any information or to make any representation concerning the Company or its subsidiaries or the New Ordinary Shares (other than as contained in this Prospectus) and, if given or made, any such other information or representation should not be relied upon as having been authorised by the Company, the Underwriter or SIB.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any New Ordinary Shares offered by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The New Ordinary Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.

2

NOTICE TO ALL INVESTORS

Any reproduction or distribution of this Prospectus, in whole or in part, and any disclosure of its contents or use of any information contained in this Prospectus for any purpose other than considering an investment in the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares is prohibited. By accepting delivery of this Prospectus, each offeree of the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares agrees to the foregoing.

In making an investment decision, each investor must rely on their own examination, analysis and enquiry of Petropavlovsk and the terms of the Rights Issue, including the merits and risks involved. Neither the Company nor Merrill Lynch International, nor SIB, nor any of their respective affiliates or representatives, is making any representation to any offeree, subscriber or purchaser of the Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares regarding the legality of an investment in the Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares by such offeree, subscriber or purchaser under the laws applicable to such offeree, subscriber or purchaser. The contents of this Prospectus are not to be construed as legal, business or tax advice. Each investor should consult his or its own legal, financial or tax advisers for legal, financial or tax advice before purchasing the Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares. Investors are required to make their independent assessment of the legal, tax, business, financial and other consequences of a purchase of the Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares. They are also required to make their independent assessment of the risks involved in the purchase of the Nil Paid Rights, Fully Paid Rights and/or New Ordinary Shares. Any tax consequences arising from an investor’s participation in the Rights Issue will be solely on account of such investor.

Without limitation, the contents of the websites of the Group or of the IRC Group do not form part of this Prospectus.

Capitalised terms have the meanings ascribed to them in Part 14 (Definitions) of this Prospectus.

NOTICE TO EEA INVESTORS

In relation to each EEA State (except for the United Kingdom) which has implemented the Prospectus Directive (each a relevant member state), no Nil Paid Rights, Fully Paid Rights or New Ordinary Shares have been offered or will be offered pursuant to the Rights Issue to the public in that relevant member state prior to the publication of a prospectus in relation to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, offers of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares may be made to the public in that relevant member state at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such relevant member state; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that relevant member state.

For this purpose, the expression “offer of any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares to the public” in relation to any New Ordinary Shares, Nil Paid Rights and Fully Paid Rights in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the Rights Issue and any Nil Paid Rights, Fully Paid Rights and New Ordinary Shares to be offered so as to enable an investor to decide to subscribe for or acquire any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares, as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state.

Russia

This Prospectus is not for release, publication or distribution in whole or in part in Russia. This Prospectus does not, and is not intended to, constitute or form part of any offer, or an invitation to make offers, to buy, sell, issue, acquire, exchange, transfer or subscribe for any securities or financial instruments in Russia (or to or for the benefit of any Russian person or any person in Russia or any other person, except as may be permitted by Russian law). No public offering of any securities referred to herein is being made in Russia. This Prospectus does not constitute an advertisement of any securities in Russia and must not be passed on to third parties or otherwise be made publicly available in Russia. It and information contained in it are not intended to be and must not be publicly distributed in Russia. The securities referred to herein have not been and will not be admitted to “placement” and/or “public circulation” in Russia (as understood by Russian securities legislation) and may not be offered to any person in Russia, except as may be permitted by Russian law.

DIFC

This Prospectus relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This Prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with “Exempt Offers”. The DFSA has not approved this Prospectus nor taken steps

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to verify the information set forth herein and has no responsibility for this Prospectus. The New Ordinary Shares to which this Prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the New Ordinary Shares offered should conduct their own due diligence on the New Ordinary Shares. If you do not understand the contents of this Prospectus you should consult an authorised financial adviser.

Switzerland

This Prospectus does not constitute a prospectus within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations or a listing prospectus according to Article 27 ss. of the Listing Rules of the SIX Swiss Exchange or of any other stock exchange or regulated trading facility in Switzerland. The Nil Paid Rights, Fully Paid Rights and New Ordinary Shares will not be listed on the SIX Swiss Exchange and, therefore, this Prospectus does not comply with the disclosure standards of the Listing Rules of the SIX Swiss Exchange or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Accordingly, the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares may not be offered to the public in or from Switzerland and neither this Prospectus nor any other offering or marketing material relating to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

The Nil Paid Rights, Fully Paid Rights and New Ordinary Shares may be offered in Switzerland to a limited number of selected investors only without any public advertisement and only to investors who do not purchase the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares with the intention to distribute them to the public. Such investors may be individually approached directly from time to time. This Prospectus, as well as any other material relating to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares, is personal and confidential and does not constitute an offer to any other person. This Prospectus, as well as any other material relating to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares, may only be used by those investors to whom it has been handed out in connection with the Rights Issue and may neither directly nor indirectly be distributed or made available to other persons without the Company’s express consent.

Japan

The Nil Paid Rights, Fully Paid Rights or New Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (FIEL). This Prospectus is not an offer of securities for sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This Prospectus is not a prospectus, product disclosure document or other type of disclosure document required to be lodged with the Australian Securities and Investments Commission (ASIC) under Chapter 6D or Chapter 7 of the Australian Corporations Act 2001 (Cth) (Corporations Act) and it has not been, and will not be, lodged with ASIC. Accordingly, this Prospectus does not contain the information which would be contained in a prospectus, product disclosure document or other type of disclosure document prepared under the Corporations Act, and does not purport to contain all of the information that may be necessary or desirable to enable a potential investor in Australia to properly evaluate and consider an investment in the New Ordinary Shares.

The offer of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares under this document to investors in Australia will only be made to the extent that such offers of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares for issue do not need disclosure to investors under Part 6D.2 or Chapter 7 of the Corporations Act. In particular, any person who receives an offer of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares under this document in Australia represents and warrants to the Company and the Sponsor that they are a person who falls within an exemption from disclosure to investors in Australia under the Corporations Act, including a “sophisticated investor” within the meaning of section 708(8) of the Corporations Act or a “professional investor” within the meaning of section 708(11) of the Corporations Act, or a “wholesale client” within the meaning of section 761G of the Corporations Act. Any offer of Nil Paid Rights, Fully Paid Rights or New Ordinary Shares received in Australia is void to the extent that it needs disclosure to investors under the Corporations Act.

Any person to whom Nil Paid Rights, Fully Paid Rights or New Ordinary Shares are issued pursuant to an exemption from the disclosure requirements provided by the Corporations Act must not, within 12 months after the issue, offer those Nil Paid Rights, Fully Paid Rights or New Ordinary Shares for sale in Australia unless that offer is itself made pursuant to a disclosure document under Part 6D.2 or Chapter 7 of the Corporations Act or is itself made in reliance on an exemption from the disclosure requirements provided by the Corporations Act.

Canada

The Nil Paid Rights, the Fully Paid Rights, the New Ordinary Shares and the Provisional Allotment Letters have not been and will not be qualified for distribution under the securities legislation of any province or territory of Canada. Subject to certain exceptions, none of the Provisional Allotment Letter, Nil Paid Rights, Fully Paid Rights or New Ordinary Shares will be directly or indirectly offered for subscription or purchase, taken up, sold, delivered, distributed, renounced or transferred in or into Canada. Therefore, subject to certain exceptions, the Rights Issue will not be made within Canada and Provisional

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Allotment Letters will not be sent to, nor will any Nil Paid Rights be credited to a stock account in CREST on behalf of, any Shareholder who is resident in or who has a registered address in Canada.

Any person resident in Canada who obtains a copy of this Prospectus or a Provisional Allotment Letter is required to disregard them.

South Africa

Due to restrictions under South African securities laws, no Provisional Allotment Letters in relation to the New Ordinary Shares will be sent to Shareholders who have registered addresses, or are resident or located, in the Republic of South Africa. Similarly, Nil Paid Rights will not be credited to the CREST accounts of Qualifying CREST Shareholders who have registered addresses, or are resident or located in the Republic of South Africa. Qualifying Shareholders who have a registered address, or are resident or located in the Republic of South Africa will not be entitled to take up Rights in the Rights Issue unless the Company and the Underwriter are satisfied that such action would not result in the contravention of any registration or other legal or regulatory requirement in the Republic of South Africa. The Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares may not be transferred or sold to, or renounced or delivered in, the Republic of South Africa. No offer of New Ordinary Shares is being made by virtue of this document or the Provisional Allotment Letters into the Republic of South Africa.

New Zealand

This Prospectus does not constitute, make, or form part of any offer or invitation to sell or issue, or any solicitation of any offer to acquire, any securities (including any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares) to any member of the public in New Zealand. This Prospectus does not constitute a prospectus, investment statement or product disclosure statement complying with or prepared for the purposes of, and has not been has not been registered, filed with or approved by any New Zealand regulatory authority under or in accordance with, the Securities Act 1978, Securities Regulations 2009, the Financial Markets Conduct Act 2013 or the Financial Markets Conduct Regulations 2013 (or any other relevant New Zealand law). This Prospectus may not contain all the information that a prospectus, investment statement or product disclosure statement prepared under New Zealand law is required to contain. No person in New Zealand may subscribe for, be issued, purchase or take up any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares under or in connection with the Rights Issue, except pursuant to an applicable exemption.

The date of this Prospectus is 2 February 2015.

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SUMMARY

Summaries are made up of disclosure requirements known as ‘Elements’. These Elements are numbered in Sections A–E (A.1–E.7). This summary contains all the Elements required to be included in a summary for this type of security and issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements. Even though an Element may be required to be inserted in the summary because of the type of security and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of ‘not applicable’.

Section A – Introductions and warnings
Element	Disclosure Requirement	Disclosure
A.1	Warning	This summary should be read as an introduction to this document (Prospectus). Any decision to invest in the securities should be based on consideration of the Prospectus as a whole by the investor. Where a claim relating to the information contained in the Prospectus is brought before a court, the plaintiff investor might, under the national legislation of a relevant member state, have to bear the costs of translating the Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent when read together with the other parts of the Prospectus or it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such securities.
A.2	Resale or final placement of securities through financial intermediaries	Not applicable. The Company is not engaging any financial intermediaries for any resale of securities or final placement of securities after publication of the Prospectus.

Section B – Issuer
Element	Disclosure Requirement	Disclosure
B.1	Legal and commercial name	Petropavlovsk PLC
B.2	Domicile/legal form/ legislation under which the issuer operates/country of incorporation	The Company was incorporated on 20 December 2001 as a public company limited by shares under the laws of England and Wales. The principal legislation under which the Company operates is the Act.
B.3	Current operations/ Principal activities/ Principal markets	Petropavlovsk is one of Russia’s leading gold mining companies. As at 31 December 2014, the Group had produced approximately 5.5Moz of gold. The Group is targeting 680,000oz-700,000oz for 2015 (excluding potential production from the Group’s alluvial assets which are held by Koboldo of which the Group is negotiating the sale subject, inter alia, to Shareholder approval (if required)), and approximately 600,000oz annually, with some year-on-year variations for 2016-2019 (potentially 30,000 – 35,000oz less in the event that the sale of Koboldo is approved in the first quarter of 2015). This follows a decision by the Group to streamline its strategy, particularly in light of the current lower gold-price environment.

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Petropavlovsk’s key area of focus is the Amur region in the Russian Far East, where it has operated since 1994. The region benefits from well-developed infrastructure, access to hydro-electric power and a strong mining tradition. Petropavlovsk is a leading employer in the Amur region and is a contributor to the development of the region’s local economy.

The Group’s key mining assets are Pioneer, Pokrovskiy, Malomir and Albyn and their satellites (Key Mining Assets), which are all located in the Amur region. All four mines are open pit. At present, gold is extracted on-site at all four mines using cyanide-based processing technologies, chiefly resin-in- pulp (RIP) plants, which are operational throughout the year, in addition to seasonal heap-leaching facilities at two of the mines. The combined estimated throughput of all four RIP plants is approximately 15Mtpa (depending on hardness of ores) and, combined, all four mines produced approximately 624.5koz in 2014.

In addition to its hard-rock mines, currently Petropavlovsk, through its interest in Koboldo, also has several operations in the Amur region to extract alluvial gold. On 24 November 2014, the Group announced the proposed disposal of its interest in Koboldo, this is currently being negotiated. If the Koboldo Disposal is completed in the first quarter of 2015, total alluvial production for 2015-2019 is expected to be nil as, due to the seasonal nature of operations, Koboldo would not expect to have any production during this period. If Koboldo were retained for the full year, it is estimated that its 2015 gold production would be approximately the same as that in 2014.

A table of the Group’s gold production for the periods indicated is set out below:

Gold production ’000oz
	Three	Three
	months	months	Year	Year	Year
	ended	ended	ended	ended	ended
	31 December	31 December	31 December	31 December	31 December
	2014	2013	2014	2013	2012
Pioneer	79.7	111.5	263.0	314.8	333.6
Pokrovskiy	17.0	30.8	64.2	91.2	92.1
Malomir	22.4	45.3	82.2	115.5	103.3
Albyn	44.4	48.8	186.0	134.8	89.3
Alluvial operations	4.4	5.6	29.1	84.8	92.1

Total gold production	168.0	242.0	624.5	741.2	710.4

Note: figures may not add up due to rounding

The Group’s in-house exploration team has a strong record of identifying new targets and adding to the Group’s resource base. Between 2002 and 30 June 2014, the Group has established the existence of approximately 33.5Moz of JORC gold Mineral Resources of combined Measured, Indicated and Inferred categories (including depletion and disposals) at an estimated cost of discovery of approximately US$16/oz. At present, the Group is identifying and exploring prospective areas in the vicinity of its four hard-rock gold mines with the aim of adding new Ore Reserves suitable for processing in the Group’s existing facilities.

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The Group is vertically-integrated with expertise and operations across the mining lifecycle. The Group has a laboratory network, R&D centres, engineering facilities, a construction company and exploration, geological survey, mine planning and feasibility study capabilities. This operating structure has been instrumental in the Group’s track record of project development and processing capacity growth. All four of the Group’s hard-rock mines have been explored, designed and built using in-house expertise. Since 2007, the Group’s RIP processing capacity increased by approximately 700 per cent. as it commissioned and expanded mines.

Petropavlovsk also has a 45.39 per cent. interest in IRC, a producer and developer of industrial commodities, principally iron ore. IRC’s shares are quoted on the Hong Kong Stock Exchange and IRC has a market capitalisation of US$304 million as at 28 January 2015 (being the latest practicable date prior to the publication of this Prospectus). The IRC assets previously formed the Group’s non-precious metals division, having been consolidated into the Group following the acquisition of Aricom plc in April 2009. In October 2010, the Group completed the listing of the IRC Shares on the Hong Kong Stock Exchange, retaining a majority stake. Following an investment by Chinese investors which was agreed in January 2013 and implemented in various tranches in 2013 and 2014, the Group’s holding in IRC was reduced to 45.39 per cent. Completion of the General Nice Further Subscription did not take place on 18 December 2014 as planned. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral to completion of the General Nice Further Subscription. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014. IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about the potential deferred completion and other available options.

Pending completion of the full subscription, Petropavlovsk remains a controlling shareholder in IRC and IRC continues to be treated as a subsidiary “held for sale”.

The Group reports Ore Reserves in accordance with the JORC Code in respect of the Key Mining Assets and the Tokur and Visokoe development assets and Mineral Resources in accordance with the JORC Code for these assets and the Yamal Assets. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012. The JORC Mineral Resource and Ore Reserve estimates for the Group were prepared internally by the Group’s technical experts following the methodology advised by independent minerals experts, WAI, in 2011 and 2012. The statements were

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based on the results of an extensive exploration programme, metallurgical testing and other technical work.

In accordance with Russian law the Group also reports to the relevant Russian authorities its Mineral Reserves in accordance with the Russian GKZ Classification System. The GKZ estimates are maintained in order to comply with Russian law.

A summary of the Group’s JORC Ore Reserves is shown below:

Ore Reserve as at 30 June 2014
(in accordance with the JORC Code)
	Tonnage	Grade	Gold
Category	(kt)	(g/t AU)	(Moz AU)

Total Ore Reserves
Proven	26,167	1.30	1.09
Probable	237,115	1.08	8.25
Total (P+P)	263,282	1.10	9.34
Non-Refractory Ore Reserves
Proven	6,491	1.50	0.31
Probable	109,197	1.18	4.16
Total (P+P)	115,687	1.20	4.47
Refractory Ore Reserves
Proven	19,676	1.23	0.78
Probable	127,918	1.00	4.09
Total (P+P)	147,594	1.03	4.87

Note:

Figures may not add up due to rounding.

A summary of the Group’s JORC Mineral Resources is shown below:

Mineral Resources (as at 30 June 2014) (in accordance with the JORC Code)
	Tonnage	Grade	Gold
Category	(kt)	(g/t AU)	(Moz AU)

Total Mineral Resources
Measured	60,533	1.14	2.22
Indicated	405,368	0.98	12.72
Measured+Indicated	465,901	1.00	14.94
Inferred	444,031	0.80	11.47
Non-Refractory Mineral Resources
Measured	35,475	1.15	1.31
Indicated	203,656	1.07	7.00
Measured+Indicated	239,131	1.08	8.32
Inferred	193,935	0.96	5.98
Refractory Mineral Resources
Measured	25,058	1.13	0.91
Indicated	201,712	0.88	5.71
Measured+Indicated	226,770	0.91	6.62
Inferred	250,097	0.68	5.49

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

The underlying Mineral Resource models and Ore reserve modifying factors for the majority of the Group’s Mineral Resource and Ore Reserve estimates were established pre-2012 and did not materially change since the JORC Code 2012 was published. Therefore, the majority of the Group’s Mineral Resources and Ore Reserve estimates are reported according to the JORC Code 2004. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012.

An updated JORC Mineral Resource and Ore Reserve statement for 31 December 2014 is currently under preparation. It is anticipated that it will be available during the first six months of 2015. WAI has been commissioned to provide an independent audit of the 31 December 2014 statement.

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The Group currently has alluvial gold reserves and resources in the Amur region held through its subsidiary Koboldo. If the Koboldo Disposal which the Group is currently negotiating (subject, inter alia, to Shareholder approval (if required)) is completed, the Group will no longer hold any material alluvial gold reserves and resources. Due to the seasonal nature of the Group’s alluvial operations, the Group updates its alluvial Mineral Resource and Mineral Reserve statements annually, each January. The Group reports Mineral Resources and Mineral Reserves in accordance with the NAEN Code. The NAEN Code is recognised by ESMA. The NAEN Code shares the same template with the JORC Code: Mineral Reserves reported in accordance with the NAEN Code are inclusive of mining dilution and mining losses. The NAEN Code allows conversion between the Russian GKZ C1, C2 into Proved and Probable Reserves and also conversion of C1, C2 and P1 into respective Measured, Indicated and Inferred Resources.
B.4a	Most significant recent trends of the Company and its industry	The majority of the Group’s revenue is derived from the sale of gold. For the year ended 31 December 2013, revenue from gold and silver sales amounted to US$1,122.5 million (2012: US$1,181.6 million), equating to 94 per cent. of the Group’s total revenue for the year. For the first six months of 2014, revenue from gold and silver sales amounted to US$433.1 million (the first six months of 2013: US$469.1 million), equating to 95 per cent. of the total Group revenue for that period. The price of gold can vary significantly and is affected by factors which are outside the control of the Group including, in particular, the demand for gold as an investment. In response to the volatile gold price environment, a number of gold producers took the decision to postpone their development projects, aggressively cut capital expenditure, focus on cost optimisation, dispose of assets and hedge production to secure cash flows and strengthen their balance sheets. The Directors believe Petropavlovsk was one of the first to react to the drastic drop in the gold price in 2013, developing and implementing a number of cost saving and efficiency measures following a review of the Group’s operations in the second quarter of 2013. The Group was partially protected from the steep fall in the gold price, which decreased to a low of US$1,196/oz during the second half of 2013, as it had sold forward some of its production for future delivery. The Company also undertook a strategic review and a comprehensive cash-optimisation programme was launched which involved, amongst other things, postponing non-essential capital expenditure, including the development of the POX Hub.
B.5	Group structure	Petropavlovsk is the ultimate parent holding company of the Group. The significant subsidiaries of the Group are Albynskiy Rudnik, Malomirskiy Rudnik, Pokrovskiy Rudnik, Rudoperspectiva and Temi. Petropavlovsk also has a 45.39 per cent. interest in IRC, a publicly-listed producer and developer of industrial commodities, which it controls and treats as a subsidiary “held for sale”.

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B.6	Notifiable interests	As at 28 January 2015 (being the latest practicable date prior to the publication of this Prospectus), the Company had been notified that the following person held directly or indirectly 3 per cent. or more of the voting rights of the Company, which are notifiable under the Disclosure and Transparency Rules, or will do so immediately following the Rights Issue:

% of voting rights in respect
			Number of Shares held as at	of Shares held as at
		Name	28 January 2015	28 January 2015

		Mr Peter Hambro & Associates	6,773,933	3.43

The shareholding of Dr Pavel Maslovskiy and Associates in aggregate comprising 7,514,485 Shares (representing 3.8 per cent. of the Shares in issue as at 28 January 2015, is held through various structures. As at the date of this Prospectus none of these holding comprised 3 per cent. or more of the Company’s issued share capital and accordingly no disclosure has been made to the Company pursuant to Disclosure and Transparency Rule 5.

The Company’s major Shareholder does not have any different voting rights to other Shareholders.

As at the date of this Prospectus, the Company is not aware of any persons who, directly or indirectly, jointly or severally, exercise or could exercise control over the Company.
B.7	Key financial information for the Group

The tables below set out certain selected consolidated financial and operating information of the Group on a consolidated and segmental basis, as at the dates and for the periods indicated below.

The Group presented IRC as a discontinued operation in the 2013 Financial Statements. As a result, the 2012 comparatives presented in the 2013 Financial Statements were restated to ensure the presentation of IRC on a comparable basis. IRC was presented as part of continuing operations in both the 2012 Financial Statements and the 2011 Financial Statements. As such, financial information included herein has been derived as follows:

•         the financial information as at and for the six months ended 30 June 2014 and for the six months ended 30 June 2013 has been derived from the 2014 Interim Financial Statements incorporated by reference in this Prospectus;

•         the financial information as at and for the year ended 31 December 2013 has been derived from the 2013 Financial Statements incorporated by reference in this Prospectus;

•         the financial information as at and for the year ended 31 December 2012 has, unless otherwise indicated, been derived from the 2012 Financial Statements incorporated by reference in this Prospectus;

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In certain instances, namely where specific financial statement line items have been impacted by the recognition of IRC as a discontinued operation, financial information as at and for the year ended 31 December 2012 has been derived from the 2013 Financial Statements incorporated by reference in this Prospectus. Such individual balances are noted as being impacted by the restatement.

In certain instances, the terms “Restated” and “Pre- restated” have been used when the restated and unrestated amounts as at and for the year ended 31 December 2012 have been presented side-by-side, in order to avoid confusion. In the absence of such labelling, it should be construed that the financial information was not impacted by this restatement.

• the financial information as at and for the year ended 31 December 2011 set forth below has been derived from the 2011 Financial Statements incorporated by reference in this Prospectus.

Selected consolidated income statement data:

	Six months
	ended 30 June*		Year ended 31 December
	2014	2013	2013	2012	2012	2011
				(Restated)*	(Pre- restated)
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Continuing operations
Group Revenue	453,038	505,072	1,199,784	1,235,488	1,375,174	1,262,490
Operating expenses	(408,964)	(1,082,933)	(1,666,773)	(1,110,028)	(1,490,973)	(860,903)
	44,074	(577,861)	(466,989)	125,460	(115,799)	401,587
Share of results of associates	(115)	(225)	(711)	(81)	(81)	–
Share of results of joint ventures	–	–	–	–	(2,338)	(1,360)
Operating (loss)/profit	43,959	(578,086)	(467,700)	125,379	(118,218)	400,227
Investment income	944	423	888	1,709	2,121	3,119
Interest expense	(36,626)	(37,758)	(75,268)	(73,227)	(74,991)	(39,641)
Other finance gains/(losses)	–	–	19,365	(13,581)	(13,581)	(2,381)
(Loss)/profit before taxation	8,277	(615,421)	(522,715)	40,280	(204,669)	361,324
Taxation	(25,073)	26,178	8,867	(39,111)	(39,279)	(120,835)
(Loss)/profit for the period from continuing operations	(16,796)	(589,243)	(513,848)	1,169	(243,948)	240,489
Discontinued operations
Loss for the period from discontinued operations	(78,518)	(152,999)	(199,375)	(245,117)	–	–
(Loss)/profit for the period	(95,314)	(742,242)	(713,223)	(243,948)	(243,948)	240,489
Attributable to:
Equity holders of Petropavlovsk PLC	(54,043)	(666,082)	(610,710)	(159,658)	(159,658)	230,885
Non-controlling interests	(41,271)	(76,160)	(102,513)	(84,290)	(84,290)	9,604

* unaudited.

13

Selected consolidated balance sheet data:

		As at 30 June*	As at 31 December
		2014	2013	2012	2011
		US$’000	US$’000	US$’000	US$’000
Total non-current assets		1,363,624	1,358,000	1,915,266	2,520,392
Total current assets		393,032	600,096	694,479	753,193
Assets of disposal group classifies as held for sale		694,371	684,987	717,955	–
Total assets		2,451,027	2,643,083	3,327,700	3,273,585
Total current liabilities		(437,360)	(267,218)	(241,952)	(364,257)
Total non-current liabilities		(730,161)	(1,034,582)	(1,249,996)	(1,001,397)
Liabilities of disposal group associated with assets classified as held for sale		(274,030)	(228,946)	(179,639)	–
Total liabilities		(1,441,551)	(1,530,746)	(1,671,587)	(1,365,654)
Total equity, excluding non-controlling interests		(761,306)	(860,420)	(1,440,853)	(1,632,816)
Total equity and liabilities, excluding non-controlling interests		(2,202,857)	(2,391,166)	(3,112,440)	(2,998,470)
Non-controlling interests		(248,170)	(251,917)	(215,260)	(275,115)

* unaudited.

Notes:
As at 30 June 2014, 31 December 2013 and 31 December 2012, IRC was classified as an asset held for sale and presented separately in the balance sheet. As at 31 December 2011, IRC’s assets and liabilities are presented within the relevant line items of consolidated assets and liabilities.

Selected consolidated cash flow statement data:

	Six months ended
	30 June*		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Net cash from operating activities	80,835	82,683	281,623	271,904	259,426
Net cash used in investing activities	(121,995)	(180,516)	(292,579)	(607,270)	(800,487)
Net cash from financing activities	(76,754)	90,929	103,938	294,446	433,689
Net (decrease)/increase in cash and cash equivalents	(117,914)	(6,904)	92,982	(40,920)	(107,372)
Effect of exchange rates on cash and cash equivalents	(2,718)	(5,171)	(7,507)	4,626	(58)
Cash and cash equivalents at beginning of period	170,595	159,226	159,226	213,556	320,986
Cash and cash equivalents re-classified as assets held for sale at beginning of the period	92,142	18,036	18,036	–	–
Cash and cash equivalents re-classified as assets held for sale at end of the period	(78,308)	(106,636)	(92,142)	(18,036)	–
Cash and cash equivalents at end of the period	63,797	58,551	170,595	159,226	213,556

* unaudited.

14

There has been no significant change in the financial or trading position of the Group since 30 June 2014 (being the date to which the Group’s latest published results have been prepared) save as set out below:

(a)      IRC’s market share price has decreased to HK$0.58 as at 30 November 2014 from HK$0.67 as at 30 June 2014. As IRC’s net assets are carried at their fair value less costs to sell there has been an estimated further c.US$57 million decrease in the Group’s net assets held for sale;

(b)      there has been a significant depreciation of the Russian Rouble against the US Dollar from RUB33.6306:US$1 as at 30 June 2014 to RUB49.3220:US$1 as at 30 November 2014, which has resulted in a decrease of the Group’s consolidated net assets, including a c.US$92 million increase in the net deferred tax liabilities as at 30 November 2014; and

(c)      subsequent to 30 November 2014, IRC’s market Share price has decreased further to HK$0.485 at 28 January 2015 and there has been a further significant depreciation of the Russian Rouble against the US Dollar to RUB67.8153:US$1 at 28 January 2015 which has resulted in a further decrease of the Group’s consolidated net assets.

B.8	Unaudited pro forma statement of net assets	Set out below is the unaudited pro forma statement of net assets of the Group as at 30 June 2014 which has been prepared for illustrative purposes. The unaudited pro forma statement of net assets set out below has been prepared to illustrate the effect the Refinancing might have had on the consolidated net assets of the Group as at the date stated. Because of its nature, the unaudited pro forma statement of net assets addresses a hypothetical situation and, therefore, does not represent the Group’s actual financial position or results. The pro forma net asset statement has been based on the net assets of the Group as at 30 June 2014, which have been derived without material adjustment from the 2014 Interim Financial Statements. The unaudited pro forma statement of net assets is compiled on the basis set out in the notes below and in accordance with the accounting policies of the Group for the six months ended 30 June 2014.

15

Unaudited Pro Forma statement of net assets as at 30 June 2014

	Petropavlovsk	Adjustment
	PLC Group as	for the effect	Pro forma
	at 30 June	of the	as at 30 June
	2014(1)	Refinancing(2)	2014(3)
	US$’000	US$’000	US$’000
Assets
Non-current assets
Exploration and evaluation assets	117,181	–	117,181
Property, plant and equipment	1,167,927	–	1,167,927
Prepayments for property, plant and equipment	24,607	–	24,607
Investments in associates	7,823	–	7,823
Available-for-sale investments	181	–	181
Inventories	45,365	–	45,365
Other non-current assets	256	–	256
Deferred tax assets	284	–	284
	1,363,624	–	1,363,624

Current assets
Inventories	237,205	–	237,205
Trade and other receivables	85,326	–	85,326
Derivative financial instruments	6,704	–	6,704
Cash and cash equivalents	63,797	(9,592)	54,205
	393,032	(9,592)	383,440

Assets of disposal group classified as held for sale	694,371	–	694,371
	1,087,403	(9,592)	1,077,811
Total assets	2,451,027	(9,592)	2,441,435

Liabilities
Current liabilities
Trade and other payables	(98,299)	–	(98,299)
Current income tax payable	(1,229)	–	(1,229)
Borrowings	(331,994)	306,674	(25,320)
Derivative financial instruments	(5,838)	–	(5,838)
	(437,360)	306,674	(130,686)

Liabilities of disposal group associated with assets classified as held for sale	(274,030)	–	(274,030)
	(711,390)	306,674	(404,716)
Net current assets	376,013	297,082	673,095

16

	Petropavlovsk	Adjustment
	PLC Group as	for the effect	Pro forma
	at 30 June	of the	as at 30 June
	2014(1)	Refinancing(2)	2014(3)
	US$’000	US$’000	US$’000
Non-current liabilities
Borrowings	(655,781)	(81,800)	(737,581)
Deferred tax liabilities	(37,956)	–	(37,956)
Provision for close down and restoration costs	(36,424)	–	(36,424)
	(730,161)	(81,800)	(811,961)
Total liabilities	(1,441,551)	224,874	(1,216,677)
Net assets	1,009,476	215,282	1,224,758

Notes:
1	Financial information in respect of Petropavlovsk PLC has been extracted without material adjustment from Petropavlovsk’s unaudited consolidated balance sheet as of 30 June 2014.
2	The adjustment for the effect of the Refinancing relates to the payment of the accrued interest coupon on the Existing Bonds of US$4.5 million as at 30 June 2014, the extinguishment of the entire Existing Bonds with a carrying value of US$306.7 million as at 30 June 2014, the recognition of the liability portion of the New Bonds issued within non-current borrowings and payment of the transaction expenses.
The reduction in cash and cash equivalents from the transaction will arise from the payment of the accrued coupon on the Existing Bonds of US$4.5 million and US$5.1 million of the transaction expenses that are expected to be paid out of the Group’s existing cash resources.
The Existing Bonds with a carrying value of US$306.7 million at 30 June 2014 and a par value of US$310.5 million will be settled as follows:
			Par value US$ million
	Portion settled in cash from the minimum net cash proceeds of the Rights Issue	(a)	52.1
	Portion settled in cash or in equity through the debt-for-equity exchange commitments		158.4
	Portion settled through the issuance of New Bonds	(b)	100.0

	Par value of the Existing Bonds		310.5

(a)	The US$77 million minimum cash raised from the Rights Issue will be used to settle a portion of the Existing Bonds as described above (US$52.1 million) and a portion (US$24.9 million) of the estimated US$30 million transaction expenses. This assumes that no further cash is raised through the Rights Issue either as a result of the take up of New Ordinary Shares or due to further cash underwriting commitments being granted after the publication of this Prospectus. If there is a further take up of New Ordinary Shares in the Rights Issue and/or further Cash Underwriting Commitments are granted after the publication of the Prospectus, the portion of the Existing Bonds settled in cash would increase, and the portion settled through a debt-for-equity exchange would decrease.

	The estimated aggregate transaction expenses of US$30 million relate to both the Rights Issue (US$23 million) and the Borrowings (US$7 million).

(b)	The US$100 million portion of the Existing Bonds that will be settled by the issuance of New Bonds as part of the Bond Restructuring will

17

			result in the recognition of the liability component of the New Bonds within non-current borrowings. The adjustment to non-current borrowings is calculated as set out below:

					US$ million
			Par value of the New Bonds		100.0
			Fair value uplift of the New Bonds		9.6
			Less: Estimated transaction expenses		(6.8)
			Less: Equity component of the New Bonds recognised separately	(i)	(21.0)
			Borrowings		81.8

			(i) The separately recognised equity component of this instrument represents the fair value of the embedded option for the New Bondholders to convert into the equity of the Company.
		4	The unaudited pro forma statement of net assets does not constitute financial statements within the meaning of section 434 of the Act.
		5	The unaudited pro forma statement of net assets does not reflect any trading results or other transactions undertaken by the Group since 30 June 2014.
B.9	Profit forecast	Not applicable. This Prospectus does not contain profit forecasts or estimates.
B.10	Description of the nature of any qualifications in the audit report on the historical financial Information

The audit report for the fiscal year ended 31 December 2013 contains an emphasis of matter on going concern. Such emphasis of matter is worded as follows:

“As described in note 2.1 to the financial statements, following the significant decline in the gold price over the year and notwithstanding subsequent revision of the Group’s plans, in the absence of refinancing the Group’s forecasts show breaches of certain covenants in its banking facilities at 31 December 2014. In addition, the US$310.5 million outstanding Convertible Bonds are due for repayment in February 2015 and the Group does not currently have sufficient committed facilities or available funds to refinance this debt.

The Directors have developed a refinancing plan which includes negotiating with the Group’s senior lenders and ICBC on the relaxation of covenants in its banking facilities and refinancing its Convertible Bonds. Based on negotiations conducted to date, the Directors have a reasonable expectation that the Group will receive sufficient relaxation of covenants in its banking facilities and refinance its Convertible Bonds maturing February 2015.

Whilst we have concluded that the Directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate, the conditions as set out above indicate the existence of a material uncertainty which may give rise to significant doubt over the Group’s ability to continue as a going concern. We describe below how the scope of our audit responded to this risk. Our opinion is not modified in respect of this matter.”

18

There were no emphasis of matter paragraphs in the audit reports for the year ended 31 December 2012 or the year ended 31 December 2011. Deloitte LLP is a member of the Institute of Chartered Accountants in England and Wales. Such Consolidated Financial Statements and audit reports have been incorporated by reference into this Prospectus.
B.11	Working capital explanation

In the opinion of the Company, the Group including the IRC Group, does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus.

In order to make the above working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario. This includes reasonable and adverse eventualities as well as the effect of potential mitigating actions that are available under this scenario.

The working capital assessment, under this downside scenario, includes the forecast working capital position of the Group, following completion of the Refinancing, as well as the forecast working capital position of IRC, given that the Group is a guarantor of the ICBC Facility Agreement. If there were to be an event of default in relation to the ICBC Facility, the Company may become liable to repay all outstanding amounts pursuant to the ICBC Guarantee.

In order to meet its future working capital requirements, including contractual payments due to Senior Lenders and any outstanding amounts under the ICBC Guarantee, the Group is dependent on its existing cash resources, which totalled US$41 million as at 30 November 2014, and revenues from its ongoing production activities. Similarly, IRC is dependent on its existing cash resources, which totalled US$66 million as at 30 November 2014, and revenues from its ongoing production activities.

Based on the working capital assessment, following completion of the Refinancing, the Group is expected to have a cash surplus of approximately US$24 million by the end of December 2015.

The IRC Group, however, is expected to have a shortfall of approximately US$82 million by the end of December 2015, and this amount is therefore included in the working capital assessment of the Group due to the ICBC Guarantee.

In total therefore, the Group, including the IRC Group, following completion of the Refinancing, is expected to have a cash shortfall of US$58 million by the end of December 2015.

If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015.

19

By the end of June 2016, the Group including the IRC Group is expected to have a combined cash shortfall of US$101 million. This is made up of a surplus for the Group of US$1 million and a shortfall for the IRC Group of US$102 million.

The forecast working capital shortfall of the Group may be reduced should, for example:

•          gold production be achieved consistent with the Group’s guidance of 680,000oz-700,000oz in 2015;

•          gold sales be realised at a price above US$1,050/oz; or

•          the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate additional cash in excess of the shortfalls of the Group, including the IRC Group, identified above of US$58 million by the end of December 2015 and US$101 million by the end of June 2016.

The forecast working capital shortfall of IRC may be reduced should, for example:

•          completion of the General Nice Subscription and/or Minmetals Cheerglory Subscriptions occur;

•          ICBC agree to an extension of the loan availability period for the existing K&S facility permitting the drawdown of an additional US$52 million in funding;

•          commissioning at K&S be completed by the second quarter of 2015, with full-scale production capacity achieved by the third quarter of 2015;

•          iron ore production be achieved consistent with IRC’s guidance of 1.7 million tonnes of concentrate for 2015;

•          iron ore sales be realised at prices above the assumed discount; or

•          the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the IRC Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate cumulative cash in excess of the shortfalls of the IRC Group identified above of US$82 million by the end of December 2015 and US$102 million by the end of June 2016.

Whilst the Directors believe that one or more of the events set out above could occur, if these events do not occur, then the

20

Directors would consider undertaking some, or all, of the following mitigating actions:

•         seeking approval from the Group’s Senior Lenders (including potentially ICBC) for the contractual repayments falling due before June 2016 to be postponed;

–         the Group has contractual repayments to Senior Lenders totalling US$98 million which are due during the period to the end of December 2015 and a further US$105 million to the end of June 2016

–         the IRC Group has contractual repayments to ICBC totalling US$43 million which are due during the period to the end of December 2015 and a further US$21 million to the end of June 2016

•          seeking additional sources of cost-effective financing including, for example, gold prepayment financing and implementing potential asset sales, including some or all of the Company’s shareholding in IRC; and/or

•         seeking further capital injections from Shareholders or other investors.

If the Directors were, in such circumstances, unable to implement any of the mitigating actions set out above, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

Section C – Securities
Element	Disclosure Requirement	Disclosure
C.1	Type and class of the securities admitted to trading including any security identification number

The Rights Issue comprises up to 3,102,923,272 New Ordinary Shares. To the extent that the maximum number of New Ordinary Shares is not issued pursuant to the Rights Issue (being 3,102,923,272 New Ordinary Shares), any New Ordinary Shares not so issued will, instead, be issued pursuant to the Mandatory Debt-for-Equity Exchange and/or the New Voluntary Debt-for-Equity Exchange. The nominal value of the total issued ordinary share capital of the Company immediately following the Rights Issue is expected to be £33,005,616.97 divided among 3,300,561,697 Shares.

The ISIN code for the Nil Paid Rights is GB00BV8BVL93 and for the Fully Paid Rights is GB00BV8BVM01. The ISIN code for the Shares (including the New Ordinary Shares) is GB0031544546.

C.2	Currency of the securities issue	The Shares are priced in Pounds Sterling, and the New Ordinary Shares will be quoted and traded in Pounds Sterling.
C.3	Shares issued/Value per share	The Company has 197,638,425 Shares of 1 pence each in issue and fully paid as at the date of this Prospectus.

21

C.4	Rights attached to the securities	The New Ordinary Shares will, when allotted and issued, rank equally in all respects with the Existing Shares, including the right to receive all dividends and other distributions made, paid or declared after the date of issue of the New Ordinary Shares.
C.5	Restrictions on free transferability of the securities

The Board may, in its absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless: (i) it is in respect of a share which is fully paid up; (ii) it is in respect of only one class of shares; (iii) it is in favour of a single transferee or not more than four joint transferees; (iv) it is duly stamped (if so required); and (v) it is delivered for registration to the registered office for the time being of the Company or such other place as the Board may from time to time determine, accompanied (except in the case of a transfer by a recognised person (as defined in the Articles) where a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to prove the title of the transferor or person renouncing and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so; provided that the Board shall not refuse to register any transfer or renunciation of partly paid shares which are listed on the London Stock Exchange on the grounds they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

Unless the Board otherwise determines, a transfer of shares will not be registered if the transferor or any other person appearing to be interested in the transferor’s shares has been issued with a notice under section 793 of the Act, has failed to give the Company the information required by such notice within 14 days and the shares in respect of which such notice has been served represent at least 0.25 per cent. in nominal value of their class, unless the member is not himself in default as regards supplying the information required and proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer, or unless such transfer is by way of acceptance of a takeover offer, in consequence of a sale on a recognised stock exchange or is in consequence of a bona fide sale to an unconnected party.

If the Board refuses to register a transfer of a share or shares, it shall send the transferee notice of its refusal within two months after the date on which the transfer was lodged with the Company.

In addition, Resolution 1 if passed will adopt the New Articles to allow the Board to impose such restrictions as they may think necessary for the purpose of ensuring that no shares in the Company are acquired or held by or transferred to any person in breach of Russian legislation, including any person having acquired (or who would as a result of any transfer

22

acquire) shares or an interest in shares which, together with any other shares in which that person and members of his group is deemed to have an interest for the purposes of the Strategic Asset Laws, carry voting rights exceeding 50 per cent. (or such lower number as the Board may determine in the context of the Strategic Asset Laws) of the total voting rights attributable to the issued Shares without such acquisition having been approved, where such approval is required, pursuant to the Strategic Asset Laws. These provisions include the ability of the Board to refuse to register a transfer of shares which in the Board’s opinion is to a Non-Compliant Holder or if the transfer if implemented would result in the transferee (and if applicable any other person(s)) becoming (a) Non-Compliant Holder(s). For these purposes a Non-Compliant Holder is any person whose direct, indirect or beneficial ownership of shares in the Company whether as a result of such ownership or the result of aggregation with any interest of any other person in shares of the Company in the determination of the Directors, (i) is or may be prohibited pursuant to the Strategic Asset Laws, (ii) have been acquired or are held in circumstances where approval for such acquisition or holding should (in the opinion of the Board) have been but was not obtained pursuant to the Strategic Asset Laws or any other Russian legislation, and/or (iii) which the Board determines would have specified adverse consequences for the Group.

The Company has the right to require information about persons interested in shares and if Resolution 1 is passed may serve a transfer notice on a Non-Compliant Holder requiring him to transfer his shares to a person who is an Eligible Transferee (being a person who is not a Non-Compliant Holder and who will not upon completion of the proposed transfer become a Non-Compliant Holder, which categorisation may be determined in relation to any person by the Board). If any person upon whom such a Transfer Notice is served does not within 14 days after such Transfer Notice either (i) transfer his shares to an Eligible Transferee or Eligible Transferees or (ii) establish to the satisfaction of the Board (whose judgment shall be final and binding) that he is not a Non-Compliant Holder, the Board may in its sole discretion arrange for the Company to sell such shares to an Eligible Transferee or Eligible Transferees at a price which the Directors consider is the best price reasonably obtainable.

C.6	Admission/Regulated markets where the securities are traded

The Existing Shares have been admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities.

Application will be made for the New Ordinary Shares (nil and fully paid) to be admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities. Subject to the passing of the Resolutions, it is expected that Admission of the New Ordinary Shares will become effective and that dealings in the New Ordinary Shares (nil paid) will commence on the London Stock Exchange at 8.00 a.m. on 27 February 2015.

23

New Ordinary Shares not taken up in the Rights Issue or placed in the rump placing or subscribed for by sub-underwriters will not be allotted and issued pursuant to the Rights Issue, but will instead be allotted and issued pursuant to the Mandatory Debt-for-Equity Exchange and/or the Voluntary Debt-for-Equity Exchange.
C.7	Dividend policy

The Directors did not recommend a dividend in respect of the year ended 31 December 2013 and do not expect to recommend a dividend in respect of the year ended 31 December 2014. Future decisions regarding the dividend will be based on a number of factors, including market conditions, distributable reserves, liquidity, operational performance and the impact of the ongoing cost reduction programme.

The payment of dividends by the Company will also be restricted by covenants in the New Bonds, which if the Refinancing is successful may prevent such payments.

Since the Company is the holding company for the Group, its stand-alone income and its ability to pay dividends depends in part on the receipt of dividends and distributions from other members of the Group. The payment of dividends by these subsidiaries and associated companies is contingent upon the sufficiency of earnings, cash flows and distributable reserves.

Section D – Risks
Element	Disclosure Requirement	Disclosure
D.1	Key risks specific to the Issuer or its industry

•         If the Refinancing is not completed the Group is likely to be unable to meet its repayment obligations under the Existing Bonds, breach its financial covenants and otherwise default under its Financing Arrangements, suffer a lack of funding and otherwise be unable to pay its debts as they fall due. This could require a sale of the Group assets, result in insolvency and, ultimately, the liquidation of the Company resulting in Shareholders losing their investment in the Company. Each of the elements of the Refinancing – the Rights Issue, the Bond Restructuring and certain of the Bank Waivers – are inter-conditional. If the Resolutions and Bondholder Resolution are not passed or any of the other conditions precedent to the elements of the Refinancing (such as the Bond Exchange Offer and Consent Solicitation becoming unconditional or Admission taking place) are not satisfied or, where possible, waived, including the conditions to the Underwriting Agreement not being satisfied or waived, or Admission does not take place; (i)  the Rights issue cannot proceed, (ii) the Bond Restructuring will not become unconditional, so that the Existing Bonds will remain repayable in March 2015, and (iii) certain of the Bank Waivers (including from the principal Russian lenders) will not be effective, which would result in the Group being unable to meet its repayment obligations under the Existing Bonds and being unable to comply with its financial covenants when they are tested, both of which would trigger cross

24

defaults. If the Company does not have sufficient funds to repay all of its debts if they became due immediately, this may result in the liquidation of the Company and/or Group Companies and/or loss of Group licences. As a result, Shareholders could lose their investment in the Company.

•         Currently, the Company is of the opinion that the Group including the IRC Group does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus. In order to make the foregoing working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario, under which the IRC Group would have a cash shortfall of approximately US$82 million by the end of December 2015 and of US$102 million by the end of June 2016, which would be included in the working capital assessment of the Group due to the ICBC Guarantee. If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015. If that downside scenario were to occur and the Group and/or the IRC Group were unable to enhance their respective cash resources by other means and/or implement certain mitigating actions to reduce the working capital shortfall, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

•         Even if the Refinancing is completed, if there is a deterioration in the performance of the Group there is a risk that the Group could breach one or more of the financial covenants contained in the Group’s Financing Arrangements and any additional documents entered into for the Refinancing and/or be unable to meet repayment obligations. A breach of a relevant covenant under a particular facility could (unless relaxed or waived by the relevant lender) result in the relevant lenders of such facility demanding immediate repayment of such facility. Due to the nature of the borrowing facilities, an event of default under one facility could result in cross-defaults and/or cross-accelerations under other financing arrangements, including under the terms of the New Bonds and the ICBC Facility Agreement, which could equally result in the relevant lenders demanding immediate repayment. An event of default under one facility could also result in the termination and close out of the Group’s hedging arrangements. This could therefore result in a significant proportion of the Group’s borrowings becoming repayable immediately. If this were to happen the Company might cease to be a going concern and could,

25

in the absence of securing alternative funding and/or substantial proceeds from the realisation of assets, become unable to repay its bank debts or the New Bonds and/or maintain its investment programme and its licences. The Company would not have sufficient funds to repay all of its debts if they became due immediately, which would result in insolvency and ultimately could result in the liquidation of the Company and/or other Group Companies and/or loss of Group licences. As a result, Shareholders could lose their investment in the Company.

•         The Group is exposed to IRC’s business and the value of the IRC Shares as well as having guarantee exposure relating to IRC’s debt; there can be no assurance that the arrangements the Group has put in place to reduce its exposure will become effective or if called upon will be honoured. As at 28 January 2015, the Group had a 45.39 per cent. interest in IRC. The Company classifies IRC as an “asset held for sale”. If the General Nice Subscription does not complete, or if IRC and/or the Company are unable to find an alternative investor, or alternative investors, for IRC, or the Company is not otherwise able to reduce its percentage holding in IRC Shares, the assets of IRC may need to be reclassified at a future balance sheet date out of “held for sale” and, accordingly, IRC would be re-consolidated on a line by line basis, which would increase the Group’s reported net debt position and net finance charges considerably.

•         The Group’s financial position is materially dependent on the price at which it can sell its gold production and it has been materially and adversely affected by the substantial drop in the gold price since its peak in 2011. A further sustained period of low gold prices, and any sustained downward movement in the price for gold, may negatively affect the Group’s profitability and cash flow. The majority of the Group’s revenues and cash flows have historically come from the sale of gold. Traditionally, the market price for gold has fluctuated significantly and has been affected by numerous factors, over which the Group has no control. If gold prices should fall below and remain below the Group’s cost of production for any sustained period, the Group may experience losses and may be forced to curtail or suspend some or all of its mining operations subject to certain covenants in its Financing Arrangements requiring it to maintain minimum gold production or sales. In addition, the Group would also have to assess the economic impact of low gold prices on its ability to recover any losses it may incur during that period and on its ability to maintain adequate reserves.

•         The Group is dependent on production from its largest operating mines in order to generate revenue and cash flow and comply with the production and sales

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covenants in its Financing Arrangements. In 2011, 2012, 2013 and 2014, a substantial portion of the Group’s revenues and cash flows were derived from sales of gold mined from Pokrovskiy, Pioneer, Malomir and Albyn, and the Directors expect that Pioneer, Malomir and Albyn will continue to provide a substantial portion of the Group’s operating revenues and cash flows in at least the short to medium-term. Consequently, the Group’s business, results of operations and financial condition could be materially and adversely affected by any failure to produce the expected amounts of gold or adverse mining conditions at these mines.

•         The Group is dependent on production from its operating mines in order to generate revenue and cash flow and comply with the production and sales covenants in its Financing Arrangements. Operational failures, the impact of climatic conditions causing flooding and other unscheduled interruptions may have a material adverse effect on the Group. The Group’s assets are located in the Russian Far East, which is an area that can be subject to severe climatic conditions. Severe weather conditions, such as cold temperatures in winter and torrential rain, potentially causing flooding in the region, could have a material adverse effect on operations, including on the delivery of supplies, equipment and fuel, and exploration and extraction levels may fall as a result of meteorological factors. For example, the Group’s operations were impacted by flooding in 2013. Unscheduled interruptions in the Group’s operations due to mechanical or other failures, or industrial relations related issues or problems or issues with the supply of goods or services may occur, resulting in significant delays to production and could have a material adverse effect on the financial performance of those operations.

•         The Group is subject to currency risk. The Group reports its results in US Dollars, which is the currency in which gold is principally traded and therefore in which most of the Group’s revenue is generated. Significant costs are incurred in and/or influenced by the local currencies in which the Group operates, principally Russian Roubles. The appreciation of the Russian Rouble against the US Dollar tends to result in an increase in the Group’s costs relative to its revenues, whereas the depreciation of the Russian Rouble against the US Dollar tends to result in a decrease in the Group’s costs relative to its revenues. In addition, a portion of the Group’s corporate overheads is denominated in Pounds Sterling. Therefore, adverse currency movements could have a material adverse effect on the Group’s business, results of operations and financial condition. There has recently been very substantial volatility in the Russian Rouble/US Dollar exchange rate.

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•         The Group requires various licences and permits in order to operate and the Group’s mineral licences may be challenged, terminated, suspended, limited or not extended. Although the Directors believe that the exploration, development and production activities of the Group are currently carried out in accordance with applicable rules and regulations relevant to the current stage of development in all material respects, and that they hold all necessary approvals, licences and permits under those laws and regulations for their current activities, no assurance can be given that new rules and regulations will not be applied in a manner which could limit or curtail exploration, production or development. Amendments to current laws and regulations governing operations and activities of exploration and production of mineral resources, or more stringent implementation thereof, could have a material adverse effect on the business, results of operations and financial condition of the Group.

•         The Group must obtain access rights to mining tenements, land rights and third party rights. There may be cases where the Group requires rights in addition to its mining licences to access or to exploit future mining projects. In accordance with Russian legislation and terms commonly included in licence terms and conditions, a licence holder is obliged to obtain Land Rights to the part of the licensed area where certain subsoil operations are carried out, and is obliged to obtain lease agreements and mine allotment acts in respect of those areas to ensure it has all of the required Land Rights. If the Land Rights are not obtained, fines can be imposed on licence holders. Obtaining the required Land Rights can be a long, drawn-out and bureaucratic process for licence holders for reasons beyond their control. A failure to obtain Land Rights and any resulting blocking of access to the surface within respective licence areas or fines could have a material adverse effect on the Group’s business operations or results of operations.

•         The political and economic turmoil witnessed in the region, including the developments in Ukraine have had, and may continue to have, a negative impact on the Russian economy including further weakening of the Russian Rouble. The Group has no assets or operations in Ukraine, however the European Union and the United States have imposed targeted sanctions on a number of Russian individuals and companies. This has included certain sanctions on a number of Russian banks, including VTB and Sberbank, both of which are senior lenders to the Group. The imposition by the United States, the European Union and other countries of sanctions, asset freezes, travel limitations and certain other measures against specified Ukrainian and Russian individuals and companies (including VTB and

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Sberbank) have not had a direct impact on the Group’s business but could do so in the future if such tensions escalate and/or further sanctions are imposed that affect the Group’s ability to deal with certain persons or the Russian economy, or demand for the Group’s gold production is affected by any of the above factors. Russia has responded by imposing certain sanctions itself, including some import and travel restrictions. These, and other events, may have a significant impact on the Group’s operations, ability to access funding and financial position, the effect of which is difficult to predict. The consequential increase in the perceived risk of investing in Russia could also be materially detrimental to the Group. It is also possible that changes in the sanctions regime could give rise to events triggering termination rights under the Underwriting Agreement. If such termination rights became exercisable and were exercised the Refinancing could not be implemented.

•         The Group may be adversely affected by changes in economic, political, judicial, administrative, taxation or other regulatory factors or foreign policy in the areas in which the Group operates or will operate and holds or will hold its major assets, as well as other unforeseen matters. The principal assets of the Group are located in Russia, a country which is still developing from a command to a market-driven economy. Russia has also suffered and may continue to suffer from a volatile financial system and political and economic instability. Unlawful, selective, discriminatory or arbitrary government action could have a material adverse effect on the Group’s business, results of operations and financial condition. Any inability of the Group to successfully manage the risks in its international activities could have a material adverse effect on the Group’s business, results of operations and financial condition.

•         Because two of the Group’s assets, Pioneer and Malomir, are currently designated as Strategic Deposits under Russia’s Strategic Asset Laws, the Group’s ability to dispose of interests in certain Group Companies considered to be Strategic Entities because they hold the related subsoil licences, to effect a group reorganisation or to raise equity or debt finance (with the provision of security) is subject to the Strategic Asset Laws and the constraints contained in such legislation. In addition, if one or more Foreign Investors in the Company fail to comply with the Strategic Approval or other requirements of the Strategic Asset Laws as a result of their direct or indirect acquisition of the Shares or otherwise, the relevant Russian authorities may seek to impose one or more of the sanctions provided for in the Strategic Asset Laws in relation to the Group’s Strategic Entities (including for example disenfranchisement of

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the shares held in, or the invalidation of transactions, of such entity) which could have a material adverse effect on the Group’s business, results of operations and financial condition.

Resolution 1 if passed will adopt new Articles to give the Board the ability (in summary) to refuse to register transfers in breach of the Strategic Asset Laws and to require Shareholders holding Shares in breach of the Strategic Asset Laws to transfer their Shares to someone permitted to hold them, failing which the Company can effect a mandatory transfer of their Shares. Pending a required transfer or if Shares are otherwise held in breach of the Strategic Asset Laws, the Company may (inter alia) suspend their voting rights.

The Company is not aware of any holdings expected to result from the Refinancing which are likely to be subject to these provisions. However, even if Resolution 1 is passed, there is no certainty that transfers which would breach the Strategic Asset Laws will be identified in advance nor that holdings in breach will be identified. There is also no certainty that in all circumstances the Russian authorities would consider that the adoption and application of the above powers would be sufficient to remedy any alleged breach of the Strategic Asset Laws. Consequently, even if Resolution 1 is passed and the new Articles adopted, there will remain the risk that transactions in Shares over which the Company has no control could, as a result of the application of the Strategic Asset Laws, have a material adverse effect on the Group’s business, results of operations and financial condition.

•         Weaknesses in the Russian legal system and Russian legislation could create an uncertain environment for investment and for business activity. The implementation of much of Russia’s legislation and the rapid evolution of the Russian legal system place the enforceability and underlying constitutionality of some laws in doubt and result in ambiguities, inconsistencies and anomalies. In addition, Russian legislation often leaves substantial gaps in the regulatory infrastructure and delays may occur in the production of necessary ancillary or subordinate legislation. The risks of the current Russian legal system include: (i) legal norms at times overlapping and contradicting one another; (ii) lack of independence in the judicial system; (iii) the difficulty of enforcing court judgments in practice; and (iv) a high degree of discretion on the part of governmental authorities. All of these weaknesses could affect the Group’s ability to enforce its rights under licences, contracts or statutes, or to defend itself against claims by others which could have a material adverse effect on the Group’s business, results of operations and financial condition.

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D.3	Key risks specific to the securities

•         There are certain risks associated with the Founders Arrangements. The Refinancing will not proceed if Resolution 2, which relates to the Founders Arrangements, is not approved. This is because Resolution 1 (which relates to the Refinancing more generally) is subject to, and conditional upon, Resolution 2 having been approved and vice versa. In addition, one of the conditions in the Underwriting Agreement and in the Recapitalisation Agreement is that each of APB and the Founders SPV have entered into certain escrow agreements with the Underwriter and the escrow agent by the date that is three business days prior to the Bondholders Meeting and, amongst other things, APB has deposited cash representing the full amount of the Founder Entities’ conditional cash subscription commitment, being £19.8 million (US$30.0 million), into the relevant escrow account by the date that is two Business Days before the Bondholders Meeting. If APB and/or the Founders SPV fail to enter into these escrow agreements or fail to deposit the full amount of the Founder Entities’ conditional cash subscription commitment into the relevant escrow account, in each case, by the required date or otherwise fail to comply with all their respective obligations in the escrow agreements then the Refinancing will not proceed. If the Refinancing does not proceed, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

•         The price of the Shares may fluctuate. The market price of the Shares is subject to fluctuations due to changes in sentiment in the market or in response to various facts and events, whether occurring in the UK, Russia or in other jurisdictions. Any regulatory changes affecting the Group’s operations or capital structure, variations in the Group’s financial results or its ability to manage its debt may cause volatility in its share price.

•         The admission of the New Ordinary Shares to the Official List and to trading on the London Stock Exchange may not occur when expected; once admitted there may be a lack of liquidity in the Shares. Until the New Ordinary Shares are admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange, they will not be fungible with Existing Shares currently traded on the London Stock Exchange. There is no assurance that the Admission will take place when expected. Once Admission takes place, there can be no guarantee that there will be a liquid market in the Shares. The value of an investment in the Shares may, therefore, be difficult to realise.

•         Resolution 1 (which amongst other things, seeks the approval of Shareholders to the adoption of the New Articles) if passed will amend the Articles to give the Board the ability (in summary) to refuse to register transfers in breach of the Strategic Asset Laws and to

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require Shareholders holding Shares in breach of the Strategic Asset Laws to transfer their Shares to someone permitted to hold them, failing which the Company can effect a mandatory transfer of their Shares. Pending a required transfer or if Shares are otherwise held in breach of the Strategic Asset Laws, the Company may (inter alia) suspend their voting rights.

Section E – Offer
Element	Disclosure Requirement	Disclosure
E.1	Net proceeds/Estimates of total expenses

The value of the 3,102,923,272 New Ordinary Shares, at a price of 5 pence per New Ordinary Share, will be £155.1 million (US$235.4 million). A portion of these New Ordinary Shares will be issued in exchange for Existing Bonds.

Estimated expenses, including underwriting commission but excluding VAT, are expected to be approximately £20 million (US$30 million) and will be paid for by the Company in cash.

No expense will be charged by the Company to Shareholders who take up their rights in the Rights Issue.

E.2a	Reasons for the offer/Use of proceeds/Net amount of proceeds

It is currently expected that the net cash proceeds of the Rights Issue will be applied as follows:

•         approximately £16.4 million (US$24.9 million) of the cash proceeds will be used to pay fees and expenses relating to the Rights Issue and Bond Restructuring;

•         the balance of the cash proceeds will be applied in funding the cash element of the Bond Exchange Offer and Consent Solicitation. The quantum will not be known until the results of the Rights Issue are known.

Any New Ordinary Shares not issued for cash will instead be issued pursuant to the Bond Restructuring

E.3	Terms and conditions of the offer	The Company proposes, pursuant to the Refinancing, to issue 3,102,923,272 New Ordinary Shares, which will be offered pursuant to the Rights Issue on a 157 for 10 basis. As the Rights Issue is currently only partially underwritten it is expected that some of the New Ordinary Shares initially offered pursuant to the Rights Issue will, instead, be allotted and issued to Existing Bondholders pursuant to the Bond Exchange Offer and Consent Solicitation. Of the 3,102,923,272 New Ordinary Shares to be offered pursuant to the Rights Issue, a minimum of 1,015,094,588 New Ordinary Shares will be issued for cash as a result of take up in the Rights Issue, subscription by placing proceeds placement to the rump placing or pursuant to Cash Underwriting commitments granted prior to the date of this Prospectus, with the remaining 2,087,828,684 New Ordinary Shares to be issued pursuant to any additional Cash Underwriting commitments granted after the date of this Prospectus or to Existing Bondholders pursuant to the Mandatory Debt-for-Equity Exchange or Voluntary Debt-for-Equity Exchange commitments.

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The issue of the 3,102,923,272 New Ordinary Shares, at a price of 5 pence per New Ordinary Share will result in New Ordinary Shares with the value of £155.1 million (US$235.4 million) at the Issue Price being allotted and issued. A portion of these New Ordinary Shares will be issued pursuant to the Bond Exchange and Consent Solicitation.

The Rights Issue, which is conditional (inter alia) on the Resolutions being passed and the Bond Restructuring having become unconditional (save for any cross-conditionality) will comprise an offer of up to 3,102,923,272 New Ordinary Shares, being made to all Qualifying Shareholders (save for, subject to certain exceptions, Qualifying Shareholders who are resident or located in any Excluded Territory). Eligible Qualifying Shareholders will be able to subscribe for 157 New Ordinary Shares for every 10 Existing Shares held on the Record Date at the Issue Price of 5 pence per New Ordinary Share.

Pursuant to the underwriting arrangements, the Rights Issue is now only partially underwritten by the Underwriter and may remain so. New Ordinary Shares which are not Underwritten Shares and which are not taken up in the Rights Issue or subscribed for by subscriber(s) procured by the Underwriter pursuant to the rump placing or subscribed for by the sub- underwriters will not be allotted or issued under the Rights Issue but will, instead, be issued to Existing Bondholders pursuant to (a) the Mandatory Debt-for-Equity Exchange (if any), and/or (b) any New Voluntary Debt-for-Equity commitments granted by Existing Bondholders after the date of this Prospectus. The issue of New Ordinary Shares pursuant to the Mandatory Debt-for-Equity Exchange and any New Voluntary Debt-for-Equity commitments is not underwritten by the Underwriter.

The Issue Price of 5 pence per New Ordinary Share represents:

•         a 9.2 per cent. discount to the TERP;

•         a 63.0 per cent. discount to the Closing Price, on 28 January 2015, the last practicable day prior to the publication of this Prospectus; and

•         a 68.8 per cent. discount to the Closing Price on the business day prior to the issue of the Lock-up Announcement.

The ability to trade Rights may, subject to market conditions, enable Qualifying Shareholders to reduce any dilution in the value of their holding resulting from the implementation of the Refinancing as they may be able to sell a portion of the Rights and use the proceeds of that sale to take up some or all of their remaining Rights.

Subject to the fulfilment (or waiver where permitted) of the conditions of the Underwriting Agreement including the terms and conditions set out below (and in the case of Qualifying Non-CREST shareholders, the Provisional Allotment Letter if they receive one) including passing of the Resolutions by Shareholders, the New Ordinary Shares will be offered for

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subscription by way of rights to Qualifying Shareholders (other than, subject to certain exceptions, Qualifying Shareholders with registered addresses in Excluded Territories) at 5 pence per New Ordinary Share, payable in full on acceptance on the basis of:

157 New Ordinary Shares for every 10 Existing Shares

held by and registered on the Record Date in the names of Qualifying Shareholders.

Qualifying Shareholders who do not, or who are not permitted to, take up any Rights will have their proportionate shareholdings in the Company diluted by approximately 94 per cent. Those Qualifying Shareholders who are permitted to, and do, take up all of their Rights to the New Ordinary Shares provisionally allotted to them in full will, subject to the rounding down of fractions, have the same proportionate voting and distribution rights as held by them at the Record Date.

The Nil Paid Rights are entitlements to subscribe for New Ordinary Shares subject to payment of the Issue Price. The Fully Paid Rights are entitlements to receive the New Ordinary Shares, for which a subscription and payment has already been made.

The Rights Issue is conditional upon (inter alia):

•         the passing of the Resolutions (without amendment) by the Shareholders at the General Meeting;

•         the Bondholder Resolution being passed and the Bond Restructuring having become unconditional (save for cross-conditionality);

•         the Bank Waivers becoming effective;

•         the Recapitalisation Agreement and the commitments of the parties thereto under their respective sub- underwriting letters and their Voluntary Debt-for-Equity confirmations (as applicable) not having been terminated or otherwise having failed to become unconditional;

•         Admission becoming effective by not later than 8.00 a.m. (London time) on 27 February 2015; and

•         the Underwriting Agreement otherwise becoming unconditional in all respects, and not having been terminated in accordance with its terms prior to Admission.

Implementation of the Rights Issue will result in the issue of up to 3,102,923,272 New Ordinary Shares, which will represent up to approximately 94 per cent. of the Shares in issue following implementation of the Refinancing and prior to the conversion of any of the New Bonds. Any of the New Ordinary Shares not issued pursuant to the Rights Issue will, instead, be allotted and issued to Existing Bondholders pursuant to the Mandatory Debt-for-Equity Exchange and/or Voluntary Debt- for-Equity Exchange commitments pursuant to the Bond Exchange Offer and Consent Solicitation.

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The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the Existing Shares, including the right to receive all future dividends and other distributions declared, made or paid after the date of their issue.

Application will be made for the New Ordinary Shares to be admitted to listing on the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities. It is expected that Admission will become effective and dealings will commence (nil paid) in the New Ordinary Shares at 8.00 a.m. (London time) on 27 February 2015.

Entitlements to New Ordinary Shares under the Rights Issue will be rounded down to the nearest whole number and fractions of New Ordinary Shares will not be allotted. Holdings of Existing Shares in certificated and uncertificated form will be treated as separate holdings for the purpose of calculating entitlements under the Rights Issue.

As part of the implementation of the Refinancing, as described above, if New Ordinary Shares are to be issued pursuant to the Voluntary Debt-for-Equity Exchange arrangements or the Mandatory Debt-for-Equity Exchange, the Existing Bondholders will receive New Ordinary Shares whose aggregate value at the Issue Price is equal to the Pounds Sterling equivalent of the principal amount of their Existing Bonds which is to be exchanged, applying a fixed exchange rate of £1:US$1.5171. This may not be the applicable rate at the date at which the issue of the New Ordinary Shares takes place.

E.4	Interests material to the issue/Conflicting Interests

If there is no take up in the Rights Issue and the Underwriter fails to procure subscriber(s) for any New Ordinary Shares in the rump placing and the Rights Issue is fully underwritten prior to Admission, through a combination of Cash Underwriting commitments and Existing Voluntary Debt-for- Equity commitments, Existing Bondholders will beneficially own 82.1 per cent. of the issued ordinary share capital of the Company immediately following the completion of the Refinancing, and through the Founders Arrangements, the Founders SPV will beneficially own 12.4 per cent. of the issued ordinary share capital of the Company immediately following the completion of the Refinancing. Peter Hambro and Pavel Masolvskiy have entered into lock-up commitments under the Recapitalisation Agreement in respect of their existing holdings of Shares.

Other than the foregoing, there is no interest (including any conflict of interest) that is material to the Company or the Rights Issue.

E.5	Name of the offeror	Petropavlovsk PLC
Lock-up agreements

On 8 December 2014, the Company entered into a lock-up agreement (the Lock-Up Agreement) with Petropavlovsk 2010, Peter Hambro and Pavel Maslovskiy as founding investors and certain Existing Bondholders. Under the agreement, the parties agreed in principal, subject to various

35

conditions, to the terms of a refinancing of the Group, involving, among other things, the Rights Issue, the Mandatory Debt-for-Equity Exchange (if any), the Voluntary Debt-for-Equity Exchange and the issue of the New Bonds, the principal terms of which are set out in the agreement. The parties entered into the agreement to confirm their continuing commitment to the Refinancing and in order to facilitate the successful implementation thereof. Pursuant to the agreement the founder investors agreed not to transfer their Shares during the term of the agreement (without prejudice to their ability to deal in their Rights). Existing Bondholders who became parties to the agreement agreed to enter into the Lock-Up Agreement to confirm their continuing commitment to the Refinancing through accepting a lock-up of all or some of their Existing Bonds (subject to transfers where obligations under the agreement are assumed by the transferee) and to procure acceptance of the Bond Exchange Offer and Consent Solicitation and their Existing Bonds being voted in favour of implementation of the Refinancing. The agreement contemplated the execution of further documentation including the Recapitalisation Agreement. The agreement is governed by English law.

These lock-up provisions have been substantially replicated in the Recapitalisation Agreement.

E.6	Dilution	Shareholders who do not or cannot take up entitlements to New Ordinary Shares will have their proportionate shareholdings in the Company diluted by approximately 94 per cent. by the Rights Issue. If there is no take up in the Rights Issue and the Underwriter fails to procure subscriber(s) for any New Ordinary Shares in the rump placing and the Rights Issue is fully underwritten prior to Admission by Existing Bondholders through a combination of Cash Underwriting commitments and Existing Voluntary Debt-for-Equity commitments, Existing Bondholders will beneficially own 82.1 per cent. of the issued ordinary share capital of the Company immediately following the completion of the Refinancing.
E.7	Estimated expenses charged to the Investor	Not applicable. No expenses will be charged to the Investor directly by the Company.

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RISK FACTORS

Any investment in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares is subject to a number of risks and uncertainties. Prior to investing in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares, prospective investors should carefully consider the factors, risks and uncertainties associated with any such investment, the Group’s business and the industry in which it operates, together with all other information contained in this Prospectus including, in particular, the risk factors described below. Prospective investors should note that the risks and uncertainties identified in the Summary are the risks and uncertainties that the Company believes to be the most essential to an assessment by a prospective investor of whether to consider an investment in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares. However, as the risks and uncertainties which the Group faces relate to events and depend on circumstances that may or may not occur in the future, prospective investors should consider not only the information on the key risks summarised in the Summary but also, among other things, the risks and uncertainties described below.

The following is not an exhaustive list or explanation of all risks that prospective investors may face when making an investment in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares and should be used as guidance only. The order in which risks are presented is not necessarily an indication of the likelihood of the risks actually materialising, the potential significance of the risks or of the scope of any potential harm to the Group’s business, results of operations and financial condition or prospects. Additional risks and uncertainties relating to the Group that are not currently known to the Group, or that the Group currently deems immaterial, may individually or cumulatively also have a material adverse effect on the Group’s business, results of operations and financial condition. If any such risk should materialise, the price of the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares may decline and investors could lose all or part of their investment. Investors should carefully consider whether an investment in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares is suitable for them in the light of the information in this Prospectus and their personal circumstances.

RISKS RELATING TO THE GROUP

1.	If the Refinancing is not completed the Group is likely to be unable to meet its repayment obligations under the Existing Bonds, breach its financial covenants and otherwise default under its Financing Arrangements, suffer a lack of funding and otherwise be unable to pay its debts as they fall due. This could require a sale of Group assets, result in insolvency and, ultimately, the liquidation of the Company resulting in Shareholders losing their investment in the Company

The Group has substantial debt through a number of financing arrangements with different lenders, the terms of which require the Group to comply with various covenants and the Existing Bonds were due for repayment in February 2015. Although the date for repayment of the Existing Bonds has been extended with the consent of the Existing Bondholders until 18 March 2015, the Group does not expect to be in a position to satisfy its obligations under the Existing Bonds on such date and, accordingly, is dependent on the Refinancing to avoid a payment default under the Existing Bonds, which default would in turn result in default under the Group’s other Financing Arrangements. In addition, the Group’s existing net debt/Underlying EBITDA and Underlying EBITDA/net finance charges covenants as at 31 December 2014 are due to be tested upon delivery of the final audited accounts which must be produced by 30 April 2015. The Directors believe that the Group may breach covenants in the Financing Arrangements when they are then tested in relation to the Company’s results for the full year 2014. A breach of any of the Group’s covenants could also result in events of default which through cross-defaults and cross-accelerations could cause a significant proportion of the Group’s borrowings, including all amounts outstanding under the Banking Facilities and under the Existing Bonds to become repayable on demand. In such circumstances, the Group will not have sufficient funds to repay all of its debts and Shareholders could lose their investment in the Company. As at 31 December 2013 and 30 June 2014, the Group’s net debt position was US$948 million and US$924 million respectively. As at 31 December 2014, the Group’s net debt was approximately US$922 million.

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The Group needs ongoing access to liquidity and funding in order to:

•	refinance/repay the Group’s debts, including the Existing Bonds and debts under the Banking Facilities, as they fall due;

•	support its existing operations;

•	invest in and develop its exploration projects; and

•	extend the life and capacity of its existing mining operations.

Each of the elements of the Refinancing – the Rights Issue, the Bond Restructuring and certain of the Bank Waivers – are inter-conditional. If the Resolutions and Bondholder Resolution are not passed or any of the other conditions precedent to the elements of the Refinancing (such as the Bond Exchange Offer and Consent Solicitation becoming unconditional or Admission taking place) are not satisfied or, where possible, waived, including the conditions to the Underwriting Agreement not being satisfied or waived, or Admission does not take place:

•	the Rights Issue cannot proceed;

•	the Bond Restructuring will not become unconditional, so that the Existing Bonds will remain repayable in March 2015; and

•	certain of the Bank Waivers (including from the Group’s principal Russian lenders) will not be effective.

As such, among other implications:

•	the outstanding US$310.5 million principal amount of Existing Bonds and accrued interest would remain due for payment in March 2015 unless a mandatory repayment is triggered (for example, as a result of a breach of one of the Banking Facilities) at an earlier date;

•	those Bank Waivers which are conditional on the implementation of the Refinancing would, in the absence of alternative funding being arranged, be ineffective to preclude the Group defaulting under certain of the financial covenants in the relevant Financing Arrangements. Given the number of financing arrangements with different banks, the terms of which require the Group to comply with various covenants, a breach of a relevant covenant under a particular facility could (in the absence of an effective amendment or waiver) result in the relevant lenders of such facility demanding immediate repayment of such facility;

•	due to the nature of the Financing Arrangements, an event of default under one arrangement could result in cross-defaults and/or cross-accelerations under other arrangements or any of the other indebtedness of the Group, including the Existing Bonds and the ICBC Facility Agreement and require accelerated repayment of its debt financing and termination and close out of its hedging arrangements; and

•	the Group is unlikely to be able to obtain the necessary funds when required (and any such funds that are available may only be available on unfavourable terms) in order to repay its indebtedness when it becomes repayable as a result of acceleration or when otherwise due. In the event that the Group is unable to obtain the necessary funds when required, in the absence of alternative funding and/or substantial proceeds from the realisation of assets, the Company will be unable to repay its bank debts or the Existing Bonds and/or maintain its investment programme and would cease to be a going concern.

If the Refinancing is not fully implemented and the Group is unable to reach amended agreements with the Bondholders and its Senior Lenders and if it is not able to sell sufficient assets or undertake other mitigations, the Group will be unable to repay any amounts due under its Financing Arrangements that have become mandatorily pre-payable and the Existing Bonds when they mature in March 2015 (or earlier if the Existing

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Bonds become due and repayable because an event of default has occurred) and unable to comply with its financial covenants when they are tested.

If the Refinancing is not implemented it is unlikely that the Group will be able to sell sufficient assets and/or reach amended agreements with the Bondholders and its Senior Lenders in time to preclude Group Companies having to cease trading or being placed into liquidation, administration or other insolvency procedures which, among other things, could materially and adversely affect Group licences or result in the loss of those licences.

If the Company and/or one or more of its subsidiaries, were placed into liquidation Shareholders are likely to lose their investment in the Company.

As such, it is critical that Shareholders vote in favour of the Resolutions so that, assuming the other conditions are satisfied, the Refinancing can proceed and the Group can continue trading.

2.	Currently, the Company is of the opinion that the Group including the IRC Group, does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus, and, if a downside scenario considered by the Directors in reaching that opinion were to occur and the Group and/or the IRC Group were unable to enhance their respective cash resources by other means and/or the Directors were unable to implement certain mitigating actions, it is likely that the Company would be forced into an insolvency process

The Company is of the opinion that the Group including the IRC Group does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus. In order to make the foregoing working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario. This includes reasonable and adverse eventualities as well as the effect of potential mitigating actions that are available under this scenario. The working capital assessment, under this downside scenario, includes the forecast working capital position of the Group, following completion of the Refinancing, as well as the forecast working capital position of IRC, given that the Group is a guarantor of the ICBC Facility Agreement. If there were to be an event of default in relation to the ICBC Facility, the Company may become liable to repay all outstanding amounts pursuant to the ICBC Guarantee.

In order to meet its future working capital requirements, including contractual payments due to Senior Lenders and any outstanding amounts under the ICBC Guarantee, the Group is dependent on its existing cash resources and revenues from its ongoing production activities. Similarly, IRC is dependent on its existing cash resources and revenues from its ongoing production activities. Based on the working capital assessment, following completion of the Refinancing, the Group is expected to have a cash surplus of approximately US$24 million by the end of December 2015. The IRC Group, however, is expected to have a shortfall of approximately US$82 million by the end of December 2015, and this amount is therefore included in the working capital assessment of the Group due to the ICBC Guarantee. In total therefore, the Group including the IRC Group, following completion of the Refinancing, is expected to have a cash shortfall of US$58 million by the end of December 2015. If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015.

By the end of June 2016, the Group including the IRC Group is expected to have a combined cash shortfall of US$101 million. This is made up of a surplus for the Group of US$1 million and a shortfall for the IRC Group of US$102 million.

The forecast working capital shortfall of the Group may be reduced should, for example:

•	gold production be achieved consistent with the Group’s guidance of 680,000oz-700,000oz for 2015;

•	gold sales be realised at a price above US$1,050/oz; or

39

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate additional cash in excess of the shortfalls of the Group, including the IRC Group, identified above.

The forecast working capital shortfall of IRC may be reduced should, for example:

•	completion of the General Nice Subscription and/or Minmetals Cheerglory Subscriptions occur;

•	ICBC agree to an extension of the loan availability period for the existing K&S facility permitting the drawdown of an additional US$52 million in funding;

•	commissioning at K&S be completed by the second quarter of 2015, with full-scale production capacity achieved by the third quarter of 2015;

•	iron ore production be achieved consistent with IRC’s guidance of 1.7 million tonnes of concentrate for 2015;

•	iron ore sales be realised at prices above the assumed discount; or

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the IRC Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate cumulative cash in excess of the shortfalls of the IRC Group identified above.

Whilst the Directors believe that one or more of the events set out above could occur, if these events do not occur, then the Directors would consider undertaking some, or all, of the following mitigating actions:

•	seeking approval from the Group’s Senior Lenders (including potentially ICBC) for the contractual repayments falling due before June 2016 to be postponed;

–	the Group has contractual repayments to Senior Lenders totalling US$98 million which are due during the period to the end of December 2015 and a further US$105 million to the end of June 2016

–	the IRC Group has contractual repayments to ICBC totalling US$43 million which are due during the period to the end of December 2015 and a further US$21 million to the end of June 2016

•	seeking additional sources of cost-effective financing including, for example, gold prepayment financing and implementing potential asset sales, including some or all of the Company’s shareholding in IRC; and/or,

•	seeking further capital injections from Shareholders or other investors.

If the Directors were, in such circumstances, unable to implement any of the mitigating actions set out above, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

3.	Even if the Refinancing is completed, if there is a deterioration in the performance of the Group there is a risk that the Group could breach one or more of the financial covenants contained in the Group’s Financing Arrangements and any additional document entered into for the Refinancing and/or be unable to meet repayment obligations

The Group’s borrowing facilities include certain customary financial covenants for a leveraged company, including specific covenants in relation to the ratio of Underlying EBITDA to net debt and Underlying EBITDA to net finance charges. If the Group does not generate sufficient Underlying EBITDA or the Bank Waivers do not cover any particular breach that has occurred at such time, it will be in breach of such covenants.

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There is a minimum “tangible net assets” test in the ICBC Facility Agreement. The ICBC Facility Agreement also requires K&S, a member of the IRC Group, to comply with a project finance style debt service cover ratio, which tests the ability of K&S to service the ICBC Facility. The obligations of K&S under the ICBC Facility Agreement are guaranteed by the Company.

Certain of the Group’s Financing Arrangements also include production and sales based covenants, which in some cases require the Group during a specified period to sell a minimum US Dollar value of gold to the relevant lender, based on the relevant outstanding indebtedness owing to that lender. If the price of gold were to fall then this would require the Group to procure that more gold is sold to that lender, which could potentially result in the Group having a shortfall in gold available to be sold under other arrangements or producing more gold than is cost-effective, or breaching the covenant.

A breach of a relevant covenant under a particular facility could (unless relaxed or waived by the relevant lender) result in the relevant lenders of such facility demanding immediate repayment of such facility. Due to the nature of the borrowing facilities, an event of default under one facility could result in cross-defaults and/or cross-accelerations under other financing arrangements, including under the terms of the New Bonds and the ICBC Facility Agreement, which could equally result in the relevant lenders demanding immediate repayment. An event of default under one borrowing facility could also result in the termination and close out of the Group’s hedging arrangements. This could therefore result in a significant proportion of the Group’s borrowings becoming repayable immediately.

If this were to happen the Company might cease to be a going concern and could, in the absence of securing alternative funding and/or substantial proceeds from the realisation of assets, become unable to repay its bank debts or the New Bonds and/or maintain its investment programme and its licences. The Company would not have sufficient funds to repay all of its debts if they became due immediately, which would result in insolvency and ultimately could result in the liquidation of the Company and/or other Group Companies and/or loss of Group licences. As a result, Shareholders could lose their investment in the Company.

4.	The Group is exposed to IRC’s business and the value of the IRC Shares as well as having guarantee exposure relating to IRC’s debt; there can be no assurance that the arrangements the Group has put in place to reduce its exposure will become effective or if called upon will be honoured

As at 28 January 2015, the Group had a 45.39 per cent. interest in IRC. IRC targets the Chinese market for a significant proportion of the sales of its products, principally iron ore. The financial performance of IRC, and therefore the value of the Group’s investment in IRC, is dependent on, inter alia, the global prices of, and demand for, iron ore, ilmenite, titanium, steel making composites, steel and steel products, which have been, and may continue to be, volatile. IRC has not entered into any long-term fixed price contracts for its products, which increases its vulnerability to short to medium-term variations in the spot price market. In the past, IRC has had to suspend its operations as a result of volatility in the iron ore industry and steel sector and may need to do so again in the future. A decline in the price of IRC’s products, principally iron ore, a decline in Chinese demand, and/or an increase in Chinese domestic production or other competition, could adversely affect IRC’s business, results of operations and financial condition. There has recently been a significant decline in the price of iron ore.

The Group is also exposed to the state of diplomatic relations between Russia and China. For example, the imposition of export controls in Russia or import controls in China could have a material adverse effect on IRC’s business, results of operations and financial condition.

The IRC Shares are listed on the Hong Kong Stock Exchange. The market price of the IRC Shares is subject to fluctuations due to changes in sentiment in the market or in response to various facts and events, whether occurring in Hong Kong, China, Russia or in other jurisdictions. Factors such as changes in interest rates, exchange rates and the rate of inflation, changes in fiscal, monetary or regulatory policies or international hostilities may also negatively affect the market price of the IRC Shares. Additionally, IRC’s results and prospects may from time to time be below the expectations of market analysts and investors.

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IRC’s subsidiary K&S owns two principal deposits – Kimkan, which holds approximately 25 per cent. of the project’s Mineral Reserves and Sutara, which holds approximately 75 per cent. of the project’s Mineral Reserves. The total combined Mineral Resources at K&S is 764 million tonnes with an average Fe grade of 32.4 per cent. on the basis of the reserves as set out in the licence auction documentation and licence. However, the auction terms for the Sutara licence contained an inconsistency between the specified co-ordinates of the licence area being auctioned and the textual description of that area and its reserves and deposits. This manifest error was carried through into the Sutara licence when granted. Were the specified co-ordinates held to apply as opposed to the other descriptions of the licence area, this would result in exclusion from the licence area of two of the three deposits and about 92 per cent. of the reserves of Sutara which are described in the auction terms and the Sutara licence as being covered by the licence and included in the above numbers. The IRC Group has been seeking correction of this manifest error through court process. At a hearing on 14 January 2015 the relevant appellate court ruled that the action of Rosnedra in declining to rectify the technical mistake, which was appealed by K&S, was correct in that the application for rectification was made before the Federal Law allowing the removal of technical mistakes came into force. As this law is now in force, K&S is proceeding to make formal application for rectification of this manifest error. IRC has informed the Company that they consider that there is a reasonable likelihood that the error will be rectified. The current K&S development and operations are within the Kimkan licence area and are not affected by this need for rectification.

In the event that the IRC Group is unsuccessful in achieving this rectification, this could have a material adverse effect on the reserves of the IRC Group and accordingly on the value of the Company’s investment in IRC. The Company is subject to various restrictions on its ability to sell IRC Shares and could thus be precluded from selling IRC Shares, including a 12 month lock-up obligation from the completion of the General Nice Subscription, at times when it might otherwise elect to do so.

In addition, the Company is a guarantor of the entire amount outstanding under the ICBC Facility, which as at 31 December 2014 amounted to US$267 million. If there were to be an event of default by IRC in relation to the ICBC Facility, the Company may become liable to repay all outstanding amounts under the ICBC Facility pursuant to the ICBC Guarantee. General Nice and Minmetals Cheerglory have agreed that following the completion of the General Nice Subscription they will use their respective reasonable efforts to assist the Company with the removal or reduction of the ICBC Guarantee. In addition, General Nice has agreed that, following the completion of the General Nice Subscription, General Nice will indemnify the Company for payments made under the ICBC Guarantee in an amount which reflects General Nice’s proportional share of the aggregate holding of General Nice and the Company in IRC. On 18 December 2014, the General Nice Further Subscription Completion did not take place as planned. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral of Further Subscription Completion. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014. There is no guarantee that this payment will be received.

IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about a further deferred completion or other available options. There is no certainty that these discussions will ultimately result in all the outstanding subscription monies being received by IRC and that the indemnity with General Nice will come into effect. This should therefore be taken into account when reviewing the risk regarding funds being demanded from the Company under the ICBC Guarantee.

IRC has applied to ICBC for an extension to the loan availability period under the ICBC Facility Agreement. The loan availability period expired on 8 December 2014. There is currently US$52 million undrawn under this facility due to the delay of CNEEC, the contractors of the K&S project. IRC has received positive feedback from ICBC on the extension of the loan availability period and this is currently expected to be received shortly. However in the event that the Availability Period (as defined under ICBC Facility) is not extended or if the approval of the extension is delayed further, IRC may request funds from the Company under the terms of the Recourse Agreement. The Company is not obligated to provide these funds and, in any event, under the terms of the amended facility agreements with VTB and Sberbank, the Company would

42

require the consent of both of these Senior Lenders to provide any further funds to IRC. In these circumstances it is highly probable that VTB and/or Sberbank would withhold their consent. If IRC were unable to obtain funds from other sources it is unlikely that the K&S project could complete. If IRC were not able to commission K&S this may potentially result in an event of default, IRC may not be able to generate sufficient cash in order to make the repayments due under the ICBC Facility and/or it may breach certain covenants under the ICBC Facility. If there is an event of default under the ICBC Facility, the Company may then become liable to repay all outstanding amounts under the ICBC Facility pursuant to the ICBC Guarantee and other Group indebtedness may become repayable under cross-default provisions.

The Company classifies IRC as an “asset held for sale”. If the General Nice Subscription does not complete or if IRC and/or the Company are unable to find an alternative investor, or alternative investors, for IRC or, if the Company is not otherwise able to reduce its percentage holding in IRC Shares, the assets of IRC may need to be reclassified at a future balance sheet date out of “held for sale” and, accordingly, IRC would be re-consolidated on a line by line basis, which would increase the Group’s reported net debt position and net finance charges considerably.

5.	The Group’s financial position is materially dependent on the price at which it can sell its gold production

The Group’s financial position is materially dependent on the price at which it can sell its gold production and it has been materially and adversely affected by the substantial drop in the gold price since its peak in 2011.

A further sustained period of relatively low gold prices, and any sustained downward movement in the price for gold, may negatively affect the Group’s profitability and cash flow. The majority of the Group’s revenues and cash flows have historically come from the sale of gold. Traditionally, the market price for gold has fluctuated significantly and has been affected by numerous factors over which the Group has no control, including:

•	world production levels;

•	the demand for gold for industrial uses and for use in jewellery;

•	international or regional political and economic events or trends;

•	the strength of the US Dollar (the currency in which gold prices are generally quoted) and of other currencies;

•	inflation and financial market expectations regarding the rate of inflation;

•	interest rates;

•	speculative activities;

•	the price and availability of new technology;

•	actual or expected purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers;

•	hedging activities by gold producers; and

•	the production and cost levels for gold in major gold-producing nations.

In addition, the current demand for, and supply of, gold affects the price of gold, but not necessarily in the same manner as current demand and supply affects the prices of other commodities. Historically, gold has tended to retain its value in relative terms against basic goods in times of inflation and monetary crisis. As a result, central banks, financial institutions, and individuals hold large amounts of gold as a store of value, and production in any given year constitutes a very small portion of the total potential supply of gold. Since the potential supply of gold is largely relative to mine production in any given year, normal variations in current production will not necessarily have a significant effect on the supply of gold or its price. There has

43

however been a significant decrease in the price of gold from a high of US$1,895 per ounce in September 2011. As at 28 January 2015, the price was US$1,269 per ounce.

If gold prices should fall below and remain below the Group’s cost of production for a sustained period, the Group may experience losses and may be forced to curtail or suspend some or all of its mining operations, subject to certain covenants in its Financing Arrangements requiring it to maintain minimum gold production or sales. In addition, the Group would also have to assess the economic impact of low gold prices on its ability to recover any losses it may incur during that period and on its ability to maintain adequate reserves.

In 2013 and 2014, the Group entered into forward sales contracts to implement a partial hedge against adverse changes in the gold price. If the gold price is over the price at which the Group has contracted to sell under such contracts, the Group will not be able to obtain the benefit of such higher price in relation to the gold contracted to be sold under such contracts. There is no certainty that the Group will in the future be able to enter into such contracts to the extent it wishes to do so, and in such event it would not have the benefit of the protection which it would get were such contracts to be entered into. The Group is subject to credit and performance risk in relation to the counterparties to these contracts.

6.	The Group is dependent on revenue from key mines of the Group

The Group is dependent on production from its largest operating mines in order to generate revenue and cash flow and comply with the production and sales covenants in its Financing Arrangements. In 2011, 2012, 2013 and 2014, a substantial portion of the Group’s revenues and cash flows were derived from sales of gold mined from Pokrovskiy, Pioneer, Malomir and Albyn, and the Directors expect that Pioneer, Malomir and Albyn will continue to provide a substantial portion of the Group’s operating revenues and cash flows in at least the short to medium-term. Consequently, the Group’s business, results of operations and financial condition could be materially and adversely affected by any failure to produce the expected amounts of gold or adverse mining conditions at these mines.

7.	The Group is dependent on production from its operating mines in order to generate revenue and cash flow and comply with the production and sales covenants in its Financing Arrangements. Operational failures, the impact of climatic conditions causing flooding and other unscheduled interruptions may have a material adverse effect on the Group

The achievement of the Group’s operational targets will be subject to the completion of planned operational goals on time and according to budget, and will be dependent on the effective support of the Group’s personnel, systems, procedures and controls. Any failure of these may result in delays in the achievement of operational targets with a consequent material adverse effect on the business, results of operations and financial condition of the Group.

The Group’s assets are located in the Russian Far East, which is an area that can be subject to severe climatic conditions. Severe weather conditions, such as cold temperatures in winter and torrential rain, potentially causing flooding in the region, could have a material adverse effect on operations, including on the delivery of supplies, equipment and fuel, and exploration and extraction levels may fall as a result of meteorological factors. For example, the Group’s operations were impacted by flooding in 2013.

The Group relies on the supply and availability of various services and equipment in order to successfully run its operations. For example, timely delivery of mining equipment and jaw crushers and their availability is essential to the Group’s ability to extract ore from its assets and to crush the mined ore prior to production. Unscheduled interruptions in the Group’s operations due to mechanical or other failures, or industrial relations related issues, or problems or issues with the supply of goods or services may occur resulting in significant delays to production and could have a material adverse effect on the financial performance of those operations.

The Group’s levels of production may also be materially and adversely affected by:

•	the grades of ore which can be processed – unless gold prices are high, the mining of low-grade ore may be uneconomical;

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•	stripping costs – in open-pit mining operations, removal of overburden and other waste materials is required to obtain access to the ore body. In the event that a large amount of overburden removal is required, this may result in production being uneconomical; and

•	costs of production – the key drivers of production costs are labour, energy, fuel and consumables.

Any adverse changes in any of these drivers (or a combination of them) could have a material adverse effect on production. If costs of production increase, profitability and possibly production capacity could be negatively affected, which could have a material adverse effect on the Group’s business, results of operations and financial condition.

8.	The Group is subject to currency risk

The Group reports its results in US Dollars, which is the currency in which gold is principally traded and therefore in which most of the Group’s revenue is generated. Significant costs are incurred in and/or influenced by the local currencies in which the Group operates, principally Russian Roubles. The appreciation of the Russian Rouble against the US Dollar tends to result in an increase in the Group’s costs relative to its revenues, whereas the depreciation of the Russian Rouble against the US Dollar tends to result in a decrease in the Group’s costs relative to its revenues. In addition, a portion of the Group’s corporate overheads is denominated in Pounds Sterling. Therefore, adverse currency movements could have a material adverse effect on the Group’s business, results of operations and financial condition. There has recently been very substantial volatility in the Russian Rouble/US Dollar exchange rate.

If inflation in Russia were to increase without a corresponding devaluation of the Russian Rouble relative to the US Dollar, this could have a material adverse effect on the Group’s business, results of operations and financial condition.

9.	The Group’s business is subject to complex and substantial regulations which may change

In addition to the specific laws and regulations discussed elsewhere in these Risk Factors, the Group must comply with laws and regulations in Russia, the United Kingdom and elsewhere that relate to, among other things, financing, property, land use, employment law, and the establishment, reorganisation and structuring of the Group’s business. These laws and regulations often provide broad discretion to the administering authorities, who may interpret these requirements differently from the interpretation taken by the Group. Failure to manage regulatory and legal risks in respect of these matters adequately could lead to significant liabilities or penalties, which could have a material adverse effect on the business, results of operations and financial condition of the Group.

Additionally, the laws and regulations with which the Group must comply are subject to change, which may be retrospective, and changes in regulations may require substantial changes to the manner the Group operates its business. Such changes could cause the Group to incur increased capital expenditure or running costs to ensure compliance with any new applicable laws or regulation. In short, compliance with new or changed regulation in these or other areas could have an adverse impact on the Group in a variety of ways, including because of the Group’s need to spend more on compliance, and/or to change its existing operations, any of which could have a material adverse effect on the Group’s business, results of operations and financial condition.

10.	The Group requires various licences and permits in order to operate and the Group’s mineral licences may be challenged, terminated, suspended, limited or not extended

The exploration and production activities of the Group are subject to various laws governing prospecting, development, production taxes, labour standards, occupational health, site safety, toxic substances and other matters. Although the Directors believe that the exploration, development and production activities of the Group are currently carried out in accordance with applicable rules and regulations relevant to the current stage of development in all material respects, and that they hold all necessary approvals, licences and permits under those laws and regulations for their current activities, no assurance can be given that new rules and regulations will not be applied in a manner which could limit or curtail exploration, production or

45

development. Amendments to current laws and regulations governing operations and activities of exploration and production of mineral resources, or more stringent implementation thereof, could have a material adverse effect on the business, results of operations and the financial condition of the Group.

The Group’s principal activity is the mining of precious and non-precious metals which requires the Group to hold licences that permit it to explore and mine in particular areas in Russia. The licensing regime in Russia for the exploration and production of minerals is governed primarily by the Subsoil Law and regulations promulgated thereunder and the Federal Law on Precious Metals and Precious Stones No.41-FZ dated 26 March 1998 (as amended), and the Group’s licences are regulated by relevant Russian governmental agencies. However, the legal and regulatory basis for obtaining and maintaining licences in Russia can be unclear and subject to change. In addition, it is possible that licences obtained from the relevant regulatory agencies could subsequently be challenged by governmental, prosecutorial or other authorities as being invalid or issued in breach of the required procedures. Consequently, the Directors cannot predict whether the Group will be able to obtain or maintain at all times all the licences that it requires for its operations. If any of the Group’s material licences were to be challenged or terminated (for example, as a result of insolvency of a Group company or non-compliance with terms), this could have a material adverse effect on the business, results of operations and financial condition of the Group.

In addition, various government regulations require the Group to obtain permits to implement new projects, to commence certain operations, to renew existing permits or to have existing permits reviewed in order to continue existing projects. Certain of the Group’s activities are also subject to other requirements, such as, for example, the approval of an Environmental Impact Assessment Study by the relevant state environmental experts. In addition, certain activities of the Group are conditional upon advance consultation with local communities and other interested persons. Any failure to obtain, or delay in obtaining, any permits or approvals, or to meet the requirements associated therewith, could adversely affect the Group’s investment plans or operations, which could in turn have a material adverse effect on the business, results of operations and financial condition of the Group.

Moreover, title to some of the properties (including rights to extract minerals) held by the Group may be challenged or impugned. The Group does not hold any title insurance for its properties and insurance for these rights may not be available or sufficient. In Russia, the government is the sole authority able to grant mineral property rights, and the Group’s ability to maintain mineral rights on some of its properties will be partly dependent on government policy, rules for the use of subsoil and compliance with any special conditions. In addition, some of the properties that the Group has acquired may be subject to prior claims, and the Group’s rights to the properties may be affected by, among other things, undetected title defects.

In order to obtain and maintain its required licences and permits, the Group must make the required payments and satisfy a variety of other specified obligations. For example, the licences held by the Group generally provide that they may be revoked if the relevant licence holder: (i) fails to comply with any material terms of the licences, such as minimum work commitments or completing work to be carried out by specified milestones; (ii) does not make timely payments of levies and taxes for the use of the subsoil; (iii) systematically fails to provide information; (iv) goes bankrupt or is liquidated; or (v) fails to fulfil or is unable to fulfil annual output levels. Additionally, regulatory authorities in Russia exercise considerable discretion in the monitoring of a holder’s compliance with the terms of a licence or permit, which may result in additional requirements being imposed. Consequently, the Group may from time to time not be able to comply with all of the licence requirements of one or more of its licences or permits. If the Group fails to fulfil the terms of any of its licences or permits or make timely payments or if the Group operates in the licence areas in a manner that violates Russian law, regulators may impose fines on the Group or suspend or withdraw or fail to renew its licences, any of which could have a material adverse effect on the business, results of operations and financial condition of the Group.

The Group’s licences are granted for a defined period as specified in the terms of the relevant licence and a number of the Group’s key licences are due to expire within the next five to six years. In particular, the Pioneer ore occurrence and flanks licence (Licence BLG 01181 BR) expires on 31 December 2019 and the Pokrovskoye deposit licence (Licence BLG 10590 BE) expires on 31 December 2017. Currently, the Subsoil Law does not provide for an automatic extension of a mining licence to its current holder, but allows the

46

current holder to apply to the licensing authority for the extension of an existing licence, provided that it has complied with the terms and conditions of that licence. The subsoil user’s application for the extension of a licence must be supported by the applicable technical information and documentation. In the event that a subsoil user breaches the terms and conditions of a licence or is unable to provide the licensing authorities with the required technical documentation, there is a risk that the licences will not be extended. While the Group has been successful in extending several of its gold production licences in the past, no assurances can be given that the Group will be in a position to secure renewals of its licences by way of extension in the future. The non-renewal of a key licence or material permit may cause the Group to discontinue certain operations and the imposition of additional conditions may cause the Group to incur additional compliance costs, either of which could have a material adverse effect on the business, results of operations and financial condition of the Group.

11.	The Group must obtain access rights to mining tenements, land rights and third party rights

There may be cases where the Group requires rights in addition to its mining licences to access or to exploit future mining projects.

In accordance with Russian legislation and terms commonly included in licence terms and conditions, a licence holder is obliged to obtain Land Rights to the part of the licensed area where certain subsoil operations are carried out, and is obliged to obtain lease agreements and mine allotment acts in respect of those areas to ensure it has all of the required Land Rights. Land plot lease agreements concluded for more than one year must also be registered with the Russian state to be enforceable. If the Land Rights are not obtained, fines can be imposed on licence holders.

Obtaining the required Land Rights can be a long, drawn-out and bureaucratic process for licence holders for reasons beyond their control. The Group and its subsidiaries may not always have the required Land Rights at the time of commencing mining operations or for periods of time where agreements expire in relation to Land Rights. A failure to obtain Land Rights and any resulting blocking of access to the surface within respective licence areas or fines could have a material adverse effect on the Group’s business operations or results of operations.

12.	The Group’s financial performance could be adversely affected if the Russian banks which purchase its production cease to do so

The Group is currently required to sell certain amounts of gold to two Russian banks under certain of its facilities. Should either or both of the Russian banks purchasing the Group’s gold for any reason terminate the current gold sales arrangements with the Group or otherwise cease purchasing the Group’s gold, the Group will have a period of uncertainty until new gold sales arrangements are put in place and, accordingly, the Group’s financial performance could suffer. There is no guarantee that the Group will be able to make new arrangements for sales of gold on similar or equivalent terms. In addition, selling gold to buyers outside Russia would require the Group to obtain export permits. The current difficult economic circumstances in Russia could adversely affect the Group’s current and prospective counterparties.

As a result of the concentration of its gold sales on a smaller number of purchasers to some of whom the Group is obliged to sell part of its production, the risk of the Group being prejudiced by the failure or inability of any of such purchasers to complete and pay for sales is increased.

13.	The Group may not be able to finance its operational, maintenance and exploration capital expenditure requirements in order to sustain and expand its operations or future planned capital expenditure

Future growth in the level of the Group’s production would require significant amounts of working capital which is not currently available to the Group. Some additional capital expenditure and ongoing infrastructure work is required at Pioneer, Malomir and Albyn in the medium-term and delays or cost overruns in relation to this work could adversely affect the Group’s business, results of operations and financial condition. Furthermore, the Group’s business will, in the longer term, require significant capital expenditure, including

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in relation to exploration and development, production, transport, meeting the Group’s obligations under environmental laws and regulations and, if reactivated, in the future, the POX plant.

To be in a position to make these capital expenditures, the Group will need to access the necessary funding which it may seek to do through equity financing and/or from external borrowings subject to the negative pledge and exchange price adjustment provisions in the New Bonds and negative pledge and restrictions on indebtedness in the Banking Facilities. However, no assurances can be given that the Group will be able to raise the funding required for such capital expenditure, on a secured basis or otherwise, on acceptable terms or at all. If the Group is unable to raise the necessary funding, the Group will have to reduce its capital expenditure. Any such reduction could materially and adversely affect the Group’s ability to carry out future mineral exploration programmes and/or to appraise or develop any of its mineral resources. If the reductions are severe enough, the Group may not be able to commence or continue operations at one or more of its licensed territories.

The Group’s ability to obtain outside funding will depend, in addition to the Group’s financial position, in part upon the price of minerals and the industry’s perception of the minerals’ (including gold, iron ore and related products) future price and other factors outside the Group’s control. If the Group is unable to obtain any required funding in a timely manner, at a reasonable cost or on reasonable terms, it could be required to scale back, defer, curtail or abandon its operational plans, which could have a material adverse effect on the Group’s business, results of operations and financial condition.

14.	The Group may be party to litigation in relation to its business and operations

Legal proceedings may arise from time to time in the course of the Group’s business. The Directors cannot prevent proceedings being brought against the Group. There have been occasions in Russia where litigation has been used as a means of creating difficulties for companies operating in the natural resources sector including by environmental activists and persons with competing business interests. In the event that the Group becomes involved in any significant litigation proceedings, this could have a material adverse effect on the Group’s business, results of operations and financial condition.

15.	The Group’s longer term profitability may be dependent on implementing changes to its technology for gold extraction

Historically, the Group has used heap-leach and RIP recovery methods to extract gold from mined non-refactory ore. The Group’s level of profitability, results of operations and financial condition are dependent on its continued ability to satisfactorily operate its RIP plants. The consistency of the head grade of ore processed through the mill and heap-leach operations can affect the productivity and profitability of that process.

While the Group is currently focused on the processing of its non-refractory ores, it is expected that both the Pioneer and Malomir mines will, in due course, introduce methods for gold recovery from refractory ores using the POX Hub located at the Pokrovskiy site. In order to conserve capital expenditure following the decline in the gold price, the completion of construction work on the POX Hub was put on hold. In line with this decision, it is the Group’s intention to only conduct essential care and maintenance work on the POX Hub in the short-term. Completion of the construction of the POX Hub will require additional funds and, as it may not be possible to obtain such funds in the future, there is no certainty that the Group will be able to introduce industrial-scale POX processing in the future. Were this to occur, the Group would therefore be unable to process its refractory Ore Reserves, which stood at 4.87Moz as at 30 June 2014, using this technology.

Even if the Group is able to obtain the additional funds to complete construction of the POX Hub, there will be uncertainty and therefore risk associated with a switch to using the POX Hub. These can be difficult to predict and may be affected by factors outside the Group’s control. With all metal and mineral operations there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of recovery methods tested in pilot conditions. Technical failure or unplanned delays in completion of the POX Hub after the decision has been taken to proceed to its completion, due to financial, operational or other difficulties could have a material adverse effect on the Group’s profitability at these mines.

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16.	The Group depends on attracting and retaining key personnel who have the requisite skills and experience to satisfy the specific requirements of the business

The Group’s success is closely aligned to the experience, abilities and contributions of certain of its key senior managers. The Group depends on personnel with a range of skills and a good knowledge of the customs and practices in the mining industry in Russia, and for certain senior positions a considerable fluency in English and Russian may be required. The Group’s growth and future success will depend in significant part upon the continued contributions of a number of the Group’s key senior management, personnel, geologists and other experts.

There is no certainty that the services of these key persons will continue to be available to the Group and, if the Group is not successful in retaining or attracting highly qualified individuals in key management positions, its business may be harmed. The Group does not currently maintain “key man” insurance, and, due to the risks associated with doing business in Russia, no assurances can be made that, if the Group seeks to obtain such cover in the future, it will be able to do so at acceptable rates or at all. The Group’s growth and profitability may be adversely affected by the loss of the services of these key senior managers or its inability to attract additional highly-qualified and experienced people with the requisite skills.

17.	Labour disputes and disruptions could affect the Group

Pokrovskiy Rudnik is not aligned with any national trade union. The Group is at risk of having its mining and exploration operations stopped for indefinite periods due to strikes and other labour disputes. Should any labour disruptions occur, the Group’s business, results of operations and financial condition could be materially and adversely affected.

A substantial number of the Group’s employees are members of the independent trade union for the Group’s subsidiary, Pokrovskiy Rudnik. The current collective labour agreement in relation to Pokrovskiy Rudnik will expire on 31 December 2015. This agreement requires two months’ written notice in the event of any planned redundancies (or 3 months in the case of any mass redundancies). The agreement provides that, subject to Pokrovskiy Rudnik, as employer, observing the terms of the agreement, the chairman of the trade union of Pokrovskiy Rudnik will not make any new demands with regard to socioeconomic and labour matters and the employees will not take any industrial action. There can be no guarantee that the agreement will not be renewed on terms which are less favourable to the Group than the current agreement or that the agreement will be renewed at all.

18.	The Group’s insurance may be inadequate

The Group’s insurance coverage may prove inadequate to satisfy future claims against the Group or to protect the Group against natural disasters or operational catastrophes.

The exploration for and production of metals and minerals including gold and iron ore is hazardous. Natural disasters, operator error or other occurrences can result in spills of hazardous chemicals, explosions, leakage, leaching, cratering, fires and equipment failure, which can injure or kill people, damage or destroy pits, mines or equipment and production facilities, and damage property and the environment. Operations are subject to governmental regulations as well as interruptions or termination by governmental authorities based on environmental and other considerations.

The Group, as a participant in exploration and mining programmes, has in the past and may again become subject to liability for hazards that cannot be insured against, which could exceed policy limits or against which it may elect not to be so insured because of high premium costs. The Group may incur a liability to third parties in excess of any insurance cover arising from pollution or other damage or injury.

The insurance industry in Russia is in a relatively early stage of development and, accordingly, the available cover is relatively limited. Many forms of insurance designed to protect against hazards, common in other parts of the world, are not yet generally available in some of the areas where the Group operates.

The Group does not have full coverage for all of its plants and facilities, for business interruption, for third- party liability in respect of property, and for environmental damage arising from accidents on its property or

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relating to its operations. The Group also does not hold any title insurance for its properties. Until the Group is able, or decides, to obtain more comprehensive insurance coverage, there is a risk that losses and liabilities arising from adverse events could significantly increase its costs and have a material adverse effect on the Group’s business, results of operations and financial condition.

19.	The Group is subject to environmental risks and issues arising from compliance with environmental regulations and permitting requirements

The Group’s operations are subject to the extensive environmental risks inherent in the mining and processing industry. Although the Directors believe that the Company and its relevant subsidiaries are in compliance in all material respects with applicable environmental laws and regulations and hold all necessary approvals, licences and permits under those laws and regulations, there are certain risks inherent in their activities, such as risks of accidental spills, leakages or other unforeseen circumstances, that could subject the Group to considerable liability or the loss of the necessary approvals, licences or permits. In addition, the Group is subject to checks, including spot checks, by various regulators including the Russian environmental regulator, Rosprirodnadzor. Environmental legislation and permitting requirements and the manner in which these are enforced are likely to evolve in a manner which will require higher and more demanding standards and stricter enforcement, as well as increased fines and penalties for non-compliance. However, the Directors are unable to predict the extent and effect of additional environmental laws and regulations which may be adopted in the future, including whether any such laws or regulations would materially increase the Group’s cost of doing business or affect its operations in any area.

During the conduct of its operations, the Group is subject to regular inspections and reporting requirements for a range of issues relating to environmental pollution, and must comply with maximum acceptable concentrations, determined by state authorities, for air quality, water quality, soils and sediments. Any issues identified in such inspections or reporting processes and/or any breach of these requirements could have adverse consequences for the Group. The Group may be subject to investigations by Rosprirodnadzor, which may make announcements relating to such investigations when they are at a very preliminary stage and in advance of any findings, which could have a material adverse effect on the Group’s business, results of operations and financial condition.

The activity of the Group is subject to regular inspections in respect of industrial safety, including with respect to the exploitation of various hazardous industrial objects which are required for extraction of minerals, processing and production of gold and/or iron ore. During the exploitation of hazardous industrial objects, the Group is required to comply with a significant number of established technical and regulatory requirements. The Group is subject to regular inspections carried out by Rostekhnadzor. In the event that any issues are identified during such inspections, this could have a material adverse effect on the Group’s business, results of operations and financial condition.

Any breaches of licence requirements by the Group and/or its contractors, or the Group’s own personnel, may negatively affect the licence holders and the status of their respective licences.

20.	The Group may incur costs related to environmental compliance and rehabilitation

The Group accrues estimated rehabilitation costs over the operating life of a mine. Estimates of ultimate rehabilitation costs are subject to revision as a result of future changes in regulations and cost estimates. The costs associated with complying with laws and government regulations may ultimately have a material adverse effect on the Group’s business, results of operations and financial condition.

Mine construction work can involve considerable cost and raises a range of environmental issues. Costs associated with rehabilitating areas which have been mined or disturbed and addressing environmental, health and community issues upon closure of operations are estimated and provided for based on the most current information available. Estimates may, however, be insufficient and/or further issues may be identified. Any underestimated or unidentified costs associated with the construction and operation of the Group’s mines, including unforeseen closing costs, may reduce earnings and could have a material adverse effect on the Group’s business, results of operations and financial condition.

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21.	Adverse publicity from consumer and environmental groups may damage the Group’s business or reputation

There is an increasing level of consumer awareness relating to the effect of mining production on its surroundings, communities and environment. Consumer groups therefore exist to encourage participants in the mining industry to employ practices which minimise any adverse impact that mining may have on communities, workers and the environment. Whilst the Group seeks to operate in a socially responsible manner, adverse publicity generated by such consumer groups which relates either to the gold mining industry as a whole, or to the Group in particular, could have a material adverse effect on the reputation and financial position of the Group and/or its treatment by the State and regional authorities.

RISKS RELATING TO RUSSIA AND OPERATING IN RUSSIA

1.	The Group may be subject to risks that may arise from the current political instability between Russia and the West concerning Ukraine

The political and economic turmoil witnessed in the region, including the developments in Ukraine have had and may continue to have a negative impact on the Russian economy, including further weakening of the Russian Rouble. The Group has no assets or operations in Ukraine, however, the European Union and the United States have imposed targeted sanctions on a number of Russian individuals and companies. This has included certain sanctions on a number of Russian banks, including VTB and Sberbank, both of which are senior lenders to the Group. The imposition by the United States, the European Union and other countries of sanctions, asset freezes, travel limitations and certain other measures against specified Ukrainian and Russian individuals and companies (including VTB and Sberbank) have not had a direct impact on the Group’s business but could do so in the future if such tensions escalate and/or further sanctions are imposed that affect the Group’s ability to deal with certain persons or the Russian economy, or demand for the Group’s gold production is affected by any of the above factors. Russia has responded by imposing certain sanctions itself, including some import and travel restrictions. The situation is volatile, with further sanctions and actions being considered by all parties. This has led to further uncertainty and volatility in the financial markets including an increase in the perceived risk of investing in Russia. These, and other events, may have a significant impact on the Group’s operations, ability to access funding and financial position, the effect of which is difficult to predict. The consequential increase of the perceived risk of investing in Russia could also be materially detrimental to the Group. It is also possible that changes in the sanctions regime could give rise to events triggering termination rights under the Underwriting Agreement. If such termination rights became exercisable and were exercised the Refinancing could not be implemented.

2.	The Group is subject to risks associated with actions by Russia or other governments or changes in economic, political, judicial, administrative, taxation or other regulatory factors or foreign policy in the countries in which the Group operates or holds its major assets

The Group may be adversely affected by changes in economic, political, judicial, administrative, taxation or other regulatory factors or foreign policy in the areas in which the Group operates or will operate and holds or will hold its major assets, as well as other unforeseen matters. The principal assets of the Group are located in Russia, a country which is still developing from a command to a market-driven economy. Russia has also suffered and may continue to suffer from a volatile financial system and political and economic instability. In addition, the Group has made investments outside Russia, for example, in Guyana. There are a number of potential risks inherent in doing business in international markets, including the following:

•	unfavourable or unfamiliar political or economic factors (including political or economic instability);

•	more challenging trading conditions;

•	currency controls;

•	fluctuations in foreign currency exchange rates;

•	potentially adverse tax consequences;

•	unexpected legal or regulatory changes, and in some cases less established judicial systems;

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•	difficulties in recruiting and retaining personnel, and managing international operations; and

•	less developed infrastructure.

Unlawful, selective, discriminatory or arbitrary government action could have a material adverse effect on the Group’s business, results of operations and financial condition. Any inability of the Group to successfully manage the risks in its international activities could have a material adverse effect on the Group’s business, results of operations and financial condition.

3.	Russian foreign investment legislation may affect transactions by, and investments in, the Group

In May 2008, the Strategic Asset Laws were introduced in Russia regulating foreign investments into strategic sectors of the Russian economy, including the Federal Law No. 57-FZ. Under the Federal Law No. 57-FZ, before a Foreign Investor enters into a transaction (including transactions on a securities exchange) that will enable it to exercise Influence over a Strategic Entity, the Foreign Investor must obtain Strategic Approval.

Sovereign Foreign Investors are subject to additional restrictions under Federal Law No. 57-FZ, including the requirement that such investors obtain Strategic Approval before they acquire direct or indirect control (as defined in Federal Law No. 57-FZ) over more than 5 per cent. of the voting shares of a Strategic Entity (except where a Permitted Foreign Investor is a party to the transaction as a result of which the control was acquired). Moreover, a Sovereign Foreign Investor is prohibited from entering into a transaction that results in (i) that Sovereign Foreign Investor acquiring direct or indirect control over 25 or more per cent. of the voting shares of a Strategic Entity or otherwise enabling it to exercise Influence over a Strategic Entity, or (ii) the aggregate shareholding controlled by all Sovereign Foreign Investors (other than Permitted Foreign Investors) in a Strategic Entity exceeding 50 per cent. (or a lesser shareholding if such lesser shareholding enables its holder to determine the decisions made by the shareholders of the Strategic Entity).

The sanctions for the failure to obtain Strategic Approval in violation of the Federal Law No. 57-FZ, include

(i) disenfranchisement of the Strategic Entity’s shares controlled by that Foreign Investor, (ii) invalidation of the Strategic Entity’s transactions and management bodies’ decisions made after Influence was acquired by such Foreign Investor in breach of the Federal Law No. 57 FZ, and (iii) imposition of an administrative fine on the Foreign Investor concerned.

At present, two of the Group’s assets, Pioneer and Malomir, are included on the list of Strategic Deposits. Pokrovskiy Rudnik and Malomirskiy Rudnik, as the companies holding respectively the subsoil licences in relation to Pioneer and Malomir, are therefore considered to be Strategic Entities. Pioneer produced approximately 42 per cent. of the Group’s total annual gold production in 2014 and Malomir produced approximately 13 per cent. of the Group’s total annual gold production in 2014. In addition, if the requirements of the Strategic Asset Laws are met in relation to other Group assets, through new discoveries or otherwise, the Russian Group companies holding subsoil licences in relation to such assets would also become Strategic Entities.

Because two of the Group’s assets are currently designated as Strategic Deposits, the Group’s ability to dispose of interests in certain Group companies, to effect a group reorganisation or to raise equity or debt finance (with the provision of security) must take account of the Strategic Asset Laws and the constraints contained in such legislation. Moreover, the Strategic Asset Laws are worded vaguely, which leaves wide scope for their interpretation by the authorities, which may further hinder the Group’s ability to conduct certain transactions. For example, the Strategic Asset Laws are unclear on various issues, including the exact definition of the term “control” and in what circumstances influence may be viewed as being exercised indirectly. Consequently, where Strategic Approval for a proposed transaction is required, the ability of the Group to agree and complete a proposed transaction with certain third parties may be materially and adversely affected. Likewise, the Group may be materially and adversely affected by the actions of the Russian authorities (including granting the Strategic Approval subject to the Foreign Investor assuming certain obligations under the agreement it will have to enter into with the Russian authorities (the FAS) or a refusal to grant the Strategic Approval or inconsistencies between the Strategic Approvals sought and the

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Strategic Approvals granted) or by delays in procedures which have to be followed under the Strategic Asset Laws.

If one or more Foreign Investors in the Company fail to comply with the Strategic Approval or other requirements of the Strategic Asset Laws as a result of their direct or indirect acquisition of Shares or otherwise, the relevant Russian authorities may seek to impose one or more of the sanctions provided for in the Strategic Asset Laws in relation to the Group’s Strategic Entities (including for example disenfranchisement of the shares held in, or the invalidation of transactions, of such entity), which could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Resolutions if passed will adopt new Articles to give the Board the ability (in summary) to refuse to register transfers in breach of the Strategic Asset Laws and to require Shareholders holding Shares in breach of the Strategic Asset Laws to transfer their Shares to someone permitted to hold them, failing which the Company can effect a mandatory transfer of their Shares. Pending a required transfer or if Shares are otherwise held in breach of the Strategic Asset Laws, the Company may (inter alia) suspend their voting rights.

The Company is not aware of any holdings expected to result from the Refinancing which are likely to be subject to these provisions. Were any holdings in breach of the Strategic Asset Laws to result from the Refinancing, the consequences summarised above in this risk factor could apply.

Even if Resolution 1 is passed, there is no certainty that transfers which would breach the Strategic Asset Laws will be identified in advance nor that holdings in breach will be identified. There is also no certainty that in all circumstances the Russian authorities would consider that the adoption and application of these powers would be sufficient to remedy any alleged breach of the Strategic Asset Laws. Consequently, even if Resolution 1 is passed and the new Articles adopted, there will remain the risk that transactions in Shares over which the Company has no control could, as a result of the application of the Strategic Asset Laws, have a material adverse effect on the Group’s business, results of operations and financial condition.

4.	Russian foreign investment legislation may also impact the exploration and development of new or existing projects of the Group

The Subsoil Law permits the Russian Government to prevent the detailed exploration and production of a Strategic Deposit on the grounds that such detailed exploration and production is a threat to state security. Under the Subsoil Law, the Russian Government has the following powers in respect of licences granted in relation to Strategic Deposits:

•	the power to terminate a mineral licence which is classified as a “combined licence” after a discovery of a strategic deposit has been made; and

•	the power to refuse to issue a “production” or “detailed exploration and production” licence to the holder of an exploration (prospecting) only licence.

The Subsoil Law also envisages that the detailed exploration and production stage within the Strategic Deposit can be commenced by a subsoil user controlled by foreign investors on the basis of a decision of the Russian Government confirming the right of such subsoil user to carry out detailed exploration and production on the relevant deposit.

The provisions of the Subsoil Law outlined above in respect of Strategic Deposits only apply to such deposits discovered after 7 May 2008, when the relevant amendment to the Subsoil Law was enacted. They do not apply to Strategic Deposits where exploration was completed and detailed prospecting and development of such deposits began before that date. As described in the previous risk factor two of the Group’s assets, Pioneer and Malomir, are included on the list of Strategic Deposits. Pokrovskiy Rudnik and Malomirskiy Rudnik, as the companies holding respectively the subsoil licences in relation to Pioneer and Malomir, are therefore considered to be Strategic Entities.

The way in which the restrictions envisaged by the Subsoil Law could be applied to other licences of the Group depends on (i) the specific stage of development of works under the licences; and (ii) whether it is

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expected that a deposit will be discovered. If a deposit is found to contain 50 tonnes or more of gold, the above mentioned provisions would apply. Potentially these restrictions could also apply to any licence under which a deposit has not yet been discovered and/or the gold reserves have not yet passed the state examination by GKZ. In the event that the Russian Government exercises its powers under the Subsoil Law which are described above, the subsoil user would have no right to carry out further work at the relevant deposit and the subsoil user could seek limited compensation, which would typically be calculated by reference to the costs incurred by the licence holder at the deposit.

If a licence of the Group was granted in violation of the Russian law, there is a risk that such licence may be terminated and possibly without any compensation. If any of the Group’s mineral licences were to be terminated, this could have a material adverse effect on the Group’s business, results of operations and financial condition.

5.	The Group may experience risks relating to the Russian legal system and Russian legislation

Weaknesses in the Russian legal system and Russian legislation could create an uncertain environment for investment and for business activity. Russia is still developing the legal framework typically required by a market economy. Several fundamental Russian laws have only recently become effective. The implementation of much of Russia’s legislation and the rapid evolution of the Russian legal system place the enforceability and underlying constitutionality of some laws in doubt and result in ambiguities, inconsistencies and anomalies. In addition, Russian legislation often leaves substantial gaps in the regulatory infrastructure and delays may occur in the production of necessary ancillary or subordinate legislation.

The risks of the current Russian legal system include:

•	legal norms at times overlapping and contradicting one another;

•	lack of independence in the judicial system;

•	limited judicial and administrative guidance on interpreting Russian legislation;

•	conflicting views and judgments as regards the interpretation of and the effect of Russian law in a number of key areas which affect investment in Russia, including the terms on which licences are granted;

•	difficulties in enforcing arbitral awards under the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the New York Convention) (arbitral awards under this convention, while enforceable in Russia, can be subjected to procedural delays and re-examination of the subject matter);

•	substantial gaps in the regulatory structure due to delay or absence of implementing legislation;

•	the difficulty in enforcing court judgments in practice;

•	corruption laws and bankruptcy procedures that are insufficiently developed and subject to abuse;

•	the relative inexperience of judges in interpreting new Russian business legislation, particularly relating to capital markets, companies, corporate governance and investor protection; and

•	a high degree of discretion on the part of governmental authorities.

All of these weaknesses could affect the Group’s ability to enforce its rights under licences, contracts or statutes, or to defend itself against claims by others which could have a material adverse effect on the Group’s business, results of operations and financial condition.

These uncertainties also extend to property rights. During Russia’s transformation from a centrally planned economy to a market economy, legislation has been enacted to protect private property and investments made by a foreign investor against expropriation and nationalisation. However, it is possible that due to the lack of experience in enforcing these provisions and due to political changes, these protections would not be enforced by a Russian court in the event of an attempted or actual expropriation or nationalisation. In such

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a scenario, the Group might have no remedy under protections afforded to a foreign investor by customary international law or relevant international treaties or, if a remedy was available, might not be able or willing to enforce its rights or enforce any award that it obtained.

Expropriation or nationalisation of the Group’s assets or portions thereof, potentially with inadequate or no compensation, could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Russian companies in the Group are required by Russian law and their constituent documents to obtain the approval of disinterested directors or shareholders for certain transactions with “interested parties”. Under Russian law, the definition of an “interested party” is widely drawn and rules for transactions with interested parties can extend to intra-group transactions, with shareholders in a group potentially being disenfranchised from voting. While most of the Group Companies, other than the Company, are wholly- owned by their immediate parent company, there are some minority holders in some Group Companies and these provisions could therefore on occasion result in minority shareholders being able to preclude Group Companies from carrying on activities which they would otherwise wish to undertake. In addition, the concept of “interested parties” is defined by reference to the concepts of “affiliated persons” and “group of persons” under Russian law, which are subject to different interpretations. Moreover, the provisions of Russian law defining which transactions must be approved as “interested party” transactions are subject to differing interpretations. In view of this uncertainty, the Group cannot be certain that its application of these concepts will not be subject to challenge. Any such challenge could result in the invalidation of transactions that are important to the Group’s business. High-profile cases against or involving major multinational companies (including major foreign companies or joint ventures involving such companies operating in the natural resources sectors) and their employees have caused concern in relation to the investment climate in Russia and no assurances can be given that these cases will not affect the public perception both of investment in Russia and foreign investment into Russia.

Governmental authorities in Russia have a high degree of discretion and may at times exercise their discretion arbitrarily, without a hearing or prior notice, or in a manner that is unduly influenced by political or commercial considerations. Selective or arbitrary governmental actions have included unscheduled inspections by regulators, suspension or withdrawal of licences and permissions, unexpected tax audits, criminal prosecutions and civil actions. Furthermore, federal and local government entities have used common defects in matters surrounding the documentation of business activities as pretexts for court claims and other demands to invalidate such activities or to void transactions, often to further interests different from the formal substance of the claims. The occurrence of such selective or arbitrary action against the Group could have a material adverse effect on the Group’s business, results of operations and financial condition.

6.	The Group may be subject to political, economic and social risks in Russia

Since 1991, Russia has evolved from a one-party state with a centrally-planned economy to a federal republic with democratic institutions and a market-oriented economy. However, the Russian political system remains vulnerable to popular dissatisfaction, including demands for autonomy from particular regional and ethnic groups.

Since Vladimir Putin was first elected President in March 2000, Russia has generally experienced a higher degree of governmental stability but alongside with increased authoritarianism.

This could lead to future political instability which could result in a worsening of the overall economic situation, including capital flight and a slowdown of investment and business activity, which could in turn lead to further political instability. Future shifts in governmental policy and regulation in Russia could also lead to political instability and disrupt or reverse political, economic and regulatory reforms, which could have a material adverse effect on the value of investments relating to Russia and the Ordinary Shares in particular, as well as on the Group’s business, results of operations and financial condition.

In addition, there is a growing polarisation of wealth in Russian society which could lead to labour and social unrest and may have adverse political, social and economic consequences. Any of these could restrict the Group’s operations and lead to loss of revenue and/or a decrease in the value of the Group’s securities.

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External perceptions of Russia with respect to the treatment of non-Russian businesses, and media coverage of matters of foreign policy and of crime and corruption could also affect the Group’s ability to raise finance and otherwise affect its business.

Over the last two decades, Russia has experienced or continues to experience at various times:

•	significant declines in its GDP and rate of GDP growth;

•	high levels of inflation;

•	high and fast-growing interest rates;

•	unstable credit conditions;

•	instability of the Rouble;

•	pervasive capital flight;

•	high levels of government debt relative to GDP;

•	a weakly diversified economy which depends significantly on global prices of commodities;

•	sudden price declines in commodities;

•	a lack of reform in the banking sector and a weak banking system, providing limited liquidity to Russian enterprises;

•	continued operation of loss-making enterprises due to the lack of effective bankruptcy proceedings;

•	high levels of corruption and the penetration of organised crime into the economy;

•	widespread tax evasion;

•	significant increases in unemployment and under-employment;

•	ethnic and religious tensions;

•	low personal income levels of a significant part of the Russian population; and

•	major deterioration of physical infrastructure.

The Russian economy has also been characterised by significant reductions in foreign investment and sharp decreases in GDP. As Russia produces and exports large quantities of crude oil, natural gas, petroleum products and other commodities, the Russian economy is particularly vulnerable to fluctuations in oil and gas prices as well as other commodities prices, which have experienced significant volatility during the global financial crisis, beginning in the second half of 2008. Russian banks, and the Russian economy generally, were adversely affected by the global financial crisis, and the Russian economy has not fully recovered from the economic crisis. There can be no assurance that any measures adopted by the Russian Government to mitigate the effect of any financial and economic crisis will result in a sustainable recovery of the Russian economy.

In addition, following volatility in eastern Ukraine, the United States Treasury and the EU imposed financial sanctions over many Russian financial institutions and companies in the energy and defence sectors. The sanctioned entities are restricted from issuing new equity or long-term debt in the United States and EU markets which could have a material effect on their ability to raise financing. It is also possible that the sanctions may be extended in the future and, in general, could result in diminished investor confidence in Russia, the possibility of increased capital flight and weaker economic growth. In response to the sanctions, President Putin has enforced certain import restrictions on Russian companies in respect of products emanating from states that have imposed sanctions, which could lead to greater instability in the Russian economy, which could have a material adverse effect on the value of investments relating to Russia and on the Group’s business, results of operations and financial condition.

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7.	Fluctuations in the global economy may adversely affect Russia’s economy

Russia’s economy is increasingly dependent on global economic trends and, as an emerging economy, is vulnerable to market downturns and economic slowdowns elsewhere in the world, as well as to reductions and fluctuations in the prices of hydrocarbons and minerals. Events occurring in one geographic or financial market sometimes result in an entire region or class of investments being disfavoured by international investors – the so-called “contagion effect”. Russia has been adversely affected by contagion effects in the past, and it is possible that the market for Russian investments, including the Shares, will be similarly affected in the future by negative economic or financial developments in other countries. Economic volatility, or a future economic crisis, may undermine the confidence of investors in the Russian economy and the ability of Russian businesses to raise capital in international markets, which, in turn, could have a material adverse effect on the Group’s business, results of operations and financial condition.

Oil prices dropped by about 40 per cent. in the fourth quarter of 2014. This decline coupled with the sanctions and other negative factors resulted in the fast and significant devaluation of the Russian Rouble. The Russian Central Bank undertook certain measures, such as an interest rate increase (from 10.5 per cent. to 17 per cent. overnight) and currency interventions on the foreign exchange market, to stabilise the Russian national currency. Furthermore, the Russian Government requested a few major state-controlled companies, exporters, to sell their export proceeds in foreign currency in excess of certain established limits using its administrative powers. Should the oil prices not rise back to a certain level and these actions prove to be inefficient, the Russian economy is likely to fall into recession which will, in particular, cause financial instability for a number of private banks and private companies operating in Russia.

As has happened in the past, financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in Russia. This could materially and adversely affect the Russian economy and the Group’s business.

8.	Some of the infrastructure in Russia is out of date or inadequate

Russia’s physical infrastructure largely dates back to the Soviet period and in certain respects has not been adequately maintained and developed due to insufficient funding and policy decisions. In some areas, the road networks, power generation and transmission, communication systems and building stock are particularly affected. Road conditions in Russia can be poor, with many roads not meeting minimum requirements for usability and safety. The further deterioration of Russia’s physical infrastructure could harm the national economy, disrupt the transportation of goods and supplies, add costs to doing business in Russia and interrupt business operations, any of which could have a material adverse effect on the Group’s business, results of operations and financial condition.

9.	From time to time some of the Russian Group companies may have negative net assets (as defined under Russian accounting standards)

There are certain requirements under the Civil Code of Russia as well as under both the Federal law “On Limited Liability Companies” and the Federal Law “On Joint Stock Companies” that require companies to have net assets that are equal to, or more than, their charter capital at the end of the second or each subsequent financial year. In common with a number of other groups in the Russian mining and exploration sector, a number of the subsidiaries of the Company from time to time have negative net assets, especially those in the early stages of exploration, and which are prior to the development, mining and/or production stage and those subsidiaries may voluntarily decide not to rectify the situation. If a company has negative net assets, there is a risk that the Russian tax authorities and other interested parties may bring a claim to liquidate such a company, but there are a number of examples where Russian courts have not upheld such claims on the grounds that the relevant company has paid its debts as they fell due, and/or has subsequently become profitable and/or has received a capital contribution to render that company’s negative net assets positive (under Russian law). However, there is no guarantee that Russian Courts will continue to decide in this way, and Russian Courts have on occasion not decided this way, in which event one or more of the members of the Group could be the subject of a court order to be liquidated which would, among other matters, result in the loss of any mineral licence held by such company which could have a material adverse effect on the business results of operations and the financial condition of the Group. Even if the Group does

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take any necessary steps available to it to remedy this situation to the extent permissible under Russian Law, there can be no certainty that the Russian tax authorities will not seek to bring a claim in any event.

An additional risk exists in respect of any joint venture participations of the Group, or any other investment that is less than a 100 per cent. subsidiary, which has negative net assets, since there can be no assurance that the partner(s) or the other shareholder(s) in such joint ventures will take the same steps as the Group to remedy a deficiency in such joint venture entity’s negative net assets, in which case their share might have to be funded by the Group.

10.	Russian tax legislation and regulations are complex, uncertain and often enforced in a manner that does not favour taxpayers, and the Group therefore may be subject to a greater than expected tax burden that could materially and adversely affect the Group’s business, results of operations and financial condition

Russian tax laws, regulations and court practice are complex and subject to frequent change, varying interpretations and inconsistent and selective enforcement. The law and legal practice in Russia are not as clearly established as those of Western countries, and there are a number of practical uncertainties associated with the application of Russian tax legislation. In addition, in some past instances, although it may be viewed as contradictory to the Russian Constitution, Russian tax authorities have applied certain tax laws retroactively, issued tax claims for periods for which the statute of limitations had expired and reviewed the same tax period multiple times.

Differing interpretations of tax regulations exist both among and within government ministries and organisations at the federal, regional and local levels, creating uncertainties and inconsistent enforcement. There are no clear rules or implementation practice for distinguishing between lawful tax optimisation and tax evasion. Furthermore, taxpayers, the Russian Ministry of Finance and the Russian tax authorities often interpret tax laws differently. Under current practice, private clarifications issued by the Russian Ministry of Finance in respect of a specific taxpayer’s tax position are not binding on Russian tax authorities, and there can be no assurance that the Russian tax authorities will not take positions contrary to those set out in such clarifications. In recent years, the Russian tax authorities have shown a tendency to take more assertive positions in their interpretation of tax legislation which has led to an increased number of material tax assessments as a result of tax audits of companies operating in various industries, including the mining sector. In practice, the Russian tax authorities often interpret the tax laws in ways that do not favour taxpayers, who often have to resort to court proceedings against the Russian tax authorities to defend their position. Furthermore, in the absence of a binding upper court instruction, court rulings on tax or related matters taken by different courts relating to the same or similar circumstances may also be inconsistent or contradictory. For example, although the concept of receipt of “unjustified tax benefit” was established by a ruling Plenum of the Russian Supreme Arbitration Court, in order to combat abuse of tax law, certain Russian tax authorities have started applying the concept in a broader sense than may have been initially intended.

The Russian Government is currently taking steps aimed at preventing tax evasion, imposing additional liabilities on taxpayers. For example, in June 2013, a new federal law aimed at countering illegal financial operations was adopted. This law, amongst other things, imposes additional obligations on taxpayers and grants additional powers to the Russian tax authorities. In addition, this law introduces the concept of a “beneficial owner” (which is understood as an individual only) and a requirement for financial institutions to request information on ownership structures of their clients up to the ultimate beneficial owners, including during the account-opening process. The Russian Tax Code has also been amended to allow in certain cases for judicial recovery of outstanding tax arrears of subsidiary/associated companies from principal (dominant or interest holding) companies. In addition, on 24 November 2014, a new law was passed, effective 1 January 2015, which substantially amends the Tax Code of the Russian Federation (Russian Tax Code). The major changes implemented by the new law include: (1) the introduction of the “controlled foreign corporation” (CFC) regime, (2) the concept of there being a beneficial owner of income and (3) the concept that legal entities may have tax residency. These or similar amendments and initiatives may have a significant negative effect on Russian taxpayers and may expose them to additional tax, administrative and criminal risks, as well as extra costs necessary to secure compliance with the new rules. These developments create tax risks in Russia that may be substantially more significant than typically found in countries with more developed tax systems.

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Although Russia’s tax climate and the quality of tax legislation has generally improved in recent years, there can be no assurance that the Russian Tax Code will not be changed in the future in a manner adverse to the stability and predictability of the tax system, and the possibility exists that the Russian Government may impose arbitrary or onerous taxes and penalties in the future. Although, it is unclear how these changes would operate, the introduction of such changes could affect the overall tax efficiency of the Group’s operations and result in significant additional tax liabilities.

The above risks and uncertainties complicate the Group’s tax planning and related business decisions, potentially exposing the Group to significant penalties and interest for late payments and enforcement measures, and could have a material adverse effect on the business, results of operations and financial condition of the Group. Additional tax exposure could have a material adverse effect on the Group’s business, results of operations and financial condition.

11.	Russian subsidiaries of the Company are subject to tax audits by the Russian tax authorities, which may result in additional tax liabilities

Russian subsidiaries of the Company are subject to periodic tax inspections that may result in tax assessments, penalties and interest being claimed from such subsidiaries for prior tax periods. Generally, tax declarations of Russian subsidiaries remain open and subject to audit by tax and/or customs authorities for three calendar years immediately preceding the year in which the decision to conduct an audit is taken. However, the fact that a particular year has been reviewed by tax authorities does not preclude that year from further review or audit during the eligible three-year limitation period by a superior tax authority.

Moreover, the Russian tax authorities are allowed to carry out repeat field tax audits in connection with the restructuring or liquidation of a taxpayer, or if the taxpayer resubmits an adjusted tax return based on which the amount of tax is reduced. The limitation of the tax audit period corresponds to the statute of limitations on the commission of a tax offence, which is also limited to three years from the date on which a tax offence was committed or from the date following the end of the tax period during which the tax offence was committed (depending on the nature of the tax offence).

The Russian Tax Code provides for the extension of the three-year statute of limitations if the actions of the taxpayer created insurmountable obstacles for the tax audit. Because none of the relevant terms are defined, tax authorities may have broad discretion to argue that a taxpayer has “obstructed”, “hindered” or “created insurmountable obstacles” in respect of an inspection and may ultimately seek to review and possibly to apply penalties beyond the three-year term, and there is no guarantee that the tax authorities will not review compliance with applicable tax law beyond the three-year limitation period.

Tax audits may result in additional costs if the relevant authorities conclude that the Russian subsidiaries did not satisfy their tax obligations in any given year. They may also impose additional burdens by diverting the attention of the Company’s management. The outcome of these audits may result in significant fines, penalties and enforcement measures which could have a material adverse effect on the Group’s business, results of operations and financial condition.

The Group believes that it has provided adequately for tax liabilities based on its interpretation of applicable Russian tax legislation, official pronouncements and court decisions. There can be no assurance, however, that the interpretations of the relevant tax authorities will not differ from the Company’s interpretation. A successful challenge by the tax authorities of the Company’s provisions for tax liabilities could have a material adverse effect on the Group’s business, results of operations and financial condition.

12.	The Company may encounter difficulties in obtaining lower rates of Russian withholding income tax for dividends distributed from its Russian subsidiaries to the Company’s foreign shareholders

Dividends paid by Russian subsidiaries to their foreign corporate shareholders are generally subject to Russian withholding income tax at a rate of 15 per cent., although this tax rate may be reduced under an applicable double tax treaty.

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As discussed above, the Russian government has for several years been taking steps aimed at preventing tax evasion and imposing additional liabilities on taxpayers. These initiatives include the introduction of the concepts of beneficial ownership and controlled foreign corporations. In addition, the Russian Ministry of Finance has issued a number of clarifications with respect to the tax treaty concept of “beneficial ownership”. Although the clarifications up to the date of this Prospectus have been of limited use, they demonstrate an attempt by the Russian tax authorities to address the question of beneficial ownership of income in international financial transactions and holding structures.

According to the new legislation in this regard (effective 1 January 2015) a person participating in a company’s capital or a person who has a right over the use and disposal of a company’s income may be treated as beneficial owner of that income. If, however, a person serves as an intermediary and has an obligation to transfer part or all of the income received from the company to a third party (i.e. a person that is not able to act independently with respect to the use and disposition of the received income), such person may not be treated as beneficial owner of income. The result of the denial of beneficial owner’s treatment with respect to a company’s shareholders or other parties would be the denial of double tax treaty benefits (zero rate taxation or reduced taxation of certain types of income distributed to such persons). The distribution of income to such shareholders would attract the taxation which should have applied had the income been distributed directly to the ultimate beneficial owners of such income (whether foreign or Russian).

RISKS RELATING TO THE MINING INDUSTRY

1.	Competition for mineral interests in the mining industry is intense

The Group faces competition from other mining companies in all areas of its operations, including the acquisition of mineral licences, exploratory prospects and producing properties. In conducting its exploration activities, the Group competes with other mining companies in connection with the search for and acquisition of properties producing or possessing the potential to produce gold. Some of these companies may have significantly greater resources than those of the Group. Other companies may have a competitive advantage as a result of legislation which regulates foreign investment in Russia. Existing or future levels of competition in the mining industry could materially and adversely affect the Group’s prospects for the acquisition of mining rights which could materially and adversely affect the Group’s future growth.

2.	Exploration is highly speculative and involves commercial risks and if the Group fails to acquire or find and develop additional reserves, its reserves and production will decline, potentially materially from their current levels

Exploration is highly speculative and involves numerous risks, including the risk that the Group will encounter no commercially exploitable reserves. These activities often require substantial expenditure to establish reserves through drilling and metallurgical and other testing, determine appropriate recovery processes to extract gold from the ore and construct or expand mining and processing facilities.

The Group’s future growth and profitability will depend, in part, on its ability to identify and acquire additional mineral rights and/or properties containing reserves, and on the costs and results of its continued exploration and development programmes. The Group’s reserves will decline as gold is produced. In addition, the volume of production from the properties generally declines as reserves are depleted. The subsoil areas over which the Group’s mineral exploration rights relate may not contain commercially exploitable reserves of metals and minerals including gold and iron ore or may contain quantities which qualify the reserves as Strategic Deposits (in the case of gold). Uncertainties as to the metallurgical recovery of any minerals discovered may mean that it does not warrant processing on the basis of available technology. If the Group is unsuccessful in this, the Group’s total reserves and production will decline, which would have a material adverse effect on the Group’s business, results of operations and financial condition.

If the Group discovers a viable deposit, it will usually take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. Moreover, the Group will use the evaluation work of professional geologists, geophysicists and engineers for estimates in determining whether to commence or continue mining. These estimates generally rely on scientific and economic assumptions, which in some instances may not be correct, and could result in the expenditure of

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substantial amounts of money on a deposit before it can be determined whether or not the deposit contains economically recoverable mineralisation. As a result of these uncertainties, the exploration programmes in which the Group is engaged may not result in the expansion or replacement of the current production with new reserves or operations.

If management determines that capitalised costs associated with any of the Group’s mineral interests are not likely to be recovered, the Group would incur a write-down on its investment in that interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

The Group’s operations are subject to the inherent hazards and risks associated with the exploration for and development of mineral deposits. Any metals exploration programme entails risks relating to the location of economically viable ore bodies or gold deposits, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. The geology in which gold mineralisation occurs can make evaluations of the potential size of deposits especially difficult to determine, as the gold bearing mineralised zones have inherently unpredictable characteristics. No assurance can be given that any minerals exploration programme will result in any new commercial mining operation or in the discovery of new resources.

3.	The Group’s mineral reserves and resources are estimates based on a range of assumptions and actual mineral resources could be less than current estimates. The Group’s estimates of mine life may prove to be inaccurate

The Group’s mineral reserves and resources are estimates based on a range of assumptions, including the results of exploratory drilling, ongoing sampling of the ore bodies, past experience with mining properties and the experience of the expert engaged to carry out the reserve estimates. Other uncertainties inherent in estimating reserves include subjective judgements and determinations based on available geological, technical, contractual and economic information. Some assumptions may be valid at the time of estimation but may change significantly when new information becomes available.

Because the ore reserve and resource estimates are calculated based on current estimates of production costs and product prices, they should not be interpreted as assurances of the economic life of the deposits or the profitability of the Group’s future operations. Descriptions of mineral resources in this Prospectus constitute estimates of the Group that comply with standard evaluation methods generally approved in the international mining industry and, where specified, are stated in conformity with the JORC Code. In respect of these estimates, there can be no assurance that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realised or that mining and processing will be economically profitable. The actual mineral resources may not conform to geological, metallurgical or other expectations. A sustained decline in relevant market prices could render ore reserves and resources containing lower grades and/or mineralisation uneconomic to recover and ultimately require a restatement of reserves and resources. Increased production costs, reduced recovery rates and other factors, may also render exploitation of the Group’s mineral resources uneconomical. These and other factors could mean that the Group’s estimates of a mine life could be inaccurate.

The information provided in this Prospectus on the Group’s mineral resources is not indicative of the Group’s future production levels or results of operations. Furthermore, the estimates of different geologists and mining engineers may vary, and the results of the Group’s mining and production subsequent to the date of an estimate may lead to revision of estimates.

Changes to any of the assumptions on which the Group’s Reserve and Resource estimates are based could lead to the reported Reserves being restated. Changes in the Reserves and Resources could adversely impact the economic life of deposits and the profitability of the Group’s operations. Further, mineral resources are based on limited sampling and, consequently, are uncertain as the samples may not be representative of the entire deposit and mineral resource. As a better understanding of the deposit is obtained, the estimates may change significantly. If the Group’s actual mineral resources are less than current estimates or there is a failure of the reserves and resources to meet recovery expectations, it could have a material adverse effect on the Group’s business, results of operations and financial condition.

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There can be no assurance that the Group will be able to identify Reserves or Resources or continue to extend the mine life of its existing operations. Without such additional Reserves and Resources, any increase in the level of annual production would therefore shorten the life of the Group’s existing operations. Any failure by the Group to identify, delineate and Reserves and Resources in the future could have a material adverse effect on the Group’s business, results of operations and financial condition.

4.	Labour risks including health and safety issues relating to a mining business

As with other mining companies, certain of the operations of the Group are carried out under potentially hazardous conditions. Group employees may become exposed to health and safety risks which may lead to the occurrence of work-related accidents and harm to the Group’s employees. In the past, the Group has suffered fatal accidents. Any future accidents or other occupational health and safety incidents caused by Group Companies or third parties could result in further investigations, adversely affect production levels, cause production stoppages, harm the Company’s reputation and adversely affect its relationship with its contract partners and other stakeholders. Any such event could have a material adverse effect on the Group’s business, financial condition and results of operations. In particular, the Group’s operations require the use of hazardous substances including cyanide and other reagents. Accidental spillages of cyanide and other chemicals may result in damage to the environment, personnel and individuals within the local community, which could also result in production delays and financial loss.

Whilst the Directors intend to continue to operate in accordance with relevant health and safety regulations and requirements, the Group remains susceptible to the possibility that liabilities might arise as a result of accidents, fatalities or other workforce-related misfortunes, some of which may be beyond the Group’s control. The occurrence of any accidents could delay production, increase production costs and/or result in liability for the Group.

RISKS RELATING TO THE RIGHTS ISSUE AND THE SHARES

1.	If the Founders Arrangements fail or are not approved, then the Refinancing will not proceed

As Peter Hambro and Dr Maslovskiy are directors of the Company the Founders Arrangements constitute a related party transaction under the Listing Rules and are conditional, therefore, upon the approval of Shareholders (other than Peter Hambro and Dr Maslovskiy and their associates) at the General Meeting. As Resolution 2 (which relates to the Founders Arrangements) is subject to, and conditional upon, Resolution 1 (which relates to the Refinancing more generally) having been approved and vice versa, if Resolution 2 is not approved by Shareholders then the Refinancing will not proceed.

The obligations of the Underwriter under the Underwriting Agreement are subject to certain conditions. If any condition is not satisfied (or waived by the Underwriter in accordance with the Underwriting Agreement) or becomes incapable of being satisfied by the required time and date this would also result in the Refinancing not proceeding. Likewise the Recapitalisation Agreement provides for substantially equivalent termination rights in relation to the Refinancing as those of the Underwriter under the Underwriting Agreement and are exercisable by any of Peter Hambro and Pavel Maslovskiy (acting together) and the Qualifying Bondholders (acting separately). The consent of the same group is required, together with holders of at least 50 per cent. of the remaining Existing Bonds held by the parties to that agreement, for the giving of any waiver in respect of, or the making of any amendments to specified conditions in the Underwriting Agreement. The failure of any condition to implementation of the Refinancing set out in the Recapitalisation Agreement would also result in the Refinancing not proceeding.

One of the conditions in the Underwriting Agreement and in the Recapitalisation Agreement is that each of APB and the Founders SPV have entered into certain escrow agreements with the Underwriter and the escrow agent three business days prior to the Bondholders Meeting and, amongst other things, APB has deposited cash representing the full amount of the Founder Entities’ conditional cash subscription commitment, being £19.8 million (US$30.0 million), in the relevant escrow account by the date that is two Business Days before the Bondholders Meeting. If APB and/or the Founders SPV fail to enter into these escrow agreements or fail to deposit the full amount of the Founder Entities’ conditional cash subscription

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commitment into the relevant escrow account, in each case, by the required date or otherwise fail to comply with all their respective obligations in the escrow agreements then the Refinancing will not proceed.

If the Refinancing is not implemented in any of the above circumstances it is unlikely that the Group will be able to sell sufficient assets and/or reach amended agreements with the Bondholders and its Senior Lenders in time to preclude Group Companies having to cease trading or being placed into liquidation, administration or other insolvency procedures which, among other things, could materially and adversely affect Group licences or result in the loss of those licences.

2.	The price of the Shares may fluctuate

The market price of the Shares is subject to fluctuations due to changes in sentiment in the market or in response to various facts and events, whether occurring in the UK, Russia or in other jurisdictions. Any regulatory changes affecting the Group’s operations or capital structure, variations in the Group’s financial results or its ability to manage its debt may cause volatility in its share price. In addition, business developments of the Group or its competitors or changes in financial estimates for the Group or competitors in the industry by securities analysts may have an impact on the market price of the Shares. Stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices of listed securities. Events unrelated to the Company’s operating performance or prospects may have an impact on the Company’s share price. Factors such as changes in interest rates, exchange rates and the rate of inflation, changes in fiscal, monetary or regulatory policies or international hostilities may also negatively affect the Group’s share price. Significant disposals of Shares by the Company’s major shareholders could have an adverse effect on the market price of the Shares. These factors could also make it more difficult to raise capital through equity or equity linked offerings. The price at which investors may dispose of their Shares may be influenced by a number of factors, some of which may be related to the Group and others which are not and investors may realise less than the original amount invested. Furthermore, the Company’s results and prospects may from time to time be below the expectations of market analysts and investors. Any of these events could adversely affect the market price of the Shares and the Company cannot ensure that the price of its Shares will not decline below the Issue Price.

3.	The absence of an active trading market in Nil Paid Rights and any volatility in the trading price of Nil Paid Rights

The trading period for the Nil Paid Rights is expected to commence on 27 February 2015 and to end on 13 March 2015 and the Nil Paid Rights will not be traded on any exchange other than the London Stock Exchange. Because the trading price of the Nil Paid Rights depends on the trading price of the Ordinary Shares, the price of the Nil Paid Rights will be subject to the same risks as the price of the Shares. Furthermore, given that the Nil Paid Rights will have a lower value than the Shares and will only have a limited trading life, an active trading market in the Nil Paid Rights may not develop on the London Stock Exchange during that period. Accordingly, the price of the Nil Paid Rights may be highly volatile and there is no certainty that a Qualifying Shareholder will be able to realise value for their Rights.

4.	The admission of the New Ordinary Shares to the Official List and to trading on the London Stock Exchange may not occur when expected; once admitted there may be a lack of liquidity in the Shares

Until the New Ordinary Shares are admitted to the premium listing segment of the Official List and to trading on the London Stock Exchange, they will not be fungible with Existing Shares currently traded on the London Stock Exchange. There is no assurance that the Admission will take place when expected. Once Admission takes place, there can be no guarantee that there will be a liquid market in the Shares. The value of an investment in the Shares may, therefore, be difficult to realise.

5.	Overseas Shareholders may not be able to participate in the Rights Issue or future equity offerings

Overseas Shareholders might not be able to participate in the Rights Issue or future equity offerings unless the Company complies with all applicable local laws and regulations. In particular, Shareholders located in the United States will not be able to participate in the Rights Issue, subject to certain exceptions. Similarly, if the Company conducts further equity offerings in the future, there can be no assurance that the securities offered would be registered under the Securities Act or that an applicable exemption would be available in

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order for Shareholders located in the United States to be able to participate. While the Company would evaluate the indirect benefits of enabling its Shareholders located in the United States to participate in such offerings, no assurance can be given that the Company will decide to register the Shares or any future rights or other securities, or that an exemption from the registration requirements of the Securities Act would be available to enable such Shareholders in the United States to exercise such rights or, if available, that the Company would utilise any such exemption.

6.	Shareholders who do not (or who are not permitted to) acquire New Ordinary Shares will experience dilution in their ownership of the Company

The issue of New Ordinary Shares will cause Shareholders who have not exercised their Rights to experience a dilution of their ownership interest and voting rights, and such dilution may be material. Even if any such Qualifying Shareholder elects to sell his or her unexercised Nil Paid Rights, or such Nil Paid Rights are sold on his or her behalf, the consideration he or she receives may not be sufficient to compensate him or her fully for the dilution of his or her percentage ownership of the Company’s share capital which may be caused as a result of the Rights Issue.

7.	Shareholdings in the Group may be diluted in other ways

Any increase in the number of Shares in the market arising from issues of Shares, the exercise of conversion rights under the New Bonds or the exercise of employee options and the possibility of sales of Shares as the result of such exercise may have a negative effect on the market price of the Shares as well as diluting the voting power of Shareholders.

8.	The proposed new Articles include provisions to address restrictions in relation to the direct or indirect ownership by non-Russians of the shares of certain of the Company’s subsidiaries. These may affect the marketability of the Company’s Shares and/or the Company’s ability to attract certain investors

Certain of the Group’s assets are now categorised as “strategic assets” for the purposes of the Strategic Asset Laws. Therefore, there could be adverse consequences for the Group and its stakeholders were a person (or persons acting in concert) to acquire Shares or an interest in Shares, or acquire management control over, the Company or relevant subsidiaries without obtaining an approval for such acquisition, which is required under the Strategic Asset Laws. The Directors have, therefore, decided to seek the approval of Shareholders to the adoption of new Articles which include provisions designed to permit it to maintain the required Shareholder composition necessary to comply with the Strategic Asset Laws. Resolution 1 (which, amongst other things, seeks the approval of Shareholders to the adoption of the new Articles) if passed will give the Board the ability (in summary) to refuse to register transfers in breach of the Strategic Asset Laws and to require Shareholders holding Shares in breach of the Strategic Asset Laws to transfer their Shares to someone permitted to hold them, failing which the Company can effect a mandatory transfer of their Shares. Pending a required transfer or if Shares are otherwise held in breach of the Strategic Asset Laws, the Company may (inter alia) suspend their voting rights. These proposed amendments to the Articles may adversely affect the marketability of the Company’s Shares and/or the Company’s ability to attract certain investors.

Even if Resolution 1 is adopted, there is no certainty that transfers which would breach the Strategic Asset Laws will be identified in advance nor that holdings in breach will be identified. There is also no certainty that in all circumstances the Russian authorities would consider that the adaption and application of these powers would be sufficient to remedy any alleged breach of the Strategic Asset Laws.

9.	The ability of an Overseas Shareholder to bring an action or enforce a judgement against the Company or its Directors may be limited

The ability of an Overseas Shareholder to bring an action against the Company may be limited under applicable laws. The Company is a public company incorporated in England and Wales and the rights of Shareholders are governed by English law and by the Articles. It may not be possible for an Overseas Shareholder to effect service of process upon the Directors within the Overseas Shareholder’s country of residence or to enforce against the Directors judgments of courts of the Overseas Shareholder’s country of residence based on civil liabilities under that country’s securities laws. There can be no assurances that an Overseas Shareholder will be able to enforce any judgements in civil and commercial matters or any

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judgements under the securities laws of countries other than England against the Directors who are residents of countries other than those in which such judgements are made. In addition, English or other courts may not impose civil liability on the Directors in any original action based solely on foreign securities laws brought against the company or its Directors in a court of competent jurisdiction in the United Kingdom or other countries.

10.	Shareholders may have limited recourse against the Group’s independent auditor

The auditor’s reports relating to the Consolidated Financial Statements incorporated by reference herein include language limiting the auditor’s scope of responsibility in relation to such reports and the financial statements to which they relate. Such language is intended to disclaim liability to subscribers of the New Ordinary Shares, even if such subscribers were members of the Company on the date such auditor’s reports were delivered. If a court in any jurisdiction were to give effect to such language, investors in the New Ordinary Shares may have only limited recourse against the independent auditor based on its reports or the financial statements to which they relate.

11.	Shareholders may be subject to risks associated with taxation, including United States Tax Withholding and Reporting under the Foreign Account Tax Compliance Act (FATCA)

The United States has enacted rules, commonly referred to as “FATCA,” that generally impose a new reporting and withholding regime with respect to certain US source payments (including dividends and interest), gross proceeds from the disposition of property that can produce US source interest and dividends and certain payments made by entities that are classified as financial institutions under FATCA. As currently drafted, the Company does not expect that withholding under FATCA will apply to payments on the New Ordinary Shares. However, significant aspects of if or how FATCA will apply to non-US issuers like the Company remain unclear, and no assurance can be given that withholding under FATCA will not become relevant with respect to payments on the New Ordinary Shares in the future. Even if FATCA were to become relevant to payments on the New Ordinary Shares, it would not be applicable earlier than 1 January 2017. Shareholders and prospective investors should consult their own tax advisers regarding the potential impact of FATCA to an investment in the New Ordinary Shares.

12.	International shareholders are subject to exchange rate risk

The Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares are priced in Pounds Sterling. Accordingly, the value of the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares is likely to fluctuate in line with any fluctuation of the exchange rate between the local currency of the country in which an investor outside the UK is based and the Pound Sterling. If the value of the Pound Sterling depreciates against the local currency of the country in which an investor outside the UK is based, the value of the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares will decrease.

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DIRECTORS, SECRETARY, REGISTERED OFFICE AND ADVISERS

Directors	Mr Peter Charles Percival Hambro (Chairman)
Dr Pavel Alexeivich Maslovskiy (Chief Executive Officer)
Mr Martin Smith (Deputy Chief Executive Officer)
Mr Andrey Viktorovich Maruta (Chief Financial Officer)
Dr Alfiya Rustamovna Samokhvalova (Strategic Director)
Mr Dmitry Yurievich Chekashkin
(Chief Operating Officer)
Dr Graham John Birch (Senior Independent
Non-Executive Director)
Sir Malcolm David Field (Non-Executive Director)
Field Marshal the Lord Charles Ronald
Llewelyn Guthrie of Craigiebank (Non-Executive Director)
Dr David Selwyn Cenric Humphreys (Non-Executive Director)
Sir Roderic Michael John Lyne (Non-Executive Director)
Mr Charles Senff McVeigh III (Non-Executive Director)

Company Secretary	Ms Amanda Whalley

Registered Office	11 Grosvenor Place, London SW1X 7HH

Underwriter	Merrill Lynch International
2 King Edward Street
London EC1A 1HQ

Sponsor and Joint Project Co-ordinator	Merrill Lynch International

Joint Project Co-ordinator	SIB (Cyprus) Limited
Alpha Business Center
1st Floor, Block B
27 Pindarou Street, CY-1060
Nicosia
Cyprus

Legal Adviser to the Company as to English and US law	Norton Rose Fulbright LLP 3 More London Riverside London SE1 2AQ

Legal Adviser to the Company as to Russian law	Norton Rose Fulbright (Central Europe) LLP White Square Office Center
Butyrsky val Str. 10 Bldg A. Moscow 125047 Russian Federation

Legal Adviser to the Sponsor as to English law	Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS

Independent Auditor and Reporting Accountants	Deloitte LLP 2 New Street Square London EC4A 3BZ

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Receiving Agent	Capita Asset Services Corporate Actions The Registry 34 Beckenham Road Beckenham Kent BR3 4TU

Registrars	Capita Asset Services The Registry 34 Beckenham Road Beckenham Kent BR3 4TU

Principal Bankers	The Royal Bank of Scotland Plc 3rd Floor 5-10 Great Tower Street London EC3P 3HX UBS 3 Finsbury Avenue London EC2M 2AN

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EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Each of the times and dates in the table below is indicative only and may be subject to change.

Please read the notes relating to this timetable set out below.

2015

Meeting of the Existing Bondholders	10.00 a.m on 24 February

Latest time and date for receipt of Forms of Proxy	11.00 a.m. on 24 February

Record Date for entitlement under the Rights Issue for Qualifying Shareholders	close of business on 24 February

General Meeting	11.00 a.m. on 26 February

Provisional Allotment Letters despatched (to Qualifying Non-CREST Shareholders)	26 February

Admission and dealings in New Ordinary Shares, nil paid, commence on the
London Stock Exchange	8.00 a.m. on 27 February

Shares marked “ex-rights” by the London Stock Exchange	8.00 a.m. on 27 February

Nil Paid Rights credited to stock accounts in CREST	as soon as practicable after
(Qualifying CREST Shareholders only)	8.00 a.m on 27 February

Nil Paid Rights and Fully Paid Rights enabled in CREST	as soon as practicable after
8.00 a.m. on 27 February

Recommended latest time for requesting withdrawal of Nil Paid Rights or Fully Paid Rights from CREST (i.e. if your Nil Paid Rights or Fully Paid Rights are in CREST and you wish to convert them into certificated form)	4.30 p.m. on 9 March

Latest time and date for depositing renounced Provisional Allotment Letters, nil paid or fully paid, into CREST or for dematerialising Nil Paid Rights or Fully Paid Rights into a CREST stock account (i.e. if your Nil Paid Rights or Fully Paid Rights are represented by a Provisional Allotment Letter and you wish to convert them to uncertificated form)	3.00 p.m. on 10 March

Latest time and date for splitting Provisional Allotment Letters, nil paid or fully paid	3.00 p.m. on 11 March

Latest time and date for acceptance, payment in full and registration of
renounced Provisional Allotment Letters	11.00 a.m. on 13 March

Result of Rights Issue to be announced	by 8.00 a.m. on 16 March

Dealings in New Ordinary Shares taken up pursuant to the
Rights Issue, fully paid, commence on the London Stock Exchange	by 8.00 a.m. on 16 March

New Ordinary Shares credited to CREST stock accounts (uncertificated holders only)	as soon as possible after 8.00 a.m. on 16 March

Expected date of despatch of definitive share certificates for New Ordinary Shares in certificated form	by not later than 30 March

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Notes:

(I)	Each of the times and dates set out in the above timetable and mentioned in this Prospectus, the Provisional Allotment Letter and in any other document issued in connection with the Rights Issue, the Mandatory Debt-for-Equity Exchange and the New Voluntary Debt-for-Equity Exchange is subject to change by the Company (with the agreement of, in certain instances, the Sponsor and certain other parties to the Recapitalisation Agreement), in which event details of the new times and dates will be notified to the FCA and, where appropriate, to Shareholders.

(II)	Any reference to a time in this Prospectus is to London time, unless otherwise specified.

(III)	The ability to participate in the Rights Issue, the Cash Underwriting and the New Voluntary Debt-for-Equity Exchange is subject to certain restrictions relating to Shareholders with registered addresses or located or resident in countries outside the UK, details of which are set out in Part 2 (Terms and Conditional of the Rights Issue) of this Prospectus.

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NEW ORDINARY SHARE ISSUE STATISTICS

Expected number of Shares in issue as at 28 January 2015 (being the last practicable day prior to the publication of this Prospectus)	197,638,425

Number of New Ordinary Shares to be provisionally allotted pursuant to the Rights Issue	3,102,923,272

Basis of Rights Issue	157 New Ordinary Shares for every 10 Existing Shares held at the Record Date

Issue Price	5 pence

Value of the maximum number of New Ordinary Shares that could be issued pursuant to the Rights Issue at the Issue Price	£155.1 million

Amount of commissions, fees and expenses payable by the Company in respect of the Refinancing	£20 million

New Ordinary Shares as a percentage of the Company’s enlarged issued share capital immediately after the completion of the Refinancing	94 per cent.

Shares in issue immediately after the Refinancing	3,300,561,697

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IMPORTANT INFORMATION

No person has been authorised to give any information or make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorised by the Company, the Directors, Merrill Lynch International or SIB, or any of them. No representation or warranty, express or implied, is made by Merrill Lynch International or SIB as to the accuracy or completeness of such information. Without prejudice to any obligation of the Company to publish a supplementary prospectus, neither the publication of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Group or that the information contained in this Prospectus is correct since the date hereof.

None of the Company nor Merrill Lynch International or SIB, nor any of their respective representatives, is making any representation to any offeree or purchaser of the Shares regarding the legality of an investment in the Shares by such offeree or purchaser under the laws applicable to such offeree or purchaser.

Notice to investors

The contents of this Prospectus are not to be construed as legal, business or tax advice. Each prospective investor should consult its own lawyer, financial adviser or tax adviser in relation to the legal, business, financial or tax aspects of a purchase of the Shares.

In making an investment decision, each investor must rely on their own examination, analysis and enquiry of the Company and the terms of the Rights Issue, the Bond Restructuring and Admission, including the merits and risks involved.

The investors also acknowledge that: (i) they have not relied on either Merrill Lynch International or SIB or any person affiliated with either Merrill Lynch International or SIB in connection with any investigation of the accuracy of any information contained in this Prospectus or their investment decision; and (ii) they have relied only on the information contained in this Prospectus, and that no person has been authorised to give any information or to make any representation concerning the Company or its subsidiaries or the Shares (other than as contained in this Prospectus) and, if given or made, any such other information or representation should not be relied upon as having been authorised by the Company or Merrill Lynch International or SIB.

In connection with the Rights Issue and Admission, Merrill Lynch International and any of its affiliates, acting as an investor for its own account, may take up Shares in the Rights Issue and in that capacity may retain, purchase or sell for its own account such securities and any Shares or related investments and may offer or sell such Shares or other investments otherwise than in connection with the Rights Issue. Accordingly, references in the Prospectus to Shares being offered or placed should be read as including any offering or placement of Shares to Merrill Lynch International or any of its affiliates acting in such capacity. Merrill Lynch international does not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so. In addition, Merrill Lynch International or its affiliates may enter into financing arrangements (including swaps) with investors in connection with which Merrill Lynch International (or its affiliates) may from time to time acquire, hold or dispose of Shares.

Certain terms used in this Prospectus are defined in Part 14 (Definitions) of this Prospectus.

Except as otherwise provided for herein, none of this Prospectus nor the Provisional Allotment Letter nor the crediting of Nil Paid Rights to a stock account in CREST constitutes, or will constitute, or form part of any offer or invitation to sell or issue, or any solicitation of any offer to subscribe for, purchase or acquire the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares in any jurisdiction in which such an offer or invitation or issue or solicitation is unlawful.

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Shareholders in the United States may not exercise their Nil Paid Rights or Fully Paid Rights or subscribe for or acquire any New Ordinary Shares in connection with the Rights Issue. The attention of Overseas Shareholders and other recipients of this Prospectus and/or the Provisional Allotment Letter who are residents or citizens of any country other than the United Kingdom or who have a contractual or other obligation to forward this Prospectus and/or the Provisional Allotment Letter to a jurisdiction outside the United Kingdom is drawn to section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

Bondholders should consider the provisions in relation to securities laws and regulations set out in the Exchange Offer and Consent Solicitation Memorandum.

Sourcing and presentation of certain information

Statistical data and other information appearing in this Prospectus relating to the Company has, unless otherwise stated, been extracted from documents and other publications released by the Company. In the case of the presented statistical information, similar statistics may be obtainable from other sources, although the underlying assumptions and methodology, and consequently the resulting data, may vary from source to source.

Where third-party information has been used in this Prospectus such information has been accurately reproduced and, so far as the Company is aware and is able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. Where third party information has been used in this Prospectus, the source of such information has been identified.

Percentages in tables have been rounded and accordingly may not add up to 100 per cent. Certain financial and other data has also been rounded. As a result of this rounding, the totals of data presented in this Prospectus may vary slightly from the actual arithmetical totals of such data.

All references to reserves and resources, capital expenditure, loans and valuations in this Prospectus are to 100 per cent. thereof, unless otherwise stated, notwithstanding that in certain cases the percentage interest attributable to the Group may be less than this.

Presentation of financial information for the Group

This Prospectus incorporates by reference:

•	the unaudited condensed consolidated interim financial statements of the Group as at and for the six months ended 30 June 2014 (2014 Interim Financial Statements) which include as comparative financial information the unaudited consolidated financial information of the Group as at and for the six months ended 30 June 2013;

•	the audited consolidated financial statements of the Group as at and for the year ended 31 December 2013 (2013 Financial Statements), which include as comparative financial information the unaudited consolidated financial information of the Group as at and for the year ended 31 December 2012 that has been restated (as explained below);

•	the audited consolidated financial statements of the Group as at and for the year ended 31 December 2012 (2012 Financial Statements); and

•	the audited consolidated financial statements of the Group as at and for the year ended 31 December 2011 (2011 Financial Statements).

The 2013 Financial Statements, 2012 Financial Statements and 2011 Financial Statements are collectively referred to as the Annual Financial Statements, and together with the 2014 Interim Financial Statements, represent the Consolidated Financial Statements.

The Annual Financial Statements were prepared in accordance with IFRS. The 2014 Interim Financial Statements IAS 34 “Interim Financial Reporting” as adopted by the EU. The Consolidated Financial Statements are hereinafter referred to as being prepared in accordance with IFRS as adopted by the EU.

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The Group presented IRC as a discontinued operation in the 2013 Financial Statements. As a result, the 2012 comparatives presented in the 2013 Financial Statements were restated to ensure the presentation of IRC on a comparable basis. IRC was presented as part of continuing operations in both the 2012 Financial Statements and the 2011 Financial Statements. As such, financial information included herein has been derived as follows:

•	the financial information as at and for the six month period ended 30 June 2014 and for the six month period ended 2013 set forth herein has been derived from the 2014 Interim Financial Statements;

•	the financial information as at and for the year ended 31 December 2013 set forth herein has been derived from the 2013 Financial Statements;

•	the financial information as at and for the year ended 31 December 2012 set forth herein has, unless otherwise indicated, been derived from the 2012 Financial Statements. In certain instances, namely where specific financial statement line items have been impacted by the recognition of IRC as a discontinued operation, financial information as at and for the year ended 31 December 2012 has been derived from the 2013 Financial Statements (such individual balances are noted as being impacted by IRC Restatement). In certain instances, the terms “Pre-restated” and “Restated” have been used when the restated and unrestated amounts as at and for the year ended 31 December 2012 have been presented side-by-side to avoid confusion. In the absence of such labelling, it should be construed that the financial information was not impacted by this restatement; and

•	the financial information as at and for the year ended 31 December 2011 set forth herein has been derived from the 2011 Financial Statements.

The reporting currency of the Group is the US Dollar. The underlying financial information stated in local currency has been translated into US Dollars on the basis set out in the section entitled “Currencies” below.

The financial information incorporated by reference into this Prospectus is not intended to comply with the applicable accounting requirements of the Securities Act and the related rules and regulations that would apply if the New Ordinary Shares were to be registered in the United States. Compliance with such requirements would require the modification or exclusion of certain information included in this Prospectus, and the presentation of certain information which is not included in this Prospectus.

Unaudited pro forma statement of net assets

In this Prospectus, any reference to “pro forma” financial information is to information which has been extracted without material adjustment from the unaudited pro forma statement of net assets contained in Part 7 (Unaudited Pro Forma Statement of Net Assets) of this Prospectus. The unaudited pro forma statement of net assets is based on the net assets of the Group as at 30 June 2014 which have been extracted without material adjustment from the 2014 Interim Financial Statements. The accounting policies used in the preparation of the unaudited pro forma statement are consistent with those used by the Group in its 2014 Interim Financial Statements. The unaudited pro forma statement of net assets has been prepared for illustrative purposes only to illustrate the effect of how the Refinancing might have affected the financial information of the Company had the Refinancing been undertaken as at the date stated. Because of its nature, the unaudited pro forma statement of net assets addresses a hypothetical situation and, therefore, does not represent the Group’s actual financial position or results.

Use of financial measures not recognised under IFRS

Underlying EBITDA

The Group presents Underlying EBITDA as (loss)/profit for the period from continuing operations before taxation, other finance (gains)/losses, interest expense, investment income, foreign exchange losses/(gains), impairment of ore stockpiles, impairment of mining assets and goodwill, impairment of exploration and evaluation assets and depreciation.

Underlying EBITDA is presented in this Prospectus because the Group considers it to be an important supplemental measure of the Group’s financial performance. Additionally, the Group believes this measure

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is frequently used by investors, securities analysts and other interested parties to evaluate the efficiency of a group’s operations and its ability to employ its earnings toward repayment of debt, capital expenditures and working capital requirements. Underlying EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for the Group’s operating results as reported under IFRS. Some of these limitations are as follows:

•	Underlying EBITDA does not reflect the impact of significant interest expense or the cash requirements necessary to service interest or principal payments in respect of any borrowings, which could further increase if the Group incurs more debt;

•	Underlying EBITDA does not reflect the impact of income tax expense on the Group’s operating performance;

•	Underlying EBITDA does not reflect the impact of depreciation of assets on the Group’s performance. The assets of the Group’s business which are being depreciated will have to be replaced in the future, and such depreciation expense may approximate the cost to replace these assets in the future. By excluding this expense from Underlying EBITDA, Underlying EBITDA does not reflect the Group’s future cash requirements for these replacements;

•	Underlying EBITDA does not reflect the Group’s cash expenditure or future requirements for capital expenditure or contractual commitments;

•	Underlying EBITDA does not reflect changes in or cash requirements for the Group’s working capital needs;

•	Underlying EBITDA does not reflect the impact of a number of other significant non-cash items, specifically the reversal of gain attributed to re-measuring equity interest in Omchak, foreign exchange losses/(gains), impairment of ore stockpiles, impairment of mining assets and goodwill, and impairment of exploration and evaluation assets; and

•	other companies in the Group’s industry may calculate Underlying EBITDA differently or may use them for different purposes than the Group, limiting their usefulness as a comparative measure.

The Company compensates for these limitations by relying on its IFRS results and using Underlying EBITDA only as a supplemental measure.

Underlying EBITDA is a measure of the Group’s operating performance that is not required by, or presented in accordance with, IFRS. Underlying EBITDA is not a measurement of the Group’s operating performance under IFRS and should not be considered as an alternative to profit for the year, operating profit or any other performance measures derived in accordance with IFRS, or as an alternative to cash flow from operating activities or as a measure of the Group’s liquidity. In particular, Underlying EBITDA should not be considered as a measure of discretionary cash available to the Group to invest in the growth of its business. For the calculation of the Group’s Underlying EBITDA for the six month periods ended 30 June 2014 and 30 June 2013 and the years ended 31 December 2013, 31 December 2012 (restated), 31 December 2012 (pre-restated) and 31 December 2011, and the reconciliation of Underlying EBITDA for each such year to profit for the period from continuing operations see Part 4 (Selected Financial Information).

Operating cash expenses, operating cash costs, total cash costs and total cash costs per oz

This Prospectus presents financial items such as “operating cash expenses”, “operating cash costs”, “total cash costs”, and “total cash costs per oz” that have been determined using industry standards as specified by the Gold Institute and are not measures under IFRS. An investor should not consider these items in isolation or as alternatives to any measure of financial performance presented in accordance with IFRS in this Prospectus.

Operating cash expenses are defined by the Group as the total of staff costs, materials, fuel, electricity, other external services, other operating expenses, and the movement in ore stockpiles, work in progress and bullion in process attributable to gold production (excluding deferred stripping costs). Operating cash expenses are presented on both a consolidated (referred to as “Total operating cash expenses”) and segment (referred to

74

as “operating cash expenses”) basis. Refer to Part 5 (Operating and Financial Review) of this Prospectus for a computation of such amounts.

Operating cash costs are defined by the Group as operating cash expenses plus refinery and transportation costs, other taxes, mining tax and amortisation of deferred stripping costs. This also equates to the Group’s segment result as reported under IFRS plus each segment’s share of results of associates, loss/gain on disposal of subsidiaries, impairment of ore stockpiles, impairment of exploration and evaluation assets, impairment of mining assets and goodwill, central administration expenses and depreciation, minus each segment’s share of revenue from external customers. Operating cash costs are presented on a segment basis. Refer to Part 5 (Operating and Financial Review) of this Prospectus for a computation of such amounts relative to operating cash expenses, and Part 4 (Selected Financial Information) of this Prospectus for a reconciliation of such amounts to the Group’s segment result.

Total cash costs are defined by the Group as operating cash costs less co-product revenue. Total cash costs are presented on a segment basis. Refer to Part 5 (Operating and Financial Review) of this Prospectus for a computation of such amounts.

Total cash costs per oz are defined by the Group as total cash costs divided by physical volume of gold sold. Total cash costs per oz are presented on a segment basis, refer to Part 5 (Operating and Financial Review) of this Prospectus for a computation of such amounts.

The financial items “operating cash expenses”, “operating cash costs”, “total cash costs”, and “total cash costs per oz” presented by the Group have been calculated by management and have not been independently verified by the Group’s auditor. Operating cash expenses, operating cash costs, total cash costs, and total cash costs per oz are discussed throughout this Prospectus because the Company believes they provide a measure for comparing the Group’s operational performance against that of its peer group. In addition, the Group uses these measurements to compare the performance of the Group’s operations period-to-period, to monitor costs and to evaluate operating efficiency. Total cash costs are not defined by IFRS and should not be considered in isolation or as an alternative to operating expenses or cost of sales, or any measure of liquidity such as net cash from operating activities. Although the presentation of operating cash expenses, operating cash costs, total cash costs, and total cash costs per oz is common industry practice, the Group’s calculations of these items may vary from other gold mining companies’ calculations, and by themselves do not necessarily provide a basis for comparison with other gold mining companies.

While the Gold Institute has provided definitions for the calculation of “operating cash expenses”, “operating cash costs”, “total cash costs”, and “total cash costs per oz”, the application and precise definition of these measurements and the definitions of certain other non-IFRS financial measures as utilised by the Group and included herein may vary significantly from those utilised by other gold mining companies, and as such may not necessarily provide a basis for comparison with other gold mining companies. An investor should not consider these items in isolation or as alternatives to cost of sales, profit for the year attributable to shareholders of the Company, net cash generated from operating activities or any other measure of financial performance presented in accordance with IFRS. However, the Directors believe that operating cash expenses, operating cash costs, total cash costs and total cash costs per oz by mine are useful indicators to investors and management of a mine’s performance because they provide a useful indication of a mine’s profitability, efficiency and cash flows. They also show the trend in costs as the mine matures over time and on a consistent basis. These costs can also be used as a benchmark of performance to allow for comparison against mines belonging to other gold mining companies.

Currencies

In this Prospectus, references to “Pounds Sterling”, “pence”, “£” or “p” are to the lawful currency of the United Kingdom, references to “US Dollars”, “$”, “US$”, “cents” or “¢” are to the lawful currency of the United States, references to “Roubles” or “RUR” are to the lawful currency of Russia, references to “HKD” are to the lawful currency of Hong Kong. References to “Euro” or “€” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

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Unless otherwise indicated, the financial information contained in this Prospectus has been expressed in US Dollars. The presentational and functional currency of the Group is the US Dollar. Balance sheet items are translated into US Dollars at period end exchange rates. These translations should not be construed as representations that the relevant currency could be converted into US Dollars at the rate indicated or at any other rate.

On 28 January 2015 (being the latest practicable date prior to the publication of this Prospectus):

•	US$1.00 = RUR67.8153 (based on the official exchange rate set by the Central Bank of Russia on 28 January 2015);

•	£1.00 = US$1.5171 (based on data provided by Bloomberg at 4.30 p.m. (London time) on 28 January 2015); and

•	$1.00 = HKD7.7525 (based on data provided by Bloomberg at 4.30 p.m. (London time) on 28 January 2015).

Save as otherwise stated in this Prospectus, the exchange rates above have been applied in this Prospectus for all comparisons between Pounds Sterling, US Dollars, Roubles and HKD.

The basis of the translation of foreign currency transactions and amounts in the Consolidated Financial Statements and a discussion of the effect of exchange rates is set out in Section 2 of Part 4 (Selected Financial Information) and Part 5 (Operating and Financial Review) of this Prospectus.

Ore reserve and mineral resource reporting – basis of preparation

The Group reports Ore Reserves in accordance with the JORC Code in respect of the Key Mining Assets and the Tokur and Visokoe development assets and Mineral Resources in accordance with the JORC Code for these assets and the Yamal Assets. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012.

The JORC Mineral Resource and Ore Reserve Statements for the Group have been prepared internally by the Group’s technical experts following the methodology advised by independent mineral experts, WAI, in 2011 and 2012. The statements were based on the results of an extensive exploration programme, metallurgical testing and other technical work.

The Group reports Mineral Resources and Mineral Reserves for its alluvial assets in accordance with the NAEN Code. The NAEN Code is recognised by European Securities and Markets Authority. The NAEN Code shares the same template with the JORC Code: Mineral Reserves reported in accordance with the NAEN Code are inclusive of mining dilution and mining losses. The NAEN Code allows conversion between the Russian GKZ C1, C2 into Proved and Probable Reserves and also conversion of C1, C2 and P1 into respective Measured, Indicated and Inferred Resources.

Forward-looking statements

This Prospectus includes or incorporates by reference statements that are, or may be deemed to be, “forward- looking statements”. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “plans”, “projects”, “anticipates”, “expects”, “intends”, “may”, “will”, “targets”, “aims”, “aspires”, “hopes”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology, or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts or statements in the present tense. These statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those otherwise expressed.

Forward-looking statements appear in a number of places throughout this Prospectus and include, but are not limited to, statements regarding the Group’s intentions, beliefs or current expectations concerning, among other things, the Group’s results of operations, prospects, growth, strategies and expectations of the industry.

By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. The Company cautions that these forward-looking statements are not guarantees of future

76

performance and that actual results could differ materially from those expressed or implied in these forward- looking statements. Undue reliance should, therefore, not be placed on such forward-looking statements. The development of the markets and the industry in which the Group operates may differ materially from those described in, or suggested by, the forward-looking statements contained in this Prospectus. In addition, even if the development of the markets and the industry in which the Group operates are consistent with the forward-looking statements contained in this Prospectus, those developments may not be indicative of developments in subsequent periods. A number of factors could cause developments to differ materially from those expressed or implied by the forward-looking statements including, without limitation:

•	the ability of the Company to service its indebtedness and comply with financial covenants in its Financing Arrangements;

•	changes in the demand for and pricing of the Group’s commodities, in particular gold and to a lesser extent iron ore;

•	changes in production levels at the Group’s mines;

•	currency fluctuations (including in particular fluctuations in the US Dollar or Rouble);

•	political and economic uncertainty and developments, particularly in Russia;

•	general economic and business conditions, including for example rates of inflation;

•	industry trends and competition;

•	the uncertainties involved in interpreting exploration results and other geological data, the Group’s ability to recover its reserves and develop new reserves and the cost of doing so;

•	uncertainties in the application of laws and regulations as well changes in law or regulation,

•	changes in the Group’s strategies, plans, objectives and goals;

•	the availability and costs of financing in the future; and

•	other factors discussed in the Risk Factors Section, Part 3 (Information on the Group) and Part 5 (Operating and Financial Review) of this Prospectus.

Any forward-looking statements contained in this Prospectus reflect the Group’s current view with respect to future events and are subject to risks relating to future events and other risks, uncertainties and assumptions relating to the Group’s operations and growth strategy. Investors should specifically consider the factors identified in this Prospectus which could cause results to differ before making an investment decision.

Any forward-looking statements contained in this Prospectus apply only as at the date of this Prospectus and are not intended to give any assurance as to future results. The Company will update this Prospectus as required by applicable laws including the Prospectus Rules, the Listing Rules, the Disclosure and Transparency Rules and any other applicable law or regulations, but otherwise expressly disclaims any obligation or undertaking to update or revise any forward-looking statement after the date on which the forward-looking statement was made, whether as a result of new information, future developments or otherwise.

The contents of these sections relating to forward-looking statements in no way seek to qualify or amend the statement relating to the Group’s working capital set out in Part 1 (Letter from the Senior Independent Director) of this Prospectus.

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WHERE TO FIND HELP

If you have any questions relating to the procedure for acceptance and payment under the Rights Issue (but not the Bond Exchange Offer and Consent Solicitation), please telephone the Shareholder Helpline on the numbers set out below. This helpline is available from Monday to Friday between 9.00 a.m. and 5.30 p.m. London time.

Shareholder Helpline telephone numbers:

0871 664 0321 (from inside the United Kingdom); or

+44 208 639 3399 (from outside the United Kingdom)

Calls to 0871 664 0321 from inside the United Kingdom cost ten pence per minute from a BT landline (excluding VAT) plus network charges. Other service providers’ charges may vary. Calls to +44 208 639 3399 from outside the United Kingdom will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes.

Please note that, for legal reasons, the Shareholder Helpline is only able to provide information contained in this Prospectus and information relating to the Company’s register of members and is unable to give advice on the merits of the Rights Issue, the Mandatory Debt-for-Equity Exchange, the Voluntary Debt-for-Equity Exchange, or the Cash Underwriting, or provide financial, legal, tax or investment advice.

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QUESTIONS AND ANSWERS ON THE RIGHTS ISSUE

The questions and answers set out herein are intended to be generic only and, as such, you should also read Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus for full details of what action you should take if you wish to participate in the Rights Issue. If you are in any doubt about the action to be taken you are recommended to seek your own personal financial advice immediately from your stockbroker, solicitor, accountant or other appropriate independent financial adviser duly authorised under FSMA if you are in the UK, or if you are not, from another appropriately authorised financial adviser. The attention of Overseas Shareholders is drawn to section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

The questions and answers set out in this section of this Prospectus deal with general questions relating to the Rights Issue only and more specific questions relating to the Ordinary Shares held by persons resident in the United Kingdom who hold their Ordinary Shares in certificated form and persons whose Ordinary Shares are on the Register. This section does not deal with questions relating to the Mandatory Debt-for-Equity Exchange, the Voluntary Debt-for-Equity Exchange, the New Voluntary Debt-for-Equity Exchange or the Cash Underwriting.

If you are an Overseas Shareholder you should read section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus and you should take professional advice as to whether you are eligible and/or need to observe any formalities to enable you to take up your Rights. If you hold your Ordinary Shares in uncertificated form (through CREST or through a broker) you should read section 5 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus for full details of what action you should take. If you are a CREST sponsored member, you should also consult your CREST sponsor. If you do not know whether you hold your Ordinary Shares in certificated form or in CREST, you should contact the Shareholder Helpline on 0871 664 0321 (+44 208 639 3399 if you are calling from outside the UK). Calls to the 0871 664 0321 number cost ten pence (excluding VAT) per minute from a BT landline plus network extras. Other service providers’ charges may vary. Calls to the Shareholder Helpline from outside the United Kingdom will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. Please note that for legal reasons the Shareholder Helpline will only be able to provide information contained in this Prospectus relating to the Rights Issue only and will be unable to give advice on the merits of the Rights Issue, the Mandatory Debt-for-Equity Exchange, the Voluntary Debt-for-Equity Exchange, the New Voluntary Debt- for-Equity Exchange, the Cash Underwriting or provide legal, financial, tax or investment advice.

The Company’s Ordinary Shares can be held in certificated form (that is, represented by a share certificate) or in uncertificated form (that is, through CREST or a broker). Accordingly, these questions and answers are split into four:

Section 1	(“General”)

Section 2	(“Ordinary Shares held in certificated form”). This section answers questions you may have in respect of the procedures for Qualifying Shareholders who hold their Ordinary Shares in certificated form. You should note that Sections 1 and 4 may still apply to you.

Section 3	(“Ordinary Shares held in CREST”). This section answers questions you may have in respect of the equivalent procedures for Qualifying Shareholders who hold their Ordinary Shares in CREST. You should note that Sections 1 and 4 may still apply to you.

Section 4	(“Further procedures for Ordinary Shares whether held in certificated form or in CREST”). This section answers some detailed questions about your rights and the actions you may need to take and is applicable to Ordinary Shares whether held in certificated form or in CREST.

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SECTION 1: GENERAL

Question	Answer
What are the principal elements of the Refinancing?	The Rights Issue and the Bond Exchange.
Why is the Refinancing being implemented?

Although operationally the Group performed well in 2013-2014 due to a significant drop in gold price in 2013 it does not have sufficient funds or resources to redeem its Existing Bonds when they become due in March 2015 and, in the absence of the Bank Waivers it is likely to be in breach of certain of the covenants for the year ended 31 December 2014 under its Banking Facilities when they are tested in April 2015.

The Refinancing is therefore required in order for the Group to continue as a going concern. Your attention is drawn to Part 1 (Chairman’s Letter) and section 13 of Part 11 (Additional Information) of this Prospectus and to the “Risk Factors”.

Why is Petropavlovsk undertaking a Rights Issue as part of the Refinancing?

The Board of Petropavlovsk would like to provide Shareholders with the opportunity to participate in a Rights Issue that would ensure that, if Shareholders buy all of the New Ordinary Shares to which they are entitled, their shareholdings would not be diluted.

This means that Shareholders who subscribe for all of the New Ordinary Shares to which they are entitled under the Rights Issue will have the same percentage interest in the Company both before and after the Rights Issue, subject to the rounding down of fractions.

Rights Issue

What is a rights issue?

Rights issues are one of the ways for companies to raise money. Companies do this by giving their existing shareholders a right to buy further shares in the relevant company in proportion to their existing shareholdings, usually at a discount to the prevailing market price at that time.

This rights issue is “157 for 10”; that is an offer by the Company of 157 New Ordinary Shares for every 10 Ordinary Shares held at the close of business on 24 February 2015 (the Record Date for the Rights Issue).

What is being offered?

Shareholders, (other than Shareholders with registered addresses in Excluded Territories), who hold their Shares on the Record Date for the Rights Issue will be entitled to buy the New Ordinary Shares at the Issue Price of 5 pence per New Ordinary Share.

The purchase of New Ordinary Shares by shareholders under a rights issue may be referred to as ‘subscribing’, ‘taking up’ or ‘exercising’ their rights. If you held Shares on the Record Date you are deemed to be a Qualifying Shareholder for the purposes of the Rights Issue. In a rights issue, new shares are typically offered at a discount to the market share price. As a result of this discount and while the market price of shares exceeds the discounted price, the right to subscribe for the new shares is potentially valuable and tradable. In this Rights Issue, the Issue Price of 5 pence per New Ordinary Share represents a 63.0 per cent. discount to the closing middle-market price of 13.5 pence on 28 January 2015 (being the latest practicable business day prior to the publication of this Prospectus).

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What is my entitlement?	Qualifying Shareholders, (other than Shareholders with registered addresses in Excluded Territories), will have the Right to purchase 157 New Ordinary Shares for every 10 Ordinary Shares held at the Record Date.

What happens next?

In order to proceed with the Refinancing, which includes the Rights Issue, the Directors need the approval of Shareholders. Accordingly, the Company has called a General Meeting of Shareholders to be held at 11.00 a.m. on 26 February 2015 at 3 More London Riverside, London SE1 2AQ where the Resolutions will be put to the Shareholders for their approval. The Notice of the General Meeting containing the form of the Resolutions is set out at the end of this document.

You will find enclosed with this Prospectus a Form of Proxy for use in relation to the General Meeting.

Whether or not you intend to be present in person at the General Meeting, you are invited to complete, sign and return the Form of Proxy by post or by hand to Capita Asset Services, (PXS), 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible, but in any event, so as to arrive by no later than 11.00 a.m. on 24 February 2015. Completion and return of the Form of Proxy will not preclude you from attending the meeting and voting in person should you wish to do so.

It is critical that Shareholders vote in favour of both Resolutions so that, assuming the other conditions of the Refinancing are satisfied, the Refinancing can proceed and the Group can continue trading.

What do I need to do in relation to the Rights Issue?

Assuming the Resolutions are passed and certain other conditions to the Refinancing are satisfied, Qualifying Non-CREST Shareholders (other than Shareholders with registered addresses in Excluded Territories) will be sent a Provisional Allotment Letter (or PAL) which sets out their entitlement to New Ordinary Shares under the Rights Issue and Qualifying CREST Shareholders (other than Shareholders with registered addresses in Excluded Territories) will receive a credit of Nil Paid Rights to the appropriate stock account in CREST.

If you hold your Ordinary Shares in certificated form, the PAL enables you to participate in the Rights Issue.

If your Ordinary Shares are held under the name of a nominee, the PAL will be sent to your nominee. Therefore, you should contact your nominee for more details.

If you hold Ordinary Shares in certificated form, it is expected that a PAL will be despatched to you on 26 February 2015 or, if you or your nominee hold Ordinary Shares in CREST, it is expected that Nil Paid Rights will be credited to your or their stock account in CREST on 27 February 2015.

Shareholders with a registered address outside of the United Kingdom may be affected by the laws of the relevant jurisdiction. Nil Paid Rights will be provisionally allotted to all Qualifying Shareholders, including Qualifying Shareholders with registered addresses in any Excluded Territory, namely the US, Canada, Australia, New Zealand, Russia, Japan and South Africa. However, PALs will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, Qualifying Shareholders with registered addresses in any Excluded Territory, except where the Company is satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction. Further information on the position of Overseas Shareholders is provided in section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

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SECTION 2: ORDINARY SHARES HELD IN CERTIFICATED FORM

Question	Answer
What is a Provisional Allotment Letter?

You should retain this Prospectus pending receipt of a Provisional Allotment Letter (PAL). The PAL is expected to be sent to you shortly after the General Meeting on 26 February 2015. The PAL is the document that will detail your entitlement to subscribe for New Ordinary Shares, the PAL is also the document that you will need in order to take up your Rights, sell your Rights or transfer your Rights should you decide to do so. The PAL will show:

In Box 1:   how many Ordinary Shares you held at the close of business on the Record Date;

In Box 2:   how many New Ordinary Shares you are entitled to buy pursuant to the Rights Issue; and

In Box 3:  how much you need to pay if you want to take up your rights in full.

What options do I have?

You may:

a.       Take up all of your Rights e.g. acquire all of the New Ordinary Shares to which you are entitled;

b.       Take up some but not all of your Rights and also sell the remainder of your Rights if you so choose;

c.       Sell all of your Rights to acquire New Ordinary Shares; or

d.       Do nothing (let your Rights lapse or expire). In the event that you take no action, Merrill Lynch International will endeavour to sell the Rights and you may receive your share of the net sale proceeds but there is no guarantee that this sale can be executed.

e.       You may also:

(i)     split or renounce some of your Rights contained in your PAL; or

(ii)     deposit your Rights into CREST, in both cases by completing Form X (and/or Form Y if appropriate) on page 4 of the PAL or by taking the PAL to a stockbroker.

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How do I take up all of my Rights if the Ordinary Shares are registered in my own name in certificated form?

If you wish to take up all of your Rights e.g. acquire all of the New Ordinary Shares to which you are entitled at the subscription price of 5 pence per New Ordinary Share and the Ordinary Shares you currently hold are registered in your name you must:

Return your PAL together with a cheque or banker’s draft in pounds sterling, made payable to “Capita Registrars Limited re: Petropavlovsk PLC – Rights Issue A/C” and crossed “A/C payee only”, for the full amount payable, by post or by hand (during normal business hours only) to the address shown on the front of the PAL, so as to arrive as soon as possible and in any event so as to be received no later than the latest time for accepHow do I take up all of my Rights if the Ordinary Shares are registered in my own name in certificated form? If you wish to take up all of your Rights e.g. acquire all of the New Ordinary Shares to which you are entitled at the subscription price of 5 pence per New Ordinary Share and the Ordinary Shares you currently hold are registered in your name you must:   Return your PAL together with a cheque or banker’s draft in pounds sterling, made payable to “Capita Registrars Limited re: Petropavlovsk PLC – Rights Issue A/C” and crossed “A/C payee only”, for the full amount payable, by post or by hand (during normal business hours only) to the address shown on the front of the PAL, so as to arrive as soon as possible and in any event so as to be received no later than the latest time for acceptance and payment in full stated on the PAL which is expected to be 11.00 a.m. on 13 March 2015. If you post the PAL within the UK by first class post, it is recommended that you allow at least four days for delivery. A reply-paid envelope will be enclosed with the PAL for use within the UK only for this purpose.   When the Rights Issue is complete, a definitive share certificate will be sent to you for the New Ordinary Shares you buy (unless you request to receive the New Ordinary Shares in uncertificated form, that is in CREST) and it is expected that such certificate will be despatched by no later than 30 March 2015.   Section 4.2 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus has full instructions on how to accept and pay for your New Ordinary Shares. Instructions will also be set out in the Provisional Allotment Letter.   Please note that you will only need the Provisional Allotment Letter to be returned to you if you want to deal in your Fully Paid Rights. Your Provisional Allotment Letter will not be returned to you unless you tick Box 4 on page 4 of the Provisional Allotment Letter.   Can I sell or transfer my Rights? If you do not want to buy any or all of the New Ordinary Shares to which you are entitled, you can instead sell or transfer your rights to those shares and receive the net proceeds, if any, of the sale or transfer in cash.   This is referred to as dealing “nil paid.”   You should contact your stockbroker, bank or other appropriate authorised independent financial adviser to arrange for the sale to be made in the market. What action do I need to take if I want to take up some but not all of my Rights? You may want to acquire some of the New Ordinary Shares to which you are entitled but not all of them and may wish to sell your remaining Rights or let them lapse (in which case you must pay for the New Ordinary Shares which you wish to acquire).   You should contact your stockbroker or other appropriate independent financial adviser regarding the sale of some of your Nil Paid Rights.   You will also need to apply for split PALs by completing Form X: Form of Renunciation on page 4 of the PAL, and returning it by post or by hand to Capita to be received by 3.00 p.m. on 11 March 2015, the latest time and date for splitting Provisional Allotment Letters,     tance and payment in full stated on the PAL which is expected to be 11.00 a.m. on 13 March 2015. If you post the PAL within the UK by first class post, it is recommended that you allow at least four days for delivery. A reply-paid envelope will be enclosed with the PAL for use within the UK only for this purpose.

When the Rights Issue is complete, a definitive share certificate will be sent to you for the New Ordinary Shares you buy (unless you request to receive the New Ordinary Shares in uncertificated form, that is in CREST) and it is expected that such certificate will be despatched by no later than 30 March 2015.

Section 4.2 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus has full instructions on how to accept and pay for your New Ordinary Shares. Instructions will also be set out in the Provisional Allotment Letter.

Please note that you will only need the Provisional Allotment Letter to be returned to you if you want to deal in your Fully Paid Rights. Your Provisional Allotment Letter will not be returned to you unless you tick Box 4 on page 4 of the Provisional Allotment Letter.

Can I sell or transfer my Rights?

If you do not want to buy any or all of the New Ordinary Shares to which you are entitled, you can instead sell or transfer your rights to those shares and receive the net proceeds, if any, of the sale or transfer in cash.

This is referred to as dealing “nil paid.”

You should contact your stockbroker, bank or other appropriate authorised independent financial adviser to arrange for the sale to be made in the market.

What action do I need to take if I want to take up some but not all of my Rights?

You may want to acquire some of the New Ordinary Shares to which you are entitled but not all of them and may wish to sell your remaining Rights or let them lapse (in which case you must pay for the New Ordinary Shares which you wish to acquire).

You should contact your stockbroker or other appropriate independent financial adviser regarding the sale of some of your Nil Paid Rights.

You will also need to apply for split PALs by completing Form X: Form of Renunciation on page 4 of the PAL, and returning it by post or by hand to Capita to be received by 3.00 p.m. on 11 March 2015, the latest time and date for splitting Provisional Allotment Letters,

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nil paid, together with a covering letter stating the number of split Provisional Allotment Letters required and the number of Nil Paid Rights to be comprised in each split PAL.

For example if you have the right to acquire 10,000 New Ordinary Shares and wish to acquire 6,000 New Ordinary Shares and sell the Nil Paid Rights to 4,000 New Ordinary Shares you should sign Form X: Form of Renunciation on page 4 and send this to Capita together with a letter asking to receive two PALs one for the entitlement to 6,000 New Ordinary Shares and one for the entitlement to 4,000 New Ordinary Shares. The PALs will be stamped ‘Original Duly Renounced.’ You will then need to return the PAL for 6,000 New Ordinary Shares together with a cheque or banker’s draft for £300 to Capita and provide the PAL for 4,000 New Ordinary Shares to the Stockbroker or other appropriate adviser who is effecting your sale of Nil Paid Rights.

What action do I need to take if I want to sell all of my Rights?

If you want to sell all of your rights, you should contact your stockbroker, solicitor, accountant or other appropriate independent financial adviser. You will need to sign Form X: Form of Renunciation on page 4 of the PAL and pass the PAL to the stockbroker, solicitor, accountant or other appropriate independent financial adviser, through or by whom the sale or transfer is to be effected.

Please note that your ability to sell your Rights is dependent on the demand for such rights and that the price for the Nil Paid Rights will fluctuate. The market price for Rights reflects the value the market places on the Rights. If the market price of the Existing Ordinary Shares is less than the Issue Price then the Rights may not have any value.

The latest time and date for selling your Nil Paid Rights is 11.00 a.m. on 13 March 2015. Please ensure, however, that you allow enough time so as to enable the person acquiring your Rights to take all necessary steps in connection with taking up the entitlement prior to 11.00 a.m. on 13 March 2015.

If you sell your Rights through your broker, he will return the proceeds to you (net of expenses) in accordance with whatever terms you agree with him.

Can I sell some of my Rights in order to take up the remaining Rights?

You may also be able to sell some of your Rights in order to take up the remaining Rights to New Ordinary Shares. This is known as a “Cashless take up” because you do not have to pay any additional money. You should seek the advice of your stockbroker or other appropriate independent financial adviser if you wish to undertake a Cashless take up.

How do I transfer my Rights?	If you wish to transfer your Rights in certificated form you must sign Form X: Form of Renunciation on page 4 of the PAL. Form Y: Registration Application Form on page 4 of the Provisional Allotment Letter must be completed by or on behalf of the person(s) in whose name(s) the New Ordinary Shares are to be registered.

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If the New Ordinary Shares are to be registered in CREST the CREST Deposit Form on page 4 of the Provisional Allotment Letter must be completed instead of Form Y.

The latest time and date for splitting your Nil Paid Rights is 3.00 p.m. on 11 March 2015. Please ensure, however, that you allow sufficient time so as to enable the person acquiring any rights to take all necessary steps in connection with taking up the entitlement prior to 11.00 a.m. on 13 March 2015.

Further information on dealing in Nil Paid Rights and Fully Paid Rights represented by Provisional Allotment Letters is set out in section 4 of Part 2 (Terms and Conditions of the Rights Issue).

What happens if I take no action in relation to my Rights?	If you do not want to buy any of the New Ordinary Shares to which you are entitled and you do not wish to sell any or all of your Rights, you do not need to do anything. If you do not return your Provisional Allotment Letter by 11.00 a.m. on 13 March 2015, and take no other action, the Underwriter will try to find investors to take up your Rights by 4.30 p.m. on 17 March 2015. If the Underwriter finds investors and is able to sell your New Ordinary Shares at a price which exceeds the Issue Price and the related expenses of procuring those investors (including any brokerage, commission and payments in relation to value added tax), you will be sent a cheque in pounds sterling for the amount of that aggregate premium provided that this is £5.00 or more. Cheques are expect to be despatched on or around 30 March 2015 and will be sent to your address as it appears on the Company’s register of members (or to the first named holder if you hold Ordinary Shares jointly).

Can I change my mind?	Once you have sent your PAL and payment to Capita you cannot withdraw your application or change the number of New Ordinary Shares that you have applied to acquire except in the very limited circumstances set out in section 6.2 of Part 2 of this Prospectus (Terms and Conditions of the Rights Issue).

What happens if I do not return my form in time?

The Rights Issue process must run according to a strict timetable which will be set out in the PAL. Please also refer to the Prospectus (Expected Timetable of Principal Events) for guidance.

If you wish to take up your Rights but your completed PAL and payment is received after the relevant deadline your election will not be processed, unless the Company (having consulted with the Underwriter and taken into accounts its reasonable comments) decides to treat your application as valid, and your Rights will expire. In which case your expired Rights may be sold to other investors as detailed above in “What happens if I take no action in relation to my Rights?”

You should therefore ensure that you allow sufficient time for posting of your PAL.

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SECTION 3: ORDINARY SHARES HELD IN CREST

Question	Answer
How will I know if I am eligible to participate in the Rights Issue?

Provided that the Resolutions are passed by Shareholders at the General Meeting and the other conditions of the Refinancing are satisfied, it is expected that each Qualifying CREST Shareholder (other than certain Overseas Shareholders) will receive a credit to his CREST stock account of his entitlement to Nil Paid Rights as soon as practicable after 8.00 a.m. on 27 February 2015.

The CREST stock account to be credited will be the account with the participant ID and member account ID that applies to the Existing Shares held on the Record Date by Qualifying CREST Shareholders in respect of which the Nil Paid Rights are provisionally allotted.

How can I take up or sell my Rights using the CREST system?

If you are a Qualifying CREST Shareholder you should refer to section 5 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

CREST Members who wish to take up all or part of their entitlements in respect of, or otherwise to transfer, Nil Paid Rights or Fully Paid Rights held by them in CREST should refer to the CREST Manual for further information on the CREST procedures. Further information is provided in section 5 (Terms and Conditions of the Rights Issue) of Part 2 of this Prospectus.

IF YOUR ORDINARY SHARES ARE HELD BY A NOMINEE OR YOU ARE A CREST SPONSORED MEMBER YOU SHOULD SPEAK DIRECTLY TO THE NOMINEE WHO LOOKS AFTER YOUR ORDINARY SHARES OR YOUR CREST SPONSOR (AS APPROPRIATE WHO WILL BE ABLE TO HELP YOU).

SECTION 4: FURTHER PROCEDURES FOR ORDINARY SHARES WHETHER HELD IN CERTIFICATED FORM OR IN CREST

Question	Answer
What should I do if I live outside the UK?

Your ability to take up rights to New Ordinary Shares may be affected by the laws of the country in which you live and you should take professional advice about any formalities you need to observe. Shareholders resident outside the UK should refer to section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus – particularly those resident in the United States, Canada, Australia, Japan, Russia, New Zealand or the Republic of South Africa.

Are there any tax implications I need to consider?	Certain information in relation to taxation is set out in section 16 of Part 11 (Additional Information) of this Prospectus. Any personal issues regarding possible tax implications should be taken forward with a duly authorised independent financial/taxation adviser. The Company is unable to provide any tax or other investment advice in relation to the Rights Issue.

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What do I do if I have any further queries about the Rights Issue or the action I should take?	If you have any other questions, please telephone the Shareholder Helpline on 0871 664 0321 (+44 208 639 3399 if you are calling from outside the UK). Calls to the 0871 664 0321 number cost ten pence (excluding VAT) per minute from a BT landline plus network extras. Other service providers’ charges may vary. Calls to the Shareholder Helpline from outside the United Kingdom will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. Please note that for legal reasons the Shareholder Helpline will only be able to provide information contained in this Prospectus relating to the Rights Issue only and will be unable to give advice on the merits of the Rights Issue, the Mandatory Debt-for-Equity Exchange, the Voluntary Debt-for-Equity Exchange, the New Voluntary Debt-for- Equity Exchange or the Cash Underwriting or provide legal, financial, tax or investment advice. If you are in any doubt as to the action to be taken you are recommended to seek your own personal financial advice immediately from your stockbroker, solicitor, accountant or other appropriate independent financial adviser duly authorised under FSMA, if you are in the UK, or if you are not, from another appropriately authorised financial adviser. Shareholder Helpline staff can explain the options available to you, which forms you need to fill in and how to fill them in correctly.

Your attention is drawn to the Terms and Conditions of the Rights Issue in Part 2 of this Prospectus and (in the case of Qualifying Non-CREST Shareholders) in the Provisional Allotment Letter.

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PART 1

LETTER FROM THE SENIOR INDEPENDENT DIRECTOR

(Incorporated in England and Wales with Registered No. 4343841)

11 Grosvenor Place, London SW1X 7HH

Directors:
Mr Peter Hambro	Chairman
Dr Pavel Maslovskiy	Chief Executive Officer
Mr Martin Smith	Deputy Chief Executive Officer
Mr Andrey Maruta	Chief Financial Officer
Dr Alfiya Samokhvalova	Strategic Director
Mr Dmitry Chekashkin	Chief Operating Officer
Dr Graham Birch	Senior Independent Non-Executive Director
Sir Malcolm Field	Non-Executive Director
Field Marshal the Lord Guthrie of Craigiebank	Non-Executive Director
Dr David Humphreys	Non-Executive Director
Sir Roderic Lyne	Non-Executive Director
Mr Charles McVeigh III	Non-Executive Director

2 February 2015

Dear Shareholder

PROPOSED 157 FOR 10 RIGHTS ISSUE OF UP TO 3,102,923,272 NEW ORDINARY SHARES AT 5 PENCE PER NEW ORDINARY SHARE, BOND EXCHANGE OFFER AND

CONSENT SOLICITATION AND NOTICE OF GENERAL MEETING

1. INTRODUCTION

The Company has today announced that it has agreed the final terms of its Refinancing plan with the support of Bondholders representing approximately 71.3 per cent. of the outstanding US$310.5 million convertible bonds due 2015 (the Existing Bonds) and its Senior Lenders and that the Recapitalisation Agreement has been entered into between (amongst others) the Company, Petropavlovsk 2010, a number of Bondholders, the Chief Executive, Dr Pavel Maslovskiy and the Chairman, Peter Hambro, in relation to the Refinancing. On 5 January 2015, the Company also announced the extension of the maturity date of the Existing Bonds to 18 March 2015 by which date the Company expects to have completed the Refinancing.

The arrangements for the Refinancing, which is conditional on, amongst other things, Shareholder and Bondholder approval, will involve:

•	a fully pre-emptive (save for certain regulatory exceptions) rights issue to existing shareholders of New Ordinary Shares with a value of up to £155.1 million (US$235.4 million) at the Issue Price;

•	all but £0.4 million (US$0.6 million) of the Rights Issue is currently underwritten by the Underwriter. The Underwriter has offset its underwriting commitment in full by entering into agreements with certain Existing Bondholders and the Founder Entities pursuant to which those parties have committed to subscribe for any New Ordinary Shares not taken up in the Rights Issue or subscribed for by subscriber(s) procured by the Underwriter in the rump placing. These commitments require the Founder Entities to subscribe for New Ordinary Shares in cash and the Existing Bondholders to

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subscribe for New Ordinary Shares either in cash or by exchanging Existing Bonds for New Ordinary Shares pursuant to and in accordance with the Bond Exchange Offer and Consent Solicitation. The Founders Entities’ commitment to subscribe for New Ordinary Shares has been arranged by Dr Pavel Maslovskiy and Peter Hambro and is described in more detail below. Immediately prior to the publication of this Prospectus, Existing Bondholders and the Founder Entities had provided binding commitments to subscribe for, in aggregate, up to 3,094,500,472 New Ordinary Shares (which have a maximum aggregate value at the Issue Price of £154.7 million (US$234.7 million)). This amount will be reduced by the number of New Ordinary Shares taken up in the Rights Issue or subsequently acquired by subscriber(s) procured by the Underwriter in the rump placing;

•	the Founders Entities’ commitment to subscribe for New Ordinary Shares has been arranged by Dr Pavel Maslovskiy and Peter Hambro and is described in more detail below. These arrangements (referred to as the Founders Arrangements) constitute a related party transaction under the Listing Rules and are conditional, therefore, upon the approval of Shareholders (other than Dr Pavel Maslovskiy and Peter Hambro and their associates) at the General Meeting. The passing of Resolution 2 relating to the Founders Arrangements is conditional upon the passing of Resolution 1 which relates to the Refinancing more generally and vice versa. This conditional cash subscription commitment of £19.8 million ($30.0 million) (representing 395,491,398 New Ordinary Shares at the Issue Price) requires the Founders Group to assume a greater risk of having to subscribe for New Ordinary Shares than the commitment being provided by certain Existing Bondholders, as described in the following paragraph and as set out in the Bond Exchange Offer and Consent Solicitation Memorandum, in order to demonstrate their support for the Refinancing. The provision of this subscription commitment by the Founder Entities was a requirement of certain of the Bondholders. The Founders Arrangements, if approved, will result in Dr Pavel Maslovskiy and Peter Hambro indirectly receiving a commission of 5 per cent. of their conditional subscription commitment representing £1.0 million (US$1.5 million). This will be taken into account when calculating the cost of funds to be used in the formula that determines at any time the strike price of the call and put options to which Peter Hambro and Pavel Malovksiy are counterparties. These arrangements will allow the Founders priority access to New Ordinary Shares which are not taken up pursuant to the Rights Issue or by subscribers procured pursuant to the rump placing. This may result in Dr Pavel Maslovskiy and Peter Hambro, together with Shareholders associated with them, increasing the interest in the Shares they currently own, comprising in aggregate 7.23 per cent. of the Existing Shares, to up to 12.4 per cent;

•	certain Existing Bondholders exchanging Existing Bonds for up to 2,079,405,884 New Ordinary Shares (which have a maximum aggregate value at the Issue Price of £104 million (US$157.7 million)) in the event that some or all of those New Ordinary Shares are not taken up in the Rights Issue or subsequently acquired by subscriber(s) procured by the Underwriter in the rump placing. These commitments have been given pursuant to the Voluntary Debt-for-Equity Exchange commitments;

•	a mandatory exchange of Existing Bonds for New Ordinary Shares to be allotted and issued at the Issue Price (the Mandatory Debt-for-Equity Exchange) (as described in more detail below) will cover that portion of the Rights Issue which is not sub-underwritten or the subject of New Voluntary Debt-for-Equity Exchange commitments. Based on commitments received prior to the publication of this Prospectus, the maximum aggregate principal amount of Existing Bonds to be exchanged for New Ordinary Shares through the Mandatory Debt-for-Equity Exchange will not exceed £0.4 million (US$0.6 million) and may be reduced as described below; and

•	US$100 million in aggregate principal amount of New Bonds being issued.

Pursuant to the Refinancing all Existing Bondholders will have the right to elect to commit to Cash Underwriting, and/or to exchange some or all of their Existing Bonds for New Ordinary Shares to be allocated and issued at the Issue Price (the New Voluntary Debt-for-Equity Exchange) (as described in more detail below) which will cover all or part of that portion of the Rights Issue which is not underwritten.

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Pursuant to the terms of the Refinancing (as described in more detail below) all of the outstanding aggregate principal amount of US$310.5 million of Existing Bonds will be purchased, exchanged or redeemed for New Ordinary Shares, New Bonds or cash at their par value (with accrued interest being settled in cash from retained cash on the balance sheet of Petropavlovsk 2010) on or prior to their maturity date of 18 March 2015.

Bond Exchange Offer and Consent Solicitation

The purpose of this Prospectus is to explain the background to and the reasons for the Rights Issue and the Bond Restructuring (which is to be implemented by way of the Bond Exchange Offer and Consent Solicitation), which are inter-conditional, and to provide Shareholders with notice of the General Meeting to be held on 26 February 2015 to consider and, if thought fit, pass the Resolutions. This Prospectus also explains why the Directors consider the Refinancing (and each of its constituent parts) to be in the best interests of the Company and the Shareholders as a whole, and why the Directors recommend that Shareholders vote in favour of Resolution 1 to be proposed at the General Meeting, and the Independent Directors (with Mr Hambro and Dr Pavel Maslovskiy abstaining as a result of their status as related parties and their involvement in the Founders Arrangements) recommend that the Independent Shareholders also vote in favour of Resolution 2, thereby enabling the Refinancing to be implemented assuming the other conditions are satisfied.

The key elements of the Refinancing, which are inter-conditional and conditional (inter alia) on the requisite approvals from Existing Bondholders, the Senior Lenders and Shareholders are as follows:

The Rights Issue

The Rights Issue, which is conditional (inter alia) on the Resolutions being passed and the Bond Restructuring having become unconditional (save for any cross-conditionality), will comprise an offer of up to 3,102,923,272 New Ordinary Shares. Qualifying Shareholders will be able to subscribe for 157 New Ordinary Shares for every 10 Existing Shares held at the close of business on 24 February 2015 at the Issue Price of 5 pence per New Ordinary Share.

The Issue Price of 5 pence per New Ordinary Share was set by the Board, as required by certain Existing Bondholders who entered into the Lock-up Agreement and who along with the Founder Entities have entered into commitments to acquire New Ordinary Shares. Pursuant to these commitments, certain Existing Bondholders and the Founder Entities have agreed to subscribe for in aggregate up to 3,094,500,472 New Ordinary Shares (which have a maximum aggregate value at the Issue Price of £154.7 million (US$234.7 million) in the event that some or all of those New Ordinary Shares are not taken up in the Rights Issue or subsequently subscribed for by subscribers procured by the Underwriter in the rump placing.

The Issue Price represents a 9.2 per cent. discount to the TERP of 5.51p per Share based on the Closing Price of 13.5p per Share, and a 63.0 per cent. discount to the Closing Price, in each case on 28 January 2015, the last practicable date prior to the publication of this Prospectus, and a 68.8 per cent. discount to the Closing Price on the business day prior to the issue of the Lock-up Announcement. The ability to trade Rights may, subject to market conditions, enable Qualifying Shareholders to reduce any dilution in the value of their holding resulting from the implementation of the Refinancing as they may be able to sell a portion of their Rights and use the proceeds of that sale to take up some or all of their remaining Rights.

The Rights Issue will involve the issue of up to 3,102,923,272 New Ordinary Shares, representing up to approximately 1,570 per cent. of the Company’s share capital in issue as at 28 January 2015, the last practicable date prior to the publication of this Prospectus. If all of the New Ordinary Shares are allotted and issued they will represent 94 per cent. of the Enlarged Share Capital.

Underwriting and sub-underwriting of the Rights Issue

Although Merrill Lynch International, the Underwriter, is acting as sole principal underwriter it is only underwriting the issue of those New Ordinary Shares that are the subject of binding commitments from certain Existing Bondholders and from the Founder Entities, as well as any commitments from Cash Underwriters that are granted following launch of the Rights Issue (together the Underwritten Shares).

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Accordingly it is the Founder Entities and those Existing Bondholders who have provided commitments who are exposed to the risk of having to acquire the New Ordinary Shares that are not taken up in the Rights Issue or subsequently subscribed for by subscriber(s) procured by the Underwriter in the rump placing. The Founder Entities’ and the relevant Existing Bondholders’ commitments are subject to the same conditions as the Underwriter’s commitment.

Currently, the aggregate value of the binding sub-underwriting commitments provided by (a) Existing Bondholders is £135 million (US$204.7 million) and (b) the Founder Entities is £19.8 million (US$30.0 million) and, therefore, the value of the Mandatory Debt-for-Equity Exchange is £0.4 million (US$0.6 million) but could be less depending on the level of take-up in the Rights Issue and the number of New Ordinary Shares subscribed for by subscriber(s) procured by the Underwriter in the rump placing (if any) and on whether any additional Cash Underwriting or New Voluntary Debt-for-Equity commitments are received after the date of this Prospectus.

The Rights Issue is, therefore, now only partially underwritten by the Underwriter and may remain so. New Ordinary Shares which are not Underwritten Shares and which are not taken up in the Rights Issue or subscribed for by subscriber(s) procured by the Underwriter pursuant to the rump placing or subscribed for by the Founder Entities and by those Existing Bondholders who have provided binding Underwriting Commitments will not be allotted or issued under the Rights Issue but will, instead, be issued to Existing Bondholders pursuant to (a) the Mandatory Debt-for-Equity Exchange and/or (b) any New Voluntary Debt-for-Equity Exchange commitments received from Existing Bondholders after the date of this Prospectus.

As at the date of this Prospectus 3,094,500,472 New Ordinary Shares (with an aggregate value of £154.7 million (US$234.7 million at the Issue Price) are subject to binding commitments by the Founder Entities and by certain Existing Bondholders which consist of:

•	£50.8 million (US$77.0 million) of Cash Underwriting. This Cash Underwriting is structured as a sub-underwriting or conditional subscription commitment and has been provided by certain Existing Bondholders and the Founders Entities (as to which see further below) pursuant to the Recapitalisation Agreement. The Cash Underwriting commitments will be called upon in the event that some or all of the New Ordinary Shares which are the subject of the Cash Underwriting are not taken up in the Rights Issue and are not subsequently acquired by subscribers procured by the Underwriter in the rump placing and will require the Existing Bondholders within the Ad Hoc Committee who have granted the Cash Underwriting commitments and the Founders Entities to subscribe for the relevant number of New Ordinary Shares in cash at the Issue Price. The Subscription Underwriting commitment granted by the Founders Entities will be called in priority to the other Cash Underwriting commitments, the Voluntary Debt-for-Equity Exchange commitments and the Mandatory Debt-for-Equity Exchange commitments; and

•	£104.0 million (US$157.7 million) of Existing Voluntary Debt-for-Equity Exchange commitments. These Existing Voluntary Debt-for-Equity Exchange commitments are also structured as sub- underwriting commitments and have been provided, prior to publication of this Prospectus, by certain Existing Bondholders who are parties to the Recapitalisation Agreement. As with the Cash Underwriting commitments, the Existing Voluntary Debt-for-Equity Exchange commitments will be called upon in the event that some or all of the New Ordinary Shares which are the subject of Existing Voluntary Debt-for-Equity Exchange commitments are not taken up in the Rights Issue and are not subsequently acquired by subscribers procured by the Underwriter in the rump placing. Unlike the Cash Underwriting commitments, however, the Existing Voluntary Debt-for-Equity Exchange commitments will require the Existing Bondholders who have granted the Existing Voluntary Debt-for-Equity Exchange commitments to exchange Existing Bonds held by them for the relevant number of New Ordinary Shares with the aggregate principal amount (applying a fixed exchange rate of £1:US$1.5171) of the Existing Bonds exchanged being equal to the aggregate value (at the Issue Price) of the New Ordinary Shares that such Existing Bondholders are required to subscribe for.

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As noted above, certain Existing Bondholders and the Founders Entities have entered into commitments to underwrite a portion of the Rights Issue in cash which, in the case, of the Founders Entities was required by certain of the Bondholders; a request which Pavel Maslovskiy and Peter Hambro were happy to comply with. The Founders Entities have granted a conditional cash subscription commitment of £19.8 million (US$30 million) (representing 395,491,398 New Ordinary Shares at the Issue Price). Whilst under this agreement APB has assumed this equity commitment, it is intended that the Founders SPV will assume this commitment under the Conditional Subscription Agreement prior to APB’s subscription obligation becoming unconditional. The Founders SPV is expected to satisfy its equity commitment using funding from APB. The Founders SPV has granted a call right to the Founders Group entitling them to acquire all of the New Ordinary Shares acquired by the Founders SPV at a price which is determined by reference to the Issue Price and not the then prevailing market price. At the same time the Founders Group have granted the Founders SPV a put right entitling the Founders SPV, in certain circumstances, to require the Founders Group to purchase, or procure purchasers for, all of the New Ordinary Shares acquired by the Founders SPV at a price which is determined by reference to the Issue Price and not the then prevailing market price. Any exercise of the call or put rights is subject to any restrictions on the parties’ ability to deal in Shares at the relevant time. The commission payable in connection with the equity commitment under the Conditional Subscription Agreement will be payable to the Founders SPV, or to APB, but not to the Founders Group. In consideration for the grant of their call right, the Founders Group have agreed to grant the put right referred to above and to fund the Founders SPV’s financing costs through the put and call pricing structure.

Peter Hambro and Dr Maslovskiy are directors of the Company and are, therefore, related parties for the purposes of, and as defined in, the Listing Rules. Accordingly, the Founders Arrangements constitute a related party transaction under the Listing Rules and are conditional, inter alia, upon the approval of Independent Shareholders (being Shareholders of the Company excluding Peter Hambro and Dr Maslovskiy and their respective associates) at the General Meeting. As a result, I, in my capacity as the Company’s Senior Independent Director, am writing this letter on behalf of the Board rather than the Chairman.

In addition, in connection with the Rights Issue, pursuant to the Recapitalisation Agreement, Pavel Maslovskiy and Peter Hambro, together with Shareholders associated with them, have agreed not to dispose of any interest in the Shares they currently own, comprising in aggregate 7.23 per cent. of the Existing Shares, until completion or termination of the Refinancing and have agreed to vote in favour of Resolution 1. There are no restrictions on their ability to trade the Rights attributable to these Shares and are free to determine whether or not to exercise such Rights, which will not affect the sub-underwriting obligations under the Founders Arrangements.

In the period between the date of this Prospectus and 20 February 2015, additional Cash Underwriting commitments and New Voluntary Debt-for-Equity Exchange commitments may be secured. These additional commitments will be granted on equivalent terms as those entered into by Existing Bondholders prior to the publication of the Prospectus and will (a) (in the case of additional Cash Underwriting only) increase the number of Underwritten Shares and, therefore, the number of New Ordinary Shares which are underwritten by the Underwriter, and (b) (in both cases) reduce the amount of the Mandatory Debt-for-Equity Exchange obligations described below, in each case on a pound for pound basis.

If the New Ordinary Shares the subject of additional Cash Underwriting commitments received between the date of the Prospectus and 20 February 2015 together with New Voluntary Debt-for-Equity Exchange commitments granted by Existing Bondholders exceed the number of New Ordinary Shares which are not Underwritten Shares, those additional commitments together with those of the Existing Bondholders who provided equity commitments prior to the publication of this Prospectus will be scaled back in accordance with the terms set out in the Exchange Offer and Consent Solicitation Memorandum. The Company will announce the level of scale-back to be applied to respective commitments prior to the General Meeting.

If New Ordinary Shares are subscribed for pursuant to the Rights Issue or by subscribers procured by the Underwriter in the rump placing the number of New Ordinary Shares that the various different categories of

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subscriber or sub-underwriters are required to subscribe for will be reduced in accordance with a priority scheme detailed in the Exchange Offer and Consent Solicitation Memorandum.

Further information on the Rights Issue and the underwriting and sub-underwriting arrangements is set out in section 5 of this letter and in Part 2 (Terms and conditions of the Rights Issue).

The Debt-for-Equity Exchange

As noted above, the number of New Ordinary Shares which are underwritten by the Underwriter (having been sub-underwritten by existing Cash Underwriting commitments and the Existing Voluntary Debt-for- Equity Exchange commitments) is currently, and may remain, less than 3,102,923,272 New Ordinary Shares, which is the maximum number of New Ordinary Shares that could be allotted and issued in the Rights Issue.

The existence of the Mandatory Debt-for-Equity Exchange and any New Voluntary Debt-for-Equity Exchange commitments will, however, ensure that, assuming the Refinancing becomes unconditional, all the 3,102,923,272 New Ordinary Shares being offered pursuant to the Rights Issue will be issued even if there is no take-up of the Rights, if the Underwriter fails to procure any subscribers in the rump placing and if no new Cash Underwriting commitments are granted after the date of this Prospectus.

Under the Mandatory Debt-for-Equity Exchange, which is conditional (inter alia) on the Resolutions being passed and the Bond Restructuring having become unconditional (save for cross-conditionality), Existing Bondholders will, in accordance with the provisions of the Bond Exchange Offer and Consent Solicitation, have Existing Bonds held by them exchanged for up to 8,422,800 New Ordinary Shares with an aggregate value (at the Issue Price) of up to £0.4 million (US$0.6 million), applying a fixed exchange rate of £1:US$1.5171. Given the current level of underwriting commitments, the maximum aggregate principal amount of Existing Bonds which may be exchanged through the Mandatory Debt-for-Equity Exchange is US$0.6 million (being approximately 0.2 per cent. of the aggregate principal amount of the outstanding Existing Bonds) and will reduce (on a pound for pound basis) if:

•	the amount raised in the Rights Issue (including, for the avoidance of doubt, through the rump placing (as described above)) exceeds £104.0 million (US$157.7 million); and/or

•	the Company receives any New Voluntary Debt-for-Equity Exchange commitments from Existing Bondholders or any additional Cash Underwriting commitments after the date of this Prospectus.

The Underwriter is not providing any underwriting commitment in respect of the Mandatory Debt-for-Equity Exchange or any New Voluntary Debt-for-Equity Exchange commitments, but the relevant Existing Bonds will be blocked as part of the transaction arrangements.

In the period between the date of this Prospectus and 20 February 2015, New Voluntary Debt-for-Equity Exchange commitments may be granted by Existing Bondholders. These New Voluntary Debt-for-Equity Exchange commitments will be granted on equivalent terms to those of the Existing Voluntary Debt-for-Equity Exchange commitments described above but are subject to different contractual arrangements as these commitments will not be underwritten by the Underwriter and they will not be settled as part of the Rights Issue. Any Existing Bondholder who enters into a New Voluntary Debt-for-Equity Exchange commitment will, in accordance with the provisions of the Bond Exchange Offer and Consent Solicitation, be required, if called upon to do so, to exchange their Existing Bonds which are the subject of these arrangements for up to such number of New Ordinary Shares as have an aggregate value (at the Issue Price) equal to the aggregate principal amount of the Existing Bonds so committed (applying a fixed exchange rate of £1:US$1.5171). As described above, if there is strong demand for New Voluntary Debt-for-Equity Exchange commitments and/or Cash Underwriting commitments after the date of this Prospectus, these applications and existing sub-underwriting commitments may be scaled back after the Mandatory Debt-for-Equity Exchange commitments have been reduced to zero in accordance with the terms set out in the Exchange Offer and Consent Solicitation Memorandum.

It is intended that the number of New Ordinary Shares then underwritten and those the subject of New Voluntary Debt-for-Equity Exchange commitments and the resultant number of Existing Bonds (if any) the

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subject of the Mandatory Debt-for-Equity Exchange will be publicly announced by the Company prior to the General Meeting.

The priority election mechanism

The priority election mechanism, which is set out in the Exchange Offer and Consent Solicitation Memorandum provides an incentive for Existing Bondholders to consider some level of voluntary participation in the Refinancing (either through a Cash Underwriting commitment or through a Voluntary Debt-for-Equity Exchange) in order to enhance the likelihood of receiving cash or New Bonds in exchange for their Existing Bonds. In addition, arrangements will be applied to deal with fractional entitlements in relation to Existing Bonds or New Bonds.

Under the priority election mechanism, those Bondholders who have committed to:

•	Cash Underwriting before or after the date of this Prospectus; and/or

•	an Existing Voluntary Debt-for-Equity Exchange commitment prior to the date of this Prospectus or to a New Voluntary Debt-for-Equity Exchange commitment after the date of this Prospectus,

will have priority (on the basis set out in the Exchange Offer and Consent Solicitation Memorandum) in relation to the allocation of cash and New Bonds in accordance with their elections under the Bond Exchange Offer and Consent Solicitation as to receipt of cash and/or New Bonds, subject to scaling back of their commitments in accordance with the terms set out in the Exchange Offer and Consent Solicitation Memorandum.

The Bond Restructuring

The Company and the Participating Bondholders have agreed to a restructuring of the Existing Bonds with the following principal terms:

•	the Bond Restructuring will be implemented by way of the Bond Exchange Offer and Consent Solicitation pursuant to which eligible holders of the Existing Bonds will receive an offer to exchange their Existing Bonds for a combination of New Bonds and/or cash, with New Ordinary Shares to be issued to Existing Bondholders who have agreed or agree to the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange commitments and to the extent that the Mandatory Debt-for- Equity Exchange is applied. All Bondholders, whether or not they participate in the Cash Underwriting (which all non-US Existing Bondholders will be given the opportunity to do), and/or Voluntary Debt-for-Equity Exchange will receive the nominal value of their Existing Bonds either in cash and/or New Ordinary Shares (only if they participate in the Cash Underwriting, the Voluntary Debt-for-Equity Exchange and/or the Mandatory Debt-for-Equity Exchange is applied), valued at the Issue Price on the basis of a fixed £1:US$1.5171 exchange rate and/or the issue of New Bonds even if they do not accept the Bond Exchange Offer and Consent Solicitation. The allocation of the different forms of consideration will depend on the application of the priority election mechanism set out in the Exchange Offer and Consent Solicitation Memorandum, the level of exercise of Rights pursuant to the Rights Issue and the number of subscribers procured by the Underwriter in the rump placing, if any; and

•	the Bond Restructuring is conditional on, amongst other things (i) the Bondholder Resolution (to approve the Refinancing and make certain amendments to the Existing Bonds Trust Deed and the Terms and Conditions of the Existing Bonds, the Existing Bonds Agency Agreement and the Existing Bonds Deed Poll in connection therewith) being passed by at least 75 per cent. of the votes cast by holders of the Existing Bonds with the requisite quorum for such meeting being not less than two- thirds of the principal amount of Existing Bonds outstanding (or at any adjourned meeting, not less than one-quarter) and (ii) the Rights Issue becoming unconditional. A group of Bondholders (the Participating Bondholders) representing more than 71 per cent. of the principal amount of the outstanding Existing Bonds have undertaken, through the execution of the Recapitalisation Agreement, to vote in favour of the Bondholder Resolution. The Participating Bondholders comprise an ad hoc committee of six institutions, holding or representing approximately 52 per cent. of the

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principal amount of the outstanding Existing Bonds, as well as an additional four institutions, themselves holding or representing approximately 19 per cent. of the principal amount of the outstanding Existing Bonds.

The Bond Restructuring is not able to be terminated after Admission.

It is proposed that an early bird consent fee of 0.25 per cent. will be payable on closing of the Refinancing to any Bondholders who agree to vote in favour of the Bondholder Resolution by the Early Bird Deadline Date, to be set out in the Exchange Offer and Consent Solicitation Memorandum, in respect of the outstanding principal amount of the Existing Bonds in relation to which such agreement to vote is made.

The following is a summary of certain principal terms of the New Bonds, further information on which is set out in Part 10 (Summary of the Bond Restructuring and the Terms And Conditions of the New Bonds):

•	the Issuer will be Petropavlovsk 2010;

•	the Guarantor will be the Company;

•	the New Bonds will have an issue price of 100 per cent. of their principal amount;

•	the New Bonds will rank as senior unsecured bonds;

•	the New Bonds will not have a credit rating;

•	unless previously purchased and cancelled, redeemed or converted, the New Bonds will be redeemed on 18 March 2020 at their principal amount;

•	the New Bonds will have an aggregate nominal value of US$100 million;

•	interest will be at a rate of 9 per cent. per year, payable quarterly in arrear; and

•	the Exchange Price of 8.26 pence per Share for the New Bonds equates to a 50 per cent. premium to the TERP. The conversion period will commence 41 days after the issue date and will terminate on the sixth day prior to the final maturity date. The Exchange Price will be adjusted in certain circumstances. At the option of the Issuer, the settlement on conversion will be the resultant new Shares or cash of an equivalent value;

•	the Issuer will have a right to redeem the New Bonds then in issue (i) at any time on or after 19 March 2018, if the Aggregate Value (as defined in the terms and conditions of the New Bonds), for not less than 20 dealing days in any period of 30 consecutive dealing days ending not more than 14 days prior to the giving of the relevant optional redemption notice, exceeds US$1,500; or (ii) if, at any time, prior to the date the relevant Optional Redemption Notice (as defined in the terms and conditions of the New Bonds) is given, the right to convert the New Bonds into Preference Shares of Petropavlovsk 2010 shall have been exercised and/or purchases and/or redemptions effected in respect of 90 per cent. or more in principal amount of the New Bonds originally issued;

•	the New Bonds will be listed in London and admitted to trading on the PSM;

•	there are restrictions on the granting of security by Petropavlovsk 2010, the Company (as guarantor) or any of its Principal Subsidiaries (as defined in the terms and conditions of the New Bonds), subject to limited exceptions, including in relation to refinancing indebtedness;

•	there are restrictions on the incurrence of financial indebtedness unless the consolidated leverage ratio is 2.5 to 1 or lower, subject to limited exceptions;

•	there are restrictions on the payment of dividends by Petropavlovsk 2010, the Company (as guarantor) or any of its Principal Subsidiaries (other than dividend payments to a member of the Group) unless the consolidated leverage ratio does not exceed 2.0 to 1;

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•	there are restrictions on certain affiliate transactions unless (i) the affiliate transaction is on arm’s length terms; (ii) if such affiliate transaction involves an aggregate consideration in excess of US$10 million, the Company shall deliver a director’s certificate; and (iii) if such affiliate transaction involves an aggregate consideration in excess of US$20 million, the Company shall deliver a fairness opinion provided by an independent appraiser;

•	there are restrictions on certain asset sales unless consideration received for such asset sales is at least equal to the fair market value of such assets (such fair market value to be tested by an independent appraiser if the book value of such asset exceeds 5 per cent. of consolidated total assets, or US$100 million, whichever is greater);

•	the Company has information obligations to holders of the New Bonds in respect of certain events; and

•	Petropavlovsk 2010 and the Company undertake to use reasonable endeavours to make sure that (amongst others) senior bank facility documents shall not contain provisions pursuant to which a default would arise solely as a result of the fact that any sanction has been imposed.

Further details in relation to the principal terms of the New Bonds are set out in Part C in Part 10 (Summary of the Bond Restructuring and the terms and conditions of the Bonds).

The Trust Deed constituting the New Bonds contains no material changes to the provisions of the Trust Deed constituting the Existing Bonds save for provisions required to implement the terms above.

The Bond Exchange Offer and Consent Solicitation documentation is being made available to eligible Bondholders who request copies, concurrently with the despatch of this Prospectus to Shareholders.

The Bank Waivers

The implementation of the Refinancing requires consents and/or waivers in respect of certain covenants under the Financing Agreements from the Senior Lenders including ICBC. Save as set out below in this section, the Company has signed definitive documentation with the Senior Lenders for these arrangements, some of which are conditional on implementation of the Refinancing as described in paragraph 9 of Part 11 (Additional Information).

Implementation of the Refinancing is conditional on the Bank Waivers becoming effective, including ICBC agreeing an extension to the drawdown period under the ICBC Facility, to enable IRC to draw down the remaining undrawn portion of that facility.

Upon execution of the remaining definitive documentation between Sberbank and some of the Company’s subsidiaries (and satisfaction of any conditions precedent relating to the same) which is due to take place prior to the commencement of dealing in the Nil Paid Rights and upon ICBC agreeing the extension of availability period as set out above, the Group would have received all consents required from the relevant Senior Lenders for implementation of the Refinancing. These Bank Waivers, certain of which are conditional on the Refinancing being implemented, provide and/or will provide certain waivers in respect of financial covenants as at the end of 2014 and during 2015. Further information on the Bank Waivers is set out in Part 11 (Additional Information).

2.	BACKGROUND TO AND REASONS FOR THE REFINANCING

Although operationally the Group performed well in 2013 and 2014, it does not have sufficient funds or resources to redeem its Existing Bonds when they become due in March 2015 and, in the absence of the Bank Waivers it is likely to be in breach of certain of the covenants for the year ended 2014 under its Banking Facilities when they are tested in April 2015. The Refinancing is required in order for the Group to continue as a going concern.

In 2013, the Group increased attributable gold production and the number of ounces sold, notwithstanding significant operational flooding in the Amur region in that year. At the same time, the Company limited the

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impact on the Group from the steep fall in the gold price, which decreased to a low of US$1,196/oz during the second half of 2013, by selling forward some of its production for future delivery. These two achievements meant that, in spite of the gold price reduction, Group revenue at US$1.2 billion in 2013 was unchanged from the previous year.

The first half of 2014 was a period in which the Group continued its solid operational performance, building on the progress made in 2013 and delivering on its new plan for strategic development. In the first half of the year the Group achieved record gold production of 306,400oz and increased the gold ounces sold by 5 per cent. year-on-year and, thanks to its forward sales activities, improved the price received by US$93/oz. This contributed to a total of US$453 million of revenue. During the same period, the Group achieved a 26 per cent. year-on-year decrease in total average cash costs to US$853/oz and a 16 per cent. year-on-year decrease in central administration costs to US$22.9 million.

As a result of the foregoing, Underlying EBITDA increased 41 per cent. to US$139.2 million and the Group produced a profit before tax of US$8.0 million. The resulting US$104.0 million net operating cash flow (excluding IRC) together with a 58 per cent. reduction in capital expenditure (excluding IRC) enabled the Group to cut its net debt further. As at 30 June 2014, the Group had repaid US$142.0 million and its net debt totalled US$924 million. At the same time, good progress was made in increasing the amount of the Group’s non-refractory reserves and resources. 1.0Moz of new gold Resources were added to the Group’s JORC Mineral Resource base (before depletion) and 0.5Moz to its JORC Reserves (before depletion). This more than covers the reserves depleted by production during the period. From the previously announced 5.7Moz of non-refractory resources under the Russian Classification System, 3.1Moz of non-refractory resources and 0.82Moz of non-refractory reserves have now been converted to JORC. The JORC-based non-refractory reserves now total 4.47Moz. The work on conversion is ongoing.

Further information on recent developments is set out in section 6 (Current trading and prospects) of this Part 1.

The principal purpose of the Refinancing is to address the Group’s imminent obligation, if the Refinancing were not implemented, to repay the Existing Bonds on 18 March 2015, which the Group does not have the cash to do and to enable the Company to continue trading as a going concern. Implementation of the Refinancing will result in the Group being in an improved financial position to continue its operations and with a strengthened balance sheet to support the development of the Group’s substantial reserves and resources and being better placed to take advantage of the significant operating margin that it now enjoys.

In structuring the Refinancing, the Company has been seeking to take into account the interests of all the Company’s stakeholders, insofar as possible.

Your attention is drawn to the statement in relation to working capital set out in section 5 of this letter.

3.	USE OF PROCEEDS

It is currently expected that pursuant to the Refinancing 3,102,923,272 New Ordinary Shares will be issued. Although it is possible that all of these New Ordinary Shares will be issued for cash, the Company expects that only a portion will be and the remainder will be issued in exchange for Existing Bonds pursuant to the Bond Exchange Offer and Consent Solicitation. At least 1,015,094,588 New Ordinary Shares will be issued for cash raising net cash proceeds of £50.8 million (US$77.0 million) as a result of Cash Underwriting commitments secured by the Company from certain of the Existing Bondholders and Founder Entities. These net cash proceeds of the Rights Issue will be applied as follows:

•	approximately £16.4 million (US$24.9) million of the cash proceeds will be used to pay fees and expenses relating to the Rights Issue and Bond Restructuring; and

•	the balance of the cash proceeds will be applied in funding the cash element of the Bond Exchange Offer and Consent Solicitation. For the reasons noted above, the quantum of Existing Bonds to be redeemed for cash will not be known until the results of the Rights Issue and the rump placing are known.

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Any Existing Bonds not redeemed for cash will either be exchanged for New Ordinary Shares or New Bonds, in each case pursuant to the Bond Exchange Offer and Consent Solicitation.

Following completion of the Rights Issue and the Refinancing, the Company will have the following capital structure:

Item

Enlarged Share Capital	3,300,561,697 Ordinary Shares
Enlarged market capitalisation (at TERP)	£181.8 million
New Ordinary Shares issued	3,102,923,272
Percentage of Enlarged Share Capital	94%
Aggregate principal amount of New Bonds issued	US$100,000,000

Following completion of the Rights Issue and the Refinancing it is expected that the Group’s net debt will be reduced to around US$700 million.

4.	IMPORTANCE OF THE RESOLUTIONS BEING PASSED

As described more fully in this Part 1 and elsewhere in this Prospectus:

•	in connection with the Rights Issue the Company has entered into the Underwriting Agreement with the Underwriter, which has conditionally agreed to underwrite the number of New Ordinary Shares that are the subject of binding commitments (as to which see further above) on the date of the Prospectus (currently commitments have been granted in respect of 3,094,500,472 New Ordinary Shares). The existing Underwritten Shares together with those the subject of any additional Cash Underwriting commitments and New Voluntary Debt-for-Equity Exchange commitments that are secured between the date of this Prospectus and 20 February 2015 will not, in any event, in total exceed 3,102,923,272 New Ordinary Shares which is the maximum number of New Ordinary Shares could be issued pursuant to the Rights Issue and is the total number of New Ordinary Shares that could be allotted and be issued pursuant to the Refinancing. The Rights Issue is, therefore, now only partially underwritten by the Underwriter and may remain so. New Ordinary Shares which are not Underwritten Shares and which are not taken up in the Rights Issue or subscribed for by subscriber(s) procured by the Underwriter pursuant to the rump placing or subscribed for by the sub-underwriters will not be allotted and issued under the Rights Issue but will, instead, be issued to Existing Bondholders pursuant to (a) the Mandatory Debt-for-Equity Exchange, and/or (b) any New Voluntary Debt-for-Equity commitments received from Existing Bondholders after the date of this Prospectus.

•	the Company has signed definitive waiver documentation with VTB, ICBC and Sberbank with the remaining waiver documentation between Sberbank and some of the Company’s subsidiaries expected to be executed shortly. Some of the Bank Waivers are conditional on implementation of the Refinancing;

•	IRC is seeking an extension of the availability period under the ICBC facility; and

•	the Refinancing is conditional on the passing of the Resolutions.

If the Resolutions set out in the Notice of General Meeting are not passed, or if any other condition for implementation of the Refinancing is not satisfied:

•	the Rights Issue and the Bond Restructuring cannot proceed and the New Ordinary Shares will not be issued;

•	the Bond Restructuring will not become unconditional, so that the Existing Bonds will remain repayable in March 2015 and the New Bonds will not be issued; and

•	certain of the Bank Waivers from the Senior Lenders will not become effective and an event of default would, absent agreement to the contrary, be likely to occur when the financial covenants are tested by

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reference to the position at the year end, if a cross-default has not already been triggered as a result, for example, of the failure to redeem the Existing Bonds on their maturity date.

If this were to happen the Company would default on its payment obligations in respect of the Existing Bonds and might cease to be a going concern and, in the absence of alternative funding and/or the receipt of substantial proceeds from the realisation of assets, certain Group Companies are likely to become unable to repay their bank debts and/or maintain the Group’s investment programme and licences. If the payment obligations are not met and/or financial covenants or other provisions under its Financing Arrangements were breached and not waived, this could result in cross-defaults and cross-accelerations and require accelerated repayment of the Group’s debt financing and termination and close out of its hedging arrangements and, as described above, some of the Group Companies may have to cease trading with some of the Group Companies being placed into liquidation which could adversely affect some of the Group’s licences. This could result in insolvency and, ultimately, the liquidation of the Company resulting in Shareholders losing their investment in the Company.

As such, it is critical that Shareholders vote in favour of the Resolutions so that, assuming the other conditions are satisfied, the Refinancing can proceed and the Group can continue trading.

5.	WORKING CAPITAL

In the opinion of the Company, the Group including the IRC Group does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus.

In order to make the above working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario. This includes reasonable and adverse eventualities as well as the effect of potential mitigating actions that are available under this scenario.

The working capital assessment, under this downside scenario, includes the forecast working capital position of the Group, following completion of the Refinancing, as well as the forecast working capital position of IRC, given that the Group is a guarantor of the ICBC Facility Agreement. If there were to be an event of default in relation to the ICBC Facility, the Company may become liable to repay all outstanding amounts pursuant to the ICBC Guarantee.

In order to meet its future working capital requirements, including contractual payments due to Senior Lenders and any outstanding amounts under the ICBC Guarantee, the Group is dependent on its existing cash resources, which totalled US$41 million as at 30 November 2014, and revenues from its ongoing production activities. Similarly, IRC is dependent on its existing cash resources, which totalled US$66 million as at 30 November 2014, and revenues from its ongoing production activities.

Based on the working capital assessment, following completion of the Refinancing, the Group is expected to have a cash surplus of approximately US$24 million by the end of December 2015.

The IRC Group, however, is expected to have a shortfall of approximately US$82 million by the end of December 2015, and this amount is therefore included in the working capital assessment of the Group due to the ICBC Guarantee.

In total therefore, the Group including the IRC Group, following completion of the Refinancing, is expected to have a cash shortfall of US$58 million by the end of December 2015.

If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015.

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By the end of June 2016, the Group including the IRC Group is expected to have a combined cash shortfall of US$101 million. This is made up of a surplus for the Group of US$1 million and a shortfall for the IRC Group of US$102 million.

The forecast working capital shortfall of the Group may be reduced should, for example:

•	gold production be achieved consistent with the Group’s guidance of 680,000oz-700,000oz for 2015;

•	gold sales be realised at a price above US$1,050/oz; or

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given that a significant percentage of the Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate additional cash in excess of the shortfalls of the Group, including the IRC Group, identified above of US$58 million by the end of December 2015 and US$101 million by the end of June 2016.

The forecast working capital shortfall of IRC may be reduced should, for example:

•	completion of the General Nice Subscription and/or Minmetals Cheerglory Subscriptions occur;

•	ICBC agree to an extension of the loan availability period for the existing K&S facility permitting the drawdown of an additional US$52 million in funding;

•	commissioning at K&S be completed by the second quarter of 2015, with full-scale production capacity achieved by the third quarter of 2015;

•	iron ore production be achieved consistent with IRC’s guidance of 1.7 million tonnes of concentrate for 2015;

•	iron ore sales be realised at prices above the assumed discount; or

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the IRC Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate cumulative cash in excess of the shortfalls of the IRC Group identified above of US$82 million by the end of December 2015 and US$102 million by the end of June 2016.

Whilst the Directors believe that one or more of the events set out above could occur, if these events do not occur, then the Directors would consider undertaking some, or all, of the following mitigating actions:

•	seeking approval from the Group’s Senior Lenders (including potentially ICBC) for the contractual repayments falling due before June 2016 to be postponed;

–	the Group has contractual repayments to Senior Lenders totalling US$98 million which are due during the period to the end of December 2015 and a further US$105 million to the end of June 2016

–	the IRC Group has contractual repayments to ICBC totalling US$43 million which are due during the period to the end of December 2015 and a further US$21 million to the end of June 2016

•	seeking additional sources of cost-effective financing including, for example, gold prepayment financing and implementing potential asset sales, including some or all of the Company’s shareholding in IRC; and/or,

•	seeking further capital injections from Shareholders or other investors.

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If the Directors were, in such circumstances, unable to implement any of the mitigating actions set out above, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

6.	CURRENT TRADING AND PROSPECTS; KOBOLDO DISPOSAL

The majority of the Group’s revenue is derived from the sale of gold and silver, the latter being a by-product of the gold production. For the year ended 31 December 2013, revenue from gold and silver sales amounted to US$1,122.5 million (2012: US$1,181.6 million), equating to 94 per cent. of the Group’s total revenue for the year. For the first six months of 2014, revenue from gold and silver sales amounted to US$433.1 million (H1 2013: US$469.1 million), equating to 96 per cent. of the total Group revenue for that period.

As gold is the key commodity produced and sold by the Group, the key drivers for Group revenue are the amount of gold produced, the cost of production and the price at which the gold is sold.

For the year ended 31 December 2014, the Group produced 624.5koz of gold, in line with the Company’s guidance. This was lower than the 741,000oz of gold produced in the year ended 31 December 2013. This was, in part, due to the sale of Berelekh, which operated high-cost alluvial operations in the Magadan region, during the third quarter of 2013. On a like-for-like basis, excluding gold production from these assets and from the Group’s alluvial assets which are held by Koboldo, of which the Group is negotiating the sale (subject, inter alia, to Shareholder approval (if required)), the Group’s four hard-rock gold mines produced approximately 595.4koz of gold in the year ended 31 December 2014 compared with approximately 656.4koz of gold in the year ended 31 December 2013. Production from all assets in the fourth quarter of 2014 was approximately 168,200oz (Q4 2013: 142,000oz).

The Group is targetting production of 680koz – 700koz of gold in 2015, net of alluvial production from the assets held by Koboldo. This target is approximately 14 to 17 per cent. above the equivalent production level for 2014 of 595,400oz for the Group’s four hard-rock mines. For the years 2016-2019, the Group is targeting gold production of approximately 600,000oz annually, with some year-on-year variations (potentially 30,000 – 35,000oz less in the event of the sale of Koboldo).

For the year ended 31 December 2013, the total average cost per ounce of gold produced was US$1,016/oz (2012: US$875/oz). This figure includes production from Koboldo and production from Berelekh. Excluding these entities, total average cash costs for the year ended 31 December 2013 were US$976/oz (2012: US$805/oz) and US$847/oz for the six months ended 30 June 2014 (six months ended 30 June 2013: US$1,136/oz). Total cash costs of production for 2014 are expected to be in line with the Company’s guidance of lower than US$900/oz and the Group expects a significant decrease in its total average cash costs of production in 2015 to lower than US$700/oz due to its cost cutting programme and the devaluation of the Rouble.

The Group sold 736.3koz of gold in the year ended 31 December 2013 and 617.2koz during the year ended 31 December 2014.

The price of gold can vary significantly and is affected by factors which are outside the control of the Group, in particular, the demand for gold as an investment. In order to increase the certainty in respect of part of its future cash flows, the Group has entered into a number of gold forward contracts. Forward contracts to sell an aggregate of 444.3koz of gold matured during 2013 and contributed US$107.7 million to cash revenue and US$146/oz to the average realised gold price. Forward contracts to sell an aggregate of 364.3koz of gold matured during 2014 and contributed US$42.3 million to cash revenue and US$66/oz to the average realised gold price. As at 31 December 2014, the Company had outstanding forward contracts for 50koz at US$1,310/oz and options for 150koz at US$1,150/oz, acquired as part of a downside protection strategy.

The Group’s average realised gold sales price was US$1,519/oz for the year ended 31 December 2013 including the US$108/oz contributed by the hedging position of the Group. The Group’s average realised gold sales price was US$1,331/oz for the year ended 31 December 2014 including the US$66/oz contributed by the hedging position of the Group.

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The consumer price inflation in Russia was 11.4 per cent. for 2014, compared to 6.5 per cent. for 2013 (according to the Russian Federal State Statistics Service). The producer price inflation was 5.9 per cent. for 2014, compared with 3.7 per cent. for 2013 (according to the Russian Federal State Statistics Service). The increase in inflation in part reflected the decline in the Rouble against the US Dollar during 2014, which was adversely affected by significantly lower oil prices as well as EU and US sanctions. The Rouble depreciated by 72 per cent. against the US Dollar during 2014, from RUB32.7292/USD as at 31 December 2013 to RUB56.2584/USD as at 31 December 2014. The average year-on-year depreciation of Rouble against the US Dollar was approximately 21 per cent., with the average exchange rate for 2014 being RUB38.44/USD compared to RUB31.85/USD for 2013. The average exchange rate for the second half of 2014 of was RUB41.85/USD compared to RUB35.03/USD for the first half of 2014. In particular, the significant decline in the Rouble against the US Dollar occurred in the fourth quarter of 2014, when the Rouble depreciated by 43 per cent. from RUB39.3866/USD at 30 September 2014 to RUB56.2584/USD at 31 December 2014. The Rouble continued further depreciating against the US Dollar in 2015 with the Rouble to US Dollar exchange rate being RUB 67.8153/USD as at 28 January 2015. As the Group’s operating cash expenses are substantially Rouble denominated, the Group expects that the impact of the Rouble price inflation will be mitigated by the depreciation of the Rouble against the US Dollar in 2014.

Unaudited net debt of c.US$922 million as of 31 December 2014 is down by approximately US$26 million year-on-year (“yoy”) due to strong net operating cash flows and decreased capital spending. The cash balance as at 31 December 2014 was c.US$56 million. Should the proposed Refinancing be completed, the Group anticipates its net debt will be approximately US$700 million.

The Group’s estimated development and maintenance capital expenditure for 2014 is approximately US$64 million and the Group’s estimated capital expenditure in connection with exploration for 2014 is approximately US$33 million. The Group’s capital expenditure requirements will further decrease in 2015 to an estimated US$35 million. This reduction compared to 2014 will be achieved, in part, due to the halting of all but non-essential maintenance work on the POX Hub. The planned capital expenditure of US$35 million will be split between continuing the Group’s exploration programme (US$25 million) and development and maintenance (US$10 million).

An exploration report and a new audited JORC Mineral Resource and Ore Reserve statement are planned for publication in H1 2015.

The Company does not have sufficient funds or resources to refinance its Existing Bonds when they become due in March 2015 and, unless the Refinancing is completed, is likely to default on its payment obligations under the Existing Bonds. In addition, in the absence of the Bank Waivers, it is likely to be in breach of certain covenants in its Banking Arrangements when they are tested in April 2015. Even if the Refinancing is completed the Group may breach covenants and face funding shortfalls as described in paragraph 5 above.

Koboldo Disposal

On 21 November 2014, PHM Cyprus entered into a conditional share purchase agreement (in this section, SPA) with Rosszoloto LLC relating to the transfer of 95.7 per cent. of the issued shares in OJSC ZDP Koboldo, a company which holds licences to explore and mine alluvial operations in the Amur region, to Rosszoloto LLC. This transaction, which would have constituted a Class 1 transaction for the purposes of the Listing Rules, was to be conditional inter alia on the approval of FAS and Shareholder approval.

That transaction will no longer take place within the timeframe contemplated by the SPA and revised terms are under negotiation. There is no certainty as to whether or not the disposal will take place and if it does what the terms of any such transaction would be. A further announcement will be made in due course. The Koboldo Disposal is not inter-conditional with, nor material to, the Refinancing and irrespective of whether or not the Koboldo disposal takes place between the date of this Prospectus and the completion of the Refinancing, this will not make a material difference to the overall finances of the Group. Although, the Company will announce the outcome of the negotiations referred to above, it is not the intention that the Company would publish any supplementary prospectus in order to reflect the outcome of those negotiations. The Underwriter and all the parties with termination rights under the Recapitalisation Agreement have agreed that whatever the outcome of the intended negotiations in relation to the Koboldo Disposal, they

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would not seek to exercise any termination rights on those grounds so as to preclude the Refinancing from proceeding.

7.	DIVIDEND POLICY

The Directors did not recommend a dividend in respect of the year ended 31 December 2013 and do not expect to recommend a dividend in respect of the year ended 31 December 2014. Future decisions regarding the dividend will be based on a number of factors, including market conditions, distributable reserves, liquidity, operational performance and the impact of the ongoing cost reduction programme.

The payment of dividends by the Company will also be restricted by covenants in the New Bonds, which if the Refinancing is successful may prevent such payments.

Since the Company is the holding company for the Group, its stand-alone income and its ability to pay dividends depends in part on the receipt of dividends and distributions from other members of the Group. The payment of dividends by these subsidiaries and associated companies is contingent upon the sufficiency of earnings, cash flows and distributable reserves.

8.	SUMMARY OF THE PRINCIPAL TERMS OF THE RIGHTS ISSUE

The Company proposes, pursuant to the Refinancing, to issue 3,102,923,272 New Ordinary Shares, which will be offered pursuant to the Rights Issue on a 157 for 10 basis. As noted above, as the Rights Issue is currently only partially underwritten it is expected that some of the New Ordinary Shares initially offered pursuant to the Rights Issue will, instead, be allotted and issued to Existing Bondholders pursuant to the Bond Exchange Offer and Consent Solicitation. Of the 3,102,927,272 New Ordinary Shares to be offered pursuant to the Rights Issue, a minimum of 1,015,094,588 New Ordinary Shares will be issued for cash as a result of take up in the Rights Issue, subscription by placees procured pursuant to the rump placing or pursuant to Cash Underwriting commitments granted prior to the date of this Prospectus, with the remaining 2,087,828,684 New Ordinary Shares to be issued pursuant to any additional Cash Underwriting commitments granted after the date of this Prospectus or to Existing Bondholders pursuant to the Mandatory Debt-for-Equity Exchange or Voluntary Debt-for-Equity Exchange commitments.

The issue of the 3,102,923,272 New Ordinary Shares, at a price of 5 pence per New Ordinary Share will result in New Ordinary Shares with the value of £155.1 million (US$235.4 million) at the Issue Price being allotted and issued. A portion of these New Ordinary Shares will be issued pursuant to the Bond Exchange and Consent Solicitation.

The Rights Issue, which is conditional (inter alia) on the Resolutions being passed and the Bond Restructuring having become unconditional (save for any cross-conditionality) will comprise an offer of up to 3,102,923,272 New Ordinary Shares, being made to all Qualifying Shareholders (save for, subject to certain exceptions, Qualifying Shareholders who are resident or located in any Excluded Territory). Eligible Qualifying Shareholders will be able to subscribe for 157 New Ordinary Shares for every 10 Existing Shares held at the Record Date at the Issue Price of 5 pence per New Ordinary Share.

Pursuant to the underwriting arrangements summarised in Section 1 of this Part 1 (Letter from the Senior Independent Director), the Rights Issue is now only partially underwritten by the Underwriter and may remain so. New Ordinary Shares which are not Underwritten Shares and which are not taken up in the Rights Issue or subscribed for by subscriber(s) procured by the Underwriter pursuant to the rump placing or subscribed for by the subscribers/sub-underwriters will not be allotted or issued under the Rights Issue but will, instead, be issued to Existing Bondholders pursuant to (a) the Mandatory Debt-for-Equity Exchange (if any), and/or (b) any New Voluntary Debt-for-Equity commitments granted by Existing Bondholders after the date of this Prospectus. The issue of New Ordinary Shares pursuant to the Mandatory Debt-for-Equity Exchange and any New Voluntary Debt-for-Equity commitments is not underwritten by the Underwriter.

Further information on the equity commitments and participants is set out in section 1 of this letter and in Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

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The Issue Price of 5 pence per New Ordinary Share represents:

•	a 9.2 per cent. discount to the TERP;

•	a 63.0 per cent. discount to the Closing Price, on 28 January 2015, the last practicable day prior to the publication of this Prospectus; and

•	a 68.8 per cent. discount to the Closing Price on the business day prior to the issue of the Lock-up Announcement.

The ability to trade Rights may, subject to market conditions, enable Qualifying Shareholders to reduce any dilution in the value of their holding resulting from the implementation of the Refinancing as they may be able to sell a portion of the Rights and use the proceeds of that sale to take up some or all of their remaining Rights.

Subject to the fulfilment (or waiver where permitted) of the conditions of the Underwriting Agreement including the terms and conditions set out below (and in the case of Qualifying Non-CREST Shareholders, the Provisional Allotment Letter if they receive one) including approval of the Resolutions by Shareholders, the New Ordinary Shares will be offered for subscription by way of rights to Qualifying Shareholders (other than, subject to certain exceptions, Qualifying Shareholders with registered addresses in Excluded Territories) at 5 pence per New Ordinary Share, payable in full on acceptance on the basis of:

157 New Ordinary Shares for every 10 Existing Shares

held by and registered on the Record Date in the names of Qualifying Shareholders.

Qualifying Shareholders who do not, or who are not permitted to, take up any Rights will have their proportionate shareholdings in the Company diluted by approximately 94 per cent. Those Qualifying Shareholders who are permitted to, and do, take up all of their Rights to the New Ordinary Shares provisionally allotted to them in full will, subject to the rounding down of fractions, have the same proportionate voting and distribution rights as held by them at the Record Date.

The Nil Paid Rights are entitlements to subscribe for New Ordinary Shares subject to payment of the Issue Price. The Fully Paid Rights are entitlements to receive the New Ordinary Shares, for which a subscription and payment has already been made.

The Rights Issue is conditional upon (inter alia):

•	the passing of the Resolutions (without amendment) by the Shareholders at the General Meeting;

•	the Bondholder Resolution being passed and the Bond Restructuring having become unconditional (save for cross-conditionality);

•	the Bank Waivers becoming effective;

•	the Recapitalisation Agreement and the commitments of the parties thereto under their respective Sub-Underwriting Letters and their Voluntary Debt-for-Equity confirmations (as applicable) and in the case of the Founder Entities the Conditional Subscription letter not having been terminated or otherwise having failed to become unconditional;

•	Admission becoming effective by not later than 8.00 a.m. (London time) on 27 February 2015; and

•	the Underwriting Agreement otherwise becoming unconditional in all respects, and not having been terminated in accordance with its terms prior to Admission.

Implementation of the Rights Issue will result in the issue of up to 3,102,923,272 New Ordinary Shares, which will represent up to approximately 94 per cent. of the Shares in issue following implementation of the Refinancing and prior to the conversion of any of the New Bonds. Any of the New Ordinary Shares not issued pursuant to the Rights Issue will, instead, be allotted and issued to Existing Bondholders pursuant to the Mandatory Debt-for-Equity Exchange and/or Voluntary Debt-for-Equity Exchange commitments pursuant to the Bond Exchange Offer and Consent Solicitation.

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The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the Existing Shares, including the right to receive all future dividends and other distributions declared, made or paid after the date of their issue.

Application will be made for the New Ordinary Shares to be admitted to listing on the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities. It is expected that Admission will become effective and dealings will commence (nil paid) in the New Ordinary Shares at 8.00 a.m. (London time) on 27 February 2015.

Entitlements to New Ordinary Shares under the Rights Issue will be rounded down to the nearest whole number and fractions of New Ordinary Shares will not be allotted. Holdings of Existing Shares in certificated and uncertificated form will be treated as separate holdings for the purpose of calculating entitlements under the Rights Issue.

As part of the implementation of the Refinancing, as described above, if New Ordinary Shares are to be issued pursuant to the Voluntary Debt-for-Equity Exchange arrangements or the Mandatory Debt-for-Equity Exchange, the Existing Bondholders will receive New Ordinary Shares whose aggregate value at the Issue Price is equal to the Pounds Sterling equivalent of the principal amount of their Existing Bonds which is to be exchanged, applying a fixed exchange rate of £1:US$1.5171. This may not be the applicable rate at the date at which the issue of the New Ordinary Shares takes place.

Further information on the Rights Issue, including the terms and conditions of the Rights Issue and the procedure for acceptance and payment and the procedure in respect of Rights not taken up is set out in Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus and, where relevant, will be set out in the Provisional Allotment Letter. Shareholders who do not or cannot take up entitlements to New Ordinary Shares will have their proportionate shareholdings in the Company diluted by approximately 94 per cent. by the Rights Issue. If there is no take up in the Rights Issue and the Underwriter fails to procure subscriber(s) for any New Ordinary Shares in the rump placing and the Rights Issue is fully underwritten prior to Admission by Existing Bondholders through a combination of Cash Underwriting commitments and Existing Voluntary Debt-for-Equity commitments, Existing Bondholders will beneficially own 82.1 per cent. of the issued ordinary share capital of the Company immediately following the completion of the Refinancing.

9.	BOARD CHANGES

On 5 November 2014, Dr Pavel Maslovskiy returned to the Board and the Group as Chief Executive Officer.

Your Board recognises that given the reduced size of the Company’s market capitalisation relative to its previous levels, following completion of the Refinancing, the size of the Board will be reduced to seven members. The reduced Board will consist of three executive Directors: Peter Hambro (Chairman), Dr Pavel Maslovskiy (Chief Executive Officer) and Mr Andrey Maruta (Chief Financial Officer) and four non-executive Directors. The non-executive Directors will comprise Sir Roderic Lyne and three other Directors, two of whom will be selected by the Nomination Committee from a list of candidates put forward by Norman Broadbent, independent external consultants. Existing Bondholders may propose candidates to be included or select candidates from a list put forward by Norman Broadbent and shall have the right to nominate up to two non-executive Directors for consideration by the Nomination Committee. In the event that the Nomination Committee does not recommend appointment to the Board in relation to one or both non-executive Directors proposed by the Existing Bondholders, the Existing Bondholders shall be entitled to propose further candidates until two non-executive Directors who are nominated or selected by Existing Bondholders are appointed to the Board. The Board changes will be notified to the market as soon as they have been implemented. The composition of the Board Committees will also be reviewed.

10.	GENERAL MEETING

The Refinancing is subject to a number of conditions, including Shareholders’ approval of the Resolutions at the General Meeting. The Notice of the General Meeting is set out at the end of this Prospectus.

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The General Meeting is being convened for the purposes of considering and, if thought fit, passing the Resolutions. Shareholders are being asked to vote on the Resolutions in order to provide the Directors with the necessary authority and power under the Act to proceed with the Rights Issue, the issue of the New Bonds and the other elements of the Refinancing and also to adopt new Articles, all as described below.

Resolution 1, which will be proposed as a special resolution, provides for the following:

Authority to allot Shares and implement the Refinancing

Resolution 1 seeks Shareholders’ approval, as required by the Act, to the granting of authority to the Directors to exercise all the powers of the Company to allot Ordinary Shares up to a maximum nominal amount of £40,000,000 in respect of the Ordinary Shares in connection with the Rights Issue and the New Bond Conversion Rights. The authority to be conferred by Resolution 1 is to be used in relation to the issue of Ordinary Shares in connection with the Rights Issue and the Refinancing and includes the authority to procure the issue of the New Bonds pursuant to the Exchange Offer and Consent Solicitation Memorandum and to grant rights to convert the New Bonds, directly or indirectly, into Shares in the manner specified in the Terms and Conditions of the Bonds and related documentation and such other authority as may be required in connection with the Refinancing.

The authority in respect of the Ordinary Shares equates to 2,024 per cent. of the issued ordinary share capital of the Company at the latest practicable date prior to the publication of this Prospectus. This authority will expire on 31 March 2016 but without prejudice to the future implementation of offers or agreements entered into pursuant to this authority. This authority is without prejudice to, and is in addition to, all subsisting authorities.

The Directors intend to exercise this authority for the purposes of allotting up to 4,000,000,000 Ordinary Shares pursuant to the Refinancing and the creation of the New Bond Conversion Rights, which on exercise would result in the issue of additional Ordinary Shares.

As at the date of this Prospectus the Company held no Ordinary Shares in treasury.

Disapplication of pre-emption rights

Resolution 1 also seeks Shareholders’ approval, as required by the Act, to disapply statutory pre-emption rights in relation to the implementation of the Rights Issue on the terms described in this Prospectus, being on a pre-emptive basis for Qualifying Shareholders and with certain other modifications to the statutory pre-emption regime provided by the Act, and thereby to enable implementation of the Rights Issue and the Bond Restructuring on the basis set out in this Prospectus.

This disapplication will cover Ordinary Shares with an aggregate nominal value of £40,000,000, being equivalent to 2,024 per cent. of the issued ordinary share capital of the Company at the date of this Prospectus.

The way in which the conversion of the New Bonds would be implemented is not required to be covered by a disapplication of pre-emption rights. The issue of the New Bonds will however only take place as a part of the Refinancing which requires the passing of both Resolutions.

Adoption of new Articles

Certain of the Group’s assets are now categorised as “Strategic Deposits” for the purposes of the Strategic Asset Laws. Therefore, there could be adverse consequences for the Group and its stakeholders were a person (or persons acting in concert) to acquire Shares or an interest in Shares, or acquire management control over, the Company or relevant subsidiaries without obtaining any approval for such acquisition, which is required under the Strategic Asset Laws.

The Directors have, therefore, decided to seek the approval of Shareholders to the adoption of new Articles which include provisions designed to permit it to maintain the required Shareholder composition necessary to comply with the Strategic Asset Laws. The principal purpose is to include provisions allowing the Board to impose such restrictions as they may think necessary for the purpose of ensuring that no Shares in the

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Company are acquired or held by or transferred to any person in breach of Russian legislation, including any person having acquired (or who would as a result of any transfer acquire) Shares or an interest in Shares which, together with any other Shares in which that person or members of their group is deemed to have an interest for the purposes of the Strategic Asset Laws, carry voting rights exceeding 50 per cent. (or such lower number as the Board may determine in the context of the Strategic Asset Laws) of the total voting rights attributable to the issued Shares without such acquisition having been approved, where such approval is required, pursuant to the Strategic Asset Laws. These provisions include the ability of the Board to refuse to register a transfer of Shares which in the Board’s opinion is to a Non-Compliant Holder or if the transfer if implemented would result in the transferee and (if applicable any other person(s)) becoming (a) Non-Compliant Holder(s). For these purposes a “Non-Compliant Holder” is any person whose direct, indirect or beneficial ownership of Shares (where alone or as a result of aggregation with any interest of any other person in Shares), in the determination of the Directors, (i) is or may be prohibited pursuant to the Strategic Asset Laws or (ii) have been acquired or are held in circumstances where approval for such acquisition or holding should have been but was not obtained pursuant to the Strategic Asset Laws or any other Russian legislation, or (iii) would have specified adverse consequences for the Group.

Pending such sale or transfer or at any other time when the Board considers any person(s) to be a Non-Compliant Holder(s) the Board may, in its absolute discretion, at any time by notice to such holder direct that in respect of all or any part of their Shares they shall not be entitled (inter alia) to attend or vote at a general meeting of the Company or to exercise any other shareholder rights.

The new Articles will provide for the same maximum permitted level (US$2 billion) of external borrowing less cash which the Group currently has following the earlier passing of a resolution to increase the borrowing powers above that specified in the current Articles, a procedure provided for in the current and proposed new Articles.

Further information on the proposed changes is set out on in section 4.2 of Part 11 (Additional Information) and the form of Articles proposed to be adopted by Resolution 1 if passed will be on the Company’s website.

Approval of Founders Arrangements as related party transaction

Peter Hambro and Dr Maslovskiy are directors of the Company and are, therefore, related parties for the purposes of, and as defined in, the Listing Rules. Their involvement in the Founders Arrangements results in the commitment being characterised as a related party transaction under the Listing Rules which requires the approval of Independent Shareholders. Since the Founders Group are an integral part of the Refinancing, the passing of the resolution covering their related party transaction (Resolution 2) is inter-conditional with the passing of the Refinancing resolution (Resolution 1).

The related party transaction approval is to be sought by way of Resolution 2 to be put to the General Meeting. In compliance with the Listing Rules, neither Peter Hambro nor Dr Maslovskiy will be permitted to vote their Ordinary Shares on Resolution 2 and each has undertaken to the Company not to vote (and to take all reasonable steps to ensure that none of their respective associates will vote) on Resolution 2 at the General Meeting.

11.	RISK FACTORS

The Risk Factors section of this Prospectus sets out a number of risks and uncertainties which Shareholders should carefully consider in relation to the Rights Issue.

12.	TAXATION

Your attention is also drawn to section 16 in Part 11 (Additional Information) of this Prospectus, which sets out certain information in relation to United Kingdom and United States taxation matters. If you are in any doubt as to your tax position or if you are resident or subject to tax in any jurisdiction other than the United Kingdom or the United States, you should consult your own professional adviser without delay.

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13.	OVERSEAS SHAREHOLDERS

The attention of Shareholders who have registered addresses outside the United Kingdom, or who are residents of or located in countries other than the United Kingdom, is drawn to the information in section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

Subject to certain exceptions, Qualifying Shareholders who are residents of, located in or have a registered address in any Excluded Territory will not be entitled to participate in the Rights Issue. The provisions of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus will apply generally to Qualifying Shareholders (including Overseas Shareholders) who cannot, or do not take up the New Ordinary Shares provisionally allotted to them.

For the avoidance of doubt, Overseas Shareholders who receive this Prospectus and a Form of Proxy may vote on the Resolutions set out in the Notice of General Meeting at the end of this Prospectus by returning the Form of Proxy to the Registrars, or by submitting a proxy vote electronically by no later than 11.00 a.m. on 23 February 2015, despite being unable to participate in the Rights Issue in accordance with the terms of section 8 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

14.	ACTION TO BE TAKEN

A Form of Proxy for use by Shareholders at the General Meeting or any adjournment thereof is enclosed with this Prospectus. Whether or not you intend to be present at the General Meeting, you are requested to complete the Form of Proxy in accordance with the instructions printed thereon and to return it as soon as possible and, in any event, so as to be received by the Registrars, Capita, no later than 11.00 a.m on 24 February 2015. The completion and return of the Form of Proxy will not preclude you from attending the General Meeting and voting in person if you wish to do so.

Subject to the passing of the Resolutions and the Bondholder Resolution, if you are a Qualifying Non- CREST Shareholder (other than, subject to certain exceptions, a Qualifying Non-CREST Shareholder with a registered address in any Excluded Territory), it is expected that you will be sent a Provisional Allotment Letter giving you details of your Nil Paid Rights by post. If you are a Qualifying CREST Shareholder (other than, subject to certain exceptions, a Qualifying CREST Shareholder with a registered address in any Excluded Territory), it is expected that you will not be sent a Provisional Allotment Letter. Instead, it is expected that you will receive a credit to your appropriate stock account(s) in CREST in respect of your Nil Paid Rights.

If you sell or transfer or have sold or otherwise transferred all of your Existing Shares (other than ex-rights) held in certificated form before the relevant Ex-Rights Date, please send this Prospectus, together with any Provisional Allotment Letter, duly renounced, if and when received, at once to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee, except that such documents should not be sent in or into any jurisdiction where to do so might constitute a violation of local securities laws or regulations, including, but not limited to any Excluded Territory. If you hold your Shares in CREST and you sell or transfer or have sold or otherwise transferred all or some of your Existing Shares (other than ex-rights) held in uncertificated form before the relevant Ex-Rights Date, a claim transaction will automatically be generated by CREST which, on settlement, will transfer the appropriate number of Nil Paid Rights to the purchaser or transferee.

If you sell or transfer or have sold or otherwise transferred only part of your holding of Existing Shares (other than ex-rights) held in certificated form before the relevant Ex-Rights Date, you should immediately consult the bank, stockbroker or other agent through whom the sale or transfer was effected and refer to the instructions regarding split applications in section 4.6 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus and in the Provisional Allotment Letter.

The latest time and date for acceptance and payment in full in respect of the Rights Issue by Qualifying Shareholders is expected to be 11.00 a.m. (London time) on 13 March 2015, unless otherwise announced by the Company. The procedure for acceptance and payment is set out in Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus and, in respect of Qualifying Non-CREST Shareholders who hold their

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Shares in certificated form (other than, subject to certain exceptions, such Shareholders with registered addresses in any Excluded Territory), in the Provisional Allotment Letter.

If you are in any doubt as to the action you should take, you should immediately seek your own financial advice from your stockbroker, solicitor, accountant, fund manager or other appropriate independent financial adviser authorised under FSMA if you are in the United Kingdom or, if you are outside the United Kingdom, by another appropriately authorised independent financial adviser.

As stated above, it is critical that Shareholders vote in favour of the Resolutions so that, assuming the other conditions are satisfied, the Refinancing can proceed and the Group can continue trading.

15.	DIRECTORS’ INTENTIONS

Certain of the Directors who hold Shares have undertaken to take up in full their Rights in respect of a total of 2,021,343 New Ordinary Shares pursuant to the Rights granted in respect of their own beneficial holdings, which together amount to 128,748 Shares, representing 0.065 per cent. of the issued ordinary share capital of the Company as at the date of this Prospectus. Other Directors who hold Shares will determine in due course whether or not to exercise their rights.

16.	RECOMMENDATION

As the Founders Arrangements are a related party transaction for the purposes of the Listing Rules, Peter Hambro and Dr Maslovskiy will not vote on Resolution 2 at the General Meeting and have undertaken to take all reasonable steps to ensure that their respective associates will not vote on Resolution 2 at the General Meeting. Neither Mr Hambro nor Dr Maslovskiy have taken part in the Board’s consideration of the Founder Arrangements on Resolution 2.

The Refinancing

The full Board considers the Refinancing and Resolution 1 to be in the best interests of the Company and Shareholders taken as a whole. Accordingly, the Board recommends Shareholders to vote in favour of Resolution 1.

The Founders Arrangements

The Board (with Mr Hambro and Dr Maslovskiy abstaining as a result of their status as related parties and their involvement in the Founders Arrangements), which has been so advised by Merrill Lynch International, considers that the Founders Arrangements and Resolution 2 are fair and reasonable as far as the Shareholders are concerned. In providing its advice Merrill Lynch International has taken into account the Independent Directors’ assessment of the commercial merits of the Refinancing and the Founders Arrangements.

The Board considers the Founders Arrangements and Resolution 2 to be in the best interests of the Company and Shareholders taken as a whole. Accordingly, the Board recommends Shareholders to vote in favour of Resolution 2.

The Directors intend to vote in favour of Resolution 1 in respect of their own beneficial holdings amounting to an aggregate of 14,439,302 Shares representing approximately 7.306 per cent. of the Shares in issue as at 28 January 2015, (being the last practicable date prior to the publication of this Prospectus). The Independent Directors intend to vote in favour of Resolution 2 in respect of their own beneficial holdings amounting to an aggregate of 150,884 Shares representing approximately 0.0763 per cent. of the Shares in issue as at 28 January 2015 (being the last practicable date prior to the publication of this Prospectus).

Yours faithfully,

Dr Graham Birch

Senior Independent Director

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PART 2

TERMS AND CONDITIONS OF THE RIGHTS ISSUE

1.	Details of the Rights Issue

The Company proposes to issue up to 3,102,923,272 New Ordinary Shares by way of a rights issue at a price of 5 pence per New Ordinary Share.

Pursuant to the terms of the Underwriting Agreement (as described in Part 11 (Additional Information) of this Prospectus), the Underwriter has agreed to underwrite the number of New Ordinary Shares that are the subject of binding sub-underwriting commitments on the date of this Prospectus (currently 3,094,500,472 New Ordinary Shares) together with those the subject of any additional Cash Underwriting, which would include any sub-underwriting commitments provided by “traditional” sub-underwriters although the Underwriter does not anticipate any traditional sub-underwriting commitments being granted since, pursuant to the terms of the Exchange Offer and Consent Solicitation Memorandum, priority is being given to Existing Bondholder sub-underwriting commitments that are secured between the date of this Prospectus and 20 February 2015 and which will not, in any event, together with New Ordinary Shares the subject of New Voluntary Debt-for-Equity Exchange commitments, in total exceed 3,102,923,272 New Ordinary Shares (which is the maximum number of New Ordinary Shares that could be issued pursuant to the Rights Issue and is the total number of New Ordinary Shares that could be allotted and issued pursuant to the Refinancing).

If the New Ordinary Shares which are the subject of any additional Cash Underwriting commitments received after the date of this Prospectus, together with any New Voluntary Debt-for-Equity Exchange commitments received from Existing Bondholders after the date of this Prospectus, exceed the number of New Ordinary Shares which are not currently underwritten, their commitments and those of existing sub-underwriters will be scaled back (with the commitment of the Founders SPV the last to be reduced) in accordance with the terms set out in the Exchange Offer and Consent Solicitation Memorandum. The Company will announce the level (if any) of scale-back to be applied to respective commitments prior to the General Meeting.

The Rights Issue is, therefore, now only partially underwritten by the Underwriter and may remain so. New Ordinary Shares which are not Underwritten Shares and which are not:

•	taken up in the Rights Issue; or

•	subscribed for by any subscriber(s) procured by the Underwriter pursuant to the rump placing; or

•	subscribed for by the sub-underwriters/Founder Entities,

will not be allotted or issued under the Rights Issue but will, instead, be issued to Existing Bondholders pursuant to (a) the Mandatory Debt-for-Equity Exchange, and/or (b) any New Voluntary Debt-for-Equity commitments granted by Existing Bondholders after the date of this Prospectus.

The Issue Price of 5 pence per New Ordinary Share represents:

•	a 9.2 per cent. discount to the TERP based on the Closing Price of 13.50 pence per Share;

•	a 63.0 per cent. discount to the Closing Price on 28 January 2015, the last practicable day prior to the publication of this Prospectus; and

•	a 68.8 per cent. discount to the Closing Price on the business day prior to the issue of the Lock-up Announcement.

The ability to trade Rights may, subject to market conditions, enable Qualifying Shareholders to reduce any dilution in the value of their holding resulting from the implementation of the Refinancing as they may be

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able to sell a portion of their Rights and use the proceeds of that sale to take up some or all of their remaining Rights.

2.	Terms and Conditions of the Rights Issue

Subject to the fulfilment (or waiver where permitted) of the conditions of the Underwriting Agreement and the terms and conditions set out below (and, in the case of Qualifying Non-CREST Shareholders, the Provisional Allotment Letter if they receive one) including approval of the Resolutions by Shareholders, the New Ordinary Shares will be offered for subscription by way of rights to Qualifying Shareholders (other than, subject to certain exceptions, Shareholders with registered addresses in Excluded Territories) at 5 pence per New Ordinary Share, payable in full on acceptance on the basis of:

157 New Ordinary Shares for every 10 Existing Share

held by and registered on the Record Date in the names of Qualifying Shareholders.

Entitlements to New Ordinary Shares under the Rights Issue will be rounded down to the nearest whole number and fractions of New Ordinary Shares will not be allotted. Qualifying Shareholders who do not or cannot take up entitlements to New Ordinary Shares will have their proportionate shareholdings in the Company diluted by approximately 94 per cent. by the Refinancing.

Those Qualifying Shareholders who are permitted to, and do, take up all of their Rights to the New Ordinary Shares provisionally allotted to them in full will, subject to the rounding down of fractions, have the same proportionate voting and distribution rights as held by them at the Record Date.

The Nil Paid Rights are entitlements to subscribe for New Ordinary Shares subject to payment of the Issue Price. The Fully Paid Rights are entitlements to receive the New Ordinary Shares, for which a subscription and payment has already been made.

Holdings of Existing Shares in certificated form or uncertificated form will each be treated as separate holdings for the purpose of calculating entitlements under the Rights Issue.

The Underwriter has agreed to underwrite the number of New Ordinary Shares that are the subject of binding sub-underwriting commitments on the date of this Prospectus together with those that are the subject of any Cash Underwriting commitments that are secured between the date of this Prospectus and 20 February 2015 and which will not, in any event, together with New Shares the subject of New Voluntary Debt-for-Equity Exchange commitments, in total exceed 3,102,923,272 New Ordinary Shares. The Underwriter’s underwriting commitment is subject to the conditions set out in the Underwriting Agreement.

The obligations of the Underwriter under the Underwriting Agreement, and thus the Rights Issue and the Refinancing, are conditional on the remaining conditions which are set out below. Under the Underwriting Agreement, different conditions apply to different obligations of the Underwriter depending on when during the periods prior to Admission they are due to be performed.

The remaining conditions are as follows:

The obligations of the Underwriter under the Underwriting Agreement in the period:

(a)	between the date of the Underwriting Agreement and the date of the Bondholders Meeting, are conditional on the satisfaction of the conditions set out in the paragraphs (a), (b), (c), (d), (f), (g), (h), (i), (m) and (n) below only;

(b)	after the Bondholders Meeting but before the General Meeting, are conditional on the satisfaction of the conditions set out in the paragraphs (m), (n), (o) and (q) below only; and

(c)	after the General Meeting but before Admission, are conditional on the satisfaction of the conditions set out in paragraphs (e), (j), (k), (l), (m), (n), (p), (r) and (s) below only.

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The conditions referred to above are:

(a)	(i) there being no information contained in this Prospectus that is not contained in the final form of the Draft Prospectus provided to each of the Initial Sub-underwriters in their proposed capacity as such (the Final Draft Prospectus); and (ii) this Prospectus not differing in any respect from the Final Draft Prospectus, in either case (singly or in the aggregate) to an extent that is (A) material in the context of the Rights Issue and/or the underwriting of the Underwritten Shares and/or the sub- underwriting contemplated in the Sub-underwriting Letters and to certain conditional subscription obligation and/or Admission and/or post Admission dealings in the Ordinary Shares, and/or (B) in the opinion of Merrill Lynch, such as to make it impracticable or inadvisable to proceed with Admission, the Rights Issue or the underwriting of the Underwritten Shares and/or the sub-underwriting contemplated in the Sub-underwriting Letters and/or the Conditional Subscription Agreement;

(b)	publication of the Final Press Announcement (as defined below) through a Regulatory Information Service (as that term is defined in the Listing Rules of the FCA (the Listing Rules)) by no later than 4.00 p.m. on the date of the Final Underwriting Agreement;

(c)	approval of the Prospectus as a prospectus for the purposes of the Prospectus Rules of the FCA (the Prospectus Rules) and a circular for the purposes of Chapter 13 of the Listing Rules by the FCA and the Prospectus being filed with the FCA in accordance with the Prospectus Rules, the Listing Rules and the FSMA by no later than 4.00 p.m. on the date of the Final Underwriting Agreement and made available to the public by no later than 6.00 p.m. on the date of the Final Underwriting Agreement;

(d)	in the opinion of the Underwriter, following, where reasonably practicable, consultation with the Company, there having been no material adverse change in or affecting, the condition (financial, operational, legal or otherwise), or in the earnings, liquidity, management, funding position, business affairs, operations, solvency or prospects of the Company, its subsidiaries or its subsidiary undertakings or the Group taken as a whole, whether or not arising in the ordinary course of business or any development as a result of which it is reasonably likely that a material adverse change will occur at any time prior to the passing of the Bondholder Resolution (whether or not foreseeable at the date of the Underwriting Agreement);

(e)	the posting of the Provisional Allotment Letters and the sending of a CREST instruction as contemplated in the Prospectus and in accordance with the Underwriting Agreement;

(f)	the representations, warranties and undertakings on the part of the Company contained in the Underwriting Agreement being true and accurate in all respects and not misleading in any respect on and as of the date of the Underwriting Agreement and at all times before the passing of the Bondholder Resolution as if they had been repeated by reference to the facts and circumstances then existing (for the avoidance of doubt, without regard to facts and matters disclosed in any supplementary prospectus published at or prior to the relevant time) in accordance with the Underwriting Agreement;

(g)	no matter having arisen prior to the passing of the Bondholder Resolution which might reasonably be expected to give rise to an indemnity claim under the Underwriting Agreement;

(h)	no event referred to in section 87G(1) of the FSMA arising between the time of publication of the Prospectus and the passing of the Bondholder Resolution and no supplementary prospectus being published by or on behalf of the Company before the passing of the Bondholder Resolution;

(i)	the Company having complied with all of its obligations, undertakings and covenants under the Underwriting Agreement and under the terms or conditions of the Rights Issue which fall to be performed or satisfied prior to the passing of the Bondholder Resolution;

(j)	Admission occurring not later than 8.00 a.m. on the first dealing day after the date of the General Meeting;

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(k)	each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security in CREST (other than Admission) being satisfied on or before the date of the General Meeting;

(l)	the conditions in the dealer manager agreement relating to the Bond Restructuring having been satisfied on or before Admission;

(m)	delivery of all the documents referred to in the Underwriting Agreement by the Company to the Underwriter by the dates and times envisaged therein;

(n)	no occurrence of a corporate, legal or regulatory event affecting or regarding the Company or any other member of the Group which, in the Underwriter’s sole discretion following, where reasonably practicable, consultation with the Company, makes it impracticable, inadvisable or inappropriate to proceed with Admission or the Rights Issue or the underwriting of the Underwritten Shares;

(o)	the passing of the Bondholder Resolution (without amendment) at the Bondholders Meeting (and not, except with the prior written agreement of the Underwriter, at any adjournment of such meeting);

(p)	the passing of the Resolutions (without amendment) at the General Meeting (and not, except with the prior written agreement of the Underwriter, at any adjournment of such meeting);

(q)	each of (i) the escrow agreement to be entered into between APB, the Underwriter and Bank of America, National Association, and (ii) the escrow agreement to be entered into between Founders SPV, the Underwriter and Bank of America, National Association, having been duly executed by the parties thereto three business days prior to the Bondholders Meeting and continuing to be in full force and effect and APB and Founders SPV having complied with all their respective obligations therein and having satisfied all conditions to be satisfied by them and each of those agreements having, and continuing to have, full force and effect and not being varied, modified, supplemented, rescinded or terminated (in whole or part) and no party to any such agreement having failed to enforce its rights thereunder in accordance with its terms or granted any waiver or indulgence in relation to any obligation thereunder or extension of time for its performance;

(r)	(i) all waivers and/or amendments (including, for the avoidance of doubt, the extension of the loan availability period under the ICBC Facility) required to be obtained in connection with the Refinancing having been obtained prior to Admission, and (ii) no event having occurred or circumstance existing prior to Admission that, with or without the giving of notice or the passage of time or both, would be reasonably likely to result in the occurrence of an event of default or other circumstance that would result in or may result in any of the Banking Facilities or other indebtedness for borrowed money of any Group company becoming due and repayable prior to its stated maturity; and

(s)	the Recapitalisation Agreement and the commitments of the parties thereto under their respective Sub- underwriting Letters and their Voluntary Debt for Equity Confirmations (as defined in the Recapitalisation Agreement) having not been terminated or having not otherwise failed to become unconditional.

The Underwriter may, in its absolute discretion following, where reasonably practicable, consultation with the Company and subject to such conditions as it considers appropriate extend the time or date for satisfaction of any condition, or waive satisfaction of any of the above conditions, other than those conditions in paragraphs (b), (c), (e), (j), (k), (l), (o), (p), (q), (r) and (s) above in whole or in part, by giving written notice to the Company. Any such extensions or waivers will only be effective if such extensions and/or waivers have also been agreed (if required) pursuant to the terms of the Recapitalisation Agreement.

The Underwriting Agreement may be terminated by the Sponsor and, pursuant to the Recapitalisation Agreement by the Individual Equity Investors, and/or certain Existing Bondholders who are the principal other Cash Underwriters prior to Admission upon the occurrence of certain specified events, in which case the Rights Issue will not proceed. After Admission, however, the Underwriting Agreement will not be subject to any right of termination.

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The Underwriter and any of its affiliates may engage in trading activity in connection with its role under the Underwriting Agreement and, in that capacity, may retain, purchase, sell, offer to sell or otherwise deal for its own account in securities of the Company and related or other securities and instruments (including Ordinary Shares, Nil Paid Rights and Fully Paid Rights). The Underwriter does not intend to disclose the extent of any such investment or transactions otherwise than in accordance with any legal or regulatory obligation to do so. In addition the Underwriter or its affiliates may enter into financing arrangements (including swaps) with investors in connection with which the Underwriter (or its affiliates) may from time to time acquire, hold or dispose of New Ordinary Shares.

A summary of certain terms and conditions of the Underwriting Agreement is set out in section 9 of Part 11 (Additional Information) of this Prospectus.

The attention of Shareholders with a registered address in, or who are resident or located in countries other than the United Kingdom, or who are holding Shares in the Company for the benefit of such a person, and any person (including, without limitation, custodians, nominees, agents and trustees) who has a contractual or other legal obligation to forward this Prospectus (or any Provisional Allotment Letter) into a jurisdiction other than the United Kingdom is drawn to section 8 of this Part 2. In particular, subject to the provisions of section 8 of this Part 2 and certain exceptions, Qualifying Shareholders with a registered address in any Excluded Territory will not be sent Provisional Allotment Letters and will not have their CREST stock accounts credited with Nil Paid Rights.

Application will be made for the New Ordinary Shares (nil paid and fully paid) to be admitted to listing on the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities. It is expected that Admission will become effective and dealings will commence (nil paid) in the New Ordinary Shares at 8.00 a.m. (London time) on 27 February 2015.

The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the Existing Shares, including the right to receive all future dividends and other distributions declared, made or paid after the date of their issue.

The New Ordinary Shares and the Existing Shares are in registered form and can be held in certificated form or uncertificated form via CREST. No further application to CREST is required for the New Ordinary Shares and all the New Ordinary Shares when issued and fully paid may be held and transferred by means of CREST. Applications will be made for the Nil Paid Rights and the Fully Paid Rights to be admitted to CREST. Euroclear requires the Company to confirm that certain conditions (imposed by the CREST Manual) are satisfied before Euroclear will admit the Nil Paid Rights and the Fully Paid Rights to CREST. It is expected that these conditions will be satisfied on Admission. As soon as practicable after Admission, the Company will confirm this to Euroclear. The ISIN code for the New Ordinary Shares will be the same as that of the Existing Shares, being GB0031544546. The ISIN code for the Nil Paid Rights is GB00BV8BVL93 and for the Fully Paid Rights is GB00BV8BVM01.

Subject to, amongst other things, the aforementioned conditions to the Rights Issue being satisfied, it is expected that:

(a)	Provisional Allotment Letters (which constitute temporary documents of title) in respect of Nil Paid Rights will be despatched to Qualifying Non-CREST Shareholders (other than, subject to certain exceptions, such Qualifying Non-CREST Shareholders with a registered address in any Excluded Territory) at their own risk on 25 February 2015;

(b)	Admission and dealings in the New Ordinary Shares, nil paid, will commence on the London Stock Exchange at 8.00 a.m. on 27 February 2015;

(c)	the Registrar will instruct Euroclear to credit the appropriate stock accounts of Qualifying CREST Shareholders (other than, subject to certain exceptions, such Qualifying CREST Shareholders with a registered address in any Excluded Territory) with such Qualifying CREST Shareholders’ entitlements to Nil Paid Rights, with effect from 8.00 a.m. on 27 February 2015;

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(d)	the Nil Paid Rights and the Fully Paid Rights will be enabled for settlement by Euroclear on 27 February 2015, as soon as practicable after the Company has confirmed to Euroclear that all the conditions for admission of such Rights to CREST have been satisfied;

(e)	New Ordinary Shares will be credited to the appropriate stock accounts of relevant Qualifying CREST Shareholders (or their renouncees) who validly take up their Rights as soon as practicable after 8.00 a.m. on 13 March 2015; and

(f)	share certificates for the New Ordinary Shares will be despatched to relevant Qualifying Non-CREST Shareholders (or their renouncees) who validly take up their Rights by not later than 30 March 2015, at their own risk.

The offer of New Ordinary Shares pursuant to the Rights Issue is not being, and will not be, made by means of this Prospectus into any Excluded Territory or any other jurisdiction outside the United Kingdom in which it would be illegal to make an offer, subject to certain exceptions.

The New Ordinary Shares will be issued pursuant to the authority to be granted under Resolution 1 being proposed at the General Meeting (provided that Resolution 2 is also passed). The rights attaching to the New Ordinary Shares are governed by the New Articles, a summary of which is set out in sections 4 and 5 of Part 11 (Additional Information) of this Prospectus.

All documents including Provisional Allotment Letters, cheques and definitive share certificates posted to, by or from Qualifying Shareholders and/or their transferees or renouncees (or their agents, as appropriate) will be posted at their own risk.

All Qualifying Shareholders, by accepting and/or renouncing a Provisional Allotment Letter or requesting registration of the New Ordinary Shares comprised therein, or by making a valid acceptance in accordance with the procedures set out in this Part 2 will be deemed to make the representations and warranties to the Company and the Underwriter contained in section 9 of this Part 2 (Further Representations and Warranties). Shareholders taking up their Rights by sending an MTM instruction to Euroclear will also be deemed to have given the representations and warranties set out in section 5.2(d) of this Part 2 unless the requirement is waived by the Company and the Underwriter.

The attention of Overseas Shareholders is drawn to section 8 of this Part 2.

3.	Action to be taken by Qualifying Shareholders

Subject (principally) to the passing of the Resolutions by the Company’s Shareholders at the General Meeting and the Bond Restructuring having become unconditional save for any cross-conditionality, the action to be taken in respect of New Ordinary Shares depends on whether, at the relevant time, Nil Paid Rights or Fully Paid Rights in respect of which action is to be taken are in certificated form (i.e. represented by Provisional Allotment Letters) or uncertificated form (i.e. in CREST).

If you are a Qualifying Non-CREST Shareholder, and receive a Provisional Allotment Letter, and, subject to certain exceptions, are not located or resident in and do not have a registered address in any Excluded Territory, please refer to sections 4 and 6 to 10 inclusive of this Part 2.

If you are a Qualifying CREST Shareholder, and, subject to certain exceptions, are not located or resident in and do not have a registered address in any of the Excluded Territories, please refer to sections 5 and 6 to 10 inclusive of this Part 2 and to the CREST Manual for further information on the CREST procedures referred to below.

If you are Qualifying Shareholder located or resident in and/or with a registered address in any of the Excluded Territories, please refer to section 8 of this Part 2.

CREST Sponsored Members should refer to their CREST Sponsors, as only their CREST Sponsors will be able to take the necessary actions specified below to take up the entitlements or otherwise to deal with the Nil Paid Rights or Fully Paid Rights of CREST Sponsored Members.

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If you are a Qualifying Shareholder and you have any queries about the Rights Issue (but not the Bond Exchange Offer and Consent Solicitation) or the procedure for acceptance and payment, you should call the Shareholder Helpline on 0871 664 0321 (or +44 208 639 3399, if you are calling from outside the United Kingdom). The helpline is available between the hours of 9.00 a.m. to 5.30 p.m. (London time), Monday to Friday. Calls to the 0871 664 0321 number cost ten pence (excluding VAT) per minute from a BT landline plus network extras. Calls to the Shareholder Helpline from outside the United Kingdom will be charged at applicable international rates. The Shareholder Helpline cannot give advice on any other aspect of the Refinancing.

If you hold your Shares in CREST and you have any questions regarding the CREST procedures, please telephone the CREST Service Desk on 0845 964 5648 (+44 845 964 5648 if calling from outside the United Kingdom).

Please note that calls to a Shareholder Helpline or the CREST Service Desk may be monitored or recorded and that different charges may apply to calls made from mobile telephones. For legal reasons, the Shareholder Helpline and the CREST Service Desk will only be able to provide you with information contained in this Prospectus (other than information relating to the CREST processes) and as such will be unable to give advice on the merits of the Rights Issue or the Refinancing or to provide legal, financial, tax or investment advice. Shareholder Helpline staff can explain the options available to you, which forms you need to fill in and how to fill them in correctly.

4.	Action to be taken by Qualifying Non-CREST Shareholders in relation to Nil Paid Rights represented by Provisional Allotment Letters

4.1	General

It is expected that Provisional Allotment Letters will be despatched to Qualifying Non-CREST Shareholders (other than certain Overseas Shareholders) on 26 February 2015. If the Rights Issue is delayed, or if, for any reason, the Provisional Allotment Letters are posted later than the date of the General Meeting, the expected timetable as set out in this Prospectus may be adjusted. References to times and dates in this Prospectus should be read as subject to any such adjustment. The Company will make an appropriate announcement to a Regulatory Information Service giving details of the revised dates and times, and if possible the revised times and dates will be set out in the Provisional Allotment Letters.

The Provisional Allotment Letter will set out:

(a)	the holding of Existing Shares on which a Qualifying Non-CREST Shareholder’s entitlement to New Ordinary Shares has been based;

(b)	the aggregate number of New Ordinary Shares which have been provisionally allotted to such Qualifying Non-CREST Shareholder;

(c)	the procedures to be followed if a Qualifying Non-CREST Shareholder wishes to dispose of all or part of his entitlement, or to convert all or part of his entitlement into uncertificated form; and

(d)	instructions regarding acceptance and payment, consolidation, splitting and registration of renunciation.

The latest time and date for acceptance and payment in full will be 11.00 a.m. on 13 March 2015.

4.2	Procedure for acceptance and payment

(a)	Qualifying Non-CREST Shareholders who wish to accept in full

Holders of Provisional Allotment Letters who wish to take up all of their entitlements must return the Provisional Allotment Letter, in accordance with the instructions thereon, together with a cheque or banker’s draft in pounds sterling, made payable to “Capita Registrars Limited re: Petropavlovsk PLC – Rights Issue A/C” and crossed “A/C payee only”, for the full amount

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payable on acceptance, by post or by hand (during normal business hours only) to the address shown on the front of the Provisional Allotment Letter, so as to arrive as soon as possible and in any event so as to be received no later than the latest time for acceptance and payment in full stated in the Provisional Allotment Letter, which is expected to be 11.00 a.m. on 13 March 2015. If you post the Provisional Allotment Letter within the UK by first class post, it is recommended that you allow at least four days for delivery. A reply-paid envelope will be enclosed with the Provisional Allotment Letter for use within the UK only for this purpose.

(b)	Qualifying Non-CREST Shareholders who wish to accept in part

Holders of Provisional Allotment Letters who wish to take up some but not all of their rights should refer to section 4.6 of this Part 2.

(c)	Qualifying Non-CREST Shareholders who wish to dispose of some or all of their Nil Paid Rights

Any Qualifying Non-CREST Shareholder who is permitted to, and wishes to, dispose of all or part of his or her Nil Paid Rights should contact his or her stockbroker or bank or other appropriate authorised independent financial adviser to arrange the disposal of those Nil Paid Rights in the market. The stockbroker, bank or other authorised independent financial adviser will require the Provisional Allotment Letter to arrange such a disposal and you will need to make arrangements with the stockbroker, bank or other authorised independent financial adviser for the completion of the Provisional Allotment Letter and its dispatch to the stockbroker, bank or other authorised independent financial adviser. Further information about such disposals by Qualifying Non-CREST Shareholders is set out in section 4.6 of this Part 2.

Nil Paid Rights may only be transferred in compliance with applicable securities laws and regulations of all relevant jurisdictions.

(d)	Company’s discretion as to validity of acceptances

If payment is not received in full by 11.00 a.m. on 13 March 2015, the provisional allotment will (unless the Company has exercised its right to treat as valid an acceptance as set out herein) be deemed to have been declined and will lapse.

The Company reserves the right (in consultation with the Underwriter), but shall not be obliged, to accept (a) Provisional Allotment Letters and accompanying remittances which are received through the post not later than 10.00 a.m. on 14 March 2015, being the business day immediately following the final date for acceptance and payment (with the cover bearing a legible postmark of not later than 11.00 a.m. on 13 March 2015), and (b) applications in respect of which a remittance is received prior to 11.00 a.m. on 13 March 2015; from an authorised person (as defined in section 31(2) of FSMA) specifying the number of New Ordinary Shares to be acquired and undertaking to lodge the relevant Provisional Allotment Letter duly completed by not later than 10.00 a.m. on 14 March 2015, being the business day immediately following the final date for acceptance and payment, provided that the Provisional Allotment Letter is lodged by that time.

The Company may, having consulted with the Underwriter, treat a Provisional Allotment Letter as valid and binding on the person(s) by whom or on whose behalf it is lodged even if not completed in accordance with the relevant instructions, or not accompanied by a valid power of attorney where required.

The Company reserves the right to treat as invalid any acceptance or purported acceptance of the New Ordinary Shares that appears to the Company to have been executed in, dispatched from or that provides an address for delivery of definitive share certificates for New Ordinary Shares in, an Excluded Territory.

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A Qualifying Non-CREST Shareholder who makes a valid acceptance and payment in accordance with section 4.2 of this Part 2 is deemed to request that the New Ordinary Shares to which they will become entitled be issued to them on the terms set out in this Prospectus and subject to the Articles.

(e)	Payments

All payments made by Qualifying Non-CREST Shareholders must be made by cheque or banker’s draft in pounds sterling drawn on a branch of a bank or building society in the UK, the Channel Islands or the Isle of Man which is either a settlement member of the Cheque & Credit Clearing Limited or the CHAPS Clearing Company Limited or which has arranged for its cheques or banker’s drafts to be cleared through the facilities provided for the members of either of those companies and must bear the appropriate sorting code number in the top right hand corner. Cheques and banker’s drafts should be made payable to “Capita Registrars Limited re: Petropavlovsk PLC – Rights Issue A/C” and crossed “A/C payee only”. The Company reserves the right to have cheques and banker’s drafts presented for payment on receipt and to instruct Capita to seek special clearance of cheques to allow the Company to obtain value for remittances at the earliest opportunity. Interest will not be paid on payments made before they are due but will accrue for the benefit of the Company. Return of the Provisional Allotment Letter with a remittance in the form of a cheque will constitute a warranty that the cheque will be honoured on first presentation. The Company may elect to treat as invalid any acceptances in respect of which cheques or other remittances are notified to it or its agent as not having been so honoured.

All enquiries in connection with Provisional Allotment Letters should be addressed to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU.

If New Ordinary Shares have already been allotted to a Qualifying Non-CREST Shareholder prior to any payment not being so honoured or such acceptances being treated as invalid, the Company may (in its absolute discretion as to manner, timing and terms) make arrangements for the sale of such New Ordinary Shares on behalf of such Qualifying Non-CREST Shareholder. The Company may hold the proceeds of such sale (net of the Company’s reasonable estimate of any loss it has suffered as a result of the same and of the expenses of the sale including, without limitation, any stamp duty or SDRT payable on the transfer of the New Ordinary Shares) of the relevant New Ordinary Shares on behalf of such Qualifying Non-CREST Shareholder. None of the Company, Capita or the Underwriter will be responsible for, or liable to, any person for any loss, expense or damage suffered or incurred by such Qualifying Non-CREST Shareholder as a result of the exercise of any such discretion or as a result of any sale of relevant New Ordinary Shares.

4.3	Money Laundering Regulations

It is a term of the Rights Issue that to ensure compliance with the Money Laundering Regulations. Capita and/or the Company may, in their sole discretion, require verification of the identity of the person lodging the Provisional Allotment Letter with payment or, where relevant, its beneficial owner or ultimate controller and/or the person on whose behalf the Provisional Allotment Letter is lodged with payment and, where relevant, its beneficial owner or ultimate controller (which requirements are referred to below as the “verification of identity requirements”). The person(s) (the acceptor) who, by lodging a Provisional Allotment Letter with payment, as described above, accept(s) the allotment of the New Ordinary Shares (the relevant shares) comprised in such Provisional Allotment Letter (being the provisional allottee or, in the case of renunciation, the person named in Form Y on such Provisional Allotment Letter), including any person who appears to Capita or the Company to be acting on behalf of another person, shall thereby be deemed to agree to provide Capita and/or the Company with such information and other evidence as they or either of them may require to satisfy the verification of identity requirements. If an application is made by a UK regulated broker or intermediary acting as agent and which is itself subject to the Money Laundering Regulations, any

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verification of identity requirements are the responsibility of such broker or intermediary and not of Capita or the Company. In such case, the lodging agent’s stamp should be inserted on the Provisional Allotment Letter.

If Capita or the Company determines that the verification of identity requirements apply to an acceptance of an allotment and the verification of identity requirements have not been satisfied (which Capita and/or the Company shall in their absolute discretion determine) by 11.00 a.m. on 13 March 2015, the Company may, in its absolute discretion, and without prejudice to any other rights of the Company, treat the acceptance as invalid or may confirm the allotment of the relevant New Ordinary Shares to the acceptor but (notwithstanding any other term of the Rights Issue) such New Ordinary Shares will not be issued to him or registered in his name until the verification of identity requirements have been satisfied (which Capita and/or the Company shall in their absolute discretion determine). If the acceptance is not treated as invalid and the verification of identity requirements are not satisfied within such period, being not less than seven days after a request for evidence of identity is despatched to the acceptor, as the Company may in its absolute discretion allow, the Company may (in its absolute discretion as to manner, timing and terms) sell such New Ordinary Shares (and for that purpose the Company will be expressly authorised to act as agent of the acceptor). Any proceeds of sale (net of the Company’s reasonable estimate of any loss that it has suffered as a result of the acceptance being treated as invalid and of the expenses of sale including, without limitation, any stamp duty or SDRT payable on the transfer of the New Ordinary Shares) of the relevant New Ordinary Shares (which shall be issued to and registered in the name of the purchaser(s)) or an amount equivalent to the original payment, whichever is the lower, will be held by the Company on trust for the acceptor, subject to the requirements of the Money Laundering Regulations. Capita and/or the Company are entitled in their absolute discretion to determine whether the verification of identity requirements apply to any acceptor and whether such requirements have been satisfied. None of the Company, Capita or the Underwriter will be liable to any person for any loss, expense or damage suffered or incurred (or alleged) as a result of the exercise of any such discretion or as a result of any sale of relevant New Ordinary Shares.

Return of a Provisional Allotment Letter with the appropriate remittance will constitute a warranty from the acceptor that the Money Laundering Regulations will not be breached by acceptance of such remittance and an undertaking by the applicant to provide promptly to Capita such information as may be specified by Capita as being required for the purpose of the Money Laundering Regulations. If the verification of identity requirements applies, failure to provide the necessary evidence of identity may result in your acceptance being treated as invalid or in delays in the despatch of a receipted fully-paid Provisional Allotment Letter or a share certificate.

The verification of identity requirements will not usually apply:

(a)	if the acceptor is an organisation required to comply with the EU Money Laundering Directive (no. 2005/60/EC); or

(b)	if the acceptor is a regulated UK broker or intermediary acting as agent and is itself subject to the Money Laundering Regulations; or

(c)	if the acceptor (not being an acceptor who delivers his acceptance in person) makes payment by way of a cheque drawn on an account in the name of such acceptor; or

(d)	if the aggregate subscription price for the relevant New Ordinary Shares is less than €15,000 (or its pounds sterling equivalent, approximately £13,000); or

(e)	if the acceptor is a company whose securities are listed on a regulated market subject to specified disclosure obligations.

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In other cases, the verification of identity requirements must apply. Where the verification of identity requirements apply, please note the following as this will assist in satisfying the requirements:

(f)	if payment is made by building society cheque (not being a cheque drawn on an account of the acceptor) or banker’s draft, request the building society or bank to endorse the cheque or draft with the acceptor’s name and the number of an account held in the acceptor’s name at such building society or bank. Such endorsement must be validated by a stamp and an authorised signature;

(g)	if payment is not made by a cheque drawn on an account in the name of the acceptor and (i) below does not apply, the acceptor should enclose with his Provisional Allotment Letter evidence of his name and address from an appropriate third party, for example, a recent bill from a gas, electricity or telephone company or a bank statement (being dated not earlier than 1 November 2014), in each case bearing the acceptor’s name and address. The originals of such documents (not copies) are required; such documents will be returned in due course. Capita may not accept a payment made on a third party cheque;

(h)	if the Provisional Allotment Letter is lodged with payment by an agent which is an organisation of the kind referred to in (f) above or which is subject to anti money-laundering regulation in a country which is a member of the Financial Action Task Force (the non-European Union members of which are Argentina, Australia, Brazil, Canada, China, Hong Kong, Iceland, India, Japan, Korea, Mexico, New Zealand, Norway, Russia, Singapore, South Africa, Switzerland, Turkey, the United States of America and, by virtue of their membership of the Gulf Co-operation Council, Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates), the agent should provide written confirmation with the Provisional Allotment Letter that it has such status and a written assurance that it has obtained and recorded evidence of the identity of the persons for whom it acts and that it will on demand make such evidence available to Capita or the relevant authority. In order to confirm the acceptability of any written assurance referred to in this paragraph (c) or in any other case, the applicant should contact Capita. The telephone number of Capita is 0871 664 0321 or +44 208 639 3399 if calling from overseas. Calls to the 0871 664 0321 number from inside the UK are charged at 10 pence per minute plus network extras. Calls to the +44 208 639 3399 number from outside the UK are charged at applicable international rates. Different charges may apply to calls made from mobile telephones and calls may be randomly monitored for security and training purposes; and

(i)	if a Provisional Allotment Letter is lodged by hand by the acceptor in person, he should ensure that he has with him evidence of identity bearing his photograph (for example, his passport) and recent evidence of his address.

In order to confirm the acceptability of any written assurance referred to in (h) above or any other case, the acceptor should contact Capita.

4.4	Dealings in Nil Paid Rights

Subject to the fulfilment (or waiver where permitted) of the conditions set out in section 1 of this Part 2, dealings on the London Stock Exchange in the Nil Paid Rights are expected to commence at 8.00 a.m. on 27 February 2015. A transfer of Nil Paid Rights can be made by a Qualifying Non- CREST Shareholder by way of renunciation of the Provisional Allotment Letter in accordance with the instructions printed on it or, in the case of any person in whose favour the Nil Paid Rights have been renounced, by delivery of such Provisional Allotment Letter to the transferee.

The last time and date for renouncing Nil Paid Rights is 11.00 a.m. on 13 March 2015.

4.5	Dealings in Fully Paid Rights

After acceptance of the provisional allotment in accordance with the provisions set out in this Prospectus and in the Provisional Allotment Letter, the Fully Paid Rights may be transferred by

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renunciation of the relevant fully paid Provisional Allotment Letter and delivery of the same by post or by hand to Capita Asset Services Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU by 11.00 a.m. on 13 March 2015. Thereafter the New Ordinary Shares will be in registered form and will be transferable by written instrument of transfer in any usual or common form complying with the Articles or in any other written form which the Directors may approve.

To deal in Fully Paid Rights, a Qualifying Non-CREST Shareholder will need to have their fully paid Provisional Allotment Letter returned to them after acceptance has been effected by Capita. However, fully paid Provisional Allotment Letters will not be returned to Shareholders unless their return is requested by ticking Box 4 on page 4 of the Provisional Allotment Letter.

4.6	Renunciation and splitting of Provisional Allotment Letters

Qualifying Non-CREST Shareholders who wish to transfer all of their Nil Paid Rights or, after acceptance of the provisional allotment and payment in full, Fully Paid Rights comprised in a Provisional Allotment Letter may (save as required by the laws of certain overseas jurisdictions) renounce such allotment by completing and signing Form X on page 4 of the Provisional Allotment Letter (if it is not already marked “Original Duly Renounced”) and passing the entire Provisional Allotment Letter to their stockbroker or bank or other appropriate financial adviser or to the transferee. Once a Provisional Allotment Letter has been renounced, it becomes a negotiable instrument in bearer form and the Nil Paid Rights or Fully Paid Rights (as appropriate) comprised in the Provisional Allotment Letter may only be transferred by delivery of the Provisional Allotment Letter to the transferee. The latest time and date for registration of renunciation of Provisional Allotment Letters, fully paid, is 11.00 a.m. on 13 March 2015.

If a Qualifying Non-CREST Shareholder wishes either to have only some of the New Ordinary Shares registered in his name and to transfer the remainder, or wishes to transfer all the Nil Paid Rights or (as appropriate) Fully Paid Rights but to different persons, he may have the Provisional Allotment Letter split, for which purpose he must complete and sign Form X on page 4 of the Provisional Allotment Letter. The Provisional Allotment letter must then be lodged by post, with Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU by not later than 3.00 p.m. on 11 March 2015 when fully paid, to be cancelled and exchanged for the split Provisional Allotment Letters required. The number of split Provisional Allotment Letters required and the number of Nil Paid Rights or (as appropriate) Fully Paid Rights to be comprised in each letter should be stated in a covering letter. If a Qualifying Shareholder wishes to take up any of his Rights, he must include a cheque or banker’s draft for the correct amount with the covering letter in accordance with section 4.2(a) of this Part 2. If the Qualifying Shareholder wishes to receive a fully paid Provisional Allotment Letter in respect of any Rights he has taken up this must be specifically requested in his covering letter. Holders of split Provisional Allotment Letters who wish to take up their entitlements must do so by returning the split Provisional Allotment Letters together with a cheque or banker’s draft in accordance with section 4.2(a) of this Part 2. Form X on page 4 of the split Provisional Allotment Letters will be marked “Original Duly Renounced” before issue.

Alternatively, a Qualifying Non-CREST Shareholder who wishes to take up only some of his Nil Paid Rights, without transferring the remainder, should complete Form X on page 4 of the Provisional Allotment Letter and return it by post to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, together with a covering letter confirming the number of New Ordinary Shares to be taken up and a cheque or banker’s draft for the appropriate amount to pay for this number of New Ordinary Shares (in accordance with section 4.2 of this Part 2). In this case, the Provisional Allotment Letter and cheque must be received by Capita by 3.00 p.m. on 11 March 2015, being the last date and time for splitting Nil Paid Rights.

The Company and Capita reserve the right to refuse to register any renunciation in favour of any person which the Company and Capita believe may violate applicable legal or regulatory requirements including (without limitation) any renunciation in the name of any person with an address outside the UK.

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4.7	Registration in names of Qualifying Non-CREST Shareholders

A Qualifying Non-CREST Shareholder who wishes to have all his entitlement to New Ordinary Shares registered in his name must accept and make payment for such New Ordinary Shares in accordance with the provisions summarised in this Prospectus and set out in the Provisional Allotment Letter but need take no further action; a share certificate is expected to be sent to him by post by not later than 30 March 2015.

4.8	Registration in names of persons other than Qualifying Non-CREST Shareholders originally entitled

In order to register Nil Paid Rights or Fully Paid Rights in certificated form in the name of someone other than the Qualifying Shareholder(s) originally entitled, the renouncee or his agent(s) must complete Form Y on the Provisional Allotment Letter (unless the renouncee is a CREST member who wishes to hold such Shares in uncertificated form, in which case, Form X and the CREST Deposit Form must be completed – see section 4.9 of this Part 2 of this Prospectus) and lodge the entire Provisional Allotment Letter, when fully paid, by post or by hand with Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU not later than 11.00 a.m. on 13 March 2015.

The New Ordinary Shares comprised in two or more Provisional Allotment Letters (duly renounced where applicable) may be registered in the name of one holder (or joint holders). To consolidate rights attached to two or more Provisional Allotment Letters, complete Form Y on page 4 of the Provisional Allotment Letter (the Principal Letter) and attach a letter detailing each Provisional Allotment Letter number (as shown on the Provisional Allotment Letter), the number of New Ordinary Shares represented by each Provisional Allotment Letter, the total number of Provisional Allotment Letters to be consolidated and the total number of New Ordinary Shares represented by all the Provisional Allotment Letters to be consolidated. All the Provisional Allotment Letters to be consolidated must be lodged in one batch together.

4.9	Deposit of Nil Paid Rights or Fully Paid Rights into CREST

Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter may be converted into uncertificated form, that is, deposited into CREST (whether any such conversion arises as a result of a renunciation of those rights or otherwise). Subject as provided in the next section (or in the Provisional Allotment Letter), normal CREST procedures (including timings) apply in relation to any such conversion. You are recommended to refer to the CREST Manual for details of such procedures. The procedure for depositing the Nil Paid Rights represented by the Provisional Allotment Letter into CREST, whether such rights are to be converted into uncertificated form in the name(s) of the person(s) whose name(s) and addresses appear(s) on page 1 of the Provisional Allotment Letter, or in the name of a person or persons to whom the Provisional Allotment Letter has been renounced, is as follows: Form X and the CREST Deposit Form (both on page 4 of the Provisional Allotment Letter) must be completed and the Provisional Allotment Letter deposited with the CREST courier and sorting service (CCSS). In addition, the normal CREST Stock Deposit procedures must be carried out, except that (a) it will not be necessary to complete and lodge a separate CREST Transfer Form (prescribed under the Stock Transfer Act 1963) with the CCSS and (b) only the whole of the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter may be deposited into CREST. If you wish to deposit some only of the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter into CREST, you must first apply for split Provisional Allotment Letters. If the rights represented by more than one Provisional Allotment Letter are to be deposited, the CREST Deposit Form on each letter must be completed and deposited. The consolidation listing form on page 4 of the Provisional Allotment Letter must not be used.

A holder of Nil Paid Rights or (if appropriate) Fully Paid Rights represented by a Provisional Allotment Letter who is proposing to convert those rights into uncertificated form (whether following a renunciation of such rights or otherwise) is recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Nil Paid Rights or (if

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appropriate) Fully Paid Rights in CREST following the conversion to take all necessary steps in connection with taking up the entitlement prior to 11.00 a.m. on 13 March 2015. In particular, having regard to normal processing times in CREST and on the part of Capita, the latest recommended time for depositing a renounced Provisional Allotment Letter, with Form X and the CREST Deposit Form on page 4 of the Provisional Allotment Letter duly completed, with the CCSS (in order to enable the person acquiring the Nil Paid Rights or (if appropriate) Fully Paid Rights in CREST as a result of the conversion to take all necessary steps in connection with taking up the entitlement prior to 11.00 a.m. on 13 March 2015 is 3.00 p.m. on 10 March 2015. When Form X and the CREST Deposit Form (both on page 4 of the Provisional Allotment Letter) have been completed, the title to the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter will cease forthwith to be renounceable or transferable by delivery and, for the avoidance of doubt, any entries in Form Y will not subsequently be recognised or acted upon by Capita.

All renunciations or transfers of the Nil Paid Rights or Fully Paid Rights must be effected through the means of CREST once such Nil Paid Rights or Fully Paid Rights have been deposited into CREST.

CREST Sponsored Members should contact their CREST Sponsors as only their CREST Sponsors will be able to take the necessary actions to take up the entitlements or otherwise to deal with the Nil Paid Rights or Fully Paid Rights of CREST Sponsored Members.

4.10	Share certificates

Definitive share certificates in respect of the New Ordinary Shares to be held in certificated form are expected to be despatched by post by not later than 30 March 2015 to accepting Qualifying Non-Crest Shareholders at their registered addresses. After 11.00 a.m. on 13 March 2015, Provisional Allotment Letters will cease to be valid for any purpose whatsoever and, pending the issue of share certificates, instruments of transfer will be certified by Capita against lodgement of fully paid Provisional Allotment Letters and/or, in the case of renunciations, fully paid registration receipt forms, duly stamped by Capita.

4.11	Posting

All documents and cheques posted to or by Shareholders or renouncees or their agents will be posted at their own risk.

5.	Action to be taken in relation to Nil Paid Rights or Fully Paid Rights in CREST

5.1	General

It is expected that each Qualifying CREST Shareholder (other than certain Overseas Shareholders) will receive a credit to his CREST stock account of his entitlement to Nil Paid Rights as soon as practicable after 8.00 a.m. on 27 February 2015. The CREST stock account to be credited will be the account with the participant ID and member account ID that applies to the Existing Shares held on the Record Date by the Qualifying CREST Shareholder in respect of which the Nil Paid Rights are provisionally allotted.

The Nil Paid Rights and Fully Paid Rights will each constitute a separate security for the purposes of CREST and can accordingly be transferred, in whole or in part, by means of CREST in the same manner as any other security that is admitted to CREST. If the Rights Issue is delayed or if, for any other reason, stock accounts of Qualifying CREST Shareholders cannot be credited, or the Nil Paid Rights cannot be enabled, by 8.00 a.m. on 27 February 2015, the expected timetable as set out in this Prospectus may be adjusted. References to dates and times in this Prospectus should be read as subject to any such adjustment. The Company will make an appropriate announcement to a Regulatory Information Service giving details of the revised dates, but Qualifying CREST Shareholders may not receive any further written communication. Further, in such circumstances the Company, in consultation with the Underwriter, may choose to send a Provisional Allotment Letter to each Qualifying CREST Shareholder in substitution for the Nil Paid Rights which would have been credited to its stock account in CREST.

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CREST members who wish to take up all or part of their entitlements in respect of, or otherwise to transfer, Nil Paid Rights or Fully Paid Rights held by them in CREST should refer to the CREST Manual for further information on the CREST procedures referred to below. If you are a CREST Sponsored Member and wish to take up your entitlement, you should consult your CREST Sponsor, as only your CREST Sponsor will be able to take the necessary action to take up your entitlements or otherwise to deal with your Nil Paid Rights or Fully Paid Rights.

5.2	Procedure for acceptance and payment

(a)	Many-To-Many Instructions

CREST members who wish to take up all or part of their entitlement in respect of Nil Paid Rights in CREST must send (or, if they are CREST Sponsored Members, procure that their CREST Sponsor sends) a Many-To-Many (MTM) instruction to Euroclear which, on its settlement, will have the following effect:

(i)	the crediting of a stock account of Capita, under the participant ID and member account ID specified below, with the number of Nil Paid Rights to be taken up;

(ii)	the creation of a settlement bank payment obligation (as defined in the CREST Manual), in accordance with the RTGS payment mechanism (as defined in the CREST Manual), in favour of the RTGS settlement bank of Capita in Pounds Sterling, in respect of the full amount payable on acceptance in respect of the Nil Paid Rights referred to in sub-paragraph (i) above; and

(iii)	the crediting of a stock account of the accepting CREST member (being an account under the same participant ID and member account ID as the account from which the Nil Paid Rights are to be debited on settlement of the MTM instruction) of the corresponding number of Fully Paid Rights to which the CREST member is entitled on taking up his Nil Paid Rights referred to in sub-paragraph (i) above.

(b)	Contents of MTM Instructions

The MTM instruction must be properly authenticated in accordance with Euroclear’s specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(i)	the number of Nil Paid Rights to which the acceptance relates;

(ii)	the participant ID of the accepting CREST member;

(iii)	the member account ID of the accepting CREST member from which the Nil Paid Rights are to be debited;

(iv)	the participant ID of Capita, in its capacity as a CREST receiving agent. This is 9RA01;

(v)	the member account ID of Capita, in its capacity as a CREST receiving agent. This is 28458PET;

(vi)	the number of Fully Paid Rights that the CREST member is expecting to receive on settlement of the MTM Instruction. This must be the same as the number of Nil Paid Rights to which the acceptance relates;

(vii)	the amount payable by means of the settlement bank payment obligation (as defined in the CREST Manual) on settlement of the MTM instruction. This must be the full amount payable on acceptance in respect of the number of Nil Paid Rights to which the acceptance relates;

(viii)	the intended settlement date. This must be on or before 11.00 a.m. on 13 March 2015;

(ix)	the ISIN Number of the Nil Paid Rights. This is GB00BV8BVL93;

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(x)	the ISIN Number of the Fully Paid Rights. This is GB00BV8BVM01;

(xi)	the corporate action number for the Rights Issue. This will be available by viewing the relevant corporate action details in CREST;

(xii)	contact name and telephone numbers in the shared note field; and

(xiii)	a priority of at least 80.

(c)	Valid acceptance

An MTM instruction complying with each of the requirements as to authentication and contents as set out in sub-paragraph (b) of section 5.2 of this Part 2 will constitute a valid acceptance where either:

(i)	the MTM instruction settles by not later than 11.00 a.m. on 13 March 2015; or

(ii)	at the discretion of the Company in consultation with the Underwriter:

(A)	the MTM instruction is received by Euroclear by not later than 11.00 a.m. on 13 March 2015;

(B)	a number of Nil Paid Rights at least equal to the number of Nil Paid Rights inserted in the MTM instruction is credited to the CREST stock account of the accepting CREST member specified in the MTM instruction at 11.00 a.m. on 13 March 2015; and

(C)	the relevant MTM instruction settles by 2.00 p.m. on 13 March 2015 (or such later time as the Company and the Underwriter may determine).

An MTM instruction will be treated as having been received by Euroclear for these purposes at the time at which the instruction is processed by the Network Provider’s Communications Host (as this term is defined in the CREST Manual) at Euroclear of the network provider used by the CREST member (or by the CREST Sponsored Member’s CREST Sponsor). This will be conclusively determined by the input time stamp applied to the MTM instruction by the Network Provider’s Communications Host.

(d)	Representations, warranties and undertakings of CREST members

A CREST member or CREST Sponsored Member who makes a valid acceptance in accordance with this section 5.2 of this Part 2 represents, warrants and undertakes to the Company and the Underwriter that he has taken (or procured to be taken), and will take (or procure to be taken), whatever action is required to be taken by him or by his CREST Sponsor (as appropriate) to ensure that the MTM instruction concerned is capable of settlement at 11.00 a.m. on 13 March 2015 and remains capable of settlement at all times after that until 2.00 p.m. on 13 March 2015 (or until such later time and date as the Company and the Underwriter may determine). In particular, the CREST member or CREST Sponsored Member represents, warrants and undertakes that, at 11.00 a.m. on 13 March 2015 and at all times thereafter until 2.00 p.m. on 13 March 2015 (or until such later time and date as the Company and the Underwriter may determine), there will be sufficient headroom within the Cap (as those terms are defined in the CREST Manual) in respect of the cash memorandum account to be debited with the amount payable on acceptance to permit the MTM instruction to settle. CREST Sponsored Members should contact their CREST Sponsor if they are in any doubt. If there is insufficient headroom within the Cap in respect of the cash memorandum account of a CREST member or CREST Sponsored Member for such amount to be debited, or the CREST member’s or CREST Sponsored Member’s acceptance is otherwise treated as invalid and New Ordinary Shares have already been allotted to such CREST member or CREST Sponsored Member, the Company may (in its absolute discretion as to the manner, timing and terms) make arrangements for the sale of such New Ordinary Shares on behalf of that CREST member or CREST Sponsored

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Member and hold the proceeds of sale (net of the Company’s reasonable estimate of any loss that it has suffered as a result of the acceptance being treated as invalid and of the expenses of sale including, without limitation, any stamp duty or SDRT payable on the transfer of such New Ordinary Shares, and of all amounts payable by the CREST member or CREST Sponsored Member pursuant to the provisions of this Part 2 in respect of the acquisition of such New Ordinary Shares) on behalf of such CREST member, or CREST Sponsored Member.

Neither the Company, nor the Underwriter nor any other person shall be responsible for, or have any liability for, any loss, expense or damage suffered by such CREST member or CREST Sponsored Member as a result.

(e)	CREST member’s undertaking to pay

A CREST member or CREST Sponsored Member who makes a valid acceptance in accordance with the procedures as set out in this section 5.2 of this Part 2; (a) undertakes to pay to the Company, or procure the payment to the Company of, the amount payable in Pounds Sterling on acceptance in accordance with the above procedures, or in such other manner as the Company may require (it being acknowledged that, where payment is made by means of the RTGS payment mechanism, the creation of a settlement bank payment obligation in Pounds Sterling in favour of the settlement bank of Capita in accordance with the RTGS payment mechanism shall, to the extent of the obligation so created, discharge in full the obligation of the CREST member (or CREST Sponsored Member) to pay to the Company the amount payable on acceptance) and (b) requests that the Fully Paid Rights and/or New Ordinary Shares to which he will become entitled be issued to him on the terms set out in this Prospectus and subject to the Articles.

If the payment obligations of the relevant CREST member or CREST Sponsored Member in relation to such New Ordinary Shares are not discharged in full and such New Ordinary Shares have already been allotted to the CREST member or CREST Sponsored Member, the Company may (in its absolute discretion as to the manner, timing and terms) make arrangements for the sale of such New Ordinary Shares on behalf of the CREST member or CREST Sponsored Member and hold the proceeds of the sale (net of the Company’s reasonable estimate of any loss it has suffered as a result of the same and of the expenses of the sale, including, without limitation, any applicable brokerage and commissions and amounts in respect of any value added tax, any stamp duty or SDRT payable on the transfer of such New Ordinary Shares, and of all amounts payable by such CREST member or CREST Sponsored Member pursuant to the terms of the Rights Issue in respect of the acquisition of such New Ordinary Shares) or an amount equal to the original payment of the CREST member or CREST Sponsored Member. Neither the Company nor the Underwriter, nor any other person shall be responsible for, or have any liability for, any loss, expense or damage suffered by the CREST member or CREST Sponsored Member as a result.

(f)	CREST procedures and timings

CREST members and CREST Sponsors (on behalf of CREST Sponsored Members) should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal systems timings and limitations will therefore apply in relation to the input of an MTM instruction and its settlement in connection with the Rights Issue. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST Sponsored Member, to procure that his CREST Sponsor takes) the action necessary to ensure that a valid acceptance is received as stated above by 11.00 a.m. on 13 March 2015. In this connection CREST members and (where applicable) CREST Sponsors are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

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(g)	Discretion as to rejection and validity of acceptances

The Company may (having consulted with the Underwriter and taken into account its reasonable comments):

(i)	reject any acceptance constituted by an MTM instruction, which is otherwise valid, in the event of breach of any of the representations, warranties and undertakings as set out or referred to in this section 5.2 of this Part 2. Where an acceptance is made as set out in 5.2 of this Part 2 which is otherwise valid, and the MTM instruction concerned fails to settle by 11.00 a.m. on 13 March 2015 (or by such later time and date as the Company and the Underwriter has determined), the Company and the Underwriter shall be entitled to assume, for the purposes of its right to reject an acceptance as set out in section 5.2 of this Part 2, that there has been a breach of the representations, warranties and undertakings as set out or referred to in section 5.2 of this Part 2, unless the Company is aware of any reason outside the control of the CREST member or CREST Sponsor (as appropriate) concerned for the failure of the MTM instruction to settle;

(ii)	treat as valid (and binding on the CREST member or CREST Sponsored Member concerned) an acceptance which does not comply in all respects with the requirements as to validity as set out or referred to in section 5.2 of this Part 2;

(iii)	accept an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST Sponsor as constituting a valid acceptance in substitution for, or in addition to, an MTM instruction and subject to such further terms and conditions as the Company and the Underwriter may determine;

(iv)	treat a properly authenticated dematerialised instruction (in this sub-paragraph the first instruction) as not constituting a valid acceptance if, at the time at which Capita receives a properly authenticated dematerialised instruction giving details of the first instruction, either the Company or Capita has received actual notice from Euroclear of any of the matters specified in regulation 35(5)(a) of the Uncertificated Securities Regulations in relation to the first instruction. These matters include notice that any information contained in the first instruction was incorrect or notice of lack of authority to send the first instruction; and

(v)	accept an alternative instruction or notification from a CREST member or (where applicable) a CREST Sponsor, or extend the time for acceptance and/or settlement of an MTM instruction or any alternative instruction or notification if, for reasons or due to circumstances outside the control of any CREST member or CREST Sponsored Member or (where applicable) CREST Sponsor, the CREST member or CREST Sponsored Member is unable validly to take up all or part of his Nil Paid Rights by means of the above procedures. In normal circumstances, this discretion is only likely to be exercised in the event of an interruption, failure or breakdown of CREST (or of any part of CREST) or on the part of facilities and/or systems operated by Capita in connection with CREST.

Any person who makes a valid acceptance and payment in accordance with section 5.2 of this Part 2 is deemed to request that the New Ordinary Shares to which they will become entitled be issued to them on the terms set out in this Prospectus and subject to the Articles.

5.3	Money Laundering Regulations

If you hold your Nil Paid Rights in CREST and apply to take up all or part of your entitlement as agent for one or more persons and you are not a UK or EC regulated person or institution (e.g. a UK financial institution), then, irrespective of the value of the application, Capita is required to take reasonable measures to establish the identity of the person or persons on whose behalf you are making the application. You must therefore contact Capita before sending any MTM instruction or other instruction so that appropriate measures may be taken.

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Submission of an MTM instruction which constitutes, or which may on its settlement constitute, a valid acceptance as described above constitutes a warranty and undertaking by the applicant to provide promptly to Capita any information which Capita may specify as being required for the purposes of the Money Laundering Regulations. Pending the provision of evidence satisfactory to Capita as to identity, Capita, having where time allows, consulted with the Company and the Underwriter and having taken into account their comments, may at its absolute discretion take, or omit to take, such action as it may determine to prevent or delay settlement of the MTM instruction. If satisfactory evidence of identity has not been provided within a reasonable time, then Capita will not permit the MTM instruction concerned to proceed to settlement, but without prejudice to the right of the Company to take proceedings to recover any loss suffered by it as a result of failure by the applicant to provide satisfactory evidence.

5.4	Dealings in Nil Paid Rights

Assuming the Rights Issue becomes unconditional, dealings in the Nil Paid Rights on the London Stock Exchange are expected to commence at 8.00 a.m. on 27 February 2015. A transfer (in whole or in part) of Nil Paid Rights can be made by means of CREST in the same manner as any other security that is admitted to CREST. The Nil Paid Rights are expected to be disabled in CREST after the close of CREST business on 13 March 2015.

After 13 March 2015, the New Ordinary Shares will be registered in the name(s) of the person(s) entitled to them in the Company’s register of members and will be transferable in the usual way.

5.5	Dealings in Fully Paid Rights

After acceptance of the provisional allotment and payment in full in accordance with the provisions set out in this Prospectus, the Fully Paid Rights may be transferred (in whole or in part) by means of CREST in the same manner as any other security that is admitted to CREST. The last date for settlement of any transfer of Fully Paid Rights in CREST is expected to be 13 March 2015. The Fully Paid Rights are expected to be disabled in CREST after the close of CREST business on 13 March 2015.

5.6	Withdrawal of Nil Paid Rights or Fully Paid Rights from CREST

Nil Paid Rights or Fully Paid Rights held in CREST may be converted into certificated form, that is, withdrawn from CREST. Normal CREST procedures (including timings) apply in relation to any such conversion.

The recommended latest time for receipt by Euroclear of a properly authenticated dematerialised instruction requesting withdrawal of Nil Paid Rights or, if appropriate, Fully Paid Rights from CREST is 4.30 p.m. on 9 March 2015, so as to enable the person acquiring or (as appropriate) holding the Nil Paid Rights or, if appropriate, Fully Paid Rights following the conversion to take all necessary steps in connection with taking up the entitlement prior to 11.00 a.m. on 13 March 2015.

You are recommended to refer to the CREST Manual or to your CREST Sponsor, if appropriate, for details of such procedures.

5.7	Issue of New Ordinary Shares in CREST

Fully Paid Rights in CREST are expected to be disabled in CREST after the close of CREST business on 13 March 2015 (the latest date for settlement of transfers of Fully Paid Rights in CREST). New Ordinary Shares (in definitive form) will be issued in uncertificated form to those persons registered as holding such Fully Paid Rights in CREST at the close of business on the date on which the Fully Paid Rights are disabled. Capita will instruct Euroclear to credit the appropriate stock accounts of those persons (under the same participant ID and member account ID that applied to the Fully Paid Rights held by those persons) with their entitlements to New Ordinary Shares with effect from the next business day (expected to be 14 March 2015).

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5.8	Right to allot/issue in certificated form

Despite any other provision of this Prospectus, the Company reserves the right to allot and/or issue any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares in certificated form. In normal circumstances, this right is only likely to be exercised in the event of an interruption, failure or breakdown of CREST (or any part of CREST) or on the part of the facilities and/or systems operated by Capita in connection with CREST.

6.	Procedure in respect of New Ordinary Shares not taken up and withdrawal rights

6.1	Procedure in respect of New Ordinary Shares not taken up

If an entitlement to New Ordinary Shares is not validly taken up by 11.00 a.m. on 13 March 2015, in accordance with the procedure laid down for acceptance and payment, then that provisional allotment will be deemed to have been declined and will lapse. The Underwriter will, as agent for the Company, use reasonable endeavours to procure subscribers for all (or as many as possible) of those New Ordinary Shares by not later than 4.30 p.m. on 17 March 2015 at a price per New Ordinary Share at a premium to the aggregate of the Issue Price and the expenses of procuring such subscribers (including applicable brokerage commission and any amounts in respect of VAT which are not recoverable).

Any premium over the aggregate of the Issue Price and the expenses of procuring subscribers (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) shall be paid (subject as provided in this Section 6.1 of Part 2):

(a)	where the Nil Paid Rights were at the time of their lapsing, represented by a Provisional Allotment Letter, to the person whose name and address appeared on page 1 of the Provisional Allotment Letter;

(b)	where the Nil Paid Rights were, at the time of their lapsing, in uncertificated form, to the person registered as the holder of such Nil Paid Rights at the time of their disablement in CREST; and

(c)	where an entitlement to New Ordinary Shares was not taken up by an Overseas Shareholder, to the Overseas Shareholder.

Payments to those persons entitled (as referred to above) will be made pro rata to their lapsed provisional allotments, save that amounts of less than £5.00 will not be paid to such persons but will be aggregated and retained for the benefit of the Company. Holdings of the Existing Shares in certificated and uncertificated form will be treated as being held by different persons for these purposes. Cheques for the amounts due (if any) will be sent by post at the risk of such persons to their registered addresses provided that, where an entitlement concerned was held in CREST, the amount due will, unless the Company (at is absolute discretion) otherwise determines, be satisfied by the Company procuring the creation of a settlement bank payment obligation in favour of the relevant CREST member’s (or CREST Sponsored Member’s) RTGS settlement bank in respect of the cash amount concerned in accordance with the RTGS payment mechanism.

Notwithstanding the above, the Underwriter may at any time after 11.00 a.m. on 13 March 2015 cease to endeavour to procure subscribers if, in its opinion, it is unlikely that any such subscribers can be procured at such a price and by such a time. lf, and to the extent that, subscribers for New Ordinary Shares cannot be procured on the basis outlined above, the Underwriter shall procure subscribers for the Underwritten Shares (which will include or comprise the New Ordinary Shares whose issue has been sub-underwritten by Existing Bondholders and by the Founders SPV in each case at the Issue Price.

Any transactions undertaken pursuant to this section 6.1 of this Part 2 will be deemed to have been undertaken at the request of the persons entitled to the lapsed provisional allotments or other entitlements and none of the Company, the Underwriter nor any person procuring or seeking to procure such subscribers shall be responsible or have any liability for any loss or damage (whether actual or alleged) arising from the terms, amount or timing of any such subscription or any failure to

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procure such subscribers or the decision not to endeavour to procure such subscribers. The Underwriter will be entitled to retain any brokerage fees, commissions or other benefits received in connection with these arrangements.

6.2	Withdrawal Rights and return of funds

Where a supplementary prospectus has been published and, prior to publication, a person has agreed to take up some or all of his Nil Paid Rights, he may be able to withdraw his acceptance under section 87Q(4) of FSMA by lodging a written notice of withdrawal, which must include the full name and address of the person wishing to exercise statutory withdrawal rights and, if such person is a CREST member, the participant ID and the member account ID of such CREST member with Capita, so as to be sent no later than two business days after the date on which the supplementary prospectus is published. If such right to withdraw acceptances under section 87Q(4) of FSMA would apply at any time after the last date for valid acceptance such date shall be postponed to a new date announced by the Company not being earlier than two business days beginning with the first business day after the date on which the supplementary prospectus is published. Notice of withdrawal given by any other means, or which is deposited with or received by Capita after expiry of such period will not constitute a valid withdrawal. Following the valid exercise of statutory withdrawal rights, or if excess funds have been received, the application or excess monies will be returned by post to relevant Qualifying Non-CREST Shareholders at their own risk and without interest to the address set out in the Provisional Allotment Letter and/or Capita will refund the amount paid by a Qualifying CREST Shareholder by way of a CREST payment, without interest, as applicable within 14 days of such exercise of statutory withdrawal rights. Interest earned on such monies will be retained for the benefit of the Company. The provisions of this section 6.1 of this Part 2 are without prejudice to the statutory rights of Qualifying Shareholders. In such event Qualifying Shareholders are advised to seek independent legal advice.

7.	Taxation

The information regarding United Kingdom and United States taxation in respect of the New Ordinary Shares and the Rights Issue is set out in section 16 of Part 11 (Additional Information) and is intended only as a general guide to the current tax position in the United Kingdom and the United States. If you are in any doubt about your tax position or are subject to a tax in a jurisdiction other than the United Kingdom or United States, you should consult your professional adviser without delay.

8.	Overseas Shareholders

8.1	General

The making or acceptance of the Rights Issue to or by persons resident in, or who are citizens of, countries other than the United Kingdom may be affected by the laws of the relevant jurisdiction. Such persons should consult their professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them to take up their rights.

It is the responsibility of all persons (including, without limitation, nominees, custodians, agents and trustees) resident outside the United Kingdom receiving this Prospectus and/or a Provisional Allotment Letter and/or a credit of Nil Paid Rights to a stock account in CREST and wishing to accept the offer of New Ordinary Shares to satisfy themselves as to full observance of the applicable laws of the territory in which they are located, domiciled or resident for securities laws’ purposes, including obtaining all necessary governmental or other consents which may be required, observing all other requisite formalities needing to be observed and paying any issue, transfer or other taxes due in such territory. The comments set out in this section 8 of this Part 2 are intended only as a general guide and any Qualifying Shareholders who are in doubt as to their position should consult their professional advisers without delay.

Receipt of this Prospectus and/or a Provisional Allotment Letter or the crediting of Nil Paid Rights to a stock account in CREST will not constitute an offer in those jurisdictions in which it would be illegal

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to make an offer, and in those circumstances, this Prospectus and/or the Provisional Allotment Letter should be treated as sent for information only in relation to the General Meeting and should not be copied or redistributed.

Nil Paid Rights will be provisionally allotted to all Qualifying Shareholders, including Qualifying Shareholders with registered addresses in any Excluded Territory. However, Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to CREST accounts of, Qualifying Shareholders with registered addresses in any Excluded Territory or any agent or intermediary of those Qualifying Shareholders, except where the Company is satisfied that such action would not result in the contravention of any registration or other legal requirement in any jurisdiction.

No person in any territory other than the United Kingdom receiving this Prospectus and/or a Provisional Allotment Letter and/or a credit of Nil Paid Rights to a stock account in CREST may treat the same as constituting an offer or invitation to him, nor should he in any event use a Provisional Allotment Letter or deal in Nil Paid Rights or Fully Paid Rights in CREST, unless such an invitation or offer can lawfully be made to him in the relevant territory and the Provisional Allotment Letter, Nil Paid Rights or Fully Paid Rights in CREST can lawfully be used or dealt with without contravention of any unfulfilled registration or other legal or regulatory requirements. Persons (including, without limitation, nominees, custodians, agents and trustees) receiving a copy of this Prospectus and/or a Provisional Allotment Letter or whose stock account in CREST is credited with Nil Paid Rights or Fully Paid Rights should not, in connection with the Rights Issue, distribute or send the document or transfer Nil Paid Rights or Fully Paid Rights in or into any jurisdiction or to any citizen of any such jurisdiction where to do so would or might contravene local securities laws or regulations. If a Provisional Allotment Letter or credit of Nil Paid Rights or Fully Paid Rights in CREST is received by any person in any such territory (or by the agent or nominee of such a person), he must not seek to take up, renounce or transfer the Nil Paid Rights or Fully Paid Rights referred to in the Provisional Allotment Letter or this Prospectus unless the Company determines (in consultation with the Underwriter) that such actions would not violate applicable legal or regulatory requirements. Any person (including, without limitation, any nominee, custodian, trustee or agent) who does forward this Prospectus or a Provisional Allotment Letter into or credit Nil Paid Rights or Fully Paid Rights into CREST to be received by a person in any such territory (whether pursuant to a contractual or legal obligation or otherwise) should draw the recipient’s attention to the contents of this section 8 of this Part 2. The Company, in consultation with the Underwriter, reserves the right to treat as invalid any acceptance or purported acceptance of the offer of New Ordinary Shares, or renunciation or purported renunciation of the offer of New Ordinary Shares, and will not be bound to allot, issue or transfer New Ordinary Shares if it (a) appears to the Company or its agents that the form of acceptance or renunciation has been executed or effected in or despatched from any Excluded Territory, by or for the account of a person located in the United States, or otherwise in a manner which may involve a breach of the laws of any jurisdiction or if it believes the same may violate any applicable legal or regulatory requirement; (b) in the case of a Provisional Allotment Letter, provides an address in any Excluded Territory or any other jurisdiction outside the UK in which the Company believes it would be unlawful to deliver definitive share certificates for the New Ordinary Shares; (c) in the case of a credit of Nil Paid Rights held in CREST, to a CREST member or CREST Sponsored Member whose registered address would be in the United States or any of the Excluded Territories; or (d) purports to exclude any of the warranties contained in this Part 2.

The attention of Qualifying Shareholders with registered addresses in any Excluded Territory, or persons resident in those countries, is drawn to section 8 of this Part 2.

Despite any other provisions of this Prospectus or the Provisional Allotment Letter, the Company reserves the right to permit any Qualifying Shareholder to take up his rights if the Company in its sole and absolute discretion is satisfied that the transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question. Those Overseas Shareholders who wish, and are permitted, to take up their entitlement should note that payments must be made as described in section 4.2 (Qualifying Non-CREST Shareholders) and section 5.2 (Qualifying CREST Shareholders) both of this Part 2.

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If you are in any doubt as to your eligibility to accept the offer of New Ordinary Shares or to deal with Nil Paid Rights or Fully Paid Rights, you should contact your professional advisers immediately.

8.2	United States and Canada

The Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares have not been and will not be registered under the Securities Act, the laws of any state of the United States or the securities legislation of any province or territory of Canada. Subject to certain exceptions, none of the Provisional Allotment Letters, the Fully Paid Rights, the New Ordinary Shares or the Nil Paid Rights may be directly or indirectly offered for subscription or purchase, taken up, sold, delivered, renounced or transferred in or into the United States or Canada or by any person otherwise located in the United States or Canada. Accordingly, the Rights Issue will not be made within the United States or Canada and neither this Prospectus nor Provisional Allotment Letters will be sent to, nor will any Nil Paid Rights be credited to a stock account in CREST of, any Shareholder with a registered address in the United States or Canada.

8.3	EEA

In relation to each EEA State which has implemented the Prospectus Directive (each, a relevant member state) (except for the United Kingdom), no New Ordinary Shares, Nil Paid Rights or Fully Paid Rights have been offered or will be offered pursuant to the Rights Issue to the public in that relevant member state prior to the publication of a prospectus in relation to the New Ordinary Shares, Nil Paid Rights and Fully Paid Rights which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive, except that, offers of New Ordinary Shares, Nil Paid Rights or Fully Paid Rights may be made to the public in that relevant member state:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such relevant member state; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of New Ordinary Shares, Nil Paid Rights or Fully Paid Rights shall result in a requirement for the publication by the Company or the Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in that relevant member state.

8.4	Russia

This Prospectus does not, and is not intended to, constitute an offer in Russia and does not constitute an advertisement of any securities in Russia. It or any information contained herein does not contain or constitute an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities or financial instruments in Russia or to or for the benefit of any Russian person or any person in Russia or any other person, except as may be permitted by Russian law. Distribution of this Prospectus does not constitute a placement and/or public circulation of the New Ordinary Shares in Russia. The Rights Issues Shares have not been and will not be admitted to placement and/or public circulation in Russia and may not be offered to any person in Russia except as may be permitted by Russian law.

8.5	Australia, Canada, Japan, New Zealand and South Africa

Due to restrictions under the securities laws of Australia, Canada, Japan, New Zealand and South Africa, and subject to certain exceptions, no Provisional Allotment Letters in relation to the New Ordinary Shares will be sent to Qualifying Shareholders, and no Nil Paid Rights or Fully Paid Rights will be credited to a stock account in CREST of persons, with registered addresses in Australia, Japan, New Zealand or South Africa or Canadian Shareholders and the Nil Paid Rights to which they are

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entitled will be sold if possible in accordance with the provisions of paragraph 5 above. Subject to certain exceptions, the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares may not be transferred or sold to, or renounced or delivered in, Australia, Japan, New Zealand or South Africa, or to Canadian Shareholders. No offer of New Ordinary Shares is being made by virtue of this document or the Provisional Allotment Letters into Australia, Japan, New Zealand or South Africa, or to Canadian Shareholders.

8.6	Other Overseas Territories

Qualifying Shareholders who have registered or who are resident in, or who are citizens of, other overseas territories should consult their professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them to take up their Nil Paid Rights and/or Fully Paid Rights and/or New Ordinary Shares under the Rights Issue. The comments set out in this section 8 of this Part 2 are intended as a guide only and persons resident in, or who are citizens of, countries other than the UK should consult their professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them to take up their rights.

8.7	Responsibilities of the Company and the Underwriter

If the Company and/or the Underwriter consent to any Qualifying Shareholder or investor in an Overseas Territory participating in the Rights Issue this shall not give rise to any duty or responsibility on the Company and/or the Underwriter or their advisers to such Shareholder or investor to determine or opine on whether any such participation is in compliance with applicable laws, for which purpose the Company and/or the Underwriter and their advisers shall be entitled to rely on any representations made by or on behalf of such Shareholder or investor.

9.	Further representations and warranties

9.1	Qualifying Non-CREST Shareholders holding their Shares in certificated form

Any person accepting and/or renouncing a Provisional Allotment Letter or requesting registration of the New Ordinary Shares comprised therein represents and warrants to the Company and the Underwriter that, except where proof has been provided to the Company’s satisfaction that such person’s use of the Provisional Allotment Letter will not result in the contravention of any applicable legal or regulatory requirement in any jurisdiction, (a) such person is not accepting and/or renouncing the Provisional Allotment Letter, or requesting registration of the relevant New Ordinary Shares, from within any Excluded Territory, (b) such person is not in any territory in which it is unlawful to make or accept an offer to acquire New Ordinary Shares or to use the Provisional Allotment Letter in any manner in which such person has used or will use it, (c) such person is not acting on a non- discretionary basis for a person located within any Excluded Territory or any territory referred to in (b) above at the time the instruction to accept or renounce was given, and (d) such person is not acquiring New Ordinary Shares with a view to the offer, sale, resale, transfer, delivery or distribution, directly or indirectly, of any such New Ordinary Shares in any Excluded Territory or any territory referred to in (b).

The Company may treat as invalid any acceptance or purported acceptance of the allotment of New Ordinary Shares comprised in, or renunciation or purported renunciation of, a Provisional Allotment Letter if it (a) appears to the Company or its agents to have been executed or effected in or despatched from any Excluded Territory, by or for the account of a person located in an Excluded Territory or otherwise in a manner which may involve a breach of the laws of any jurisdiction, or if it believes the same may violate any applicable legal or regulatory requirement, (b) provides an address in any of the Excluded Territories for delivery of definitive share certificates for New Ordinary Shares (or any jurisdiction outside the UK in which the Company believes it would be unlawful to deliver such certificates), or (c) purports to exclude the warranty required by this paragraph. Each subscriber or purchaser acknowledges that the Company and the Underwriter will rely upon the truth and accuracy of the foregoing representations and agreements, and agrees that if any of the representations and agreements deemed to have been made by such subscriber or purchaser by his subscription for, or

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purchase of, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares, as the case may be, are no longer accurate, he shall promptly notify the Company and the Underwriter. If such subscriber or purchaser is subscribing for or purchasing the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares as a fiduciary or agent for one or more investor accounts, each subscriber or purchaser represents that he has sole investment discretion with respect to each such account and full power to make the foregoing representations and agreements on behalf of each such account.

9.2	Qualifying CREST Shareholders holding Shares in uncertificated form

A CREST member or CREST Sponsored Member who makes a valid acceptance in accordance with the procedures set out in this Part 2 represents and warrants to the Company and the Underwriter that, except where proof has been provided to the Company’s satisfaction that such person’s acceptance will not result in the contravention of any applicable legal requirement in any jurisdiction, (a) he is not within any Excluded Territory, (b) he is not in any territory in which it is unlawful to make or accept an offer to acquire New Ordinary Shares, (c) he is not accepting on a non-discretionary basis for a person located within any Excluded Territory or any territory referred to in (b) above at the time the instruction to accept was given, and (d) he is not acquiring New Ordinary Shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of any such New Ordinary Shares into any Excluded Territory or any territory referred to in (b) above or to a person otherwise located in an Excluded Territory. The Company reserves the right to reject any MTM instructions sent from any Excluded Territory or by a CREST member who is acting on a non-discretionary basis for the account or benefit of a person located within any Excluded Territory or if it believes the same may violate any applicable legal or regulatory requirements. Each subscriber or purchaser acknowledges that the Company and the Underwriter will rely upon the truth and accuracy of the foregoing representations and agreements, and agrees that if any of the representations and agreements deemed to have been made by such subscriber or purchaser by his subscription for, or purchase of, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares, as the case may be, are no longer accurate, he shall promptly notify the Company and the Underwriter. If such subscriber or purchaser is subscribing for or purchasing the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares as a fiduciary or agent for one or more Investor accounts, each subscriber or purchaser represents that he has sole investment discretion with respect to each such account and full power to make the foregoing representations and agreements on behalf of each such account.

9.3	All Qualifying Shareholders

Restrictions on offering in reliance on Regulation S.

Each Qualifying Shareholder or purchaser to whom the Nil Paid Rights, the Fully Paid Rights or the Provisional Allotment Letter are distributed, offered or sold will also be deemed by its subscription for, or purchase of, the Nil Paid Rights, Fully Paid Rights, Provisional Allotment Letters or Ordinary Shares to represent, warrant and agree that:

(a)	it is, and the person, if any, for whose account or benefit it is acting is, outside the United States (within the meaning of Regulation S) at the time the buy order for such securities is originated and will continue to be located outside the United States, and the person, if any, for whose account or benefit it is acting reasonably believes that the relevant person is outside the United States, and neither the subscriber nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States;

(b)	it understands that the Nil Paid Rights, Fully Paid Rights, Provisional Allotment Letters or Ordinary Shares have not been and will not be registered under the Securities Act or with any securities regulatory authority of any state of the United States and are subject to significant restrictions on transfer;

(c)	if in the future it decides to offer, sell, transfer, assign or otherwise dispose of the Nil Paid Rights, Fully Paid Rights, Provisional Allotment Letters or Ordinary Shares, it will do so only in compliance with an exemption from the registration requirements of the Securities Act;

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(d)	it has carefully read and understands this Prospectus, and has not, directly or indirectly, distributed, forwarded, transferred or otherwise transmitted this Prospectus or any other presentation or offering materials concerning the Nil Paid Rights, Fully Paid Rights, Provisional Allotment Letters or Ordinary Shares to any persons within the United States, nor will it do any of the foregoing;

(e)	the Company and the Underwriter and their affiliates, and others, will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and will not recognise any offer, sale, pledge or other transfer of the securities made other than in compliance with the above stated restrictions; and

(f)	if any of the representations or agreements made by it are no longer accurate or have not been complied with, it will immediately notify the Company and Merrill Lynch International, and, if it is acquiring any Nil Paid Rights, Fully Paid Rights, Provisional Allotment Letters or Ordinary Shares as a fiduciary or agent for one or more accounts, it has sole investment discretion with respect to each such account and it has full power to make such foregoing representations and agreements on behalf of each such account.

10.	General

10.1	Times and dates

The dates and times set out in the timetable of events at the beginning of this Prospectus and mentioned throughout the Prospectus and the Provisional Allotment Letter may be adjusted by agreement between the Company and the Underwriter, in which event details of the new dates and times will be notified to a Regulatory Information Service and, where appropriate, to Qualifying Shareholders. Qualifying Shareholders may not receive any further written communication.

10.2	Waiver

The provisions of section 8 of this Part 2 and of any other terms of the Rights Issue may be waived, varied or modified as regards specific Shareholders or on a general basis by the Company and the Underwriter in their absolute discretion. Subject to this, the provisions of section 8 of this Part 2 supersede any terms of the Rights Issue inconsistent herewith. References in section 8 of this Part 2 to Shareholders shall include references to the person or persons executing a Provisional Allotment Letter and, in the event of more than one person executing a Provisional Allotment Letter, the provisions of section 8 of this Part 2 shall apply to them jointly and to each of them.

10.3	Governing law

The terms and conditions of the Rights Issue and all other matters in relation thereto as set out in this Prospectus and the Provisional Allotment Letter (if applicable) and any non-contractual obligations arising out of or related thereto shall be governed by, and construed in accordance with, English law. The New Ordinary Shares will be created under the Act.

10.4	Jurisdiction

The courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Rights Issue, this Prospectus or the Provisional Allotment Letter (if applicable). By accepting rights under the Rights Issue in accordance with the instructions set out in this Prospectus and, in the case of Qualifying Non-CREST Shareholders only, the Provisional Allotment Letter, Qualifying Shareholders and any other person who subscribes for New Ordinary Shares irrevocably submit to the jurisdiction of the courts of England and Wales and waive any objection to proceedings in any such courts on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

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PART 3

INFORMATION ON THE GROUP

1.	Introduction

Petropavlovsk is one of Russia’s leading gold mining companies. As at 31 December 2014, the Group had produced approximately 5.5Moz of gold. The Group is targeting gold production of 680,000oz-700,000oz for 2015 (excluding potential production from the Group’s alluvial assets which are held by Koboldo of which the Group is negotiating the sale subject, inter alia, to Shareholder approval (if required)). This target is approximately 14 to 17 per cent. above the equivalent production level for 2014 of approximately 595,400oz of gold for the Group’s four hard-rock mines. For the years 2016-2019, the Group is targeting gold production of approximately 600,000oz annually, with some year-on-year variations for 2016-2019 (potentially 30,000 – 35,000oz less in the event that the sale of Koboldo is approved in the first quarter of 2015). This follows a decision by the Group to streamline its strategy, particularly in the light of the current lower gold-price environment.

Petropavlovsk’s key area of focus is the Amur region in the Russian Far East, where it has operated since 1994. The region benefits from well-developed infrastructure, access to hydro-electric power and a strong mining tradition. Petropavlovsk is a leading employer in the Amur region and is a contributor to the development of the region’s local economy.

The Group’s key mining assets are Pioneer, Pokrovskiy, Malomir and Albyn and their satellites (Key Mining Assets), which are all located in the Amur region. All four mines are open pit. At present, gold is extracted on-site at all four mines using cyanide-based processing technologies, chiefly resin-in-pulp (RIP) plants, which are operational throughout the year, in addition to seasonal heap-leaching facilities at two of the mines. The combined estimated throughput of all RIP plants is approximately 15Mtpa (depending on hardness of ores) and, combined, all four mines produced approximately 624.5koz in 2014.

Pioneer is one of the largest gold mines in Russia and is also the Group’s flagship mine accounting for approximately 42 per cent. of the Group’s total gold production in 2014. Pioneer was acquired as a greenfield site in 2001 and was explored, developed and built using in-house expertise. Since commissioning in 2008, the RIP plant has been expanded in phases to reach its current processing capacity of approximately 6.6Mtpa. As at 31 December 2014, Pioneer had produced approximately 1.9Moz of gold. As at 30 June 2014, Pioneer had 5.28Moz of Mineral Resources, of which 2.05Moz were Ore Reserves. The Pioneer project area is still being actively explored and has high potential for increases in reserves to be identified.

Pokrovskiy is the Group’s oldest mine and has produced approximately 1.9Moz of gold since commissioning in 1999. Pokrovskiy remains one of the Group’s key assets not only because it is a producing gold mine but also due to its strategic location and infrastructure. As at 30 June 2014, Pokrovskiy (including Burinda) had 1.77Moz of Mineral Resources of which 0.38Moz were Ore Reserves. As the mine gradually comes towards the end of its life, the Group plans to turn the Pokrovskiy site into a POX Hub which is expected to enable the Group to process refractory ore reserves.

Malomir was acquired by the Group as a greenfield site and is now one of the largest gold mines in Russia in terms of its reserves and resources. As at 30 June 2014, Malomir’s Mineral Resources stood at 9.74Moz of which 4.03Moz were Ore Reserves. The Malomir project area is still being actively explored. As at 31 December 2014, Malomir had produced approximately 426,000oz of gold since commissioning in mid- 2010.

Albyn is the Group’s newest mine. The Group acquired its first licence for Albyn in 2005, when the project area was still a greenfield site. The mine was subsequently explored, developed and built using in-house expertise. The RIP plant was commissioned in the fourth quarter of 2011 and it has produced approximately 411,000oz of gold between commissioning and 31 December 2014. As at 30 June 2014, Albyn had 4.64Moz of Mineral Resources, of which 1.46Moz were Ore Reserves. Large areas adjacent to the mine remain under-

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explored and Group geologists consider Albyn to be highly prospective for further, significant gold discoveries.

For the details of Mineral Resource and Ore Reserves, please refer to section 5 in this Part 3.

In addition to its hard-rock mines, currently Petropavlovsk, through its interest in Koboldo, also has several operations in the Amur region to extract alluvial gold. Alluvial mining, the washing of gold-bearing gravels using a sluice or dredge, is seasonal, with operations normally running from April to November due to weather conditions. During 2013, the Group produced approximately 84,800oz of gold from its alluvial operations, 11 per cent. of the Group’s total gold production for the year. In 2014, this reduced to c.29,100oz following the disposal of certain alluvial assets in 2013. On 24 November 2014, the Group announced the proposed disposal of its interest in Koboldo, this is currently being negotiated. If the Koboldo Disposal is completed in the first quarter of 2015, total alluvial production for 2015-2019 is expected to be nil as, due to the seasonal nature of operations, Koboldo would not expect to have any production during this period. If Koboldo were retained for the full year, it is estimated that its 2015 gold production would be approximately the same as that in 2014.

A table of the Group’s gold production for the periods indicated is set out below:

	Gold production ’000oz
	Three months	Three months
	ended	ended	Year ended	Year ended	Year ended
	31 December	31 December	31 December	31 December	31 December
	2014	2013	2014	2013	2012
Pioneer	79.7	111.5	263.0	314.8	333.6
Pokrovskiy	17.0	30.8	64.2	91.2	92.1
Malomir	22.4	45.3	82.2	115.5	103.3
Albyn	44.4	48.8	186.0	134.8	89.3
Alluvial operations	4.4	5.6	29.1	84.8	92.1
Total gold production	168.0	242.0	624.5	741.2	710.4

Note:

Figures may not add up due to rounding.

The Group’s in-house exploration team has a strong track record of identifying new targets and adding to the Group’s resource base. Between 2002 and 30 June 2014, the Group has established the existence of approximately 33.5Moz of JORC gold Mineral Resources of combined Measured, Indicated and Inferred categories (including depletion and disposals) at an estimated cost of discovery of approximately US$16/oz. At present, the Group is identifying and exploring prospective areas in the vicinity of its four hard-rock gold mines with the aim of adding new Ore Reserves suitable for processing in the Group’s existing facilities.

The Group is vertically-integrated with expertise and operations across the mining lifecycle. The Group has a laboratory network, R&D centres, engineering facilities, a construction company and exploration, geological survey, mine planning and feasibility study capabilities. This operating structure has been instrumental in the Group’s track record of project development and processing capacity growth. All four of the Group’s hard-rock gold mines have been explored, designed and built using in-house expertise. Since 2007, the Group’s RIP processing capacity increased by approximately 700 per cent. as it commissioned and expanded mines.

Petropavlovsk also has a 45.39 per cent. interest in IRC, a producer and developer of industrial commodities, principally iron ore. IRC’s shares are quoted on the Hong Kong Stock Exchange and IRC had a market capitalisation of US$304 million as at 28 January 2015 (being the latest practicable date prior to the publication of this Prospectus). The IRC assets previously formed the Group’s non-precious metals division, having been consolidated into the Group following the acquisition of Aricom plc in April 2009. In October 2010, the Group completed the listing of the IRC Shares on the Hong Kong Stock Exchange, retaining a majority stake. Following an investment by Chinese investors which was agreed in January 2013 and implemented in various tranches in 2013 and 2014, the Group’s holding in IRC was reduced to

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45.39 per cent. Completion of the General Nice Further Subscription did not take place on 18 December 2014 as planned. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral to the completion of the General Nice Further Subscription. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014.

IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about a further deferred completion or other available options. There is no certainty that these discussions will ultimately result in all the outstanding subscription monies being received by IRC and that the indemnity with General Nice will come into effect. This should therefore be taken into account when reviewing the risk regarding funds being demanded from the Company under the ICBC Guarantee.

Pending completion of the full subscription, Petropavlovsk remains a controlling shareholder in IRC and IRC continues to be treated as a subsidiary “held for sale”.

Further information in relation to IRC is set out in section 5.7 of this Part 3.

2.	History of the Group

The Group was founded in 1994 to fund the development of Pokrovskiy, a known gold deposit in the Amur region in the Russian Far East. During the second half of the decade, the Company began to amass a team of experts and obtain project finance. The first gold was subsequently produced from Pokrovskiy in 1999, using heap-leach technology. An RIP plant was added in 2002.

Between 2001 and 2005, Petropavlovsk acquired licences relating to three greenfield sites, the Pioneer, Malomir and Albyn mines, which, following their exploration, development and construction are now the Group’s Key Mining Assets in the Amur region. The Group’s subsequent successful exploration of these licence areas justified the acquisition of further licence areas, adjacent to the main licence sites, which were close to the processing facilities at these mines. Since 2007, the Group’s RIP processing capacity increased by approximately 700 per cent. as it commissioned and expanded mines.

The table below includes significant events, acquisitions, disposals and capital transactions in the Group’s history:

1994	The Group was founded in order to fund the development of the Pokrovskiy deposit.

1999	The first gold from Pokrovskiy was recovered using heap-leach technology.

2001	A licence for the Pioneer site was obtained.

2002	In April 2002, the Ordinary Shares were admitted to trading on AIM, and the Company became one of the first companies with solely Russian assets to achieve admission of its shares to trading on AIM.

In 20 July 2002, an RIP plant at Pokrovskiy was commissioned and the first gold from this plant was produced in September 2002.

2003	The Group acquired its first exploration licence for the Malomir project, then a greenfield site.

The Group spun off its non-precious metals deposit and related assets by listing a new company, Aricom plc, on AIM.

2004	The capacity of the Pokrovskiy RIP plant was increased.

2005	The Group was successful in the tender for the licence for the main Malomir site and for the greenfield Albyn site.

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2006	The Group acquired Irgiredmet, one of Russia’s leading R&D, engineering and scientific consulting companies for mining projects.

2007	The Group discovered the high-grade Andreevskaya ore zone at Pioneer and completed the construction of a small-scale RIP plant at Pioneer.

The Group started reporting its reserves and resources in accordance with the JORC Code.

2008	The first commercial production from Pioneer was achieved.

Gidrometallurgiya, an R&D centre specialising in research into processing methods of refractory ores, was established.

The existence of the high-grade, non-refractory Quartzitovoye deposit at Malomir was established.

2009	In April 2009, the Group merged with Aricom plc and the Company’s Shares were admitted to the Official List and to trading on the main market of the London Stock Exchange. In September, the Company changed its name from Peter Hambro Mining Plc to Petropavlovsk PLC to better reflect the Group’s focus in Russia.

The Group commissioned and ramped up a second RIP processing line at Pioneer in September 2009.

The Group launched a pilot test plant to complement its rapidly-expanding R&D base.

2010	In February 2010, the Group issued the Existing Bonds.

A third RIP processing line at Pioneer was commissioned in April 2010. The Malomir RIP plant was commissioned in August 2010.

The Group completed the listing of the IRC Shares on the Hong Kong Stock Exchange in September 2010.

2011	In July 2011, the Group completed the expansion of the RIP processing plant at Malomir.

The Group commissioned its fourth hard-rock gold mine, Albyn.

2012	The Group delivered plant expansions at Malomir, Albyn and Pioneer and made significant progress with construction of its POX Hub at Pokrovskiy and the related flotation plant at Malomir.

2013	IRC announced a two-stage transaction in January 2013 for a US$238 million subscription for new IRC Shares by General Nice and Minmetals Cheerglory.

Following the reduction in the gold price in the second quarter of 2013, the Group adopted a new development strategy and implemented a series of cost-cutting measures.

Exploration success was achieved by the Group with the discovery of significant, new non-refractory resources, justifying a decision taken by the Board to slow down the pace of development of the POX Hub.

The Group disposed of Berelekh and its controlling interest in Verkhnetisskaya Ore Mining Company, which held licences for certain of the Group’s other mining, development and exploration assets.

The Group entered into forward contracts to sell gold.

The Group purchased US$57.5 million in principal amount of Existing Bonds.

2014	The Group entered into further forward contracts to sell gold.

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On 21 November 2014, PHM Cyprus entered into a conditional share purchase agreement with Rosszoloto LLC relating to the transfer of 95.7 per cent. of the issued shares in OJSC ZDP Koboldo, a company which holds licences to explore and mine alluvial assets in the Amur region, to Rosszoloto LLC. This sale has not yet been completed and is under negotiation.

On 8 December 2014, the Company announced the preliminary agreement with certain Existing Bondholders on the structure of the Refinancing.

On 18 December 2014, the completion of the General Nice Further Subscription did not take place as planned. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral of Further Subscription Completion.

2015	On 5 January 2015, the Company announced the approval by Bondholders of the Existing Bonds’ maturity date extension by one month to 18 March 2015.

3.	Key strengths

The Directors believe that Group has a number of key strengths. These include:

3.1	Experience

The Group has long-term experience of operating in the Russian gold mining industry. This experience includes: identifying projects, developing assets, operating mines, mine planning and design and test work and in-depth knowledge of the business environment and legislative framework.

3.2	Quality of assets

The Group operates some of the largest gold mines in Russia in terms of the volume of gold produced, the capacity of its processing facilities and the size of its mineral resource base.

3.3	Growth opportunities from geological exploration

The Group’s Key Mining Assets are located on and around a major belt of mineralisation, formed by a collision of tectonic plates during the late Jurassic/early Cretaceous period, along the Mongol- Okhotsk line, the ancient boundary between the Eurasian and Amur plates. This collision has created favourable geological conditions for the formation of hydrothermal mineralisation associated with volcanism in the belt. A number of gold deposits have been identified, explored and mined in the region. The Group’s geologists are of the opinion that the potential for new findings has yet to be exhausted. Many licence areas belonging to the Group are located at, near or adjacent to producing assets and have prospects for further growth in Reserves and Resources.

3.4	In-house expertise, technology and innovation and flexibility of operations

The Group benefits from in-house R&D capabilities which support the efficient development and operation of its gold mines. An emphasis on technology and innovation will enable the Group to introduce innovative processing methods to unlock more value from its assets.

The established mining industry in Russia has enabled the Group to amass through the years a strong team of experts, who offer a flexible approach to mine development. They can expedite the development of newly-discovered, non-refractory reserves and efficiently adjust mining plans in response to dynamic external factors.

3.5	Location and infrastructure

The Group’s core area of focus is the Amur region in the Russian Far East. Due to its favourable geological conditions, the Amur region has a well-established history of gold mining and mining is one of the region’s key industries. The region has well-developed infrastructure, including the Trans-Siberian and Baikal-Amur railways, the Moscow-Vladivostok highway, airports and access to

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hydro-electric power. Each of the Group’s hard rock mines has direct access to electric power and a water supply and has good connections with main roads.

3.6	Established mining tradition

Russia has an established mining tradition, which has encouraged the development of scientific and technical expertise, and a comprehensive legislative framework for the mining sector.

3.7	Regional and management knowledge and experience

The Group has operated in Russia since 1994 and many key members of the Group’s management team have been with the Group since inception. The Group’s management team are predominantly Russian nationals and many have extensive experience of operating in Russia or the former Soviet Union, possess a range of skills across the mining spectrum, knowledge of the Russian gold mining industry and an understanding of local conditions.

3.8	A skilled and motivated workforce

The Group seeks to attract and retain talented and motivated individuals. The Group is committed to advancing career development opportunities. The Group runs a specialist training college near to two of its Key Mining Assets, the Pokrovskiy Mining College. The Group offers employee benefits as well as safe, good working conditions.

3.9	Responsible mining

Throughout the life of its mines, the Group aims to operate in an efficient, safe, responsible and transparent way. The Group values safeguarding the welfare and safety of its personnel and minimising and mitigating the impact of its operations on the environment in line with Russian legislation. The Group values the support of, and welcomes an open dialogue with, communities local to its operations and engages with their needs through its charitable foundation.

4.	Strategy

The Group’s long-term strategy is to generate responsible and sustainable growth through investment in new processing technologies and innovations, and the geological exploration of existing and new areas in order to produce steady cash flows for the benefit of all stakeholders. This strategy translates into plans which reflect different stages of the Group’s development.

In the near-term, the Group’s strategic plan is to produce cash flows derived from extracting gold from existing non-refractory Reserves, specifically to:

•	continue to extract gold from non-refractory ores at its four hard-rock mines in the Amur region;

•	continue exploration of areas at, near or adjacent to the Pioneer, Malomir and Albyn mines to find new non-refractory Resources, to establish potential new areas of growth and to upgrade all existing non-refractory Resources into JORC-compliant Ore Reserves; and

•	undertake essential care and maintenance programme of the POX Hub at Pokrovskiy with a view to commissioning this project at a later date.

In the medium-term, the Group’s strategic plan is to produce cash flows derived from extracting gold from existing non-refractory Reserves and to enable and implement the processing of refractory material, specifically to:

•	continue to extract gold from non-refractory ores at the Albyn and Pioneer hard-rock mines in the Amur region;

•	review the viability of those projects which are currently considered to be non-core;

•	finalise the construction of the POX Hub at Pokrovskiy and the flotation plant at Malomir and to commence the processing of refractory Reserves from the Malomir mine;

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•	continue exploration of areas at, near or adjacent to the Pioneer, Malomir and Albyn mines to find further non-refractory and refractory Resources; and

•	explore the possibility of treating refractory concentrate from third parties at the POX Hub.

In the long-term, the Group’s strategic plan is to generate cash flows by producing gold from existing non refractory material at existing mines and refractory material by utilising the POX Hub, which would enable the Group to become a leading centre in Russia for the processing of refractory ores, specifically to:

•	continue to extract gold from non-refractory ores at the Albyn hard-rock gold mine in the Amur region;

•	continue to extract gold from refractory ores at the Malomir and Pioneer hard-rock mines in the Amur region;

•	continue exploration of areas at, near or adjacent to the Pioneer, Malomir and Albyn mines to establish further non-refractory and refractory resources;

•	consider opportunities to form partnerships/joint-ventures with other participants in the Russian gold mining industry using the facilities and expertise at the POX hub.

The key elements of this strategy include the following strategic objectives:

4.1	Employ effective exploration

The Group aims to achieve sustainable, organic growth at its existing operations through exploration carried out by its in-house team to find new, high quality gold reserves. In order to prolong the life of mine and fast track the processing of its Reserves, exploration is currently focused on the Group’s Key Mining Assets.

In the long-term, the Group is intending to explore for Reserves which could be potentially suitable for processing utilising the POX Hub, once completed.

4.2	Asset development using in-house expertise and new technologies

Various companies within the Group’s structure specialise in specific areas of mine development. A significant proportion of the Group’s success can be attributed to its in-house capabilities, which are able to provide support at all stages of project development. The Group aims to utilise this expertise to develop its assets.

4.3	Employ operational efficiencies and strong financial discipline

The Group aims to allocate cash resources wisely, employing careful financial and mine planning and improvements in productivity to generate substantial gold sales at competitive margins.

4.4	Operate responsibly and sustainably

The Group aims to operate in a manner which is safe, responsible and supportive of communities local to its operations.

5.	Group Assets

5.1	Overview

The Group holds substantial mining, exploration and development assets located primarily in the Russian Far East. The Group also has extensive in-house exploration, research and development expertise as well as engineering and construction services. In addition, the Group has been developing a POX Hub for processing gold-bearing refractory concentrates in order to recover gold from refractory reserves, however, this project is currently on hold.

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The Group’s assets can be classified into the following four categories:

•	Key Mining Assets. These are the Group’s hard-rock gold mines which are currently in production, being Pokrovskiy, Pioneer, Malomir and Albyn and their satellites. These assets generate the majority of the Group’s gold production and contain the majority of the Group’s Mineral Resources and Ore Reserves;

•	Other Mining, Development and Exploration Assets, being: the Group’s alluvial operations held by Koboldo (if the Koboldo Disposal takes place the Group would no longer hold any material alluvial gold reserves and resources reported under the NAEN Code); the Visokoe and Tokur hard-rock development projects, which have JORC-compliant Mineral Resources and Ore Reserves; the Group’s Yamal assets, which have JORC-compliant Mineral Resources; and the Group’s other exploration sites, which are not located close to the current processing facilities;

•	the POX Hub, a development project which is designed to use pressure oxidation to extract gold from flotation concentrate, thereby enabling the Group to process its refractory Reserves; and

•	in-house capabilities, which provide support for all stages of project development.

The table below provides an overview of the Group’s Key Mining Assets:

Project[1]	Location	Description	Interest %	Control
Pioneer (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits	98.61[2]	Yes
Pokrovskiy (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits	98.61[2]	Yes
Malomir (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits	99.86	Yes
Albyn (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits	100[3]	Yes

Note:

1.	Each project consists of a number of licences to explore and/or to mine gold. Licences are grouped into projects in accordance with their proximity to existing processing plants, management’s intentions for their development, shared synergies, such as infrastructure or management, and shared geological setting. Further information regarding Russian regulations and a summary of the Group’s key licences is set out in Part 9 (Russian Regulations and Summary of the Group’s Key Licences) of this Prospectus.

2.	The remaining interest is held by the Amur Region Property Fund, a Russian State Entity, although production, Mineral Resources and Ore Reserves are 100 per cent. attributable to the Group. The Taldansky licence area, which includes the Burinda deposit, is owned by Rudoperspectiva, which is 100% owned by Petropavlovsk.

3.	Unglichikanskoe and Elginskoye, which are Albyn satellites, are owned by Temi, in which Petropavlovsk has a 75% holding; almost 100% of the current production comes from Albynskiy Rudnik which is 100% owned by Petropavlovsk, however Albyn Ore Reserves, the majority of Albyn Mineral Resources and nearly all Albyn’s exploration potential are associated with the licences held by Temi.

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As indicated in the maps below, the Group’s Key Mining Assets are located in the Amur region, Russian Far East:

The table below provides an overview of the Other Mining, Development and Exploration Assets currently held by the Group:

Project	Location	Description
Alluvial Assets	Russia: Amur region	A number of licences to explore and extract alluvial gold. If the Koboldo Disposal is completed, the Group will no longer hold any material alluvial assets.

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Visokoe	Russia: Krasnoyarsk region	A substantial, hard-rock, non-refractory gold deposit in one of the prominent gold mining regions of Russia, which is potentially suitable for open-pit extraction. The project is at an advanced stage of development with confirmed JORC Ore Reserves, but is not in production.

Tokur	Russia: Amur region	A “brownfield” non-refractory deposit which is potentially suitable for re-opening as an open-pit mine. The project is at an advanced stage of development with confirmed JORC Ore Reserves, but is not in production.

Yamal Assets (Petropavlovskoye and Novogodnee Monto)	Russia: Yamal	Two adjacent, small hard-rock, non-refractory gold deposits which are potentially suitable for open-pit mining. Following the decline in the gold price and adoption by the Group of its strategy to focus on production from its existing four mines, the Group put on hold its existing development plans for the Yamal Assets. Therefore, in 2012 the Yamal Assets were impaired and in 2013 their JORC gold reserves were written off and removed from the Group’s Reserves statement. The Group still quotes JORC Mineral Resources for the Yamal Assets.

Other exploration assets	Russia: Amur region, Khabarovsk region	A number of early-stage, gold exploration licences areas with uncertain prospects for development into production which are not located near the Group’s Key Mining Assets.

Exploration assets in Guyana	Guyana	A number of exploration licences in Guyana at an early exploration stage.

5.2	Summary of Group Ore Reserves and Mineral Resources

(a)	JORC Ore Reserves and Mineral Resources

The Group reports Ore Reserves and Mineral Resources in accordance with the JORC Code in respect of Key Mining Assets and the Tokur and Visokoe development assets and Mineral Resources in accordance with the JORC Code for these assets and the Yamal Assets. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012. The basis of reporting Reserves and Mineral Resources is set out in “Important Information”. The JORC Mineral Resource and Ore Reserve estimates for the Group were prepared internally by the Group’s technical experts following the methodology advised by independent minerals experts, WAI, in 2011 and 2012. The statements were based on the results of an extensive exploration programme, metallurgical testing and other technical work.

A summary of the Group’s JORC Ore Reserves is shown below:

Ore Reserves as at 30 June 2014 (in accordance with the JORC Code)

	Tonnage	Grade	Gold
Category	(kt)	(g/t Au)	(Moz Au)
Total Ore Reserves
Proven	26,167	1.30	1.09
Probable	237,115	1.08	8.25
Total (P+P)	263,282	1.10	9.34

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	Tonnage	Grade	Gold
Category	(kt)	(g/t Au)	(Moz Au)
Non-Refractory Ore Reserves
Proven	6,491	1.50	0.31
Probable	109,197	1.18	4.16

Total (P+P)	115,687	1.20	4.47

Refractory Ore Reserves
Proven	19,676	1.23	0.78
Probable	127,918	1.00	4.09

Total (P+P)	147,594	1.03	4.87

Note:

Figures may not add up due to rounding.

A summary of Ore Reserves for the Group’s Key Mining Assets, which includes Pioneer, Pokrovskiy (including Burinda), Malomir and Albyn, is provided in a separate table below. These reserves are included in the table above and are not additional.

Ore Reserve at the Group’s Key Mining Assets in the Amur region as at 30 June 2014 (in accordance with JORC Code)

	Tonnage	Grade	Gold
Category	(kt)	(g/t Au)	(Moz Au)
Total Ore Reserves
Proven	24,139	1.28	1.00
Probable	201,118	1.07	6.92

Total (P+P)	225,257	1.09	7.92

Non-Refractory Ore Reserves
Proven	4,463	1.52	0.22
Probable	73,200	1.20	2.83

Total (P+P)	77,662	1.22	3.049

Refractory Ore Reserves
Proven	19,676	1.23	0.78
Probable	127,918	1.00	4.09

Total (P+P)	147,594	1.03	4.87

Note:

Figures may not add up due to rounding.

A summary of the Group’s JORC Mineral Resources is shown below.

Mineral Resources (as at 30 June 2014) (in accordance with the JORC Code)

			Contained
	Tonnage	Grade	Metal (Moz
Category	(kt)	(g/t Au)	Au)
Total Mineral Resources
Measured	60,533	1.14	2.22
Indicated	405,368	0.98	12.72
Measured+Indicated	465,901	1.00	14.94
Inferred	444,031	0.80	11.47

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			Contained
	Tonnage	Grade	Metal
Category	(kt)	(g/t Au)	(Moz Au)
Non-Refractory Mineral Resources
Measured	35,475	1.15	1.31
Indicated	203,656	1.07	7.00
Measured+Indicated	239,131	1.08	8.32
Inferred	193,935	0.96	5.98
Refractory Mineral Resources
Measured	25,058	1.13	0.91
Indicated	201,712	0.88	5.71
Measured+Indicated	226,770	0.91	6.62
Inferred	250,097	0.68	5.49

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

A summary of gold Mineral Resources for the Group’s core assets which comprises Pioneer, Pokrovskiy, Malomir, Albyn and Burinda, is provided in the table below. These resources are included in the table above and are not additional.

Mineral Resources (as at 30 June 2014) (in accordance with the JORC Code)

			Contained
	Tonnage	Grade	Metal
Category	(kt)	(g/t Au)	(Moz Au)
Total Mineral Resources
Measured	38,999	1.07	1.34
Indicated	338,138	0.95	10.31
Measured+Indicated	377,136	0.96	11.65
Inferred	349,421	0.78	9.78
Non-Refractory Mineral Resources
Measured	13,941	0.97	0.44
Indicated	136,425	1.05	4.59
Measured+Indicated	150,366	1.04	5.03
Inferred	142,325	0.94	4.29
Refractory Mineral Resources
Measured	25,058	1.13	0.91
Indicated	201,712	0.88	5.71
Measured+Indicated	226,770	0.91	6.62
Inferred	250,097	0.68	5.49

The underlying Mineral Resource models and Ore Reserve modifying factors for the majority of the Group’s Mineral Resource and Ore Reserve estimates were established pre-2012 and did not materially change since the JORC Code 2012 was published. Therefore, the majority of the Group’s Mineral Resource and Ore Reserve estimates are reported according to the JORC Code 2004. However, those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer), are estimated in accordance with the JORC Code 2012.

An updated JORC Mineral Resource and Ore Reserve statement for 31 December 2014 is currently under preparation. It is anticipated it will be available during the first six months of 2015. WAI has been commissioned to provide an independent audit of the 31 December 2014 statement.

(b)	NAEN Mineral Reserve and Mineral Resource Statements

The Group currently has alluvial gold reserves and resources in the Amur region held through its subsidiary Koboldo. If the Koboldo Disposal which the Group is currently negotiating (subject, inter alia, to Shareholder approval (if required)) is completed, the Group will no longer hold any material alluvial gold reserves and resources.

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Due to the seasonal nature of the Group’s alluvial operations, the Group updates its alluvial Mineral Resource and Mineral Reserve statements annually, each January. The Group reports Mineral Resources and Mineral Reserves in accordance with the NAEN Code. The NAEN Code is recognised by ESMA. The NAEN Code shares the same template with the JORC Code: Mineral Reserves reported in accordance with the NAEN Code are inclusive of mining dilution and mining losses. The NAEN Code allows conversion between the Russian GKZ C1, C2 into Proved and Probable Reserves and also conversion of C1, C2 and P1 into respective Measured, Indicated and Inferred Resources. A summary of the alluvial Mineral Resources and Mineral Reserves in accordance with the NAEN Code is presented below:

Mineral Reserve at the Group’s Alluvial Assets as at 1 January 2015 (in accordance with the NAEN Code)

	Active			Pre-production			Total
Category	Volume	Grade	Metal	Volume	Grade	Metal	Volume	Grade	Metal
	’000m3	mg/m3	koz	’000m3	mg/m3	koz	’000m3	mg/m3	koz
Dredging
Proven	3,781	148	18	30,515	150	147	34,296	149	165
Probable	21,099	44	30	6,537	74	16	27,636	51	45
Proven + Probable	24,880	60	48	37,051	136	162	61,932	106	210
Hydraulic bulk mining
Proven	1,245	165	7	745	301	7	1,990	216	14
Probable	4,009	78	10	4,431	103	15	8,440	91	25
Proven + Probable	5,254	99	17	5,020	128	21	10,430	115	39
Selective mining
Proven	4,413	665	94	2,489	434	35	6,902	581	129
Probable	1,363	357	16	261	375	3	1,624	360	19
Proven + Probable	5,776	592	110	2,750	428	38	8,526	539	148
Total
Proven	9,439	392	9	33,749	174	189	43,188	222	308
Probable	26,471	65	56	11,229	93	33	37,700	73	89
Proven + Probable	35,910	15	175	44,978	154	222	80,888	153	397

Mineral Resource at the Group’s Alluvial Assets as at 1 January 2015 (in accordance with the NAEN Code)

				Pre-production
	Active			or development			Total
Category	Volume	Grade	Metal	Volume	Grade	Metal	Volume	Grade	Metal
	’000m3	mg/m3	koz	’000m3	mg/m3	koz	’000m3	mg/m3	koz
Dredging
Measured	17,171	77	42	32,828	160	169	49,999	132	212
Indicated	5,861	55	10	1,620	135	7	7,481	73	17
Measured+Indicated	23,032	71	52	34,448	159	176	57,480	124	229
Inferred	–	–	–	–	–	–	–	–	–
Hydraulic bulk mining
Measured	4,811	122	19	6,769	152	33	11,580	139	52
Indicated	–	–	–	150	253	1	150	253	1
Measured+Indicated	4,811	122	19	6,919	154	34	11,730	141	53
Inferred		–	–	–	–	–	–	–	–
Selective mining
Measured	4,490	914	132	2,160	642	45	6,650	826	177
Indicated	500	630	10	166	578	3	666	617	13
Measured+Indicated	4,990	986	142	2,326	638	48	7,316	807	190
Inferred	1,596	1,234	63	347	637	7	1,943	1,128	70
Total
Measured	26,472	227	193	41,757	184	247	68,229	201	440
Indicated	6,361	100	21	1,936	182	11	8,297	120	32
Measured+Indicated	32,833	202	214	43,693	184	258	76,526	192	472
Inferred	1,596	1,234	63	347	637	7	1,943	1,128	70

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5.3	Key Mining Assets

Pioneer

Introduction

Pioneer is one of the largest gold mines in Russia. Acquired as a greenfield site in 2001, it was subsequently extensively explored and developed by the Group. A small-scale RIP plant was commissioned in 2008 and subsequently expanded in phases using the Group’s in-house expertise. At present, the capacity of the Pioneer RIP plant is approximately 6.6Mtpa. In addition, the mine operates a seasonal heap-leaching facility. Between its commissioning by the Group in 2008 and 31 December 2014, the mine has produced approximately 1.9Moz of gold. As at 30 June 2014, Pioneer had approximately 5.28Moz of Mineral Resources, of which approximately 2.05Moz were Ore Reserves. The total licence area for the Pioneer project covers 524.8km2 and is still being actively explored. Group geologists consider that many areas within the Pioneer project area have the potential to add to the mine’s reserve base.

Location and Infrastructure

Pioneer is located in the Amur region in the Russian Far East. Pioneer has well-developed internal infrastructure, including roads, an on-site heating plant, an electricity supply, water supply, on-site accommodation, offices and ancillary facilities. All weather roads connect the mine to local towns, federal highways and the Pokrovskiy mine, which is approximately 35km away. The nearest station on the Trans-Siberian railway lies approximately 40km away.

Geology

Gold mineralisation at Pioneer was formed as a result of hydrothermal activity associated with volcanism during the Mesozoic Period. The mine is located on the south side of the Mongolo- Okhotskiy fold/thrust line, within the belt of mineralisation associated with the collision of the Eurasian and Amur plates.

The Pioneer deposit consists of several ore zones. Of these, Andreevskaya and NE Bakhmut are considered to be high-grade and have significantly contributed to the mine’s production profile to date. Group geologists subsequently identified several further sequential ore zones, of which Alexandra and Shirokaya are the most significant.

Pioneer’s Reserves and Resources

A summary of Pioneer’s Ore Reserves and Mineral Resources, estimated in accordance with the JORC Code as at 30 June 2014 is set out below:

	Non-Refractory			Refractory			Total
	Tonnage (kt)	Grade (g/t Au)	Gold (Moz Au)	Tonnage (kt)	Grade (g/t Au)	Gold (Moz Au)	Tonnage (kt)	Grade (g/t Au)	Gold (Moz Au)
Proven Reserves	2,196	1.34	0.09	11,646	1.18	0.44	13,843	1.20	0.54
Probable Reserves	25,455	0.83	0.68	28,151	0.92	0.84	53,606	0.88	1.51
Total Proven and Probable Reserves	27,651	0.87	0.77	39,797	1.00	1.28	67,449	0.94	2.05
Measured Resources	4,008	1.08	0.14	16,713	1.05	0.56	20,721	1.05	0.70
Indicated Resources	45,203	0.75	1.09	72,613	0.78	1.83	117,815	0.77	2.92

Measured and Indicated Resources	49,211	0.78	1.23	89,326	0.83	2.40	138,537	0.81	3.62
Inferred Resources	24,460	0.62	0.49	54,880	0.66	1.17	79,340	0.65	1.66

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

Approximately 40 per cent. of Pioneer’s Ore Reserves as at 30 June 2014 are non-refractory and can be processed at the mine’s existing facilities. The remaining ore is refractory and is not suitable for direct cyanidation processing methods due to its mineralogy. The Group currently expects that this material will be processed into flotation concentrate which will then be trucked approximately 35km by existing roads to the Pokrovskiy site for processing in the planned POX Hub, once these facilities are commissioned.

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With the exception of Alexandra, Ore Reserves for all zones were estimated using a US$1,000/oz long-term gold price with modifying factors (such as operating costs and metallurgical recovery) reviewed by WAI in 2011. Alexandra reserves were evaluated using a long-term gold price assumption of US$1,250/oz and modifying factors estimated internally in the fourth quarter of 2013 following a methodology set by WAI as part of their 2011 technical report.

Exploration during 2014

During 2014, exploration at Pioneer continued on the Alexandra and Shirokaya zones situated north of the active Pioneer pits as well as at Andreevskaya and Vostochnaya.

At Andreevskaya, a high-grade, non-refractory zone extensively mined by the Group in previous years, further drilling discovered extensions of the high-grade mineralisation. This mineralisation is situated between 80m and 150m from the surface and is expected to be suitable for open-pit extraction and processing at the Pioneer RIP plant. The best intersections in this area include 2.9m at 60.62g/t (C-5414), 7.0m at 91.7g/t (C-5400), and 6.5m at 34.3g/t (C-5410).

A further 280m extension of mostly non-refractory mineralisation was established at the Vostochnaya zone, which is situated only 1.5km from the Pioneer processing plant. The best intersections from this area include: 14.2m at 1.44g/t (C-5370), 6.8m at 28g/t (C-5199) and 8.0m at 1.82g/t (C-5404).

It is expected that these results will be included in the next JORC Mineral Resource and Ore Reserve update which is currently planned for publication during the first half of 2015.

Pre-stripping and in-fill drilling were carried out at Shirokaya to upgrade the currently estimated JORC Inferred Mineral Resources into the Measured and Indicated categories. This resulted in an increase of c.180koz of contained gold in the Measured and Indicated Resource categories and a subsequent c.100koz increase in Probable Ore Reserves. Interpretation and modelling of the oxide zone (refractory/non-refractory resources) for Shirokaya is yet to be finalised. The current resource estimate makes a conservative assumption that the oxide zone at Shirokaya only extends to 10m below the surface. Below this depth, all resources are reported as refractory, although Group geologists consider it likely that further cyanide tests will prove some of these resources to be non-refractory and suitable for processing at the existing RIP plant or heap-leaching facility. Therefore, it is likely that further non-refractory resources will be classified at Shirokaya once interpretation of the technological tests is completed.

A new zone of mineralisation, Brekchievaya, located c.1.5km north-east from Alexandra, was modelled and included in the JORC resource statement. A c.350m section of the strike length has been modelled providing a modest increase in non-refractory resources in the Inferred category. The zone remains open in both strike directions. Further drilling is being undertaken and Group geologists anticipate more substantial gold resource discoveries in this area.

Small additions in non-refractory and refractory resources were made at the Otvalnaya and Perspectivnaya zones.

Four drill profiles were completed further to the north-east of the Alexandra zone, next to known alluvial gold deposits. Potentially economical gold mineralisation was intersected in profile 920/1 with three significant intersections: 5m at 2.35g/t, 2.6m at 1.19g/t and 2.1m at 8.29g/t. The strike length and morphology of the mineralisation is yet to be established through further exploration, but the results are considered encouraging.

The area in which Shirokaya and Alexandra are situated is considered to be prospective for the discovery of further gold-bearing zones, including zones of high-grade mineralisation. As such, a new zone of mineralisation, Brekchievaya, was discovered and included into the resource statement during 2014.

2015 Exploration Outlook

The 2015 exploration programme at Pioneer is planned to be focused on exploration targets within the Alkagan-Adamovskaya licence area. The main aim is to expand the reserves and resources base at

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Alexandra and increase their level of confidence. Drilling and trenching is also planned at other zones of Pioneer, including the high-grade deep extensions of Andreevskaya.

Mining and Processing

Mining at Pioneer is entirely open-pit.

Currently, only the mine’s non-refractory ore is being processed. Higher-grade material is processed in an on-site RIP plant, which is designed to be operational throughout the year. The RIP plant normally contributes in excess of 95 per cent. of gold production. Lower-grade material is processed using an on-site heap-leaching facility. This facility is only operational during the warmer months of the year, typically from April until November. Due to low grade and smaller annual throughput the heap-leach normally contributes less than 5 per cent. to Pioneer gold production.

During the first six months of 2014, the western section of the Andreevskaya pit and pit 6.3 at NE Bakhmut were completed and backfilling of these pits commenced. The pushback of the western wall of Andreevskaya East and the north wall of pit 6.2 at NE Bakhmut commenced and mining continued at pit 6.1 at NE Bakhmut. Mining of soft oxidised ores was intensified in pit 1 and the southwest flank of pit 2 in order to achieve a suitable blend to maintain throughput at the plant, which operated in line with the Group’s forecast. Low-grade ore for feed to both the heap-leach and the processing plant commenced at pit 7 at the end of the second quarter of 2014.

During the second half of 2014, mining continued at Pits 6.1 and 6.2. Head grades through the Pioneer plant averaged 1.47g/t in the second half of 2014.

In the fourth quarter of 2014, the high-grade ore came from the NE Bakhmut pits and Andreevskaya and the low-grade ore came from Pit 7 and Alexandra.

Pioneer mining operations

The table below sets out a summary of mining operations at Pioneer for the periods indicated.

Pioneer mining operations

		Three months	Three months
		ended	ended	Year ended	Year ended
		31 December	31 December	31 December	31 December
	Units	2014	2013	2014	2013
Total material moved	m3 ’000	6,080	6,851	26,226	30,825
Ore mined	t ’000	1,857	1,149	7,104	4,588
Average grade	g/t	1.53	3.0	1.4	2.0
Gold content	oz. ’000	91.3	109.3	319.9	301.6
Pioneer processing operations
Resin-in-pulp (RIP) plant
Total milled	t ’000	1,724	1,583	6,626	6,583
Average grade	g/t	1.68	2.5	1.49	1.8
Gold content	oz. ’000	93.3	128.5	316.6	371.3
Recovery rate	%	84.4	85.4	81.1	82.0
Gold recovered	oz. ’000	78.8	109.8	257	304.5
Heap leach operations
Ore stacked	t ’000	55	136	791	1,005
Average grade	g/t	0.6	0.6	0.6	0.7
Gold content	oz. ‘000	1.1	2.6	15.8	21.0
Recovery rate	%	84.4	68.4	39.6	48.9
Gold recovered	oz. ’000	0.9	1.7	6.2	10.3
Total gold recovered	oz. ’000	79.7	111.5	263.0	314.8

Note:

Figures may not add up due to rounding.

151

Development of an Underground Mine Proposal

Several pay shoots at Pioneer are high-grade and remain open at depth, offering the potential for significant resource and reserve expansion. At a depth of c.200-600m from the surface, a preliminary estimate by Group geologists has indicated that the site has the potential of between 3Moz and 6Moz of gold resources at an average grade of 5g/t to 8g/t.

A notional economical assessment, completed internally by the Group specialists, has indicated an underground mine at Pioneer with the reserve grade of 7g/t potentially could have a high economical return at a gold price above US$800/oz. The estimate provides a sufficient level of confidence that it will be classified as an Exploration Target as defined by the JORC Code. The estimate is based on the assumption that the high-grade mineralisation known within the open pits and from the exploration within a 0-200m depth-range extends down to 600m, which should be considered as a comfortable depth for an underground mining operation. Subject to the availability of the necessary financing, the Group is planning an exploration programme in order to upgrade this estimate to JORC Mineral Resources and, subsequently, into Ore Reserves. Should this exploration be successful and providing availability of, the first commercial underground production could, theoretically, be expected to take place after 2017. Further potential is believed to exist at a depth below 600m.

Production

At present, Pioneer is the Group’s flagship mine. It produced approximately 314,800oz of gold in 2013 and approximately 263,000oz of gold in 2014, equating to approximately 42 per cent. of the Group’s total annual gold production in 2013 and 2014. In the fourth quarter of 2014, Pioneer produced approximately 79,700oz of gold.

Costs

For the period ended 31 December 2013, total cash costs/oz for Pioneer were US$887/oz (2012: US$734/oz). The increase in total cash costs/oz was primarily due to a 21 per cent. decrease in processed grades (due to the inclusion of low-grade stockpiles) and a 57 per cent. increase in the stripping ratio compared to 2012. The negative effect of processing lower quality ore was mitigated by a comprehensive cost-cutting programme implemented at the mine and optimisation of operational activities.

Total cash costs for Pioneer for the first six months of 2014 were US$793/oz, a reduction of 14 per cent. on the comparative period in 2013 (US$922/oz) as a result of the cost-optimisation programme and lower volumes of high-cost ore from stockpiles being processed through the plant compared to the same period in 2013.

Outlook

In 2015, Pioneer is expected to produce c. 290,000 – 295,000oz of gold equating to approximately 42 per cent. of the Group’s total production for the year.

In the first quarter of 2015, mining at Pioneer is expected to be conducted at a number of pits. It is intended that stripping at Andreevskaya East will continue in preparation for mining high-grade ore later in the year. At NE Bakhmut pits 6.1 and 6.2, will high-grade ore schedule predominantly to be mined and pit 6.1 is expected to be completed during the first quarter of 2015. The Alexandra deposit will be further opened and substantial quantities of low-grade ore are scheduled to be mined from it throughout the quarter. A small amount of higher-grade ore is expected to be mined at the Nikloaevskaya pit.

In order to process the mine’s large reserves of refractory ore, the Group is planning to construct a flotation plant at Pioneer, which will convert the refractory ore into flotation concentrate. This would then be sent for processing to the POX Hub, once completed, at the Pokrovskiy mine, located approximately 35km away by road. This project is currently on hold.

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The life of the mine currently envisaged in the Group long-term production plan is 16 years. This includes production from non-refractory reserves until 2020 and switching to refractory processing from 2021. The current plan estimates mining at Pioneer will continue until 2027, with processing continuing until 2030 during which time the material expected to be accumulated at stockpiles between 2018 and 2027 is expected to be treated.

Pokrovskiy

Introduction

Pokrovskiy is a hard-rock, open-pit gold mine.

The mine was the Group’s first producing asset. It was acquired by Dr Pavel Maslovskiy when it was still at an early stage of exploration and the Group was created in 1994 in order to finance the project’s development. The mine became the backbone of the Group. It produced its first gold from its heap- leach facility in 1999 and in 2002 its RIP plant was commissioned.

Pokrovskiy remains one of the Group’s key assets. To date, the mine has produced approximately 1.9Moz of gold since commissioning in 1999. Consequently, the Pokrovka-1 deposit is almost depleted. To prolong the mine life, mining has been gradually shifting to satellite deposits, including Burinda.

Burinda is a gold deposit situated within the Taldan licence area c.115km north-west (or c.150km by road) from Pokrovskiy. The ore bodies are elongated in the N-S and NE-SW directions, hosted by a surrounding zone of metasomatism and characterised by pinch-and-swell structures. Their lateral extent ranges from a few tens of metres to 1,000m (Tsentralnoye ore body), and thickness from a few metres to 18m (Yuzhnoye ore body).

As at 30 June 2014, total Mineral Resources for the Pokrovskiy project were 1.37Moz, of which 0.38Moz were Ore Reserves.

Location and Infrastructure

Pokrovskiy is located in the Amur region of the Russian Far East. Pokrovskiy has well developed infrastructure including: an electricity supply, water supply, an on-site heating plant, road network, accommodation and related leisure facilities, an office block and an on-site laboratory. The mine is approximately 10km from the Trans-Siberian railway and all-weather roads connect the mine to local towns and federal highways.

Geology

Pokrovskiy is located on the south side of the Mongolo-Okhotskiy regional belt, the boundary between two tectonic plates which collided during the early Cretaceous period, approximately 150 million years ago.

The central Pokrovka-1 deposit, which now is almost depleted, consists of a set of five large, irregular, but mostly flat-lying ore bodies. Mineralisation is associated with hydrothermal volcanic activity that occurred during the late Mesozoic Period.

Several satellite deposits have been identified as a result of the extensive exploration work carried out by the Group, which has extended the mine life.

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Pokrovskiy Reserves and Resources

A summary of Pokrovksiy’s (including Burinda) Ore Reserves and Mineral Resources, estimated in accordance with the JORC Code as at 30 June 2014 is set out below:

	Non-Refractory			Refractory			Total
			Gold			Gold			Gold
	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz
	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)
Proven Reserves	1,835	1.82	0.11	–	–	–	1,835	1.82	0.11
Probable Reserves	8,448	0.99	0.27	–	–	–	8,448	0.99	0.27
Total Proven and Probable Reserves	10,283	1.14	0.376	–	–	–	10,283	1.14	0.38
Measured Resources	7,267	1.02	0.24	–	–	–	7,267	1.02	0.24
Indicated Resources	35,457	0.75	0.86	–	–	–	35,457	0.75	0.86
Measured and Indicated Resources	42,724	0.80	1.10	–	–	–	42,724	0.80	1.10
Inferred Resources	33,102	0.63	0.67	–	–	–	33,102	0.63	0.67

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

Exploration Results and Exploration Potential

During 2014, exploration in the Pokrovskiy area did not result in any changes to the project mineral resources and ore reserves. However, both resources and reserves decreased by c.50koz during the first six months of 2014 as a result of mining.

2015 Exploration Outlook

Exploration work at Pokrovskiy is planned mainly at satellite areas, including Bazoviy. Essential technical studies and metallurgical testwork is planned for the Burinda deposit.

Mining and processing

Mining at Pokrovskiy is entirely open pit.

Ore is processed on site: higher-grade ore is processed in a 2.1Mtpa RIP plant and lower-grade ore is processed using a 0.8Mtpa heap-leaching facility. The RIP plant is designed to operate 24 hours a day, 365 days of the year. By contrast, the heap-leaching facility only operates during the warmer months of the year, typically from April to November.

During the first six months of 2014, the majority of mining undertaken at Pokrovskiy was at the Pokrovka-2 deposit and the Zeyskoye zone in the north-west part of the Pokrovka-1 pit. At Burinda, a high-grade satellite deposit, work concentrated on opening the ore body in the Central 1 zone. All of the ores mined at Burinda during the first six months of 2014 were stockpiled on site for delivery to the Pokrovskiy plant.

The principal sources of feed for the Pokrovskiy RIP plant were the Pokrovka-1 and Pokrovka-2 pits, stockpiles and ore from Burinda which were mined in 2013. In addition, stockpile 5 was a major source of ore for processing through the mine’s heap-leaching facility.

During the second half of 2014, the extension to the north-western part of the main pit continued together with a small extension to the northern pit wall in Pokrovka-3. The ore mined from these two areas was blended together for processing with some ore from existing low-grade stockpiles. The high-grade ore for processing was delivered to the Pokrovskiy site form the satellite pit at Burinda as well.

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Pokrovskiy mining operations

The table below sets out a summary of mining operations at Pokrovksiy for the periods indicated.

		Three months	Three months
		ended	ended	Year ended	Year ended
		31 December	31 December	31 December	31 December
	Units	2014	2013	2014	2013
Pokrovskiy mining operations
Total material moved	m3 ’000	1,168	919.8	4,665	6,779.5
Ore mined	t ’000	138	327.8	623	1,200
Average grade	g/t	1.91	2.3	1.79	2.0
Gold content	oz. ’000	8.5	24.7	35.9	78.3
Pokrovskiy processing operations
Resin-in-pulp (RIP) plant
Total milled	t ’000	477	429.5	1,864	1,789
Average grade	g/t	1.32	2.6	1.15	1.8
Gold content	oz. ’000	20.2	35.6	68.8	104.4
Recovery rate	%	79.8	81.2	84.2	76.7
Gold recovered	oz. ’000	16.1	28.9	57.9	80.1
Heap leach operations
Ore stacked	t ’000	40	83	533	669
Average grade	g/t	0.6	0.6	0.6	0.7
Gold content	oz. ’000	0.8	1.5	9.7	14.2
Recovery rate	%	n/a	n/a	65.5	78.4
Gold recovered	oz. ’000	0.9	1.9	6.3	11.1
Total gold recovered	oz. ’000	17.0	30.8	64.2	91.2

Note:

Figures may not add up due to rounding.

Production

Pokrovskiy produced approximately 91,200oz of gold in 2013 and approximately 64,200oz of gold in 2014, equating to approximately 12 per cent. and 10 per cent. of the Group’s total gold production for those respective periods. In the fourth quarter of 2014, Pokrovskiy, together with its satellite operations at Burinda, produced approximately 17,000oz of gold.

Costs

2013 total cash costs/oz for Pokrovskiy were US$1,180/oz (2012: US$782/oz). Although the processed grades were almost in line year-on-year, total cash costs/oz for the mine increased significantly compared to 2012 due to a substantial amortisation of deferred stripping from the previous periods. total cash costs/oz was also negatively affected by a 7 per cent. decrease in RIP recovery rates.

Total cash costs for Pokrovskiy for the first six months of 2014 were US$795/oz, a reduction of 42 per cent. compared to the same period in 2013 (US$1,372/oz) due to the success of the Group’s cost- optimisation programme and a 12 per cent. increase in recovery rates.

Outlook

Production from Pokrovskiy in 2015 is expected to be in the range 50,000 – 55,000oz, constituting approximately 8 per cent. of the Group’s total production for the year.

In the first quarter of 2015, it is intended that stripping will be concentrated on the upper benches of the northwest extension of the Pokrovka 1 pit and this is expected to produce some low-grade ore. High-grade ore is expected to be mined from Burinda and transported to Pokrovskiy. Processing is planned to include some low-grade ore from the existing stockpiles at Pokrovskiy.

155

The life of the mine currently envisaged in the Group long-term production plan is approximately 2 years. It is currently envisaged that after 2018, the existing facilities at Pokrovskiy will be integrated into the POX Hub, once completed, for processing refractory gold bearing concentrate. The anticipated operational life of the POX Hub is currently estimated to be in excess of 10 years commencing in 2019. This project is currently on hold.

Malomir

Introduction

Malomir is a hard-rock, open-pit gold mine. Malomir is one of the largest gold mines in Russia in terms of its JORC Reserves and Resources. As at 30 June 2014, Mineral Resources stood at 9.74Moz of which 4.03Moz were Ore Reserves. The Malomir project area is still being actively explored and Group geologists have identified areas which have the potential to add to the mine’s reserve base.

The Malomir project area covers 821.3km2.

The first licence for the Malomir project was acquired by the Group in 2003. Then a greenfield site, Malomir was subsequently explored, developed and built utilising the Group’s in-house expertise.

Malomir has produced approximately 426,000oz of gold since commissioning in mid-2010.

Location and infrastructure

Malomir is located in the north-east of the Amur region in the Russian Far East. All-weather roads connect Malomir to Fevralsk, a town which lies on the Baikal-Amur railway, and to the Pokrovskiy mine, which lies approximately 670km away. Malomir benefits from a full suite of mining services, including an on-site heating plant, an electricity supply, water supply, on-site accommodation, offices and ancillary facilities and a test laboratory.

Geology

The Malomir deposit is situated along and above a major thrust zone within the Mongolo-Okhotskiy mineralised belt and is hosted by upper Palaeozoic meta-sediments, mainly carbonaceous shales, which are affected by low-grade regional metamorphism and locally intense metasomatic alteration (mainly silification) with associated hydrothermal mineralisation.

In addition to the Malomir deposit, exploration undertaken by the Group has confirmed the existence of two further major deposits at Malomir: Ozhidaemoye and Quartzitovoye. Subsequently, Group exploration confirmed the smaller Magnetitovoe zone as well as a number of promising exploration targets. The Central Malomir and Ozhidaemoye deposits contain significant reserves of refractory ore. Quartzitovoye and Magnetitovoe, however, consist of high-grade, non-refractory ore reserves.

Malomir Reserves and Resources

A summary of Malomir’s Ore Reserves and Mineral Resources, estimated in accordance with the JORC Code as at 30 June 2014 is set out below:

	Non-Refractory			Refractory			Total
			Gold			Gold			Gold
	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz
	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)
Proven Reserves	314	0.94	0.01	8,030	1.31	0.34	8,344	1.30	0.35
Probable Reserves	11,906	1.12	0.43	99,767	1.02	3.26	111,673	1.03	3.68
Total Proven and
Probable Reserves	12,220	1.11	0.437	107,797	1.04	3.60	120,017	1.05	4.03
Measured Mineral Resources	492	1.40	0.02	8,344	1.28	0.34	8,837	1.29	0.37
Indicated Mineral Resources	19,688	1.04	0.66	129,100	0.93	3.88	148,788	0.95	4.54
Measured and Indicated Resources	20,181	1.05	0.68	137,444	0.96	4.22	157,625	0.97	4.90
Inferred Resources	19,230	0.84	0.52	195,216	0.69	4.32	214,447	0.70	4.84

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

156

During the first six months of 2014, c.60koz of gold reserves were sent to processing and depleted.

Reserves for Quartzitovoye and Magnetitovoye were estimated using a gold price of US$1,250/oz. whilst the remainder of Ore Reserves for Malomir were calculated using a gold price assumption of US$1,000/oz and related factors, such as operating costs and metallurgical recoveries, as recommended previously by independent advisers, WAI in 2011/12. All Ore Reserves are for open- pit extraction and are reported within economic open-pit shells. The different gold price assumptions relate to the different dates of the Feasibility Studies.

Exploration Results and Exploration Potential

Key areas of exploration at Malomir include Magnetitovoye, Berezoviy and Pogranichniy.

In 2014, at Magnetitovoye, an area near the Malomir processing plant, drilling extended known mineralisation to deeper levels. As a result of this work, Magnetitovoye mineral resources increased by c.40koz. The Kanavinskaya Zone, an area situated between the high-grade Quartzitovoye deposit and the Ozhidaemoye deposit, was also drilled and some high-grade drill intersections were identified. Mineral Resources and Ore Reserves for the Kanavinskaya Zone were modelled, adding 93koz and 53koz respectively.

Exploration at a recently-identified target, Berezoviy, located approximately 5-10km west of Malomir, yielded promising results with grades of up to 61.3g/t Au established by drilling, trenching and pre-stripping. The best intersections include: 19.5m at 1.69g/t (drill hole 122-7), 4.6m at 5.32g/t (drill hole 121-8), 8.4m at 12.87g/t (pre-strip), 8.0m at 13.63g/t. The amount of exploration completed at this area is sufficient for inclusion in the Group’s next JORC Mineral Resource and Ore Reserve estimate. As the mineralised zone dips southwards at a 35-40° angle, it would be suitable for low-cost, open-pit mining. The total length of the zone could be up to 1km.

A further three promising zones of gold mineralisation were discovered within the Pogranichniy licence area during 2014. Exploration of these areas is ongoing.

2015 Exploration outlook

The 2015 exploration program will continue to focus on the Berezoviy and Pogranichniy areas which lie in the vicinity of the Malomir processing plant. The majority of the exploration work is planned at Berezoviy, where work will continue on the extensions of known ore bodies, and also on prospective geochemical anomalies identified during the 2014 field season. At Pogranichniy, which is at an earlier stage of development, a drilling and trenching programme is planned in order to calculate an initial Mineral Resource estimate for the area. Trenches are planned in order to verify the nature of the several geochemical anomalies discovered during 2014 in order to confirm further oxide, non- refractory mineralisation.

Mining and processing

Mining at Malomir is entirely open pit.

The presence of both significant refractory and non-refractory reserves led the Group to embark on a two-stage development plan for Malomir. The first stage, the processing of the mine’s non-refractory material in an on-site RIP plant, is currently in progress. The second stage, the processing of the mine’s refractory ores, is planned for the medium to long-term. This stage envisages an on-site flotation plant converting refractory reserves into higher-grade flotation concentrate which would then be trucked to Pokrovskiy for processing in the POX Hub, once completed. In line with this plan, currently, only non-refractory ore is being processed at Malomir. The flotation plant at Malomir is 90 per cent. complete. However, following the strategic development plan adopted in 2013, work has been temporarily suspended in favour of processing only the non-refractory ore at the mine in the short-term.

During the first six months of 2014, the Quartzitovoye pit 1 and Quartzitovoye pit 2 were mined, with the former also completed during this period. In addition, three prospective ore zones were opened at the Magnetitovoye pit and small volumes of non-refractory ore were extracted from the Ozhidaemoye deposits.

157

The majority of the work during the second half of 2014 took place at the Quartzitovoye 2 and Berezovaya pits, which supplied the majority of ore to the plant. Some ore was recovered and processed from existing stockpiles.

Malomir mining operations

The table below sets out a summary of mining operations at Malomir for the periods indicated.

		Three months	Three months
		ended	ended	Year ended	Year ended
		31 December	31 December	31 December	31 December
	Units	2014	2013	2014	2013
Malomir mining operations
Total material moved	m3 ’000	1,584	2,421	7,433	13,667
Ore mined	t ’000	451	599	2,164	2,694
Average grade	g/t	1.33	2.6	1.32	1.8
Gold content	oz. ’000	19.3	51.3	92.2	158.7
Malomir processing operations
Resin-in-pulp (RIP) plant
Total milled	t ’000	670	694	2,594	2,698
Average grade	g/t	1.43	2.6	1.36	1.8
Gold content	oz. ’000	30.9	57.8	113.8	159.2
Recovery rate	%	72.5	78.2	72.2	72.6
Gold recovered	oz. ’000	22.4	45.3	82.2	115.5
Total gold recovered	oz. ’000	22.4	45.3	82.2	115.5

Note:

Figures may not add up due to rounding.

Production

Malomir produced approximately 115,520oz of gold in 2013 and approximately 82,200oz in 2014, equating to approximately 16 per cent. and 13 per cent. of the Group’s total gold production for those respective periods. In the fourth quarter of 2014, Malomir produced approximately 22,400oz of gold.

Costs

2013 total cash costs/oz for Malomir were US$1,027/oz (2012: US$911/oz) following a c.10 per cent. decrease in grades and a 14 per cent. increase in the stripping ratio compared to 2012. Total cash costs for Malomir for the first six months of 2014 were US$1,032/oz, a reduction of 33 per cent. on the comparative period in 2013 (US$1,547/oz) due to implementation of the Group’s cost-optimisation programme and a 9 per cent. increase in recovery rates.

Outlook

It is expected that Malomir will produce c.90,000 – 95,000oz in 2015, equating to approximately 13 per cent. of the Group’s total production for the year.

Mining and stripping works are planned to be conducted mainly at the Quartzitovoye 2 and Berezovaya pits with a small amount of ore coming from the Sukhonyr pits. The feed for the processing plant may be supplemented by low-grade ore from stockpiles.

The life of the mine currently envisaged in the Group’s long-term production plan is in excess of 15 years. This includes production from non-refractory reserves until the second quarter of 2018 and beginning to switch to refractory processing from year 2019.

Albyn

Introduction

Albyn is a hard-rock gold mine. As at 30 June 2014, Albyn had 4.64Moz of Mineral Resources, of which 1.46Moz were Ore Reserves.

158

Albyn is the newest of the Group’s mines. The site was acquired in 2005 and subsequently explored developed and built utilising the Group’s in-house expertise. An on-site RIP plant was commissioned in the fourth quarter of 2011 which has since produced approximately 411,000oz of gold between commissioning and 31 December 2014.

The main Albyn licence covers an area of 40km2. However, three additional licences, namely Kharginskoye, Elginskoye and Afanasievskaya, were acquired close, or adjacent to, the Albyn site, and are therefore considered part of the project. These licence areas give the Albyn project a combined total area of more than 1,160km2, of which large parts remain under-explored. In addition to the Albyn mine itself, the Group has confirmed two satellites deposits Elginskoye (within the Elginskoye licence area) and Unglichikanskoe (within the Afanasievskaya licence area) and has established substantial JORC mineral resources and Ore Reserves within these areas. Exploration results obtained from other exploration targets within the Albyn project to date have been promising. However, not all results have yet been fully reflected in Albyn’s Mineral Resource statement. Consequently, Group geologists consider the mine to be highly prospective for further, significant gold discoveries.

Location and infrastructure

Albyn is located in the Selemdja district in the north-east of the Amur region, an area of previously- extensive alluvial mining. As a result of previous mining activities near the mining site, the Group inherited substantial mining infrastructure when it acquired the Albyn licence, including access roads and a 35kv power line, which allowed the Group to realise capital cost savings. The deposit is located approximately 150km from Malomir and approximately 2km from the nearest village, Zlatoustovsk, which has an all-year-round road connecting it to the BAM railway. As a working mine, infrastructure at Albyn includes an on-site heating plant, an electricity supply, water supply, on-site accommodation, offices and ancillary facilities.

Geology

The mineralisation seen at Albyn comprises a series of gently dipping sub-parallel metasomatic zones that show variable thickness and grade, extending for approximately 4.5km in strike length which appears to be open in down dip direction. It can be broadly divided into three, comprising of Central, Western and Eastern zones. In the Central Zone, the mineralised package can have a thickness of up to 110m.

Metallurgical tests, together with the approximately three years of industrial scale processing, have shown with confidence that the mineralisation at Albyn is entirely non-refractory, thus the entire mine’s current Ore Reserves are potentially suitable for processing in the mine’s operational RIP plant.

Ore at Albyn contains free milling gold, giving high recovery rates of 90-95 per cent. using the conventional direct cyanidation method.

The Elginskoe deposit is located c.25km south from the Albyn plant. Gold mineralisation is concentrated within a series of flat dipping mineralised zones located close to the surface and is potentially suitable for low cost open-pit mining. Mineralisation has been proven to a strike length of more than c.5km and remains open in south-east and south-west directions. Metallurgical tests show that the gold is predominantly non-refractory however some cyanide recoveries from some areas are low. Group exploration and resource estimates only cover non-refractory mineralisation which should be suitable for recovery at the existing RIP plant.

Unglichikanskoye, is a high-grade deposit c.15km north-west of the Albyn RIP plant. Unglichikanskoye is comprised of a series of parallel, high-grade steep dipping relatively narrow veins and zones with grades in selected samples up to 3,430.1g/t. Metallurgical tests demonstrate that Unglichikanskoye’s high-grade mineralisation tends to respond well to cyanide leaching; therefore, Group geologists believe that it should be suitable for processing through the nearby Albyn RIP plant. The lower grade mineralisation is not always suitable for cyanidation and may require more sophisticated processing.

159

Albyn Reserves and Resources

A summary of Albyn’s Ore Reserves and Mineral Resources, estimated in accordance with the JORC Code as at 30 June 2014 is set out below:

	Non-Refractory			Refractory			Total
			Gold			Gold			Gold
	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz	Tonnage	Grade	(Moz
	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)	(kt)	(g/t Au)	Au)
Proven Reserves	117	1.68	0.01	–	–	–	117	1.68	0.01
Probable Ore Reserves	27,391	1.66	1.46	–	–	–	27,391	1.66	1.46
Total Proven and Probable Ore Reserves	27,508	1.66	1.465	–	–	–	27,508	1.66	1.46
Measured Mineral Resources	2,174	0.53	0.04	–	–	–	2,174	0.53	0.04
Indicated Mineral Resources	36,077	1.71	1.99	–	–	–	36,077	1.71	1.99
Measured and Indicated Mineral Resources	38,251	1.65	2.03	–	–	–	38,251	1.65	2.03
Inferred Mineral Resources	65,533	1.24	2.61	–	–	–	65,533	1.24	2.61

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

No material exploration was conducted within the Albyn licence area during 2013 and 2014.

During the first six months of 2014, due to continued successful exploration at Elginskoye, Mineral Resources increased by c.0.53Moz to 2.16Moz, with the average grade improving from 1.03g/t to 1.12g/t. Likewise, JORC Ore Reserves for Elginskoye increased from 44koz to c.250koz in 6.1 Mt of ore, with the average reserve grade increasing from 1.05g/t to 1.27g/t. All Elginskoye resources and reserves are classified as non-refractory and are therefore suitable for processing in the Albyn RIP plant. The current production plan for Albyn assumes that ore from Elginskoye will be transported to Albyn for processing. Group geologists believe there is further scope to increase Elginskoye reserves and the Group is evaluating options to realise the full potential of the asset.

At Unglichikan in-fill drilling, pre-stripping and bulk sampling completed in the first six months of 2014 has increased total resources from c.550koz to c.720koz. This translated into an increase in the JORC reserves of c.190koz, from c.34koz to c.220koz (in 3Mt of ore at an average grade of 2.5g/t).

The Ore Reserves at Elginskoye and Unglichikanskoye were estimated internally by the Group using a long-term gold price assumption of US$1,250/oz and modifying factors estimated internally following the methodology set out by WAI in their 2011 technical report. Ore from both Unglichikanskoye and Elginskoye will be processed at the existing Albyn processing plant, thus minimising any capital expenditure outlay.

Albyn Ore Reserves are reported on the basis of the 2012 model using a US$1,200/oz long-term gold price with modifying factors (such as operating costs, metallurgical recovery and open-pit shell design) reviewed by WAI in 2012.

Exploration Results and Exploration Potential

Exploration in 2014 was conducted on two principal areas: Elginskoye and the Afanasievskaya licence areas adjacent to the currently producing Albyn licence.

Elginskoye

In 2014, further progress was made on the Elginskoye licence area which covers several targets: the Elginskoye deposit (a principal target) and the Grozovoye, Ulgen and Leninskoye prospects.

Drilling at 160m x 80m drill spacing defined a large, low-grade resource (c.2.15Moz at an average grade of 1.12g/t). Mineralisation at Elginskoye remains open in south-east and south-west directions, offering further exploration potential. Other targets within the Elginskoye licence area (Ulgen, Grozovoye and Leninskoye) are considered prospective but low priority compared to the Elginskoye deposit and the targets within the adjacent Afanasievskaya licence described below.

160

A new zone of mineralisation with an expected strike length of c.1km was discovered in the Leninskaya-Severnaya area in the first six months of 2014 by two trenches. Significant trench intersections include: 2m at 3.83g/t, 8m at 3.4g/t and 3m at 2.5g/t. Exploration works at Elginskoye continue and the results from Elginskoye and Leniskaya-Severnaya are yet to be reflected in the Group resource estimate.

No material exploration was conducted on Ulgen and Grozovoye during 2014.

Afanasievskaya licence area (including Unglichikanskoye)

In 2013, work commenced at Afanasievskaya, a 688km2 licence area acquired in 2012. This area lies to the west and north of the Albyn licence area and borders the Elginskoye licence area at the south-west.

The majority of the exploration work in 2014 was focused on Unglichikanskoye, a high-grade deposit c.15km north-west of the Albyn RIP plant.

A substantial amount of drilling and trenching was completed in 2013 and 2014 covering c.3km of the known strike length of the Unglichikan mineralisation. This work enabled the preparation of JORC Mineral Resource and JORC Ore Reserve estimates. The JORC resources are open towards the north-east as well as in a down-dip direction; they therefore offer the opportunity to expand the mineral resource base. An area 3 – 6km south east of Unglichikanskoye is known as a source of placers and is considered by the Group’s geologists as prospective for further hard-rock gold discoveries.

The Group’s geologists are of the opinion that in addition to Unglichikanskoye, the Afanasievskaya licence area covers several further highly promising prospects where only limited work has been completed so far. It is planned that exploration here, as well at Unglichikanskoye, will continue.

2015 Exploration outlook

In 2015, exploration will continue at the Albyn satellite areas, primarily within the Elginskoye and Afanasievskaya licence areas. In order to further improve and expand the Unglichikan mineral resource base, intense exploration work is planned at the Unglichikanskoye deposit. Work will include some essential permitting and metallurgical tests, including two, 25t samples. Exploration within the Elginskoye licence area will be targeting high-grade non-refractory mineralisation at the Ulgen and Grozovoye-2 occurrences.

Mining and Processing

Mining at Albyn is entirely open pit.

In the first six months of 2014, mining was concentrated on the eastern part of the Central pit. Both overburden stripping and ore extraction were carried out on the lower benches of the pit. The ore zones in the east of the Central pit are generally narrower and more difficult to mine. The volume of lower grade mined and processed in the first six months of 2014 was partially compensated for by the additional tonnages of ore being processed in the plan. This ore came from low-grade ore stockpiles (0.6-0.8g/t).

In the second half of 2014, the ore mining work at Albyn was concentrated on the Central zone of the mine and East pits following the stripping works that took place in that area in the first six months of 2014. The Central Zone typically produces higher grades than the Eastern Zone. Recovery rates remained high during the second half of 2014 at 93 per cent.

161

Albyn mining operations

The table below sets out a summary of mining operations at Albyn for the periods indicated.

		Three months	Three months
		ended	ended	Year ended	Year ended
		31 December	31 December	31 December	31 December
	Units	2014	2013	2014	2013
Albyn mining operations
Total material moved	m3 ’000	8,031	6,997	29,821	23,865
Ore mined	t ’000	1,088	1,207	4,510	4009
Average grade	g/t	1.2	1.4	1.29	1.1
Gold content	oz. ’000	41.8	52.4	187.4	138.4
Albyn processing operations
Resin-in-pulp (RIP) plant
Total milled	t ’000	1,154	1,171	4,609	4,175
Average grade	g/t	1.31	1.4	1.33	1.1
Gold content	oz. ’000	48.7	51.6	197.6	145.0
Recovery rate	%	91.3	94.6	94.1	93.0
Gold recovered	oz. ’000	44.4	48.8	186.0	134.8
Total gold recovered	oz. ’000	44.4	48.8	186.0	134.8

Note:

Figures may not add up due to rounding.

Production

Albyn produced approximately 134,810oz of gold during 2013 and 186,000oz during 2014 equating to approximately 18 per cent. and 30 per cent. of the Group’s total gold production for these respective periods. In the fourth quarter of 2014, Albyn produced approximately 44,400oz of gold.

Costs

2013 total cash costs/oz for Albyn were US$1,006/oz (2012: US$980/oz), in line with the previous year in spite of a 23 per cent. decrease in processed grades and a 29 per cent. increase in the stripping ratio due to the continued operation of the plant and the doubling of its capacity. Total cash costs for Albyn for the first six months of 2014 were US$843/oz, a reduction of 35 per cent. on the comparative period in 2013 (US$1,293/oz) as a result of the Group’s cost-optimisation programme and a 55 per cent. increase in processed grades.

Outlook

In 2015, Albyn is expected to produce 250,000-255,000oz of gold equating to approximately 37 per cent. of total production for the year.

In the first quarter of 2015, all mining and stripping works are expected to be concentrated in the main Albyn pit both in the central and eastern sections. Some high-grade ore is planned to be mined and transported from the Unglichikan satellite pit.

The life of the mine currently envisaged in the Group long-term production plan is approximately 8 years.

5.4	Other Mining, Development and Exploration Assets

Alluvials

Introduction

The Group currently holds licences to mine alluvial gold and conduct exploration work for alluvial gold for a number of small alluvial operations in the Amur region of Russia. Alluvial mining, the washing of gold-bearing gravels using a sluice or dredge, is seasonal, with operations normally running from April to November due to weather conditions, contributing to the typical skew of the

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Group’s gold production to the second half of the year. Should the Koboldo Disposal is completed, the Group will no longer have any material alluvial assets.

Production

During 2013, gold produced from the Group’s alluvial operations totalled approximately 84,800oz (compared to 92,100oz in 2012).

Although alluvial mining is less capital-intensive than hard-rock mining, following the decline in the gold price in 2013, the Group took steps to scale back production from high-cost assets with the sale of the alluvial operations held by Berelekh and now the potential Koboldo Disposal.

In 2014, the Group’s alluvial operations produced approximately 29,100oz of gold, approximately c.5 per cent. of the Group’s total 2014 gold production. This was 66 per cent. less than the amount produced in the comparative period in 2013 (approximately 84,800oz). This decrease in production was expected due to the sale in the last quarter of 2013 of high-cost alluvial operations operated by the Group’s former subsidiary, Berelekh.

Costs

2013 total cash costs/oz for the Group’s alluvial operations were US$1,319/oz, in line with the previous year. The total cash costs for Koboldo for the nine months ended 30 September 2014 were US$1,029/oz.

Outlook

Should the Koboldo Disposal be completed, the Group will no longer hold any material alluvial assets.

Visokoe

Introduction

Visokoe is a significant non-refractory gold deposit which is not in production. Visokoe contains c.1.2Moz of JORC gold Reserves and further c.1.3Moz of Mineral Resources. Visokoe Reserves are suitable for heap-leach and/or RIP recovery.

Visokoe is located on the Yenisey Ridge area of the Krasnoyarsk region, which is home to some of Russia’s largest and best-known gold deposits and has been a key area for Russian gold mining for decades. The Visokoe site itself is located approximately 50km north-west of the village of Teya and c.70km from town of Severo-Yeniseysk.

Reserves

Exploration completed to date has confirmed substantial JORC-compliant Mineral Resources and Ore Reserves, which are outlined in the table below:

Mineral Resources and Ore Reserves for Visokoe

	Non-Refractory			Refractory			Total
	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)
Proven Ore Reserves	–	–	–	–	–	–	–	–	–
Probable Ore Reserves	33,802	1.13	1.22	–	–	–	33,802	1.13	1.22
Total Proven and Probable Ore Reserves	33,802	1.13	1.22	–	–	–	33,802	1.13	1.22
Measured Mineral Resources	5,623	1.37	0.25	–	–	–	5,623	1.37	0.25
Indicated Mineral Resources	38,512	1.18	1.47	–	–	–	38,512	1.18	1.47
Measured and Indicated Mineral Resources	44,135	1.21	1.71	–	–	–	44,135	1.21	1.71
Inferred Mineral Resources	24,200	1.00	0.78	–	–	–	24,200	1.00	0.78

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

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The Group acquired the Visokoe licence area in 2010. Extensive exploration and test work have indicated ore at Visokoe to be non-refractory and suitable for economic processing in an RIP plant or through heap-leaching. The Visokoe deposit has a low-strip ratio and so is well-suited to open-pit mining.

During 2013, the Group conducted permitting work at Visokoe, including the preparation of a Feasibility Study for the Russian authorities – GKZ. This was approved in March 2014.

Outlook

In line with the Group’s plan to focus on its existing producing assets in the short-term, the Group did not allocate significant capital expenditure for this project in 2014. The Group intends to review its development plans for Visokoe in the medium-term. No other material work took place at Visokoe in 2014.

Tokur

Introduction

Tokur is a hard-rock, non-refractory gold deposit. Although Tokur was mined in the Soviet era using underground mining methods, the deposit still contains significant JORC Mineral Resources and Ore Reserves. The deposit is currently not in commercial production.

Tokur is located in the north-eastern part of the Amur region, approximately halfway between the Malomir and Albyn mines.

Infrastructure

Being a former Soviet-era mine and in an area of intensive, historical alluvial mining, Tokur benefits from developed infrastructure, including all-weather roads and a power supply. This led it to become a base for the Group’s expansion into the area. The project facilities, which include mechanical workshops, dormitories and a canteen, are in regular use both by the company workers passing through and by third parties for a fee. The chemical and fire analysis laboratory located at Tokur is fully employed by the Group’s exploration division.

Mineral Resources and Ore Reserves for Tokur

	Non-Refractory			Refractory			Total
	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)
Proven Ore Reserves	2,028	1.47	0.10	–	–	–	2,028	1.47	0.10
Probable Ore Reserves	2,195	1.44	0.10	–	–	–	2,195	1.44	0.10
Total Proven and Probable Ore Reserves	4,223	1.45	0.20	–	–	–	4,223	1.45	0.20
Measured Mineral Resources	11,952	1.30	0.50	–	–	–	11,952	1.30	0.50
Indicated Mineral Resources	16,096	1.06	0.55	–	–	–	16,096	1.06	0.55
Measured and Indicated Mineral Resources	28,048	1.16	1.05	–	–	–	28,048	1.16	1.05
Inferred Mineral Resources	10,706	1.09	0.38	–	–	–	10,706	1.09	0.38

Note:

Mineral Resources are reported inclusive of Ore Reserves. Figures may not add up due to rounding.

Outlook

Although Tokur was mined extensively during the Soviet era, the deposit still contains significant JORC-compliant Mineral Resources and Ore Reserves suitable for processing in an RIP plant. However, in line with the Group’s plan to focus on its existing producing assets in the short-term, the Group has no plans to develop Tokur in the short-term. Tokur has been fully impaired and the Group intends to review its development plans for Tokur in the medium-term.

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Yamal Assets

The Group’s interest in the Yamal region, an area in the north of Russia, is centred on the development of two adjacent gold ore bodies: Petropavlovskoye and Novogodnee Monto (the Yamal Assets).

Following optimisation of the Group’s capital cost expenditure as well as a sharp decline in the gold price, the Group put on hold its existing development plans for the Yamal Assets. Therefore, in 2012 the Yamal Assets were impaired and in 2013 their JORC gold Reserves written off and removed from the Group’s Reserves statement. The Group still quotes JORC Mineral Resources for the Yamal Assets.

Mineral Resources for the Yamal Assets

	Non-Refractory			Refractory			Total
	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)	(kt)	(g/t Au)	(Moz Au)
Proven and Probable Ore Reserves	–	–	–	–	–	–	–	–	–
Measured Mineral Resources	3,959	1.03	0.13	–	–	–	3,959	1.03	0.13
Indicated Mineral Resources	12,623	0.97	0.40	–	–	–	12,623	0.97	0.40
Measured and Indicated Mineral Resources	16,582	0.99	0.53	–	–	–	16,582	0.99	0.53
Inferred Mineral Resources	16,704	1.00	0.54	–	–	–	16,704	1.00	0.54

Note:

Figures may not add up due to rounding.

Guyana Assets

In Guyana, the Group holds a number of exploration licences covering an area of c.510km2. Exploration completed to date includes geochemical and geophysical surveys and trenching allowing preliminary evaluation of an exploration target of c.100t of gold. During 2013 and 2014, a small amount of field work was completed. The Group’s management believes that the exploration potential of the Guyana assets is high and further exploration work is justified but, in the short-term, these assets are a low priority with no significant work planned.

Other Exploration Assets

The Group has a number of exploration licences relating to other assets for which it does not have JORC-compliant Mineral Resources and Ore Reserves, or which are not located close to its four hard-rock gold mines, and so cannot be considered as part of the development for these mines. The prospects for these assets, therefore, remain uncertain, and they are considered to be of a very low priority for the Group.

The most prospective of these assets is Nimanskaya, which is located approximately 90km south of Albyn in the Khabarovsk region of Russia. Although Nimanskaya does not have JORC-Compliant Mineral Resources, exploration conducted to date (trenching and some surface sampling) has indicated that the deposit is prospective for discovering a large mineral resource.

The latest significant exploration field work was conducted at the Nimanskaya area during the first six months of 2013 when some trenching and surface sampling were completed and sample assays and interpretations of the data collected during 2012 were undertaken.

Five gold-bearing zones have been identified and assessed: Davidova, Yakutskaya, Dmitrievskaya, Burovaya and Yuzhnaya.

The Davidova Zone was traced along a strike length of c.3,500m and intersected by several trenches and by 25 drill holes. At a cut-off grade of 0.5g/t, intersections grading on average between 0.54g/t and 2.04 g/t with a thickness of between 0.8m and 33.7m were identified. Preliminary estimates completed internally indicate a resource target of c. 1.3Moz at an average grade of 1.2 g/t (c.32Mt of mineralised material).

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The Yakutskaya Zone has been mapped 100m – 300m to the east from the Davidova Zone at a strike length of 1,200m and intersected in two exploration profiles. The apparent width at the surface is 20m with the average grade of 1.34g/t. Individual samples show grades of up to 6.7g/t.

The Dmitrievskaya Zone has been traced along a 7,700m strike length. The grades of intersections (at a 0.5 g/t cut-off grade) vary from 0.7g/t to 24.4g/t with thickness of 0.7m to 12.7m. Yakutskaya and Dmitrievskaya are estimated as c.400koz (10Mt of mineralised material at 1.3g/t).

The Burovaya Zone has been explored along a strike length of c.850m by trenches and six drill holes. Assay results received to date show gold mineralisation at the surface with a visible width of 46m at an average grade of 1.17g/t (one intersection) and 5.3m at 3.79g/t at the depth in a drill hole intersection.

The Yuzhnaya Zone was explored over a strike length of 160m in three trenches and four drill holes. The best intersections identified to date include 6.0m at 7.0g/t Au, 10.7m at 1.16g/t Au, 8.2m at 31.1g/t Au, 39.1m at 18.68g/t Au (quoted thicknesses are apparent) on average. The orientation of the mineralisation in relation to the direction of the drill holes is not yet clear; the former high-grade, thick intersections are likely to be from the drill holes drilled along the dip direction of a much narrower structure. Nevertheless, these results are considered by the Group’s geologists to be extremely encouraging. Grades in the individual samples are up to 318.2g/t Au.

Due to its remote location, being approximately 90km south of Albyn with no usable road to connect two sites, Nimanskaya is considered a lower priority target. Although results received to date have been promising, no field exploration was budgeted at Nimanskaya for 2014. However, exploration is likely to resume in the future as the Group considers the area to be highly prospective for the discovery of a significant gold resource.

5.5	POX Hub

The Group’s long-term plan to turn the Pokrovskiy mine into a regional processing hub, the POX Hub, would enable the Group to process refractory ore reserves: ore which cannot be processed in the Group’s existing plants due to the presence of sulphides or other minerals which “lock in” the gold particles, making the ore resistant to cyanide-based processing.

The Group’s refractory reserves are located at the Malomir and Pioneer mines. In order to process these reserves, it is envisaged that they will first be upgraded into high-grade, flotation concentrate in onsite plants. This material will then be trucked to the Pokrovskiy mine where it will be subjected to extreme heat in a pressurised autoclave: a process called pressure oxidation. This would break down the sulphides still present in the flotation concentrate and enable it to then be processed using Pokrovskiy’s existing RIP plant, and ultimately smelted into doré bars at the mine’s existing onsite facility.

It is currently expected that once commissioned, the POX Hub would be the largest of its kind in Russia, with an estimated capacity to process 400,000t of flotation concentrate a year. The Group also estimates that it would also be the most technologically-advanced POX facility for processing gold in Russia, able to extract gold from a wide range of refractory ores. The Directors believe that this would support long-term, sustainable gold production from the Malomir and Pioneer mines. Given the scale of the POX Hub and the abundance of undeveloped refractory gold mineralisation in the Russian Far East, the POX Hub also would, potentially, open up a new dimension for the Group’s future growth.

The Pokrovskiy POX plant comprises of four autoclaves. Each autoclave is 15m long and 4m tall, weighs 116.5 tonnes and has an effective volume of 66m3. The provision of four separate autoclave vessels provides a large degree of operational flexibility, as they enable concentrates from different sources, bearing different properties, to be separately and simultaneously processed without compromising on the gold recovery or the productivity of the plant. In 2013, the four autoclaves were installed on their foundations and the autoclave building constructed around them. In line with the Group’s strict and comprehensive approach to quality assurance, work was conducted by specialist contractors, DSB Säurebau GmbH (Germany), who are considered by the Group to be global leaders in the field. By the end of 2013, work on the oxygen plant was 90 per cent. complete.

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To conserve capital expenditure following the decline in the gold price in Q2 of 2013, the Group decided to slow down the pace of development of the POX Hub. Subsequently in December 2013 work on the POX Hub was put on hold. Consequently, work during the second half of 2013 and during 2014 was conducted solely to fulfil existing contracts and undertake essential maintenance work. A detailed action plan was prepared to preserve equipment at completed sections of the plant and to keep facilities on standby so that full scale development can be recommenced in the future.

In 2013, the following work was undertaken: the installation of the four autoclaves on their foundations, construction of the autoclave building, interior work on the four autoclaves, including lining with acid-resistant bricks and installation of baffle walls, quality assurance work and work on the foundations and erection of the steel framework for the neutralisation building.

In the first six months of 2014, the following work was undertaken: acid treatment of autoclave and flash tank inner lining, installation of agitators, work on the framework and cladding to the neutralisation building and filtration building, the construction of the water cooling system, electrical works in the autoclave building and work on the air separation columns. In the second half of 2014, the shell of the filtration building was completed and the framework for the electrical reticulation system was added to the autoclave building and work on extending the air separation columns at the oxygen plant.

5.6	In-house Principal Service Companies and Capabilities

Various in-house companies which specialise in a specific area of mine development operate within the Group and will continue to offer support for the exploration, development and mining needs of the Group in addition to conducting some work for third-parties.

Exploration Services

The Group has two specialist exploration subsidiaries, Regis and Dalgeologiya. The Group acquired an interest in Regis in 2002 and acquired the remainder of the company in 2004. Dalgeologiya was acquired in 2007.

Dalgeologiya and Regis provide the Group with a range of exploration services including early-stage prospecting, trenching and detailed reserve definition drilling. Combined, the two companies employ more than 1,000 experienced specialists and conduct approximately 157,000m to 220,000m of drilling and approximately 1,560,000m3 of trenching annually.

In addition to this work, Regis uses computer modelling (Micromine®) to develop a clear understanding of the Group’s exploration areas, define mineral resources and facilitate mine planning.

Laboratories

The Group operates a network of laboratories which support all of its analytical needs as well as conducting work for third parties. These laboratories have the capacity to conduct assaying, metallurgical testing and sample analysis to establish the gold grade, mineralogical composition and geotechnical properties of the ore and the most suitable method and parameters for cost-efficient extraction and processing. Group laboratories use a wide-range of analytical methods, including fire assaying, atomic absorption, spectroscopy and mineralogical analysis, x-ray crystallography and physical property determinations. Group laboratories also analyse samples to monitor discharge to water, air and soil, thus minimising the environmental impact of the Group’s operation and ensuring each mine operates within Russian environmental legislation. On average, the Group’s laboratories conduct 7,000 analysis tests a day and analyse approximately 500,000 geological samples a year.

In-house engineering and R&D

PHM Engineering comprises a team of highly-qualified specialists undertaking technical studies that have supported the Group in the development of its projects. The Group subsidiary is able to conduct strategic mine planning, detailed technical design, Feasibility Studies and facilitate technical permitting.

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In 2006, the Group acquired Irgiredmet, one of Russia’s leading R&D engineering and scientific consulting companies for mining projects. Irgiredmet works on more than 200 projects annually.

R&D company Gidrometallurgiya has particular expertise with research into the processing of refractory ores. In the future, Gidrometallurgiya will support the development of the POX Hub, once this project is re-started, by providing scientific research and testing into high-pressure and temperature autoclave technologies to process refractory ores.

The Group operates a unique metallurgical test plant, which enables it to replicate entire processing operations on a smaller scale, including the processing of refractory ores using pressure oxidation technology. The pilot test plant has a capacity of 500kg an hour.

Construction

The Group operates a specialist construction company, Kapstroi. Kapstroi was established by the Group in 2005 and has since undertaken the majority of the Group’s mine construction work, including the construction and expansion of the Pioneer, Malomir and Albyn mines.

5.7	IRC

IRC is a producer and developer of industrial commodities and was the Group’s former Non-Precious Metals Division, prior to its listing on the Stock Exchange of Hong Kong Limited (stock code 1029).

The Group holds a controlling stake of 45.39 per cent. in IRC.

IRC Assets

IRC considers its key mining assets to be:

•	Kuranakh, a working mine located in the Amur region, Russian Far East, producing iron-ore concentrate and ilmenite concentrate;

•	K&S, a project which is at an advanced stage of construction and development into a working mine and is located in the Jewish Autonomous region (EAO) of the Russian Far East. Once commissioned, K&S will produce iron-ore concentrate; and

•	Garinskoye, a project, located in the Amur region, which is at an advanced stage of exploration and which IRC has reported as having Proven and Probable Ore Reserves and Indicated and Inferred Mineral Resources.

IRC considers the following mining assets to be non-core, being assets which it currently anticipates will not contribute significantly to IRC’s revenue in the short to medium-term:

•	Bolshoi Seym, an ilmenite deposit situated north of Kuranakh which IRC has reported as having Indicated and Inferred Mineral Resources;

•	The Garinskoye flanks, including the Orlovsko-Sokhatinskaya area, an area surrounding the Garinskoye deposit which remains at an early stage of exploration and is yet to have JORC-compliant Mineral Resources and Ore Reserves;

•	Kostenginskoye, an area 18km south of K&S which remains at an early stage of exploration and is yet to have JORC-compliant Mineral Resources and Ore Reserves; and

•	The Molybdenum Exploration Projects in the Amur region of the Russian Far East which remain at an early stage of exploration and is yet to have JORC-compliant Mineral Resources and Ore Reserves.

In addition to these assets, IRC also operates:

•	Giproruda, a technical mining and research consultancy located in St Petersburg, Russia; and

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•	SRP, a steel slag reprocessing plant located in Shuangyashan, North-East China. SRP is a joint-venture between IRC (46 per cent. ownership) and its largest iron-ore customer in Heilongjiang in North-East China.

Kuranakh

Kuranakh, which is 100 per cent. owned by IRC and was commissioned in 2010, is a mine located in the Tynda district of the Amur region, Russian Far East. The Kuranakh mine comprises the Kuranakh and Saikta open-pits, an on-site crushing and screening plant, the nearby Olekma processing plant and other mine facilities. As at 31 December 2013, Kuranakh and Saikta deposits had a combined 31.2 million tonnes of Indicated Mineral Resources.

In 2014, Kuranakh produced 1,010,360 tonnes of iron-ore concentrate, down 2.0 per cent. from the previous year, with a 62.5 per cent. iron (Fe) content and 178,426 tonnes of ilmenite concentrate, up 19 per cent. from the previous year, with a 48 per cent. titanium dioxide content.

During the first half of 2014, Kuranakh generated total revenues of US$65.4 million, constituting the vast majority of IRC’s revenue. During the final quarter of 2014, 253,515 tonnes of iron ore concentrate and 46,076 tonnes of ilmenite were produced at Kuranakh.

During the second quarter of 2014, a strategic review was commenced at Kuranakh to assess the economic viability of the operation going forward. IRC has reported that it is working closely with staff, local and national authorities and various departments to find all opportunities for further cost savings. The severe cost-cutting and strategic review process are presently ongoing.

During the final quarter of 2014 and into 2015, cash costs have lowered. It is currently estimated that as a consequence of cost saving measures and the revised mine plan, an approximate 30 per cent. saving can be achieved during the first half of 2015 compared to the same period last year. Furthermore, costs could be further lowered due to the depreciation of the Rouble to the US dollar; at current rates approximately 25 per cent. could be saved during the first half of 2015 compared to the same period last year.

Following the significant fall in operating costs, the outlook for Kuranakh is currently more favourable, and the risk of closure following a strategic review, commenced during the second half of 2014 is less likely. IRC will maintain close analysis on the currency and iron ore markets and publish full revenue and cost numbers in its 2014 full year results in March 2015.

K&S

K&S, which is 100 per cent. owned by IRC, is a project which is at an advanced stage of construction and development into a working mine.

The K&S Mine is located in the Jewish Autonomous region (EAO) of the Russian Far East. The operation is 4 kilometres west of the town of Izvestkovaya, through which the Trans-Siberian Railway passes. It is also 130 kilometres west by federal highway from the regional capital of Birobidzhan and 300 kilometres west of Khabarovsk, the principal city of the Russian Far East.

K&S has two principal deposits – Kimkan, which holds approximately 25 per cent. of the project’s Mineral Reserves and Sutara, which holds approximately 75 per cent. of the project’s Mineral Reserves. The total combined Mineral Resources at K&S is 764 million tonnes with an average Fe grade of 32.4 per cent. on the basis of the reserves as set out in the licence auction documentation and licence. However, the auction terms for the Sutara licence contained an inconsistency between the specified co-ordinates of the licence area being auctioned and the textual description of that area and its reserves and deposits. This manifest error was carried through into the Sutara licence when granted. Were the specified co-ordinates held to apply as opposed to the other descriptions of the licence area, this would result in exclusion from the licence area of two of the three deposits and about 92 per cent. of the reserves of Sutara which are described in the auction terms and the Sutara licence as being covered by the licence and included in the above numbers. The IRC Group has been seeking correction of this manifest error through court process. At a hearing on 14 January 2015 the relevant

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appellate court ruled that the action of Rosnedra in declining to rectify the technical mistake, which was appealed by K&S, was correct in that the application for rectification was made before the Federal Law allowing the removal of technical mistakes came into force. As this law is now in force, K&S is proceeding to make formal application for rectification of this manifest error. IRC has informed the Company that they consider that there is a reasonable likelihood that the error will be rectified. The current K&S development and operations are within the Kimkan licence area and are not affected by this need for rectification.

In August 2014, IRC reported that CNEEC, its main contractor for the development of K&S, had provided notification that there would be a delay to the original planned date for the commissioning of the project. IRC has advised that it has granted an extension of time to CNEEC in return for a settlement of US$19.5 million and that, under the terms of its contract with CNEEC, any further delays would trigger payments of approximately US$150,000 per day, with discussions ongoing as at 3 December 2014. On 3 December 2014, IRC announced that the commissioning of K&S would be completed in the second quarter of 2015 and that IRC anticipated that full-scale commercial production capacity would be achieved in the third quarter of 2015.

Once commissioned, ramped up and working to projected full capacity, IRC anticipates K&S will have the ability to produce 3.2 million tonnes of iron-ore concentrate with a grade of 65 per cent. Fe content.

Garinskoye

Garinskoye is an advanced exploration project located in the Amur region of the Russian Far East, midway between the BAM and Trans-Siberian Railways.

The Group considers there to be two possibilities regarding the development of Garinskoye. The original plan was for a large-scale 4.6 million tonne per annum open-pit operation with a life-of-mine of 20 plus years. Such a large-scale operation is, however, dependent on a rail connection to either the Trans-Siberian or BAM railways. Consequently, IRC has developed a second development opportunity; an intermediate direct shipping ore (DSO) style operation that does not require a rail connection and can be started up in advance of a larger conventional operation. The DSO-style plan comprises a pit using conventional truck and hydraulic excavator mining methods, and a simple processing circuit using low intensity magnetic separation and small-scale equipment. Total production would be 2.1 million tonnes a year, with a life of operation of 14 years. The final product would then be transported by purpose-built road to either the Trans-Siberian or BAM railways for onward transportation to China. Alternatively, as the project is located adjacent to the Zeya River, which flows directly to China, river barges could be used in the summer months as a lower cost route-to-market.

In 2013, IRC completed an internal Bankable Feasibility Study for the DSO-style operation. In the meantime, a flexible offtake arrangement is in place with General Nice and Minmetals, and funding opportunities are under discussion.

On 16 October 2014, IRC announced that, whilst IRC still intends to develop a large mining operation at Garinskoye, due to capital constraints, an intermediate plan to exploit value in the near-term with a smaller scale DSO-style operation had been developed and a full Bankable Feasibility Study for the revised DSO-style operation had been undertaken. IRC advised that, once third party verification and a fatal flaws analysis are completed, further details will be announced. In addition, IRC announced that, in the meantime, it was exploring potential funding opportunities.

Investment in IRC by General Nice Development Limited and Minmetals Cheerglory Limited

As outlined in section 2.10 of Part 5 (Operating and Financial Review), in January 2013, IRC announced a two-stage transaction for a US$238 million subscription for new IRC Shares by General Nice, a member of a group of companies which collectively is one of the largest Chinese iron ore importers, and Minmetals Cheerglory, a wholly-owned subsidiary of China Minmetals Corporation. Stage 1 of the transaction was completed as planned. However, liquidity constraints in China, as

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documented by the international press, have resulted in a delay in the completion of Stage 2. To date, General Nice has completed c. 80 per cent. of its planned investment in the following transactions:

•	851,600,000 new IRC Shares (including the deferred issue of 34,064,000* new IRC Shares), for HK$800.5 million (approximately US$103.1 million) in April 2013

•	218,340,000 new IRC Shares for HK$205.2 million (approximately US$26.5 million) in December 2013

•	165,000,000 new IRC Shares for HK$155.1 million (approximately US$20 million) in February 2014

•	165,000,000 new IRC Shares for HK$155.1 (approximately US$20 million) in April 2014

(*IRC announced on 25 June 2014 that none of the 34,064,000 General Nice Deferred Subscription Shares shall be issued to General Nice.)

The transaction provides for investment from Minmetals Cheerglory once the subscription by General Nice is completed.

Completion of the General Nice Further Subscription did not take place on 18 December 2014 as planned. The completion of the Minmetals Cheerglory Subscription will be subject to further agreement between the parties. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral to completion of the General Nice Further Subscription. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014. IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about a further deferred completion or other available options.

As this transaction is still expected to be completed within the next 12 months resulting in a dilution to the Group’s shareholding in IRC, IRC is classified in the Group’s accounts as “held for sale” and presented separately in the balance sheet as well as presented as a discontinued operation in the income statement. The Company and IRC would consider pursuing other options if the further investment by General Nice and Minmetals Cheerglory does not take place.

During the first six months of 2014, the Group recorded US$25.9 million operating losses before exceptional items in relation to IRC and recognised US$18.1 million impairment against its Kuranakh mining assets. The Group also recorded a further US$34.5 million write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell based on IRC’s Share price of HK$0.67 as at 30 June 2014 and reflect the change in the market share price of an IRC Share.

6.	Health and Safety, Social and Environmental Matters

Health and safety

The Group is committed to full compliance with Russian labour legislation. This includes the Labour Code of the Russian Federation, state labour safety system standards, state sanitary-epidemiological rules and standards, integrated safety rules, rules of installation and safe operation, and labour protection regulations. This legislation and regulation requires the Group to uphold high standards of occupational health and safety. Consequently, the Group has adopted health and safety management systems, rules and procedures to enforce compliance with the legislation and regulation and alignment with international best practices. These systems, rules and procedures include: appropriate training, certification, the provision of task-specific personal protective equipment, and systems, rules and procedures for working in hazardous places and handling dangerous substances. The Group is committed to regularly examining these systems, rules and procedures to ensure that they remain robust and effective. The Group is committed to constantly identifying, reviewing and evaluating risks to its occupational health and safety performance to manage and mitigate the impact of such risks effectively. Across the Group, on-site inspections are regularly conducted by management to ensure compliance with occupational health and safety rules.

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The Group has systems in place to ensure all accidents are recorded and investigated as appropriate. Accidents of a serious nature are also fully investigated by the Russian authorities. For the year ended 31 December 2013, Group operations (excluding IRC) had recorded 61 lost time accidents, compared to 47 in 2012. These include two fatal accidents (2012: zero). A formal independent enquiry into the two fatal accidents was launched by the Russian Federal agencies, which concluded that the Group was not at fault on either occasion. These accidents resulted in a lost-time injury frequency rate of 3.27 per million man hours worked for the year ended 31 December 2013. For the year ended 31 December 2014, Group operations (excluding IRC) recorded a lost-time injury frequency rate of 2.50 per million man hours worked. Regrettably, there were three fatalities during the first eleven months of 2014. An investigation conducted by the Russian authorities found that the Group was not liable for any of these fatalities.

Regular health and safety reports are submitted to the Executive Committee and the HSE Committee (further details of which are provided in Part 8 (Information concerning Management, Corporate Governance and Employees). These reports review the Group’s health and safety performance and detail every accident that has occurred during the period in order that any trends can be identified and appropriate actions can be taken.

Environmental matters

In accordance with Russian legislation, the Group is required to obtain licences and permits from the Russian authorities in order to conduct mining and exploration activities, construct mine infrastructure, handle hazardous waste and utilise nearby water supplies. These licences and permits may include certain limits and conditions aimed at safeguarding the environment, protecting local wildlife and avoiding the infiltration of harmful chemicals into soil, air or groundwater. In addition, Russian legislation requires an environmental impact assessment report to be drawn up as part of the initial permitting process for a mining project. In accordance with these regulations, environmental monitoring is conducted throughout the life of the mine, from the exploration stage to decommissioning. The Group is required to conduct extensive environmental monitoring to ascertain any impact its activities may have on groundwater, rivers and streams, soil, air, plant and animal life. Monitoring data is collected in accordance with the schedules approved by the local state authorities and samples are analysed in Group laboratories, which are state accredited. In accordance with Russian legislation, all Group operations hold licences setting water usage quotas and stating where water may and may not be obtained from. Pit water is purified before it is discharged. The Group’s RIP plants run using recycled water, reducing the amount of water extracted from local sources. Local water supplies are monitored for discharges.

In compliance with Russian legislation, waste management programmes are agreed with regulatory authorities. These programmes outline waste disposal standards and stipulate limitations on waste produced or disposed of. Data on waste is collected and logged and sent to regulatory authorities for their review.

The Group is regulated by a number of Russian laws and environmental requirements designed to limit the impact of industrial activities on local wildlife, habitats and fauna. Fishing, hunting or poaching and the driving of vehicles outside designated areas is forbidden. Land may only be cleared within the limits of the obtained licences and permits.

The Group uses purification systems, anti-dust equipment and other protective facilities to prevent the discharge of harmful substances into the atmosphere. All emission points, such as laboratories, crushing sites, boiler houses, and smelters are equipped with gas purifying equipment, which is monitored on a regular basis. Air quality monitoring, including the monitoring of carbon monoxide levels and dust emissions, is carried out in accordance with mining and environmental monitoring programmes agreed in advance with federal environmental authorities.

The Group has systems in place for the handling of cyanide.

The Group goes beyond a legal compliance-based approach to environmental management by aligning its current practices with internationally-recognised environmental standards, such as the International Cyanide Management Code. In line with this commitment, during the second half of 2012, the Pokrovskiy, Pioneer, Malomir and Albyn mines all received accreditation of compliance with the environmental management system GOST R ISO 14001-2007 (ISO 14001:2004).

172

Social Responsibility and Training

The Group is one of the largest employers in the Amur region and a major tax payer in this region. The Group has taken the following initiatives:

(a)	an independent trade union was established at Group subsidiary Pokrovskiy Rudnik in 2003 to supplement existing workforce legislation by providing a balanced forum to air grievances and to seek to improve employees’ wellbeing on and off site;

(b)	the Pokrovoskiy Mining College, established by the Group in 2008, is a residential and day-college situated close to the Pokrovskiy and Pioneer mines. The Pokrovskiy Mining College aims to provide employment to graduates, benefitting not only the Group but also the economy of the Amur region;

(c)	the Petropavlovsk Foundation for Social Investment was established in 2010, enabling the Group’s charity work to be handled through one investment vehicle. The Foundation aims to contribute, encourage and stimulate the sustainable socio-economic and cultural development of the areas in which the Group operates in the Russian Far East;

(d)	the Group remains committed to providing current and potential employees with career development opportunities. In line with this commitment, in 2013 15 students received sponsorship or bursaries from the Group in order to train at higher education institutions; and

(e)	the Group is committed to ensuring that local communities are actively involved in its development plans and that concerns are adequately addressed in public consultations.

7.	Competitive Environment

In 2013, Petropavlovsk was the second-largest producer of gold in Russia.

Petropavlovsk’s main competitors in Russia are Polyus Gold, the largest gold mining company in Russia, and Polymetal International, a significant producer of gold in Russia. However, none of these companies have significant operations in the Group’s area of focus, the Amur region.

The Group considers its main competition to be for capital, a skilled workforce, assets and exploration and development opportunities.

The Group seeks to retain and, where appropriate, attract a skilled workforce. Succession planning is an important item on the agendas of both the Nomination Committee and the Board. Reviews of reward structures and incentive plans are carried out as appropriate in order to attract, retain and incentivise key employees.

8.	Customers and sales

Under Russian law, the Federal Ministry of Finance has a preferential right to purchase all refined gold and silver from each Russian producer. Regional authorities also have such preferential rights in relation to producers in their respective regions, but to date only a limited number of regional authorities have actually exercised their rights in this regard. In practice, unless waivers of these preferential rights are granted by such authorities annually, the producer may be required to sell up to all of its refined gold or silver to such authorities as and when demanded by them. Such sales are to be made at international prices for the refined gold or silver, as the case may be. Subject to the preferential rights of the Federal Ministry of Finance and the regional authorities, authorised Russian banks are also permitted to buy gold and silver bars from the producer. Alternatively, subject to such preferential rights, a producer of gold and silver may export its refined precious metals or it may engage an authorised Russian bank, acting as its agent, to do so on its behalf in return for a commission.

In recent years, producers have not been required to sell much if any of their gold and silver to such authorities under these preferential rights, and the Company has instead obtained the required waivers and sold the majority of the gold it produces to two Russian banks. The Group managed to obtain similar waivers for 2015 despite the Federal Ministry of Financing recently announcing it will resume purchasing gold and silver in 2015. However, there can be no assurance that the authorities would continue to issue such waivers

173

to the Group in the future. The extent of any such purchases by the authorities and the producers from whom such purchases would be made are both currently unclear. However, in the past, there have been times when the Federal Ministry of Finance and the regional authorities have delayed payments for the gold and silver that they have purchased. Consequently, if such authorities exercise their preferential rights in 2015 or in future years in relation to the Group’s refined gold and silver, the Group may experience such payment delays, which if significant enough in size or length would require the Group to develop alternative sources of liquidity and capital resources. While under newly-adopted legislation, the Federal Ministry of Finance is now required to prepay up to 100 per cent. of the purchase price of any gold or silver it acquires and any such purchases would be limited by the relevant budget of the ministry, because such legislation does not require the prepayment of 100 per cent. of the purchase price there can be no certainty that it will entirely eliminate any such payment delays going forward.

During the years ended 31 December 2013 and 2012, the Group generated revenues primarily from sales of gold to two Russian banks to which it is obligated to sell a certain amount of gold each year (subject to the above preferential rights): Sberbank and VTB. Included in gold sales revenue for the year ended 31 December 2013 are revenues of US$1,084 million which arose from sales of gold to the two Russian banks, comprising US$625 million to Sberbank and US$459 million to VTB (2012: US$1,119 million which arose from sales of gold to two Russian banks, comprising US$568 million to Sberbank and US$551 million to VTB). During the first six months of 2014, the Group generated gold revenues of US$431 million, while revenue from the sale of silver amounted to less than US$3 million.

The proportion of Group revenue of each bank may vary from year to year depending on commercial terms agreed with each bank. The Directors believe there is no major customer concentration risk due to high liquidity inherent to gold as a commodity.

The Group also sells silver to Russian banks, silver being a by-product of gold produced. Historically, the quantity of silver produced and sold by the Group has been immaterial relative to its gold sales. In the year ended 31 December 2013, 93 per cent. of revenue was generated from the sale of gold and less than one per cent. of revenue was generated from the sale of silver.

9.	Dividend Policy

The Directors did not recommend a dividend in respect of the year ended 31 December 2013 and do not expect to recommend a dividend in respect of the year ended 31 December 2014. Future decisions regarding the dividend will be based on a number of factors, including market conditions, distributable reserves, liquidity, operational performance and the impact of the ongoing cost reduction programme.

The payment of dividends by the Company will also be restricted by covenants in the New Bonds, which if the Refinancing is successful may prevent such payments.

Since the Company is the holding company for the Group, its stand-alone income and its ability to pay dividends depends in part on the receipt of dividends and distributions from other members of the Group. The payment of dividends by these subsidiaries and associated companies is contingent upon the sufficiency of earnings, cash flows and distributable reserves.

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PART 4

SELECTED FINANCIAL INFORMATION

The tables below set out certain selected consolidated financial and operating information of the Group on a consolidated and segmental basis, as at the dates and for the periods indicated below. For a discussion of the presentation of financial information, see “Important Information”.

In the year ended 31 December 2013, the Group presented IRC as a discontinued operation in the 2013 Financial Statements. As a result, the prior year comparatives presented in the 2013 Financial Statements were restated to ensure the presentation of IRC on a comparable basis. IRC was presented as part of continuing operations in both the 2012 Financial Statements and the 2011 Financial Statements. As such, financial information included herein has been derived as follows:

•	The financial information as at and for the six months ended 30 June 2014 and for the six months ended 30 June 2013 has been derived from the 2014 Interim Financial Statements incorporated by reference in this Prospectus.

•	The financial information as at and for the year ended 31 December 2013 has been derived from the 2013 Financial Statements incorporated by reference in this Prospectus.

•	The financial information as at and for the year ended 31 December 2012 has, unless otherwise indicated, been derived from the 2012 Financial Statements incorporated by reference in this Prospectus.

In certain instances, namely where specific financial statement line items have been impacted by the recognition of IRC as a discontinued operation, financial information as at and for the year ended 31 December 2012 has been derived from the 2013 Financial Statements incorporated by reference in this Prospectus. Such individual balances are noted as being impacted by the restatement.

In certain instances, the terms “Restated” and “Pre-restated” have been used when the restated and unrestated amounts as at and for the year ended 31 December 2012 have been presented side-by-side, in order to avoid confusion. In the absence of such labelling, it should be construed that the financial information was not impacted by this restatement.

•	The financial information as at and for the year ended 31 December 2011 set forth below has been derived from the 2011 Financial Statements incorporated by reference in this Prospectus.

See “Presentation of financial information of the Group”. The selected consolidated financial information should be read in conjunction with Part 5 (Operating and Financial Review) of this Prospectus and the Financial Statements and the notes thereto incorporated by reference in this Prospectus, and summarised information should not be relied on.

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Selected consolidated income statement data:

	Six months ended			Year ended 31 December
	30 June*			2012	2012
	2014	2013	2013	(Restated)	(Pre-restated)	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Continuing operations
Group Revenue	453,038	505,072	1,199,784	1,235,488	1,375,174	1,262,490
Operating expenses	(408,964)	(1,082,933)	(1,666,773)	(1,110,028)	(1,490,973)	(860,903)
	44,074	(577,861)	(466,989)	125,460	(115,799)	401,587
Share of results of associates	(115)	(225)	(711)	(81)	(81)	–
Share of results of joint ventures	–	–	–	–	(2,338)	(1,360)
Operating profit/(loss)	43,959	(578,086)	(467,700)	125,379	(118,218)	400,227
Investment income	944	423	888	1,709	2,121	3,119
Interest expense	(36,626)	(37,758)	(75,268)	(73,227)	(74,991)	(39,641)
Other finance gains/(losses)	–	–	19,365	(13,581)	(13,581)	(2,381)
Profit/(loss) before taxation	8,277	(615,421)	(522,715)	40,280	(204,669)	361,324
Taxation	(25,073)	26,178	8,867	(39,111)	(39,279)	(120,835)
(Loss)/profit for the period from continuing operations	(16,796)	(589,243)	(513,848)	1,169	(243,948)	240,489
Discontinued operations
Loss for the period from discontinued operations	(78,518)	(152,999)	(199,375)	(245,117)	–	–
(Loss)/profit for the period	(95,314)	(742,242)	(713,223)	(243,948)	(243,948)	240,489
Attributable to:
Equity holders of Petropavlovsk PLC	(54,043)	(666,082)	(610,710)	(159,658)	(159,658)	230,885
Non-controlling interests	(41,271)	(76,160)	(102,513)	(84,290)	(84,290)	9,604

*     unaudited.

Selected consolidated balance sheet data:

	As at 30 June*		As at 31 December
	2014	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000
Total non-current assets	1,363,624	1,358,000	1,915,266	2,520,392
Total current assets	393,032	600,096	694,479	753,193
Assets of disposal group classifies as held for sale	694,371	684,987	717,955	–
Total assets	2,451,027	2,643,083	3,327,700	3,273,585
Total current liabilities	(437,360)	(267,218)	(241,952)	(364,257)
Total non-current liabilities	(730,161)	(1,034,582)	(1,249,996)	(1,001,397)
Liabilities of disposal group associated with assets classified as held for sale	(274,030)	(228,946)	(179,639)	–
Total liabilities	(1,441,551)	(1,530,746)	(1,671,587)	(1,365,654)
Total equity, excluding non-controlling interests	(761,306)	(860,420)	(1,440,853)	(1,632,816)
Total equity and liabilities, excluding non-controlling interests	(2,202,857)	(2,391,166)	(3,112,440)	(2,998,470)
Non-controlling interests	(248,170)	(251,917)	(215,260)	(275,115)

*     unaudited.

Note:

As at 30 June 2014, 31 December 2013 and 31 December 2012, IRC was classified as an asset held for sale and presented separately in the balance sheet. As at 31 December 2011, IRC’s assets and liabilities are presented within the relevant line items of consolidated assets and liabilities.

176

Selected consolidated cash flow statement data:

	Six months ended
	30 June		Year Ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Net cash from operating activities	80,835	82,683	281,623	271,904	259,426
Net cash used in investing activities	(121,995)	(180,516)	(292,579)	(607,270)	(800,487)
Net cash from financing activities	(76,754)	90,929	103,938	294,446	433,689
Net (decrease)/increase in cash and cash equivalents	(117,914)	(6,904)	92,982	(40,920)	(107,372)
Effect of exchange rates on cash and cash equivalents	(2,718)	(5,171)	(7,507)	4,626	(58)
Cash and cash equivalents at beginning of period	170,595	159,226	159,226	213,556	320,986
Cash and cash equivalents re-classified as assets held for sale at beginning of the period	92,142	18,036	18,036	–	–
Cash and cash equivalents re-classified as assets held for sale at end of the period	(78,308)	(106,636)	(92,142)	(18,036)	–
Cash and cash equivalents at end of the period	63,797	58,551	170,595	159,226	213,556

Underlying EBITDA is reconciled to (loss)/profit for the period from continuing operations as follows:

	Six months ended			Year ended 31 December
	30 June			2012	2012
	2014	2013	2013	Restated	Pre-restated	2011
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
(Loss)/profit for the period from continuing operations	(16,796)	(589,243)	(513,848)	1,169	(243,948)	240,489
Add/(less):
Taxation	25,073	(26,178)	(8,867)	39,111	39,279	120,835
Interest expense	36,626	37,758	75,268	73,227	74,991	39,641
Investment income	(944)	(423)	(888)	(1,709)	(2,121)	(3,119)
Other finance (gains)/losses	–	–	(19,365)	13,581	13,581	2,381
Foreign exchange losses/(gains)	5,418	7,217	5,769	(6,395)	(8,033)	9,833
Reversal of gain attributed to re-measuring equity interest in Omchak[1]	–	–	–	25,480	25,480	–
Net gain on acquisition of Jiatai Titanium	–	–	–	–	–	(1,439)
Impairment of mining assets and goodwill	–	409,049	411,285	51,423	–	–
Impairment of exploration and evaluation assets	3,853	94,717	94,908	58,091	–	–
Impairment of ore stockpiles	14,818	44,314	55,573	29,692	–	–
Depreciation	71,195	121,533	224,804	215,375	588,490	188,521
Underlying EBITDA	139,243	98,744	324,639	499,045	487,719	597,142

Note:

1	Gain on re-measuring of equity interest in Omchak on acquisition in 2010 associated with Omchak assets disposed during the year ended 31 December 2012.

177

Selected segmental information (including the reconciliation of operating cash costs to segment result)

As noted in the 2013 Financial Statements, the segments were reconsidered in the year ended 31 December 2013, with the reportable segments changing from those previously reported in the 2012 Financial Statements and the 2011 Financial Statements. IFRS requires an entity to go back to the beginning of the earliest comparative period in a set of financial statements, meaning 1 January 2012 in the 2013 Financial Statements. As such, the segment information for the year ended 31 December 2011 was not required to be restated, and thus the segment information presented herein is done so on the pre-restated segment basis. As such, it is not directly comparable to the years ended 31 December 2013 or 2012, which is done on the post-restated basis.

					Alluvial	Corporate
	Pokrovskiy	Pioneer	Malomir	Albyn	operations	and other	Consolidated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Six months ended 30 June 2014
Revenue
Gold	48,176	173,100	67,765	132,480	8,986	–	430,507
Silver	527	1,668	195	208	38	–	2,636
Other external revenue	–	–	–	–	–	19,895	19,895
Inter-segment revenue	–	–	3,403	–	–	107,924	111,327
Intra-group eliminations	–	–	(3,403)	–	–	(107,924)	(111,327)
Total Group revenue from external customers	48,703	174,768	67,960	132,688	9,024	19,895	453,038

Operating expenses and income
Operating cash costs	(28,200)	(100,788)	(50,623)	(80,764)	(7,378)	(23,074)	(290,827)
Depreciation	(11,744)	(19,545)	(10,217)	(26,677)	(2,570)	(442)	(71,195)
Central administration expenses	–	–	–	–	–	(22,853)	(22,853)
Impairment of mining assets and goodwill	–	–	–	–	–	–	–
Impairment of exploration and evaluation assets	(3,463)	–	–	–	(390)	–	(3,853)
Impairment of ore stockpiles	(863)	(16,826)	2,853	18	–	–	(14,818)
Share of results of associates	–	–	–	–	–	(115)	(115)
Segment result	4,433	37,609	9,973	25,265	(1,314)	(26,589)	49,377

Six months ended 30 June 2013
Revenue
Gold	62,851	249,922	60,134	77,274	18,924	–	469,105
Silver	–	–	–	–	48	–	48
Other external revenue	–	–	–	–	–	35,919	35,919
Inter-segment revenue	–	–	1,220	–	–	153,494	154,714
Intra-group eliminations	–	–	(1,220)	–	–	(153,494)	(154,714)
Total Group revenue from external customers	62,851	249,922	60,134	77,274	18,972	35,919	505,072

Operating expenses and income
Operating cash costs	(53,417)	(142,752)	(60,171)	(65,232)	(21,725)	(35,680)	(378,977)
Depreciation	(15,173)	(39,319)	(23,657)	(35,930)	(5,842)	(1,612)	(121,533)
Central administration expenses	–	–	–	–	–	(27,063)	(27,063)
Impairment of mining assets and goodwill	(22,705)	(88,926)	(155,946)	(17,595)	–	(123,877)	(409,049)
Impairment of exploration and evaluation assets	–	–	–	–	(97)	(94,620)	(94,717)
Impairment of ore stockpiles	(3,338)	(30,031)	(9,894)	(1,051)	–	–	(44,314)
(Loss)/gain on disposal of subsidiaries	–	–	–	–	–	(63)	(63)
Share of results of associates	–	–	–	–	–	(225)	(225)
Segment result	(31,782)	(51,106)	(189,534)	(42,534)	(8,692)	(247,221)	(570,869)

178

					Alluvial	Corporate
	Pokrovskiy	Pioneer	Malomir	Albyn	operations	and other	Consolidated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Six months ended 30 June 2014
Year ended 31 December 2013
Revenue
Gold	138,587	487,367	170,030	197,518	125,216	–	1,118,718
Silver	616	2,335	318	241	268	–	3,778
Other external revenue	–	–	–	–	–	77,288	77,288
Inter-segment revenue	–	–	4,326	–	–	302,126	306,452
Intra-group eliminations	–	–	(4,326)	–	–	(302,126)	(306,452)
Total Group revenue from external customers	139,203	489,702	170,348	197,759	125,484	77,288	1,199,784

Operating expenses and income
Operating cash costs	(108,067)	(283,459)	(116,351)	(131,554)	(112,179)	(73,259)	(824,869)
Depreciation	(22,800)	(74,543)	(38,054)	(76,571)	(10,928)	(1,908)	(224,804)
Central administration expenses	–	–	–	–	–	(45,819)	(45,819)
Impairment of mining assets and goodwill	(22,705)	(88,926)	(155,946)	(17,595)	–	(126,113)	(411,285)
Impairment of exploration and evaluation assets	–	–	–	–	(215)	(94,693)	(94,908)
Impairment of ore stockpiles	(7,712)	(36,260)	(9,171)	(2,430)	–	–	(55,573)
(Loss)/gain on disposal of subsidiaries	–	–	–	–	(4,205)	459	(3,746)
Share of results of associates	–	–	–	–	–	(711)	(711)
Segment result	(22,081)	6,514	(149,174)	(30,391)	(2,043)	(264,756)	(461,931)

Year ended 31 December 2012
Revenue
Gold	145,618	560,240	172,997	141,178	153,817	135	1,173,985
Silver	1,261	4,850	697	211	734	17	7,770
Other external revenue	–	–	–	–	–	53,733	53,733
Inter-segment revenue	–	–	1,851	–	1,429	425,726	429,006
Intra-group eliminations	–	–	(1,851)	–	(1,429)	(425,726)	(429,006)
Total Group revenue from external customers	146,879	565,090	173,694	141,389	154,551	53,885	1,235,488

Operating expenses and income
Operating cash costs	(69,177)	(250,264)	(96,303)	(83,145)	(121,960)	(53,821)	(674,670)
Depreciation	(35,819)	(70,603)	(47,751)	(43,955)	(12,303)	(4,944)	(215,375)
Central administration expenses	–	–	–	–	–	(60,733)	(60,733)
Impairment of mining assets	–	–	–	–	–	(51,423)	(51,423)
Impairment of exploration and evaluation assets	–	–	–	–	–	(58,091)	(58,091)
Impairment of ore stockpiles	(4,936)	(24,756)	–	–	–	–	(29,692)
Gain/(loss) on disposal of subsidiaries	–	–	–	–	2,446	(29,383)	(26,937)
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	–	–	–	–	–	498	498
Share of results of associates	–	–	–	–	–	(81)	(81)
Segment result	36,947	219,467	29,640	14,289	22,734	(204,093)	118,984

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	Precious metals	IRC	Other	Consolidated
	US$’000	US$’000	US$’000	US$’000
Year ended 31 December 2011 (including the reconciliation of operating cash costs to segment result)
Revenue

Gold	1,093,507	–	–	1,093,507
Silver	7,817	–	–	7,817
Iron ore concentrate	–	110,388	–	110,388
Other external revenue	–	11,820	38,958	50,778
Inter-segment revenue	2,869	–	328,414	331,283
Intra-group eliminations	(2,869)	–	(328,414)	(331,283)
Total Group revenue from external customers	1,101,324	122,208	38,958	1,262,490
Net operating expenses	(602,089)	(101,415)	(43,582)	(747,086)
Including
Depreciation and amortisation	(118,564)	(11,287)	(2,351)	(132,202)
Impairment	(40,103)	–	(1,975)	(42,078)
Share of results of joint ventures	(846)	(514)	–	(1,360)
Segment result	498,389	20,279	(4,624)	514,044

					Alluvial		Total precious
	Pokrovskiy	Pioneer	Malomir	Albyn	operations	Other	metals
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’ 000
Revenue
Gold	160,844	637,330	150,475	–	142,419	2,439	1,093,507
Silver	798	6,441	408	–	170	–	7,817
Inter-segment revenue	–	–	2,373	–	–	496	2,869
Intra-group eliminations	–	–	(2,373)	–	–	(496)	(2,869)
Total Group revenue from external customers	161,642	643,771	150,883	–	142,589	2,439	1,101,324

Operating expenses and income
Operating cash costs	(76,620)	(216,036)	(58,237)	(2,583)	(99,528)	(2,454)	(455,458)
Depreciation	(29,263)	(50,117)	(28,161)	–	(9,577)	(1,446)	(118,564)
Impairment of mining assets	–	–	–	–	(117)	–	(117)
Impairment of exploration and evaluation assets	(2,579)	–	(131)	–	(3,419)	(28,615)	(34,744)
Impairment of mine development costs	–	–	(5,201)	–	(41)	–	(5,242)
Impairment of ore stockpiles	–	–	–	–	–	–	–
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	–	–	–	–	–	12,036	12,036
Total operating expenses and income	(108,462)	(266,153)	(91,730)	(2,583)	(112,682)	(20,479)	(602,089)
Share of results in joint-ventures							(846)
Segment result*							498,389

*	As noted above, segment result is not presented on a mine basis since this was not the segmental structure in the fiscal year ended 31 December 2011.

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PART 5

OPERATING AND FINANCIAL REVIEW

The following operating and financial review should be read in conjunction with the Consolidated Financial Statements for the Group, including the notes thereto as well as the other information included in or incorporated by reference into this Prospectus.

This operating and financial review contains forward-looking statements that reflect current views of the Directors and involve risks and uncertainties. The actual results of operations and cash flows of the Group may differ materially from those discussed in forward-looking statements as a result of various factors, including those described in the “Risk Factors” section and elsewhere in this Prospectus.

This operating and financial review presents financial items such as “operating cash costs”, “operating cash expenses”, “total cash costs” and “total cash costs per oz” that are not measures under IFRS. Please see “Use of financial measures not recognised under IFRS” in “Important Information” for additional information regarding the use of these non-IFRS measures. Operating cash expenses are reconciled to the Group’s segment result in Part 4 (Selected Financial Information) of this Prospectus.

1.	Overview

1.1	Introduction to the Group

Petropavlovsk is one of Russia’s leading gold mining companies. As at 31 December 2014, the Group had produced approximately 5.5Moz of gold. The Group is targeting 680,000oz-700,000oz for 2015 (excluding potential production from the Group’s alluvial assets which are held by Koboldo of which the Group is negotiating the sale subject, inter alia, to Shareholder approval (if required)), and approximately 600,000oz annually, with some year-on-year variations for 2016-2019 (potentially 30,000 – 35,000oz less in the event that the sale of Koboldo is approved in the first quarter of 2015). This follows a decision by the Group to streamline its strategy, particularly in the light of the current lower gold-price environment.

Petropavlovsk’s key area of focus is the Amur region in the Russian Far East, where it has operated since 1994. The region benefits from well-developed infrastructure, access to hydro-electric power and a strong mining tradition. Petropavlovsk is a leading employer in the Amur region and is a contributor to the development of the region’s local economy.

The Group’s key mining assets are Pioneer, Pokrovskiy, Malomir and Albyn and their satellites (Key Mining Assets), which are all located in the Amur region. All four mines are open-pit. At present, gold is extracted on-site at all four mines using cyanide-based processing technologies, chiefly resin-in- pulp (RIP) plants, which are operational throughout the year in addition to seasonal heap-leaching facilities at two of the mines. The combined estimated throughput of all four mines is approximately 15Mtpa (depending on hardness of ores) and, combined, all four mines produced approximately 624.5koz in 2014.

Pioneer is one of the largest gold mines in Russia and is also the Group’s flagship mine, accounting for approximately 42 per cent. of the Group’s total gold production in 2014. Pioneer was acquired as a greenfield site in 2001 and was explored, developed and built using in-house expertise. Since commissioning in 2008, the mine has been expanded in phases to reach its current processing capacity of approximately 6.6Mtpa. As at 31 December 2014, Pioneer had produced approximately 1.9Moz of gold. As at 30 June 2014, Pioneer had 5.28Moz of Mineral Resources, of which 2.05Moz were Ore Reserves. The pioneer project area is still being actively explored and has high potential for increases in reserves to be identified.

Pokrovskiy is the Group’s oldest mine and has produced approximately 1.9Moz of gold since commissioning in 1999. Pokrovskiy remains one of the Group’s key assets not only because it is a producing gold mine, but also due to its strategic location and infrastructure. As at 30 June 2014,

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Pokrovskiy (including Burinda) had 1.77Moz of Mineral Resources of which 0.38Moz were Ore Reserves. As the mine gradually comes towards the end of its life, the Group plans to turn the Pokrovskiy site into a POX Hub which is expected to enable the Group to process refractory ore reserves.

Malomir was acquired by the Group as a greenfield site and is now one of the largest gold mines in Russia in terms of its reserves and resources. As at 30 June 2014, Malomir’s Mineral Resources stood at 9.74Moz of which 4.03Moz were Ore Reserves. The Malomir project area is still being actively explored. As at 31 December 2014, Malomir had produced approximately 426,000oz of gold since commissioning in mid-2010.

Albyn is the Group’s newest mine. The Group acquired its first licence for Albyn in 2005, when the project was still a greenfield site. The mine was subsequently explored, developed and built using in- house expertise. The RIP Plant was commissioned in the fourth quarter of 2011 and it has since produced approximately 411,000oz of gold between commissioning and 31 December 2014. As at 30 June 2014, Albyn had 4.64Moz of Mineral Resources, of which 1.46Moz were Ore Reserves. Large areas adjacent to the mine remain under-explored and Group geologists consider Albyn to be highly prospective for further, significant gold discoveries.

For the details of Mineral Resource and Ore Reserves, please refer to section 5 in Part 3 (Information on the Group).

In addition to its hard-rock mines, currently Petropavlovsk, through its interest in Koboldo, also has several operations in the Amur region to extract alluvial gold. Alluvial mining, the washing of gold-bearing gravels using a sluice or dredge, is seasonal, with operations normally running from April to November due to weather conditions. During 2013, the Group produced approximately 84,800oz of gold from its alluvial operations, 11 per cent. of the Group’s total gold production for the year. In 2014, this reduced to c.29,100oz following the disposal of certain alluvial assets in 2013. On 24 November 2014, the Group announced the proposed disposal of its interest in Koboldo, this is currently being negotiated. If the Koboldo Disposal is completed by in the first quarter of 2015, total alluvial production for 2015-2019 is expected to be nil. Due to the seasonal nature of its operations, Koboldo would not expect to have any production during the first quarter of 2015. If it were retained for the full year, it is estimated that its production of gold would be approximately similar to that in 2014.

A table of the Group’s gold production for the periods indicated is set out below:

	Gold production ’000oz
	Three months	Three months
	ended	ended	Year ended	Year ended	Year ended
	31 December	31 December	31 December	31 December	31 December
	2014	2013	2014	2013	2012
Pioneer	79.7	111.5	263.0	314.8	333.6
Pokrovskiy	17.0	30.8	64.2	91.2	92.1
Malomir	22.4	45.3	82.2	115.5	103.3
Albyn	44.4	48.8	186.0	134.8	89.3
Alluvial operations	4.4	5.6	29.1	84.8	92.1
Total gold production	168.0	242.0	624.5	741.1	710.4

Note: figures may not add up due to rounding.

The Group’s in-house exploration team has a strong track record of identifying new targets and adding to the Group’s resource base. Between 2002 and 30 June 2014, the Group has established the existence of approximately 33.5Moz of JORC gold Mineral Resources of combined Measured, Indicated and Inferred categories (including depletion and disposals) at an estimated cost of discovery of approximately US$16/oz. At present, the Group is identifying and exploring prospective areas in

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the vicinity of its four hard-rock gold mines with the aim of adding new Ore Reserves suitable for processing in the Group’s existing facilities.

The Group is vertically-integrated with expertise and operations across the mining lifecycle. The Group has a laboratory network, R&D centres, engineering facilities, a construction company and exploration, geological survey, mine planning and feasibility study capabilities. This operating structure has been instrumental in the Group’s track record of project development and processing capacity growth. All four of the Group’s hard-rock gold mines have been explored, designed and built using in-house expertise. Since 2007, the Group’s RIP processing capacity increased by approximately 700 per cent. as it commissioned and expanded mines.

Petropavlovsk also has a 45.39 per cent. interest in IRC, a producer and developer of industrial commodities, principally iron ore. The IRC Shares are quoted on the Hong Kong Stock Exchange and IRC had a market capitalisation of US$304 million as at 28 January 2015 (being the latest practicable date prior to the publication of this Prospectus). The IRC assets previously formed the Group’s non-precious metals division, having been consolidated into the Group following the acquisition of Aricom plc in April 2009. In October 2010, the Group completed the listing of the IRC Shares on the Hong Kong Stock Exchange, retaining a majority stake. Following an investment by Chinese investors which was agreed in January 2013 and implemented in various tranches in 2013 and 2014, the Group’s holding in IRC was reduced to 45.39 per cent. Completion of the General Nice Further Subscription did not take place as planned. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral of Further Subscription Completion. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014.

IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about a further deferred completion or other available options. There is no certainty that these discussions will ultimately result in all the outstanding subscription monies being received by IRC and that the indemnity with General Nice will come into effect. This should therefore be taken into account when reviewing the risk regarding funds being demanded from the Company under the ICBC Guarantee.

Pending completion of the full subscription, Petropavlovsk remains a controlling shareholder in IRC and IRC continues to be treated as a subsidiary “held for sale”. Further information in relation to IRC is set out in section 5.7 of Part 3 (Information on the Group).

1.2	Presentation of Financial Information

As noted in “Important Information”, the Consolidated Financial Statements were prepared in accordance with IFRS as adopted by the EU. The Group presented IRC as a discontinued operation in the 2013 Financial Statements. As a result, the 2012 comparatives presented in the 2013 Financial Statements were restated to ensure the presentation of IRC on a comparable basis. IRC was presented as part of continuing operations in both the 2012 Financial Statements and the 2011 Financial Statements. As such, financial information included herein has been derived as follows:

•	the financial information as at and for the six month period ended 30 June 2014 and for the six month period ended 30 June 2013 set forth herein has been derived from the 2014 Interim Financial Statements;

•	the financial information as at and for the year ended 31 December 2013 set forth herein has been derived from the 2013 Financial Statements;

•	the financial information as at and for the year ended 31 December 2012 set forth herein has, unless otherwise indicated, been derived from the 2012 Financial Statements. In certain instances, namely where specific financial statement line items have been impacted by the recognition of IRC as a discontinued operation, financial information as at and for the year ended 31 December 2012 has been derived from the 2013 Financial Statements (such individual balances are noted as being impacted by IRC Restatement). In certain instances, the

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terms “Pre-restated” and “Restated” have been used when the restated and unrestated amounts as at and for the year ended 31 December 2012 have been presented side-by-side to avoid confusion. In the absence of such labelling, it should be construed that the financial information was not impacted by this restatement; and

•	the financial information as at and for the year ended 31 December 2011 set forth herein has been derived from the 2011 Financial Statements.

2.	Principal factors affecting results of operations

The Directors believe that the factors discussed below have significantly affected, or in the future will significantly affect, the Group’s results of operations.

2.1	Production levels

The Group’s results of operations and financial condition largely depend on total gold production levels during each reporting period. The Group’s production levels in turn are affected by the production and development phase of each of its projects and future production levels will, in particular, depend upon the satisfactory continued operation of the Group’s Key Mining Assets (Pokrovskiy, Pioneer, Malomir, Albyn). The following table shows the Group’s gold production by operation for the periods indicated:

		Six months	Six months
		ended	ended	Year ended	Year ended	Year ended	Year ended
		30 June	30 June	31 December	31 December	31 December	31 December
		2014	2013	2014	2013	2012	2011
Gold production by operation
Pioneer	Koz	124.3	143.9	263.0	314.8	333.6	359.1
Pokrovskiy	Koz	30.3	36.6	64.2	91.2	92.1	91.8
Malomir	Koz	46.8	38.5	82.2	115.5	103.3	88.5
Albyn	Koz	97.3	51.1	186.0	134.8	89.3	1.1
Alluvials	Koz	7.7	24.6	29.1	84.8	92.1	89.6
Total Group gold production	Koz	306.4	294.7	624.5	741.2	710.4	630.1

Note: figures may not add up due to rounding.

The Pioneer Mine

As at 31 December 2014, Pioneer had produced approximately 1.9Moz of gold since commercial production began in 2008.

Pioneer produced approximately 314,830oz of gold in 2013 and approximately 263,000oz of gold in 2014, equating to approximately 42 per cent. of the Group’s total annual gold production in 2013 and 2014. In the fourth quarter of 2014, Pioneer produced approximately 79,700oz of gold.

The Pokrovskiy Mine

To date, the Pokrovskiy mine has produced approximately 1.9Moz of gold since commissioning in 1999. As the Pokrovka-1 deposit has almost been depleted, mining has been gradually shifting to satellite deposits. Pokrovskiy remains one of the Group’s key assets.

Pokrovskiy produced approximately 91,200oz of gold in 2013 and approximately 64,200oz of gold in 2014, equating to approximately 12 per cent. and 10 per cent. of the Group’s total gold production for those respective periods. In the fourth quarter of 2014, Pokrovka, together with its satellite operations at Burinda, produced approximately 17,000oz of gold not only because it is a producing gold mine, but also because of its strategic location and infrastructure.

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The Malomir Mine

Malomir has produced approximately 426,000oz of gold since commissioning in mid-2010.

Malomir produced approximately 115,520oz of gold in 2013 and approximately 82,200oz in 2014, equating to approximately 16 per cent. and 13 per cent. of the Group’s total gold production for those respective periods. In the fourth quarter of 2014, Malomir produced approximately 22,400oz of gold.

The Albyn Mine

Albyn is the newest of the Group’s mines and has produced approximately 411,000oz between commissioning in the fourth quarter of 2011 and 31 December 2014. Albyn produced approximately 134,810oz of gold during 2013 and 186,000oz during 2014 equating to approximately 18 per cent. and 30 per cent. of the Group’s total gold production for these respective periods. In the fourth quarter of 2014, Albyn produced approximately 44,400oz of gold.

Alluvial Operations

In 2014, the Group’s alluvial operations produced approximately 29,100oz of gold, approximately 63 per cent. less than the amount produced in the comparative period in 2013 (approximately 79,200oz) and c.5 per cent. of the Group’s total 2014 gold production. This decrease in production was expected due to the sale in the last quarter of 2013 of high-cost alluvial operations operated by the Group’s former subsidiary, Berelekh.

If the Koboldo Disposal is completed in the first quarter of 2015, total alluvial production for 2015- 2019 is expected to be nil as, due to the seasonal nature of operations, Koboldo would not expect to have any production during this period. If Koboldo were retained for the full year, it is estimated that its 2015 gold production would be approximately the same as that in 2014.

2.2	Reserves and Resources

The Group’s reserves will decline as it produces gold and its reserves are depleted. Moreover, the volume of production from gold properties generally declines as reserves are depleted. The Group’s future production growth, therefore, will be dependent upon it successfully discovering or acquiring and developing additional reserves. A summary of the Group’s Reserves and Resources is shown in section 5 of Part 3 (Information on the Group).

2.3	Gold price

The majority of the Group’s revenue is derived from the sale of gold. For the year ended 31 December 2013, revenue from gold and silver sales amounted to US$1,122.5 million (2012: US$1,181.6 million), equating to 94 per cent. of the Group’s total revenue for the year. For the first six months of 2014, revenue from gold and silver sales amounted to US$433.1 million (the first six months of 2013: US$469.1 million), equating to 95 per cent. of the total Group revenue for that period.

As gold is the key commodity produced and sold by the Group, the key drivers for Group revenue are the amount of gold produced and the price at which it is sold.

The price of gold can vary significantly and is affected by factors which are outside the control of the Group, including in particular, the demand for gold as an investment. History has shown that, as an effective risk diversification and hedging tool, gold often benefits from political instability and economic malaise, serving as a long-standing store of value. Negative real interest rates, global market volatility, lingering European sovereign debt concerns and contagion issues, a catalogue of country credit rating downgrades (including the USA), depressed housing prices, the on-going risk of currency debasement, as well as widespread geopolitical unrest are some of the factors that market analyst and experts consider to have driven the gold price higher in recent years.

However, as the global economy continues its recovery, some investors appear to have elected to rotate out of gold and into other assets, contributing to a decline in the gold price since its peak at

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US$1,895/oz in September 2011. This increasing confidence about the overall economic outlook, coupled with unexpectedly low inflation levels, the prospect of interest rate increases in the near future and a gradual reduction in quantitative easing, have placed considerable pressure on the gold price, reducing its long standing appeal as a safe heaven and a store of value during economically challenging times. The lack of a clear price signal has caused investors to hold back from purchasing gold. In addition, the continuing strength of the US Dollar has also affected gold and wider commodity demand, since these are predominantly traded in US Dollars and a stronger US Dollar makes purchases more expensive, negatively impacting demand.

Historic gold prices per troy ounce, in US Dollars, as reported by the London Bullion Market Association (Gold PM fixing prices) are set forth for the periods indicated:

	High	Low
For the period 1 January to 31 December 2009	1,213	810
For the period 1 January to 31 December 2010	1,421	1,058
For the period 1 January to 31 December 2011	1,895	1,319
For the period 1 January to 31 December 2012	1,792	1,540
For the period 1 January to 31 December 2013	1,694	1,192
For the period 1 January to 31 December 2014	1,385	1,142

In order to increase the certainty of part of its future cash flows, the Group sells a proportion of the gold it produces through forward-sales (hedging) contracts as well as at the prevailing market price. In 2013, financing contracts to sell a total of 444,292oz of gold matured, contributed US$107.7 million to cash revenue and US$146/oz to the average realised gold price. Forward contracts to sell an aggregate of 188,807oz of gold matured during the first six months of 2014 and contributed US$28.8 million to cash revenue and US$93/oz to the average realised gold price.

The Group’s average realised gold sales price was US$1,519/oz, US$1,670/oz and US$1,617/oz for the periods ended 31 December 2013, 2012 and 2011, respectively. The Group’s average realised gold sales price for the six months ended 30 June 2014 was US$1,386/oz and US$1,331/oz for the year ended 31 December 2014.

2.4	Production costs and efficiency of the Group’s gold mining operations

The long-term profitability of the Group is dependent upon its ability to maintain low-cost and efficient gold mining operations.

The key elements of total cash costs are operating cash expenses, refinery and transportation costs, mining tax and other taxes and amortisation of deferred stripping costs and silver revenue which is a co-product of gold production and therefore is deducted when calculating total cash costs.

The key components of the operating cash expenses are detailed in section 2.5 “Operating Cash Expenses” below. The key cost drivers affecting the operating cash expenses are stripping ratios, production volumes of ore mined and processed, grades of ore processed, recovery rates, inflation and fluctuations in the Rouble to US Dollar exchange rate.

Refinery and transportation costs are variable costs dependent on the production volume and comprise about 0.5 per cent. of the gold revenue. Mining tax is also a variable cost dependent on the production volume and the gold price realised. The mining tax rate was 6 per cent. in the six months ended 30 June 2014 and 2013 and in the years ended 31 December 2013, 2012 and 2011.

In open-pit mining operations, removal of overburden and other waste materials, referred to as “stripping”, is required to obtain access to the ore body. Deferred stripping costs are stripping costs incurred during the production phase of a mine that are deferred as part of cost of inventory and are written off to the income statement in the period over which economic benefits related to the stripping activity are realised. Deferred stripping costs are mine-specific and may vary from year to year depending on the mining plan. In gold alluvial operations, stripping activity is sometimes undertaken

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in preparation for the next season. Stripping costs are then deferred as part of cost of inventory and are written off to the income statement in the following year to match related production.

Shortly after the significant drop in the gold price in April 2013, the Group adopted a new development strategy and implemented a series of steps to reduce operating cash costs. These steps included hauling distance optimisation, prolonging usage of truck tyres, and increasing dump truck productivity through height of dump body extension. The Group also took steps in optimisation of the ore blending methodology at its processing plants. Optimisation of staff costs was done by way of both redundancies and increasing efficiencies through revision of the productivity targets and introduction of various incentive schemes.

The Pioneer mine

The following table sets forth a breakdown of the total cash costs for the Pioneer mine for the periods indicated:

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Physical volume of gold sold, oz	124,936	154,826	316,883	334,348	395,763
Operating cash expenses	82,433	124,368	249,350	171,194	150,762
Refinery and transportation	906	1,270	2,435	2,670	3,533
Other taxes	2,673	2,826	5,402	5,507	4,998
Mining tax	9,491	14,288	26,272	33,145	38,579
Deferred stripping costs	5,285	–	–	37,748	18,164
Operating cash costs	100,788	142,752	283,459	250,264	216,036
Deduct: co-product revenue	(1,668)	–	(2,335)	(4,850)	(6,441)
Total cash costs	99,120	142,752	281,124	245,414	209,595
Total cash costs per oz, US$/oz	793	922	887	734	530

In the six months ended 30 June 2014, the total cash costs per ounce for the Pioneer mine were US$793/oz compared to US$922/oz in the six months ended 30 June 2013. The decrease in total cash costs per ounce is a result of the cost-optimisation programme and lower volumes of high-cost ore from stockpiles being processed through the RIP plant compared to the same period in 2013.

In the year ended 31 December 2013, the total cash costs per ounce for the Pioneer mine were US$887/oz compared to US$734/oz in the year ended 31 December 2012. The increase in the total cash costs per ounce was primarily due to a 21 per cent. decrease in processed grades (due to the inclusion of low grade stockpiles) and a 57 per cent. increase in the stripping ratio compared to the year ended 31 December 2012. The negative effect of processing lower quality ore was mitigated by a comprehensive cost-cutting programme implemented at the mine and optimisation of operational activities.

In the year ended 31 December 2012, total cash costs for Pioneer were US$734/oz compared to US$530/oz in the year ended 31 December 2011. The increase in the total cash costs per ounce was primarily due to the scheduled decrease in processed grades and industry specific cost inflationary pressures.

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The Pokrovskiy mine

The following table sets forth a breakdown of the total cash costs for the Pokrovskiy mine for the periods indicated:

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Physical volume of gold sold, oz	34,814	38,936	91,038	86,904	99,880
Operating cash expenses	24,645	26,881	71,030	56,964	55,751
Refinery and transportation	245	319	760	694	627
Other taxes	688	712	1,434	1,431	1,261
Mining Tax	2,622	3,593	8,137	8,615	10,339
Deferred stripping costs	–	21,912	26,706	1,473	8,642
Operating cash costs	28,200	53,417	108,067	69,177	76,620
Deduct: co-product revenue	(527)	–	(616)	(1,261)	(798)
Total cash costs	27,673	53,417	107,451	67,916	75,822
Total cash costs per oz, US$/oz	795	1,372	1,180	782	759

In the six months ended 30 June 2014, the total cash costs per ounce for the Pokrovskiy mine were US$795/oz compared to US$1,372/oz in the six months ended 30 June 2013. The decrease in total cash costs per ounce was due to the success of the Group’s cost-optimisation programme and a 12 per cent. increase in RIP recovery rates.

In the year ended 31 December 2013, total cash costs per ounce for the Pokrovskiy mine were US$1,180/oz compared to US$782/oz in the year ended 31 December 2012. Although the processed grades were almost in line year-on-year, total cash costs per ounce for the Pokrovskiy mine increased significantly compared to 2012 due to a substantial amortisation of deferred stripping costs from the previous periods. Total cash costs per ounce for the Pokrovskiy mine were also negatively affected by a 7 per cent. decrease in RIP recovery rates.

In the year ended 31 December 2012, total cash costs for the Pokrovskiy mine were US$782/oz compared to US$759/oz in the year ended 31 December 2011.

The Malomir mine

The following table sets forth a breakdown of the total cash costs for the Malomir mine for the periods indicated:

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Physical volume of gold sold, oz	48,865	38,890	112,995	104,948	94,038
Operating cash expenses	44,188	56,205	105,995	80,075	44,565
Refinery and transportation	257	330	833	784	789
Other taxes	2,365	98	175	5,438	3,568
Mining tax	3,813	3,538	9,348	10,006	9,315
Deferred stripping costs	–	–	–	–	–
Operating cash costs	50,623	60,171	116,351	96,303	58,237
Deduct: co-product revenue	(195)	–	(318)	(697)	(408)
Total cash costs	50,428	60,171	116,033	95,606	57,829
Total cash costs per oz, US$/oz	1,032	1,547	1,027	911	615

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In the six months ended 30 June 2014, the total cash costs per ounce for the Malomir mine were US$1,032/oz compared to US$1,547/oz in the six months ended 30 June 2013. The decrease in the total cash costs per ounce was due to the implementation of the Group’s cost-optimisation programme and a 9 per cent. increase in RIP recovery rates.

In the year ended 31 December 2013, total cash costs for the Malomir mine were US$1,027/oz compared to US$911/oz in the year ended 31 December 2012. The increase in the total cash costs per ounce was primarily due to a c.10 per cent. decrease in grades processed and a 14 per cent. increase in the stripping ratio compared to the year ended 31 December 2012.

In the year ended 31 December 2012, total cash costs for the Malomir mine were US$911/oz compared to US$615/oz in the year ended 31 December 2011. The increase in the total cash costs per ounce was primarily due to the scheduled decrease in processed grades, a decrease in recovery rates due to the processing of transitional ore and industry specific cost inflationary pressures.

The Albyn mine

The following table sets forth a breakdown of the total cash costs for the Albyn mine for the periods indicated:

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Physical volume of gold sold, oz	95,561	50,434	130,561	84,647	–
Operating cash expenses	66,444	60,067	118,148	71,731	2,346
Refinery and transportation	435	344	872	556	–
Other taxes	2,316	61	784	2,275	237
Mining tax	7,469	4,576	10,825	8,583	–
Deferred stripping costs	4,100	184	925	–	–
Operating cash costs	80,764	65,232	131,554	83,145	2,583
Deduct: co-product revenue	(208)	–	(241)	(211)	–
Total cash costs	80,556	65,232	131,313	82,934	2,583
Total cash costs per oz, US$/oz	843	1,293	1,006	980	N/A

In the six months ended 30 June 2014, the total cash costs per ounce for the Albyn mine were US$843/oz compared to US$1,293/oz in the six months ended 30 June 2013. The decrease in the total cash costs per ounce was due to implementation of the Group’s cost-optimisation programme and a 55 per cent. increase in processed grades.

In the year ended 31 December 2013, total cash costs per ounce for the Albyn mine were US$1,006/oz compared to US$980/oz in the year ended 31 December 2012. Total cash costs per ounce were in line with the previous year in spite of a 23 per cent. decrease in processed grades and a 29 per cent. increase in the stripping ratio due to the continued operation of the plant and the doubling of its capacity.

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The Alluvial operations

The following table sets forth a breakdown of the total cash costs for the alluvial operations for the periods indicated:

	Year ended 31 December
	2013	2012	2011
	US$’000	US$’000	US$’000
Physical volume of gold sold, oz	84,867	92,262	85,134
Operating cash expenses	79,616	90,003	75,169
Refinery and transportation	832	1,134	988
Other taxes	787	1,230	1,172
Mining Tax	7,020	9,300	7,982
Deferred stripping costs	23,924	20,293	14,217
Operating cash costs	112,179	121,960	99,528
Deduct: co-product revenue	(268)	(734)	(170)
Total cash costs	111,911	121,226	99,358
Total cash costs per oz, US$/oz	1,319	1,314	1,167

Alluvial operations are seasonal with production skewed towards the second half of the year. The Group does not report cash costs per ounce for alluvial operations in the first half of the year as it is not representative. Accordingly, a breakdown of the total cash costs for the six months ended 30 June 2014 and 2013 is not provided in the table above.

2.5	Operating Cash Expenses

The Group’s operating cash expenses have a significant effect on its results of operations. The key components of the operating cash expenses are staff costs, materials, fuel and electricity, other external services, as set out in the table below. Materials, fuel and electricity are variable cost components of the operating cash expenses, staff costs are the fixed cost component of the operating cash expenses. The key cost drivers affecting the operating cash expenses are stripping ratios, production volumes of ore mined and processed, grades of ore processed, recovery rates, inflation and fluctuations in the Rouble to US Dollar exchange rate.

	Six months ended 30 June			Year ended 31 December
	2014	2013	2013	2012	2012	2011
				Restated	Pre-restated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Staff cost	54,631	75,153	146,608	158,092	161,414	124,479
Materials	84,139	104,873	194,425	173,693	174,393	110,279
Fuel	43,957	57,291	109,845	102,477	103,480	65,956
Electricity	19,969	24,621	49,368	42,954	43,021	31,954
Other external services	14,432	36,521	65,570	105,714	105,737	95,064
Other operating expenses	19,067	28,026	41,079	48,441	51,540	36,559
	236,195	326,485	606,895	631,371	639,585	464,291
Movement in ore stockpiles, work in progress and bullion in process attributable to gold production (*)	(11,800)	(46,997)	17,200	(161,404)	(168,012)	(133,542)
Total operating cash expenses	224,395	279,488	624,095	469,967	471,573	330,749

(*) Excluding deferred stripping.

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Note:

The percentages which the key components of the operating cash expenses accounted for in the total operating cash expenses set out in (a) – (e) below have been calculated by dividing the relevant costs by the total operating cash expenses before movement in ore stockpiles, work in progress and bullion in process attributable to gold production.

(a)	Staff costs

Staff costs are a significant component of the operating cash expenses and are comprised of the wages and salaries paid to both permanent employees of the Group and contractors employed on a temporary basis as required, and payroll taxes. Staff costs accounted for approximately 23 per cent. of the operating cash expenses in the six months ended 30 June 2014 and 2013 and 24 per cent., 25 per cent. and 27 per cent. of the operating cash expenses in the years ended 31 December 2013, 2012 and 2011, respectively.

The following table shows year-on-year wage price inflation over the periods indicated:

	Six months
	ended 30 June	Year ended 31 December
	2014/2013	2013/2012	2012/2011	2011/2010
Wage inflation (RUR)	–	–	6%	6%

The average number of employees at the Group’s gold operations was 5,594 and 7,042 in the six months ended 30 June 2014 and 2013, respectively, and 6,678, 7,298 and 6,670 in the years ended 31 December 2013, 2012 and 2011, respectively.

(b)	Materials

The cost of materials employed in the production process represents a significant amount of the operating cash expenses. Cost of materials consisted of approximately 36 per cent. and 32 per cent. of the operating cash expenses in the six months ended 30 June 2014 and 2013, respectively, and 32 per cent., 28 per cent. and 24 per cent. of the operating cash expenses in the years ended 31 December 2013, 2012 and 2011, respectively. Materials used in the production process primarily include chemicals reagents, consumables and spare parts.

The following table shows for the periods indicated the total average year-on-year price inflation on reagents and consumables:

	Six months
	ended 30 June	Year ended 31 December
	2014/2013	2013/2012	2012/2011	2011/2010
Chemical reagents (RUR)	(15)%	15%	45%	2%
Consumables (RUR)	11%	10%	6%	12%

At present, the Group has not entered into any contracts in excess of one year relating to the supply of materials.

(c)	Fuel

Diesel fuel, used in the operation of the mining fleet, is a significant variable cost element of production, accounting for approximately 19 per cent. and 18 per cent. of the operating cash expenses in the six months ended 30 June 2014, respectively, and 18 per cent., 16 per cent. and 14 per cent. of the operating cash expenses in the years ended 31 December 2013, 2012 and 2011, respectively. The principal factors affecting the diesel fuel costs are the quantity of materials moved in mining operations and the global price of oil.

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The following table shows year-on-year price inflation for diesel fuel over the periods indicated:

	Six months
	ended 30 June	Year ended 31 December
	2014/2013	2013/2012	2012/2011	2011/2010
Diesel fuel price inflation (RUR)	11%	3%	16%	36%

(d)	Electricity

Electricity, used predominantly in processing operations, is also a significant component of the cash operating expenses. Electricity costs accounted for approximately 8 per cent. of the operating cash expenses in the six months ended 30 June 2014 and 2013 and 8 per cent., 7 per cent. and 7 per cent. of the operating cash expenses in the years ended 31 December 2013, 2012 and 2011, respectively. Electricity prices are fixed on a yearly basis, with tariffs set by a regional energy committee and approved by the Amur region administration for a period of 12 months.

The following table shows year-on-year energy price inflation over the periods indicated:

	Six months
	ended 30 June	Year ended 31 December
	2014/2013	2013/2012	2012/2011	2011/2010
Electricity price inflation (RUR)	5%	7%	2%	17%

(e)	Other external services

Other external services primarily relate to some hauling outsourced to third parties when the volume of work required exceeds the existing capacity of the Group’s mining fleet and workforce. Other external services accounted for approximately 6 per cent. and 11 per cent. of the operating cash expenses in the six months ended 30 June 2014 and 2013, respectively, and 11 per cent., 17 per cent. and 20 per cent. of the operating cash expenses in the years ended 31 December 2013, 2012 and 2011, respectively.

2.6	Results of specialist service companies

These Group’s specialist service companies primarily provide in-house specialist support to members the Group and some of them also provide services to third parties. External revenue generated varies year on year depending on the services provided by these specialist companies to third parties.

In the six months ended 30 June 2014 and 2013, these entities generated external revenues of US$19.9 million and US$36.0 million, respectively. External revenue generated by these entities represented 4 per cent. and 7 per cent. of Group revenue in the six months ended 30 June 2014 and 2013, respectively.

In the years ended 31 December 2013, 2012 and 2011, these entities generated external revenues of US$77.3 million, US$53.9 million and US$39 million, respectively. External revenue generated by these entities represented 6 per cent., 4 per cent. and 3 per cent. of Group revenue in the years ended 31 December 2013, 2012 and 2011, respectively. This revenue was primarily attributable to sales generated by Irgiredmet, primarily through engineering services and the procurement of materials, consumables and equipment for third parties, and comprising US$17.6 million and US$31.5 million in the six months ended 30 June 2014 and 2013, respectively, and US$68.4 million, US$47.8 million and US$34.6 million in the years ended 31 December 2013, 2012 and 2011, respectively.

2.7	Inflation

Since the majority of the Group’s production costs are denominated in Roubles, inflation in Russia is a significant factor driving certain development and production costs including staff costs and raw materials. As described under the section 2.5 “Operating Cash Expenses” of this Part 5, employee wages and other operational costs are sensitive to general inflationary pressure in Russia.

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The following table shows the inflation rates for Russia for the periods indicated.

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
Consumer price inflation	4.8%	3.5%	6.5%	6.6%	6.1%
Producer price inflation	4.3%	(0.2%)	3.7%	5.1%	12%

Source: Russian Federal State Statistics Service.

2.8	Effect of exchange rates

The majority of the Group’s revenues are denominated in US Dollars, and to a lesser extent, in Roubles, whilst the majority of its operating expenses are denominated in Roubles. The Group’s interest expenses are largely denominated in US Dollars. Accordingly, the Group’s financial results are affected by fluctuations in exchange rates, in particular, the exchange rate between the Rouble and the US Dollar. Depreciation of the US Dollar versus the Rouble will increase the Group’s operating expenses in US Dollar terms, while appreciation of the US Dollar versus the Rouble will decrease operating expenses in US Dollar terms. For accounting purposes, expenses incurred in currencies other than the US Dollar are converted into US Dollars at the exchange rate prevailing on the date of the transaction. The Group maintains the majority of its cash balances in US Dollar- and Rouble-denominated accounts, adjusting its currency holdings on the basis of its operating and capital expenditure budget.

The following table sets out the average and closing rates of exchange of the Rouble in US Dollars applied in the Consolidated Financial Statements for the Group as at and in the six months ended 30 June 2014 and 2013 and as at and in the years ended 31 December 2013, 2012 and 2011, and the associated foreign exchange gain or loss for the Group for the periods indicated:

	Six months ended 30 June			Year ended 31 December
	2014	2013	2013	2012	2012	2011
				Restated	Pre-restated
Closing (RUR/USD)	33.63	32.71	32.73	30.37	30.37	32.20
Average (RUR/USD)	35.03	31.03	31.85	31.07	31.07	29.39
Group foreign exchange (loss)/gain (US$’000)	(5,418)	(7,217)	(5,769)	6,395	8,033	(9,833)

Foreign exchanges gains and losses arise primarily on the Rouble denominated net monetary assets and Pounds Sterling denominated net monetary liabilities.

At present, the Group does not undertake any foreign currency transaction hedging.

2.9	Acquisitions

There were no significant business acquisitions within precious metals operations during the periods ended 30 June 2014 and 2013 nor during the years ended 31 December 2013, 2012 and 2011.

Acquisition of Molybdenum exploration project

On 11 July 2012, the Group, through its subsidiary IRC, acquired a 50 per cent. plus one share equity interest in Caedmon Limited (Caedmon), the holder of exploration and mining licences of a Molybdenum exploration project in the Amur region. The total consideration in the equivalent of US$6.5 million was satisfied through the issuance and allotment of 57,352,941 IRC Shares with a nominal value of HK$0.01 each. In addition, IRC also acquired the related shareholder indebtedness and an option to acquire the remaining 50 per cent. minus one share equity interest in Caedmon (the Option). The Group was entitled to exercise the Option at any time over a two-year period commencing on the date of completion of the transaction. US$180,000 and US$320,000 were payable for the grant of the Option and the shareholder indebtedness respectively within twelve months of the completion of the transaction. The transaction was accounted for as an asset acquisition and the cost of acquisition was allocated to the mining rights of the Molybdenum exploration project.

193

Acquisition of Bolshoi Seym deposit

On 24 July 2012, the Group, through its subsidiary IRC, acquired the remaining 51 per cent. interest in its associate LLC Uralmining (Uralmining), the holder of the exploration and mining licences of Bolshoi Seym ilmenite deposit. The total consideration in the equivalent of US$6.5 million was satisfied through the issuance and allotment of 74,681,360 IRC Shares, with a nominal value of HK$0.01 each, at a market value of HK$0.68 per share on 24 July 2012. Upon acquisition, Uralmining changed from an associate to a subsidiary of the Group. The transaction was accounted for as an asset acquisition and the cost of acquisition was allocated to the mining rights of the Bolshoi Seym deposit.

2.10	IRC disposal

On 17 January 2013, IRC entered into conditional subscription agreements with each of General Nice and Minmetals Cheerglory for an investment by General Nice and Minmetals Cheerglory in new IRC Shares for up to approximately HK$1,845 million (approximately US$238 million) in aggregate. The foregoing transactions were approved at the Company’s General Meeting on 7 March 2013 and the Extraordinary General Meeting of IRC on 11 March 2013.

A total of 851,600,000 new IRC Shares at a price of HK$0.94 (equivalent to approximately US$0.12) per IRC Share was initially subscribed by General Nice, of which 817,536,000 new IRC Shares were allotted and issued to General Nice on 5 April 2013 following approval by IRC’s shareholders, and the receipt of subscription monies of approximately HK$800.5 million (equivalent to approximately US$103.1 million) from General Nice.

The allotment and issue of the remaining 34,064,000 new IRC Shares (Deferred Subscription Shares) was conditional upon, among other things, the further subscription by General Nice within six months after the completion date of the initial share subscription. On 4 October 2013, IRC received an irrevocable notice from General Nice exercising its right to further subscribe for 863,600,000 new IRC Shares (General Nice Further Subscription Shares) for a cash consideration of approximately HK$811.8 million (equivalent to approximately US$104.7 million) (General Nice Further Subscription Right). Following the exercise of the General Nice Further Subscription Right, Minmetals Cheerglory would subscribe for 247,300,000 new IRC Shares for a cash consideration of HK$232.5 million (equivalent to approximately US$30 million). The completion of the General Nice and Minmetals Cheerglory subscriptions was expected to take place on 18 November 2013.

As the exercise of the General Nice Further Subscription Right was after three months but within six months from the initial share subscription by General Nice, pursuant to the conditional subscription agreement with General Nice, 8,516,000 (25 per cent.) Deferred Subscription Shares were forfeited and the associated amount of approximately HK$8 million (equivalent to approximately US$1 million) received was retained by IRC for its benefit. The remaining 25,548,000 Deferred Subscription Shares, amounting to approximately HK$24 million (equivalent to approximately US$3.1 million) would be allotted and issued to General Nice at the same time as the allotment and issue of all the new IRC Shares upon completion of the issue of the General Nice Further Subscription Shares.

On 18 November 2013, IRC agreed with General Nice that the General Nice Further Subscription Shares would be deferred and subscription should take place on or before 30 December 2013. As completion of the Minmetals Cheerglory subscription could only take place after completion of General Nice Further Subscription Shares, IRC also agreed that the Minmetals Cheerglory subscription would take place on or before 30 December 2013.

On 30 December 2013, General Nice informed IRC that it was not in a position to complete the General Nice Further Subscription in full. Instead, General Nice subscribed 218,340,000 new IRC Shares for approximately HK$205.2 million (equivalent to approximately US$26.5 million) as partial subscription of the General Nice Further Subscription Shares. Consequently, the Minmetals Cheerglory subscription did not take place as planned.

194

On 29 January 2014, IRC signed a supplemental agreement to the conditional share subscription agreements dated 17 January 2013 with General Nice that the remaining General Nice Further Subscription Shares would be completed as follows:

•	a payment of at least HK$155.1 million (equivalent to approximately US$20.0 million) on or before 24 February 2014; and

•	a payment of the balance, being HK$606.5 million (equivalent to approximately US$78.2 million) less the amount paid in (a) above, on or before 22 April 2014.

Further, in light of the arrangements between IRC and General Nice as described above, IRC and Minmetals Cheerglory agreed that the Minmetals Cheerglory subscription would complete upon full completion of General Nice Further Subscription Shares taking place as described above.

On 26 February 2014, pursuant to the aforesaid arrangement, although delayed, IRC received subscription monies of HK$155.1 million (equivalent to approximately US$20.0 million) from General Nice and accordingly allotted and issued 165,000,000 new IRC Shares to General Nice as a further partial subscription of General Nice Further Subscription Shares.

On 23 April 2014, General Nice informed IRC that whilst it remained committed to completing the General Nice Further Subscription Completion, it was not in a position to complete the remainder of the General Nice Further Subscription and as such IRC did not receive the scheduled payment of HK$451.4 million (approximately US$58.2 million, being HK$606.5 million (approximately US$78.3 million) less HK$155.1 million (approximately US$20.0 million) received on 26 February 2014) from General Nice. Consequently neither the General Nice Further Subscription Completion nor the Minmetals Cheerglory Subscription Completion took place as planned.

On 30 April 2014, IRC received subscription monies of HK$155,100,000 (approximately US$20.0 million) from General Nice and allotted and issued 165,000,000 new IRC Shares to General Nice as a further partial subscription of General Nice’s total subscription commitment under the General Nice Subscription Agreement.

General Nice agreed with IRC to complete the remainder of the General Nice Further Subscription by payment to IRC of the remaining amount of HK$296.4 million (equivalent to approximately US$38.2 million) on or before 25 June 2014 (General Nice Further Subscription Completion). Upon IRC receiving full payment of HK$296.4 million (equivalent to approximately US$38.2 million) on or before 25 June 2014, IRC was to allot and issue to General Nice 315,260,000 new IRC Shares as General Nice Further Subscription Shares and 25,548,000 IRC Shares to General Nice as Deferred Subscription Shares. IRC had also agreed with General Nice that, in the event full payment of HK$296.4 million (equivalent to approximately US$38.2 million) was not made on or before 25 June 2014, no General Nice Deferred Subscription Shares would be issued to General Nice.

On 25 June 2014, the General Nice Further Subscription Completion did not take place as planned. None of the 25,548,000 General Nice Deferred Subscription Shares was or will ever be issued to General Nice. Further, in accordance with the original subscription agreements, the Minmetals Cheerglory subscription shall complete upon full completion of General Nice Further Subscription Shares taking place.

IRC announced on 17 November 2014 that it had been informed by General Nice that it was aiming to complete the remainder of the General Nice Further Subscription of HK$296.4 million (equivalent to approximately US$38.2 million), on or before 18 December 2014. As part of General Nice’s commitment to the transaction and investment, in addition to the personal guarantee already received from Mr Cai Sui Xin, IRC had also agreed with General Nice that, in the event that the full payment was not made on or before 18 December 2014 and General Nice sought, and IRC agreed to, a further deferral of the General Nice Further Subscription Completion, General Nice would pay interest on a monthly basis on the outstanding balance to the Company, calculated on escalating interest schedule:

(a)	6 per cent. per annum from 19 December 2014 to 18 March 2015;

(b)	9 per cent. per annum from 19 March 2015 to 18 June 2015; and

195

(c)	12 per cent. per annum from 19 June 2015 and thereafter.

Minmetals Cheerglory also informed IRC that it remained committed to completing the Minmetals Cheerglory Subscription for 247,300,000 new IRC Shares for a cash consideration of HK$232,462,000 (approximately US$30.0 million) after completion of the General Nice Further Subscription on or before 18 December 2014, under the Minmetals Cheerglory Subscription Agreement. If the General Nice Further Subscription did not occur on or before 18 December 2014, the completion of the Minmetals Cheerglory Subscription would be subject to further agreement between the parties. In any event, no interest is to be applied to the Minmetals Cheerglory subscription. Under the original agreements, the Minmetals Cheerglory Subscription cannot take place until completion of the General Nice Further Subscription.

On 18 December 2014, the General Nice Further Subscription Completion did not take place as planned. The completion of the Minmetals Cheerglory Subscription will be subject to further agreement between the parties. General Nice has now agreed to commence paying interest on the General Nice Further Subscription of HK$296.4 million (equivalent to US$38.2 million) from 19 December 2014 while IRC considers permitting a further deferral of Further Subscription Completion. As at the date of this Prospectus, IRC has not received the monthly interest payment from General Nice due in respect of the period from 19 December 2014. IRC is in discussions with General Nice, Mr Cai Sui Xin (the Chairman and major shareholder of General Nice) and Minmetals Cheerglory about the potential deferred completion and other available options.

Assuming total investment completion occurs, the Group’s interest in the share capital of IRC would be diluted to 40.68 per cent. A pro-rata indemnity from General Nice in relation to the ICBC Guarantee will then be implemented.

2.11	Other disposals

Berelekh

On 29 November 2013, the Group disposed of its 76.62 per cent. investment in Berelekh and its subsidiaries LLC Maldyak, LLC Monolit, and LLC Elita for the total cash consideration of US$25 million and recorded a US$4.2 million loss on disposal. Net cash inflow arising on disposal amounted to US$24.8 million.

Verkhnetisskaya GRK

On 8 July 2013, the Group disposed of its 21 per cent. interest in OJSC Verkhnetisskaya Ore Mining Company (Verkhnetisskaya GRK) to OJSC Krasnoyarskaya GGC (Krasnoyarskaya GGK) for the total cash consideration of US$172,756 and recognised a gain on disposal of US$0.5 million. The Group retained the remaining 49 per cent. in Verkhnetisskaya GRK and, accordingly, Verkhnetisskaya GRK has been an associate of the Group since that date.

Omchak

On 4 December 2012, the Group disposed of its 65 per cent. investment in Omchak and its wholly-owned subsidiary LLC Kaurchak for the total cash consideration of US$21.7 million and recorded a US$30.7 million loss on disposal. US$21.7 million cash consideration was receivable in four equal tranches as follows: US$5,412,500 on or before 31 January 2013, US$5,412,500 on or before 30 June 2013, US$5,412,500 on or before 30 September 2013 and US$5,412,500 on or before 31 December 2013. After receipt of the cash consideration, net cash inflow on disposal amounted to US$21.6 million.

The Group retained a 25 per cent. interest in Omchak and, accordingly, Omchak became an associate of the Group from that date.

SeverChrome

On 7 February 2012, the Group disposed of its interest in its wholly-owned subsidiary CJSC SeverChrome for total cash consideration of US$7.8 million and recognised a gain on disposal of US$1.3 million. Net cash inflow arising on disposal amounted to US$5.6 million.

196

Uduma

On 5 December 2012, the Group disposed of its interest in its wholly-owned subsidiary LLC Uduma for total cash consideration in the equivalent of US$4.8 million and recognised a gain on disposal of US$2.4 million. Net cash inflow arising on disposal amounted to US$2.1 million.

Odolgo Joint Venture and Priisk Solovyevskiy

During the year ended 31 December 2011, the Group terminated the Odolgo Joint Venture with Priisk Solovyevskiy with the Group’s share sold to its former joint venture partner for cash consideration in the amount of c.US$10 million and recognised a gain on disposal of US$12 million.

3.	Results of Operations

3.1	Description of key line items

Certain line items in the Group’s consolidated income statement are described below.

(a)	Revenue

The Group generates the majority of its revenue from the sale of gold to two Russian banks. The Group sells its gold primarily to the banks at or around the spot price fixed by the London Bullion Market Association. During the six months ended 30 June 2014, the Group sold its gold primarily to Sberbank and VTB, which contributed 57 per cent. and 42 per cent. of the Group’s gold revenue in the six months ended 30 June 2014, respectively.

The Group also sells silver to Russian banks, silver being a by-product of gold produced. Historically, the quantity of silver produced and sold by the Group has been immaterial relative to its gold sales. In the six months ended 30 June 2014, 95 per cent. of revenue was generated from the sale of gold and less than one per cent. of revenue was generated from the sale of silver. Revenue generated from non-mining activities, consisting of services to third parties provided by the Group’s in-house service companies accounted for 4 per cent. of revenue in the six months ended 30 June 2014.

The following table sets forth the Group’s revenues, by business segment, for the periods indicated:

	Six months ended 30 June			Year ended 31 December
	2014	2013	2013	2012	2012	2011
				Restated	Pre-stated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Revenue from gold hard-rock mines and alluvial operations and silver	433,143	469,153	1,122,496	1,181,755	1,181,755	1,101,324
Revenue from other operations	19,895	35,919	77,288	53,733	53,733	38,958
Revenue from IRC operations	N/A1	N/A1	N/A1	N/A1	139,686	122,208
Group revenue	453,038	505,072	1,199,784	1,235,488	1,375,174	1,262,490

Note:

1	IRC is presented as a discontinued operation and therefore not included in the consolidated revenue from continuing operations.

(b)	Operating expenses

The principal components of operating expenses are net operating expenses, central administration expenses, impairment charges and foreign exchange.

Net operating expenses consist of operating cash costs and depreciation. Operating cash costs are described in further detail in section 2.4 entitled “Production costs and efficiency of the Group’s gold mining operations” of this Part 5 and in section 2.5 entitled “Operating Cash

197

Expenses” of this Part 5. The majority of the Group’s operating cash costs are denominated in Roubles. Accordingly, the Group’s cost of sales is affected by exchange rate fluctuations between the US Dollar and the Rouble.

Central administration expenses consist principally of wages of employees not involved in the production process, Directors’ emoluments, fees paid to consultants, auditor’s remuneration, legal expenses, and business travel expenses.

Foreign exchange losses/(gains) is described in further detail in section 2.8 entitled “Effect of exchange rates” of this Part 5.

(c)	Investment income

Financial income primarily consists of interest income on cash balances on term deposits with banks.

(d)	Interest expense

Interest expense consists principally of interest expense on the Existing Bonds and bank loans held by the Group, less interest capitalised as part of mine development costs within property, plant and equipment.

(e)	Taxation

Taxation consists of (i) current tax, which is tax expected to be payable on the taxable income for the year calculated using rates that have been enacted or substantially enacted by the balance sheet date, and (ii) deferred tax, which arises on temporary differences existing at the balance sheet date between the carrying value of an asset or liability and its tax base.

3.2	Selected income statement data

The following sets forth certain income statement data for the Group in the six months ended 30 June 2014 and 2013 and in the years ended 31 December 2013, 2012 and 2011:

	Six months ended 30 June			Year ended 31 December
	2014*	2013*	2013	2012	2012	2011
				Restated*	Pre-restated
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Continuing operations
Group Revenue	453,038	505,072	1,199,784	1,235,488	1,375,174	1,262,490
Operating expenses	(408,964)	(1,082,933)	(1,666,773)	(1,110,028)	(1,490,973)	(860,903)
	44,074	(577,861)	(466,989)	125,460	(115,799)	401,587
Share of results of associates	(115)	(225)	(711)	(81)	(81)	–
Share of results of joint ventures	–	–	–	–	(2,338)	(1,360)
Operating profit/(loss)	43,959	(578,086)	(467,700)	125,379	(118,218)	400,227
Investment income	944	423	888	1,709	2,121	3,119
Interest expense	(36,626)	(37,758)	(75,268)	(73,227)	(74,991)	(39,641)
Other finance gains/(losses)	–	–	19,365	(13,581)	(13,581)	(2,381)
Profit/(loss) before taxation	8,277	(615,421)	(522,715)	40,280	(204,669)	361,324
Taxation	(25,073)	26,178	8,867	(39,111)	(39,279)	(120,835)
(Loss)/profit for the period from continuing operations	(16,796)	(589,243)	(513,848)	1,169	(243,948)	240,489
Discontinued operations
Loss for the period from discontinued operations	(78,518)	(152,999)	(199,375)	(245,117)	–	–
(Loss)/profit for the period	(95,314)	(742,242)	(713,223)	(243,948)	(243,948)	240,489

* Unaudited.

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3.3	Comparison of the periods ended 30 June 2014 and 30 June 2013

(a)	Revenue

In the six months ended 30 June 2014, total revenue was US$453.0 million, a US$52.1 million or 10 per cent. decrease from US$505.1 million in the six months ended 30 June 2013. This decrease was due to a US$36.0 million decrease in gold sales and a US$16.1 million decrease in revenue generated as a result of third-party work by the Group’s in-house service companies, as detailed below.

Revenue from hard-rock mines and alluvial operations was US$433.1 million, a US$36 million or 8 per cent. decrease from US$469.1 million achieved in the six months ended 30 June 2013.

The sale of gold and silver comprised 95 per cent. of total revenue generated in six months ended 30 June 2014. The physical volume of gold sold was 310,695 ounces in the six months ended 30 June 2014, a 5 per cent. increase from 297,118 ounces sold in the six months ended 30 June 2013 which was offset by a 12 per cent. decrease in the average realised gold price to US$1,386/oz in the six months ended 30 June 2014; compared to US$1,579/oz in the six months ended 30 June 2013.

The Group sold 127,300 ounces of silver in the six months ended 30 June 2014 at an average price of US$21/oz, compared to 1,508 ounces of silver sold in the six months ended 30 June 2013 at an average price of US$32/oz.

Revenue generated as a result of third-party work by the Group’s in-house service companies was US$19.9 million in the six months ended 30 June 2014, a US$16.1 million decrease compared to US$36.0 million in the six months ended 30 June 2013. This was primarily attributable to sales generated by the Group’s engineering and research institute, Irgiredmet, of US$17.6 million in the six months ended 30 June 2014 compared to US$31.5 million in the six months ended 30 June 2013, primarily through engineering services and the procurement of materials, consumables and equipment for third parties.

(b)	Operating expenses

The Group’s operating expenses were US$409.0 million in the six months ended 30 June 2014, a US$673.9 million or 62 per cent. decrease from US$1,082.9 million in the six months ended 30 June 2013. This decrease was primarily attributable to a decrease in expense items as set out below.

Operating expenses comprise the following items:

	Six months ended 30 June
	2014	2013
	US$’000	US$’000
Net operating expenses	362,022	500,510
Impairment of exploration and evaluation assets	3,853	94,717
Impairment of mining assets and goodwill	–	409,049
Impairment of ore stockpiles	14,818	44,314
Central administration expenses	22,853	27,063
Foreign exchange losses	5,418	7,217
Loss on disposal of subsidiaries	–	63
	408,964	1,082,933

Net operating expenses

Net operating expenses for the six months ended 30 June 2014 were US$362.0 million, a US$138.5 million or 28 per cent. decrease from US$500.5 million in the six months ended 30 June 2013.

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This decrease was primarily due to the decrease in total cash costs from an average total cash costs of US$1,157/oz in the six months ended 30 June 2013 to an average total cash costs of US$853/oz in the six months ended 30 June 2014, partially offset by an increase in physical ounces of gold sold from 297,118 oz in the six months ended 30 June 2013 to 310,695 oz in the six months ended 30 June 2014 and resulting in an aggregate US$78 million decrease in the net operating expenses.

Decrease in depreciation charges as a result of the factors set out below, contributed to a US$50 million decrease in net operating expenses:

•	the Group’s depreciation for the six months ended 30 June 2014 decreased by US$21.9 million as compared to the six months ended 30 June 2013 as a consequence of the Group’s decision to amend its methodology for determining Ore Reserve estimates for calculating units of production depreciation from 1 January 2014. Under the amended methodology, the Group includes, in addition to JORC Reserves, resources estimated in accordance with both JORC and the internally-used Russian Classification System, but only to the extent these are scheduled to be mined under the Group’s life- of-mine plans. A significant portion of the Group’s newly-discovered reserves and resources was scheduled for processing in the Group’s latest life of mine production plans as these resources are expected to be classified as JORC Reserves or Resources before they are processed; and

•	in the period ended 30 June 2013, the Group recorded impairment charges against its property, plant and equipment, as set out in section 3.4 (b) “Comparison of the years ended 31 December 2013 and 2012 (all 2012 amounts are restated)” of this Part 5, which decreased relevant depreciable values; and

•	a further US$13 million decrease in net operating expenses to US$23 million in the six months ended 30 June 2014, compared to US$36 million in the six months ended 30 June 2013, was due to the Group’s in-house service companies, in line with a decrease in respective revenues.

Impairment of exploration and evaluation assets

The Group performed a review of its exploration and evaluation assets and recorded US$3.9 million of impairment charges in the six months ended 30 June 2014 against associated exploration and evaluation costs previously capitalised within intangible assets following the decision to suspend exploration at various licence areas, primarily located in the Amur region.

An analysis of impairment of exploration and evaluation assets recorded in the six months ended 30 June 2013 is set out in section 3.4(b) “Comparison of the years ended 31 December 2013 and 2012 (all 2012 amounts are restated)” of this Part 5.

Impairment of mining assets and goodwill

The Group undertook an impairment review of the tangible assets attributable to the gold mining projects and the supporting in-house service companies and concluded no further impairment was required at 30 June 2014.

An analysis of impairment of its mining assets and goodwill recorded in the six months ended 30 June 2013 is set out in section 3.4(b) “Comparison of the years ended 31 December 2013 and 2012 (all 2012 amounts are restated)” of this Part 5.

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Impairment of ore stockpiles

The Group assessed the recoverability of the carrying value of ore stockpiles during the six months ended 30 June 2014 and recorded impairment charges/reversal of impairment as set out below:

	Pre-tax		Post-tax
	impairment		impairment
	charge/(reversal		charge/(reversal
	of impairment)	Taxation	of impairment)
	US$’000	US$’000	US$’000
Pioneer	16,826	(3,365)	13,461
Pokrovskiy	863	(173)	690
Malomir	(2,853)	571	(2,282)
Albyn	(18)	4	(14)
	14,818	(2,963)	11,855

Impairment charges in relation to ore stock piles recorded during the six months ended 30 June 2013 are set out below:

	Pre-tax		Post-tax
	impairment		impairment
	charge	Taxation	charge
	US$’000	US$’000	US$’000
Pioneer	30,031	(6,006)	24,025
Pokrovskiy	3,338	(668)	2,670
Malomir	9,894	(1,979)	7,915
Albyn	1,051	(210)	841
	44,314	(8,863)	35,451

Central administration expenses

The Group’s central administration expenses were US$22.9 million in the six months ended 30 June 2014, a US$4.2 million or 16 per cent. decrease from US$27.1 million in the six months ended 30 June 2013, primarily reflecting cost-cutting measures undertaken by the Group. Staff costs, comprising approximately 58 per cent. and approximately 61 per cent. of the total central administration expenses in the six months ended 30 June 2014 and 2013, respectively, decreased by US$3.2 million compared to the six months ended 30 June 2013, as a result of cost-cutting measures undertaken by the Group. Other significant categories of central administration expenses, altogether comprising approximately 23 per cent. and 19 per cent. of the total central administration expenses in the six months ended 30 June 2014 and 2013, respectively, and being professional fees, business travel expenses, insurance, operating lease rentals and office costs, remained at approximately the same level as in the six months ended 30 June 2013.

(c)	Operating profit/(loss)

As a result of the factors discussed above, the Group had an operating profit of US$44.0 million in the six months ended 30 June 2014 and an operating loss of US$578.1 million in the six months ended 30 June 2013. Excluding the impact of impairment charges of US$18.7 million in the six months ended 30 June 2014 and US$548.1 million in the six months ended 30 June 2013, the Group’s operating profit improved by US$92.6 million compared to the six months ended 30 June 2013.

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(d)	Investment income

The Group’s investment income was US$0.9 million in the six months ended 30 June 2014, a US$0.5 million or 123 per cent. increase from US$0.4 million in the six months ended 30 June 2013.

(e)	Interest expense

The Group’s interest expense was US$36.6 million in the six months ended 30 June 2014, a US$1.2 million or 3 per cent. decrease from US$37.8 million in the six months ended 30 June 2013.

(f)	Taxation

The Group is subject to corporation tax under UK, Russian and Cypriot tax legislation. The average statutory tax rate in the six months ended 30 June 2014 was 22 per cent. in the UK and 20 per cent. in Russia.

In the six months ended 30 June 2014, the Group’s tax charge amounted to US$25.1 million compared to a US$26.2 million tax credit in the six months ended 30 June 2013.

The tax credit in the six months ended 30 June 2014 largely reflects the reversal of deferred tax liabilities associated with the recording of impairment charges in connection with the reviews described above.

The Group made corporation tax payments in aggregate of US$19.0 and US$17.8 million in Russia in the six months ended 30 June 2014 and 2013, respectively.

(g)	(Loss)/profit for the period from continuing operations

As a result of the factors discussed above, the Group’s loss for the period from continuing operations was US$16.8 million in the six months ended 30 June 2014 compared to a loss of US$589.2 million in the six months ended 30 June 2013.

(h)	Loss from discontinued operations

The Group’s loss from discontinued operations was US$78.5 million in the six months ended 30 June 2014, a US$74.5 million decrease from a loss from discontinued operations of US$153.0 million in the six months ended 30 June 2013.

Included in the loss from discontinued operations are the following items:

•	US$26.1 million and US$9.6 million operating losses with respect to the IRC operations in the six months ended 30 June 2014 and 2013, respectively;

•	US$34.5 million and US$143.1 million in the six months ended 30 June 2014 and 2013, respectively, related to the write-downs to adjust the carrying value of IRC assets to fair value based on IRC’s share price of HK$0.67 and HK$0.85 as at 30 June 2014 and 2013, respectively; and

•	US$18.1 million impairment recorded against IRC’s Kuranakh mining assets in the six months ended 30 June 2014.

3.4	Comparison of the years ended 31 December 2013 and 2012 (all 2012 amounts are restated)

(a)	Revenue

In the year ended 31 December 2013, total revenue was US$1,199.8 million, a US$35.7 million or 3.0 per cent. decrease from US$1,235.5 million in the year ended 31 December 2012. This decrease was due to a US$59.1 million decrease in gold sales partially offset by a US$23.4 million increase in revenue generated as a result of third-party work by the Group’s in-house service companies, as detailed below.

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Revenue from hard-rock mines and alluvial operations was US$1,122.5 million, a US$59.1 million or 5 per cent. decrease from US$1,181.6 million achieved in year ended 31 December 2012. The sale of gold and silver comprised 94 per cent. of total revenue generated in year ended 31 December 2013. The physical volume of gold sold was 736,344 ounces in the year ended 31 December 2013, a 5 per cent. increase from 703,189 ounces sold in year ended 31 December 2012 which was offset by a 9 per cent. decrease in the average realised gold price to US$1,519/oz in year ended 31 December 2013 compared to US$1,670/oz in year ended 31 December 2012.

The Group sold 176,638 ounces of silver in year ended 31 December 2013 at an average price of US$21/oz, compared to 260,290 ounces of silver sold in year ended 31 December 2012 at an average price of US$30/oz.

Revenue generated as a result of third-party work by the Group’s in-house service companies was US$77.3 million in the year ended 31 December 2013, a US$23.4 million increase compared to US$53.9 million in the year ended 31 December 2012. This was primarily attributable to sales generated by the Group’s engineering and research institute, Irgiredmet, of US$68.4 million in the year ended 31 December 2013 compared to US$47.8 million in year ended 31 December 2012, primarily through engineering services and the procurement of materials, consumables and equipment for third parties.

(b)	Operating expenses

The Group’s operating expenses were US$1,666.8 million in the year ended 31 December 2013, a US$556.8 million or 50 per cent. increase from US$1,110.0 million in the year ended 31 December 2012. This increase was primarily attributable to an increase in expense items as set out below.

Operating expenses comprise the following items:

	Year ended 31 December
	2013	2012 Restated
	US$’000	US$’000
Net operating expenses	1,049,673	890,045
Impairment of exploration and evaluation assets	94,908	58,091
Impairment of mining assets and goodwill	411,285	51,423
Impairment of ore stockpiles	55,573	29,692
Central administration expenses	45,819	60,733
Foreign exchange losses/(gains)	5,769	(6,395)
Loss on disposal of subsidiaries	3,746	26,937
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	–	(498)
	1,666,773	1,110,028

Net operating expenses

Net operating expenses for year ended 31 December 2013 were US$1,049.7 million, a US$159.7 million or 18.0 per cent. increase from US$890.0 million in the year ended 31 December 2012.

This increase was primarily due to the increase in the physical ounces of gold sold from 703,189 oz in the year ended 31 December 2012 to 736,344oz in the year ended 31 December 2013 and an increase in total cash costs from an average total cash costs of US$875/oz in the year ended 31 December 2012 to an average total cash costs of US$1,016/oz in the year ended 31 December 2013, contributing to an aggregate US$135 million increase in net operating expenses.

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A further US$16 million increase in net operating expenses to US$75 million in the year ended 31 December 2013, compared to US$59 million in year ended 31 December 2012, was due to the Group’s in-house service companies.

Impairment of exploration and evaluation assets

In 2013, the Group performed a review of its exploration and evaluation assets and recorded the following impairment charges:

•	US$62.2 million post-tax impairment charge (being US$63.6 million gross impairment charge net of reversal of associated deferred tax liabilities) was recorded against the Tokur assets, which are awaiting development of a full-scale mining operation which has been put on hold to minimise the Group’s capital expenditure in the current gold price environment; and

•	US$31.4 million impairment charges were recorded against associated exploration and evaluation costs previously capitalised within intangible assets following the decision to suspend exploration at various licence areas, primarily located in the Amur region.

An analysis of impairment of exploration and evaluation assets recorded in the year ended 31 December 2012 is set out in section 3.5(b) “Comparison of the years ended 31 December 2012 and 2011” below.

Impairment of mining assets and goodwill

Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable. Goodwill is reviewed for impairment annually.

During the first half of 2013, the gold price declined significantly and remained at those lower levels which also resulted in the revised long-term gold price outlook. In response to the declining gold price environment, the Group performed an impairment review of the tangible assets and goodwill attributable to its gold mining projects and the supporting in-house service companies.

The Group recorded impairment charges to the extent that recoverable amounts no longer supported the relevant carrying values of assets on the balance sheet as at 30 June 2013. In the second half of 2013, the Group undertook certain cost optimisation measures in response to the declining gold price environment and increased its non-refractory mineable reserves. As a result of the aforementioned measures, no further impairment was required as at 31 December 2013.

Impairment charges recognised against the tangible assets and goodwill attributable to the gold mining projects and the supporting in-house service companies during 2013 are set out below:

		Impairment
		of property,	Pre-tax		Post-tax
	Impairment	plant and	impairment		impairment
	of goodwill	equipment	charge	Taxation	charge
	US$’000	US$’000	US$’000	US$’000	US$’000
Pokrovskiy	–	22,705	22,705	(4,541)	18,164
Pioneer	–	88,926	88,926	(17,785)	71,141
Malomir	–	155,946	155,946	(17,876)	138,070
Albyn	–	17,595	17,595	(3,519)	14,076
In-house service companies	21,675	104,438	126,113	(7,215)	118,898
	21,675	389,610	411,285	(50,936)	360,349

The forecast future cash flows are based on the Group’s current mining plan and reflect certain in-process cost optimisation measures implemented in response to the declining gold price

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environment. The other key assumptions which form the basis of forecasting future cash flows and the value in use calculation are set out below:

	Year ended 31 December
	2013	2012
Long-term gold price	US$1,250/oz	US$1,680/oz
Discount rate[1] RUB/US$	9.5%	8.6%
exchange rate	RUR33.0/US$	RUR31.5/US$

Note:

1	Being the post-tax real weighted average cost of capital, equivalent to a nominal pre-tax discount rate of 12.5 per cent. (2012: 11.5 per cent.)

Impairment of ore stockpiles

In 2013, the Group assessed the recoverability of the carrying value of ore stockpiles and recorded the impairment charges as set out below:

	Pre-tax		Post-tax
	impairment		impairment
	charge	Taxation	charge
	US$’000	US$’000	US$’000
Pokrovskiy	7,712	(1,543)	6,169
Pioneer	36,260	(7,252)	29,008
Malomir	9,171	(1,834)	7,337
Albyn	2,430	(486)	1,944
	55,573	(11,115)	44,458

In 2012, the Group assessed the recoverability of the carrying value of ore stockpiles and recorded the impairment charges in the aggregate of US$29.7 million, out of which US$24.8 million were recorded against ore stockpiles at Pioneer mine and US$4.9 million were recorded against ore stockpiles at Pokrovskiy mine.

Central administration expenses

The Group’s central administration expenses were US$45.8 million in the year ended 31 December 2013, a US$14.9 million or 24.5 per cent. decrease from US$60.7 million in the year ended 31 December 2012, primarily reflecting cost-cutting measures undertaken by the Group. Staff costs, comprising approximately 57 per cent. and approximately 60 per cent. of the total central administration expenses in the years ended 31 December 2013 and 2012, respectively, decreased by US$10.7 million compared to the year ended 31 December 2012, as a result of cost-cutting measures undertaken by the Group. Other significant categories of central administration expenses, altogether comprising approximately 22 per cent. and 18 per cent. of the total central administration expenses in the years ended 31 December 2013 and 2012, respectively, and being professional fees, business travel expenses, insurance, operating lease rentals and office costs, remained at approximately the same level as in the year ended 31 December 2012.

(c)	Operating profit/(loss)

As a result of the factors discussed above, the Group had an operating loss of US$467.7 million in the year ended 31 December 2013 and an operating profit of US$125.4 million in the year ended 31 December 2012. Excluding the impact of impairment charges of US$561.8 million in the year ended 31 December 2013 and US$139.2 million in the year ended 31 December 2012, the Group’s operating profit decreased by US$170.5 million or 64 per cent. in the year ended 31 December 2013 compared to the year ended 31 December 2012.

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(d)	Investment income

The Group’s investment income was US$0.9 million in the year ended 31 December 2013, a US$0.8 million or 47 per cent. decrease from US$1.7 million in the year ended 31 December 2012.

(e)	Interest expense

The Group’s interest expense was US$75.3 million in the year ended 31 December 2013, a US$2.1 million or 2.8 per cent. increase from US$73.2 million in the year ended 31 December 2012. Interest payable on bank borrowings increased in the year ended 31 December 2013 due to higher loan balances and increased interest rates payable on bank loans.

(f)	Other finance gains and losses

Other finance gains and losses are represented by one-off items as set out below.

In the year ended 31 December 2013, the Group, through a series of individual transactions, purchased a total of US$69.5 million in principal amount of the Existing Bonds for an aggregate cash consideration of US$46.2 million. The purchased Existing Bonds were cancelled and US$310.5 million in principal amount of the Existing Bonds remained outstanding as at 31 December 2013. The Group recognised a US$19.4 million gain on re-purchase of the Existing Bonds, being the difference between cash consideration and transaction costs paid and the carrying amount of the Existing Bonds cancelled at the relevant transaction dates, which was classified as an exceptional item due to the nature of this transaction.

In the year ended 31 December 2012, the Group incurred US$13.6 million of finance losses related to fair value losses on gold option contracts traded by the Group.

(g)	Taxation

The Group is subject to corporation tax under UK, Russian and Cypriot tax legislation. The average statutory tax rate in the year ended 31 December 2013 was 23.25 per cent. in the UK and 20 per cent. in Russia.

In the year ended 31 December 2013, the Group’s tax credit amounted to US$8.9 million compared to a US$39.1 million tax charge in the year ended 31 December 2012.

The current tax charge in the year ended 31 December 2013 was US$39.7 million, a US$21.4 million decrease from US$61.1 million for the year ended 31 December 2012, primarily reflecting a decrease in operating profits due to the declining gold price environment and increasing costs. A further US$48.5 million deferred tax credit in the year ended 31 December 2013 was predominantly driven by the impact of impairment charges.

In the year ended 31 December 2013, the Group made corporation tax payments in aggregate of US$39.7 million in Russia compared to US$66.4 million in the year ended 31 December 2012.

(h)	(Loss)/profit for the period from continuing operations

As a result of the factors discussed above, the Group’s loss for the period from continuing operations was US$513.8 million in the year ended 31 December 2013 compared to a profit of US$1.2 million in the year ended 31 December 2012.

(i)	Loss from discontinued operations

The Group’s loss from discontinued operations was US$199.4 million in the year ended 31 December 2013, a US$45.8 million decrease from a loss from discontinued operations of US$245.1 million in the year ended 31 December 2012.

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Included in the loss from discontinued operations are the following items:

•	US$18.3 million and US$26.1 million operating losses with respect to the IRC operations in the years ended 31 December 2013 and 2012, respectively;

•	US$151.6 million and US$197.9 million in the years ended 31 December 2013 and 2012, respectively, related to the write-downs to adjust the carrying value of IRC assets to fair value based on IRC’s share price of HK$0.78 and HK$1.17 as at 31 December 2013 and 2012, respectively; and

•	US$28.9 million impairment recorded against IRC’s Kuranakh mining assets and Molybdenum exploration project in the year ended 31 December 2013 and US$21.0 million impairment recorded against the assets attributed to the thermal coal deposits associated with K&S project in the year ended 31 December 2012.

3.5	Comparison of the years ended 31 December 2012 and 2011 (all 2012 amounts are pre-statement)

(j)	Revenue

In the year ended 31 December 2012, total revenue was US$1,375.2 million, a US$112.7 million or a 9 per cent. increase from US$1,262.5 million in the year ended 31 December 2011. This increase was due to a US$81.6 million increase in gold sales, a US$17.5 million increase in IRC revenue and a US$13.6 million increase in revenue generated as a result of third-party work by the Group’s in-house service companies, as detailed below.

Revenue from precious metals operations was US$1,182.9 million, a US$81.6 million or 7 per cent. higher than US$1,101.3 million in the year ended 31 December 2011. The sale of gold and silver comprised 86 per cent. of total revenue generated during the year ended 31 December 2012.

The physical volume of gold sold in 2012 was 703,189oz, a 4 per cent. increase from 676,309oz sold in 2011. Additionally there was a 3 per cent. increase in the average realised gold sales price to US$1,670/oz in the year ended 31 December 2012 compared to US$1,617/oz in the year ended 31 December 2011.

The Group sold 260,290oz of silver in the year ended 31 December 2012 at an average price of US$30/oz, compared with 247,285oz in the year ended 31 December 2011 at an average price of US$32/oz.

IRC revenue was US$139.7 million in the year ended 31 December 2012, a US$17.5 million or 14 per cent. increase from US$122.2 million in the year ended 31 December 2011. IRC sold 980,543 tonnes of iron ore concentrate and 121,238 tonnes of ilmenite and recorded revenue of US$128.5 million from the combined sales in the year ended 31 December 2012. A further US$11.2 million of revenue was contributed by IRC’s mining research institute Giproruda, in line with US$11.8 million for year ended 31 December 2011.

Revenue generated as a result of third-party work by the Group’s in-house service companies comprised US$52.6 million in the year ended 31 December 2012 and contributed to US$13.6 million increase in revenue compared to US$39.0 million in the year ended 31 December 2011. This was primarily attributable to sales generated by the Group’s engineering and research institute, Irgiredmet, which had a turnover of US$47.8 million in the year ended 31 December 2012 compared to US$34.6 million in the year ended 31 December 2011, primarily through engineering services and the procurement of materials, consumables and equipment for third parties.

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(k)	Operating expenses

The Group’s operating expenses were US$1,491.0 million in the year ended 31 December 2012, a US$630.1 million or 73 per cent. increase from US$860.9 million in the year ended 31 December 2011. This increase was primarily attributable to increase in expenses items as set out below.

	Year ended 31 December
	2012	2011
	Pre-restated
	US$’000	US$’000
Net operating expenses	1,027,829	718,483
Impairment charges	130,504	42,078
Impairment of ore stockpiles	29,692	–
Impairment of non-trading loans	–	14,241
Central administration expenses	86,688	89,743
Foreign exchange (gains)/losses	(8,033)	9,833
Loss on disposal of subsidiaries	26,937	–
Write-down to adjust the carrying value of IRC’s net assets to fair value less costs to sell	197,854	–
Gain on disposal of Group’s interest in joint ventures and available-for-sale investments	(498)	(12,036)
Net gain on acquisition of Jiatai Titanium	–	(1,439)
	1,490,973	860,903

Net operating expenses

In the year ended 31 December 2012, net operating expenses were US$1,027.8 million, a US$309.3 million or 43 per cent. increase from US$718.5 million in the year ended 31 December 2011. This increase was primarily due to the reasons set out below.

The Group’s precious metals operations contributed US$262.0 million to the aforementioned increase in net operating expenses as a result of the following factors:

•	the physical ounces of gold sold increased from 676,309 ounces in the year ended 31 December 2011 to 703,189 ounces in the year ended 31 December 2012 and total average cash costs per ounces increased from US$662/oz in the year ended 31 December 2011 to US$875/oz in the year ended 31 December 2012, resulting in an aggregate c.US$167 million increase in net operating expenses; and

•	depreciation increased by US$95 million compared to the year ended 31 December 2011, reflecting the increase in the volumes of ore processed and the commencement of production at the Albyn mine.

IRC operations contributed US$36.4 million to the increase in the net operating expenses, reflecting production volume increase following the full ramp up for iron ore in the year ended 31 December 2011 and ilmenite in year ended 31 December 2012 of the Kuranakh processing plant.

The remaining US$12.0 million increase in net operating expenses is attributable to other operations and is in line with increase in revenue generated by third-party work by the Group’s in-house service companies.

Impairment charges

The following impairment of mining assets and exploration and evaluation costs in aggregate of US$130.5 million was recorded in the year ended 31 December 2012:

•	further development of gravel production and gold exploration operations at the Yamal Assets was pending as the Directors continued to evaluate the available options for

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unlocking the value of these assets. Accordingly, an impairment provision of US$99.5 million was recognised against the carrying values of the associated assets included in exploration and evaluation costs capitalised within intangible assets (US$48.1 million), property, plant and equipment (US$42.8 million) and finished goods (US$8.6 million);

•	following the decision to suspend the development of the thermal coal deposits associated with IRC’s K&S project indefinitely, an impairment provision of US$21.0 million was recognised against the carrying value of the associated assets included in mine development costs within property, plant and equipment; and

•	following the decision to suspend exploration at the Verkhnetisskaya and Troeusovskaya licence areas located in the Krasnoyarsk region, an impairment provision of US$9.9 million was recognised against the carrying values of the associated exploration and evaluation costs previously capitalised within intangible assets.

The following impairment of exploration and evaluation costs in aggregate of US$42.1 million was recorded in the year ended 31 December 2011:

•	following the decision to abandon exploration of the Diagonalnoe area of the Malomir deposits, associated exploration and evaluation costs of US$5.2 million, previously capitalised within mine development costs of Malomir, were written off.

•	following the decision to abandon the exploration of certain licence areas, the following associated exploration and evaluation costs previously capitalised within intangible assets were written off:

–	US$13.2 million exploration and evaluation costs associated with projects in the Amur region;

–	US$15.2 million exploration and evaluation costs associated with projects in the Yamal region; and

–	US$8.4 million exploration and evaluation costs associated with projects in other regions.

Central administration expenses

In the year ended 31 December 2012, the Group’s central administration expenses were US$86.7 million, a US$3.0 million or 3.4 per cent. decrease from US$89.7 million in the year ended 31 December 2011.

(l)	Operating profit/(loss)

As a result of the factors discussed above, the Group’s operating loss was US$118.2 million in the year ended 31 December 2012 and operating profit was US$400.2 million in the year ended 31 December 2011. Excluding the impact of impairment charges and write-downs of US$358.1 million in the year ended 31 December 2012 and US$56.3 million in the year ended 31 December 2011, the Group’s operating profit decreased by US$216.7 million or 47 per cent. in the year ended 31 December 2012 compared to the year ended 31 December 2011.

(m)	Investment income

In the year ended 31 December 2012, the Group’s investment income was US$2.1 million, a US$1.0 million or 32 per cent. decrease from US$3.1 million in 2011.

(n)	Interest expense

In the year ended 31 December 2012, the Group’s interest expense was US$75.0 million, a US$35.4 million increase from US$39.6 million in the year ended 31 December 2011.

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Interest expense in the year ended 31 December 2012 comprised US$28.9 million effective interest on the Existing Bonds and US$58.7 million interest on bank facilities. US$13.4 million of interest expense was capitalised as part of mine development costs within property, plant and equipment compared to US$14.0 million in the year ended 31 December 2011.

(o)	Taxation

The average statutory tax rate for the year ended 31 December 2012 was 24.5 per cent. in the UK and 20 per cent. in Russia.

In the year ended 31 December 2012, the Group’s tax charge amounted to US$39.3 million compared to a US$120.8 million tax charge in the year ended 31 December 2011.

The current tax charge was US$61.6 million in the year ended 31 December 2012 compared to US$73.9 million in the year ended 31 December 2011.

The Group made corporation tax payments in aggregate of US$67 million and US$60 million in Russia in the years ended 31 December 2012 and 2011, respectively.

(p)	Profit/(loss) for the year

As a result of the factors discussed above, the Group’s loss was US$243.9 million in the year ended 31 December 2012 compared to a profit of US$240.5 million in the year ended 31 December 2011.

4.	Liquidity and capital resources

4.1	Overview

The Group’s principal sources of liquidity and capital resources are revenues from gold sales and other operations and existing debt and equity financing and debt financing. The Group’s principal uses of cash have historically been operational costs, capital expenditures on the development of mining operations and the acquisition of new licences, and this is expected to continue (see section 4.5 “Capital, Exploration and Evaluation Expenditures – Capital expenditure programme” of this Part 5) and repayments of existing debt financing. The Group does not have sufficient funds or resources to refinance its Existing Bonds when they come due in March 2015 and, unless the Refinancing is completed, is likely to default on its payment obligations under those Existing Bonds. In addition, in the absence of the Bank Waivers it is likely to be in breach of certain covenants in its Financing Arrangements when they are tested in April 2015. As discussed in the section entitled “Risk Factors” of this Prospectus and as further described in Part 1 (Chairman’s Letter) and paragraph 13 (Working Capital) of Part 11 (Additional Information) of this Prospectus, even following completion of the Refinancing, the Group, including the IRC Group, may not have sufficient resources in the future to meet its obligations.

4.2	Dividends

During the six months ended 30 June 2014 and the years ended 31 December 2013, 2012 and 2011, dividends to Shareholders were declared and paid as set out below:

•	final dividend for the year ended 31 December 2012 of £0.02 per Share paid on 26 July 2013 and comprising a cash payment of £0.02 per Share together with an entitlement to new Ordinary Shares with an attributable value of £0.05;

•	interim dividend for the year ended 31 December 2012 of £0.05 per Share paid on 5 November 2012;

•	final dividend for the year ended 31 December 2011 of £0.07 per Share paid on 23 July 2012; and

•	interim dividend for the year ended 31 December 2011 of £0.05 per Share paid on 11 November 2011.

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4.3	Net current assets

As at 30 June 2014 and 31 December 2013, the Group had net current assets of US$376.0 million and US$788.9 million, respectively.

As at 30 June 2014, the Group’s current assets mainly consisted of trade and other receivables of US$85.3 million, inventories of US$237.2 million, cash and cash equivalents of US$63.8 million, and derivative financial instruments of US$6.7 million. The Group’s current liabilities mainly comprised trade and other payables of US$98.3 million, short-term borrowings of US$332.0 million (including US$306.7 million convertible bonds), corporation tax payable of US$1.2 million, and derivative financial instruments of US$5.8 million. Included in the net current assets were also US$420.3 million net assets of IRC, being a disposal group classified as held for sale.

As at 31 December 2013, the Group’s current assets consisted of trade and other receivables of US$106.7 million, inventories of US$259.9 million, cash and cash equivalents of US$170.6 million, and derivative financial instruments of US$62.8 million. The Group’s current liabilities mainly comprised trade and other payables of US$98.9 million, short-term borrowings of US$158.5 million, and current corporation tax payable of US$9.8 million. Included in the net current assets were also US$456.0 million net assets of IRC, being a disposal group classified as held for sale.

4.4	Cash flow information

	Six months ended 30 June		Year ended 31 December
	2014	2013	2013	2012	2011
	US$’000	US$’000	US$’000	US$’000	US$’000
Net cash inflow from operating activities	80,835	82,683	281,623	271,904	259,426
Net cash used investing activities	(121,995)	(180,516)	(292,579)	(607,270)	(800,487)
Net cash inflow from financing activities	(76,754)	90,929	103,938	294,446	433,689
Net increase/(decrease) in cash and cash equivalents	(117,914)	(6,904)	92,982	(40,920)	(107,372)
Cash and cash equivalents at end of the period	63,797	58,551	170,595	159,226	213,556

(a)	Net cash inflow from operating activities

Net cash inflow from operating activities was US$80.8 million in the six months ended 30 June 2014, compared to US$82.7 million in the six months ended 30 June 2013.

Cash flows generated from operations were US$136.9 million in the six months ended 30 June 2014, compared to US$140.8 million in the six months ended 30 June 2013.

Net cash generated from operations before working capital changes was US$110.8 million in the six months ended 30 June 2014 compared to US$107.6 million in the six months ended 30 June 2013.

The decrease in working capital in the six months ended 30 June 2014 reflects the efforts undertaken by the Group to optimise the working capital structure, including:

•	the partial processing of ore stockpiles and reduction of mining costs at Pioneer and Malomir which contributed US$14.6 million and US$6.8 million, respectively, to the aggregate US$20.3 million decrease in ore stockpiles; and

•	a US$17.3 million decrease in stores and spares.

Interest payments of US$36.7 million in the six months ended 30 June 2014 decreased by US$3.3 million compared to US$40.0 million in the six months ended 30 June 2013.

Corporation tax payments comprised US$19.3 million in the six months ended 30 June 2014 compared to US$18.1 million in the six months ended 30 June 2013.

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Net cash inflow from operating activities was US$281.6 million in the year ended 31 December 2013, in line with US$271.9 million in the year ended 31 December 2012.

Cash flows generated from operations were US$407.4 million in the year ended 31 December 2013, in line with US$410.2 million in the year ended 31 December 2012.

Net cash generated from operations before working capital changes was US$302.9 million in the year ended 31 December 2013 compared to US$499.6 million in the year ended 31 December 2012. Net cash generated from operations before working capital changes was attributable to lower operating margins in the year ended 31 December 2013 as a result of the declining gold price environment and higher average total cash costs in the year ended 31 December 2013 compared to the year ended 31 December 2012.

Lower operating margins in the year ended 31 December 2013 were offset by a US$104.4 million decrease in working capital compared to US$89.4 million increase in working capital in the year ended 31 December 2012.

The decrease in working capital in the year ended 31 December 2013 reflects the efforts undertaken by the Group to optimise the working capital structure, including:

•	the partial processing of low-grade ore stockpiles at Pioneer which contributed US$58.3 million to the aggregate US$53.3 million decrease in ore stockpiles;

•	US$12.5 million decrease in capitalised deferred stripping costs primarily due to amortisation of prospective stripping undertaken at Pokrovskiy in prior periods in line with the current period’s mining activity which was partially offset by the increase in capitalised prospective stripping at Pioneer and Albyn in the current period; and

•	US$8.6 million decrease in stores and spares.

In addition to the changes in working capital described above, increased interest payments of US$85.5 million in the year ended 31 December 2013 compared to US$71.3 million in the year ended 31 December 2012 were offset by a decrease in corporation tax payments which comprised US$40.3 million in the year ended 31 December 2013 compared to US$67.0 million in the year ended 31 December 2012.

Net cash inflow from operating activities was US$271.9 million in the year ended 31 December 2012 compared to US$259.4 million in the year ended 31 December 2011.

Cash flows generated from operations were US$410.2 million in the year ended 31 December 2012 compared to US$356.3 million in the year ended 31 December 2011.

Net cash generated from operations before working capital changes was US$499.6 million in the year ended 31 December 2012 compared to US$587.3 million the year ended 31 December 2011. The decrease in net cash generated from operations before working capital changes was primarily attributable to the increase in total cash costs in the year ended 31 December 2012 compared to the year ended 31 December 2011. This decrease was partially offset by a lower increase in working capital of US$89.4 million in the year ended 31 December 2012 compared to US$231.0 million in the year ended 31 December 2011.

Interest payments were US$71.3 million in the year ended 31 December 2012 compared to US$36.8 million in the year ended 31 December 2011. Corporation tax paid was US$67.0 million in the year ended 31 December 2012 compared to US$60.0 million in the year ended 31 December 2011.

(b)	Net cash used in investing activities

The Group’s net cash used in investing activities was US$122.0 million in the six months ended 30 June 2014 compared to US$180.5 million in the six months ended 30 June 2013.

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The Group’s net cash used in investing activities was US$292.6 million, US$607.3 million and US$800.5 million in the years ended 31 December 2013, 2012 and 2011, respectively.

Net cash used in investing activities primarily relates to the development of mining projects, purchases of property, plant and equipment and exploration expenditure which comprised US$128.0 million and US$195.0 million in the six months ended 30 June 2014 and 30 June 2013, respectively and US$348.5 million, US$620.9 million and US$801.1 million in aggregate in the years ended 31 December 2013, 2012 and 2011, respectively. Details of capital development and exploration and evaluation expenditure are set out in section 4.5 below.

In the year ended 31 December 2013, cash spent on capital development, purchases of property, plant and equipment and exploration expenditure was offset by US$49.2 million cash proceeds received from the disposal of the Group’s interests in Berelekh and Omchak. In the years ended 31 December 2012 and 2011, the Group received cash proceeds from the disposal of its investments of US$8.2 million and US$10.0 million, respectively. The details of these significant disposals are set out in section 2.11 of this Part 5 (Operating and Financial Review).

(c)	Net cash inflows from financing activities

The Group’s net cash used in financing activities was US$76.8 million in the six months ended 30 June 2014 and net inflow from financing activities was US$103.9 million, US$294.4 million and US$433.7 million in the years ended 31 December 2013, 2012 and 2011, respectively.

In the six months ended 30 June 2014, cash flows from financing activities primarily comprised the following categories:

•	US$93.6 million net repayment of bank loans;

•	US$39.4 million cash proceeds from the issue by IRC of IRC Shares net of transaction costs; and

•	US$21.3 million restricted bank deposit placed in connection with the ICBC Facility.

In the years ended 31 December 2013 and 2012, cash flows from financing activities primarily comprised the following categories:

•	US$5.8 million dividends paid to Shareholders in the year ended 31 December 2013 compared to US$35.2 million dividends paid in the year ended 31 December 2012;

•	US$16.2 million net repayment of bank loans in the year ended 31 December 2013 compared to US$331.2 million net amounts drawn down under bank facilities in the year ended 31 December 2012; and

•	US$126.9 million cash proceeds from the issue by IRC of IRC Shares.

In the years ended 31 December 2012 and 2011, cash flows from financing activities primarily comprised the following categories:

•	US$35.2 million dividends paid to Shareholders in the year ended 31 December 2012 compared to US$36.3 million dividends paid in the year ended 31 December 2011;

•	US$331.2 million drawn down under bank facilities in the year ended 31 December 2012 compared to US$502.5 million net amounts drawn down under bank facilities and further US$25.9 million debt transaction costs paid in accordance with the ICBC Facility in the year ended 31 December 2011.

4.5	Capital, Exploration and Evaluation Expenditures

(a)	Historical capital expenditures

The table below sets out the total amounts of capital expenditure, exploration and evaluation expenditure incurred in connection with each of the Group’s other mining, development and

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exploration assets, throughout the six months ended 30 June 2014 and the years ended 31 December 2013, 2012 and 2011.

In the six months ended 30 June 2014, the Group spent an aggregate of US$70.2 million on its gold projects. The key areas of focus in the six months ended 30 June 2014 were on fulfilling existing contractual commitments in relation to POX, expansion of the tailing dams at Pioneer and Albyn and ongoing exploration related to the areas adjacent to the ore bodies of the main mining operations.

In the year ended 31 December 2013, the Group spent an aggregate of US$236.9 million on its gold projects. The key areas of focus in the year ended 31 December 2013 were on the further development of POX, completion of Malomir (including the flotation line), Albyn and Pioneer and ongoing exploration related to the areas adjacent to the ore bodies of the main mining operations.

In the year ended 31 December 2012, the Group spent an aggregate of US$478.6 million on its gold projects. The key areas of focus during this year were expansion of the plants at Pioneer, Malomir (including the flotation circuit) and Albyn and on payments to fulfil existing contractual commitments for the POX project. In addition, during the year ended 31 December 2012, IRC spent US$142.2 million, primarily on the development of its K&S project.

In the year ended 31 December 2011, the Group spent an aggregate of US$643.5 million on its gold projects. The key areas of focus during the year ended 31 December 2011 were on the further development of Malomir, Albyn and Pioneer and ongoing exploration related to the Pokrovskiy, Pioneer and Albyn projects. In addition, during the year ended 31 December 2011, the Group spent an aggregate of US$157.5 million on its iron ore projects, primarily on the development of its K&S project.

Since the amounts reported on below and on the next page include the Key Mining Assets throughout the six months ended 30 June 2014 and 2013 and the years ended 2013, 2012 and 2011, IRC is presented as a separate section. As such, the restatement presentation included elsewhere has not been shown herein, as the amount of expenditure that relates to IRC in each year is evident.

			Six months ended 30 June
		2014			2013
		Development			Development
		expenditure			expenditure
	Exploration	and other		Exploration	and other
	and evaluation	capital		and evaluation	capital
	expenditure	expenditure	Total	expenditure	expenditure	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Pokrovskiy and Pioneer	8,516	6,923	15,439	6,778	26,804	33,582
Malomir	4,241	2,208	6,449	956	25,103	26,059
POX	–	29,582	29,582	–	57,982	57,982
Albyn	4,996	10,500	15,496	7,127	25,684	32,811
Guyana	291	220	511	385	–	385
Visokoe	208	–	208	529	282	811
Alluvial operations	68	991	1,059	2,044	2,402	4,446
Upgrade of in-house service companies	–	1,301	1,301	–	8,254	8,254
Other	185	–	185	1,869	2,637	4,506

Total invested in Gold Division	18,505	51,725	70,230	19,688	149,148	168,836

Kuranakh	–	887	887	–	2,076	2,076
K&S	123	55,860	55,983	–	23,532	23,532
Other	243	634	877	149	454	603

Total invested in IRC	366	57,381	57,747	149	26,062	26,211

Total	18,871	109,106	127,977	19,837	175,210	195,047

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				Year ended 31 December
		2013			2012			2011
		Development			Development			Development
	Exploration	expenditure		Exploration	expenditure		Exploration	expenditure
	and	and other		and	and other		and	and other
	evaluation	capital		evaluation	capital		evaluation	capital
	expenditure	expenditure	Total	expenditure	expenditure	Total	expenditure	expenditure	Total
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
Pokrovskiy and Pioneer	18,449	31,998	50,447	22,685	76,007	98,692	39,304	107,414	146,718
Malomir	6,056	28,621	34,677	2,501	94,187	96,688	1,016	189,496	190,512
POX	–	70,622	70,622	–	33,077	33,077	–	56,799	56,799
Albyn	16,522	36,584	53,106	22,382	156,532	178,914	24,361	143,901	168,262
Guyana	1,226	–	1,226	6,575	1,346	7,921	7,072	2,550	9,622
Visokoe	440	544	984	3,456	2,688	6,144	4,556	84	4,640
Alluvial operations	2,423	4,416	6,839	5,623	13,153	18,776	6,809	19,336	26,145
Upgrade of in-house service companies	–	12,423	12,423	–	20,792	20,792	–	11,226	11,226
Other	1,760	4,877	6,637	7,296	10,341	17,637	16,693	12,903	29,596

Total invested in Gold Division	46,876	190,085	236,961	70,518	408,123	478,641	99,811	543,709	643,520

Kuranakh	–	5,243	5,243	–	15,937	15,937	–	15,552	15,552
K&S	20	105,483	105,503	139	122,284	122,423	1,304	119,808	121,112
Other	385	488	873	258	3,616	3,874	7,164	13,714	20,878

Total invested in IRC	405	111,214	111,619	397	141,837	142,234	8,468	149,074	157,542
Total	47,281	301,299	348,580	70,915	549,960	620,875	108,279	692,783	801,062

(b)	Capital expenditure programme

The Group’s estimated capital expenditures for 2014 are US$64 million on development and US$33 million in connection with exploration. The following table sets forth expected amounts of capital expenditure of the Group, on a project-by-project basis, for the periods indicated. Assuming that the Refinancing is implemented, this level of expenditure is expected to be funded out of the Group’s cash resources as supplemented by revenue. If the Refinancing is not implemented this expenditure may have to be substantially reduced or stopped. The Group’s ability to deploy higher amounts of capital expenditure will depend on the Refinancing being implemented and a number of other considerations, including gold prices, cost dynamics, grades of gold produced and financing conditions.

	2014		2015	2016
	US$’000		US$’000	US$’000
POX	36,000		1,700	–
Hard-rock mines	26,300		9,500	3,600
Alluvial operations	1,700		–	–
Exploration	33,000		23,900	35,000

Group Total (Base Case)	97,000	[1]	35,100	38,600

Note:

1	The amount includes an aggregate of US$70.2 million spent in the six months ended 30 June 2014 as set out in the table above.

The following is a discussion of some of the significant elements of the Group’s anticipated capital expenditures:

POX

POX capital expenditure in 2014-2015 is primarily limited to existing contractual commitments and R&D to be completed in 2015 with no further expenditure on POX currently expected until 2019.

Hard-rock mines

The capital expenditure programme at the Group’s hard-rock mines is primarily focused on tailing dams at Pioneer (with US$7.7 million, US$2.4 million and US$1.1 million to be spent in 2014, 2015 and 2016, respectively), Malomir (with US$0.2 million, US$2.6 million to be

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spent in 2015 and 2016, respectively) and Albyn (with US$16.0 million and US$6.0 million to be spent in 2014 and 2015, respectively).

Alluvial operations

The capital expenditure programme at the Group’s alluvial operations required c.US$1.7 million to be spent on equipment upgrade in 2014. The Group is negotiating the sale of its interest in Koboldo, which owns the Group’s producing alluvial assets, subject, inter alia, to Shareholder approval (if required), in the first quarter of 2015. Consequently, no further capital expenditure is expected on alluvial assets in 2015 and 2016.

Exploration and evaluation

Exploration and evaluation expenditure is budgeted at the level of US$23.9 million in 2015 and US$35.0 million in 2016 with the primary focus on ongoing exploration and the evaluation of non-refractory reserves at the Group’s existing hard-rock mines and the adjacent areas.

The development plans described above represent the current views of the Directors and are based on prices and exchange rates as of the fourth quarter of 2014. The Directors review the Group’s capital expenditure plans on an ongoing basis. The Group’s capital expenditure programme is subject to change and may be altered at the discretion of the Directors and the Group, and the successful realisation of the Group’s capital expenditure programme is subject to the availability of sufficient financing.

4.6	Contractual obligations and commercial commitments

The following table sets forth the Group’s contractual obligations and commercial commitments as at 30 June 2014:

	Total US$’000	Less than 1 year US$’000	1-2 years US$’000	2-3 years US$’000	3-5 years US$’000	More than 5 years US$’000
Existing Bonds	310,500	310,500	–	–	–	–
Bank loans	680,979	16,500	198,751	271,273	194,455	–
Expected future interest[1]	148,593	66,531	45,451	28,342	8,269	–
Capital commitments	3,755	3,755	–	–	–	–
Trade and other payables	66,130	66,130	–	–	–	–

Note:

1	Expected future interest payments have been estimated using interest rates applicable at 30 June 2014. Loans outstanding at 30 June 2014 in the amount of US$7.5 million are subject to variable interest rates and, therefore, subject to change in line with the market rates.

5.	Financing Arrangements

5.1	Borrowings of the Group

The table below sets forth the Group’s borrowings at 30 June 2014 and 31 December 2013:

Principal

	30 June 2014		31 December 2013
		Principal		Principal
		amount		amount
	Liability[1]	outstanding	Liability[1]	outstanding
	US$’000	US$’000	US$’000	US$’000
Convertible Bonds	306,674	310,500	300,254	310,500
Bank loans	681,101	680,978	818,758	822,978

Total borrowings	987,775	991,478	1,119,012	1,133,478

Note:

1	Amounts are stated at amortised cost.

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(a)	Existing Bonds and New Bonds – see Part 10 (Summary of the Bond Restructuring and the Terms And Conditions of the New Bonds)
(b)	VTB loan facilities

$200 million Petropavlovsk facility agreement

As at 31 December 2013, the Group owed US$200 million to VTB pursuant to a loan facility agreement with, among others, VTB. The facility was fully utilised on 27 October 2011. The loan is split into two tranches. The maturity date for the tranche A facility loan of US$185 million is 2 January 2018 and for the tranche B facility loan of US$15 million was 7 October 2014. Interest is payable at three month intervals in arrear. The tranche A facility loan is repayable in 11 equal quarterly instalments with the first repayment instalment due on 2 July 2015. The tranche B facility loan was repayable in equal quarterly instalments with the first repayment instalment paid on 27 January 2014 and was repaid in full on 6 October 2014. The interest rate attached to the tranche A facility loan is: (a) if LIBOR in respect of the relevant interest period is less than or equal to 1.50 per cent. per annum, 7.75 per cent. per annum; or (b) if LIBOR in respect of the relevant interest period is greater than 1.50 per cent. per annum, LIBOR plus 6.25 per cent. per annum. The interest rate for tranche B was LIBOR plus 5 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes general covenants, including a negative pledge and covenants which limit the ability of Petropavlovsk, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions. As at 30 June 2014, tranche B had been repaid in the amount of US$7.5 million.

VTB amendment and restatement agreement with respect to $200 million Petropavlovsk facility agreement

On 29 December 2014, the Group and VTB executed an amendment and restatement agreement with respect to $200 million Petropavlovsk facility agreement (VTB Amendment) to provide for amendments to financial covenants, their testing dates for the period from 31 December 2014 to 31 December 2015 (inclusive of these dates) and to the negative pledge provisions. Under the VTB Amendment and the $100 million Sberbank Amendment and $200 million Sberbank Amendment (both as defined below) during the period from 1 July 2016 to 31 December 2017 (inclusive of these dates) the Company is required to prepay a total amount of US$50 million to VTB and Sberbank pro rata to their respective share in the Group’s debt portfolio. The VTB Amendment also requires the Group to give guarantees by its significant and some other subsidiaries and create security over some of its shares in operating companies to guarantee and secure the $200 million Petropavlovsk facility agreement. The interest rate attached to the tranche A facility loan is: (a) if LIBOR in respect of the relevant interest period is less than or equal to 1.50 per cent. per annum, 8.25 per cent. per annum; or (b) if LIBOR in respect of the relevant interest period is greater than 1.50 per cent. per annum, LIBOR plus 6.75 per cent. per annum.

(c)	Sberbank loan facilities

$100 million Petropavlovsk facility agreement

As at 31 December 2013, the Group owed US$100 million to Sberbank pursuant to a loan facility agreement with Sberbank. The facility was fully utilised on 16 May 2012. The maturity date for the loan is 10 May 2018. Interest is payable at three months intervals in arrear and the loan is repayable in eight equal quarterly instalments with the first instalment due on 10 August 2016. The interest rate on the loan is 7.85 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes general covenants, including a negative pledge and covenants which limit the ability of Petropavlovsk, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik

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to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions.

$200 million Petropavlovsk facility agreement

As at 31 December 2013, the Group owed US$200 million to Sberbank pursuant to a loan facility agreement with Sberbank. The facility was fully utilised on 26 March 2012. The maturity date for the loan is 19 March 2018. Interest is payable at three month intervals in arrear and the loan is repayable in eight equal quarterly instalments with the first instalment due on 19 June 2016. The interest rate on the loan is 7.75 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi- annually. The facility also includes general covenants, including a negative pledge and covenants which limit the ability of Petropavlovsk, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions.

Sberbank amendment and restatement agreements with respect to $100 million Petropavlovsk facility agreement and $200 million Petropavlovsk facility agreement.

On 30 January 2015, the Group and Sberbank executed an amendment and restatement agreement with respect to $100 million Petropavlovsk facility agreement ($100 million Sberbank Amendment) and an amendment and restatement agreement with respect to $200 million Petropavlovsk facility agreement ($200 million Sberbank Amendment) (together Sberbank Amendments) to provide for amendments to financial covenants, their testing dates for the period from 31 December 2014 to 31 December 2015 (inclusive of these dates) negative pledge and covenants limiting the ability of the Company, Pokrovskiy Rudnik, Malomirskiy Rudnik, Albynskiy Rudnik and the Group (as applicable) to incur financial indebtedness, make disposals and give guarantees, subject in each case to certain limited exceptions. The Company is required to prepay a total amount of US$50 million to VTB and Sberbank pro rata to their respective share in the Group’s debt portfolio. The Group is further required to create security over some of its shares in operating companies and some other subsidiaries to secure debt owed to Sberbank, extend already granted security to Sberbank to other unsecured debt owed to Sberbank and to give additional guarantees by some of the Group’s subsidiaries in relation to loan debt owed to Sberbank. Sberbank Amendments will become effective upon satisfaction of conditions precedent.

$60 million Pokrovskiy facility agreement

As at 31 December 2013, the Group owed US$21.1 million to Sberbank pursuant to a loan facility agreement with Sberbank. The facility was drawn down in several tranches and utilised on 22 January 2010. The maturity date for the loan is 31 May 2016. Interest is payable monthly in arrears and the loan is repayable in monthly instalments starting from 31 August 2010. The first repayment instalment was made on 30 August 2010. The interest rate on the loan is 8 per cent. per annum. This loan is secured over certain assets of Pokrovskiy Rudnik and LLC Kapstroi. As at 30 June 2014, the Group owed US$16.7 million to Sberbank pursuant to the loan facility.

$100 million Pokrovskiy facility agreement

As at 31 December 2013, the Group owed US$61.8 million to Sberbank pursuant to a loan facility agreement with Sberbank. The loan is split into four tranches. Each tranche was utilised on 30 August 2012 for the amount of US$21.8 million; 18 December 2012 for the amount of US$16 million; 18 December 2012 for the amount of US$4 million and 25 March 2013 for the amount of US$20 million respectively. The maturity dates for each of the above tranches are 3 September 2015, 17 December 2015, 17 December 2015 and 24 March 2016 respectively. Interest is payable monthly in arrear and each tranche is repayable in single instalment on 3 September 2015, 17 December 2015, 17 December 2015 and 24 March 2016 respectively. The interest rate on the loan is 6.5 per cent. per annum. This loan is guaranteed by Malomirskiy

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Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes general covenants, including covenants which limit the ability of Pokrovskiy Rudnik to incur financial indebtedness and give guarantees and limit the ability of the members of the Group to make disposals, subject in each case to certain permitted exceptions. As at 30 June 2014, there were no changes to the loan facility.

$100 million Malomirskiy facility agreement

As at 31 December 2013, the Group owed US$100 million to Sberbank pursuant to a loan facility agreement with Sberbank. The facility was utilised on 26 April 2011. The maturity date for the loan is 30 November 2017. Interest is payable monthly in arrear and the loan is repayable in instalments starting from 31 July 2015 with the final maturity date for the loan 30 November 2017. The interest rate on the loan is currently 8 per cent. per annum and will reduce to 7.5 per cent. per annum from 31 March 2015. This loan is guaranteed by Pokrovskiy Rudnik and Petropavlovsk. The loan is secured over certain assets of Malomirskiy Rudnik, Pokrovskiy Rudnik and Albynskiy Rudnik. The facility contains covenants which limit the ability of Malomirskiy Rudnik to incur financial indebtedness and give guarantees subject to certain permitted exceptions. As at 30 June 2014, there were no changes to the loan facility.

(d)	Alfa-Bank loan facilities

Albynskiy facility

As at 31 December 2013, the Group owed US$95 million to Alfa-Bank pursuant to a loan facility agreement with Alfa-Bank. The facility was utilised in two tranches US$85 million on 27 December 2012 and US$10 million on 22 March 2013. The maturity date for the loan is 27 June 2014 and 22 March 2016 respectively. The US$85 million tranche was repaid in full on 27 June 2014. Interest is payable monthly in arrears. The interest rate on the loan is 5.65 per cent. per annum and 6.35 per cent. per annum respectively. This loan is guaranteed by Petropavlovsk. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes negative pledge provisions and restrictions on disposals. As at 30 June 2014, the Group owed US$10 million to Alfa-Bank pursuant to the loan agreement.

5.2	Other financing arrangements

ICBC Guarantee

Under the ICBC Facility Agreement, Petropavlovsk guarantees to each finance party under the facility punctual performance by K&S of all its obligations under the Finance Documents (as defined in the ICBC Facility Agreement) and undertakes with each finance party that, whenever K&S does not pay any amount when due under or in connection with any Finance Document, the Group must within three business days of demand by the facility agent pay that amount as if it were the principal obligor in respect of that amount. The ICBC Guarantee currently covers the entire amount outstanding under the ICBC Facility notwithstanding that the Company holds, as at the date of this Prospectus, only 45.39 per cent. of the issued share capital of IRC. Although the Group will always remain fully liable to ICBC under the ICBC Guarantee, General Nice has granted an indemnity in favour of the Group, to take effect upon full completion by General Nice and Minmetals Cheerglory of their investment in IRC, to share part of any liability of the Company under the ICBC Guarantee and any loans made to IRC or K&S under the Recourse Agreement. The Indemnity would cover such percentage of the amounts paid by the Group under the ICBC Guarantee or loan made to IRC by the Group under the Recourse Agreement as represented by General Nice’s shareholdings in IRC as a proportion of the combined shareholdings of the Company and General Nice in IRC.

6.	Off-Balance sheet arrangements

The Group had no off-balance sheet arrangements as at 30 June 2014 and 31 December 2013.

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7.	Market risks

The following information should be read in conjunction with the Consolidated Financial Statements of the Group which are incorporated by reference herein (see Part 13 (Documents Incorporated by Reference) of this Prospectus. The Group’s primary risk exposures are commodity price risk, foreign currency risk and credit risk.

7.1	Commodity price risk

The Group is exposed to fluctuations in the price of gold, which is quoted in US Dollars on international markets. At present, the Group sells gold at the prevailing market price. In 2014 and 2013, the Group entered into gold forward contracts to protect cash flows from the volatility in the gold price.

7.2	Foreign currency exchange rate risk

The majority of the Group’s revenues are denominated in US Dollars, US Dollars being the functional currency of the principal Group’s subsidiaries and presentation currency of the Group. The majority of the Group’s borrowings are also in US Dollars. However, the Group is exposed to foreign exchange rate risk in that it sources materials, construction work and staff mostly in Roubles and also incurs overhead costs in Roubles and Pounds Sterling. These foreign exchange rate risks are mitigated to the extent considered necessary by the Directors through holding the relevant currencies. At present, the Group does not undertake any foreign currency transaction hedging.

7.3	Credit risk

The Group is exposed to credit risk, which results from the non-performance of contractual agreements on the part of the contract party, on amounts placed on current and deposit accounts with financial institutions.

The credit risk on liquid funds held in current accounts and available on demand is limited because the counterparties are banks with high credit-ratings assigned by international credit rating agencies.

The credit risk on derivative financial assets is limited because the counterparties are banks with high credit-ratings assigned by international credit rating agencies.

The Group’s maximum exposure to credit risk is limited to the carrying amounts of the financial assets.

The major financial assets at the balance sheet date are cash and cash equivalents held below.

	As at 30 June 2014		As at 31 December 2013
	Credit	Carrying	Credit	Carrying
Counterparty	rating[1]	amount	rating[1]	amount
		US$’000		US$’000
Cash and cash equivalents:
Sberbank	BBB	36,170	BBB	69,400
Alfa-Bank	BBB–	4,144	BBB–	37,641
UBS	A	9,255	A	29,980
Asia-Pacific Bank	B+	5,590	B+	22,082
VTB	BBB–[2]	5,717	BBB	6,481
Derivative financial assets:
Sberbank	BBB	267	BBB	16,452
VTB	BBB	737	BBB	32,718
JPMC	A+	–	A+	13,668

Notes:

1     Fitch, unless noted otherwise.

2     S&P.

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Fitch Ratings and Standard & Poor’s Credit Market Services are both registered credit rating agencies in accordance with Regulation (EC) No 1060/2009 of the European Parliament and of the Council of 16 September 2009 on credit rating agencies.

7.4	Interest rate risk

The Group’s interest rate risk arises primarily from borrowings. The Group is exposed to cash flow interest rate risk through borrowing at floating interest rates and to fair value interest rate risk through borrowing at fixed interest rates. At present, the Group does not undertake any interest rate hedging activities.

8.	Critical accounting policies and estimates

The Group’s significant accounting policies are more fully described in the notes to the Consolidated Financial Statements which are incorporated by reference herein (see Part 13 (Documents Incorporated by Reference) of this Prospectus). The Group’s reported financial condition and results of operations are sensitive to accounting methods, assumptions and estimates that underlie the preparation of the Group’s combined financial statements. The Group bases its estimates on historical experience, the experience of other companies in the industry and on various other assumptions that it believes to be reasonable, the results of which form the basis for making judgements about the carrying amounts of assets and liabilities and the Group’s financial results. The Group’s management evaluates its estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions and conditions.

The selection of critical accounting policies, the judgement and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing the Group’s financial statements. The Group believes that the following critical accounting policies involve the most significant judgements and estimates used in the preparation of its financial statements.

8.1	Critical accounting policies

(a)	Non-current assets held for sale

Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

(b)	Intangible assets – Exploration and evaluation expenditure and mineral rights acquired

Exploration and evaluation expenditure incurred in relation to those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale, or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves, are capitalised and recorded on the balance sheet within intangible assets for mining projects at the exploration stage.

Exploration and evaluation expenditure comprise costs directly attributable to:

•	Researching and analysing existing exploration data;

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•	Conducting geological studies, exploratory drilling and sampling;

•	Examining and testing extraction and treatment methods;

•	Compiling pre-feasibility and feasibility studies; and

•	Costs incurred in acquiring mineral rights, the entry premiums paid to gain access to areas of interest and amounts payable to third parties to acquire interests in existing projects.

Mineral rights acquired through a business combination or an asset acquisition are capitalised separately from goodwill if the asset is separable or arises from contractual or legal rights and the fair value can be measured reliably on initial recognition.

Exploration and evaluation expenditure capitalised and mining rights acquired are subsequently valued at cost less impairment. In circumstances where a project is abandoned, the cumulative capitalised costs related to the project are written off in the period when such decision is made.

Exploration and evaluation expenditure capitalised and mining rights within intangible assets are not depreciated. These assets are transferred to mine development costs within property, plant and equipment when a decision is taken to proceed with the development of the project.

(c)	Property, plant and equipment

Land and buildings, plant and equipment

On initial recognition, land, property, plant and equipment are valued at cost, being the purchase price and the directly attributable cost of acquisition or construction required to bring the asset to the location and condition necessary for the asset to be capable of operating in the manner intended by the Group.

Assets in the course of construction are capitalised in the capital construction in progress account. On completion, the cost of construction is transferred to the appropriate category of property, plant and equipment.

Development expenditure

Development expenditure incurred by or on behalf of the Group is accumulated separately for each area of interest in which economically recoverable resources have been identified. Such expenditure includes costs directly attributable to the construction of a mine and the related infrastructure. Once a development decision has been taken, the carrying amount of the exploration and evaluation expenditure in respect of the area of interest is aggregated with the development expenditure, and classified under non-current assets as “mine development costs”. Mine development costs are reclassified as “mining assets” at the end of the commissioning phase, when the mine is capable of operating in the manner intended by management. No depreciation is recognised in respect of mine development costs until they are reclassified as mining assets. Mine development costs are tested for impairment in accordance with the policy set out below.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation

Property, plant and equipment are depreciated using a units of production method or on a straight-line basis as set out below.

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Mining assets, except for those related to alluvial gold operations, where economic benefits from the asset are consumed in a pattern which is linked to the production level, are depreciated using a units of production method based on the volume of ore reserves, which results in a depreciation charge proportional to the depletion of reserves. The basis for determining ore reserve estimates is set out in section 8.2(a) below. Where the mining plan anticipates future capital expenditure to support the mining activity over the life of the mine, the depreciable amount is adjusted for such estimated future expenditure.

Certain property, plant and equipment within mining assets are depreciated based on estimated useful lives, if shorter than the remaining life of the mine or if such property, plant and equipment can be moved to another site subsequent to the mine closure.

Mining assets related to alluvial gold operations are depreciated on a straight-line basis based on estimated useful lives.

Non-mining assets are depreciated on a straight-line basis based on estimated useful lives.

Mine development costs and capital construction in progress are not depreciated, except for that property plant and equipment used in the development of a mine. Such property, plant and equipment are depreciated on a straight-line basis based on estimated useful lives, and depreciation is capitalised as part of mine development costs.

Estimated useful lives normally vary as set out below:

Average life
Number of years
Buildings	15–50
Plant and machinery	3–20
Vehicles	5–7
Office equipment	5–10
Computer equipment	3–5

Residual values and useful lives are reviewed and adjusted, if appropriate, at each balance sheet date. Changes to the estimated residual values or useful lives are accounted for prospectively.

(d)	Impairment of non-financial assets

Property, plant and equipment and finite life intangible assets are reviewed by management for impairment if there is any indication that the carrying amount may not be recoverable. This applies to the Group’s share of the assets held by the joint ventures as well as the assets held by the Group itself.

When a review for impairment is conducted, the recoverable amount is assessed by reference to the higher of “value in use” (being the net present value of expected future cash flows of the relevant cash generating unit) or “fair value less costs to sell”. Where there is no binding sale agreement or active market, fair value less costs to sell is based on the best information available to reflect the amount the Group could receive for the cash generating unit in an arm’s length transaction. Future cash flows are based on:

•	estimates of the quantities of the reserves and mineral resources for which there is a high degree of confidence of economic extraction;

•	future production levels;

•	future commodity prices (assuming the current market prices will revert to the Group’s assessment of the long-term average price, generally over a period of up to five years); and

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•	future cash costs of production, capital expenditure, environment protection, rehabilitation and closure.

IAS 36 “Impairment of assets” includes a number of restrictions on the future cash flows that can be recognised in respect of future restructurings and improvement related capital expenditure. When calculating “value in use”, it also requires that calculations should be based on exchange rates current at the time of the assessment.

For operations with a functional currency other than the US Dollar, the impairment review is undertaken in the relevant functional currency. These estimates are based on detailed mine plans and operating budgets, modified as appropriate to meet the requirements of IAS 36 “Impairment of assets”.

The discount rate applied is based upon a pre-tax discount rate that reflects current market assessments of the time value of money and the risks associated with the relevant cash flows, to the extent that such risks are not reflected in the forecast cash flows.

If the carrying amount of the asset exceeds its recoverable amount, the asset is impaired and an impairment loss is charged to the income statement so as to reduce the carrying amount in the balance sheet to its recoverable amount. A previously recognised impairment loss is reversed if the recoverable amount increases as a result of a reversal of the conditions that originally resulted in the impairment. This reversal is recognised in the income statement and is limited to the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised in prior years.

(e)	Deferred stripping costs

In open-pit mining operations, removal of overburden and other waste materials, referred to as stripping, is required to obtain access to the ore body.

Stripping costs incurred during the development of the mine are capitalised as part of mine development costs and are subsequently depreciated over the life of a mine on a units of production basis.

Stripping costs incurred during the production phase of a mine are deferred as part of the cost of inventory and are written off to the income statement in the period over which economic benefits related to the stripping activity are realised, where this is the most appropriate basis for matching the costs against the related economic benefits.

Where, during the production phase, further development of the mine requires a phase of unusually high overburden removal activity that is similar in nature to pre-production mine development, such stripping costs are considered in a manner consistent with stripping costs incurred during the development of the mine before the commercial production commences.

In gold alluvial operations, stripping activity is sometimes undertaken in preparation for the next season. Stripping costs are then deferred as part of cost of inventory and are written off to the income statement in the following year to match related production.

(f)	Provisions for close-down and restoration costs

Close-down and restoration costs include the dismantling and demolition of infrastructure and the removal of residual materials and remediation of disturbed areas. Close-down and restoration costs are provided for in the accounting period when the legal or constructive obligation arising from the related disturbance occurs, whether this occurs during the mine development or during the production phase, based on the net present value of estimated future costs. Provisions for close-down and restoration costs do not include any additional obligations which are expected to arise from future disturbance. The costs are estimated on the basis of a closure plan. The cost estimates are calculated annually during the life of the operation to reflect known developments and are subject to formal review at regular intervals.

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The amortisation or unwinding of the discount applied in establishing the net present value of provisions is charged to the income statement in each accounting period. The amortisation of the discount is shown as a financing cost, rather than as an operating cost. Other movements in the provisions for close-down and restoration costs, including those resulting from new disturbance, updated cost estimates, changes to the lives of operations and revisions to discount rates are capitalised within property, plant and equipment. These costs are then depreciated over the lives of the assets to which they relate.

Where rehabilitation is conducted systematically over the life of the operation, rather than at the time of closure, provision is made for the outstanding continuous rehabilitation work at each balance sheet date. All other costs of continuous rehabilitation are charged to the income statement as incurred.

8.2	Areas of judgement in applying accounting policies and key sources of estimation uncertainty

When preparing the consolidated financial statements in accordance with the accounting policies, management necessarily makes judgements and estimates that can have a significant impact on the financial statements. These judgements and estimates are based on management’s best knowledge of the relevant facts and circumstances and previous experience. Actual results may differ from these estimates under different assumptions and conditions.

Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are set out below.

(a)	Ore reserve estimates

The Group estimates its Ore Reserves and Mineral Resources based on the JORC Code, adjusted to conform with the mining activity to be undertaken under the Group mining plan. The JORC Code requires the use of reasonable investment assumptions when reporting Reserves, including future production estimates, expected future commodity prices and production cash costs.

Ore Reserve estimates are used in the calculation of the depreciation of mining assets using a units of production method, impairment charges and for forecasting the timing of the payment of close-down and restoration costs. Also, for the purposes of impairment reviews and the assessment of the life of a mine for forecasting the timing of the payment of close-down and restoration costs, the Group may take into account Mineral Resources in addition to Ore Reserves where there is a high degree of confidence that such resources will be extracted.

Ore Reserve estimates may change from period to period as additional geological data becomes available during the course of operations or economic assumptions used to estimate reserves change. Such changes in estimated reserves may affect the Group’s financial results and financial position in a number of ways, including the following:

•	asset carrying values due to changes in estimated future cash flows;

•	depreciation charged in the income statement where such charges are determined by using a units of production method or where the useful economic lives of assets are determined with reference to the life of the mine;

•	provisions for close-down and restoration costs where changes in estimated reserves affect expectations about the timing of the payment of such costs; and

•	carrying value of deferred tax assets and liabilities where changes in estimated reserves affect the carrying value of the relevant assets and liabilities.

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(b)	Exploration and evaluation costs

The Group’s accounting policy for exploration and evaluation expenditure results in exploration and evaluation expenditure being capitalised for those projects where such expenditure is considered likely to be recoverable through future extraction activity or sale or where the exploration activities have not reached a stage which permits a reasonable assessment of the existence of reserves. This policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether the Group will proceed with development based on the existence of reserves or whether an economically viable extraction operation can be established. Such estimates and assumptions may change from period to period as new information becomes available. If, subsequent to the exploration and evaluation expenditure being capitalised, a judgement is made that recovery of the expenditure is unlikely or the project is to be abandoned, the relevant capitalised amount will be written off to the income statement.

(c)	Impairment

The Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets are impaired and tests goodwill for impairment annually.

The recoverable amount of an asset, or cash generating unit (CGU), is measured as the higher of fair value less costs to sell and value in use.

Management necessarily apply their judgement in allocating assets to CGUs as well as in making assumptions to be applied within the value in use calculation.

Subsequent changes to CGU allocation or estimates and assumptions in the value in use calculation could impact the carrying value of the respective assets. The impairment assessments are sensitive to changes in commodity prices and discount rates. Changes to these assumptions would result in changes to impairment conclusions, which could have a significant effect on the consolidated financial statements.

(d)	Deferred stripping costs

The calculation of deferred stripping costs requires the use of estimates to assess the improved access to the ore to be mined in future periods. Changes to the Group’s mining plan and pit design may result in changes to the timing of realisation of the stripping activity. As a result, there could be significant adjustments to the amounts of deferred stripping costs capitalised and their classification between current and non-current assets.

(e)	Close-down and restoration costs

Costs associated with restoration and rehabilitation of mining sites are typical for extractive industries and are normally incurred at the end of the life of the mine. Provision is recognised for each mining site for such costs discounted to their net present value, as soon as the obligation to incur such costs arises. The costs are estimated on the basis of the scope of site restoration and rehabilitation activity in accordance with the mine closure plan and represent management’s best estimate of the expenditure that will be incurred. Estimates are reviewed annually as new information becomes available.

The initial provision for close-down and restoration costs together with other movements in the provision, including those resulting from updated cost estimates, changes to the estimated lives of the mines, and revisions to discount rates are capitalised within “mine development costs” or “mining assets” of property, plant and equipment. Capitalised costs are depreciated over the life of the mine they relate to and the provision is increased each period via unwinding the discount on the provision. Changes to the estimated future costs are recognised in the balance sheet by adjusting both the asset and the provision.

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The actual costs may be different from those estimated due to changes in relevant laws and regulations, changes in prices as well as changes to the restoration techniques. The actual timing of cash outflows may also be different from those estimated due to changes in the life of the mine as a result of changes in Ore Reserves or processing levels. As a result, there could be significant adjustments to the provision for close-down and restoration costs established which would affect future financial results.

(f)	Tax provisions and tax legislation

The Group is subject to corporation tax in the UK, Russian Federation and Cyprus. Assessing the outcome of uncertain tax positions requires judgements to be made. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes will be due. Such estimates are based on the status of ongoing discussions with the relevant tax authorities and advice from independent tax advisers.

(g)	Recognition of deferred tax assets

Deferred tax assets, including those arising from tax losses carried forward for the future tax periods, capital losses and temporary differences, are recognised only where it is considered more likely than not that they will be recovered. The likelihood of such recoverability is dependent on the generation of sufficient future taxable profits which a relevant deferred tax asset can be utilised to offset.

Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. Judgements are also required about the application of income tax legislation. These judgements and assumptions are subject to risk and uncertainty and there is a possibility that changes in circumstances will alter expectations, which may impact the amount of deferred tax assets recognised on the balance sheet and the amount of other tax losses and temporary differences not yet recognised. In such circumstances, the carrying amount of recognised deferred tax assets may require adjustment, resulting in a corresponding charge or credit to the income statement.

(h)	Measurement of assets held for sale at fair value less costs to sell

IRC has been classified as “held for sale” and presented separately in the consolidated balance sheet as at 30 June 2014, 31 December 2013 and 31 December 2012 as well as a discontinued operation in the income statement. The carrying value of IRC’s net assets has been adjusted to fair value less estimated transaction costs, based on IRC’s share price of HK$0.67 as at 30 June 2014 (HK$0.85 as at 30 June 2013) and HK$0.78 as at 31 December 2013 (31 December 2012: HK$1.17) which the Directors consider to be the best measure of fair value. Assuming total investment completion occurs, the Group’s interest in the share capital of IRC would be diluted from 45.39 per cent. held at 30 June 2014 to 40.68 per cent. and IRC would become an associate to the Group. The carrying value of IRC will be adjusted based on its market share price on that date which will be the basis for valuation of the Group’s share in IRC. Subsequent to that, IRC will be accounted for using the equity method of accounting taking into consideration the Group’s share in IRC’s results and subject to any impairment.

9.	Current trading and prospects

The majority of the Group’s revenue is derived from the sale of gold and silver, the latter being a by-product of the gold production. For the year ended 31 December 2013, revenue from gold and silver sales amounted to US$1,122.5 million (2012: US$1,181.6 million), equating to 94 per cent. of the Group’s total revenue for the year. For the first six months of 2014, revenue from gold and silver sales amounted to US$433.1 million (H1 2013: US$469.1 million), equating to 96 per cent. of the total Group revenue for that period.

As gold is the key commodity produced and sold by the Group, the key drivers for Group revenue are the amount of gold produced, the cost of production and the price at which the gold is sold.

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For the year ended 31 December 2014, the Group produced 624.5koz of gold, in line with the Company’s guidance. This was lower than the 741,000oz of gold produced in the year ended 31 December 2013. This was, in part, due to the sale of Berelekh, which operated high-cost alluvial operations in the Magadan region, during the third quarter of 2013. On a like-for-like basis, excluding gold production from these assets and from the Group’s alluvial assets which are held by Koboldo, of which the Group is negotiating the sale (subject, inter alia, to Shareholder approval (if required)), the Group’s four hard-rock gold mines produced 595.4koz of gold in the year ended 31 December 2014 compared with 656.4koz of gold in the year ended 31 December 2013. Production from all assets in the fourth quarter of 2014 was 168,200oz (Q4 2013: 142,000oz).

The Group is targeting production of 680koz – 700koz of gold in 2015, net of alluvial production from the assets held by Koboldo. For the years 2016-2019, the Group is targeting gold production of approximately 600,000oz annually, with some year-on-year variations (potentially 30,000 – 35,000oz less in the event of the sale of Koboldo).

For the year ended 31 December 2013, the total average cost per ounce of gold produced was US$1,016/oz (2012: US$875/oz). This figure includes production from Koboldo and production from Berelekh. Excluding these entities, total average cash costs for the year ended 31 December 2013 were US$976/oz (2012: US$805/oz) and US$847/oz for the six months ended 30 June 2014 (six months ended 30 June 2013: US$1,136/oz). Total cash costs of production for 2014 are expected to be in line with the Company’s guidance of lower than US$900/oz and the Group expects a significant decrease in its total average cash costs of production in 2015 to lower than US$700/oz due to its cost cutting programme and the devaluation of the Rouble.

The Group sold 736.3koz of gold in the year ended 31 December 2013 and 617.2koz during the year ended 31 December 2014.

The price of gold can vary significantly and is affected by factors which are outside the control of the Group, in particular, the demand for gold as an investment. In order to increase the certainty in respect of part of its future cash flows, the Group has entered into a number of gold forward contracts. Forward contracts to sell an aggregate of 444.3koz of gold matured during 2013 and contributed US$107.7 million to cash revenue and US$146/oz to the average realised gold price. Forward contracts to sell an aggregate of 364.3koz of gold matured during 2014 and contributed US$42.3 million to cash revenue and US$66/oz to the average realised gold price. As at 31 December 2014, the Company had outstanding forward contracts for 50koz at US$1,310/oz and options for 150koz at US$1,150/oz, acquired as part of a downside protection strategy.

The Group’s average realised gold sales price was US$1,519/oz for the year ended 31 December 2013 including the US$108/oz contributed by the hedging position of the Group. The Group’s average realised gold sales price was US$1,331/oz for the year ended 31 December 2014 including the US$66/oz contributed by the hedging position of the Group.

The consumer price inflation in Russia was 11.4 per cent. for 2014, compared to 6.5 per cent. for 2013 (according to the Russian Federal State Statistics Service). The producer price inflation was 5.9 per cent. for 2014, compared with 3.7 per cent. for 2013 (according to the Russian Federal State Statistics Service). The increase in inflation in part reflected the decline in the Rouble against the US Dollar during 2014, which was adversely affected by significantly lower oil prices as well as EU and US sanctions. The Rouble depreciated by 72 per cent. against the US Dollar during 2014, from RUB32.7292/USD as at 31 December 2013 to RUB56.2584/USD as at 31 December 2014. The average year-on-year depreciation of Rouble against the US Dollar was approximately 21 per cent., with the average exchange rate for 2014 being RUB38.44/USD compared to RUB31.85/USD for 2013. The average exchange rate for the second half of 2014 of was RUB41.85/USD compared to RUB35.03/USD for the first half of 2014. In particular, the significant decline in the Rouble against the US Dollar occurred in the fourth quarter of 2014, when the Rouble depreciated by 43 per cent. from RUB39.3866/USD at 30 September 2014 to RUB56.2584/USD at 31 December 2014. The Rouble continued further depreciating against the US Dollar in 2015 with the Rouble to US Dollar exchange rate being RUB 67.815/USD as at 28 January 2015. As the Group’s operating cash expenses are substantially Rouble denominated, the Group expects that the impact of the Rouble price inflation will be mitigated by the depreciation of the Rouble against the US Dollar in 2014.

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Unaudited net debt of c.US$922 million as of 31 December 2014 is down by approximately US$26 million year-on-year (“yoy”) due to strong net operating cash flows and decreased capital spending. The cash balance as at 31 December 2014 was c.US$56 million. Should the proposed Refinancing be completed, the Group anticipates its net debt will be approximately US$700 million.

The Group’s estimated development and maintenance capital expenditure for 2014 is approximately US$64 million and the Group’s estimated capital expenditure in connection with exploration for 2014 is approximately US$33 million. The Group’s capital expenditure requirements will further decrease in 2015 to an estimated US$35 million. This reduction compared to 2014 will be achieved, in part, due to the halting of all but non-essential maintenance work on the POX Hub. The planned capital expenditure of US$35 million will be split between continuing the Group’s exploration programme (US$25 million) and development and maintenance (US$10 million).

An exploration report and a new audited JORC Mineral Resource and Ore Reserve statement are planned for publication in H1 2015.

The Company does not have sufficient funds or resources to refinance its Existing Bonds when they become due in March 2015 and, unless the Refinancing is completed, is likely to default on its payment obligations under the Existing Bonds. In addition, in the absence of the Bank Waivers, it is likely to be in breach of certain covenants in its Banking Arrangements when they are tested in April 2015. Even if the Refinancing is completed the Group may breach covenants and face funding shortfalls as described in Part 1 (Letter from the Senior Independent Director).

Koboldo Disposal

On 21 November 2014, PHM Cyprus entered into a conditional share purchase agreement (in this section, SPA) with Rosszoloto LLC relating to the transfer of 95.7 per cent. of the issued shares in OJSC ZDP Koboldo, a company which holds licences to explore and mine alluvial operations in the Amur region, to Rosszoloto LLC. This transaction, which would have constituted a Class 1 transaction for the purposes of the Listing Rules, was to be conditional inter alia on the approval of FAS and Shareholder approval.

That transaction will no longer take place within the timeframe contemplated by the SPA and revised terms are under negotiation. There is no certainty as to whether or not the disposal will take place and if it does what the terms of any such transaction would be. A further announcement will be made in due course. The Koboldo Disposal is not inter-conditional with, nor material to, the Refinancing and irrespective of whether or not the Koboldo disposal takes place between the date of this Prospectus and the completion of the Refinancing, this will not make a material difference to the overall finances of the Group. Although, the Company will announce the outcome of the negotiations referred to above, it is not the intention that the Company would publish any supplementary prospectus in order to reflect the outcome of those negotiations. The Underwriter and all the parties with termination rights under the Recapitalisation agreement have agreed that whatever the outcome of the intended negotiations in relation to the Koboldo Disposal, they would not seek to exercise any termination rights on those grounds so as to preclude the Refinancing from proceeding.

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PART 6

CAPITALISATION AND INDEBTEDNESS STATEMENT

The table below sets out the capitalisation and indebtedness of the Company as at 30 June 2014, as extracted without material adjustment from the 2014 Interim Financial Statements, and as at 30 November 2014, as extracted without material adjustment from the Company’s unaudited consolidated management accounts as at 30 November 2014.

	30 November 2014	30 June 2014
	US$’000	US$’000
Total current debt	396,948	331,994

Guaranteed	–	–
Secured	20,555	9,237
Unguaranteed/unsecured	376,393	322,757

Total non-current debt (excluding current portion of long-term debt)	585,497	655,781

Guaranteed	–	–
Secured	91,274	106,256
Unguaranteed/unsecured	494,223	549,525

Total debt	982,445	987,775

Shareholder’s equity[1]	371,107	371,107

Share capital	3,041	3,041
Share premium	376,991	376,991
Own shares	(8,925)	(8,925)

Total capitalisation[2]	1,353,552	1,358,882

Notes:

1.	Shareholders’ equity does not include merger reserve, hedging reserve, convertible bond reserve, share-based payments reserve, other reserves and retained earnings, none of which are considered to be part of the invested capital of the Company.

2.	This statement of capitalisation has been prepared under IFRS using accounting policies consistent with those used in preparing the annual and half-yearly consolidated financial statements of the Company.

3.	This statement of capitalisation does not include the IRC Group.

4.	There has been no material change in the capitalisation of the Company since 30 November 2014.

5.	The following table sets out the Company’s net indebtedness as at 30 November 2014, extracted without material adjustment from the Company’s unaudited consolidated management accounts as at 30 November 2014.

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30 November 2014
US$’000
Cash	40,518
Cash equivalents	–
Trading securities	–

Liquidity	40,518

Current Financial Receivable	–
Current bank debt	–
Current portion of non-current debt	(85,875)
Current portion of Convertible Bonds issued	(311,073)
Other current financial debt	–

Current financial debt	(396,948)

Net Current Financial Indebtedness	(356,430)

Non-current bank loans	(585,497)
Non-current portion of Convertible Bonds issued	–
Other non-current loans	–

Non-current financial indebtedness	(585,497)

Net Financial Indebtedness[1]	(941,927)

Notes:

1.	This statement of indebtedness has been prepared under IFRS using accounting policies consistent with those used in preparing the annual and half-yearly consolidated financial statements of the Company.

2.	The above table does not reflect any indirect indebtedness. For details relating to ICBC Guarantee, see Section 5.2 “Other financing arrangements” of Part 5 “Operating and financial review” of this Prospectus.

3.	This statement of indebtedness does not include the IRC Group.

The Group has no contingent indebtedness.

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PART 7

UNAUDITED PRO FORMA STATEMENT OF NET ASSETS

PART A: REPORT ON PRO FORMA FINANCIAL INFORMATION

Deloitte LLP

2 New Street Square

London

EC4A 3BZ

The Board of Directors

on behalf of Petropavlovsk PLC

10-11 Grosvenor Place

London

SW1X 7HH

Merrill Lynch International

2 King Edward Street

London

EC1A 1HQ

2 February 2015

Dear Sirs,

Petropavlovsk PLC (the Company)

We report on the pro forma financial information (the Pro forma financial information) set out in Part 7 of the combined circular and prospectus of the Company dated 2 February 2015 (the Prospectus), which has been based on the net assets of the Group as at 30 June 2014, which have been extracted without material adjustment from the Group’s published unaudited condensed consolidated interim financial statements as at and for the six months ended 30 June 2014. The other adjustments are discussed in the notes below. The Pro forma financial information has been prepared for illustrative purposes only to illustrate the effect of how the Refinancing might have affected the financial information of the Company had the transaction been undertaken as at the date stated. Because of its nature, the unaudited pro forma statement of net assets addresses a hypothetical situation and, therefore, does not represent the Group’s actual financial position or results. This report is required by Commission Regulation (EC) No 809/2004 (the Prospectus Directive Regulation) and is given for the purpose of complying with that requirement and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company (the Directors) to prepare the Pro forma financial information in accordance with Annex II items 1 to 6 of the Prospectus Directive Regulation.

It is our responsibility to form an opinion, as to the proper compilation of the Pro forma financial information and to report that opinion to you in accordance with Annex II item 7 of the Prospectus Directive Regulation.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent there provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Annex I item 23.1 of the Prospectus Directive Regulation, consenting to its inclusion in the Prospectus.

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In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro forma financial information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro forma financial information with the Directors.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in jurisdictions outside the United Kingdom, including the United States of America, and accordingly should not be relied upon as if it had been carried out in accordance with those standards or practices.

Opinion

In our opinion:

(a)	the Pro forma financial information has been properly compiled on the basis stated; and

(b)	such basis is consistent with the accounting policies of the Company.

Declaration

For the purposes of Prospectus Rule 5.5.3R(2)(f) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with Annex I item 1.2 of the Prospectus Directive Regulation.

Yours faithfully

Deloitte LLP

Chartered Accountants

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP is the United Kingdom member firm of Deloitte Touche Tohmatsu Limited (DTTL), a UK private company limited by guarantee, whose member firms are legally separate and independent entities. Please see www.deloitte.co.uk/about for a detailed description of the legal structure of DTTL and its member firms.

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PART B: UNAUDITED PRO FORMA STATEMENT OF NET ASSETS AS AT 30 JUNE 2014

	Petropavlovsk	Adjustment
	PLC Group as	for the effect	Pro forma
	at 30 June	of the	as at 30 June
	2014(1)	Refinancing(2)	2014(3)
	US$’000	US$’000	US$’000
Assets
Non-current assets

Exploration and evaluation assets	117,181	–	117,181
Property, plant and equipment	1,167,927	–	1,167,927
Prepayments for property, plant and equipment	24,607	–	24,607
Investments in associates	7,823	–	7,823
Available-for-sale investments	181	–	181
Inventories	45,365	–	45,365
Other non-current assets	256	–	256
Deferred tax assets	284	–	284
	1,363,624	–	1,363,624
Current assets
Inventories	237,205	–	237,205
Trade and other receivables	85,326	–	85,326
Derivative financial instruments	6,704	–	6,704
Cash and cash equivalents	63,797	(9,592)	54,205
	393,032	(9,592)	383,440
Assets of disposal group classified as held for sale	694,371	–	694,371
	1,087,403	(9,592)	1,077,811
Total assets	2,451,027	(9,592)	2,441,435

Liabilities
Current liabilities
Trade and other payables	(98,299)	–	(98,299)
Current income tax payable	(1,229)	–	(1,229)
Borrowings	(331,994)	306,674	(25,320)
Derivative financial instruments	(5,838)	–	(5,838)
	(437,360)	306,674	(130,686)
Liabilities of disposal group associated with assets classified as held for sale	(274,030)	–	(274,030)
	(711,390)	306,674	(404,716)
Net current assets	376,013	297,082	673,095

Non-current liabilities
Borrowings	(655,781)	(81,800)	(737,581)
Deferred tax liabilities	(37,956)	–	(37,956)
Provision for close down and restoration costs	(36,424)	–	(36,424)
	(730,161)	(81,800)	(811,961)
Total liabilities	(1,441,551)	224,874	(1,216,677)
Net assets	1,009,476	215,282	1,224,758

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Notes:

1	Financial information in respect of Petropavlovsk PLC has been extracted without material adjustment from Petropavlovsk’s unaudited consolidated balance sheet as of 30 June 2014 as set out in Part 13 of this Document.

2	The adjustment for the effect of the Refinancing relates to the payment of the accrued interest coupon on the Existing Bonds of US$4.5 million as at 30 June 2014, the extinguishment of the entire Existing Bonds with a carrying value of US$306.7 million as at 30 June 2014, the recognition of the liability portion of the New Bonds issued within non-current borrowings and payment of the transaction expenses.

The reduction in cash and cash equivalents from the transaction will arise from the payment of the accrued coupon on the Existing Bonds of US$4.5 million and US$5.1 million of the transaction expenses that are expected to be paid out of the Group’s existing cash resources.

The Existing Bonds with a carrying value of US$306.7 million at 30 June 2014 and a par value of US$310.5 million will be settled as follows:

		Par value
		US$ million
Portion settled in cash from the minimum net cash proceeds of the Rights Issue	(a)	52.1
Portion settled in cash or in equity through the debt-for-equity exchange commitments		158.4
Portion settled through the issuance of New Bonds	(b)	100.0
Par value of the Existing Bonds		310.5

(a)	The US$77 million minimum cash raised from the Rights Issue will be used to settle a portion of the Existing Bonds as described above (US$52.1 million) and a portion (US$24.9 million) of the estimated US$30 million transaction expenses. This assumes that no further cash is raised through the Rights Issue either as a result of the take up of New Ordinary Shares or due to further cash underwriting commitments being granted after the publication of this Prospectus. If there is a further take up of New Ordinary Shares in the Rights Issue and/or further Cash Underwriting Commitments are granted after the publication of the Prospectus, the portion of the Existing Bonds settled in cash would increase, and the portion settled through a debt-for-equity exchange would decrease.

The estimated aggregate transaction expenses of US$30 million relate to both the Rights Issue (US$23 million) and the Borrowings (US$7 million).

(b)	The US$100 million portion of the Existing Bonds that will be settled by the issuance of New Bonds as part of the Bond Restructuring described in Part 1 (Letter from the Senior Independent Director) of this Prospectus will result in the recognition of the liability component of the New Bonds within non-current borrowings.

The adjustment to non-current borrowings is calculated as set out below:

		US$ million
Par value of the New Bonds		100.0
Fair value uplift of the New Bonds		9.6
Less: Estimated transaction expenses		(6.8)
Less: Equity component of the New Bonds recognised separately	(i)	(21.0)
Borrowings		81.8

(i)	The separately recognised equity component of this instrument represents the fair value of the embedded option for the New Bondholders to convert into the equity of the Company as described in Part 10 of this Document.

4	The unaudited pro forma statement of net assets does not constitute financial statements within the meaning of section 434 of the Act.

5	The unaudited pro forma statement of net assets does not reflect any trading results or other transactions undertaken by the Group since 30 June 2014.

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PART 8

INFORMATION CONCERNING MANAGEMENT, CORPORATE GOVERNANCE AND EMPLOYEES

1.	Directors

The Directors are as set out in the table below.

As set out in paragraph 9 of Part 1 (Letter from the Senior Independent Director) of this Prospectus, the Board recognises that given the reduced size of the Company’s market capitalisation relative to its previous levels, following completion of the Refinancing, the size of the Board will be reduced to seven members. The reduced Board will consist of three executive Directors: Mr Peter Hambro (Chairman), Dr Pavel Maslovskiy (Chief Executive Officer) and Mr Andrey Maruta (Chief Financial Officer) and four non- executive Directors. The non-executive Directors will comprise Sir Roderic Lyne and three other Directors, two of whom will be selected by the Nomination Committee from a list of candidates put forward by Norman Broadbent, independent external consultants. Existing Bondholders may propose candidates to be included or select candidates from a list put forward by Norman Broadbent and shall have the right to nominate up to two non-executive Directors for consideration by the Nomination Committee. In the event that the Nomination Committee does not recommend appointment to the Board in relation to one or both non- executive Directors proposed by the Existing Bondholders, the Existing Bondholders shall be entitled to propose further candidates until two non-executive Directors who are nominated or selected by the Existing Bondholders are appointed to the Board. The Board changes will be notified to the market as soon as they have been implemented. The composition of the Board Committees will also be reviewed.

Name	Position
Mr Peter Hambro	Chairman
Dr Pavel Maslovskiy	Chief Executive Officer
Mr Andrey Maruta	Chief Financial Officer
Dr Graham Birch	Senior Independent Non-Executive Director
Mr Dmitry Chekashkin	Chief Operating Officer
Sir Malcolm Field	Non-Executive Director
Field Marshal the Lord Guthrie of Craigiebank	Non-Executive Director
Dr David Humphreys	Non-Executive Director
Sir Roderic Lyne	Non-Executive Director
Mr Charles McVeigh III	Non-Executive Director
Dr Alfiya Samokhvalova	Strategic Director
Mr Martin Smith	Deputy Chief Executive

Mr Peter Hambro (Chairman)

Mr Hambro is one of the co-founders of the Company and has been Chairman of the Group since its formation in 1994. He is also non-executive chairman and a member of the boards of several family companies. Mr Hambro started his career with his family bank and became joint managing Director of Smith St. Aubyn Holdings Ltd. before joining the Mocatta Group, the world’s largest bullion traders, as Deputy Managing Director of Mocatta & Goldsmid Limited. Mr Hambro is Chairman of the Nomination Committee.

Dr Pavel Maslovskiy (Chief Executive Officer)

Dr Maslovskiy, Chief Executive Officer, is a founding shareholder of the Company. Dr Maslovskiy held directorships within the Group, including the position of Chief Executive Officer from the Group’s inception in 1994 until December 2011, when he relinquished all remunerated positions following his appointment as a Senator and Member of the Federation Council (Upper House of the Russian Parliament). Dr Maslovskiy retired as a Senator in October 2014 following which the Board was pleased to approve his re-appointment

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as Chief Executive Officer, effective from 5 November 2014. During the period December 2011 to November 2014 Dr Maslovskiy provided advice to the Company in his role as Honorary President. Prior to embarking on his business career, Dr Maslovskiy was a Professor of Metallurgy at the Moscow Aircraft Technology Institute.

Mr Andrey Maruta (Chief Financial Officer)

Mr Maruta qualified as a Chartered Certified Accountant at Moore Stephens in 2001, became a Fellow member in 2006 and joined the Group in 2003 as Group Chief Accountant. He was appointed Deputy Finance Director in 2005 and Finance Director in 2006. Following the merger with Aricom plc in 2009, he was again appointed Deputy Finance Director. He was appointed to the Board of the Company and as Finance Director – Russia in January 2011, and promoted to the position of Chief Financial Officer in April 2012.

Dr Graham Birch (Senior Independent Non-Executive Director)

Dr Birch was appointed to the Board in February 2010 and as Senior Independent Non-Executive Director in January 2011. He is also a non-executive director of Hochschild Mining plc and of ETF Securities, an asset management company, and vice-chairman of Rothamsted Research. He was formerly a director of BlackRock Commodities Investment Trust Plc and manager of BlackRock’s World Mining Trust and Gold & General Unit Trust. Prior to joining BlackRock, Dr Birch worked at Mercury Asset Management, OrdMinnett/Fleming OrdMinnett and Kleinwort Benson Securities. He holds a PhD in Mining Geology from Imperial College, London. Dr Birch is a member of the Company’s Audit, Nomination and Risk Committees.

Mr Dmitry Chekashkin (Chief Operating Officer)

Mr Chekashkin was appointed as a Director of the Company and as Chief Operating Officer in May 2013. Prior to this, he held the position of Group Head of Precious Metals and was a member of the Company’s Executive Committee. Mr Chekashkin is a qualified engineer and worked as Deputy General Director of Finance for two leading gold mining enterprises in the Russian Far East before joining the Group in 2003.

Sir Malcolm Field (Non-Executive Director)

Sir Malcolm Field was previously a non-executive director of Aricom plc, a position he had held since 2003, and was appointed to the Board in 2009, upon the Company’s merger with Aricom plc. Sir Malcolm is currently a non-executive director of Hochschild Mining plc and a non-executive director of Odgers Berndtson. Sir Malcolm served as Chairman of the Civil Aviation Authority and Chairman of Tube Lines Limited, one of the London Underground consortia. He was formerly Chief Executive Officer of WH Smith Plc. Sir Malcolm has held non-executive directorships with numerous companies, including Scottish & Newcastle plc and Evolution Group Plc. He is Chairman of the Audit Committee and a member of the Remuneration and the Nomination Committees.

Field Marshal the Lord Guthrie of Craigiebank (Non-Executive Director)

Field Marshal the Lord Guthrie of Craigiebank GCB LVO OBE DL was appointed to the Board in January 2008. He is also a director of Colt Defense LLC and a non-executive director of Gulf Keystone Petroleum Ltd. Lord Guthrie is an independent member of the House of Lords, a board member of the Moscow School of Political Studies, a Visiting Professor and Honorary Fellow of King’s College London, Colonel of the Life Guards and Gold Stick to the Queen. He is also the Chancellor of Liverpool Hope University and Chairman, St Johns Hospice. He was formerly a director of NM Rothschild & Sons Limited, Chief of the Defence Staff and the Principal Military Advisor to two Prime Ministers and three Secretaries of State for Defence. Lord Guthrie is Chairman of the Risk Committee and a member of the HSE and Remuneration Committees.

Dr David Humphreys (Non-Executive Director)

Dr David Humphreys was appointed to the Board in August 2011. Dr Humphreys has a broad range of experience in the global mining industry through his work for mining companies and as a consultant and

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academic. He was chief economist at Norilsk Nickel, Russia’s largest mining company, from 2004 to 2008. He was previously with Rio Tinto for 18 years, the last eight of these as the company’s chief economist. Prior to joining Rio Tinto, Dr Humphreys worked for nine years in the UK government service, for six of these as an adviser on minerals policy. Dr Humphreys is a member of the Risk, HSE and Remuneration Committees.

Sir Roderic Lyne (Non-Executive Director)

Sir Roderic Lyne was previously a non-executive director of Aricom plc, a position he had held since 2006, and was appointed to the Board in 2009, upon the merger with Aricom plc. He is vice-chairman of the Council of the Royal Institute of International Affairs (Chatham House) and a member of the Committee of the Iraq Inquiry. In addition, Sir Roderic was appointed as a non-executive director of JP Morgan Bank International LLC in 2013. Sir Roderic served as British Ambassador to Russia from January 2000 until August 2004. He is Chairman of the Company’s Remuneration and HSE Committees and a member of the Risk Committee.

Mr Charles McVeigh III (Non-Executive Director)

Mr McVeigh III joined the Group as Non-Executive Director in June 2009. He is a Senior Advisor for Citigroup. He also serves on the boards of EFG-Hermes, Savills Plc and Canongate. He is a Trustee of the Landmark Trust and the National History Museum. Formerly, he was co-chairman of Citigroup’s European Investment Bank and served on the board of Witan Investment Company plc, Clearstream, the London Stock Exchange, LIFFE and British American Business Inc. He was also appointed by the Bank of England to serve on the City Capital Markets Committee. Mr McVeigh III is a member of the Audit and Nomination Committees.

Dr Alfiya (Alya) Samokhvalova (Strategic Director)

Dr Samokhvalova was appointed to the Board as Strategic Director in January 2011. In addition to this role, she is Group Head of External Communications, a position she has held since 2002. Dr Samokhvalova is also a non-executive director of the Russo-British Chamber of Commerce. Dr Samokhvalova holds a Masters in Investment Management from CASS Business School, London, and a PhD in Economics from the Moscow International High Business School. She is Chairman of the Strategic Committee and a member of the HSE Committee.

Mr Martin Smith (Deputy Chief Executive)

Mr Smith was appointed Deputy Chief Executive in December 2011. He joined the Group’s management team in 1994 on secondment from Kier International. In 2006, he joined Aricom plc as Technical Director and, following Aricom’s merger with the Group in 2009, he became Group Head of Technical Services being appointed to the Board in January 2011. He was appointed to the position of Deputy Chief Executive in December 2011. With over 30 years’ experience in the global natural resources industry he commenced his career as a mining engineer at Anglo American Corporation, later leading projects for Kier International, Costain Mining and Shell International. He is Chairman of the Group’s Technical Committee and a member of the HSE and Risk Committees.

2.	Senior Management

The senior management of the Group comprises Mr Peter Hambro, Dr Pavel Maslovskiy, Mr Andrey Maruta, Mr Dmitry Chekashkin, Dr Alya Samokhvalova, Mr Martin Smith, Mr Valery Alekseev, Mr Alexei Maslovskiy, Mrs Anna-Karolina Subczynska, Mr Sergey Ermolenko and Mr Andrey Tarasov.

3.	Corporate governance

UK Corporate Governance Code

As at the date of this Prospectus, Petropavlovsk is in compliance with the provisions set out in the UK Corporate Governance Code. The following matters should be noted.

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Provision B.1.1 of the UK Corporate Governance Code requires that the Board should state its reasons for determining that a director is independent notwithstanding the existence of relationships or circumstances which may appear relevant to its determination, including if the director has served on the board for more than nine years from the date of their first election. Including his service as a director of Aricom plc, from 2003 to 2009, Sir Malcolm Field has served on the board of the Company for a continuous period of more than nine years.

Sir Malcolm is highly experienced in both executive and non-executive roles and continues to offer a regular, substantive and intellectual challenge to the Executive Directors on their strategy for and management of the business in his role as a Non-Executive Director. Consequently the Board continues to consider Sir Malcolm as independent in character and judgement and has therefore determined that Sir Malcolm is an independent Non-Executive Director of the Company.

Provision B.6 of the UK Corporate Governance Code states that the Board should undertake a formal and rigorous annual evaluation of its own performance and that of its committees. Due to the Board’s focus on the Refinancing during 2014, which is critical to the future of the Company, and the decision to restructure the composition of the Board following the Refinancing reducing the Board from 12 Directors to seven Directors, with the appointment of four new Non-Executive Directors, such an evaluation was not deemed appropriate. Membership of the Committees will also be reviewed following the Refinancing. It is the intention that an evaluation process will be undertaken at the end of 2015 when the new Board is fully established as appropriate.

Roles and Responsibilities of the Board

The Board is responsible to Shareholders for the success of the Company. The long-term strategy, set by the Board, is to generate responsible and sustainable growth via investment in new processing technologies and innovations and the geological exploration of new areas in order to produce steady cash flows for the benefit of all stakeholders. The Board’s role is to ensure that the Company follows this strategy and that a financial and operational structure is in place to enable the Group to meet its goals.

The Board has adopted a formal schedule of matters reserved for the Board’s decision, a copy of which is available on the Company’s website or can be obtained from the Company Secretary. These matters include responsibility for the determination and monitoring of the Company’s strategic aims, budgets, major items of capital expenditure and senior appointments. The Board is also responsible for the Group’s system of corporate governance and is ultimately responsible for the Group’s activities, strategy, risk management and financial performance.

The Company is led and controlled by the Board, chaired by Mr Peter Hambro. The Board consists of the Chairman, five Executive Directors and six Non-Executive Directors. All six Non-Executive Directors are deemed to be independent by the Board. Dr Graham Birch is the Senior Independent Non-Executive Director. The Board meets regularly on at least six scheduled occasions during each year, and more frequently if necessary. Certain responsibilities, including carrying on the day-to-day management of the Company, are delegated to an Executive Committee of the Board. The responsibilities of the Executive Committee are summarised below.

Division of Responsibilities

The division of responsibilities between the Chairman, the Chief Executive Officer and the Deputy Chief Executive is set out in writing and is summarised below.

The Chairman’s primary role is to provide leadership to the Board, necessary to promote the success of the Company and create value for Shareholders in the long-term, whilst ensuring that sound effective corporate governance practices are embedded in the Group and in its decision making processes.

The Chief Executive is responsible for developing the Group’s objectives and strategy and for the successful achievement of objectives and execution of strategy, following approval by the Board. He supervises the Group’s operations within Russia, managing the Group’s risk profile and ensuring that appropriate internal control procedures are in place.

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The Deputy Chief Executive supports the Chief Executive Officer in the development and implementation of the Group’s strategic plans and policies, serves as an external representative of the Group and provides technical management.

The Non-Executive Directors are responsible for bringing independent and objective scrutiny to all matters before the Board and the Board Committees, using their substantial and wide ranging experience. The Non- Executive Directors meet periodically with the Chairman without the Executives being present.

The Senior Independent Director provides an independent access point to the Company’s institutional Shareholders.

Following completion of the Refinancing, the size of the Board will be reduced to seven members. The reduced Board will consist of three executive Directors and four non-executive Directors.

Board Committee

The Board is responsible for the Group’s system of corporate governance and is ultimately responsible for the Group’s activities, strategy, risk management and financial performance. To assist the Board in carrying out its functions and to ensure that there is independent oversight of internal control and risk management, the Board has formally delegated certain responsibilities to Board Committees, which in the case of the Audit, Remuneration and Nomination Committees are comprised of independent Non-Executive Directors and also, in the case of the Nomination Committee, the Chairman. The Company’s Risk and HSE Committees comprise both independent Non-Executive Directors and Executive Directors. In addition, the Board has established Executive, Strategic, Technical and Anti-Bribery Committees. Each Board Committee has agreed terms of reference approved by the Board, which can be found on the Company’s website.

The Board keeps the membership of its Board Committees under review to ensure gradual refreshing of skills and experience. The Board is satisfied that all Directors have sufficient time to devote to their roles and that it is not placing undue reliance on key individuals.

Each Board Committee has access to independent expert advice at the Company’s expense. Details of the principal Board Committees, namely the Audit, Remuneration, Nomination, Risk, HSE and Executive Committee is provided below.

Audit Committee

Current members

The Audit Committee is appointed by the Board from the Non-Executive Directors of the Company and has defined terms of reference. The Audit Committee comprises Sir Malcolm Field, as Chairman of the Committee, Dr Graham Birch and Mr Charles McVeigh III. Sir Malcolm Field is considered by the Company as having the requisite recent and relevant financial experience due to his past employment in finance or comparable experience in corporate activities, as is Mr McVeigh III. Dr Graham Birch’s background in commodity fund management and his PhD in Mining Geology enable him to bring a broad level of mining expertise to the Audit Committee’s deliberations.

Role of Audit Committee

The Audit Committee meets at least four times a year, with meetings scheduled to coincide with the Group’s financial reporting and audit cycle. As part of the process of working with the Board and to maximise effectiveness, meetings of the Audit Committee generally take place just prior to a Company Board meeting. Following each meeting the Audit Committee Chairman will report the findings of the meeting to the Board, focusing on matters where the Audit Committee considers that action or improvement is required; making recommendations as appropriate.

Meetings are also attended, by invitation for all or part of the meeting, by the Company’s Chairman, the Chief Executive Officer, the Chief Financial Officer, the Internal Auditor and Group Head of Corporate Reporting. The external auditor is present at each meeting enabling the Audit Committee to understand better the factors relevant to the auditor when exercising their professional judgement. The audit partner briefs the

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Audit Committee Chairman on key matters in advance of the meetings. The Audit Committee Chairman also meets on a regular basis with the Company Chairman and the Chief Financial Officer to discuss any issues.

The Audit Committee’s responsibilities include:

•	monitoring the integrity of the financial statements of the Company and satisfying itself that the Group has followed appropriate accounting standards and made appropriate judgements taking into account the views of the external auditor;

•	receiving and reviewing the report of the independent auditor on the full year audit and interim review;

•	keeping under review the effectiveness of the Group’s internal financial controls systems; and

•	monitoring and reviewing the activities and performance of the internal and external auditor, including monitoring their independence and objectivity.

The Committee’s terms of reference can be found on the Company’s website at www.petropavlovsk.net.

Remuneration Committee

Current members

The Remuneration Committee comprises Sir Roderic Lyne, as Chairman, Sir Malcolm Field, Lord Guthrie and Dr David Humphreys.

Role of the Remuneration Committee

The Remuneration Committee is responsible for determining and agreeing with the Board the framework and policy for the Company’s Chairman, the Executive Directors, members of the Executive Committee and the Company Secretary.

The Group’s remuneration policy is designed to provide remuneration packages sufficient to retain and motivate high calibre executives and to attract new talent as required. The Remuneration Committee takes into account the principles of sound risk management when setting pay and takes action to ensure that the remuneration structure at Petropavlovsk does not encourage undue risk.

The current remuneration policy was approved by Shareholders at the annual general meeting held on 17 June 2014. Subject to the satisfactory conclusion of the Refinancing it is the intention of the Remuneration Committee to undertake a full review of the Company’s remuneration policy within the new legislative framework to ensure that appropriate arrangements are in place to incentivise the Company’s executive team to deliver the Group’s strategy. In considering any adjustments to the Directors’ remuneration policy, the Remuneration Committee will wish to ensure that the interests of the executive team continue to be aligned with those of Shareholders. The Remuneration Committee would therefore propose to consult the Company’s major Shareholders on any revisions to the policy, before putting any revised policy to Shareholders for approval at the Company’s 2015 annual general meeting.

The Board approves the remuneration of the Non-Executive Directors, within the limits set in the Articles.

Nomination Committee

Current members

The Nomination Committee comprises Mr Peter Hambro as Chairman, Dr Graham Birch, Sir Malcolm Field and Mr Charles McVeigh III.

Role of Nomination Committee

The Nomination Committee reviews the procedure for the appointment of new Directors and evaluates structure, size and composition as well as the balance of skills, knowledge and experience of the Board and makes any recommendations to the Board where necessary. The Nomination Committee is responsible for the succession planning of Directors and for the identification and nomination of candidates to fill vacancies where necessary.

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Appointments are made on merit and against objective criteria. In the case of candidates for non-executive directorships, care is taken to ascertain whether they have sufficient time available to meet their Board and, where relevant, committee responsibilities. As part of this process, candidates disclose all other time commitments and, on appointment, undertake to inform the Board of any changes. The terms and conditions of appointment of all Directors are available for public inspection. No Director has a notice period of more than one year.

Risk Committee

Current members

The Risk Committee comprises Lord Guthrie, as Chairman, Dr Graham Birch, Sir Roderic Lyne, Dr David Humphreys and Mr Martin Smith.

Role of Risk Committee

The Company has adopted a formal risk management framework with the Board having ultimate responsibility for setting the Group’s risk appetite and the Executive Committee having responsibility for on- going risk review and management. The Board has delegated authority to the Risk Committee. Accordingly, the Risk Committee is responsible for reviewing the identification, evaluation and management of key risks, as well as for assessing the effectiveness of related controls and monitoring the internal control systems. In addition, the Risk Committee is responsible for reinforcing risk management principles throughout the Group. The Audit Committee has responsibility for reviewing financial risks and reports its findings and recommendations to the Risk Committee.

The Risk Committee meets at such times as the Chairman of the Risk Committee requires, and principally focuses on those risks that could impact on the Group’s business and the success of its strategy. Risks that could impact the business are considered in the following broad categories:

(a)	Operational;

(b)	Financial;

(c)	Health, Safety & Environmental;

(d)	Legal & Regulatory;

(e)	Human Resources; and

(f)	Investor Relations & External Communications.

Responsibility for each category is delegated to a “risk owner” within the Executive Committee. Each risk owner is responsible for identifying risks in their risk area and the most significant risks are recorded in risk registers. The likelihood of occurrence and potential impact to the Group is assessed and mitigating controls, which seek to remove or minimise the likelihood and impact of the risks before they occur, are implemented. Risks are then re-assessed once appropriate mitigation is in place, although some risks by their nature cannot be mitigated by the Company.

Executive Committee

Current members

In addition to the Chairman and the five Executive Directors of the Company the Executive Committee comprises the following individuals, all of whom are currently employed by the Group:

Name	Position
Mr Valery Alekseev	Group Head of Construction and Engineering
Mr Alexei Maslovskiy	Group Head, Business Development
Mrs Anna-Karolina Subczynska	Group Head Legal Affairs
Mr Sergey Ermolenko	General Director of Management Company Petropavlovsk
Mr Andrey Tarasov	Deputy General Director of ‘Management Company’ Petropavlovsk

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The management, expertise and experience of each of these individuals is set out below:

Mr Valery Alekseev (Group Head of Construction and Engineering)

Mr Alekseev is a qualified mining engineer and has worked in process engineering in the gold and heavy metals industry, managing the design and construction of the Murantau plant in Uzbekistan and various treatment plants in Russia. As Chief Engineer he brought the Pokrovskiy mine and plant into production. Previously General Director of Kapstroi, the Group’s specialist construction company, Mr Alekseev was appointed as Head of Capital Design and Construction and a member of the Executive Committee in September 2013.

Mr Alexei Maslovskiy (Group Head, Business Development)

Mr Maslovskiy joined the Group in 2001. He holds a Bachelor of Arts Degree in Economics from the University of Minnesota. He is a Certified Retail Gemologist and Diamond Grader. He was previously employed as a trader for Worldco Financial Services in New York. Alexei Maslovskiy is the son of Dr Pavel Maslovskiy.

Mrs Anna-Karolina Subczynska (Group Head of Legal Affairs)

Mrs Subczynska joined the Company in 2003. Mrs Subczynska is a solicitor qualified in England and Wales and a Russian qualified lawyer. She was previously employed in international law firms.

Mr Andrey Tarasov (Deputy General Director of ‘Management Company Petropavlovsk)

Mr Tarasov graduated from the Moscow Legal Academy in 1995 and in 1997 from the Legal and State Institute of the Russian Academy of Science. During his legal career he was a member of the Moscow Oblast Bar and held various positions including in mining, publishing and investment companies. He worked for Petropavlovsk as a solicitor from 1998 and in 2004 became an employee of Petropavlovsk.

Mr Sergey Ermolenko (General Director of Management Company Petropavlovsk)

Mr Ermolenko held the position of Chief Executive Officer from 20 December 2011 until 5 November 2014. Mr Ermolenko reverted to his previous role as General Director of Management Company Petropavlovsk, a Russian subsidiary of the Group, following the reappointment of Dr Pavel Maslovskiy as Chief Executive Officer in November 2014. One of the five founding members of the Company, Mr Ermolenko has held top managerial positions with the Group since its inception in 1994 and has been instrumental in the expansion of the Group into a multi-mine operation, overseeing the commissioning of Pokrovskiy, Pioneer, Malomir and Albyn. Mr Ermolenko has over 40 years’ experience of operating mines in the Russian Far East.

Role of the Executive Committee

The Executive Committee’s responsibilities and duties include:

•	carrying on the day to day management of the Company;

•	recommending strategy and objectives to the Board;

•	ensuring that the overall objectives set by the Board are achieved; and

•	timely reporting to the Board.

Health & Safety and Environmental (HSE) Committee

Current members

The HSE Committee comprises Sir Roderic Lyne, as Chairman, Lord Guthrie, Dr David Humphreys, Dr Alfiya Samokhvalova and Mr Martin Smith. The HSE Committee is supported by a management structure, which ensures that an effective reporting line exists from operational and management level through to the HSE Committee. This enables information to reach the HSE Committee in a timely and effective fashion.

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Role of the Committee

The Board has overall responsibility for the system of internal control and risk management, including HSE risks. The Board has established an HSE Committee to advise and report to the Board on sustainability matters, including: establishing and reviewing the Group’s health, safety, environmental and community relations strategy, evaluating the effectiveness of the Group’s policies and systems for managing sustainability issues and risks and assessing the performance of the Group with regard to the impact of sustainability decisions and actions. The HSE Committee uses independent consultancy firms where necessary to ensure that it is kept aware of international best practice and the most recent requirements of the London market. The Chairman of the HSE Committee reports his findings to the Board after each HSE Committee meeting and advises the Board on any relevant issues as necessary.

Sustainability factors are included in the Company’s 2013 Annual Report and provide an account of the health and safety, social and environmental performance of the Company over the past reporting period together with a programme for continued improvement in these spheres. The Company’s 2013 Annual Report includes a report on all of the Group’s emission sources required under the Companies Act 2006 (Strategic Report and Directors’ Reports) Regulations 2013. The Company has adopted the methodology for planning and reporting of Greenhouse Gases according to the laws of Russia and has used one of the formulae, as approved under this legislation, for calculating the CO2 equivalent associated with the Group’s consumption of diesel, kerosene, benzene and coal.

In accordance with best industry practice, the Group has implemented a system of key performance indicators covering the fields of financial, environmental, health and safety and social performance across its operations.

The HSE Committee reviews the Group’s health and safety performance at every meeting, receiving details of every accident that has occurred during the period in order that any trends can be identified and actions taken as appropriate, including additional or refresher training for employees on specific areas.

4.	Employees

The average number of staff employed by the Group during the years ended 31 December 2013, 2012 and 2011 is set out below:

	Year ended 31 December
	2013	2012	2011
Hard rock and alluvials	6,678	7,298	6,670
Corporate and other	4,837	5,367	4,489
Total	11,515	12,665	11,159

As at 31 December 2013, 31 December 2012 and 31 December 2011 respectively 11,492, 12,639 and 11,134 employees of the Group were based in Russia with the remainder based in the United Kingdom.

5.	Pensions

The Group is subject to mandatory contributions to the Russian Federation defined contribution state benefit fund.

UK employees are entitled to join a Group personal pension plan. The Company contributes between 3 per cent. and 12.5 per cent. of an employee’s salary, depending upon the employee’s length of service with the Group, subject to the employee making a minimum contribution of 3 per cent.

6.	Long-Term Incentive Plan (the LTIP)

The LTIP was approved by Shareholders at the annual general meeting of the Company held on 25 June 2009. A summary of the key terms of the LTIP is set out below.

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Eligibility

The Remuneration Committee may select any employee of the Group, including any Executive Director, to participate in the LTIP.

Grant of awards

Awards may normally only be granted within 42 days after: the first dealing day immediately after the date of the announcement of the Company’s results for any financial period, the removal of any restrictions imposed on the Company or the LTIP Trustee which have previously prevented an award from being granted; or at any other time when the Remuneration Committee resolves that exceptional circumstances have arisen which justify the grant of an award. No awards may be granted after 25 June 2019.

Awards may be granted either by the Board Remuneration Committee or by the LTIP Trustee, in consultation with the Board Remuneration Committee (in each case, the Grantor). The grant of an award by the LTIP Trustee shall be subject to the recommendation of the Board.

The LTIP provides for the following types of share awards:

•	options with an exercise price not less than the market value of a share at the time of grant (Options);

•	performance share awards being awards delivering free shares granted as conditional awards or nil-cost options (Performance Share Awards); and

•	deferred bonus awards, being an award of shares in lieu of annual bonus and conditional upon continuing service (Deferred Bonus Awards).

To date only Performance Share Awards have been granted under the LTIP.

An Award may not be transferred, charged, pledged, mortgaged or encumbered in any way whatsoever by a participant or their personal representative(s).

Limits

The aggregate market value of shares on the date of grant pursuant to all Options and Performance Share Awards granted to an eligible employee by the LTIP Trustee in any financial year shall not normally exceed 200 per cent. of their annual salary. In circumstances deemed by the Remuneration Committee to be exceptional this limit may be increased to such extent as the Remuneration Committee may at its absolute discretion determine, having regard to market practice in the Company’s business sector.

In respect of Performance Share Awards or Deferred Bonus Awards, the market value shall be the middle market quotation of a share on the dealing day immediately preceding the relevant date or if the Remuneration Committee so determines, the average of the middle market quotations of a share on the three consecutive dealing days immediately preceding the relevant date, provided that such dealing days shall not fall within any prohibited period. The market value of an option will be based on a price not less than the market value of a share on the date of grant.

Where awards are satisfied by Ordinary Shares, the Ordinary Shares may be Ordinary Shares purchased on the stock market, treasury shares or newly issued shares. At any time the number of shares, which have been issued or remain issuable pursuant to grants made over the last ten years under the LTIP and under any other employees’ share scheme established by the Company may not exceed 10 per cent. of the shares in issue.

Vesting/Release of awards

Normally, no part of an award will vest or be considered for release before the third anniversary of grant. Awards will normally vest or be considered for release at the end of the vesting/release period if and to the extent that any applicable performance conditions have been satisfied.

In the case of “good” leavers or a change of control of the Company, special provisions apply depending on the form of award. In the case of “good” leavers the Performance Share Award or Options may vest or become exercisable. The number of shares that will vest or options that will become exercisable will be pro-

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rated for time and subject to the satisfaction of performance conditions to date, or the likely satisfaction of performance conditions during the vesting period. “Good leaver” provisions include injury, ill-health, disability, retirement, death, the participants employing company or business being sold out of the Group, or any other reason that the Remuneration Committee determines appropriate.

Performance conditions

Performance will be measured against specific performance conditions, measured over a three year period.

Where events occur which cause the Remuneration Committee to consider that any part of the performance condition has become unfair in either direction or impractical, the Remuneration Committee may amend or replace such condition (or part) without further formality as it deems appropriate provided such revised or new condition (or part) is, in the Remuneration Committee’s opinion, no more and no less difficult to satisfy.

Benefit of dividends

An additional benefit, releasable at the same time as an award, may be added to an award. Any benefit would represent the value of dividends payable on those Ordinary Shares that actually vest/are released since the date of grant and would normally be provided as Ordinary Shares.

Cash alternative

The Grantor may decide at the point of vesting (or exercise or consideration for release as the case may be) that an award should be settled in cash equal to the market value of the Ordinary Shares subject to the award rather than in the Ordinary Shares themselves.

Variation of the Company’s share capital

On any variation or increase of the Company’s share capital, or in the event of a demerger, special dividend or other similar event which affects the market price of Ordinary Shares to a material extent, the Grantor may make such adjustments as it considers appropriate to the number of Ordinary Shares subject to an award.

Amendments to the LTIP

The rules of the LTIP relating to eligibility, limits, the basis for determining a participant’s entitlement, variations of the Company’s share capital and amending the plan may not be amended to the advantage of existing or future participants without the prior approval of the Company’s Shareholders in a general meeting. However the Committee may make amendments to the LTIP which it considers necessary or desirable in order to benefit the administration of the LTIP, to take account of a change in the applicable legislation in any country or territory or to obtain or maintain favourable tax, exchange control or regulatory treatment of participants of any Group company provided that such amendments or additions do not affect the basic principles of the LTIP.

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PART 9

RUSSIAN REGULATIONS AND SUMMARY OF THE GROUP’S KEY LICENCES

PART A: RUSSIAN MINING AND THE RUSSIAN LICENSING REGIME

1.	Information on mining in Russia

The following section of this Part 9 describes the impact of the Strategic Asset Laws on the gold mining industry in Russia and, in particular where applicable, in relation to the Group. Section 4 of this Part 9 relates to the Russian licensing regime for subsoil use generally, which may have an impact on the Group.

2.	Foreign Investment Legislation

2.1	Acquisitions

In May 2008, the Strategic Asset Laws were introduced in Russia regulating foreign investments into strategic sectors of the Russian economy. These laws included the Federal Law No. 57-FZ and Federal Law No. 58-FZ dated 29 April 2008, which, inter alia, amended the Subsoil Law and Federal Law No. 160-FZ dated 9 July 1999 “On foreign investments in the Russian Federation”.

Federal Law No. 57-FZ imposes on a Foreign Investor a requirement to obtain Strategic Approval before entering into a transaction (including transactions entered into on a stock exchange) as a result of which such investor:

(a)	acquires direct or indirect control over 25 or more per cent. of the voting shares of a Strategic Entity;

(b)	increases its existing direct or indirect control over 25 or more per cent. of the voting shares of a Strategic Entity by acquiring direct or indirect control over any additional voting shares of the Strategic Entity (not applicable when the existing shareholding already exceeds 75 per cent.);

(c)	obtains the right of ownership, possession or use of fixed production assets of a Strategic Entity, if the book value of such assets amounts to 25 per cent. or more of the book value of all assets of the Strategic Entity;

(d)	obtains the right to appoint the chief executive officer, or 25 or more per cent. of the collegial executive body of a Strategic Entity;

(e)	obtains unconditional ability to elect 25 per cent. or more of the board of directors or other collegial management body of a Strategic Entity;

(f)	performs the functions of the management company (manager) in relation to a Strategic Entity; or

(g)	is otherwise able to determine the decisions of a Strategic Entity, including the ability to direct the conduct of business of a Strategic Entity.

Each of the consequences mentioned above is defined as Influence for the purpose of this Prospectus.

Sovereign Foreign Investors are subject to additional restrictions under the law, including the requirement that such investors obtain Strategic Approval before they acquire direct or indirect control (as defined in the law) over more than 5 per cent. of the voting shares of a Strategic Entity (except where a Permitted Foreign Investor is a party to the transaction as a result of which control was acquired). Moreover, a Sovereign Foreign Investor is prohibited from entering into a transaction that results in (i) that Sovereign Foreign Investor acquiring direct or indirect control over 25 or more per cent. of the voting shares of a Strategic Entity or otherwise enabling it to exercise Influence over

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a Strategic Entity, or (ii) the aggregate shareholding controlled by all Sovereign Foreign Investors (other than Permitted Foreign Investors) in a Strategic Entity exceeding 50 per cent. (or a lesser shareholding if such lesser shareholding enables its holders to determine the decisions made by the shareholders of a Strategic Entity).

2.2	Consequences of failure to obtain Strategic Approval

Federal Law No. 57-FZ provides for a range of sanctions where a transaction in relation to a Strategic Entity requires Strategic Approval and such approval is not obtained. These sanctions include the relevant transaction being deemed as void, the consequence of which typically would be for the parties to return to each other all that they have acquired during the course of the void transaction. Where this is impossible or does not occur, FAS is entitled to apply to a Russian court for an order that (i) disenfranchises the shares in a Strategic Entity that are affected by the void transaction and/or (ii) renders void decisions of the management bodies of a Strategic Entity and/or transactions undertaken by a Strategic Entity. FAS may also apply other sanctions, including the imposition of administrative fines and, in certain cases, Russian authorities might be able to invoke their confiscatory powers under Article 169 of the Civil Code of the Russian Federation.

These sanctions may be applied not only to transactions which take place within Russia, but also transactions which occur outside Russia, particularly where a change of control occurs in relation to an entity which directly or indirectly controls a Strategic Entity.

2.3	Strategic Deposits and Strategic Entities within the Group

A list of the Strategic Deposits is prepared, updated and maintained by Rosnedra and officially published. The Pioneer and Malomir deposits are classified as Strategic Deposits and, therefore, Pokrovskiy Rudnik, the company that holds the key Pokrovskiy and Pioneer deposits subsoil licences, and Malomirskiy Rudnik, the company that holds the Malomir deposit subsoil licence, are deemed to be Strategic Entities.

In the event the Group discovers vein gold reserves of more than 50 tonnes or deposits and occurrences of any Precious Minerals in any of its assets other than Pioneer and Malomir, such assets would be classified as Strategic Deposits and the Russian Group companies holding subsoil licences in relation to such Strategic Deposits would become Strategic Entities.

If deposits and occurrences of any Precious Minerals have been delineated within a deposit under any of the subsoil licences of the Group, such deposit will also be deemed a Strategic Deposit. The Subsoil Law does not stipulate what level of deposits or occurrence of the Precious Minerals put on the state balance of minerals would result in the relevant subsoil plot becoming a Strategic Deposit and Rosnedra are not in a position to advise on this issue.

2.4	Restrictions on transactions

Since Pokrovskiy Rudnik and Malomirskiy Rudnik became Strategic Entities, the Group’s freedom to dispose of interests in Group companies or to effect a group reorganisation or to raise equity finance or loan finance (with the provision of security) has to take account of the Strategic Asset Laws and the constraints contained in such legislation. It is not clear from the Strategic Asset Laws what stake in the Company may be viewed as enabling its holder to control the votes vested in the shares of Pokrovsky Rudnik and Malomirskiy Rudnik or otherwise exercise Influence over Pokrovsky Rudnik and Malomirskiy Rudnik. It is possible that in certain cases where the Strategic Approval to a proposed transaction has to be obtained either by the Group company or by a third party Foreign Investor (including a Sovereign Foreign Investor), the Group may be materially and adversely affected by the actions of the Russian authorities (including granting the Strategic Approval subject to the Foreign Investor assuming certain obligations under the agreement it will have to enter into with the Competent Authority or a refusal to grant the Strategic Approval) or by delays in procedures which have to be followed under the Strategic Asset Laws.

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As the Federal Law No. 57-FZ is expressed to have effect both in the territory of Russia and extraterritorially, it is possible that transactions between Shareholders of the Company (or members of their groups of persons) and between Group companies might be affected if such transactions required or will require the Strategic Approval and such approval was not or will not be obtained in accordance with the Federal Law No. 57-FZ (for these purposes, “groups of persons” are determined by reference to Russian legislation.)

2.5	Notification of interests by Foreign Investors

The Federal Law No. 57-FZ imposes an obligation on Foreign Investors to notify FAS of any acquisition of 5 per cent. or more of the shares of a Strategic Entity. In accordance with the recent clarifications issued by FAS, a notice is required when the Foreign Investor acquires shares in the Strategic Entity directly, as well as indirectly (i.e. by acquiring shares of a holding company of the Strategic Entity), provided that the Foreign Investor is able to direct voting by the relevant shares of the Strategic Entity. Accordingly, a Foreign Investor acquiring New Ordinary Shares may be required to notify FAS if that investor becomes able to direct voting by 5 per cent. or more of the shares of the relevant Russian Group company.

The Strategic Asset Laws do not specifically impose a notification obligation where at the date of enactment of the Federal Law No. 57-FZ a Foreign Investor directly or indirectly held a 5 per cent. or more interest in a Russian entity which was not at that date a Strategic Entity, but subsequently became one (for instance, because that entity discovered in its subsoil plot the reserves of vein gold of more than 50 tonnes, which were registered in the state balance of minerals, after the date of enactment of the Federal Law No. 57-FZ). Accordingly, if a subsoil plot used by the Group becomes classified as a Strategic Deposit, the Group entity which holds 5 per cent. or more of the shares of the relevant Strategic Entity may be required to notify FAS in accordance with the established procedure (including disclosing that Strategic Entity’s “group of persons” as defined in the Russian legislation).

3.	Competition Law

Under Federal Law No. 135-FZ dated 26 July 2006 “On protection of competition” (Competition Law), before an investor enters into a transaction (including transactions entered into on a stock exchange) that will enable it to exercise control or influence over a Russian entity/asset, provided certain thresholds (e.g., total book value of assets, total amount of proceeds) established in the Competition Law are met, the investor must obtain the prior approval of FAS (FAS Approval). This is required in addition to the Strategic Approval (if applicable), discussed above. In particular, FAS Approval is required, amongst others, if an investor acquires:

(a)	more than 25 per cent. of the voting shares in a Russian joint-stock company;

(b)	more than one-third of the participation interests in the charter capital of a Russian limited liability company;

(c)	more than 50 per cent. of voting shares in a foreign entity or other rights providing the ability to direct the conduct of business of such entity or the ability to exercise powers of its executive body; and/or

(d)	the ability to direct the conduct of business of the Russian company or the ability to exercise powers of its executive body.

The Competition Law is applicable to transactions entered into both in the territory of the Russian Federation and extraterritorially, for example through a transaction on a non-Russian stock exchange.

There are potentially severe consequences for failing to comply with the requirements of the Competition Law. For example, any transaction that is executed without the required FAS Approval may be challenged in court if FAS can establish that the transaction illegally harms or may in the future illegally harm competition in the relevant market, including occurrence or increase of a dominant position in that market. As a result, such transactions are deemed voidable and may be challenged within one year of the date FAS became aware or should have become aware of such violation. In addition, failure of a foreign investor to comply with the requirements relating to FAS Approval may result, in particular, in civil and administrative liability of the

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foreign investor (such as fines). The law also contemplates criminal liability for responsible individuals (usually, the CEO of the breaching company) in the event of a violation that inflicts major damage to citizens, companies or the State or have resulted in significant proceeds to the company.

The Group’s ability to dispose of interests in the Group companies, to effect a group reorganisation, among other transactions, must take account of the Competition Law and the constraints contained in such legislation. Additionally, concerns relating to vaguely worded legislation and delays in transactions concerning approvals under the Strategic Asset Laws apply equally to the Competition Law. Further information on these concerns is set out in the risk factor entitled “Russian foreign investment legislation may impact transactions by, and investments in, the Group” in “Risk Factors”.

4.	Russian licensing regime

The principal law governing subsoil use in Russia is the Subsoil Law, which is regularly amended per applicable procedures and is supplemented by various regulations subordinate to the Subsoil Law such as the acts of the President of the Russian Federation, the Russian Federal Government, the Ministry of Natural Resources and Ecology and other state bodies and agencies. The Subsoil Law sets out the basic principles and features of the licensing and regulatory framework for the mining industry, and contains rules governing the issue, transfer, surrender and revocation of licences for exploration (search and assessment), detailed exploration and/or the production of minerals and other resources.

In general, a subsoil licence itself sets out only the basic terms of the licensing arrangement i.e. it identifies the licensee, the licence area and the term of the licence, and sets out the mineral rights granted thereunder.

A subsoil licence is terminated upon the expiry of its term, or sooner on grounds provided for by the Subsoil Law or in the licence itself. Some of these grounds are open to broad interpretation, providing a certain degree of discretion to the authorities in the exercise of their powers. In particular, a material breach in the process of the issuance of a subsoil licence (e.g. where a detailed exploration and production licence was issued whereas the level of geological knowledge of the area required issuance of a combined licence), may result in termination of a subsoil licence. Violation of the material terms of the licence could lead to its early termination. There is no statutory definition of what is deemed to be a violation of the material terms which has allowed this provision to be interpreted broadly in the past in several highly publicised cases. It is necessary for licence holders to exercise extra care in their compliance with the appropriate licence terms and conditions.

Obtaining and maintaining in force a subsoil licence for a successful production operation in Russia typically involves a series of voluminous filings, and even minor errors or omissions in respect of any documents that must form part of such filings in theory may be viewed by the licensing authorities as a violation of the material terms of the subsoil licence. In practice, if a material violation of a subsoil licence comes to the attention of the authorities, the typical action taken is the issue of a written direction to the licensee to remedy the violation within the period specified in the notice. If the licensee fails to remedy the breach within the time period specified, the subsoil licence may be revoked, although this is viewed as a measure of last resort and is generally only used where the breach is severe, cannot be remedied, is complemented by other material violations or if the terms of the remedial notice are blatantly ignored by the relevant licensee for a substantial period of time. Usually, attempts are made to reach a compromise with the licensee as to methods or the periods of compliance with the terms of any remedial notice.

4.1	Development of newly discovered Strategic Deposits

The Group’s ability to develop newly discovered Strategic Deposits may be prevented by the Russian Government under the Subsoil Law. According to the Subsoil Law, in relation to any Strategic Deposits which form part of the operations of the Group and in respect of which the detailed exploration and production stage has not commenced before May 2008, the Russian Government has the power, on the grounds of the protection of national security, to prevent the detailed exploration and production of such deposits being undertaken by the Group. In the case of a combined subsoil licence (which allows the holder to carry out both search and assessment and detailed exploration and production), the Russian Government has the power to terminate the licence where the search and

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assessment stage has been completed, discovery of the Strategic Deposit has been made and prior to the commencement of the detailed exploration and production stage. In the case of a prospecting subsoil licence (which allows the holder to carry out search and assessment only), the grant of a detailed exploration and production subsoil licence can be refused after a discovery of a Strategic Deposit has been made. These provisions of the Subsoil Law do not apply to Strategic Deposits where search and assessment was completed and detailed exploration and production of such deposits began before May 2008 (i.e. before the relevant amendments to the Subsoil Law were enacted).

According to the Russian Government’s Regulations on the Reimbursement of Expenses on Prospecting and Evaluation of a Discovered Mineral Deposit No. 206 dated 10 March 2009, where the termination provisions are invoked (i.e. a combined licence is terminated or a production licence is not awarded following the discovery of a Strategic Deposit under an exploration licence), it is anticipated that a foreign investor affected by termination will be entitled to certain compensation. Such compensation is not based on market value of the property in question, but rather on limited costs and expenses which have been incurred by the subsoil user.

4.2	Concurrent exploration and production

The Group’s ability to develop newly discovered Strategic Gold Deposits in parallel with continued search and assessment activity within the same field may be restricted under the Subsoil Law.

The Subsoil Law stipulates that foreign investors or entities controlled by foreign investors can commence the detailed exploration and production stage in respect of Strategic Deposits subject to such subsoil user having obtained confirmation by the Russian Government of its right to undertake any detailed exploration and production activities within its licence area.

5.	Certain Russian Tax Laws

Generally, taxes payable by Russian companies are both substantial and numerous. These taxes include, among others, profit tax, value added tax (VAT), property tax and other taxes as well as contributions to social security funds. Laws related to these taxes have been in force for a short period of time compared to tax laws in more developed market economies. Historically, the system of tax collection has been relatively ineffective, resulting in the imposition of new taxes in an attempt to increase revenue and continual changes in the interpretation of the existing laws by various authorities. The Russian Government has implemented reforms of the tax system that have resulted in some improvement in the tax climate. The cornerstone of such reforms was a complete redrafting of the tax law into the Tax Code of the Russian Federation (Russian Tax Code). As well as providing greater clarity, this has included the reduction of most “headline” tax rates and the reduction of a number of taxes applicable to businesses.

5.1	CFC, beneficial ownership of income and entity tax residency

Current Russian tax legislation is, in general, based upon the formal way in which transactions are documented, looking to form rather than substance. However, the Russian tax authorities are increasingly taking a “substance over form” approach, which may cause additional tax exposures to arise in the future. The Russian Government has taken steps aimed at preventing tax evasion, imposing additional liabilities on taxpayers. On 3 December 2012, the Russian Government issued Resolution No. 2250-r (Resolution No. 2250-r), which contains a series of amendments expected to be introduced into Russian legislation in the near future in order to prevent tax evasion. Resolution No. 2250-r proposes to introduce, amongst other things, additional grounds for the reassessment of tax liabilities, additional rights of governmental authorities and stricter criminal responsibility for money laundering and the violation of foreign currency legislation. In terms of tax measures, Resolution No. 2250-r proposes to introduce rules governing the taxation of “controlled foreign corporations”, the concept of tax residency for legal entities and the concept of beneficiary recipients of income. While draft laws covering these amendments were expected to have been prepared and submitted to the Russian Government in 2013, this did not occur. However, on 24 November 2014, a new law was passed, effective 1 January 2015, which substantially amends the Russian Tax Code. The major

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changes envisaged by the new law include: (1) the introduction of the CFC regime, (2) the concept of there being a beneficial owner of income and (3) legal entities having a tax residency.

Under the new law, a foreign company is treated as a CFC if it is controlled by a Russian tax resident (which can be an individual or a corporate). The necessary level of control is 25 per cent. (held individually by a Russian resident or collectively with his close relatives) or 10 per cent. (held in the same manner, provided other Russian persons control over 50 per cent. of the relevant company’s share capital). Until 1 January 2017 the threshold for establishing whether a person has control over a CFC will remain at 50 per cent. The CFC regime extends not only to corporate entities but also to “pass-through” entities (partnerships, trusts, collective investment vehicles). The term “control” means not only control over a certain percentage of capital, but also, the right to control the distributions of income from a CFC. As a consequence of the CFC regime, a Russian controlling party is obliged to include in its taxable base income of a CFC in proportion to its share in its share capital. Certain exemptions preclude companies from CFC treatment (for example, companies registered in countries with tax information exchange agreements with Russia and with a rate of corporate taxation of not less than 75 per cent. of the Russian weighted average corporate income tax rate are exempt as well as foreign non-commercial organisations are not treated as CFCs) . The income of a CFC up to a certain threshold is exempt from taxation on the account of a Russian controlling party (for example, income of a CFC is exempt from Russian taxation up to 10 million Roubles although there will be a higher thresholds (50 and 30 million Roubles) for the first two years after the law is introduced). Russian taxpayers are held responsible for filing information to tax authorities relating to their participation in foreign companies and pass-through entities. The main goal of this new law is to make it economically ineffective to keep income in the offshore accounts of Russian companies and to induce the distribution of dividends from foreign subsidiaries to Russian shareholders, and to have such dividends taxed in Russia.

This new law also introduces the concepts of beneficial owner of income and tax residency of corporate entities. Under the concept of beneficial owner of income, the non-Russian person may be viewed as not being beneficially entitled to income, if certain requirements are not met (mostly in cases where such foreign person performs conduit functions with respect to such income). In this case the income should be taxed as if directly received by the ultimate beneficial owner (whether non-resident or resident of Russia for tax purposes). Under the tax residency concept, the non-Russian corporate person may be viewed as a Russian tax resident, if its place of effective management is located in Russia. Several criteria are introduced to determine the place of effective management.

5.2	Unjustified tax benefit rulings

On 12 October 2006, the Plenum of the Russian Supreme Arbitration Court issued Ruling No. 53 concerning judicial practice with respect to unjustified tax benefits received by taxpayers. The ruling provides that a tax benefit means a reduction in the amount of a tax liability resulting, in particular, from a reduction of the tax basis, the receipt of a tax deduction (recovery) or tax concession, the application of a reduced tax rate, the receipt of a right to a refund (offset) or the reimbursement of tax from the budget. The court ruled that a tax benefit itself cannot be regarded as a business objective, and such tax benefit may be deemed unjustified if the true economic intent of transactions is inconsistent with the manner in which they have been accounted for tax purposes, or when a transaction lacks a reasonable economic or business purpose. On the other hand, the mere fact that the same economic result might have been obtained with a lesser tax benefit received by the taxpayer should not be treated as grounds for declaring a tax benefit to be unjustified.

There has been little further guidance on the interpretation of this concept by the Russian tax authorities or courts, but it is apparent that the Russian tax authorities actively seek to apply this concept when challenging tax positions taken by taxpayers. Although the intention of the ruling was to combat abuse of tax law, based on the available court practice relating to this ruling, the Russian tax authorities have started applying the “unjustified tax benefit” concept in a broader sense than may have been initially intended by the Supreme Arbitration Court.

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5.3	Proposed changes to withholding regime

Dividends paid by Russian subsidiaries to their foreign corporate shareholders are generally subject to Russian withholding income tax at a rate of 15 per cent., although this tax rate may be reduced under an applicable double tax treaty.

In May 2009, the Russian President included in his message regarding the budget policy for 2010-2012 a proposal for legislative changes to introduce an anti-avoidance mechanism with respect to double tax treaty benefits in cases where the ultimate beneficiaries of income do not reside in the relevant tax treaty jurisdiction. The Russian Government has also proposed in its “Major Trends in Russian Tax Policy for 2014-2016” legislative changes concerning an anti-avoidance mechanism with respect to double tax treaty benefits, together with a proposal for the introduction of the concept of “controlled foreign corporations”.

On November 24, 2014 a new law outlining the concept of beneficial owner of income was enacted effective January 1, 2015. Under the new law, a person participating in a company’s capital or a person who has a right over the use and disposal of a company’s income may be treated as beneficial owner of that income. If, however, a person serves as an intermediary and has an obligation to transfer part or all of the income received from the company to a third party (i.e. a person that is not able to act independently with respect to the use and disposition of the received income), such person may not be treated as beneficial owner of income. The result of the denial of beneficial owner’s treatment with respect to a company’s shareholders (or intermediary shareholders) would be the denial of double tax treaty benefits (zero rate taxation or reduced taxation of certain types of income distributed to such persons). The distribution of income to such shareholders would attract taxation which should have applied had the income been distributed directly to ultimate beneficial owners of such income (whether foreign or Russian).

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PART B: SUMMARY OF THE GROUP’S KEY LICENCES

The Group’s policy is generally to apply to renew its prospective and/or producing licences by extension. Historically, applications for renewal have been submitted approximately three months prior to the expiry of the relevant licence.

The Subsoil Law does not provide for an automatic extension of a producing mining licence to its current holder, but to date the members of the Group have, overall, been successful in obtaining extensions where they have applied for them. To apply to the licensing authority for the extension of an existing licence, the current holder must have complied with the terms and conditions of the licence. No assurances can be given that any of the Group’s licences will be in a position to achieve renewal by way of extension.

1.          Group licence overview

This section sets out an overview of the Group’s key licences. Section 2 of this Part B (Summary of the Group’s licences) sets out in further detail the material terms of each material licence.

1.1	Amur region

Key licences and selected licence agreement terms:

Registration
No.	Name of deposit	End use	Area	date	Valid until
Pokrovskiy Rudnik
1	Sergeevskoye ore field (BLG 00900 BR)	Search and assessment, detailed exploration and production (hard rock gold)	90.87 km2	06/05/1999	01/09/2020
2	Pioneer mineral occurrence and flanks (BLG 01181 BR)	Search and assessment, detailed exploration and production (hard rock gold)	52.0 km2	15/01/2001	31/12/2019
4	Pokrovskoye deposit (BLG 10590 BE)	Production of gold and associated components	4.13 km2	20/02/1998	31/12/2017
6	Alkagan- Adamovskaya area (BLG02191 BR)	Search and assessment, detailed exploration and production (hard rock gold)	472.8 km2	14/07/2010	31/12/2035
Malomirskiy Rudnik
1	Malomirskoye gold deposit (BLG 14902 BE)	Detailed exploration and production of gold	40.0 km2	19/04/2010	15/04/2030
2	Malomirskiy mineralised cluster (BLG 02492 BR)	Search and assessment, detailed exploration and production (hard rock gold)	578.3 km2	18/01/2013	31/12/2037
3	Pogranichnaya ore projected area (BLG 02489 BR)	Search and assessment, detailed exploration and production (hard rock gold and molybdenum)	168.5 km2	17/01/2013	31/12/2037
4	Magnetitoviy mineral occurrence (BLG 02561 BR)	Search and assessment, detailed exploration and production (hard rock gold and silver)	34.5 km2	03/09/2013	31/12/2033

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Registration
No.	Name of deposit	End use	Area	date	Valid until
Albynskiy Rudnik
1	Albyn prospective area (BLG 02308 BR)	Search and assessment, detailed exploration and production of gold	40.0 km2	25/07/2011	31/12/2030
Temi
1	Kharginskoye ore field (BLG 02190 BR)	Search and assessment, detailed exploration and production (hard rock gold)	115 km2	14/07/2010	31/12/2035
2	Elginskoye ore field (BLG 02225 BR)	Search and assessment, detailed exploration and production (hard rock gold)	325 km2	02/11/2010	31/12/2035
3	Afanasievskaya prospecting area (BLG 02491 BR)	Search and assessment, detailed exploration and production (hard rock gold)	688.1 km2	18/01/2013	31/12/2037
Rudoperspectiva
1	Taldanskaya area (BLG 13939 BR)	Search and assessment, detailed exploration and production (hard rock gold and silver)	94.0 km2	12/02/2007	30/12/2031

2.         Material licence summaries

The table below sets out a summary of the main contractual obligations under the Group’s principal licences which are currently in force as at the date hereof, save to the extent already fulfilled or subsequently amended:

Licence	Main licence obligations

Sergeevskoye BLG 00900 BR	The licence holder must ensure the following development phases of the project are performed up to 2014:

(i)	commence exploration in the second quarter of 1998;

(ii)	complete greenfield exploration in the fourth quarter of 2003 together with the submission of the final exploration report based on the results of work undertaken in Amur TKZ;

(iii)	complete all exploration and submit final exploration report on current estimation of reserves in Amur TKZ in the fourth quarter of 2010;

(iv)	complete all exploration on development of refractory ores deposits; prepare and submit final exploration report on current estimation of reserves in Amur TKZ no later than the fourth quarter of 2014;

(v)	mining volume of identified reserves since 2004 no less than 200kg per annum; and

(vi)	from 2011, set production capacity of gold against the data in the technical plan.

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Licence	Main licence obligations

Pioneer mineral occurrence and flanks BLG 01181 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	commence exploration no later than 31 December 2001;

(ii)	complete all greenfield exploration with the final exploration report being submitted to Amur TKZ no later than 31 December 2004;

(iii)	complete all exploration (including geological and engineering survey of ores and pilot production in 2004- 2009) together with approval of the final report on reserves estimation by GKZ prior to 31 December 2009;

(iv)	prepare, coordinate and approve project plan for the development of the deposit and obtain favourable conclusions from necessary state expert appraisal boards no later than 1 January 2011;

(v)	complete construction of the mining plant and commission the plan no later than 31 December 2011;

(vi)	reach projected capacity no later than 30 June 2012; and

(vii)	prepare and coordinate the project for dismantling of the mining plant, site facilities and infrastructure and measures that eliminate harmful effect of such actions on subsoil and environment no later than 6 months prior to scheduled completion of mining on the Licence area.

Pokrovskoye deposit BLG 10590 BE	The licence holder must ensure the following development phases of the project are performed:

(i)	ensure the production of not less than 1.5 tonnes of gold per annum on or prior to 2000 and of not less than 3,000 tonnes of gold per annum from 2005;

(ii)	ensure the end of construction of the processing plant in 2002 which together with other ore beneficiation methods delivers estimated production;

(iii)	ensure the introduction of modern environmentally friendly technologies during ore processing to the full extent. Upon that, the licence holder is obliged to carry out heap-leaching tests of concentration tailings and out of balance ores at the Pokrovskoye deposit. The deadline for submission of all technological tests for expert review – 1 January 1997; and

(iv)	to ensure the full development of on-balance reserves of the deposit and provide end-to-end gold recovery and silver as a by-product at the level approved in the feasibility study for the initial mine development.

Taldanskaya area BLG 139339 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare, coordinate and obtain approval in the established procedure of the draft greenfield exploration plan and obtain

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approval of the relevant state appraisal boards no later than 30 December 2007;

(ii)	begin geological exploration of the Licence Area no later than 30 March 2008;

(iii)	complete the geological exploration of the Licence Area and deliver the geological report containing the estimate of the inferred resources of grades P1 and P2 for consideration of the Subsoil Administration of the Amur Territory (hereinafter, Amurnedra), no later than 30 December 2010, provided that the minimum volume of work should add up to no less than:

(a)	2008 – drilling of wells – 1,000 metres; and

(b)	2009 – drilling of wells – 1,000 metres;

(iv)	begin exploration works in the Licence Area no later than 30 June 2011;

(v)	complete exploration work and deliver to the state mineral reserves appraisal board in the established procedure the geological report and feasibility study of the conditions, comprising the estimate of the reserves of lode gold of grades C1 and C2, no later than 30 June 2016; provided that the minimum volume of exploratory drilling carried out during the exploration period should add up to no less than 6,000 metres; if necessary, geotechnical mapping, as well as semi-industrial high-volume sampling and processing shall also be carried out;

(vi)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections of the Licence Area with confirmed resources, and obtain approval of the relevant state appraisal boards no later than 30 December 2017;

(vii)	commence construction of infrastructure sites of the mining plant no later than 30 June 2018;

(viii)	commence industrial production of lode gold no later than 30 June 2020;

(ix)	commission the mining plant with the output level in line with the technical plan no later than 30 June 2021; and

(x)	prepare and coordinate in the established procedure the plan of dismantling of the excavation site, site facilities and infrastructure, as well as of the measures to remediate them in order to exclude their harmful effects on the subsoil and the environment, no later than 6 months prior to the projected completion of mining of the deposits.

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Alkagan-Adamovskaya area BLG 02191 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	coordinate and prepare the draft of geological survey – greenfield exploration – and obtain relevant state expert appraisal no later than 30 April 2011;

(ii)	commence work on geological survey at the subsoil site no later than 31 July 2014, herewith the minimum scope of work during the second, the third and the fourth year of licence period should be: drilling – not less than 1,000 metres per annual, excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site and provide the exploration report on the results of greenfield exploration to the State appraisal of mineral resources no later than 31 July 2014;

(iv)	coordinate and prepare exploration plan at the subsoil site with inferred mineral resources; obtain approval of the relevant state expert appraisal boards no later than 31 January 2015;

(v)	commence exploration at the subsoil site no later than 31 July 2015, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration and submit the exploration report on the results of greenfield exploration to the State appraisal of mineral resources no later than 31 July 2019;

(vii)	coordinate and prepare the technical design of the development of the subsoil site in approved reserves areas; obtain approval of the design by relevant state expert appraisal boards no later than 31 July 2020;

(viii)	commence construction of the mining plant no later than 31 January 2021;

(ix)	commission the mining plant no later than 31 July 2021;

(x)	attain projected production capacity in compliance with the technical design no later than 31 July 2022;

(xi)	carry out environmental background analysis at the subsoil site no later than 31 July 2020; and

(xii)	compile the programme of the annual environmental monitoring (subsurface resources, large expanses of water, soil, atmosphere, bio-resources) within the impact zone of the mining plant; obtain approval of the programme by relevant authorities no later than 31 January 2021.

Malomirskoye gold deposit BLG 14902 BE	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare, coordinate and obtain approval in the established procedure of the draft exploration plan of the Licence Area

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and obtain approval of the relevant state appraisal boards no later than 15 April 2006;

(ii)	commence geological exploration in the Licence Area no later than 15 October 2006;

(iii)	complete geological exploration, and deliver the geological report, executed in the established procedure, containing the estimate of the gold reserves to the state mineral reserves appraisal board no later than 15 April 2010, provided that the minimum volumes of geological exploration add up to no less than:

–	98,000 metres of drilling wells;

–	430,000m3 of ditching; and

–	280,000m3 of trenching,

(iv)	prepare and coordinate in the established procedure the draft technical plan of the development of the Licence Area, and obtain approval of the state environmental appraisal board and the state industrial safety and subsoil conservation appraisal board no later than 15 April 2011;

(v)	commence construction of mining plant and the infrastructure sites no later than 15 September 2011; and

(vi)	commission the mining plant with the throughput capacity of at least 1 million tonnes of ore per annum no later than 15 April 2012.

Malomirskiy mineralised cluster BLG 02492 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 31 October 2013;

(ii)	commence work on geological survey at the subsoil site no later than 31 January 2014, and ensure that the minimum scope of work during the second, the third and the fourth year of the licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report containing the estimate of the inferred resources and reserves of lode gold of grades P1 and C2 to Amurnedra for consideration and submissions to the territorial and federal funds for geological information no later than 31 January 2017;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the subsoil site and obtain approval of the relevant state appraisal boards no later than 31 October 2018;

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(v)	commence exploration at the subsoil site no later than 31 January 2018, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves of lode gold of grades C1 and C2 to the state mineral reserves appraisal board and submit it to the territorial and federal funds for geological information no later than 31 January 2021;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections at the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 January 2022;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 31 July 2022;

(ix)	commission the mining plant no later than 31 January 2023; and

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 31 January 2024.

Pogranichnaya projected area BLG 02489 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 31 October 2013;

(ii)	commence work on geological survey at the subsoil site no later than 31 January 2014, and ensure that the minimum scope of work during the second, the third and the fourth year of licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report containing the estimate of the inferred resources and reserves of vein gold and molybdenum of grades P1 and C2 to Amurnedra for consideration and submissions to the territorial and federal funds for geological information no later than 31 January 2017;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the subsoil site and obtain approval of the relevant state appraisal boards no later than 31 October 2018;

(v)	commence exploration at the subsoil site no later than 31 January 2018, with the minimal annual scope of work being established in the exploration plan;

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(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves of vein gold and molybdenum of grades C1 and C2 to the state mineral reserves appraisal board and submit it to the territorial and federal funds for geological information no later than 31 January 2021;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections at the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 January 2022;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 31 July 2022;

(ix)	commission the mining plant no later than 31 January 2023;

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 31 January 2024; and

(xi)	prepare, coordinate and approve in the established procedure the plan of dismantling of the excavation site, site facilities and infrastructure, as well as of the measures to remediate them in order to exclude their harmful effects on the subsoil and the environment, no later than 6 months prior to projected completion of mining of the deposits.

Magnetitoviy mineral occurrence BLG 02561 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 30 June 2014;

(ii)	commence work on geological survey at the subsoil site no later than 30 September 2014, and ensure that the minimum scope of work during the second, the third and the fourth year of licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report containing the estimate of the inferred resources and reserves of vein gold and silver ores of grades P1 and C2 to Amurnedra for consideration and submissions to the territorial and federal funds for geological information no later than 30 September 2017;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the subsoil site and obtain approval of the relevant state appraisal boards no later than 31 March 2018;

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(v)	commence exploration at the subsoil site no later than 30 September 2018, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves of vein gold and silver ores of grades C1 and C2 to the state mineral reserves appraisal board and submit it to the territorial and federal funds for geological information no later than 30 September 2020;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections at the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 30 September 2021;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 31 March 2022;

(ix)	commission the mining plant no later than 30 September 2022; and

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 30 September 2023:

a.	submit quarterly, before the 1st date of the next month following the reporting quarter (in quarters 1, 2 and 3) an information memorandum to the subsoil Manager containing the result of the geological exploration conducted, as well as volumes planned for the next period, in physical as well as in the financial terms;

b.	submit annually, before 15th January of the year following the reporting year, an information memorandum to the subsoil Manager containing the result of the geological exploration conducted in the reporting year (the annual information memorandum) as well as volumes planned for the next period, in physical as well as in the financial terms; and

c.	submit annually, before 20th January of the year following the reporting year, reserves balance report (accretions against exploration data, production and depletion) using the form 5-GR with an explanatory note, necessary graphic supplements and appraisal of the reserves in accordance with the established procedure, as well as statistical reporting forms 2-LS, 70-TP; 2-GR and 2-OS.

Albyn prospective area BLG 02308	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft greenfield exploration plan for the whole area of the licence site and obtain approval of the relevant state appraisal boards no later than June 2006;

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(ii)	commence work on geological survey at the licence site no later than 31 December 2006;

(iii)	complete the greenfield exploration and deliver to AmurTKZ the geological report containing the estimate of the resources and inferred reserves no later than 31 December 2010;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the licence site in the confirmed reserves area, which must incorporate a pilot commercial development, and obtain approval of the relevant state appraisal boards no later than 30 June 2011;

(v)	complete the exploration and deliver to AmurTKZ the geological report containing the estimate of the reserves resulting from the exploration no later than 31 December 2014;

(vi)	conduct all geological exploration using own funds of the licence holder;

(vii)	prepare and coordinate in the established procedure the draft development plan of the deposit within the boundaries of the licence site in the confirmed reserves area, and obtain approval of the relevant state appraisal boards no later than within 12 months of the date of the confirmation of the reserves;

(viii)	complete construction of the mining plant and develop confirmed reserves at the rate of annual output of at least 500 kg of gold per annum, no later than within 36 months of the date of the confirmation of the reserves; and

(ix)	dismantle the excavation site, site facilities and infrastructure, as well as restore to health the damaged soil in compliance with the requirements of subsoil conservation, industrial safety and environmental protection on the basis of the sections of draft deposit development plans or special projects drawn up no later than 6 months prior to completion of the mining of the deposits.

Kharginskoye ore field BLG 02190 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 30 April 2011;

(ii)	commence work on geological survey at the subsoil site no later than 31 July 2011, and ensure that the minimum scope of work during the second, the third and the fourth year of the licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report on the outcomes of the greenfield

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exploration to the state minerals appraisal board no later than 31 July 2013;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit at the sections of the subsoil site containing inferred reserves and obtain approval of the relevant state appraisal boards no later than 31 January 2014;

(v)	commence exploration at the subsoil site no later than 31 July 2014, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves to the state mineral reserves appraisal board no later than 31 July 2017;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections at the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 July 2018;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 30 September 2018;

(ix)	commission the mining plant no later than 31 July 2019;

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 31 July 2020; and

(xi)	prepare, coordinate and approve in the established procedure the plan of dismantling of the excavation site, site facilities and infrastructure, as well as of the measures to remediate them in order to exclude their harmful effects on the subsoil and the environment, no later than 6 months prior to the projected completion of mining of the deposits.

Elginskoye ore field BLG 02225 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 31 August 2011;

(ii)	commence work on geological survey at the subsoil site no later than 30 November 2011, and ensure that the minimum scope of work during the second and the third years of the licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum; in the period of 2014 to 2015 drilling should be no less than 6,000 metres, and excavating – no less than 70,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report containing the outcomes of the

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greenfield exploration to the state minerals appraisal board no later than 30 November 2016;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the area of the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 May 2017;

(v)	commence exploration at the subsoil site no later than 30 November 2017, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves to the state mineral reserves appraisal board no later than 31 May 2021;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the area of the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 May 2023;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 30 November 2023;

(ix)	commission the mining plant no later than 30 November 2024;

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 30 November 2025; and

(xi)	prepare, coordinate and approve in the established procedure the plan of dismantling of the excavation site, site facilities and infrastructure, as well as of the measures to remediate them in order to exclude their harmful effects on the subsoil and the environment, no later than 6 months prior to the projected completion of mining of the deposits.

Afanasievskaya prospecting area BLG 02491 BR	The licence holder must ensure the following development phases of the project are performed:

(i)	prepare and coordinate in the established procedure the draft geological survey – greenfield exploration – and obtain approval of the relevant state appraisal boards no later than 31 October 2013;

(ii)	commence work on geological survey at the subsoil site no later than 31 January 2014, and ensure that the minimum scope of work during the second, the third and the fourth year of licence period should be: drilling of no less than 1,000 metres per annum, and excavating of no less than 10,000m3 per annum;

(iii)	complete the geological survey at the subsoil site, and deliver the geological report containing the estimate of the inferred resources and reserves of lode gold of grades P1 and C2 to Amurnedra for consideration and submissions to the

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territorial and federal funds for geological information no later than 31 January 2017;

(iv)	prepare and coordinate in the established procedure the draft exploration plan of the deposit on the subsoil site and obtain approval of the relevant state appraisal boards no later than 31 October 2018;

(v)	commence exploration at the subsoil site no later than 31 January 2018, with the minimal annual scope of work being established in the exploration plan;

(vi)	complete exploration of the deposits and deliver in the established procedure the geological report containing the estimate of the reserves of lode gold of grades C1 and C2 to the state mineral reserves appraisal board and submit it to the territorial and federal funds for geological information no later than 31 January 2021;

(vii)	prepare and coordinate in the established procedure the draft technical plan of the development of the sections at the subsoil site containing confirmed reserves and obtain approval of the relevant state appraisal boards no later than 31 January 2022;

(viii)	commence construction of the infrastructure sites of the mining plant no later than 31 July 2022;

(ix)	commission the mining plant no later than 31 January 2023;

(x)	attain projected production capacity of the mining plant in compliance with the technical plan no later than 31 January 2024; and

(xi)	prepare, coordinate and approve in the established procedure the plan of dismantling of the excavation site, site facilities and infrastructure, as well as of the measures to remediate them in order to exclude their harmful effects on the subsoil and the environment, no later than 6 months prior to the projected completion of mining of the deposits.

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PART 10

SUMMARY OF THE BOND RESTRUCTURING AND THE TERMS AND CONDITIONS OF THE BONDS

The following is a general summary of the expected terms of the Bond Restructuring, the key terms and conditions of the Existing Bonds and the expected key terms and conditions of the New Bonds as at the date of this Prospectus, further details of which are contained in the Exchange Offer and Consent Solicitation Memorandum. The following does not purport to be complete and the terms of the Bond Restructuring and the terms and conditions of the New Bonds may be subject to change. The Company will not make any notification or give further updates on any changes to the expected terms of the Bond Restructuring or the expected terms and conditions of the New Bonds (and the Existing Bonds, as amended, following the Bond Restructuring) subsequent to the date of this Prospectus.

PART A: SUMMARY OF THE BOND RESTRUCTURING

The Bond Restructuring has the following principal terms:

•	the Bond Restructuring is conditional upon the Underwriting Agreement becoming unconditional in all respects, and not having been terminated in accordance with its terms prior to Admission;

•	the Participating Bondholders representing more than 71 per cent. of the Existing Bonds have undertaken, through the execution of the Recapitalisation Agreement, to vote in favour of the Bondholder Resolution. The Participating Bondholders comprise an ad hoc committee of 6 institutions, holding or representing approximately 52 per cent. of the Existing Bonds, as well as an additional four institutions, themselves holding or representing approximately 19 per cent. of the Existing Bonds;

•	the Bond Restructuring will be implemented by way of the Bond Exchange Offer and Consent Solicitation pursuant to which eligible holders of the Existing Bonds will receive an offer to participate in the Cash Underwriting and/or to exchange their Existing Bonds for a combination of New Bonds and/or cash, and/or New Ordinary Shares to be issued to Existing Bondholders who have agreed or agree to participate in the Cash Underwriting, the Voluntary Debt-for-Equity Exchange and/or to the extent that the Mandatory Debt-for-Equity Exchange is applied. All Bondholders, whether or not they participate in the Cash Underwriting (which all non-US Existing Bondholders will be given the opportunity to do), and/or Voluntary Debt-for-Equity Exchange will receive the nominal value of their Existing Bonds either in cash, New Ordinary Shares (valued at the Issue Price on the basis of a fixed £:US$ exchange rate) and/or New Bonds even if they do not accept the Bond Exchange Offer and Consent Solicitation. The allocation of the different forms of consideration will depend on the application of the priority election mechanism set out in the Exchange Offer and Consent Solicitation Memorandum and the level of exercise of Rights pursuant to the Rights Issue;

•	the following is a summary of certain principal terms of the New Bonds:

–	the Issuer will be Petropavlovsk 2010;

–	the Guarantor will be the Company;

–	the New Bonds will have an issue price of 100 per cent. of their principal amount;

–	the New Bonds will rank as senior unsecured bonds;

–	the New Bonds will not have a credit rating;

–	unless previously purchased and cancelled, redeemed or converted, the New Bonds will mature on or about 18 March 2020 at their principal amount;

–	the New Bonds will be issued with an aggregate nominal amount of US$100 million;

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–	interest will be at a rate 9 per cent. per year, payable quarterly in arrear;

–	the Exchange Price for the New Bonds will be at £0.0826 and the conversion period will commence 41 days after the issue date and terminate on the sixth day prior to the final maturity date. The Exchange Price will be adjusted in certain circumstances. At the option of the Issuer, the settlement on conversion will be the resultant new Shares or cash of an equivalent value;

–	the Issuer will have a right to redeem the New Bonds then in issue (i) at any time on or after 19 March 2018, if the Aggregate Value (as defined in the terms and conditions of the New Bonds), for not less than 20 dealing days in any period of 30 consecutive dealing days ending not more than 14 days prior to the giving of the relevant optional redemption notice, exceeds US$1,500; or (ii) if, at any time, prior to the date of the relevant Optional Redemption Notice (as defined in the terms and conditions of the New Bonds) is given, the right to convert the New Bonds into Preference Shares of Petropavlovsk 2010 shall have been exercised and/or purchases and/or redemptions effected in respect of 90 per cent. or more in principal amount of the New Bonds originally issued;

–	the New Bonds will be listed in London and traded on the PSM;

–	there are restrictions on the granting of security by Petropavlovsk 2010, the Company (as guarantor) or any of its Principal Subsidiaries (as defined in the terms and conditions of the New Bonds), subject to limited exceptions, including in relation to refinancing indebtedness;

–	there are restrictions on the incurrence of financial indebtedness unless the consolidated leverage ratio is 2.5 to 1 or lower, subject to limited exceptions;

–	there are restrictions on the payment of dividends by Petropavlovsk 2010, the Company (as guarantor) or any of its Principal Subsidiaries (other than dividend payments to a member of the Group) unless the consolidated leverage ratio does not exceed 2.0 to 1;

–	there are restrictions on certain affiliate transactions unless (i) the affiliate transaction is on arm’s length terms; (ii) if such affiliate transaction involves an aggregate consideration in excess of US$10 million, the Company shall deliver a director’s certificate; and (iii) if such affiliate transaction involves an aggregate consideration in excess of US$20 million, the Company shall deliver a fairness opinion provided by an independent appraiser;

–	there are restrictions on certain asset sales unless consideration received for such asset sales is at least equal to the fair market value of such assets (such fair market value to be tested by an independent appraiser if the book value of such asset exceeds 5 per cent. of consolidated total assets, or US$100 million, whichever is greater);

–	the Company has information obligations to holders of the New Bonds in respect of certain events; and

–	Petropavlovsk 2010 and the Company undertake to use reasonable endeavours to make sure that (amongst others) senior bank facility documents shall not contain provisions pursuant to which a default would arise solely as a result of the fact that any sanction has been imposed.

The Bond Restructuring is not able to be terminated after Admission.

Further details in relation to the principal terms of the New Bonds are set out in Part C in this Part 10.

The Exchange Offer and Consent Solicitation Memorandum is being made available to eligible Bondholders who have requested to view it concurrently with the despatch of this Prospectus to Shareholders. The Exchange Offer and Consent Solicitation Memorandum will provide eligible Existing Bondholders with the ability, and instructions on how, to participate in the Cash Underwriting and/or the New Voluntary Debt-for- Equity Exchange, and make elections as to the consideration to be received (to be subject to the application of the priority application principles) and to vote on the Bondholder Resolution.

The option for Existing Bondholders to participate in the Cash Underwriting and/or the New Voluntary Debt-for-Equity Exchange will remain open for election as part of the response process in the Bond

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Exchange Offer and Consent Solicitation. If there is over-subscription of the Cash Underwriting commitments and participation in the Voluntary Debt-for-Equity Exchange (taken together) by Existing Bondholders, participation will be scaled back as described in the Exchange Offer and Consent Solicitation Memorandum.

The priority election mechanism, which is set out in the Exchange Offer and Consent Solicitation Memorandum, provides an incentive for Existing Bondholders to consider some level of voluntary participation in the Refinancing (either through a Cash Underwriting or through a Voluntary Debt-for-Equity Exchange) in order to enhance the likelihood of receiving cash or New Bonds in exchange for their Existing Bonds. In addition, arrangements will be applied to deal with fractional entitlements in relation to Existing Bonds or New Bonds.

Under the priority election mechanism, those Bondholders who have committed to:

•	Cash Underwriting before or after the date of this Prospectus; and/or

•	an Existing Voluntary Debt-For-Equity Exchange commitment prior to the date of this Prospectus or to a New Voluntary Debt-for-Equity Exchange commitment after the date of this Prospectus,

will have priority in relation to the allocation of cash and New Bonds in accordance with their elections under the Bond Exchange Offer and Consent Solicitation as to receipt of cash and/or New Bonds, subject to scaling back (as described above).

Following publication by the Company of the take-up of the Rights Issue and the result of any rump placing for nil paid rights in the Rights Issue, the Cash Underwriting commitments and/or Voluntary Debt-for-Equity Exchange commitments and/or the Mandatory Debt-for-Equity Exchange participation shall be reduced by Petropavlovsk 2010 and the Company at their sole and absolute discretion if there are Available Rights Issue Proceeds following such Rights Issue and rump placing in the following order of priority to determine the final allocation of commitments under the Cash Underwriting and/or the Voluntary Debt-for-Equity Exchange and/or participation in the Mandatory Debt-for-Equity Exchange:

•	first, pro rata reduction across the Voluntary Debt-for-Equity Exchange commitments made by each Existing Bondholder that is a Cash Underwriter, but limited to the level of Cash Underwriting commitment provided;

•	second, pro rata reduction across the remaining Voluntary Debt-for-Equity Exchange commitments made by each Existing Bondholder;

•	third, pro rata reduction across the Mandatory Debt-for-Equity Exchange (if any) participation allocated to each Existing Bondholder;

•	fourth, pro rata reduction across the Cash Underwriting commitments make by each Cash Underwriter (other than Founders SPV); and

•	finally, Cash Underwriting provided by Founders SPV.

Once the allocation of commitments provisions described above have been implemented, the Available Rights Issue Proceeds and the New Bonds will be applied to purchase, exchange or redeem (in whole or in part) any Existing Bonds not finally allocated to the Voluntary Debt-for-Equity Exchange and/or Mandatory Debt-for Equity Exchange (if any) (the Residual Bonds) at par, as calculated by Petropavlovsk 2010 and the Company in their sole and absolute discretion, on the basis set out in the Exchange Offer and Consent Solicitation Memorandum. An early bird consent fee of 0.25 per cent. will be payable on closing of the Refinancing to any Existing Bondholders (by reference to the aggregate principal amount of the Existing Bonds held by that Existing Bondholder submitted for the Bond Exchange Offer and Consent Solicitation) who respond by the time of the Early Bird Voting Deadline, expected to be on or around 13 February 2015.

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PART B: EXISTING BONDS

Unless otherwise defined herein, defined terms shall have the meanings given to them in the terms and conditions of the Existing Bonds.

Issuer	Petropavlovsk 2010.

Guarantor	The Company.

Existing Bonds	US$380,000,000 4.00 per cent. guaranteed convertible bonds due 2015 (of which US$310,500,000 in principal amount remains outstanding).

Issue Price	100 per cent. of the principal amount of the Existing Bonds.

Final Maturity Date	Unless previously purchased and cancelled, redeemed or converted (or amended pursuant to the Bond Restructuring), the Existing Bonds will be redeemed on 18 March 2015 (Final Maturity Date) (following the extension of the original maturity date of 18 February 2015 pursuant to a written resolution of the Bondholders passed by way of an Extraordinary Resolution on 5 January 2015) at their principal amount.

Form and Denomination	The Existing Bonds are in registered form and issued in authorised denominations of US$100,000 and integral multiples thereof. The Existing Bonds are represented by a global bond in registered form, without interest coupons, which has been deposited with, and registered in the name of a nominee of, a common depositary for Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, société anonyme (Clearstream, Luxembourg). The global bond is exchangeable in certain limited circumstances, in whole, but not in part, for definitive certificates.

Interest	The Existing Bonds bear interest from and including the issue date at 4.00 per cent. per annum payable semi-annually in arrear on 18 February and 18 August in each year.

Status of the Existing Bonds	The Existing Bonds constitute senior, unsubordinated, direct, unconditional and (subject to Condition 3 thereof) unsecured obligations of the Issuer and rank pari passu without preference among themselves. The obligations of the Issuer under the Existing Bonds, save for such exceptions as may be provided by applicable legislation and subject to Condition 3, shall at all times rank at least equally with all its present and future unsecured, unconditional and unsubordinated obligations.

Guarantee of the Existing Bonds	The Guarantor, pursuant to the Trust Deed, unconditionally and irrevocably guarantees the due and punctual payment of all sums from time to time payable by the Issuer in respect of the Existing Bonds and the due and punctual performance by the Issuer of all of the Issuer’s other obligations in respect of the Existing Bonds.

Status of the Guarantee	The Guarantee constitutes a senior, unsubordinated, direct, unconditional and (subject to Condition 3) unsecured obligation of the Guarantor and, save for such exceptions as may be provided by applicable legislation and subject to Condition 3 of the Existing Bonds, shall at all times rank at least equally with all its other present and future unsecured, unconditional and unsubordinated obligations.

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Negative Pledge	So long as any Existing Bond remains outstanding, the Issuer and the Guarantor do not, and the Guarantor does not permit any of its Principal Subsidiaries to create or permit to subsist any Security, upon the whole or any part of its undertaking, assets or revenues, present or future, to secure any Relevant Debt or any guarantee or indemnity in respect of any Relevant Debt, subject to limited exceptions in relation to project finance debt.

Events of Default	•	Non-payment of principal for 7 days and non-payment of interest for 14 days;

•	Breach of other obligations by the Issuer or Guarantor, subject to standard cure periods;

•	Defaults under other indebtedness of the Issuer, Guarantor or Principal Subsidiary, subject to an aggregate threshold of US$20,000,000;

•	Certain events relating to the insolvency or winding-up of the Issuer, Guarantor or Principal Subsidiary;

•	Where the Issuer, Guarantor or Principal Subsidiary ceases to carry on the whole or substantially the whole of its business, subject to standard exceptions;

•	The enforcement of any security created or assumed by the Issuer, Guarantor or any Principal Subsidiary, subject to standard cure periods;

•	Enforcement proceedings relating to the assets of the Issuer, Guarantor or Principal Subsidiary, subject to standard cure periods;

•	The Issuer ceases to be wholly-owned by the Guarantor or any Principal Subsidiary;

•	The Guarantee is not in full force;

•	Nationalisation of the Issuer, the Guarantor or Principal Subsidiary; and

•	Any analogous events to the events listed above.

Redemption at the Option of the Issuer	The Existing Bonds may be redeemed at the option of the Issuer in whole (but not in part only) at their principal amount together with accrued interest:

(i)	at any time on or after 5 March 2012, if the Aggregate Value for not less than 20 dealing days in any period of 30 consecutive dealing days ending not more than 14 days prior to the giving of the relevant Optional Redemption Notice, exceeds US$150,000; or

(ii)	if, at any time prior to the date the relevant Optional Redemption Notice is given, Conversion Rights shall have been exercised and/or purchases and/or redemptions effected in respect of 80 per cent. or more in principal amount of the Existing Bonds originally issued.

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Redemption at the Option of Bondholders	The Issuer will, at the option of the holder of any Existing Bond, redeem such Existing Bond at its principal amount together with interest accrued to the date fixed for redemption following the occurrence of a change of control.

Taxation	Payments in respect of the Existing Bonds are made without any withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by or within Jersey, the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. Neither the Issuer nor the Guarantor are required to pay any additional or further amounts in respect of such deduction or withholding.

Conversion Right	Unless previously redeemed or purchased and cancelled, each Existing Bond is convertible, at the option of the holder, into Preference Shares of the Issuer during the Conversion Period and all such Preference Shares shall be exchanged immediately as described below. Each US$100,000 principal amount of an Existing Bond is convertible into one Preference Share having a paid-up value (Paid-up Value) of US$100,000 per Preference Share. The Issuer shall procure that such Preference Share is exchanged immediately, pursuant to the Articles of the Issuer and the terms of the Deed Poll and as contemplated by the Conditions, for Ordinary Shares credited as fully paid. The number of Ordinary Shares to be issued will be determined by dividing the Paid-up Value in respect of the relevant Preference Shares (converted into Sterling at the fixed rate of £1=US$1.6244) issued on conversion of the Existing Bonds by the Exchange Price in effect on the relevant Conversion Date.

Conversion Period	Conversion Rights may be exercised during the period from 1 April 2010 and ending on and including the earliest to occur of:

•	the close of business on the sixth day prior to the Final Maturity Date;

•	if the Bonds shall have been called for redemption by the Issuer before the Final Maturity Date, the close of business on the sixth day before the date fixed for redemption;

•	if the holder of an Existing Bond has given notice requiring its redemption in accordance with the Conditions, the close of business on the day prior to giving such notice; and

•	the giving of notice of an Event of Default by the Trustee.

Exchange Price	Initial Exchange Price of £12.9345 per Share as at the issue date subject to adjustment in accordance with the Articles of the Issuer. As at 28 January 2015, the Exchange Price is £11.56.

Exchange Price upon Change of Control	In the event of a change of control, the Exchange Price will be adjusted downwards for a specified period as described in the Articles of the Issuer.

Further Issues	The Issuer may from time to time, without the consent of the Bondholders, create and issue further debt securities either having the same terms and conditions as the Existing Bonds in all respects

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(or in all respects except for the first payment of interest on them) so that such further issue shall be consolidated and form a single series with the Existing Bonds or upon such terms as the Issuer may determine at the time of their issue.

Trustee	BNP Paribas Trust Corporation UK Limited.

Principal Paying, Transfer, Conversion and Exchange Agent	BNP Paribas Securities Services, Luxembourg Branch.

Registrar	BNP Paribas Securities Services, Luxembourg Branch.

Governing Law	English law.

Listing and Trading	The Existing Bonds are admitted to the Official List and to trading on the Professional Securities Market. The Guarantor had undertaken to apply to have the Ordinary Shares issuable upon conversion of the Existing Bonds admitted to listing on the premium segment listing of the Official List and admitted to trading on the Regulated Market of the London Stock Exchange. The Preference Shares will not be listed on any exchange.

Clearing	The Existing Bonds are cleared by Euroclear and Clearstream, Luxembourg. The Existing Bonds have the following Common Code and International Securities Identification Number:

ISIN: XS0482875811

Common Code: 048287581.

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PART C: NEW BONDS

The following summarises certain terms and conditions of the New Bonds which are subject to final documentation and, in particular, the dates set out below are indicative only based on an assumed issue date of the New Bonds and shall therefore correspondingly change depending on the actual issue date of the New Bonds.

Unless otherwise defined herein, defined terms shall have the meanings given to them in the terms and conditions of the New Bonds.

Issuer	Petropavlovsk 2010.

Guarantor	The Company.

New Bonds	US$100,000,000 9 per cent. guaranteed convertible bonds due 2020.

Issue Price	100 per cent. of the principal amount of the New Bonds.

Final Maturity Date	Unless previously purchased and cancelled, redeemed or converted, the New Bonds will be redeemed on 18 March 2020 (Final Maturity Date) at their principal amount.

Form and Denomination	The New Bonds will be in registered form and issued in authorised denominations of US$200,000 and integral multiples of US$1,000 in excess thereof. The New Bonds will initially be represented by a global bond in registered form, without interest coupons, which will be deposited on or around the issue date with, and registered in the name of a nominee of, a common depositary for Euroclear and Clearstream, Luxembourg. The global bond will be exchangeable in certain limited circumstances in whole, but not in part, for definitive certificates.

Interest	The New Bonds will bear interest from and including the issue date at 9 per cent. per annum payable quarterly in arrear on 18 March, 18 June, 18 September and 18 December in each year with the first payment on 18 June 2015.

If, directly or indirectly due to the imposition of any Sanction, the payment of interest on the New Bonds on any Interest Payment Date cannot be made (in the sole and absolute judgment of the Issuer), the Issuer may on any such date defer such payment which would otherwise be payable on such date up to the third Interest Payment Date following the date on which the relevant Sanction is imposed and the New Bonds shall bear interest from (and including) the first Interest Payment Date on which such payment is deferred to (but not including) the Interest Payment Date on which such payment is made at a rate of 10 per cent. per annum calculated by reference to the aggregate of the principal amount thereof and the accrued but unpaid interest thereon on each relevant Interest Payment Date.

Status of the New Bonds	The New Bonds will constitute senior, unsubordinated, direct, unconditional and (subject to Condition 3 thereof) unsecured obligations of the Issuer and rank pari passu without preference among themselves. The obligations of the Issuer under the New Bonds shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3 thereof, at all times

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rank at least equally with all its present and future unsecured, unconditional and unsubordinated obligations.

Guarantee of the New Bonds	The Guarantor will pursuant to the Trust Deed unconditionally and irrevocably guarantee the due and punctual payment of all sums from time to time payable by the Issuer in respect of the New Bonds and the due and punctual performance by the Issuer of all of the Issuer’s other obligations in respect of the New Bonds.

Status of the Guarantee	The Guarantee constitutes a senior, unsubordinated, direct, unconditional and (subject to Condition 3 thereof) unsecured obligation of the Guarantor and shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 3 of the New Bonds, at all times rank at least equally with all its other present and future unsecured, unconditional and unsubordinated obligations.

Negative Pledge	So long as any New Bond remains outstanding, the Issuer and the Guarantor will not, and the Guarantor will not permit any of its Principal Subsidiaries to create or permit to subsist any Security, other than Permitted Security, upon the whole or any part of its undertaking, assets or revenues, present or future, to secure any Relevant Debt or Financial Indebtedness, or any guarantee or indemnity in respect of any Relevant Debt or Financial Indebtedness, subject to limited exceptions in relation to Project Finance Indebtedness and Refinancing Indebtedness.

Financial Covenants	None of the Issuer, the Guarantor or their subsidiaries shall incur any Financial Indebtedness unless the Consolidated Leverage Ratio is 2.5:1 or lower, subject to limited exceptions in relation to Permitted Financial Indebtedness.

Other Covenants	•	The Issuer, the Guarantor and their restricted subsidiaries will not be permitted to make dividend payments (other than dividend payments to a member of the Group) unless the Consolidated Leverage Ratio does not exceed 2:1;

•	Restrictions on certain Affiliate Transactions unless (i) the Affiliate Transaction is on arm’s length terms; (ii) if such Affiliate Transaction involves an aggregate consideration in excess of US$10 million, the Guarantor shall deliver a director’s certificate certification; and (iii) if such Affiliate Transaction involves an aggregate consideration in excess of US$20 million, the Guarantor shall deliver a fairness opinion provided by an Independent Appraiser;

•	Restrictions on certain asset sales unless consideration received for such asset sales is at least equal to the Fair Market Value of such assets (such Fair Market Value to be tested by an Independent Appraiser if the book value of such asset exceeds 5 per cent. of consolidated total assets, or US$100 million, whichever is greater;

•	The Guarantor shall publicly announce as soon as reasonably practicable following it becoming aware of: (a) any actual or anticipated default under any of the Senior Bank Debt Documents and the amount of time which the Guarantor

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and/or its subsidiaries have to avoid or remedy such default; and (b) any actual or anticipated new emphasis of matter or qualification in relation to its audited annual financial statements or the Group’s consolidated audited annual financial statements, subject to certain conditions. No later than two London business days following such announcement, the Issuer or the Guarantor shall invite all Bondholders to attend a meeting with the Guarantor, to be held no earlier than 5 and no later than 10 London business days following the notice of such invitation, to invite the Bondholders to establish a committee of Bondholders to consult with the Guarantor in relation to the relevant actual or anticipated default and any remedy in respect thereof;

•	Petropavlovsk 2010 and the Company agree to use reasonable endeavours to make sure that the Senior Bank Debt Documents (or any other document governing any Permitted Financing Indebtedness) shall not contain provisions pursuant to which a default would arise solely as a result of the fact that any Sanction has been imposed.

Events of Default	•	Non-payment of principal for 7 days and non-payment of interest for 14 days (except that any non-payment of interest due to the imposition of Sanctions shall not constitute a Event of Default for a grace period, and any such accrued but unpaid interest shall be capitalised on the interim Interest Payment Date(s) and shall accrue default interest);

•	Breach of other obligations by the Issuer or Guarantor, subject to standard cure periods;

•	Defaults under other indebtedness of the Issuer, Guarantor or Principal Subsidiary, subject to an aggregate threshold of US$10,000,000;

•	Certain events relating to the insolvency or winding-up of the Issuer, Guarantor or Principal Subsidiary;

•	Where the Issuer, Guarantor or Principal Subsidiary ceases to carry on the whole or substantially the whole of its business, subject to standard exceptions;

•	The enforcement of any security created or assumed by the Issuer, Guarantor or any Principal Subsidiary, subject to standard cure periods;

•	Enforcement proceedings relating to the assets of the Issuer, Guarantor or Principal Subsidiary, subject to standard cure periods;

•	The Issuer ceases to be wholly-owned by the Guarantor or any Principal Subsidiary;

•	The Guarantee is not in full force;

•	Nationalisation of the Issuer, the Guarantor or Principal Subsidiary; and

•	Any analogous events to the events listed above.

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Redemption at the Option of the Issuer	The New Bonds may be redeemed at the option of the Issuer in whole (but not in part only) at their principal amount together with accrued interest:

(i)	at any time on or after 19 March 2018, if the aggregate value for not less than 30 dealing days in any period of 20 consecutive dealing days ending not more than 14 days prior to the giving of the relevant optional redemption notice (the Optional Redemption Notice), exceeds US$1,500; or

(ii)	if, at any time prior to the date the relevant Optional Redemption Notice is given, the right to convert the New Bonds into Preference Shares of the Issuer (the Conversion Right) shall have been exercised and/or purchases and/or redemptions effected in respect of 90 per cent. or more in principal amount of the New Bonds originally issued.

Redemption at the Option of Bondholders	The Issuer will, at the option of the holder of any New Bond, redeem such New Bond at 101 per cent. of its principal amount together with interest accrued to the date fixed for redemption following the occurrence of a change of control.

Taxation	Payments in respect of the New Bonds will be made without any withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by or within Jersey, the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. Neither the Issuer nor the Guarantor shall be required to pay any additional or further amounts in respect of such deduction or withholding.

Conversion Right	Unless previously redeemed or purchased and cancelled, each New Bond will be convertible, at the option of the holder, into Preference Shares of the Issuer during the Conversion Period and all such Preference Shares shall be exchanged immediately as described below. Each US$1,000 principal amount of a New Bond is convertible into one Preference Share having a paid-up value of US$1,000 per Preference Share. The Issuer shall procure that such Preference Share is exchanged immediately, pursuant to the Articles of the Issuer and the terms of the Deed Poll and as contemplated by the conditions of the New Bonds, for Ordinary Shares credited as fully paid. The number of Ordinary Shares to be issued will be determined by dividing the paid-up value (the Paid-up Value) in respect of the relevant Preference Shares (converted into Sterling at the fixed rate of £1= US$1.5171 (the Fixed Exchange Rate)) issued on conversion of the New Bonds by the Exchange Price in effect on the relevant Conversion Date.

Conversion Period	Conversion Rights may be exercised during the period from 28 April 2015 and ending on and including the earliest to occur of:

•	the close of business on the sixth business day prior to the Final Maturity Date;

•	if the New Bonds shall have been called for redemption by the Issuer before the Final Maturity Date, the close of

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business on the sixth business day before the date fixed for redemption; or

•	if a Bondholder has given notice requiring its redemption in accordance with the conditions of the New Bonds, the close of business on the day prior to giving such notice; and

•	the giving of notice of an Event of Default by the Trustee (the Conversion Period).

Exchange Price	Initial Exchange Price of £0.0826 per Share as at the issue date subject to adjustment in accordance with the Articles of the Issuer.

Exchange Price upon Change of Control	In the event of a change of control constituting a Relevant Event, the Exchange Price will be adjusted downwards for a specified period as described in the Articles of the Issuer.

Cash Settlement	The Guarantor shall have the option to elect to pay a cash settlement amount in lieu of delivering the Ordinary Shares following the exercise of the Conversion Right.

Further Issues	The Issuer may from time to time, without the consent of the Bondholders, create and issue further debt securities either having the same terms and conditions as the New Bonds in all respects (or in all respects except for the first payment of interest on them) so that such further issue shall be consolidated and form a single series with the New Bonds or upon such terms as the Issuer may determine at the time of their issue.

Trustee	Capita Trust Company Limited.

Principal Paying, Transfer, Conversion and Exchange Agent	Deutsche Bank AG, London Branch.

Registrar	Deutsche Bank Luxembourg SA.

Governing Law	English law.

Listing and Trading	Applications will be made for the New Bonds to be admitted to the Official List of the UKLA and to trading on the PSM. The Guarantor will undertake to apply to have the Ordinary Shares issuable upon conversion of the New Bonds admitted to the premium listing segment of the Official List and to trading on the Regulated Market of the London Stock Exchange. The Preference Shares will not be listed on any exchange.

Clearing	Application will be made for the New Bonds to be cleared by Euroclear and Clearstream, Luxembourg.

Exchange Offer and Consent Solicitation Restrictions	The New Bonds are being issued pursuant to the Bond Exchange Offer and Consent Solicitation and only to the relevant addresses in the Exchange Offer and Consent Solicitation Memorandum.

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PART 11

ADDITIONAL INFORMATION

1.	Responsibility

The Company and the Directors (whose names appear on page 65) accept responsibility for the information contained in this Prospectus. To the best of the knowledge of the Company and the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and contains no omission likely to affect its import.

2.	Incorporation and activity

2.1	The Company was incorporated on 20 December 2001 and registered with the registered number 04343841 under the laws of England and Wales as a public company limited by shares under the name Excelsior Corporation PLC. The Company’s name was changed to Peter Hambro Mining PLC on 14 March 2002 and then to Petropavlovsk PLC on 23 September 2009.

2.2	The Company’s registered office and principal place of business is at 11 Grosvenor Place, London SW1X 7HH. The telephone number of the Company’s principal place of business is +44 (0)20 7201 8900.

2.3	The Company is the ultimate holding company of the Group.

2.4	The liability of the members of the Company is limited.

2.5	The Company’s auditor is Deloitte LLP, whose address is at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP are regulated by the Institute of Chartered Accountants in England and Wales.

3.	Share capital

3.1	The principal legislation under which the Company operates, and pursuant to which the Shares have been created are the Act and the regulations made thereunder.

3.2	The ISIN number for the Shares is GB0031544546. The Shares are issued in registered form and are capable of being held in uncertificated form. The Company’s registers of Shares are maintained by Capita.

3.3	As at 1 January 2011, being the first day covered by the historical financial information incorporated by reference into this Prospectus, 187,860,093 Shares were in issue fully paid or credited as fully paid. Since such date and at the date of this Prospectus, the only issue of Shares was the issue of 9,778,332 Ordinary Shares admitted to trading on 26 July 2013. As at the date of this Prospectus, the Company has 197,638,425 Shares in issue and fully paid.

3.4	Pursuant to shareholder resolutions passed on 17 June 2014, the Company resolved inter alia that:

(a)	the Directors be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Act to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of £652,200.

The authority conferred on the Directors shall expire at the conclusion of the annual general meeting of the Company in 2015 or 30 June 2015, whichever is earlier save that under this authority the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or rights to subscribe for, or to convert any security into, shares to be granted after such expiry and the Directors may allot shares or grant rights to

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subscribe for, or to convert any security into, shares (as the case may be) in pursuance of such an offer or agreement as if the authority conferred hereby had not expired.

On 28 January 2015, being the latest practicable date prior to the date of this Prospectus, this represented approximately 33 per cent. of the issued share capital of the Company.

(b)	Subject to the passing of the resolution described at (a) above, the Directors be and they are hereby empowered pursuant to section 570 of the Act to allot equity securities (within the meaning of section 560 of the Act) for cash either pursuant to the authority conferred by the resolution in (a) above, as if section 561(1) of the Act did not apply to any such allotment, provided that this power shall be limited to:

(i)	the allotment of equity securities in connection with an offer of equity securities:

(A)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(B)	to holders of other equity securities as required by the rights of those securities or as the Directors otherwise consider necessary,

and so that the Directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with any treasury shares, fractional entitlements or securities represented by depositary receipts, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or the requirements of any regulatory body or stock exchange or any other matter; and

(ii)	the allotment (otherwise than pursuant to sub-paragraph (i) above) of equity securities up to an aggregate nominal amount of £98,810;

provided that this authority expires at the conclusion of the next annual general meeting of the Company after the passing of this resolution or 30 June 2015, whichever is the earlier, except that the Company may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power conferred hereby had not expired.

On 28 January 2015, being the last practicable day prior to the publication of this Prospectus, this represented approximately 5 per cent. of the issued share capital of the Company.

3.5	Issued share capital

As at 28 January 2015, being the last practicable day prior to the publication of this Prospectus, the issued share capital of the Company was:

	issued and fully paid
	number	nominal value
Shares of 1p each	197,638,425	£1,976,384.25

The issued share capital of the Company immediately following the Rights Issue and Refinancing (all of which will be fully paid up or credited as fully paid up) is expected to be up to:

	issued and fully paid
	number	nominal amount
Shares of 1p each	3,300,561,697	£33,005,616.97

The Shares are admitted to listing on the premium listing segment of the Official List and to trading on the Main Market of the London Stock Exchange.

The Company does not hold any Shares in treasury.

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3.6	Save as disclosed in this section of this Part 11, there has been no change in the amount of the issued share capital or loan capital of the Company within three years prior to the date of this Prospectus.

Existing Bonds

3.7	At the date of this Prospectus, Petropavlovsk 2010 has in issue US$310.5 million Existing Bonds convertible into redeemable preference shares of Petropavlovsk 2010 Limited which are guaranteed by, and will be exchangeable immediately upon issuance for, Shares in the Company or, as the case may be, cash (in whole or in part). All the Existing Bonds are due to be purchased or redeemed pursuant to the Refinancing.

Options

3.8	Save as disclosed in section 9.2 of this Part 11, no Share or loan capital of the Company has been issued or agreed to be issued or is now proposed to be issued fully or partly paid, either for cash or for a consideration other than cash.

4.	Summary of the Articles of Association

Articles of Association

4.1	The Articles, which were adopted by a special resolution of the Company passed on 20 May 2010, include provisions to the following effect:

(a)	Voting rights

Subject to the provisions of the Act, to any special terms as to voting on which any shares may have been issued or may from time to time be held and any suspension or abrogation of voting rights pursuant to the Articles, at any general meeting of the Company every member who is present in person or by proxy shall on a show of hands have one vote and every member present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders stand in the register of members.

(b)	Dividends

Subject to the provisions of the Act and of the Articles, the Company may by ordinary resolution declare dividends to be paid to members according to their respective rights and interests in the profits of the Company. However, no dividend shall exceed the amount recommended by the Board.

Subject to the provisions of the Act, the Board may declare and pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividends as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. Provided that the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer by the lawful payment of any interim dividend on any shares ranking after those preferential rights.

Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid but no amount paid up on a share in advance of the date on which a call is payable shall be treated for the purposes of the Articles as paid up on the share. Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on

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terms providing that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

All dividends, interest or other sums payable and unclaimed for a period of 12 months after having become payable may be invested or otherwise made use of by the Board for the benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof. All dividends unclaimed for a period of 12 years after having become payable shall, if the Board so resolves, be forfeited and shall cease to remain owing by, and shall become the property of, the Company.

The Board may, with the authority of an ordinary resolution of the Company, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of such ways. Where any difficulty arises in regard to such distribution, the Board may settle it as it thinks fit.

The Board may, with the prior authority of an ordinary resolution of the Company and subject to the provisions set out in the Articles and to such terms and conditions as the Board may determine, offer to holders of shares (excluding any member holding shares as treasury shares) the right to elect to receive shares, credited as fully paid, instead of the whole (or some part, to be determined by the Board) of any particular dividend (whether or not already declared), or all or any dividends declared within one or more periods, as specified by the ordinary resolution, provided that any period so specified shall not end later than the fifth anniversary of the date of the meeting at which the said resolution is passed.

(c)	If a member, or any other person appearing to be interested in shares held by that member, has been issued with a notice pursuant to the Act requiring such person to provide information about his interests in the Company’s shares (a section 793 Notice) and has failed in relation to any shares (the default shares, which expression includes any shares issued after the date of such notice in right of those shares) to give the Company the information thereby required within the prescribed period from the service of the notice, the following sanctions shall apply unless the Board otherwise determines:

(i)	the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll; and

(ii)	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any shares of that class held as treasury shares):

(A)	any dividend or other money payable in respect of the shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and the member shall not be entitled to elect, pursuant to the provisions on scrip dividends in the Articles, to receive shares instead of that dividend; and

(B)	no transfer (other than an excepted transfer) of any shares held by the member shall be registered unless the member is not himself in default as regards supplying the information required and the member proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer.

(d)	Transfer of shares

Subject to any applicable restrictions in the Articles, each member may transfer all or any of his shares which are in certificated form by instrument of transfer in writing in any usual form or in any form approved by the Board. Such instrument must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf

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of the transferee. The transferor is deemed to remain the holder of the share until the transferee’s name is entered in the register of members. All instruments of transfer which are registered may be retained by the Company.

The Board may, in its absolute discretion refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

(i)	it is in respect of a share which is fully paid up;

(ii)	it is in respect of only one class of shares;

(iii)	it is in favour of a single transferee or not more than four joint transferees;

(iv)	it is duly stamped (if so required); and

(v)	it is delivered for registration to the registered office for the time being of the Company or such other place as the Board may from time to time determine, accompanied (except in the case of (a) a transfer by a recognised person (as defined in the Articles) where a certificate has not been issued, (b) a transfer of an uncertificated share or (c) a renunciation) by the certificate for the share to which it relates and such other evidence as the Board may reasonably require to prove the title of the transferor or person renouncing and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so, provided that the Board shall not refuse to register a transfer or renunciation of a partly paid share on the grounds that it is partly paid in circumstances where such refusal would prevent dealings in such share from taking place on an open and proper basis on the market on which such share is admitted to trading.

Without prejudice to the above, the Board may refuse to register a transfer of an uncertificated share in such other circumstances as may be permitted or required by the Uncertificated Securities Regulations as the same has been or may be amended from time to time and the relevant system.

Unless the Board otherwise determines, a transfer of shares will not be registered if the transferor or any other person appearing to be interested in the transferor’s shares has been issued with a notice under section 793 of the Act, has failed to give the Company the information required by such notice within 14 days and the shares in respect of which such notice has been served represent at least 0.25 per cent. in nominal value of their class, unless the member is not himself in default as regards supplying the information required and proves to the satisfaction of the Board that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer, or unless such transfer is by way of acceptance of a takeover offer, in consequence of a sale on a recognised stock exchange outside the United Kingdom or is in consequence of a bona fide sale to an unconnected party.

If the Board refuses to register a transfer of a share, it shall send the transferee notice of its refusal as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company. This applies to uncertificated shares as if the reference to the date on which the transfer was lodged with the Company were a reference to the date on which the appropriate instruction was received by or on behalf of the Company in accordance with the facilities and requirements of the relevant system.

At the same time as it sends the transferee notice of the refusal to register a transfer, the Board will provide the transferee with its reasons for the refusal. Any instrument of transfer which the Board refuses to register shall (except in the case of suspected or actual fraud) be returned to the person depositing it. This does not apply to uncertificated shares.

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No fee shall be charged for the registration of any instrument of transfer or on the registration of any other document relating to or affecting the title to any share.

(e)	Variation of rights

If at any time the share capital of the Company is divided into shares of different classes, any of the rights for the time being attached to any shares (whether or not the Company may be or be about to be wound up) may from time to time be varied or abrogated in such manner (if any) as may be provided in the Articles by such rights or, in the absence of any such provision, either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of the relevant class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of the class duly convened and held in accordance with the Act.

The quorum at any such meeting shall be not less than two persons present (in person or by proxy) holding at least one-third of the nominal amount paid up on the issued shares of the relevant class (excluding any shares of that class held as treasury shares) provided that a person present by proxy is treated as holding only the shares in respect of which the proxy is authorised to exercise voting rights. Every holder of shares of the class (other than a holder of treasury shares), present in person or by proxy, may demand a poll. At an adjourned meeting not less than one person (or his proxy) holding shares of the relevant class (whatever the number of shares held by him but excluding any shares of that class held as treasury shares) shall be a quorum.

Subject to the terms of, issue of or rights attached to, any shares, the rights for the time being attached to any shares shall not be deemed to be varied or abrogated by the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) with or subsequent to those already issued, or by the reduction of the capital paid up on such shares or by the purchase or redemption by the Company of its own shares or the sale of any shares held as treasury shares in accordance with the provisions of the Act and the Articles.

(f)	General meetings

(i)	The Board may convene a general meeting, other than an annual general meeting, whenever it thinks fit. If there are within the United Kingdom insufficient members of the Board to convene such a general meeting, any Director may call such a general meeting. A general meeting may also be convened by members pursuant to sections 303 to 305 (inclusive) of the Act. At any meeting convened by members no business shall be transacted except that stated by the request of the members or proposed by the Board.

(ii)	A general meeting shall be convened by such notice as may be required by law from time to time.

(iii)	The notice shall include such statements as are required by the Act and in any event specify the day, time and place of the meeting and the general nature of the business to be transacted at the meeting. In the case of a meeting convened to pass a special resolution, the notice shall specify the text of the resolution and the intention to propose the resolution as a special resolution. The notice shall specify that a member entitled to attend and vote is entitled to appoint one or (provided each proxy is appointed to exercise the rights attached to a different share held by the member) more proxies to attend and to speak and vote instead of the member and that a proxy need not also be a member. The notice must also be given to the members (other than any who, under the provisions of the Articles or of any restrictions imposed on any shares, are not entitled to receive notice from the Company), to the Directors and the auditors and to any other person who may be entitled to receive it. The accidental omission to give or send notice

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to, or the non-receipt of notice by, any person entitled to receive the same, shall not invalidate the proceedings at the meeting.

(iv)	The right of a member to participate in the business of any general meeting shall include without limitation the right to vote on a show of hands, vote on a poll, be represented by a proxy or proxies and have access to all documents which are required by the Act or the Articles to be made available at the meeting.

(v)	A Director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and any separate meeting of the holders of any class of shares of the Company. The Chairman of any general meeting may also invite any person to attend and speak at that meeting where he considers this will assist in the deliberations of the meeting.

(vi)	No business shall be transacted at any general meeting unless a quorum is present. Subject to the Articles, two persons (either members, duly authorised representatives or proxies) entitled to vote upon the business to be transacted at the meeting shall be a quorum. In calculating whether a quorum is present for the purposes of the Articles, if two or more persons are appointed as proxies for the same member or two or more persons are appointed as corporate representatives of the same corporate member, only one of such proxies or only one of such corporate representatives shall be counted. The Chairman may, with the consent of a meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn any meeting from time to time (or indefinitely) and from place to place as the meeting shall determine. The Chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the meeting (whether or not it has commenced or a quorum is present) from time to time (or indefinitely) and from place to place, if he is of the opinion that it has become necessary to do so in order to secure the proper and orderly conduct of the meeting, or to give all persons entitled to do so a reasonable opportunity of attending, speaking and voting at the meeting or to ensure that the business of the meeting is properly disposed of. Whenever a meeting is adjourned for 30 days or more or indefinitely, at least seven clear days’ notice, specifying the place, the day and time of the adjourned meeting and the general nature of the business to be transacted, must be given in the same manner as in the case of the original meeting.

(vii)	A resolution put to a vote of the meeting should be decided on a show of hands unless (before or on the declaration of the result of the show of hands) a poll is duly demanded. Subject to the provisions of the Act, a poll may be demanded by the Chairman, at least five members having the right to vote on the resolution, a member or members representing not less than 10 per cent. of the total voting rights of all the members having the right to vote on the resolution (excluding any voting rights attached to shares held as treasury shares) or member or members holding shares conferring the right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than ten per cent. of the total sum paid up on all the shares conferring that right (excluding shares in the Company conferring a right to vote on the resolution held as treasury shares). The Chairman may also demand a poll before a resolution is put to the vote on a show of hands. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting shall be entitled to a casting vote in addition to any other votes that he may have.

(viii)	The Board may, for the purpose of controlling the level of attendance and ensuring the safety of those attending at any place specified for the holding of a general meeting, from time to time make such arrangements as the Board shall in its absolute discretion consider to be appropriate and may from time to time vary any such arrangements in place or make new arrangements in place thereof. The entitlement of any member or proxy to attend a general meeting at such place shall be subject to any such

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arrangements as may be for the time being approved by the Board. In the case of any meeting to which such arrangements apply the Board may, when specifying the place of the meeting:

(A)	direct that the meeting shall be held at a place specified in the notice at which the chairman of the meeting shall preside (being the principal place); and

(B)	make arrangements for simultaneous attendance and participation at satellite meeting places or by way of any other electronic means by Shareholders otherwise entitled to attend the general meeting, but excluded from the principal place under the provisions of the Articles, or who wish to attend at satellite meeting places, or other places at which persons are participating via electronic means, provided that persons attending at the principal place and at satellite meeting places or other places at which persons are participating via electronic means shall be able to see, and hear and be seen and heard by, persons attending at the principal place and at such other places, by any means.

Such arrangements for simultaneous attendance at any of such other places may include arrangements for controlling the level of attendance in any manner at any of such other places, provided that they shall operate so that any members and proxies excluded from the principal place are able to attend at one of the satellite meeting places or other places at which persons are participating via electronic means. Any such meeting shall be treated as being held and taking place at the principal place.

(ix)	The Board may direct that any person wishing to attend any meeting should provide such evidence of identity and submit to such searches or other security arrangements or restrictions as the Board shall consider appropriate in the circumstances. The Board shall be entitled in its absolute discretion to refuse entry to, or eject from, any meeting any person who fails to provide such evidence of identity or to submit to such searches or to otherwise comply with such security arrangements or restrictions.

(g)	Borrowing powers

Pursuant to the Articles, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital and, subject to the provisions of the Act, to create and issue debentures and other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. The Board shall restrict the borrowings of the Company and shall exercise all voting and other rights and powers of control exercisable by the Company in respect of its subsidiary undertakings, such that the aggregate principal amount outstanding in respect of monies borrowed by the Group (exclusive of moneys borrowed by one Group company from another and after deducting cash deposited by any Group company, whether deposited before or after any borrowing is made) shall not at any time, without previous sanction of an ordinary resolution of the Company, exceed an amount equal to US$700,000,000. The Shareholders passed an ordinary resolution on 31 May 2012 to increase this to an amount equal to US$2,000,000,000.

(h)	Allotment

Subject to the provisions of the Act and to any relevant authority of the Company in general meetings required by the Act, the Board may allot (with or without conferring rights of renunciation), grant options over, offer or otherwise deal with or dispose of any new shares or rights to subscribe for or convert any security into shares, to such persons (including the Directors themselves), at such times and generally on such terms and conditions as the Board may decide, provided that no share shall be issued at a discount to its nominal value.

The Board may, at any time after the allotment of any share but before any person has been entered in the register of members as the holder, recognise a renunciation thereof by the allottee

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in favour of some other person and accord to any allottee of a share a right to effect such renunciation and/or allow the rights represented thereby to be one or more participating securities, in each case upon and subject to such terms and conditions as the Board may think fit to impose.

(i)	Redemption

Subject to the provisions of the Act and to any special rights for the time being attached to any Shares, any share may be issued which is, or at the option of the Company or of the holder of such share, is liable to be redeemed on such terms and conditions and in such manner as the Articles may provide or the Directors may determine.

(j)	Directors’ fees

The Directors (other than alternate Directors and Directors appointed to hold any employment or executive office) shall be entitled to receive by way of fees for their services as Directors such sum as the Board may from time to time determine (not exceeding in aggregate £1,000,000 per annum or such other sum as the Company in general meeting by ordinary resolution shall from time to time determine). Any such fees payable shall be distinct from any salary, remuneration or other amounts payable to a Director pursuant to any other provision of the Articles and shall accrue from day to day.

The Directors are entitled to be repaid all reasonable travelling, hotel and other expenses properly incurred by them in or about the performance of their duties as Directors. The salary or remuneration of any Director appointed to hold any employment or executive office may be either a fixed sum of money, or may altogether or in part be governed by business done or profits made or otherwise determined by the Board or any committee authorised by the Board, and may be in addition to or in lieu of any fee payable to him for his services as Director.

(k)	Pensions and gratuities for directors and employees

The Board, or any committee authorised by the Board, may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (whether by insurance or otherwise) for, or to institute and maintain any institution, association, society, club, trust, other establishment, profit-sharing, share incentive, share purchase or employees’ share scheme calculated to advance the interests of the Company or to benefit, any person who is or was a Director or employee of the Company (or of any company which is (a) a holding company or a subsidiary undertaking of the Company or (b) allied to or associated with the Company or with any such holding company or subsidiary undertaking or (c) a predecessor in business of the Company or of any such holding company or subsidiary undertaking), and any member of his family (including a spouse or former spouse) and any person who is or was dependent on him.

(l)	Directors’ interests in contracts

Provided that his interest is disclosed at a meeting of the Board and, where appropriate, is approved by the Board, in accordance with the Articles, a Director, notwithstanding his office, may be a party to or otherwise be interested in any transaction or arrangement with the Company or in which the Company is otherwise interested, may hold any other office or place of profit at the Company (except that of auditor of the Company or any of its subsidiaries) in conjunction with holding the office of Director and may act by himself or through his firm in a professional capacity for the Company, and in any such case on such terms as to remuneration and otherwise as the Board may arrange, either in addition to or in lieu of any remuneration provided for by any other Article, and may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any company promoted by the Company or in which the Company is otherwise interested or as regards which the Company has any powers of appointment and shall not be liable to account to the Company

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for any profit, remuneration or other benefit realised by any office or employment or from any transaction or arrangement or from any interest in any body corporate. No such transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such profit, remuneration or any other benefit constitute a breach of his duty under the Act or under the law not to accept benefits from third parties.

(m)	Restrictions on Directors’ voting

A Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board or of a committee of the Board concerning any transaction or arrangement in which he has an interest which is to his knowledge a material interest and, if he purports to do so, his vote shall not be counted, but this prohibition shall not apply and the Director may vote (and be counted in the quorum), if the matter has been authorised by the Board or does not otherwise require authorisation by the Board in accordance with the Articles, in respect of any resolution concerning one or more of the following matters:

(i)	any transaction or arrangement in which he is interested by means of an interest in shares, debentures or other securities or otherwise in or through the Company;

(ii)	the giving of any guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(iii)	the giving of any guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(iv)	the giving of any other indemnity where all other Directors are also being offered indemnities on substantially the same terms;

(v)	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(vi)	any proposal concerning any other body corporate in which he does not to his knowledge have an interest (as the term is used in Part 22 of the Act) in one per cent. or more of the issued equity share capital of any class of such body corporate (calculated exclusive of any shares of that class in that company held as treasury shares) nor to his knowledge hold one per cent. or more of the voting rights which he holds as shareholder or through his direct or indirect holding of financial instruments (within the meaning of the Disclosure and Transparency Rules) in such body corporate;

(vii)	any proposal relating to an arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings which does not award him any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

(viii)	any proposal concerning insurance which the Company proposes to maintain or purchase for the benefit of directors or for the benefit of persons who include directors;

(ix)	any proposal concerning the funding of expenditure for the purposes referred to in the Articles or doing anything to enable such Director or Directors to avoid incurring such expenditure; and

(x)	any transaction or arrangement in respect of which his interest, or the interest of Directors generally, has been authorised by ordinary resolution.

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A Director shall not vote or be counted in the quorum on any resolution of the Board or committee of the Board concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of any office or place of profit with the Company, or any company in which the Company is interested.

Subject to the Articles, the Board may cause the voting rights conferred by the shares in any other company held or owned by the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit (including the exercise of voting rights in favour of any resolution appointing the Directors or any of them as directors or officers of the other company or in favour of the payment of remuneration to the directors or officers of the other company), and a Director may vote on and be counted in the quorum in relation to any of these matters.

(n)	Number of Directors

Unless and until otherwise determined by an ordinary resolution of the Company, the number of Directors (other than any alternate Directors) shall not be less than two.

(o)	Directors’ appointment and retirement

Directors may be appointed by the Company by ordinary resolution, or by the Board. If appointed by the Board, a Director holds office only until the next annual general meeting and shall not be taken into account in determining the number of Directors who are to retire by rotation.

At each annual general meeting one-third of the Directors not including Directors appointed by the Board pursuant to the Articles or, if their number is not three or a multiple of three, the number nearest to but not exceeding one-third shall retire from office and be eligible for re-election. If there are fewer than three Directors, one Director shall retire from office.

If the number of Directors retiring pursuant to the Articles is less than the minimum number of Directors who are required by the Articles to retire by rotation, additional Directors up to that number shall retire.

Subject to the Act and to the Articles, the Directors to retire will, firstly, be any Director who wishes to retire and not offer himself for re-election and secondly, those who have been longest in office since their last appointment or re-appointment, but as between those who have been in office an equal length of time, those to retire shall (unless they otherwise agree) be determined by lot. The Directors to retire on each occasion (both as to number and identity) shall be determined by the composition of the Board at the start of business on the date of the notice convening the annual general meeting, notwithstanding any change in the number or identity of the Directors after that time but before the close of any meeting.

(p)	Untraced shareholders

Subject to the Articles, the Company may sell any shares registered in the name of a member remaining untraced for 12 years who fails to communicate with the Company following advertisement of an intention to make such a disposal.

(q)	Non-United Kingdom shareholders

Where a member (or, in the case of joint holders, the person first named in the register of members) has a registered address outside the United Kingdom but has notified the Company of an address within the United Kingdom at which notices or other documents may be given to him or, subject to and in accordance with the provisions of the Act of an address to which notices or documents may be sent in electronic form (as set out in the Articles), he shall be entitled to have notices given to him at that address but otherwise no such member shall be entitled to receive any notice or document from the Company.

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(r)	CREST

CREST is a paperless settlement system enabling securities to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. The Articles are consistent with CREST Membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form. The Articles contain other provisions in respect of transactions with the Shares in the Company in uncertificated form and generally provide for the modifications of certain provisions of the Articles so that they can be applied to transactions with Shares in the Company in uncertificated form.

(s)	Indemnity of officers

Subject to the provisions of the Act, but without prejudice to any indemnity to which he might otherwise be entitled, every person who is or was at any time a Director, or an officer of the Company or a director or officer of an associated company (except the auditors or the auditors of an associated company) may at the discretion of the Board be indemnified out of the assets of the Company against all costs, charges, losses, damages and liability incurred by him for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of the Company or of an associated company, or in connection with the activities of the Company, or of an associated company, as a trustee of an occupational pension scheme (as defined in section 235(6) of the Act).

(t)	Lien and forfeiture

The Company shall have a first and paramount lien on every share which is not fully paid for all amounts payable to the Company (whether presently or not) in respect of that share to the extent and in the circumstances permitted by the Act.

The Board may from time to time make calls on members in respect of any money unpaid on their shares, subject to the terms of allotment of the shares. A call may be required to be paid by instalments. Each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made and whether or not by instalments) be liable to pay to the Company the amount called on his shares. If a member fails to pay the whole of any call or any instalment of any call on or before the day appointed for payment, the Board may at any time serve a notice in writing on such member or on any person entitled to the shares by transmission, requiring payment, on a date not less than 14 clear days from the date of the notice, of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not to be complied with the shares in respect of which the call was made are liable to be forfeited.

4.2	Adoption of new Articles pursuant to Resolution 1

If Resolution 1 is passed, the New Articles will be adopted from the date of the Resolutions.

The following is a summary of the additional provisions to be introduced by the adoption of the New Articles if Resolution 1 is passed:

Subject to the passing of Resolution 1 at the General Meeting, the New Articles will include a provision which will allow the Board to impose such restrictions as they may think necessary for the purpose of ensuring that no shares in the Company are acquired or held by or transferred to any person in breach of Russian legislation, including any person having acquired (or who would as a result of any transfer acquire) shares or an interest in shares which, together with any other shares in which that member is deemed to have an interest for the purposes of the Strategic Asset Law, carry voting rights exceeding 50 per cent. (or such lower number as the Board may determine in the context of the Strategic Asset Laws) of the total voting rights attributable to the issued shares of the Company without such acquisition having been approved, where such approval is required, pursuant to the Strategic Asset Laws. These provisions include the ability of the Board to refuse to register a transfer of shares which in the Board’s opinion is to a Non-Compliant Holder or if the transfer if implemented

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would result in the transferee and (if applicable any other person(s)) becoming a Non-Compliant Holder(s). For these purposes a Non-Compliant Holder is any person whose direct, indirect or beneficial ownership of shares in the Company whether as result of such ownership or the result of aggregation with any interest of any other person in shares of the Company, in the determination of the Directors (i) is or may be prohibited pursuant to the Strategic Asset Laws, (ii) have been acquired or are held in circumstances where approval for such acquisition or holding should (in the opinion of the Board) have been but was not obtained pursuant to the Strategic Asset Laws or any other Russian Legislation; and/or (iii) which the Board determines would have specified adverse consequences for the Company or Group.

The Company has the right to require information about persons interested in shares and may serve a transfer notice on a Non-Compliant Holder requiring them to transfer their shares to a person who is an Eligible Transferee (being a person who is not a Non-Compliant Holder and who will not upon completion of the proposed transfer become a Non-Compliant Holder, which categorisation may be determined in relation to any person by the Board) (a Transfer Notice). If any person upon whom such a Transfer Notice is served pursuant to Article 165.1 does not within 14 days after such Transfer Notice either (i) transfer his shares to an Eligible Transferee or Eligible Transferees or (ii) establish to the satisfaction of the Board (whose judgment shall be final and binding) that he is not a Non-Compliant Holder, the Board may in their sole discretion arrange for the Company to sell such shares to an Eligible Transferee or Eligible Transferees at a price which the Directors consider is the best price reasonably obtainable. The Directors shall not be liable to the holder or holders of the relevant shares, to whom the net proceeds will be paid, for any alleged deficiency in the amount of the sale proceeds or any other matter relating to the sale.

Pending such sale or transfer or at any other time when the Board considers any person(s) to be Non-Compliant Holder(s) the Board may, in their absolute discretion, at any time by notice to such Holder direct that in respect of all or any part of their shares they shall not be entitled to attend or vote at a general meeting of the Company or a meeting of the holders of any class of shares or to exercise any other shareholder rights and (to the extent permitted from time to time by the Listing Rules), except in a liquidation of the Company, no payment shall be made of any sums due from the Company on such shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the Member and no other distribution shall be made on such shares.

The amended Articles set out the detailed provisions for implementation of these arrangements.

The new Articles will provide for the same maximum permitted level (US$2 billion) of external borrowing (less cash) which the Group currently has following the earlier passing of a resolution to increase the borrowing powers above that specified in the current Articles. This maximum permitted level is provided for in the current Articles and the new Articles.

4.3	Conversion provisions

The Articles do not contain any provisions relating to the conversion of the shares.

5.          City Code on Takeovers and Mergers

As an English public limited company, resident in the United Kingdom, the Company is subject to the City Code on Takeovers and Mergers (the City Code). Under the City Code, if an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to an interest in shares carrying 30 per cent. or more of the voting rights in the Company, the acquirer and, depending upon the circumstances, its concert parties, would be required (except with the consent of the Panel on Takeovers and Mergers (Takeover Panel)) to make a cash offer for the outstanding shares in the Company at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. A similar obligation to make such a mandatory offer would also arise on the acquisition of shares by a person holding (together with its concert parties) shares carrying between 30 to 50 per cent. of the voting rights in the Company if the effect of such acquisition were to increase that person’s percentage of the voting rights.

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Squeeze-out and sell-out provisions

Part 28 of the Act governs “squeeze-out” and “sell-out” provisions, which are triggered when a person acquires 90 per cent. of both the issued shares and voting rights in the Company as a result of having made a takeover offer for the Company. Under this new regime, such an acquirer may serve a notice on the remaining minority shareholder stating that it desires to buy their shares (squeeze-out) and, conversely, the remaining minority shareholder may exercise in writing its right to require the acquirer to acquire its shares (sell-out). The consideration offered to the minority shareholder whose shares are compulsorily acquired must, in general, be the same as the consideration that was available under the takeover offer.

Both squeeze-out and sell-out rights are exercisable within a three month period from the end of the period within which the takeover offer can be accepted. Under the squeeze-out provisions, the acquirer must, at the end of six weeks from the date of the notice, send a copy of its notice and an executed transfer for the shares to the Company and pay the consideration for the shares to the Company, whereupon the shares will be registered in the name of the acquirer. The consideration is then held on trust by the Company for the minority shareholder. Under the sell-out provisions, the acquirer is entitled and bound to acquire the shares on the terms of the takeover offer or on such other terms as may be agreed.

6.	Directors, Senior Managers and other interests

6.1	The names of the Directors and Senior Managers and their functions in the Company are set out in Part 8 (Information concerning Management, Corporate Governance and Employees) of this Prospectus.

6.2	Each of the Directors can be contacted at 11 Grosvenor Place, London SW1X 7HH, telephone number

+44 (0) 207 201 8900. Each of the members of the senior management team listed in Part 8 (Information concerning Management, Corporate Governance and Employees) of this Prospectus can be contacted at 11 Grosvenor Place, London SW1X 7HH, telephone number +44 (0) 207 201 8900 or at CJSC “MC Petropavlovsk”, 13 Rubtsov, Pereulok, Moscow, 105082 Russia, telephone number +7495 3802810.

6.3	As at 28 January 2015 (being the latest practicable date prior to the date of this Prospectus) interests of the Directors, Senior Managers and their immediate families (which are beneficial unless otherwise stated) in the securities of the Company which:

(a)	have been notified by each Director (or, in the case of Senior Managers, would have been, had they been Directors) to the Company; or

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(b)	are interests of a connected person (within the meaning of section 252 of the Act) of a Director or Senior Manager which would, if the connected person was a Director or Senior Manager, be required to be disclosed and the existence of which is known to or could with reasonable diligence be ascertained by the Director or Senior Manager are as follows:

			Percentage of
Director	No. of Shares		issued Shares

Mr Peter Hambro and Associates	6,773,933	(1)	3.43
Dr Pavel Maslovskiy and Associates	7,514,485		3.8
Mr Andrey Maruta	22,136		0.01
Dr Graham Birch	15,780		0.008
Mr Dmitry Chekashkin	18,629		0.009
Sir Malcolm Field	52,930		0.03
Lord Guthrie	NIL		NIL
Dr David Humphreys	1,914		0.001
Sir Roderic Lyne	1,709		0.0008
Mr Charles McVeigh III	526		0.0003
Dr Alfiya Samokhvalova	18,630		0.009
Mr Martin Smith	18,630		0.009
Senior Manager
Mr Sergey Ermolenko	318,247		0.16
Mr Valery Alekseev	782,134		0.396
Mr Alexei Maslovskiy	46,649		0.023
Mrs Anna-Karolina Subczynska	42,008		0.021
Mr Andrey Tarasov	18,629		0.009

Note:

(1)  This figure includes the current holdings of Mr Peter Hambro and companies in which Mr Peter Hambro is interested and persons deemed to be connected pursuant to section 252 of the Act.

6.4	Save as set out in this Part 11, following the Refinancing no Director nor any Senior Manager will have any interest in the share capital of the Company or any of its subsidiaries.

6.5	As at 28 January 2015 (being the latest practicable date prior to the date of this Prospectus), there were no outstanding loans granted by any member of the Group to any Director, nor by any Director to any member of the Group, nor was any guarantee which had been provided by any member of the Group for the benefit of any Director, or by any Director for the benefit of any member of the Group, outstanding.

6.6	As at 28 January 2015 (being the latest practicable date prior to publication of this Prospectus), the Company had been notified that no persons (other than the Directors) held directly or indirectly 3 per cent. or more of the Company’s voting rights of the Company which are notifiable under the Disclosure and Transparency Rules:

Mr Peter Hambro, the Company’s major Shareholder, does not have any different voting rights to other Shareholders.

The Shareholding of Dr Pavel Maslovskiy and Associates is held through various structures. As at the date of this Prospectus none of these holdings comprised of 3 per cent. or more of the Company’s issued share capital and accordingly no disclosure has been made to the Company pursuant to Disclosure and Transparency Rule 5.

6.7	In so far as is known to the Company as at the date of this Prospectus:

(a)	no person other than those holding the interests referred to above is interested in 3 per cent. or more of the Company’s issued share capital. The Company is not aware of any persons who,

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directly or indirectly, jointly or severally, exercise or could exercise control over the Company; and

(b)	there are no arrangements, the operation of which may at a subsequent date result in a change of control of the Company.

6.8	Save as disclosed in the Prospectus, no Director is or has been interested, directly or indirectly, in any transaction which is or was unusual in its nature or conditions or significant in relation to the business of the Group, and which has been effected by the Group during the current or immediately preceding financial year, or which was effected by the Group during an earlier financial year and which remains in any respect outstanding or unperformed.

6.9	Save for their capacities as persons beneficially interested in Shares, as summarised above:

(a)	none of the Directors or Senior Managers have any potential conflicts of interest between their duties to the Company and their private interests or other duties. Their terms of engagement to which they are subject are summarised in section 7 of this Part 11 below;

(b)	none of the Directors or Senior Managers were selected for their position pursuant to any arrangement or understanding with major Shareholders, members, suppliers or others; and

(c)	save as pursuant to the Lock-Up Agreement and the Recapitalisation Agreement, none of the Directors or Senior Managers have agreed to any restrictions on the disposal within a certain time of their holdings in the Shares.

7.	Directors’ service contracts and letters of appointment

7.1	Service agreements

Each of the Chairman and the Executive Directors has entered into a service agreement with the Company as follows:

Company liability
Name	Effective date	in the event of early termination	Notice Period from the Company and the Director
Executive Directors
Mr Peter Hambro Chairman	1 September 2009	12 months	12 months’ contractual remuneration(1)
Dr Pavel Maslovskiy	5 November 2014	12 months	12 months’ contractual remuneration(1)
Mr Andrey Maruta	4 January 2011	12 months	12 months’ contractual remuneration(1)
Mr Dmitry Chekashkin	13 May 2013	12 months	12 months’ contractual remuneration(1)
Dr Alfiya Samokhvalova	4 January 2011	12 months	12 months’ contractual remuneration(1)
Mr Martin Smith	4 January 2011	12 months	12 months’ contractual remuneration(1)

Note:

(1)  The appointment of an Executive Director may be terminated by paying in lieu of the notice period with such pay being limited to the Executive Director’s basic salary. The Executive Director has no automatic contractual entitlement to bonus on termination, but this may be considered.

7.2	Letters of appointment

Each Non-Executive Director has entered into a letter of appointment with the Company as follows:

(a)	The appointment can be terminated by paying in lieu of the notice period with such pay being limited to the Non-Executive Director’s basic fee. The appointment is also subject to automatic termination without any entitlement to compensation in certain circumstances.

(b)	Non-Executive Directors do not receive benefits from the Company and they are not eligible to receive pension contributions or to participate in any bonus or incentive plan. Any reasonable expenses that they incur in the deliverance of their duties are reimbursed by the Company.

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(c)	Each of the Non-Executive Directors has entered into a letter of appointment with the Company as follows:

Effective date of
Name	letter of appointment	Notice period
Dr Graham Birch	12 February 2010	3 months
Sir Malcolm Field	21 April 2009	3 months
Lord Guthrie	21 April 2009	3 months
Sir Roderic Lyne	21 April 2009	3 months
Mr Charles McVeigh III	25 June 2009	3 months
Dr David Humphreys	24 August 2011	3 months

(d)	The employing company for each of the Directors is the Company.

7.3	Save as set out in this section 7 of this Part 11, there are no service contracts or consultancy agreements in existence between any of the Directors and the Company or any of its subsidiaries which cannot be determined by the employing company without payment of compensation or benefits (other than statutory compensation) and no such contracts are proposed.

7.4	The Executive Directors may be entitled to receive further remuneration by way of a bonus to be determined at the sole discretion of the Remuneration Committee. The UK based Executive Directors are entitled to pension contributions and other benefits and the amounts paid to them in respect of the financial year ended 31 December 2013 are detailed at section 7.5 of this Part 11.

7.5	The remuneration (including contingent and/or deferred compensation) and benefits in kind, paid by the Company to the Directors and Senior Managers in respect of the year ended 31 December 2013 were as follows:

						Pay in
	Basic		Other			lieu of	Total
	salary/fees	Bonus	benefits[4]	LTIP	Pension	notice	2013
	£	£	£	£	£	£	£
Executive Directors
Mr Peter Hambro	555,000	–	–	–	–	–	555,000
Mr Sergey Ermolenko[1]	400,000	–	–	–	–	–	400,000
Mr Andrey Maruta	395,000	50,000	3,281	–	49,375	–	497,656
Mr Dmitry Chekashkin[2]	190,323	–	–	–	–	–	190,323
Dr Alfiya Samokhvalova	380,000	–	2,384	–	47,500	–	429,884
Mr Martin Smith	380,000	–	7,074	–	47,500	–	434,574
Non-Executive Directors
Dr Graham Birch	86,321	–	–	–	–	–	86,321
Lord Guthrie	92,000	–	–	–	–	–	92,000
Sir Malcolm Field	94,600	–	–	–	–	–	94,600
Dr David Humphreys	92,000	–	–	–	–	–	92,000
Mr Charles McVeigh III	92,000	–	–	–	–	–	92,000
Sir Roderic Lyne	92,000	–	–	–	–	–	92,000
Ms Rachel English[3]	75,000	–	–	–	–	23,000	98,000
Total	2,924,244	50,000	12,739	–	144,375	23,000	3,154,358

Notes:

(1)	Mr Sergey Ermolenko retired as an Executive Director with effect from 5 November 2014.

(2)	Mr Dmitry Chekashkin was appointed as a Director and as Chief Operating Officer on 13 May 2013.

(3)	Ms Rachel English resigned as a Non-Executive Director on 24 October 2013.

(4)	Benefits are in respect of private medical insurance for the Director, his/her spouse and any children under the age of 18.

(5)	As at 31 December 2013, Dr Pavel Maslovskiy was not a Director of the Company. However, Dr Maslovskiy was reappointed as Chief Executive Officer on 5 November 2014. Dr Maslovskiy’s annual basic salary as at the date of his appointment was £555,000.

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						Pay in
	Basic		Other			lieu of	Total
	salary/fees	Bonus	benefits	LTIP	Pension	notice	2013
	£	£	£	£	£	£	£
Senior Managers
Mr Valery Alekseev[1]	11,616	–	–	–	–	–	11,616
Mr Alexei Maslovskiy	300,000	–	1,104	–	–	–	301,104
Mrs Anna-Karolina Subczynska	300,000	–	1,911	–	37,500	–	339,411
Mr Andrey Tarasov	285,000	–	–	–	–	–	285,000

Note:

(1) Mr Valery Alekseev was appointed to the Executive Committee on 17 September 2013.

7.6	The companies and partnerships of which the Directors and Senior Managers have been a member of the administrative, management or supervisory bodies or partners at any time in the previous five years (excluding the Company and its subsidiaries) are as follows:

Director	Current	Former

Mr Peter Hambro

The Invicta Film Partnership No. 43, LLP

Blaxmill (Forty) Limited
Goosebeck Trading Limited

H&H Mining (Investments) Limited
Heads Farm Constructions Limited
Peter Hambro Limited

Sundeala Limited
Tidal Transit Limited

Tidal Transit Holdings Limited
Durrington Farm Partnership

Lion Mining Company Limited Russo-British Chamber of Commerce Tynda Forest Holdings Limited

Dr Pavel Maslovskiy	None	Peter Hambro Limited H&H Mining (Investments) Limited
Dr Alfiya Samokhvalova	Russo-British Chamber of Commerce

Dr Graham Birch	Hochschild Mining plc Rothamsted Research Limited (Trustee Directors) ETF Securities	None

Dr David Humphreys	Coinflint Residents Association Limited

Sir Malcolm Field	21 Embankment Gardens (Freehold) Limited Hochschild Mining plc Odgers (Group) Limited	21 Embankment Gardens Limited International Resources Group Limited Anne Charlton Limited The Garden Centre Group Limited

Lord Guthrie	The Household Cavalry Museum Trust Limited
	Ashley Gardens Block 2 Limited	N.M. Rothschild & Sons Limited Hospitaller Limited

Sir Roderic Lyne	JP Morgan Bank International LLC	Accor S.A. Russo-British Chamber of Commerce

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Director	Current	Former

Mr Charles McVeigh III	Belknap Livery Limited Canongate Books Limited Eclipse Film Partners No. 16 LLP Encombe Shoot Limited Sandroyd School Trust Limited Savills plc The Landmark Trustee Company Limited	Coombe House Limited Samways Estate (Dissolved) Clearstream International S.A.

Summaries of the biographies of each of the Directors and the Senior Managers are provided in Part 8 of this Prospectus.

7.7	Except as disclosed in section 7.8 of this Part 11 below, within the period of five years preceding the date of this Prospectus none of the Directors nor the Senior Managers has:

(a)	any convictions in relation to fraudulent offences;

(b)	been a director or senior manager of any company at the time of or within a 12 month period preceding any receivership, compulsory liquidation, creditors voluntary liquidation, administration, company voluntary arrangement or any composition or arrangement with such company’s creditors generally or any class of creditors of such company;

(c)	been subject to any official public incrimination and/or sanction by any statutory or regulatory authority or regulatory body (including designated professional bodies);

(d)	been disqualified by a court from acting in the management or conduct of the affairs of any issuer; or

(e)	been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any issuer.

7.8	In respect of section 7.7(b) of this Part 11 above:

(a)	Sir Malcolm Field was a director of Anne Charlton Limited when it was dissolved (following a voluntary strike off). To the best of Sir Malcolm Field’s knowledge, Anne Charlton Limited was neither insolvent nor owed any amounts to creditors at the time of its dissolution.

(b)	Mr Charles McVeigh III was a director of Samways Estate when it was dissolved (following a voluntary members’ liquidation). To the best of Mr McVeigh’s knowledge, Samways Estate was neither insolvent nor owed any amounts to creditors at the time of its dissolution.

8.	Pensions

The Company operates a Group personal pension scheme for the benefit of the Company’s UK employees. Contributions are recognised as they fall due.

9.	Material Contracts

The following are the only contracts (not being contracts entered into in the ordinary course of business) which have been entered into by members of the Group within two years immediately preceding the date of this Prospectus or which are expected to be entered into prior to Admission and which are, or may be, material or which have been entered into at any time by members of the Group, or to which any member of the Group is subject, and which contain any provision under which any member of the Group has any obligation or entitlement which is, or may be, material to the Group as at the date of this Prospectus:

9.1	Underwriting Agreement

On 2 February 2015, the Company and the Underwriter entered into the Underwriting Agreement pursuant to which, inter alia, the Company has appointed the Underwriter as Sponsor in connection with the Rights Issue and Admission.

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Subject to the terms and conditions of the Underwriting Agreement, the Underwriter (as agent of the Company) has agreed to use reasonable endeavours to procure subscriber(s) for the New Ordinary Shares that are not taken up under the Rights Issue (or, at its discretion, for so many of the New Ordinary Shares in respect of which subscribers can be found) upon the terms (in so far as the same are applicable) in the Prospectus and the Provisional Allotment Letter as soon as reasonably practicable and in any event by no later than 4.30 p.m. on the second dealing day after the Acceptance Date, if an amount which is not less than the total of the Issue Price multiplied by the number of such New Ordinary Shares for which subscriber(s) are so procured and the expenses of procurement (including any applicable brokerage and commissions and amounts in respect of VAT which are not recoverable) can be obtained. The Underwriter shall not be obliged to endeavour to procure such subscriber(s) and may, at any time on or after the Acceptance Date, cease or decline to endeavour to procure any such subscriber(s) if, in its opinion, it is unlikely that any such subscriber(s) can be so procured by such time, or if the procurement of subscribers would give rise to a breach of law.

If and to the extent that the Underwriter is unable to procure subscriber(s) on the basis outlined above, the Underwriter shall procure subscribers (which will include the sub-underwriters) or itself subscribe, at the Issue Price for the Underwritten Shares.

The Company acknowledges and agrees in the Underwriting Agreement that any Underwritten Shares subscribed for by, or on behalf of, Existing Bondholders in exchange for Existing Bonds in connection with the Bond Restructuring will be allotted and issued at the Issue Price in accordance with the detailed terms and conditions contained in the Exchange Offer and Consent Memorandum.

The Company shall pay (whether or not the Underwriter’s obligations made under the Underwriting Agreement become unconditional or the Underwriting Agreement is terminated) all costs and expenses of, or in connection with, the Rights Issue, the General Meeting, the allotment and issue of the New Ordinary Shares and the Underwriting Agreement. This includes, without limitation, FCA and the London Stock Exchange listing and trading fees, other regulatory fees and expenses, printing and advertising costs, postage, the Receiving Agent’s charges, its own and the Underwriter’s legal and other out of pocket expenses and all accountancy and other professional fees.

The obligations of the Underwriter under the Underwriting Agreement:

(a)	between the date of the Underwriting Agreement and the Bondholders Meeting, are subject to certain conditions. These conditions include (i) there having been no material adverse change in or affecting the Company, or any other member of the Group or the Group taken as a whole, at any time prior to the passing of the Bondholder Resolution, and (ii) the representation, warranties and undertakings on the part of the Company contained in the Underwriting Agreement being true and accurate in all respects and not misleading in any respect on and at all times before the passing of the Bondholder Resolution;

(b)	after the Bondholders Meeting but before the General Meeting, are subject to a more limited set of conditions than those outlined in (a) above. These limited conditions include, amongst others, the passing of the Bondholder Resolution (without amendment) at the Bondholders Meeting; and

(c)	after the General Meeting but before Admission, are subject to a more limited set of conditions than those outlined in (b) above. These limited conditions include, amongst others, Admission occurring not later than 8.00 a.m. on the first dealing day after the date of the General Meeting.

If any condition is not satisfied (or waived by the Underwriter in accordance with the Underwriting Agreement) or becomes incapable of being satisfied by the required time and date then, the Underwriter’s obligations under the Underwriting Agreement shall cease and terminate, without prejudice to any liability for any prior breach of the Underwriting Agreement.

The conditions are set out in full in Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus.

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If at any time:

(a)	before the Existing Bondholder meeting certain circumstances occur, including, amongst others (i) the occurrence of a material adverse change in or affecting the Company, or any other member of the Group or the Group taken as a whole, or (ii) a force majeure event; and/or

(b)	on or before Admission (i) any matter arises which Merrill Lynch International considers, in its sole discretion, may adversely affect its ability to perform its functions under Chapter 8 of the Listing Rules or fulfil its obligations as a sponsor, or (ii) the Company’s application for Admission is withdrawn by the Company and/or refused by the FCA or London Stock Exchange (as appropriate), then Merrill Lynch International shall be entitled, in its absolute discretion following, where reasonably practicable, consultation with the Company, to terminate the Underwriting Agreement in its entirety and, in the event of such termination, the Underwriting Agreement shall cease to have any further effect.

The Company has given (i) certain customary representations and warranties to Merrill Lynch International, and (ii) customary indemnities to Merrill Lynch International and to certain persons connected with Merrill Lynch International. The liabilities of the Company are unlimited as to time and amount. In addition, the Company has given certain undertakings to Merrill Lynch International relating, amongst other things, to the provision of information to, Merrill Lynch International.

The Company has undertaken to Merrill Lynch International that, during a period of 6 months from the date of Admission, it will not, without the prior written consent of Merrill Lynch International (i) directly or indirectly, offer, issue, lend, sell or contract to sell, issue options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Ordinary Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into, or substantially similar to, Ordinary Shares, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any securities of the Company, or (iii) enter into any transaction with the same economic effect as, or agree to do, any of the foregoing, save that the above restrictions shall not apply in respect of (a) the issue of New Ordinary Shares pursuant to the Rights Issue; or (b) Ordinary Shares issued pursuant to the exercise of options under share option schemes in existence on the date of Admission and described in paragraph 6 of Part 8 of the Prospectus.

9.2	Lock-up Agreement

On 8 December 2014, the Company entered into the Lock-Up Agreement with Petropavlovsk 2010, Peter Hambro and Pavel Maslovskiy as founder investors and certain Existing Bondholders. Under the agreement, the parties agreed in principal, subject to various conditions, to the terms of a refinancing of the Group, involving, among other things, the Rights Issue, the Mandatory Debt-for-Equity Exchange (if any), the Voluntary Debt-for-Equity Exchange and the issue of the New Bonds the principal terms of which are set out in the agreement. The parties entered into the agreement to confirm their continuing commitment to the Refinancing and in order to facilitate the successful implementation thereof. Pursuant to the agreement, the founder investors agreed not to transfer their Shares during the term of the agreement (without prejudice to their ability to deal in their Rights). The Existing Bondholders who became party to the agreement agreed to enter into the Lock-Up Agreement to confirm their continuing commitment to the Refinancing through accepting a lock-up of all or some of their Existing Bonds (subject to transfers where obligations under the agreement are assumed by the transferee) and to procure acceptance of the Bond Exchange Offer and Consent Solicitation and their Existing Bonds being voted in favour of implementation of the Refinancing. The agreement contemplated the execution of further documentation including the Recapitalisation Agreement. The agreement is governed by English law.

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9.3	Recapitalisation Agreement

On 2 February 2015 the Recapitalisation Agreement was entered into between the Company, Petropavlovsk 2010, Peter Hambro, Pavel Maslovskiy, the Founders SPV and certain Existing Bondholders.

Under the agreement, the Individual Equity Investors agreed to procure the entry of APB and the Founders SPV into the Conditional Subscription Agreement described below.

Under the Recapitalisation Agreement the Participating Bondholders have committed to submit or procure the submission of their Voting Instructions and Direct Participant Election Forms into the clearing systems (once the Exchange Offer and Consent Solicitation Memorandum has been despatched) which would together record (i) the votes attributable to their Existing Bonds to be voted in favour of the Bondholder Resolution, (ii) their Cash Underwriting and/or Voluntary Debt-for- Equity Exchange commitment (as applicable) and (iii) their preferences for the allocation of cash and New Bond consideration in relation to any Existing Bonds they remain holding after any call on any Voluntary Debt-For-Equity Exchange commitment has been implemented.

They also committed to record their Cash Underwriting and/or Voluntary Debt-for-Equity Exchange commitments by execution of a letter of confirmation attached to a sub-underwriting letter prior to posting of the Prospectus.

Bondholders with Cash Underwriting commitments above a certain level (Qualifying Bondholders) also have termination rights (see below). Other Bondholders will not have such right, although their commitments in relation to the Refinancing will terminate on the same basis as those with such rights if the termination rights are exercised or the Refinancing does not become unconditional (as described below). As such, the position of other Bondholders is equivalent to sub-underwriters in a conventional equity underwriting structure.

The Recapitalisation Agreement provides for substantially equivalent termination rights in relation to the Refinancing (RA Termination Rights) as those of Merrill Lynch International under the Underwriting Agreement to be exercisable by any of Peter Hambro and Pavel Maslovskiy (acting together) and the Qualifying Bondholders (acting separately). The consent of the same group is required, together with holders of at least 50 per cent. of the remaining Existing Bonds held by the parties to that agreement, for the giving of any waiver in respect of, or the making of any amendments to specified conditions in the Underwriting Agreement.

The failure of any condition to implementation of the Refinancing set out in the Recapitalisation Agreement would also result in the Refinancing not proceeding. Where Merrill Lynch International or any parties under the Recapitalisation Agreement have rights to waive any such condition, in order to be effective the relevant waiver of all those with such entitlement must be obtained.

The Cash Underwriting obligations and Voluntary Debt-for-Equity Exchange commitments will terminate (as will the Refinancing as a whole) if (i) the Cash Underwriting obligations and Voluntary Debt-for-Equity Exchange commitments are terminated by Merrill Lynch International, (ii) any RA Termination Rights are exercised or (iii) any conditions in the Underwriting Agreement or the Recapitalisation Agreement fail or are not satisfied by the longstop date (and have not, where possible, been validly waived as described above).

Under the Recapitalisation Agreement, the Company will commit to the Participating Bondholders to comply with a range of obligations for implementation of the Refinancing on the same basis as set out in the Underwriting Agreement. The Recapitalisation Agreement also includes equivalent warranties to those provided by the Company under the Underwriting Agreement, and certain indemnities and related provisions.

There are provisions for Bondholders who are not party to the Recapitalisation Agreement at the time of launch of the Prospectus to become parties subsequently. The agreement is governed by English law.

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9.4	Conditional Subscription Agreement

Pursuant to the Recapitalisation Agreement, the Founders SPV and APB on 2 February 2015 entered into the Conditional Subscription Agreement with the Company and the Underwriter providing for a conditional subscription obligation in relation to the Rights Issue.

The agreement confirms APB’s conditional subscription commitment in respect of 395,491,398 New Ordinary Shares at the Issue Price, on the basis of the information contained in the draft and final versions of the Prospectus and related press announcement, and the 5 per cent commission payable to the Subscriber (as defined below) in respect of the commitment if the Rights Issue becomes unconditional. The commitment can be scaled back in certain circumstances. The agreement sets out the conditions (and waiver rights in relation thereto) and termination rights under the Underwriting Agreement and Recapitalisation Agreement, as summarised above, together with the underwriting and sub-underwriting procedure and the expected timetable.

Under the letter APB undertakes to the Underwriter to give effect to the commitment by subscribing for the specified New Ordinary Shares at the Issue Price. However APB and the Founders SPV may agree as between themselves and the Underwriter that this obligation is to be assumed by the Founders SPV in place of APB in which event that obligation will (subject to the Underwriter being satisfied that the Founders SPV has the necessary funds available to it to fund such subscription) thereafter be an obligation of the Founders SPV in place of APB. The term Subscriber means APB unless and until the Founders SPV has assumed the obligation to subscribe for the number of New Ordinary Shares set out in the Conditional Subscription Obligation Notice pursuant to and on the basis of this provision, in which event it shall mean the Founders SPV.

9.5	IFC Agreements

IFC Deed of Assignment

On 20 April 2009, Aricom, the Company and IFC executed a deed of assignment (the IFC Deed of Assignment) pursuant to which IFC agreed to assign to the Company all its rights, title and interest in and under the Aricom IFC Option.

POG IFC Option Agreement

On 20 April 2009, the Company and IFC entered into an option agreement in consideration for the assignment pursuant to the IFC Deed of Assignment. Under the terms of the POG IFC Option Agreement the Company agreed to grant to IFC, and IFC agreed to receive, an option to subscribe for Shares upon terms and conditions similar in material respects to those of the Aricom IFC Option Agreement (described below), applying the exchange ratio applied in the Scheme and the expiry date being 25 May 2015.

Aricom IFC Option Agreement

On 25 May 2007 Aricom and IFC entered into an agreement pursuant to which IFC was granted the Aricom IFC Option at an exercise price of 74 pence per Share in Aricom (the Aricom IFC Option Agreement). Prior to the IFC Deed of Assignment referred to above, the Aricom IFC Option was originally due to expire on 4 June 2015. Under the terms of the Aricom IFC Option Agreement, the expiry date was to be modified if: (a) for a period of two years after the option trigger date (being the date on which Aricom certifies to IFC that the aggregate gross revenue of the Aricom Group exceeds US$40.0 million) the volume weighted average closing price exceeds 160 per cent. of the exercise price; or (b) thereafter, at any time the volume weighted average closing price exceeds 130 per cent. of the exercise price.

9.6	ICBC Facility

On 13 December 2010, K&S and the Company entered into the ICBC Facility Agreement with ICBC pursuant to which ICBC would lend US$340,000,000 to KS GOK. Interest under the facility was charged at 2.80 per cent. above LIBOR per annum. The facility is repayable over sixteen equal semi- annual instalments, with the first repayment having occurred in December 2014.

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Under the ICBC Facility Agreement, Petropavlovsk guarantees to each finance party under the facility punctual performance by K&S of all its obligations under the Finance Documents (as defined in the ICBC Facility Agreement) and undertakes with each finance party that, whenever K&S does not pay any amount when due under or in connection with any Finance Document, the Company must within three business days of demand by the facility agent pay that amount as if it were the principal obligor in respect of that amount. The guarantee currently covers the entire amount outstanding under the facility notwithstanding that the Company holds, as at the date of this Prospectus, only 45.39 per cent. of the issued share capital of IRC. Although the Company will always remain fully liable to ICBC under the guarantee, General Nice has granted an indemnity in favour of the Company to take effect upon Second Completion, to share part of any liability of the Company under the guarantee and any loans made to IRC or K&S under the Recourse Agreement (as described below). The indemnity would cover such percentage of the amounts paid by the Company under the guarantee or loan made to IRC by the Company under the Recourse Agreement as represented by General Nice’s shareholdings in IRC as a proportion of the combined shareholdings of the Company and General Nice in IRC.

On 30 December 2014, K&S, the Group and ICBC executed a waiver and consent letter amending and restating the ICBC Facility to provide for amendments to financial covenants (ICBC Waiver). The ICBC Waiver is conditional on the satisfaction of conditions precedent, including creation of security over 11 per cent. of the IRC shares held by the Company’s subsidiary, Cayiron Limited.

9.7	Recourse Agreement

The Company, IRC and K&S entered into an agreement (the Recourse Agreement) on 13 December 2010 setting out the terms on which the Company provides the guarantee. No fee will be payable by IRC in respect of the provision of the guarantee by the Company while IRC remains a subsidiary of the Company for the purposes of producing the Company’s consolidated accounts. In the event that the Company ceases to be the parent company of IRC, the Guarantee Fee (as defined in the Recourse Agreement) will be payable. No security will be granted by the IRC Group to the Company in respect of the guarantee. Pursuant to the Recourse Agreement, the Company has the right, subject inter alia to the consent of VTB and Sberbank, to inject funds into the IRC Group by shareholder loan (on normal commercial terms at the time) in order to enable the IRC Group to make payments under the ICBC Facility Agreement or for other working capital purposes. The Recourse Agreement also contains reporting obligations and customary covenants from the IRC Group which require the Company’s consent as guarantor (acting reasonably and taking into account the effect upon the IRC Group’s ability to fulfil its obligations under the ICBC Facility Agreement) for certain actions including the issuance, acquisition or disposal of securities, and entry into joint ventures.

9.8	Deed of Non-Competition

On 22 September 2010 the Company and IRC entered into a deed (the Deed of Non-Competition) which commenced on the date of the listing of the IRC Shares on the Stock Exchange of Hong Kong (being 21 October 2010) and continues for the time during which the IRC shares are listed on the Stock Exchange of Hong Kong and until such time as the Company controls less than 50 per cent. of the issued share capital of IRC. The Company has agreed that it will not, and will procure its subsidiaries (excluding IRC Group) not to, engage, carry on, be concerned with or interested in, directly or indirectly in whatever capacity (other than being a director or a shareholder of the IRC Group or its associated companies), in a business concerned with the acquisition, exploration, development and production of industrial commodity projects in the Russian Far East and/or the PRC (the Restricted Activity of Petropavlovsk). In respect of any investment opportunities in relation to the Restricted Activity of Petropavlovsk, the Company will use its best efforts to procure that such an opportunity is offered to IRC which shall be entitled to a right of first refusal. The Company shall provide sufficient information to the independent non-executive directors of IRC who shall be the only people that are entitled to consider and vote on a decision in relation thereto. The Company shall be entitled to make its own decisions if IRC resolves not to acquire the opportunity or does not proceed within one month from the date it was offered the opportunity. Conversely, IRC agrees to be subject to similar restrictions for its activities in respect of the acquisition, exploration, development

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and production of precious metal deposits in the Russian Far East and/or the PRC (the Restricted Activity of IRC). In respect of any investment opportunities in relation to the Restricted Activity of IRC, similarly, IRC shall procure that the Company has a right of first refusal and its independent non-executive directors are provided with sufficient information to consider and vote on a decision. IRC shall be entitled to make its own decisions if the Company resolves not to acquire the opportunity or does not proceed within one month from the date it was offered the opportunity. Following the allotment and issue of IRC Shares to General Nice on 30 April 2014, Petropavlovsk’s holding in IRC is now 45.39 per cent. and consequently the Deed of Non-Competition is no longer in effect.

9.9	IRC investments

Shareholders’ Agreement

On 17 January 2013, the Company, General Nice and Minmetals Cheerglory (together, the Shareholder Investors) entered into a shareholders’ agreement (the IRC Shareholders’ Agreement). The IRC Shareholders’ Agreement will however only come into effect on completion of certain conditions, including the issue of IRC Shares to General Nice and Minmetals Cheerglory (the Second Completion). The term of the agreement is from the Second Completion until the earlier of (i) the Group’s relevant interest in IRC Shares or the Shareholder Investor group’s relevant interest in the IRC Shares (as calculated under the IRC Shareholder’s Agreement) becoming less than 5 per cent., and (ii) a party being in material breach of the IRC Shareholders’ Agreement and a non-defaulting party electing to terminate it.

Under the IRC Shareholders’ Agreement each of the Shareholder Investors will have rights of nomination of executive and/or non-executive directors to the board of IRC. Their rights of nomination will depend on their actual and relative sizes of holdings of IRC Shares as calculated under the IRC Shareholders’ Agreement.

The Company has given certain undertakings to exercise its procurement and voting rights in favour of any resolutions in general meetings of IRC relating to the Offtake Agreement (as defined below) and any subsequent renewal, amendment or fixing or revision of annual caps in respect of the Offtake Agreement. In addition, the Company has undertaken to procure its respective nominated director(s) (if any), subject to any fiduciary duties of such nominated director(s) and other relevant restrictions under law, to vote in favour of any resolutions in the board meeting(s) of IRC relating to the Offtake Agreement (as described below) and any subsequent renewal, amendment or fixing or revision of annual caps in respect of the Offtake Agreement.

In respect of any future resolution of IRC shareholders falling within this undertaking, the Company will abstain from voting if required under the listing rules of the Stock Exchange of Hong Kong. Additionally, the Shareholder Investors have given mutual undertakings not to, and will procure that parties acting in concert with it will not, acquire voting rights in IRC which would result in an obligation to make a mandatory general offer by any or all of the Shareholder Investors in accordance with the Hong Kong Code on Takeovers and Mergers issued by the SFC.

The Company is subject to a lock-up obligation precluding it from dealing in any interests in (inter alia) IRC Shares for 12 months following the Second Completion, save with consent or for certain permitted transfers. Without prejudice to these lock-up provisions described above, for the term of the Shareholders’ Agreement each of the Shareholder Investors must notify the other of proposed transfers not falling within various exemptions. Each of General Nice and Minmetals Cheerglory has agreed to use its respective reasonable efforts to assist the Company with the removal or reduction of its obligations under the ICBC Guarantee, including (but not limited to) negotiating with ICBC to procure either (a) the release of the ICBC Guarantee; or (b) the amendment of the ICBC Guarantee so that it becomes a several obligation of each of the Company and General Nice in proportion to their respective shareholdings in IRC. The Shareholder Investors are required to use their voting and procurement powers to give effect to the provisions of the Shareholders’ Agreement.

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Deed of Indemnity

On 17 January 2013, the Company and General Nice entered into a deed (the Deed of Indemnity) to address the situation that the Company will remain liable to guarantee all of the obligations of K&S under and in connection with the ICBC Facility Agreement notwithstanding its diluted holding. The Deed of Indemnity will however only come into effect at the Second Completion, if that takes place.

Under the Deed of Indemnity, in the event that any Finance Party (as defined in the ICBC Facility Agreement) has given a demand or other notice to the Company under the ICBC Facility Agreement demanding payment by the Company in respect of an outstanding facility amount and the Company has made such payment in full to that Finance Party or a Credit Default (as defined in the Deed of Indemnity) has occurred and the Company has provided a loan to IRC in accordance with the Recourse Agreement, General Nice irrevocably and unconditionally has undertaken to pay to the Company, an amount equal to the proportion of such payment or loan made by the Company which is equal to the proportion which the General Nice holding of IRC Shares bears to the aggregate holding of General Nice and the Company in IRC, with such holdings being calculated by reference to the average of their respective (direct or indirect) holdings in IRC over a 45 day period (or a 30 day period, depending on the circumstances) immediately prior to notification of the indemnity claim.

Offtake Agreement

On 17 January 2013, IRC and the Shareholder Investors entered into an agreement (the Offtake Agreement) which took effect from the date the completion of the initial subscription by General Nice (First Completion Date) pursuant to the General Nice Subscription Agreement. The term is from the First Completion Date until 15 years from the commencement of the first 12 month period after first commercial delivery of iron ore concentrate from the K&S Project where the aggregate production volume for that 12 months is equal to or greater than 1 million tonnes. The agreement relates to offtake of iron ore concentrate from all existing and future magnetite development projects of the IRC Group, including, but not limited to, the K&S Project and the Garinskoye Deposit but excluding (i) the Kuranakh project; (ii) projects to be acquired by the IRC Group in China; and (iii) projects acquired by the IRC Group which have offtake arrangements in place at the time of acquisition for 100 per cent. of their production (Projects). Any iron ore concentrate production containing Fe content of 32 per cent. or above from any of the Projects (except for (i) production from Projects acquired by the IRC Group after the date of the Offtake Agreement and which are covered by an offtake agreement existing at the time of acquisition and (ii) product sold by any member of the IRC Group to another member of the IRC Group) (Product) may be Seaborne Product or Dry Port Product, with the allocation to be determined by IRC in its absolute discretion.

9.10	Loan arrangements with VTB

US$200 million Facility Agreement

On 7 October 2011, the Company entered into a loan facility agreement (as amended) with, among others, VTB (France) S.A. (VTB) in various capacities. Pursuant to the loan facility agreement VTB made available to the Company a Dollar term loan facility of US$200 million. The loan facility has been fully drawn down. The last repayment date of the tranche A facility loan of US$185 million is 2 January 2018 and the last repayment date of the tranche B facility loan of US$15 million was 7 October 2014. Interest is payable quarterly in arrears. The tranche A facility loan is repayable in 11 equal quarterly instalments with the first repayment instalment due on the date which is 30 months from 2 January 2013. The tranche B facility loan is repayable in equal quarterly instalments with the first repayment instalment due on the date which is 27 months from 27 October 2011. The tranche B facility was repaid in full on 6 October 2014. The interest rate attached to the tranche B facility loan was LIBOR plus 5.00 per cent. The interest rate attached to the tranche A facility loan is, (a) if LIBOR in respect of the relevant interest period is less than or equal to 1.50 per cent. per annum, 7.75 per cent. per annum, or (b) if LIBOR in respect of the relevant interest period is greater than 1.50 per cent. per annum, LIBOR plus 6.25 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also

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includes general covenants, including a negative pledge and covenants which limit the ability of Petropavlovsk, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions.

VTB amendment and restatement agreement with respect to $200 million Petropavlovsk facility agreement

On 29 December 2014, the Group and VTB executed an amendment and restatement agreement with respect to US$200 million Petropavlovsk facility agreement (VTB Amendment) to provide for amendments to financial covenants, their testing dates for the period from 31 December 2014 to 31 December 2015 (inclusive of these dates) and to the negative pledge provisions. The VTB Amendment became effective upon satisfaction of conditions precedent. Under the VTB Amendment and the $100 million Sberbank Amendment and $200 million Sberbank Amendment (both as defined below) during the period from 1 July 2016 to 31 December 2017 (inclusive of these dates) the Company is required to prepay a total amount of US$50 million to VTB and Sberbank pro rata to their respective share in the Group’s debt portfolio. The VTB Amendment requires the Group to give guarantees by its significant and some other subsidiaries and create security over some of its shares in operating companies to guarantee and secure the US$200 million Petropavlovsk facility agreement. The interest rate attached to the tranche A facility loan is: (a) if LIBOR in respect of the relevant interest period is less than or equal to 1.50 per cent. per annum, 8.25 per cent. per annum; or (b) if LIBOR in respect of the relevant interest period is greater than 1.50 per cent. per annum, LIBOR plus 6.75 per cent. per annum.

9.11	Loan arrangements with Sberbank

US$100 million Facility Agreement

On 11 May 2012, the Company entered into a loan facility agreement (as amended) with, among others, Sberbank. Pursuant to the loan facility agreement Sberbank made available to the Company a Dollar term loan facility of US$100 million. The loan facility has been fully drawn down. The last repayment date of the loan is 10 May 2018. Interest is payable quarterly in arrears and the loan is repayable in eight equal quarterly instalments with the first instalment due on 10 August 2016. The interest rate attached to the loan is 7.85 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes general covenants, including a negative pledge and covenants which limit the ability of the Company, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions.

US$200 million Facility Agreement

On 22 March 2012, the Company entered into a loan facility agreement (as amended) with, among others, Sberbank. Pursuant to the loan facility agreement Sberbank made available to the Company a Dollar term loan facility of US$200 million. The loan facility has been fully drawn down. The last repayment date of the loan is 19 March 2018. Interest is payable quarterly in arrears and the loan is repayable in eight equal quarterly instalments with the first instalment due on 19 June 2016. The interest rate attached to the loan is 7.75 per cent. per annum. This loan is guaranteed by Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik. The financial covenants contained in the facility include interest cover and leverage and are tested semi-annually. The facility also includes general covenants, including a negative pledge and covenants which limit the ability of the Company, Pokrovskiy Rudnik, Albynskiy Rudnik and Malomirskiy Rudnik to incur financial indebtedness, make acquisitions and disposals and make loans and give guarantees, subject in each case to certain permitted exceptions.

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Sberbank amendment and restatement agreements with respect to $100 million Petropavlovsk facility agreement and $200 million Petropavlovsk facility agreement.

On 30 January 2015, the Group and Sberbank executed an amendment and restatement agreement with respect to $100 million Petropavlovsk facility agreement ($100 million Sberbank Amendment) and an amendment and restatement agreement with respect to $200 million Petropavlovsk facility agreement ($200 million Sberbank Amendment) (together Sberbank Amendments) to provide for amendments to financial covenants, their testing dates for the period from 31 December 2014 to 31 December 2015 (inclusive of these dates) negative pledge and covenants limiting the ability of the Company, Pokrovskiy Rudnik, Malomirskiy Rudnik, Albynskiy Rudnik and the Group (as applicable) to incur financial indebtedness, make disposals and give guarantees, subject in each case to certain limited exceptions. The Company is required to prepay a total amount of US$50 million to VTB and Sberbank pro rata to their respective share in the Group’s debt portfolio. The Group is further required to create security over some of its shares in operating companies and some other subsidiaries to secure debt owed to Sberbank, extend already granted security to Sberbank to other unsecured debt owed to Sberbank and to give additional guarantees by some of the Group’s subsidiaries in relation to loan debt owed to Sberbank. Sberbank Amendments will become effective upon satisfaction of conditions precedent.

US$60 million Facility Agreement

On 10 July 2009 Pokrovskiy Rudnik entered into a loan facility agreement with Sberbank pursuant to which a facility of US$60 million has been made available by Sberbank. The facility was fully utilised on 22 January 2010. The maturity date for the loan is 31 May 2016. Interest is payable monthly in arrears and the loan is repayable in monthly instalments starting from 31 August 2010. The first repayment instalment was made on 30 August 2010. The interest rate on the loan is 8 per cent. per annum. The loan is secured over certain assets of Pokrovskiy Rudnik and LLC Kapstroi.

$100 million Pokrovskiy Facility Agreement

On 30 August 2012 Pokrovskiy Rudnik entered into a loan facility agreement with Sberbank pursuant to which a facility of US$100 million was made available by Sberbank. The loan is divided into four tranches. The loan was utilised on 30 August 2012 in the amount of US$21.8 million, on 18 December 2012 in the amount of US$16 million, on 18 December 2012 in the amount of US$4 million and on 25 March 2013 in the amount of US$20 million. The maturity dates are 3 September 2015, 17 December 2015, 17 December 2015 and 24 March 2016 respectively. Interest is payable monthly in arrears and each tranche is repayable in single instalments. The interest rate on the loan is 6.5 per cent. per annum.

This loan is guaranteed by Malomirskiy Rudnik.

US$100 million Malomirskiy Facility Agreement

On 31 March 2011 Malomirskiy Rudnik entered into a loan facility agreement with Sberbank pursuant to which a facility of US$100 million has been made available by Sberbank. The facility was utilised on 26 April 2011. The maturity date for the loan is 30 November 2017. Interest is payable monthly in arrears and the loan is repayable in instalments starting from 31 July 2015 with the final maturity date for the loan being 30 November 2017. The interest rate on the loan is currently 8 per cent. per annum and will go down to 7.5 per cent. from 31 March 2015. This loan is guaranteed by Pokrovskiy Rudnik and the Company. The loan is secured over certain assets of Malomirskiy Rudnik, Pokrovskiy Rudnik and Albynskiy Rudnik.

9.12	Loan arrangements with Alfa-Bank

Albynskiy Facility Agreement

On 27 December 2012 Albynskiy Rudnik entered into a loan facility agreement with Alfa-Bank pursuant to which a facility of US$180 million was made available to Albynskiy Rudnik. The facility was utilised in aggregate to an amount of US$95 million in two tranches. The first tranche of US$85 million was utilised on 27 December 2012 and repaid on 27 June 2014 and the second tranche of US$10 million was utilised on 22 March 2013. The maturity date for the second tranche is

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22 March 2016. Interest is payable monthly in arrears. The interest rate on the loan is 6.35 per cent. per annum.

This loan is guaranteed by the Company.

9.13	Existing Bonds

Contracts relating to the Bonds

Trust Deed

A Trust Deed dated 18 February 2010 between Petropavlovsk 2010, the Company and BNP Paribas Trust Corporation UK Limited as Trustee (inter alia) constituting the Bonds and appointing the Trustee to act in that capacity and under which such commission in respect of the services of the Trustee as shall be agreed between Petropavlovsk 2010 and the Trustee are to be paid.

Paying and Transfer and Conversion Agency Agreement

A Paying and Transfer and Conversion Agency Agreement dated 18 February 2010 between Petropavlovsk 2010, the Company, BNP Paribas Securities Services, Luxembourg Branch, the Trustee and others setting out (inter alia) the terms of appointment and duties of BNP Paribas Securities Services, Luxembourg Branch in its capacity as Principal Agent (as defined therein) and under which such commissions in respect of the services of the agents as shall be agreed between them and the Issuer are to be paid.

Deed Poll

A Deed Poll dated 18 February 2010 executed by the Company guaranteeing the payment obligations in respect of the preference shares and the share exchange rights in relation to the conversion of the Existing Bonds.

Dealer Manager Agreement

A Dealer Manager Agreement dated 2 February 2015 between Petropavlovsk 2010, the Company and Merrill Lynch International setting out the terms of appointment and duties of Merrill Lynch International as the dealer manager in respect of the Bond Exchange Offer and Consent Solicitation and under which such fees in respect of its services are to be paid.

9.14	Disposal of 65 per cent. in Omchak

On 4 December 2012 the Company entered into a share purchase agreement with OJSC Susumanzoloto (Susumanzoloto) relating to the transfer of 65 per cent. of the issued shares in ZAO ZRK Omchak (Omchak) to Susumazoloto. The total consideration for the sale was US$21,650,000, payable in four equal tranches during 2013. The transfer of the shares was completed on 5 December 2012.

9.15	Disposal of Uduma

On 5 December 2012, PHM Cyprus entered into a share purchase agreement with LLC Kolymskie Rossipi (KR) relating to the transfer of 100 per cent. of the issued shares in LLC Uduma to KR. The total consideration for the sale was RUB 150,000,000 (payable in two tranches within 45 days from the date of notarisation of the share purchase agreement) which has been received by PHM Cyprus. The transfer of the shares was completed on 5 December 2012.

9.16	Disposal of Berelekh

On 17 September 2013, PHM Cyprus entered into a share purchase agreement with Susumanzoloto relating to the transfer of 76.62 per cent. of the issued shares in OJSC Berelekh to Susumanzoloto. The total consideration for the sale was US$25,000,000, payable in two tranches of US$5,000,000 and US$20,000,000 respectively. The transfer of the shares was completed on 29 November 2013.

9.17	Proposed disposal of Koboldo

On 21 November 2014, PHM Cyprus entered into a conditional share purchase agreement with Rosszoloto LLC relating to the transfer of 95.7 per cent. of the issued shares in OJSC ZDP Koboldo, a company which holds licences to explore and mine alluvial operations in the Amur region, to

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Rosszoloto LLC (the Purchaser). This transaction, which would have constituted a Class 1 transaction for the purposes of the Listing Rules, was to be conditional inter alia on the approval of FAS and Shareholder approval.

That transaction will no longer take place within the timeframe contemplated by the SPA and revised terms are under negotiation. There is no certainty as to whether or not the disposal will take place and if it does what the terms of any such transaction would be. A further announcement will be made in due course.

The Koboldo Disposal is not inter-conditional with, nor material to, the Refinancing and irrespective of whether or not the Koboldo Disposal takes place between the date of this Prospectus and the completion of the Refinancing, it will not make a material difference to the overall finances of the Group. Although the Company will announce the outcome of the negotiations referred to above, it is not the intention that the Company will publish any supplementary prospectus in order to reflect the outcome of those negotiations. The Underwriter and all the parties with termination rights under the Recapitalisation Agreement have agreed that whatever the outcome of the intended negotiations in relation to the Koboldo Disposal, they would not seek to exercise any termination rights on those grounds so as to preclude the Refinancing from proceeding.

10.	Property, plant and equipment

10.1	The Group’s material existing tangible fixed assets, other than its mines, licences and contract terms, are set out below:

	Owner	Production Capacity
Pokrovskiy Mine
RIP Plant	Pokrovskiy Rudnik	1.8mt per annum
Heap-leach	Pokrovskiy Rudnik	0.7mt per annum
Infrastructure	Pokrovskiy Rudnik	N/A
Tailings Dam*	Pokrovskiy Rudnik	28mt

Pioneer Mine
RIP Plant	Pokrovskiy Rudnik	6.8mt per annum
Heap-leach	Pokrovskiy Rudnik	1.0mt per annum
Infrastructure	Pokrovskiy Rudnik	N/A
Tailings Dam*	Pokrovskiy Rudnik	35mt

Malomir Mine
RIP Plant	Malomirskiy Rudnik	2.6mt per annum
Infrastructure	Malomirskiy Rudnik	N/A
Tailings Dam*	Malomirskiy Rudnik	12mt

	Owner	Production Capacity
Albyn Mine
RIP Plant	Albynskiy Rudnik	4.0mt per annum
Infrastructure	Albynskiy Rudnik	N/A
Tailings Dam*	Albynskiy Rudnik	15Mt

Other
Mining fleet	Pokrovskiy Rudnik	N/A
Mining fleet	Malomir	N/A
Mining fleet	Albyn	N/A
Mining fleet	Koboldo	N/A
Moscow office building	Pokrovskiy Rudnik	N/A
Irgiredmet buildings	Irgiredmet	N/A
Irgiredmet land	Irgiredmet	N/A

* Tailings Dam capacity is stated as the actual amount in the dam as at the 1 May 2014 plus 2 years plant production.

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Further details on the operation, productive capacity and products produced by the RIP and heap-leach operations for the Pokrovskiy mine and Pioneer mine are included in section 5 in Part 3 (Information on the Group) on the Pokrovskiy and Pioneer Division.

Other than certain items which have been pledged as security under the Financing Arrangements as described under this section 10, in this Part 11 (Additional Information), none of the existing or planned tangible fixed assets are subject to any major encumbrances.

All significant items of property, plant and equipment are owned by members of the Group, and located in Russia.

11.	The Group

11.1	The Company is the holding company of a group of companies whose principal business is finding, developing and operating industrial commodity projects in the Amur and EAO regions of southern Far East Russia.

11.2	The chart at Appendix 1 to this Prospectus shows the principal corporate structure of the Group.

11.3	The Company’s significant subsidiaries and associated undertakings are:

Held directly by the Company
CJSC Management Company	Russia	Management Company	100%
Petropavlovsk
Petropavlovsk 2010	Jersey	Finance company	100%

Held indirectly by the Company via 100% owned subsidiaries
LLC Albynskiy Rudnik	Russia	Gold exploration and production	100%
OJSC ZDP Koboldo	Russia	Gold exploration and production	95.7%
LLC Malomirskiy Rudnik	Russia	Gold exploration and production	99.86%
LLC Osipkan	Russia	Gold exploration and production	100%
JSC Pokrovskiy Rudnik	Russia	Gold exploration and production	98.61%
CJSC PHM Engineering[1]	Russia	Project and engineering services	94%
LLC Tokurskiy Rudnik	Russia	Gold exploration and production	100%
LLC NPGF Regis	Russia	Surveying, researching and prospecting mineral resources	100%
LLC Rudoperspectiva	Russia	Gold exploration and production	100%
CJSC YamalZoloto	Russia	Gold exploration and production	100%
LLC Iljinskoye	Russia	Gold exploration and production	100%
LLC Potok	Russia	Gold exploration and production	100%
LLC Temi	Russia	Gold exploration and production	75%

Held indirectly by the Company via 100% owned subsidiaries
LLC Kapstroi	Russia	Construction services	100%
CJSC ZRK Dalgeologiya	Russia	Exploration services	98.6%
OJSC Irgiredmet	Russia	Research services	99.69%
LLC NIC Gidrometallurgia	Russia	Research services	100%
LLC BMRP	Russia	Repair and maintenance	100%
LLC AVT Amur	Russia	Production of explosive materials	49%
LLC Transit	Russia	Transportation services	100%
Pokrosvkiy Mining College	Russia	Education Institute	98.61%
Associate
CJSC Verkhnetisskaya Ore Mining Company	Russia	Gold exploration and production	49%
CJSC ZRK Omchak	Russia	Gold exploration and production	25%

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Companies held directly or indirectly by IRC
LLC Petropavlovsk Iron Ore	Russia	Management company	45.39%
LLC Olekminsky Rudnik	Russia	Iron ore exploration and production	45.39%
LLC Kimkano-Sutarskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	45.39%
LLC Garinsky Mining & Metallurgical Comlex	Russia	Iron ore exploration and production	45.20%
LLC Kostenginskiy Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	45.39%
LLC Orlovo-Sokhatinsky Gorno-Obogatitelniy Kombinat	Russia	Iron ore exploration and production	45.39%
OJSC Giproruda	Russia	Engineering services	31.90%
ZAO SGMTP	Russia	Infrastructure project	45.39%
LLC Amur Snab	Russia	Procurement services	45.34%
Heilongjiang Jiatal Titanium Co., Limited	China	Titanium sponge project	45.39%
LLC Uralmining	Russia	Iron ore exploration and production	45.39%
LLC Gorniy Park	Russia	Molybdenym project	22.74%

Joint Ventures
Heilongjiang Jianlong Vanadium Industries Co., Limited	China	Vanadium project	20.88%

Held indirectly by the Company via Pokrovskiy mine
CJSC Yamalzoloto	Russia	Gold exploration and production	100%
CJSC ZRK Dalgeologiya	Russia	Exploration services	98.6%

Held indirectly by the Company via Yamal Holdings Limited
CJSC YamalZoloto	Russia	Gold exploration and production	100%

Held indirectly by the Company via Sicinius
CJSC PHM Engineering[1]	Russia	Project and engineering services	94%

Note:

1	Closed Joint Stock Company “PHM Engineering” is not associated with the Chairman of Petropavlovsk, Mr. Hambro.

12.	Related party transactions

Save as set out in this Prospectus and save as set out below and as disclosed in note 20 of the 2014 Interim Financial Statements, note 26 of the 2013 Financial Statements, note 26 of the 2012 Financial Statements and note 29 of the 2011 Financial Statements, each incorporated by reference into this Prospectus, the Group did not enter into any related party transactions (which for these purposes are those set out in the standards adopted according to Regulation (EC) 1606/2002) during any of the financial years ended 31 December 2013, 31 December 2012 and 31 December 2011 and up to the date of this Prospectus.

On 4 December 2012, the Company entered into a share purchase agreement with Susumanzoloto relating to the transfer of 65 per cent. of the issued shares in Omchak to Susumanzoloto. The total consideration for the sale is US$21,650,000, payable in four equal tranches during 2013. The Company remains a 25 per cent. shareholder in Omchak.

13.	Working capital

In the opinion of the Company, the Group including the IRC Group, does not, and will not even following completion of the Refinancing, have sufficient working capital for its present requirements, that is for at least the next 12 months following the date of this Prospectus.

In order to make the above working capital statement, the Directors have assessed whether there is sufficient margin or headroom to cover a downside scenario. This includes reasonable and adverse eventualities as well as the effect of potential mitigating actions that are available under this scenario.

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The working capital assessment, under this downside scenario, includes the forecast working capital position of the Group, following completion of the Refinancing, as well as the forecast working capital position of IRC, given that the Group is a guarantor of the ICBC Facility Agreement. If there were to be an event of default in relation to the ICBC Facility, the Company may become liable to repay all outstanding amounts pursuant to the ICBC Guarantee.

In order to meet its future working capital requirements, including contractual payments due to Senior Lenders and any outstanding amounts under the ICBC Guarantee, the Group is dependent on its existing cash resources, which totalled US$41 million as at 30 November 2014, and revenues from its ongoing production activities. Similarly, IRC is dependent on its existing cash resources, which totalled US$66 million as at 30 November 2014, and revenues from its ongoing production activities.

Based on the working capital assessment, following completion of the Refinancing, the Group is expected to have a cash surplus of approximately US$24 million by the end of December 2015.

The IRC Group, however, is expected to have a shortfall of approximately US$82 million by the end of December 2015, and this amount is therefore included in the working capital assessment of the Group due to the ICBC Guarantee.

In total therefore, the Group including the IRC Group, following completion of the Refinancing, is expected to have a cash shortfall of US$58 million by the end of December 2015.

If the Group and/or the IRC Group were unable to enhance its cash resources by other means, then the Directors would expect the Group, including the IRC Group, to require additional working capital by the third quarter of 2015.

By the end of June 2016, the Group including the IRC Group is expected to have a combined cash shortfall of US$101 million. This is made up of a surplus for the Group of US$1 million and a shortfall for the IRC Group of US$102 million.

The forecast working capital shortfall of the Group may be reduced should, for example:

•	gold production be achieved consistent with the Group’s guidance of 680,000oz-700,000oz in 2015;

•	gold sales be realised at a price above US$1,050/oz; or

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the Group’s costs are denominated in Roubles.

The occurrence of some of the above could generate additional cash in excess of the shortfalls of the Group, including the IRC Group, identified above of US$58 million by the end of December 2015 and US$101 million by the end of June 2016.

The forecast working capital shortfall of IRC may be reduced should, for example:

•	completion of the General Nice Subscription and/or Minmetals Cheerglory Subscriptions occur;

•	ICBC agree to an extension of the loan availability period for the existing K&S facility permitting the drawdown of an additional US$52 million in funding;

•	commissioning at K&S be completed by the second quarter of 2015, with full-scale production capacity achieved by the third quarter of 2015;

•	iron ore production be achieved consistent with IRC’s guidance of 1.7 million tonnes of concentrate for 2015;

•	iron ore sales be realised at prices above the assumed discount; or

•	the Rouble/US Dollar exchange rate be maintained above 42 Roubles per US Dollar, given a significant percentage of the IRC Group’s costs are denominated in Roubles.

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The occurrence of some of the above could generate cumulative cash in excess of the shortfalls of the IRC Group identified above of US$82 million by the end of December 2015 and US$102 million by the end of June 2016.

Whilst the Directors believe that one or more of the events set out above could occur, if these events do not occur, then the Directors would consider undertaking some, or all, of the following mitigating actions:

•	seeking approval from the Group’s Senior Lenders (including potentially ICBC) for the contractual repayments falling due before June 2016 to be postponed;

–	the Group has contractual repayments to Senior Lenders totalling US$98 million which are due during the period to the end of December 2015 and a further US$105 million to the end of June 2016

–	the IRC Group has contractual repayments to ICBC totalling US$43 million which are due during the period to the end of December 2015 and a further US$21 million to the end of June 2016

•	seeking additional sources of cost-effective financing including, for example, gold prepayment financing and implementing potential asset sales, including some or all of the Company’s shareholding in IRC; and/or,

•	seeking further capital injections from Shareholders or other investors.

If the Directors were, in such circumstances, unable to implement any of the mitigating actions set out above, it is likely that the Company would be forced into an insolvency process (be that administration or liquidation).

14.	Litigation

There are no, nor have there been any, governmental, legal or arbitral proceedings (including any such proceedings which are pending or threatened of which the Company is aware) during the 12 months preceding the date of this Prospectus which may have or have had in the recent past a significant effect on the Company and/or the Group’s financial position or profitability.

15.	Significant change

There has been no significant change in the financial or trading position of the Group since 30 June 2014 (being the date to which the Group’s latest published results have been prepared) save as set out below:

(a)	IRC’s market share price has decreased to HK$0.58 as at 30 November 2014 from HK$0.67 as at 30 June 2014. As IRC’s net assets are carried at their fair value less costs to sell there has been an estimated further c.US$57 million decrease in the Group’s net assets held for sale;

(b)	there has been a significant depreciation of the Russian Rouble against the US Dollar from RUB33.6306:US$1 as at 30 June 2014 to RUB49.3220:US$1 as at 30 November 2014, which has resulted in a decrease of the Group’s consolidated net assets, including a c.US$92 million increase in the net deferred tax liabilities as at 30 November 2014; and

(c)	subsequent to 30 November 2014, IRC’s market Share price has decreased further to HK$0.485 at 28 January 2015 and there has been a further significant depreciation of the Russian Rouble against the US Dollar to RUB67.8153:US$1 at 28 January 2015 which has resulted in a further decrease of the Group’s consolidated net assets.

16.	Taxation

The following statements are intended only as a general guide to the UK tax position under current legislation and published HMRC practice at the date of this Prospectus, both of which are subject to change at any time. It only deals with the position of certain types of Shareholder who are resident (and, in the case of individuals, resident and domiciled) for tax purposes in (and only in) the UK (except in so far as express

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reference is made to the treatment of non-UK residents), who hold their Shares as an investment (other than under an individual savings account) and who are the absolute beneficial owners of both the Ordinary Shares and any dividends paid on them. The statements do not deal with others (such as dealers in securities, insurance companies, banks, financial institutions, investment companies, tax-exempt organisations, persons connected or who are employees or directors (or former or prospective employees directors) with the Company or the Group, or persons holding Ordinary Shares as part of hedging or conversion transactions, Shareholders who are not domiciled or not resident in the UK, collective investment schemes trusts and those who hold 5 per cent. or more of the Ordinary Shares) whose tax position might in some cases be different. The information given is by way of general summary only and does not constitute legal or tax advice to any person. Shareholders who are in any doubt about their tax position, or who are taxable in a jurisdiction other than the UK or US, should obtain detailed tax advice.

UK Taxation

Dividends

Under current UK legislation, no tax is withheld from dividend payments by the Company in respect of the Shares.

A UK resident individual Shareholder will be entitled to a tax credit in respect of any dividend paid by the Company on that Shareholder’s Shares equal to one-ninth of the amount of the dividend received by the Shareholder. The tax credit therefore equals 10 per cent. of the aggregate amount of the dividend and the associated tax credit. Liability to UK income tax is calculated on the sum of the dividend and the associated tax credit. The tax credit will be available to offset such a Shareholder’s liability to income tax on the dividend.

Individual Shareholders whose income is within the starting rate for savings or basic rate tax bands are subject to income tax at the rate of 10 per cent. on dividends received by them in respect of their Shares, so that such Shareholders will have no further liability to income tax in respect of such dividends. The higher rate of income tax is 32.5 per cent. in respect of dividend income (rather than the main rate of 40 per cent.), so that a Shareholder whose income is subject to higher rate income tax will, after allowing for the 10 per cent. tax credit, be liable to pay further income tax equal to 25 per cent. of the dividend actually received in respect of that Shareholder’s Shares, before the addition of the tax credit. Individual Shareholders liable to income tax at the additional rate will be subject to income tax on the gross dividend at 37.5 per cent. but will be able to set the tax credit off against part of this liability. The effect of that set-off is that such a Shareholder will have to account for additional tax equal to 27.5 per cent. of the gross dividend, or approximately 30.6 per cent. of the net dividend.

A Shareholder who is not liable to income tax on the dividend (or any part of it) is not able to claim payment of the tax credit (or part of it) in cash from HMRC.

Qualifying Shareholders which are “small companies” for the purposes of UK taxation of dividends will not generally be subject to tax on dividends received from the Company. Other Qualifying Shareholders within the charge to UK corporation tax will not be subject to tax on dividends received from the Company so long as the dividends fall within an exempt class and certain other conditions are met.

UK resident corporate Qualifying Shareholders will not be entitled to any payment from HMRC in respect of the tax credits attaching to the Company’s dividends.

Capital Gains Tax

Reorganisation treatment

For the purposes of UK taxation of chargeable gains, the issue of the New Ordinary Shares by the Company should constitute a reorganisation of the Company’s share capital. On this basis, a Qualifying Shareholder will not be treated as making a disposal of all or any part of his holding of Existing Shares by reason of taking up his rights to the New Ordinary Shares. No liability to UK taxation on chargeable gains should arise in respect of the issue of the New Ordinary Shares to the extent that a Qualifying Shareholder takes up his full entitlement to the New Ordinary Shares.

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If a Qualifying Shareholder takes up all or any of his rights to the New Ordinary Shares, his existing holding of Shares and his New Ordinary Shares will be treated as the same asset, acquired at the time he acquired his Existing Shares. The amount paid by a Qualifying Shareholder in consideration for the New Ordinary Shares will be added to the base cost of his existing holding(s).

If a Qualifying Shareholder sells or otherwise disposes of all or some of the New Ordinary Shares allotted to him, or his rights to acquire them, or if he allows or is deemed to have allowed all or some of his rights to acquire New Ordinary Shares to lapse and receives a cash payment in respect of them, he may, depending on his circumstances, incur a liability to UK taxation on any chargeable gains realised. However, if the proceeds resulting from a lapse or disposal of the rights to acquire the New Ordinary Shares are “small” as compared with the market value (on the date of lapse or disposal) of the Shares in respect of which the rights arose, a Qualifying Shareholder should not be treated as making a disposal for the purposes of UK taxation of chargeable gains. The proceeds will instead be deducted from the acquisition cost of the relevant Shares for the purposes of computing any chargeable gain or allowable loss on a subsequent disposal. The current practice of HMRC is to apply this treatment where either (i) the proceeds of the disposal or lapse of rights do not exceed 5 per cent. of the market value (at the date of the disposal or lapse) of the Shares in respect of which the rights arose or (ii) the amount of the proceeds is £3,000 or less, regardless of whether the 5 per cent. test is satisfied. This treatment will not apply where such proceeds are greater than the base cost of the Shares in respect of which the rights arose.

In the case of those Shareholders who are individuals or otherwise not within the charge to corporation tax, an annual allowance (for the tax year 2014/2015 this is £11,000) is available to individuals to set against the gain. Any remaining gain will be taxed at the capital gains tax rate of 18 per cent. or, if and to the extent that the Qualifying Shareholder’s total taxable income and gains in a given year (including any gains made on the disposal) are more than the income tax basic rate limit applicable in respect of the tax year (£31,865 for 2014/2015), at a rate of 28 per cent. in respect of gains arising on the disposal, with no taper relief or indexation allowance. On disposal of the Shares by corporate Shareholders, such Shareholders may be entitled to an indexation allowance (depending on the period of ownership) which, in general terms, increases the capital gains base cost of an asset in line with the rise in the retail prices index.

A Shareholder who is an individual not resident for tax purposes in the UK will not normally be liable to UK taxation in respect of chargeable gains on a disposal of that Shareholder’s Shares unless that Shareholder carries on a trade, profession or vocation in the UK through a branch or agency in the UK and the Shares in question are, or have been used, held or acquired for the purposes of such trade, profession or vocation carried on through for the purposes of such branch or agency.

A Shareholder who is an individual who acquired the Shares whilst UK resident and who subsequently ceased to be a UK resident for tax purposes in the UK or is treated as resident outside the UK for the purposes of a double tax treaty (Treaty Non-Resident) for a period of five complete tax years of assessment or less and who disposes of all of part of his Shares during that period may be liable to capital gains tax on his return to the UK, subject to any available exemptions or reliefs.

A non-resident corporate Shareholder is not normally liable to UK corporation tax on chargeable gains in respect of a disposal of its Shares, unless the non-resident Shareholder company carries on a trade, profession or vocation in the UK through a permanent establishment in the UK, however, where the Shareholder company is under the control of five or fewer persons, gains realised by the non-UK resident Shareholder company may, in certain circumstances, be apportioned to that company’s UK resident, ordinary resident or domiciled individual shareholders. A corporate non-resident Shareholder, or investor making their investment through a non-resident company, is advised to seek detailed tax advice from a professional adviser.

Inheritance Tax

The Ordinary Shares will be assets situated in the UK for the purposes of UK inheritance tax. A gift of such assets by an individual Shareholder, or the death of an individual Shareholder, may therefore give rise to a liability to UK inheritance tax depending upon the Shareholder’s circumstances and subject to any available exemption or relief. A transfer of Ordinary Shares at less than market value may be treated for inheritance tax purposes as a gift of the Ordinary Shares. Special rules apply to close companies and to trustees of certain

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settlements who hold Ordinary Shares, which rules may bring them within the charge to inheritance tax. The inheritance tax rules are complex and Shareholders should consult an appropriate professional adviser in any case where those rules may be relevant, particularly in (but not limited to) cases where Shareholders intend to make a gift of Ordinary Shares, to transfer Ordinary Shares at less than market value or to hold Ordinary Shares through a company or trust arrangement.

Individual Savings Accounts (ISAs)

Shares in the Company will be eligible to be held in the stocks and shares component of an ISA once they are admitted to the Official List. Where the holding of Existing Shares is in an ISA, the New Ordinary Shares which are issued in respect of such Shares may be held in an ISA, but only to the extent that they are subscribed using cash within the ISA or further cash, subscribed within the annual ISA subscription limits.

Self-invested Personal Pension Schemes (SIPPs)

Shares in the Company may be held for the purpose of a SIPP where such Shares are considered suitable investments by the scheme administrator.

Stamp Duty and Stamp Duty Reserve Tax (SDRT)

No stamp duty or SDRT will be payable on the issue of Provisional Allotment Letters or on the crediting of Nil Paid Rights or Fully Paid Rights to stock accounts in CREST. Persons who, on or before the latest time for registration of renunciation, purchase (or are treated as purchasing) rights to New Ordinary Shares represented by Provisional Allotment Letters (whether nil paid or fully paid), or Nil Paid Rights or Fully Paid Rights held in CREST, will not generally be liable to pay stamp duty. However, such a purchaser will normally be liable to pay SDRT at the rate of 0.5 per cent. of the actual consideration paid.

Where such a purchase is effected through a stockbroker or other financial intermediary, that person will normally account to HMRC for the SDRT and should indicate that this has been done in any contract note issued to the purchaser. In other cases, the purchaser of the rights to the New Ordinary Shares represented by the Provisional Allotment Letters is liable to pay the SDRT and must account for it to HMRC. Any SDRT arising on the transfer of Nil Paid Rights or Fully Paid Rights held in CREST should be collected and accounted for, in accordance with the CREST rules, to HMRC.

Where Shares in the Company are held in certificated form, no stamp duty or SDRT will arise on a transfer of such Shares into CREST unless such transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5 per cent.) will arise. Transfers of Shares within CREST will generally be liable to SDRT, at the rate of 0.5 per cent. of the amount or value of the consideration payable, rather than stamp duty.

Any agreement to transfer Shares outside CREST made for a consideration in money or money’s worth will give rise to a liability on the purchaser to stamp duty or SDRT usually at the rate of 0.5 per cent. of the consideration paid.

Where Shares are transferred to a person who issues depositary receipts or provides clearance services in respect of such Shares, or to a nominee or agent for such person and this is not an integral part of an issue of share capital, stamp duty or SDRT (as appropriate) may be payable at the higher rate of 1.5 per cent. of (in the case of stamp duty) the amount or value of the consideration provided or (in the case of SDRT) the amount or value of the consideration payable (if in money’s worth) or in any other case the open market value of the Shares.

US Taxation

Certain United States Federal Income Tax Considerations

The following discussion is a summary of certain US federal income tax consequences relevant to the receipt of Nil Paid Rights pursuant to the Rights Issue and the subsequent disposition, expiration or exercise of those Nil Paid Rights, the receipt of Fully Paid Rights through exercise of Nil Paid Rights and the subsequent disposition of those Fully Paid Rights, the receipt of New Ordinary Shares through issuance to the holders of Fully Paid Rights, and the ownership and disposition of those New Ordinary Shares. For the purposes of this discussion, references to “Nil Paid Rights” or “Fully Paid Rights” shall include Nil Paid Rights or Fully Paid Rights represented by Provisional Allotment Letters. This summary is only a general discussion and is

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not a complete analysis of all the potential US federal income tax consequences relating to the ownership and disposition of Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares, nor does it address any tax consequences arising under any state, local or non-US tax laws, the recently effective Medicare tax on “net investment income” or any other US federal tax laws.

This summary does not discuss any of the tax consequences relating to the exchange of the Existing Bonds for cash and/or New Bonds and/or New Ordinary Shares implemented by way of the Bond Exchange Offer and Consent Solicitation. US Holders (as defined below) should review the Exchange Offer and Consent Solicitation Memorandum for a general discussion of certain material US federal income tax consequences relevant to the exchange of the Existing Bonds for cash and/or New Bonds and/or New Ordinary Shares, and to the ownership and disposition of the New Bonds and/or New Ordinary Shares.

This discussion relating to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares is based on the US Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated or proposed thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the IRS), as well as on the income tax treaty between the United States and the United Kingdom, all as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in US federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences discussed below, or that any such contrary position would not be sustained by a court.

The discussion relating to the Nil Paid Rights, Fully Paid Rights and New Ordinary Shares applies only if an investor, receives Nil Paid Rights pursuant to the Rights Issue, receives Fully Paid Rights through exercise of Nil Paid Rights, or receives New Ordinary Shares through the ownership of Fully Paid Rights, and holds those Nil Paid Rights, Fully Paid Rights and New Ordinary Shares, in each case, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and uses the US Dollar as its functional currency. This discussion does not address all US federal income tax considerations that may be relevant to a particular investor in light of that investor’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to investors subject to special rules under the US federal income tax laws, including, without limitation, grantor trusts, real estate investment trusts, regulated investment companies, brokers or dealers in securities, individual retirement accounts and other tax-deferred accounts, traders in securities or currencies that elect to use a mark-to-market method of recording for their securities holdings, financial institutions, insurance companies, tax-exempt entities, US expatriates, investors liable for alternative minimum tax, holders (either actually or constructively) of 10 per cent. or more of the Company’s Shares, or persons holding Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares as part of a hedging, straddle, conversion or constructive sale transaction. In addition, investors holding Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares indirectly through entities that are treated as partnerships for US federal income tax purposes are subject to special rules not described below.

This summary assumes that the Company has not been, and is not, a passive foreign investment company (a PFIC) for US federal income tax purposes, which the Company believes to be the case. The Company’s status as a PFIC must be determined annually and therefore may be subject to change. If the Company were to be a PFIC in any year, materially adverse consequences could result for US Holders (as described below).

The discussion below applies to an investor only if the investor is a beneficial owner of Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares and is, for US federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation or any other entity treated as a corporation that is organised in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if all of the trust’s substantial decisions are subject to the control of one or more US persons and the primary supervision of the trust is subject to a US court, or if a valid election is in effect with respect to the trust to be taxed as a US person; or (4) an estate the income of which is subject to US federal income taxation regardless of its source (in each case, a US Holder).

If a partnership or other entity or arrangement treated as a partnership for US federal income tax purposes holds Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares, the tax treatment of a partner in

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the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Nil Paid Rights, Fully Paid Rights, or New Ordinary Shares, is urged to consult its own tax adviser regarding the US federal income tax consequences of the receipt, exercise, expiration or disposition of the Nil Paid Rights and the ownership and disposition of the Fully Paid Rights and New Ordinary Shares.

The summary of US federal income tax consequences set out below is for general information only and is not intended to be, and should not be construed to be legal or tax advice. Investors should consult their tax advisers about the US federal income, state and local and non-US tax consequences to them of the receipt, exercise, expiration or disposition of the Nil Paid Rights and the ownership and disposition of the Fully Paid Rights and New Ordinary Shares.

Taxation of Nil Paid Rights

Distribution of Nil Paid Rights

Under Section 305 of the Code, a US Holder who receives a Nil Paid Right pursuant to the Rights Issue could, in certain circumstances, be treated as having received a taxable distribution in an amount equal to the value, if any, of such Nil Paid Right. One such instance would be where as a result of the Rights Issue, a Shareholder’s proportionate interest in the earnings and profits or assets of the Company is increased and any other Shareholder (or deemed Shareholder) receives a distribution (or deemed distribution) of cash or other property from the Company. The application of Section 305 of the Code to the Rights Issue is not clear in several respects. For example, there is a risk that a holder of Existing Shares who, in connection with the Rights Issue, receives net proceeds (the premiums) from the sale by the Underwriter of New Ordinary Shares could be treated as receiving cash from the Company rather than treated as having received the corresponding Nil Paid Rights and then selling either the Nil Paid Rights or the corresponding New Ordinary Shares (as further described below). If some holders of Existing Shares are treated as receiving cash from the Company, the receipt of Nil Paid Rights by others (to the extent it results in a proportionate increase in the assets or earnings and profits of the Company) could be treated as a taxable stock dividend. However, based on the particular facts relating to the Nil Paid Rights and the sale by the Underwriter of New Ordinary Shares, the Company believes that the better view is that the distribution of Nil Paid Rights should not be treated as a taxable stock dividend under Section 305(a) of Code. It is possible that the IRS will take a contrary view and require a US Holder to include in taxable income as a dividend the fair market value of the Nil Paid Right received by such US Holder. For further discussion of taxation of dividends, see “Taxation of New Ordinary Shares—Distributions” below. US Holders are strongly urged to consult their own tax advisers regarding the risk of having a taxable distribution as a result of the receipt of a Nil Paid Right. The remainder of this discussion assumes that the receipt of the Nil Paid Rights will not be a taxable event for US federal income tax purposes.

Basis and holding period of Nil Paid Rights

The tax basis of Nil Paid Rights received by a US Holder will be zero, unless either (i) the fair market value of the Nil Paid Rights on the date the Nil Paid Rights are distributed is 15 per cent. or more of the value of the underlying Existing Shares with respect to which the Nil Paid Rights are distributed, or (ii) the US Holder elects to allocate to the Nil Paid Rights a portion of its basis in the underlying Existing Shares with respect to which the Nil Paid Rights were distributed. If either of these applies, basis will be allocated in proportion to the relative fair market values of the Existing Shares and the Nil Paid Rights on the date the Nil Paid Rights are distributed. A US Holder who wishes to make the election to allocate a portion of its basis to Nil Paid Rights must attach a statement to this effect to its US federal income tax return for the taxable year in which the Nil Paid Rights are received. The election will apply to all of the Nil Paid Rights received by the US Holder pursuant to the Rights Issue and, once made, will be irrevocable. In the event that the value of the Nil Paid Rights is less than 15 per cent. of the value of the underlying Existing Shares, US Holders should consult their own tax advisers regarding the advisability of making such an election and the specific procedures for doing so.

A US Holder’s holding period for Nil Paid Rights will include the US Holder’s holding period in the underlying Existing Shares with respect to which the Nil Paid Rights were distributed (whether or not basis is allocated to the Nil Paid Rights).

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Sale or other taxable disposition of Nil Paid Rights

A US Holder will generally recognise capital gain or loss on the sale or other taxable disposition of Nil Paid Rights in an amount equal to the US Dollar value of the difference between the amount realised on the disposition and the US Holder’s tax basis in the Nil Paid Rights.

The amount realised on a sale or other taxable disposition of Nil Paid Rights generally will be the amount of cash received in such sale or other disposition for such Nil Paid Rights. If the consideration received is not paid in US Dollars, the amount realised will generally be the US Dollar value of the payment received (as determined on the date of the sale or other disposition). However, if the Nil Paid Rights are treated as traded on an “established securities market” and the US Holder is a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, the US Holder will determine the US Dollar value of the cost in a foreign currency by translating the amount paid at the spot rate of exchange on the settlement date of the sale. Any gain or loss a US Holder recognises on the sale or other disposition of a Nil Paid Right to a third party will generally be long-term capital gain or loss if the US Holder’s holding period in the Nil Paid Right is deemed to be greater than one year. A US Holder’s holding period in a Nil Paid Right will be deemed to have begun on the same date as that of the Existing Shares with respect to which the US Holder received such Nil Paid Right. Short-term capital gains of a US Holder and long-term capital gains of a corporate US Holder are generally taxed at the same rates as ordinary income. Long-term capital gains of a non-corporate US Holder may be eligible for preferential maximum tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as US source gain or loss.

A US Holder’s tax basis in any foreign currency received on the sale or other disposition of a Nil Paid Right will be equal to the US Dollar amount realised on such sale or disposition. Any gain or loss realised on a subsequent conversion of the foreign currency will generally be US source ordinary income or loss.

Expiration of Nil Paid Rights

If a US Holder allows Nil Paid Rights to expire without the Nil Paid Rights being exercised, sold or exchanged, and does not receive any amount, including any amount described in section 5 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus, the US Holder should not recognise a gain or loss for US tax purposes. In addition, if the US Holder had previously allocated to the Nil Paid Rights a portion of the basis of the underlying Existing Shares held by the US Holder, that basis will be reallocated to such Existing Shares.

Exercise of Nil Paid Rights

A US Holder will generally not recognise taxable income upon the receipt of Fully Paid Rights through exercise of Nil Paid Rights. A US Holder’s basis in Fully Paid Rights received upon exercise of Nil Paid Rights will equal the sum of the US Dollar value of the Issue Price determined at the spot rate on the date of exercise and the US Holder’s basis in the Nil Paid Rights exercised to obtain the Fully Paid Rights.

Taxation of Fully Paid Rights

Basis and holding period of Fully Paid Rights

A US Holder’s basis in Fully Paid Rights will equal the sum of the US Dollar value of the Issue Price determined at the spot rate on the date of exercise and the US Holder’s basis in the Nil Paid Rights exercised to obtain the Fully Paid Rights.

A US Holder’s holding period for Fully Paid Rights will begin with and include the date of exercise of the underlying Nil Paid Rights exercised to obtain the Fully Paid Rights.

Sale or other taxable deposition of Fully Paid Rights

A US Holder will generally recognise capital gain or loss on the sale or other taxable disposition of Fully Paid Rights in an amount equal to the US Dollar value of the difference between the amount realised on the disposition and the US Holder’s tax basis in the Fully Paid Rights.

The amount realised on a sale or other taxable disposition of Fully Paid Rights generally will be the amount of cash received in such sale or other disposition for such Fully Paid Rights. If the consideration received is not paid in US Dollars, the amount realised will generally be the US Dollar value of the payment received

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(as determined on the date of the sale or other disposition). However, if the Fully Paid Rights are treated as traded on an “established securities market” and the US Holder is a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, the US Holder will determine the US Dollar value of the cost in a foreign currency by translating the amount paid at the spot rate of exchange on the settlement date of the sale. The gain or loss recognised on the sale or other disposition of a Fully Paid Right will likely be short- term capital gain or loss. Short-term capital gains of a US Holder are generally taxed at the same rates as ordinary income. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as US source gain or loss.

A US Holder’s tax basis in any foreign currency received on the sale or other disposition of a Fully Paid Right will be equal to the US Dollar amount realised on such sale or disposition. Any gain or loss realised on a subsequent conversion of the foreign currency will generally be US source ordinary income or loss.

Receipt of New Ordinary Shares

The receipt of New Ordinary Shares through issuance to the holders of Fully Paid Rights should be a non- taxable event to a US Holder for US federal income tax purposes. A US Holder’s basis in New Ordinary Shares received through issuance to the holders of Fully Paid Rights should equal the US Holder’s basis in the Fully Paid Rights with respect to which the New Ordinary Shares were issued.

A US Holder’s holding period for the New Ordinary Shares received will not include that of the corresponding Nil Paid Right. The holding period of the New Ordinary Shares received will, however, include the US Holder’s holding period in the corresponding Fully Paid Right.

Proceeds from sale by the Underwriter

The US federal income tax treatment of a US Holder that, in connection with the Rights Issue, receives the “premiums” as a result of the sale by the Underwriter of New Ordinary Shares at a premium over the Issue Price (section 6 of Part 2 (Terms and Conditions of the Rights Issue) of this Prospectus) is not free from doubt. Generally, such a US Holder will be treated, for US federal income tax purposes, either as having sold the Nil Paid Rights (as described above) or as having exercised the Nil Paid Rights and sold the corresponding New Ordinary Shares. A US Holder that is treated as having sold the Nil Paid Rights will recognise a capital gain or loss as described above in “Taxation of Nil Paid Rights—Sale or other taxable disposition of Nil Paid Rights”. A US Holder that is treated as having sold the New Ordinary Shares will likely recognise a short-term capital gain or loss as described below in “Taxation of New Ordinary Shares— Sale or other taxable disposition of New Ordinary Shares”, regardless of the holding period of the Nil Paid Rights. US Holders that receive amounts in respect of lapsed Nil Paid Rights or in lieu of receiving Nil Paid Rights should consult their own tax advisers regarding the US federal income tax treatment of such amounts.

Taxation of New Ordinary Shares

Distributions

The amount of any distributions paid with respect to the New Ordinary Shares generally will be included in a US Holder’s gross income as ordinary dividend income from foreign sources to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under US federal income tax principles). Distributions in excess of such current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the US Holder’s adjusted tax basis in the New Ordinary Shares and thereafter as capital gain. However, the Company does not intend to calculate its earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that any distribution made by the Company to such US Holder will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Such dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other US corporations.

The amount of any dividend paid in a currency other than US Dollars will be the US Dollar value of the dividend payment based on the exchange rate in effect on the date of distribution, whether or not the payment is converted into US Dollars at that time. A US Holder’s tax basis in the non-US currency received will equal

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such US Dollar amount. Gain or loss, if any, recognised on a subsequent sale or conversion of the non-US currency will be US source ordinary income or loss.

With respect to certain non-corporate US Holders, including individual US Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that: (1) the Company is eligible for benefits of the income tax treaty between the United States and the UK (which the Company believes to be the case); (2) the Company is not a PFIC (as discussed below) with respect to the US Holder for either the taxable year in which the dividend is paid or the preceding taxable year; (3) certain holding period requirements are met; and (4) the US Holder is not under an obligation to make a related payment with respect to positions in substantially similar or related property.

Prospective purchasers should consult their tax advisers concerning the applicability of the foreign tax credit and source of income rules to dividends on the New Ordinary Shares.

Sale or other taxable disposition of New Ordinary Shares

A US Holder generally will recognise capital gain or loss on the sale or other taxable disposition of the New Ordinary Shares equal to the US Dollar value of the difference between the amount realised and the US Holder’s adjusted tax basis (determined in US Dollars) in the New Ordinary Shares. Such capital gain or loss will be long-term capital gain or loss if the US Holder’s holding period in the New Ordinary Shares exceeds one year. However, regardless of a US Holder’s actual holding period, any loss may be long-term capital loss to the extent the US Holder has received a dividend that qualifies for the reduced rate described above in “Taxation of New Ordinary Shares—Distributions”, and, together with any other such dividends during the applicable period, exceeds 10 per cent. of the US Holder’s basis in its New Ordinary Shares. Such gain or loss generally will be treated as arising from US sources for foreign tax credit limitation purposes.

The basis of New Ordinary Shares will be as described in “Taxation of Fully Paid Rights—Receipt of New Ordinary Shares”.

The amount realised on a sale or other taxable disposition of New Ordinary Shares generally will be the amount of cash the US Holder receives in exchange for such New Ordinary Shares. If the consideration the US Holder receives for the New Ordinary Shares is not paid in US Dollars, the amount realised will be the US Dollar value of the payment received. In general, the US Dollar value of such a payment will be determined on the date of disposition. However, if the New Ordinary Shares are treated as traded on an “established securities market” and the US Holder is a cash basis taxpayer, or an accrual basis taxpayer who has made a special election, the US Holder will determine the US Dollar value of the amount realised in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale or other taxable disposition.

A US Holder’s tax basis in any foreign currency the US Holder receives on the sale or other taxable disposition of New Ordinary Shares will be equal to the US Dollar amount that the US Holder realised on the sale or taxable disposition. Any gain or loss the US Holder realises on a subsequent conversion of any such foreign currency generally will be US source ordinary income or loss.

Passive foreign investment company rules

A non-US corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

(a)	at least 75 per cent. of its gross income is passive income; or

(b)	at least 50 per cent. of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

“Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

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For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25 per cent. or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

In addition, under certain attribution rules, if the Company is a PFIC, US Holders will be deemed to own their proportionate share of any subsidiary that the Company owns which is also a PFIC (a Subsidiary PFIC), and will be subject to United States federal income tax on their proportionate share of any (a) distribution on the shares of a Subsidiary PFIC and (b) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such US Holders directly held the shares of such Subsidiary PFIC.

The Company does not believe that it was a PFIC in its taxable year ending 31 December 2013 and, based on the current projection of income, assets and business activities, the Company does not expect to be a PFIC for US federal income tax purposes for its current taxable year ending 31 December 2014 or the foreseeable future. However, PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that the Company will not be treated as a PFIC in its current taxable year or future taxable years.

Under the PFIC rules, if the Company becomes a PFIC at any time that a US Holder holds the New Ordinary Shares, the Company would continue to be treated as a PFIC with respect to such holder’s investment unless (i) the Company ceases to be a PFIC and (ii) the US Holder has made a “deemed sale” election under the PFIC rules.

If the Company were to be treated as a PFIC, US Holders of the New Ordinary Shares would be required (i) to pay a special addition to tax on certain distributions and gains on sale and (ii) to treat any gain from the sale of the New Ordinary Shares as ordinary income (rather than capital gains) in addition to paying the special addition to tax on such gain. Additionally, dividends paid by the Company would not be eligible for the special reduced rate of tax described above in “Taxation of New Ordinary Shares—Distributions”. Special elections may be available to mitigate the adverse tax consequences of the PFIC regime, but these elections will generally require US Holders to recognise taxable income in advance of receipt. US Holders that own PFIC stock worth more than a certain threshold amount are required to file an annual report with respect to each PFIC in which they own stock. Prospective purchasers should consult their tax advisers regarding the potential application of the PFIC regime and the annual information reporting requirements associated with owning PFIC stock.

United States information reporting and backup withholding

In general, information reporting requirements may apply to dividends paid in respect of New Ordinary Shares or the proceeds received on the sale or exchange of the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares within the United States or by a broker with certain US connections. Backup withholding may apply to payments to a US Holder of dividends or the proceeds of a sale or other disposition of the Nil Paid Rights, Fully Paid Rights or the New Ordinary Shares, if the US Holder fails to provide an accurate taxpayer identification number (certified on IRS Form W-9), certify that the US Holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of backup withholding. The amount of any backup withholding from a payment to a US Holder will be allowed as a credit against the US Holder’s US federal income tax liability and a refund of any excess amount withheld under the backup withholding rules may be obtained by filing the appropriate claim for refund with the IRS and furnishing any required information.

Form 926 Reporting to IRS

In general, US Holders that transfer cash to the Company for New Ordinary Shares may be required to file IRS Form 926 and to supply certain additional information to the IRS if (i) such US Holder owns (directly or indirectly) immediately after the transfer, at least 10 per cent. by vote or value of the Company or (ii) the transfer when aggregated with all related transfers under applicable regulations, exceeds US$100,000. In certain circumstances, a US Holder that receives cash from the Underwriter may be deemed to have exercised its Rights and, thus, to have transferred cash to the Company. Accordingly, US Holders should

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consult their own tax advisers with respect to whether they should file IRS Form 926. In the event a US Holder that is required to file such form, fails to file such form, the US Holder could be subject to a penalty of up to US$100,000 (computed as 10 per cent. of the gross amount paid for its beneficial interest) or more if the failure was due to intentional disregard of its obligation.

Information with respect to Foreign Financial Assets

Certain US Holders may be required to report on IRS Form 8938 information relating to an interest in the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares, subject to certain exceptions (including an exception for assets held in accounts maintained by certain financial institutions, although the account itself may be reportable if held at a non-US financial institution). US Holders should consult their tax advisers regarding the effect, if any, of this reporting requirement on their acquisition, ownership and disposition of the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares.

17.	Consents

17.1	Deloitte LLP, of 2 New Street Square London EC4A 3BZ, is a member of the Institute of Chartered Accountants in England and Wales and has given and has not withdrawn its written consent to the inclusion in this Prospectus of its report concerning the unaudited pro forma statement of net assets as included in Part 7 (Unaudited Pro Forma Statement of Net Assets) of this Prospectus included in Part 13 (Documents Incorporated by Reference) of this Prospectus, and the references thereto, or to its name in the form and context in which they appear and has authorised the contents of its report for the purposes of item 5.5.3R(2)(f) of the Prospectus Rules and item 23.1 of Annex I of the Commission Regulation (EC) 809/2004.

17.2	A written consent under the Prospectus Rules is different from a consent filed with the SEC under Section 7 of the Securities Act. As the Shares have not been paid and will not be registered under the Securities Act, Deloitte LLP has not filed a consent under Section 7 of the Securities Act.

17.3	Merrill Lynch International of 2 King Edward Street, London, EC1A 1HQ has given and not withdrawn its written consent to the inclusion in this Prospectus of references to its name in the form and context in which they appear.

18.	Miscellaneous

18.1	The total costs and expenses relating to the Rights Issue payable by the Company (assuming that Admission takes place) are estimated to amount to approximately £16.4 million (excluding VAT).

18.2	Save for the subsoil licences described in Part 9 (Russian Regulations and Summary of the Group’s Key Licences) of this Prospectus and save as otherwise disclosed in this Prospectus, there are no patents or intellectual property rights, licences, industrial, commercial or financial contracts or new manufacturing processes which are material to the Group’s business or profitability.

18.3	The financial information relating to the Group in Part 7 (Unaudited Pro Forma Statement of Net Assets) of this Prospectus does not constitute statutory accounts of the Group within the meaning of section 434 of the Act. Deloitte LLP has audited the Group’s consolidated financial statements for each of the three years ended 31 December 2013, 2012 and 2011. Deloitte LLP’s report on such consolidated financial statements was unqualified, and did not contain statements under section 498(2) of the Act (regarding adequacy of accounting records and returns) or under section 498(3) of the Act (regarding provision of necessary information and explanations). Deloitte LLP drew attention to the going concern disclosure in note 2 of the audited consolidated financial statements as at and for the year ended 31 December 2013 by way of an emphasis of matter paragraph in its audit report without qualifying the accounts.

18.4	Where information in this Prospectus has been sourced from a third party, such information has been accurately reproduced. So far as the Company and the Directors are aware and are able to ascertain from information provided by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

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19.	Documents available for inspection

Copies of the following documentation will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excluded) for a period of not less than 14 days following Admission at the offices of Norton Rose Fulbright LLP, 3 More London Riverside, London SE1 2AQ:

(a)	the Memorandum and Articles of Association of the Company;

(b)	the proposed new Articles;

(c)	the report in Part 7 (Unaudited Pro Forma Statement of Net Assets) of this Prospectus from Deloitte LLP;

(d)	the consent letters referred to at section 17 above;

(e)	the Group’s unaudited condensed consolidated interim financial statements as at and for the six months ended 30 June 2014;

(f)	the Group’s audited consolidated financial statements as at and for the year ended 31 December 2013, as at and for the year ended 31 December 2012 and as at and for the year ended 31 December 2011; and

(g)	this Prospectus.

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PART 12

INDEPENDENT AUDITOR

The condensed consolidated financial statements of the Group included in the 2014 Interim Financial Statements are unaudited and have been reviewed in accordance with the International Standard on Review Engagements (UK and Ireland) 2010 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Auditing Practices Board, by Deloitte LLP, as auditor. The review report for the six months ended 30 June 2014 contains an emphasis of matter on going concern. Such emphasis of matter is worded as follows:

“As described in note 2 to the condensed set of financial statements, following the significant decline in the gold price in the prior period, and notwithstanding subsequent revision of the Group’s plans, in the absence of refinancing the Group’s forecasts show breaches of certain covenants in its banking facilities at 31 December 2014. In addition, the US$310.5 million outstanding Convertible Bonds are due for repayment in February 2015 and the Group does not currently have sufficient committed facilities or available funds to refinance this debt.

As explained further in the Chairman’s Statement, the Directors have developed and are pursuing a financing plan which includes negotiating with the Group’s senior lenders and ICBC on relaxation of covenants in its banking facilities and refinancing its Convertible Bonds. Based on negotiations conducted to date, the Directors have a reasonable expectation that the Group will receive sufficient relaxation of covenants in its banking facilities and refinance its Convertible Bonds prior to maturing in February 2015.

Whilst we have concluded that the Directors’ use of the going concern basis of accounting in the preparation of the condensed set of interim financial statements is appropriate, the conditions as set out above indicate the existence of a material uncertainty which may give rise to significant doubt over the Group’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.”

The consolidated financial statements of the Group as at and for the year ended 31 December 2013, as at and for the year ended 2012 and as at and for the year ended 2011, prepared in accordance with IFRS as adopted by the EU, have been audited by Deloitte LLP of 2 New Street Square London EC4A 3BZ, United Kingdom, independent auditor, as stated in their audit reports incorporated by reference herein.

The audit report for the fiscal year ended 31 December 2013 contains an emphasis of matter on going concern. Such emphasis of matter is worded as follows:

“As described in note 2.1 to the financial statements, following the significant decline in the gold price over the year and notwithstanding subsequent revision of the Group’s plans, in the absence of refinancing the Group’s forecasts show breaches of certain covenants in its banking facilities at 31 December 2014. In addition, the US$310.5 million outstanding Convertible Bonds are due for repayment in February 2015 and the Group does not currently have sufficient committed facilities or available funds to refinance this debt.

The Directors have developed a refinancing plan which includes negotiating with the Group’s senior lenders and ICBC on relaxation of covenants in its banking facilities and refinancing its Convertible Bonds. Based on negotiations conducted to date, the Directors have a reasonable expectation that the Group will receive sufficient relaxation of covenants in its banking facilities and refinance its Convertible Bonds maturing February 2015.

Whilst we have concluded that the Directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate, the conditions as set out above indicate the existence of a material uncertainty which may give rise to significant doubt over the Group’s ability to continue as a going concern. We describe below how the scope of our audit responded to this risk. Our opinion is not modified in respect of this matter.”

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There were no emphasis of matter paragraphs in the audit reports for the year ended 31 December 2012 or the year ended 31 December 2011.

Deloitte LLP is a member of the Institute of Chartered Accountants in England and Wales. Such Consolidated Financial Statements and associated review/audit reports, as relevant, have been incorporated by reference into this Prospectus as referred to in Part 13 (Documents Incorporated by Reference) of this Prospectus.

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PART 13

DOCUMENTS INCORPORATED BY REFERENCE

The table below sets out the various sections of documents which are incorporated by reference into this Prospectus, so as to provide the information required pursuant to the Prospectus Rules and to ensure that Qualifying Shareholders and others are aware of all information which, according to the particular nature of the Company and the New Ordinary Shares, is necessary to enable Qualifying Shareholders and others to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Company, and of the rights attaching to the New Ordinary Shares. These documents are also available on the Company’s website at www.petropavlovsk.net.

	Information incorporated by	Page numbers
Document	reference into this Prospectus	in such Document

Half-year Report for Period Ended 30 June 2014	Independent Review Report	41-42

	2014 Interim Financial Statements	43-67

Annual Report 2013	Independent Auditor’s Report to the Members of Petropavlovsk PLC	114-115

	2013 Financial Statements	116-172

Annual Report 2012	Independent Auditor’s Report to the Members of Petropavlovsk PLC	119

	2012 Financial Statements	120-176

Annual Report 2011	Independent Auditor’s Report to the Members of Petropavlovsk PLC	127

	2011 Financial Statements	128-181

The documents incorporated by reference in this Prospectus have been incorporated in compliance with Prospectus Rule 2.4.1. Information that is itself incorporated by reference or referred or cross-referred to in the documents referred to above is not incorporated by reference into this Prospectus. Except as set forth above, no other portion of the documents referred to above is incorporated by reference into this Prospectus and those portions which are not specifically incorporated by reference in this Prospectus are either not relevant for prospective investors or the relevant information is included elsewhere in this Prospectus.

Any statement contained in a document which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein (or in a later document which is incorporated by reference herein) modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference herein. Written or oral requests for such documents should be directed to the Company at its registered office set out on page in this Prospectus.

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PART 14

DEFINITIONS

The following definitions apply throughout this Prospectus unless the context requires otherwise:

Act	the Companies Act 2006, as amended

Acceptance Date	the date by which Shareholders entitled to participate in the Rights Issue must exercise their Rights being 13 March 2015

Admission	the admission of the New Ordinary Shares, nil paid and fully paid, to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities

Ad Hoc Committee	a committee representing certain Bondholders

AIM	a market operated by the London Stock Exchange

Albynskiy Rudnik	LLC Albynskiy Rudnik

Alfa-Bank	OAO Alfa-Bank

Amur region or Amur	the Amur region of Russia

Annual Financial Statements	the 2013 Financial Statements, 2012 Financial Statements and 2011 Financial Statements

APB	OJSC Asian Pacific Bank

Articles	the articles of association of the Company from time to time

associate	when used in the context of a related party transaction under the Listing Rules, has the meaning given thereto in the Listing Rules

Available Rights Issue Proceeds	the proceeds from the Rights Issue including, for the avoidance of doubt, the proceeds from the associated rump placing (if any) which will be used to purchase any Residual Bonds, after deduction of approximately £16.4 million (US$24.9) million to pay fees and expenses relating to the Rights Issue and Bond Restructuring. The Available Rights Issue Proceeds will be exchanged into US dollars on the basis of a fixed £1:US$1.5171 exchange rate

Bank Waiver	any waiver or amendment to the Banking Facilities agreed between the relevant member(s) of the Group and the relevant Senior Lender(s) being obtained in order to implement the Refinancing

Banking Facilities	the ICBC Facility and each facility described in section 5 of Part 5 (Operating and Financial Review) of this Prospectus

Base Case	the Group’s base case economic and operating scenario assuming the Refinancing takes effect

Berelekh	OAO GDK Berelekh, a subsidiary of Omchak

Board	the board of directors of the Company

Bond Exchange Offer and Consent Solicitation	the exchange offer and consent solicitation the subject of the Exchange Offer and Consent Solicitation Memorandum to exchange Existing Bonds for New Bonds and, potentially, cash and 2,087,828,684 Shares

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Bondholder or Existing Bondholder	a beneficial holder of Existing Bonds

Bondholders Meeting	the meeting of Existing Bondholders to consider and, if appropriate, approve the Bondholder Resolution

Bondholder Resolution or Bond Resolution	the resolution of the Bondholders to approve the Bond Restructuring and amendment to amongst others the terms and conditions of the Existing Bonds as part of the Refinancing

Bond Restructuring	the arrangements relating to the Bond Exchange Offer and Consent Solicitation in relation to the Existing Bonds as described in Part 10 (Summary of the Bond Restructuring and the terms and conditions of the Bonds) of this Prospectus

Capita	Capita Asset Services

Cash Underwriter	a participant in the Cash Underwriting

Cash Underwriting	the sub-underwriting or conditional cash subscription commitments in respect of part of the Rights Issue for cash by (i) certain of the Existing Bondholders, (ii) the Founders SPV, and (iii) any other cash sub-underwriters procured by the Company and the Underwriter in the relevant period

CFC	controlled foreign corporation

CISA	the Swiss Federal Act on Collective Investment Schemes

City Code	the City Code on Takeovers and Mergers

Closing	the closing of the Rights Issue and Bond Restructuring

Closing Price	the closing, middle market quotation of an Ordinary Share as published in the Daily Official List on the relevant day

CNEEC	China National Electric Equipment Corporation

Company or Petropavlovsk	Petropavlovsk PLC and/or where the context so requires any member of the Group

Competent Authority or FAS	Federal Anti-Monopoly Service of Russia

Conditional Subscription Agreement	the conditional subscription agreement between APB, the Founders SPV, the Underwriter and the Company which is described in section 9 of Part 11 of this Prospectus

Consolidated Financial Statements	the Annual Financial Statements, together with the 2014 Interim Financial Statements

Consolidated Subsidiaries	the subsidiaries of the Group which are consolidated for the purposes of the Consolidated Financial Statements (which for the avoidance of doubt excludes IRC)

CREST	the relevant system (as defined in the Uncertificated Securities Regulations) for the paperless settlement of trades and the holding of securities in uncertificated form operated by Euroclear in accordance with the Uncertificated Securities Regulations

CREST Deposit Form	the form used to deposit securities into the CREST system in the United Kingdom

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CREST Manual	the rules governing the operation of CREST, consisting of the CREST Reference Manual, CREST International Manual, CREST Central Counterparty Service Manual, CREST Rules, Registrars Service Standards, Settlement Discipline Rules, CCSS Operations Manual, Daily Timetable, CREST Application Procedure, CREST Glossary of Terms and CREST Terms and Conditions (all as defined in the CREST Glossary of Terms promulgated by Euroclear on 15 July 1996 and as amended since)

CREST Member	a person who has been admitted to Euroclear as a system member (as defined in the Uncertificated Securities Regulations)

CREST Sponsor(s)	has the meaning given in the CREST Manual issued by Euroclear

CREST Sponsored Member(s)	a CREST Member admitted to CREST as a CREST Sponsored Member

Dalgeologiya	CJSC ZRK Dalgeologiya

DFSA	Dubai Financial Services Authority

Directors	the directors of the Company

EAO	the Jewish Autonomous Region of Russia

Early Bird Voting Deadline	13 February 2015

EEA	the European Economic Area

EEA State	a state which is a contracting party to the agreement on the EEA signed on 2 May 1992, as it has effect for the time being

Eligible	has the meaning given in section C.5 of the “summary” section of this Prospectus

ESMA	European Securities and Markets Authority

EU or European Union	the European Union, first established by the treaty made at Maastricht on 7 February 1992

Euroclear	Euroclear UK & Ireland Limited, as the operator of CREST

Exchange and Tabulation Agent	Lucid Issuer Services Limited

Exchange Offer and Consent Solicitation Memorandum	the document being sent to eligible Existing Bondholders relating to the Bond Restructuring

Exchange Price	8.26p

Excluded Territories	Australia, Canada, Japan, New Zealand, the Republic of South Africa, Russia and the United States and any jurisdiction where the availability of the Rights Issue would breach applicable law and “Excluded Territory” shall be construed accordingly

Executive Directors	the executive Directors of the Company at the date of this Prospectus (save where the context otherwise requires)

Existing Bonds or Bonds	the Group’s existing 4.00 per cent. guaranteed convertible bonds due 2015

Existing Bondholder	a holder of Existing Bonds

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Existing Voluntary Debt-for-Equity Exchange	sub-underwriting commitments for the Voluntary Debt-for-Equity Exchange in existence at the date hereof, with those Shares whose issue is underwritten being part of the Underwritten Shares

Existing Shares	the 197,638,425 Shares in issue at the date of this Prospectus

Ex-Rights Date	27 February 2015

FATCA	Foreign Account Tax Compliance Act

FCA	the Financial Conduct Authority

Federal Law No. 57-FZ	Federal Law of Russia No. 57-FZ dated 29 April 2008 “On the manner of conducting foreign investments into companies having strategic significance for securing the defence of the country and the security of the state” (as amended)

FIEL	Financial Instruments and Exchange Law, as amended

Financing Arrangements	the terms and conditions of the Group’s Banking Facilities and Existing Bonds

FINMA	the Swiss Financial Market Supervisory Authority

Foreign Investor	non-Russian incorporated and non-incorporated entities, non- Russian citizens, stateless persons permanently residing outside Russia, Sovereign Foreign Investors, as well as any “group of persons” (as defined in Russian legislation) which includes any of them

Form of Proxy	the form of proxy accompanying this Prospectus for use in connection with the General Meeting

Founders Entities	APB and the Founders SPV

Founders Group	Peter Hambro, Pavel Maslovskiy, Andrei Vdovin, and their respective affiliates

Founders SPV	Vailaski Holdings Limited

Founders Arrangements	the arrangements in relation to the Rights Issue involving (inter alia) the Founders SPV and the Founders Group as described in Part 1 (Letter from the Senior Independent Director)

FSMA	the Financial Services and Markets Act 2000, as amended

Fully Paid Rights	rights to acquire New Ordinary Shares, fully paid

GDP	gross domestic product

General Meeting	the general meeting of the Company for which the notice is set out at the end of this Prospectus

General Nice	General Nice Development Limited, a major shareholder in IRC

General Nice Deferred Subscription Shares	the 25,548,000 shares in IRC Limited that were proposed to be issued to General Nice or its nominee on or before 25 June 2014 at General Nice Further Subscriptions Completion. General Nice Further Subscriptions Completion did not in fact take place as planned and so the General Nice Deferred Subscription Shares were not issued

General Nice Further Subscription	the subscription by General Nice or its nominee of the General Nice Further Subscription Shares and the General Nice Deferred

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Subscription Shares under the terms of the General Nice Subscription Agreement

General Nice Subscription	the subscription of the Subscribed Shares (as defined in the General Nice Subscription Agreement), the Further Subscribed Shares (as defined in the General Nice Subscription Agreement) and the Deferred Issuance Shares (as defined in the General Nice Subscription Agreement) by General Nice pursuant to the General Nice Subscription Agreement

General Nice Subscription Agreement	the subscription agreement dated 17 January 2013 entered into between IRC and General Nice

GKZ	State Commission for Reserves and Resources of Russia or its territorial committees as the case may be

Grantor	The grantor of Awards, being either the Board Remuneration Committee or the LTIP Trustee

Group	the Company and its consolidated subsidiaries and subsidiary undertakings, excluding, unless otherwise stated, the IRC Group

HMRC	HM Revenue and Customs

Hong Kong Stock Exchange	the Stock Exchange of Hong Kong Limited

IAS	International Accounting Standards

IFRS	International Financial Reporting Standards, as adopted by the European Union

Independent Directors	the Directors other than Mr Peter Hambro and Dr Pavel Maslovskiy

Independent Shareholders	the Shareholders other than Peter Hambro and Dr Pavel Maslovskiy and their associates as defined in the Listing Rules

Individual Equity Investors	means Mr Peter Hambro and Dr Pavel Maslovskiy

Influence	the ability of a Foreign Investor to influence the decisions made by a Strategic Entity as detailed in section 2.1 of Part 9 (Russian Regulations and Summary of the Group’s Key Licences)

Initial Sub-underwriters	those entities procured by the Company and the Underwriter to sub-underwrite the New Ordinary Shares and who have validly completed and executed a Letter of Confirmation on or prior to the date of the Underwriting Agreement and delivered it to the Underwriter

ICBC	the Industrial and Commercial Bank of China Ltd

ICBC Facility	the facility made available to K&S subject to the ICBC Facility Agreement

ICBC Facility Agreement	the agreement dated 13 December 2010 between, amongst others, ICBC (as facility agent), K&S (as borrower) and Petropavlovsk (as guarantor)

ICBC Guarantee	the obligations of Petropavlovsk (as guarantor) under the ICBC Facility Agreement

IFC	International Finance Corporation

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IRC	IRC Limited, a Hong Kong company in which the Company at the date of this Prospectus has a holding of 45.39 per cent. of its issued shares

IRC Group	IRC and its consolidated subsidiaries and subsidiary undertakings

IRC Shares	the ordinary shares of IRC

Irgiredmet	OAO Irgiredmet

ISIN	international securities identification number

Issue Price	5 pence, being the price at which the New Ordinary Shares are to be issued

K&S	Limited Liability Company “KS GOK”

Key Mining Assets	Pokrovskiy, Pioneer, Malomir and Albyn and their satellites

Koboldo	OJSC ZDP Koboldo, a subsidiary of the Group

Koboldo Disposal	the potential disposal of Koboldo which is the subject of a conditional share purchase agreement dated 21 November 2014, details of which are set out in section 9 of Part 11 (Additional Information) of this Prospectus

Land Rights	has the meaning given in section D.1 of the “Summary” of this Prospectus

Laws	the Subsoil Law and Federal Law No. 57-FZ

Lead Manager	Merrill Lynch International

Letter of Confirmation	the letter of confirmation attached to each of the Sub-underwriting Letters

Listing Rules	the listing rules of the FCA made under Part VI (as set out in the FCA Handbook, as amended) of the FSMA

LLC Kapstroi	OOO Kapstroi, an indirect subsidiary of the Company

Lock-up Agreement	the agreement dated 8 December 2014, entered into between the Company, Petropavlovsk 2010, Peter Hambro, Pavel Maslovskiy and certain Existing Bondholders, which was superseded by the Recapitalisation Agreement and which is described in section 9.2 of Part 11 (Additional Information) of this Prospectus

Lock-up Announcement	the announcement issued by the Company on 8 December 2014, inter alia describing the entry into of the Lock-up Agreement

London Stock Exchange	London Stock Exchange plc

LTIP Trustee	SG Hambros Trust Company (Channel Islands) Limited

Malomirskiy Rudnik	LLC Malomirskiy Rudnik

Mandatory Debt-for-Equity Exchange	the mandatory exchange of Existing Bonds for amongst others New Ordinary Shares to be allotted and issued at the Issue Price

Minmetals Cheerglory	Minmetals Cheerglory Limited and or any one or more of its Subsidiaries

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Minmetals Cheerglory Subscription	the subscription of the Subscribed Shares (as defined in the Minmetals Cheerglory Subscription Agreement) by Minmetals Cheerglory pursuant to the Minmetals Cheerglory Subscription Agreement

Minmetals Cheerglory Subscription Agreement	the subscription agreement dated 17 January 2013 entered into between IRC and Minmetals Cheerglory

MNRE	the Ministry of Natural Resources and Ecology of Russia

Money Laundering Regulations	the Money Laundering Regulations 2007 (SI No. 2157), as amended by the Money Laundering (Amendment) Regulations 2012 (SI 2012 No. 2298)

New Articles	the new articles of association proposed to be adopted by the Company pursuant to the Resolutions in place of the current Articles

New Bond Conversion Rights	the right to convert the New Bonds into Shares

New Bonds	the Group’s new US$100,000,000 9 per cent. Guaranteed convertible bonds due 2020 proposed to be issued pursuant to the Bond Restructuring

New Ordinary Shares	the 3,102,923,272 new Shares to be issued pursuant to the Rights Issue, the Mandatory Debt-for-Equity Exchange (if any) and the Voluntary Debt-for-Equity Exchange (if any)

New York Convention	the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards

New Voluntary Debt-for-Equity Exchange	the exchange of Existing Bonds for amongst others New Ordinary Shares to be allocated and issued at the Issue Price committed after the date hereof

Nil Paid Rights	rights to acquire New Ordinary Shares, nil paid

Non-Compliant Holder	has the meaning given in section C.5 of the “Summary” section of this Prospectus

Non-Executive Directors	the non-executive Directors of the Company at the date of this Prospectus (save where the context otherwise requires)

Notice of General Meeting	the notice of the General Meeting set out at the end of this Prospectus

OAO	Russian open joint stock company

Official List	the Official List of the FCA

Omchak	ZAO ZRK Omchak

OOO	Russian limited liability company

Options	options awarded under the LTIP

Overseas Shareholder(s)	Shareholders who are resident in, or who are citizens of, or who have registered addresses in, territories other than the United Kingdom

Part	references to a “Part” are to a part of this Prospectus unless otherwise stated

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Participating Bondholders	those Existing Bondholders who are party to the Recapitalisation Agreement at the date of this Prospectus and also including those Existing Bondholders who accede to the Recapitalisation Agreement after the date of this Prospectus

PD Amending Directive	Directive 2010/73/EU of the European Parliament and of the Council

Permitted Foreign Investors	international financial organisations which are created in accordance with international agreements to which Russia is a party or which entered into international agreements with Russia, in both cases as included in the list of international financial organisations approved by the Russian Government

Petropavlovsk 2010	Petropavlovsk 2010 Limited, the issuer of the Existing Bonds and proposed issuer of the New Bonds

PHM Cyprus	Peter Hambro Mining (Cyprus) Limited

Pokrovksiy Rudnik	JSC “Pokrovskiy Mine”

POX	pressure oxidation

POX Hub	pressure oxidation facility

PRA	the Prudential Regulation Authority

Precious Minerals	platinum group metals, uranium, diamonds, especially pure raw quartz, rare earths of the yttrium group, nickel, cobalt, tantalum, niobium, beryllium, or lithium

Prospectus or Circular	this document, as approved by the FCA as a Prospectus prepared in accordance with the Prospectus Rules and as a circular under the Listing Rules

Prospectus Directive	EU Prospectus Directive (2003/71/EC), including any relevant implementing measure in each member state of the European Economic Area that has implemented Directive 2003/71/EC, as amended

Prospectus Rules	the Prospectus Rules made by the FCA under Part VI of FSMA (as set out in the FCA Handbook), as amended

Provisional Allotment Letters or PALS	the renounceable provisional allotment letters to be issued to Qualifying Non-CREST Shareholders

PSM	The Professional Securities Market of the London Stock Exchange

Qualifying CREST Shareholder(s)	Qualifying Shareholders holding Ordinary Shares in uncertificated form

Qualifying Non-CREST Shareholder	Qualifying Shareholders holding Ordinary Shares in certificated form

Qualifying Shareholder	holders of Ordinary Shares on the Company’s register of members at close of business on the Record Date

Recapitalisation Agreement	the agreement dated 2 February 2015, entered into between the Company, Petropavlovsk 2010, the Individual Equity Investors, the Founders SPV and the Participating Bondholders which is described in section 9 of Part 11 (Additional Information) of this Prospectus

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Receiving Agent	Capita

Record Date	close of business in the UK on 24 February 2015

Recourse Agreement	the recourse agreement dated 13 December 2010 between the Company, IRC & K&S as described in section 9.6 of Part 11 (Additional Information) of this Prospectus

Refinancing	the Rights Issue, the Bond Restructuring and the Bank Waivers

Registrars	the registrars for the time being of the Company

Regulation S	Regulation S under the Securities Act

Regulatory Information Service	a service approved by the FCA under the Listing Rules for the distribution to the public of announcements in accordance with the Listing Rules

relevant member state	each EEA State (except for the United Kingdom) which has implemented the Prospectus Directive

Resolutions	Resolution 1 and Resolution 2

Resolution 1	the resolution numbered 1 to be proposed as a special resolution at the General Meeting

Resolution 2	the resolution numbered 2 to be proposed as an ordinary resolution at the General Meeting

Resolution No. 2250-r	Resolution No. 2250-r issued by the Russian Government on 3 December 2012

Rights	Fully Paid Rights and/or Nil Paid Rights

Rights Issue	the offer by way of rights to Qualifying Shareholders to acquire New Ordinary Shares on the terms and conditions set out in this Prospectus and, in the case of Qualifying Non-CREST Shareholders only, the Provisional Allotment Letter

Rosnedra	the Federal Agency for Subsoil Use of Russia

Rosprirodnadzor	the Federal Service of Supervision in the sphere of Natural Management of Russia

Rostekhnadzor	the Federal Ecological, Technological and Nuclear Supervision Service of Russia

Rudoperspectiva	LLC Rudoperspectiva

Russia	the Russian Federation

Russian Tax Code	the Tax Code of the Russia, as amended from time to time

Sberbank	Sberbank of Russia

SDRT	stamp duty reserve tax

Second Completion	completion of the issue of IRC Shares to General Nice, and if applicable, the issue of the IRC Shares to Minmetals Cheerglory

Securities Act	United States Securities Act of 1933, as amended

Senior Lenders	each of the lenders in relation to the Banking Facilities

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Senior Managers	those members of the Executive Committee as set out in section 2 of Part 8 (Information concerning management, corporate governance and employees)

SIB	SIB (Cyprus) Limited

SIX	the Six Swiss Exchange

SFC	the Securities and Futures Commission of Hong Kong

Shareholders	the holders of Shares

Shares or Ordinary Shares	the ordinary shares of the Company

Sovereign Foreign Investors	states other than Russia, international organisations, organisations controlled by such states or international organisations

Sponsor	Merrill Lynch International

Strategic Approval	a requirement to obtain the prior approval of the Russian government commission pursuant to Federal Law No. 57-FZ

Strategic Asset Laws	the Federal Law No. 57-FZ, Federal Law of Russia No. 58-FZ dated 29 April 2008 “On introducing amendments in certain legal acts of Russia and abolishing certain provisions of legal acts of Russia in connection with the adoption of the federal law on the manner of conducting of foreign investments into companies having strategic significance for securing the defence of the country and the security of the state”, and the Subsoil Law (as amended, including by Federal Law No. 58-FZ)

Strategic Deposit	subsoil plots containing vein gold reserves of not less than 50 tonnes or a deposit and occurrence of any Precious Minerals

Strategic Entity	a Russian company which is the holder of the subsoil licence in respect of a Strategic Deposit

Strategic Gold Deposit	a deposit which contains reserves of hard rock gold of 50 or more tonnes as referred to in the Subsoil Law

Subsequent Sub-underwriters	those entities procured by the Company and the Underwriter to sub-underwrite the New Ordinary Shares in cash and who have validly completed and executed a Letter of Confirmation after the publication of the Prospectus and delivered it to the Underwriter

Subsoil Law	the Law of Russia No. 2395-1 dated 21 February 1992, “On Subsoil”, dated 21 February 1992, as reissued and amended

Sub-underwriting Letters	the letters sent by the Underwriter to the Initial Sub-underwriters or the Subsequent Sub-underwriters pursuant to which such sub-underwriters were offered a sub-underwriting participation in the New Ordinary Shares

Take-Up Commitments	commitments to take up Rights received from certain Shareholders

Takeover Panel	the UK Panel on Takeovers and Mergers

Temi	Temi LLC

TERP	Theoretical Ex-Rights Price being the theoretical ex-Rights price of 5.51p per Share, based on the Closing Price of 13.50p per Share on

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28 January 2015, being the latest practicable date prior to the publication of this Prospectus

UK Corporate Governance Code	the UK Corporate Governance Code published by the Financial Reporting Council in September 2012

UKLA	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of FSMA

Uncertificated or in uncertificated form	recorded on the relevant register or other record of the share or other security concerned as being held in uncertificated form in CREST, and title to which, by virtue of the Uncertificated Securities Regulations, may be transferred by means of CREST

uncertificated Securities Regulations	the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended

Underlying EBITDA	(loss)/profit for the period from continuing operations before taxation, other finance (gains)/losses, interest expense, investment income, foreign exchange losses/(gains), impairment of ore stockpiles, impairment of mining assets and goodwill, impairment of exploration and evaluation assets, and depreciation

United Kingdom or UK	the United Kingdom of Great Britain, Northern Ireland, Guernsey, Jersey and the Isle of Man

Underwritten Shares	those New Ordinary Shares which are the subject of binding sub-underwriting commitments and which are underwritten by the Underwriter pursuant to the Underwriting Agreement

Underwriter	Merrill Lynch International

Underwriting Agreement	the underwriting agreement entered into between the Company and the Underwriter which is described in section 9 of Part 11 (Additional Information) of this Prospectus

Underwritten Shares	Shares to be issued to those who have signed up to the Cash Underwriting, the Voluntary Debt-for-Equity Exchange prior to the date hereof and such persons who elect to participate in the Cash Underwriting after the date hereof

United States or US	the United States of America, its territories and possessions, any State of the United States of America, and the District of Columbia

US Exchange Act	United States Securities Exchange Act of 1934, as amended

Voluntary Debt-for-Equity Exchange	the voluntary exchange of Existing Bonds for amongst others New Ordinary Shares to be allotted and issued at the Issue Price

VTB	VTB Bank (France) S.A.

WAI	Wardell Armstrong LLP

ZAO	Russian closed joint stock company

2011 Financial Statements	the financial statements for the Group for the year ended 31 December 2011

2012 Financial Statements	the financial statements for the Group for the year ended 31 December 2012

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2013 Financial Statements	the financial statements for the Group for the year ended 31 December 2013

2014 Interim Financial Statements	the financial statements for the Group for the six months ended 30 June 2014

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PART 15

GLOSSARY OF ABBREVIATIONS AND TECHNICAL TERMS

acid igneous intrusions	a body of igneous rock with more than 66 per cent. free or combined silica which has made its way into pre-existing rock

Ag	chemical symbol for the element silver

albite	a mineral-sodic feldspar (Na(AISi308), a variety of plagioclase feldspars

alluvial	material deposited by a stream or river

arsenic	a chemical element with symbol As

assay	qualitative composition analysis of ore, rock or processing products to determine the components

Au	chemical symbol for the element gold

autoclave oxidation	a high temperature and pressure process in which gold bearing sulphides are oxidised to render gold amenable to cyanide leaching

balance	Russian Standard Classification System term defining commercially exploitable reserves but without mining dilution and recovery

barren	rock containing no minerals of value

bonanza	descriptive term for a rich mine, vein or pocket of ore

Category A reserves	A reserves category, as defined in the Russian Standard Classification System, where the reserves are known in detail and the boundaries of the deposit have been outlined by very detailed sampling. Category A reserves can be estimated at geologically simple deposits/ore bodies. Category A reserves cannot normally be classified at a gold deposit due to the intrinsic uncertainty in grade and the structural continuity of the gold mineralisation

Category B reserves	The second highest reserves category, as defined in the Russian Standard Classification System. Category B reserves have a similar definition to Category A reserves but can be classified at more geologically complex deposits/ore bodies. Category B reserves may be classified at some gold deposits due to intrinsic uncertainty in grade and structural continuity of the gold mineralisation

Category C1	Reserves category with average confidence level as defined in the Russian Standard Classification System. C1 reserves are estimated on the basis of sampling with limited use of extrapolation. Category C1 normally represents the bulk of the GKZ reserves for most of the deposits with the exception of the most geologically complex deposits/ore bodies

Category C2	Reserves category with low confidence level as defined in the Russian Standard Classification System. C2 reserves are estimated on the basis of irregular or wide spaced sampling using extrapolation based on geochemical, geophysical or structural information

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Category P1-3	Soviet “Prognostic” resources extrapolated beyond more definable reserves and resources. This category is subdivided into three sub-categories, P1 to P3, with the level of confidence decreasing progressively from sub category 1 to 3

chalcedonic	translucent to transparent milky or grey quartz with distinctive microscopic crystals arranged in slender fibres in parallel bands

Cu	chemical symbol for copper

cut-off-grade	lowest grade of mineralised material considered economic, used to define mineral resources and ore reserves

Cyanidation or cyanide leaching	metallurgical technique for extracting gold by leaching from low-grade ore, converting the gold to water soluble aurocyanide metallic complex ions

dacite	fine-grained igneous rock with composition between rhyolite and trachyte

Datamine®	complex mining software used primarily for orebody modelling, resource estimation and mine planning

deposit	coherent geological body such as a mineralised body

diorite	coarse grained igneous rock with composition of andesite (no quartz or orthoclase), composed of 75 per cent. plagioclase feldspars and balance ferromagnesian silicates

dip	the angle a plane makes with the horizontal plane

doré	a semi-pure alloy of gold and silver, usually created at the site of a mine. It is then transported to a refinery for further purification

epithermal	said of a hydrothermal mineral deposit formed within about 1km of the earth’s surface in temperatures of 50°C to 200°C

ESIA	Environmental and Social Impact Assessment

extrusive	igneous rock that has erupted onto the surface of the Earth. Extrusive rocks include lava flows and pyroclastic material such as volcanic ash

fault	surface of rock fracture along which there has been differential movement

Fe	chemical symbol for iron

Feasibility Study/Studies	A feasibility study is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable modifying factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate at the time of reporting that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project

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flotation	mineral processing technique used to separate mineral particles in a slurry, by causing them to selectively adhere to a froth and float to the surface

fold	structure of rocks or strata that have been bent into a dome (anticline), basin (syncline), terrace (monocline) or a roll

geochemical	prospecting techniques which measure the content of specified metals in soils and rocks; sampling defines anomalies for further testing

geophysical	prospecting techniques which measure the physical properties (magnetism, conductivity, density, etc.) of rocks and define anomalies

g/t	gram per metric tonne

grade	relative quantity or the percentage of ore mineral or metal content in an ore body

granite	coarse-grained igneous rock dominated by light-coloured minerals, consisting of about 50 per cent. orthoclase, 25 per cent. quartz, and the balance of plagioclase feldspars and ferromagnesian silicates

heap-leach	process used for the recovery of metal ore from typically weathered low-grade ore. Crushed material is laid on a slightly sloping, impervious pad and uniformly leached by the percolation of the leach liquor trickling through the beds by gravity to ponds. The metals are recovered by conventional methods from the solution

hydrogeological	study of the occurrence and distribution of underground water

hydrothermal	refers in the broad sense to the process associated with the alteration and mineralisation by a hot mineralised fluid (water)

ilmenite	a black or dark brown mineral which is a major source of titanium and used as a feedstock for the production of titanium dioxide

Indicated Mineral Resource(s)	as defined in the JORC Code, that part of a Mineral Resource for which quantity, grade (or quality), densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes, and is sufficient to assume geological and grade (or quality) continuity between points of observation where data and samples are gathered

An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Ore Reserve

Inferred Mineral Resource(s)	as defined in the JORC Code, that part of a Mineral Resource for which quantity and grade (or quality) are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade (or quality)

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continuity. It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to an Ore Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration

Inferred Resource	as defined in the JORC Code, that part of a mineral resource for which the tonnage and grade and mineral content can only be estimated with a low level of confidence. It is inferred from the geological evidence and has assumed but not verified geological and/or grade continuity. It is based on information gathered through the appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability

JORC	the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and the Minerals Council of Australia

JORC Code	The Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves 2004 (JORC Code) is a professional code of practice that sets minimum standards for Public Reporting of minerals Exploration Results, Mineral Resources and Ore Reserves

km	kilometres

km2	square kilometres

koz	kilo ounces (1,000 ounces)

kt	kilo tonnes (1,000 tonnes)

kv	kilovolts

leached	a rock that is in the process of being broken down by the action of substances dissolved in water

leaching	see cyanidation

magnetite	an iron ore mineral, Fe3O4, being a ferromagnetic material formed of iron oxide which is a valuable source of iron ore

Measured	as defined in the JORC Code, that part of a Mineral Resource for which quantity, grade (or quality), densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of modifying factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes, and is sufficient to confirm geological and grade (or quality) continuity between points of observation where data and samples are gathered. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proved Ore Reserve or under certain circumstances to a Probable Ore Reserve

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Mesozoic Period	era of geologic time, from the end of the Paleozoic to the beginning of the Cenozoic, or from about 225 million years to about 65 million years ago

metallurgical	describing the science concerned with the production, purification and properties of metals and their applications

metamorphism	process whereby rocks undergo physical or chemical changes, or both, to achieve equilibrium with conditions other than those under which they were originally formed (excluding processes of weathering). Agents of metamorphism are heat, pressure, and chemically active fluids

metasomatism or metasomatic or metasomatites	metamorphic change which involves the introduction of material from an external source

Micromine®	Founded in Western Australia in 1986, MICROMINE is an independent Australian-owned provider of intuitive software solutions to the mining and exploration industry

mill	equipment used to grind crushed rocks to the desired size for mineral extraction

mineralisation	process of formation and concentration of elements and their chemical compounds within a mass or body of rock

Mineral Resource	A ‘Mineral Resource’ is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade (or quality), and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade (or quality), continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling

m	metres

m2	square metres

mm	millimetres

Ma	million years ago

Moz	millions of troy ounces

mobile belt	long, relatively narrow crustal region of tectonic activity

Mt or mt	million tonnes

Mtpa	mt per annum

NAEN Code	the Russian Code for the Public Reporting of Exploration Results, Mineral Resources and Mineral Reserves

non-refractory	gold ore or mineralisation that is amenable for recovery by standard cyanidation process

open pit	large scale hard rock surface mine

operating gold mine	mineral processing plant currently engaged in the extraction and processing of ore to produce gold on a commercial scale

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open-pit optimisation	process to define an open-pit outline based on geotechnical and economic parameters

ore	a type of rock that contains minerals with important elements including metals that can be extracted from the rock at a profit

ore body	mining term to define a solid mass of mineralised rock that can be mined profitably under current or immediately foreseeable economic conditions

Ore Reserve	the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could be reasonably justified. Ore reserves are sub-divided in order of increasing confidence into Probable and Proven

ounce or oz	troy ounce (= 31.1035 grams)

overburden	material that lies above the ore deposit

oxide	a mineral formed by the direct union of an element with oxygen e.g. corundum, hematite, magnetite and cassiterite

oxide ore	often known as secondary or supergene ore, which consists of alteration products of a primary ore as a result of weathering or other surficial processes resulting from descending surface waters

paleo	prefix common in geological terminology, meaning ancient, of past times, and sometimes suggesting an early or primitive nature

Paleozoic Era	first of the three eras of the Phanerozoic, spanning 570 to 248 million years ago

PGM	Platinum group metals. Characterised by high specific densities, unusual resistance to oxidising and acid attack and with high melting points. Includes platinum, ruthenium, rhodium, palladium, osmium and iridium

placer(s)	mineral deposit formed by the winnowing action of either water or air to concentrate minerals of different mass by gravity separation

plunge	a fold is said to plunge if the axis is not horizontal

plutonic	pertaining to igneous rocks formed at great depths

porphyry	igneous rock containing conspicuous phenocrysts (crystals) in fine grained or glassy groundmass

primary ore	often known as hypogene ore, where ore minerals are deposited during the original period or periods of mineralisation. Ore that has remained practically unchanged from the time of original formation

precious metal(s)	gold, silver and platinum group minerals

pressure oxidation or POX	a high temperature and pressure process in which gold bearing sulphides are oxidised to render gold amenable to cyanide leaching

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pre-stripping	the removal of overburden to access the ore deposit

propylitisation	plagioclase in an igneous rock is altered to epidote, sericite and secondary albite, and ferro-magnesian minerals are altered to chlorite-calcite-epidote-iron oxide assemblages

Proterozoic	is a geological eon representing the time just before the proliferation of complex life on Earth. The Proterozoic Eon extended from 2500 Ma to 542.0±1.0Ma, and is the most recent part of the Precambrian. It is subdivided into three geologic eras (from oldest to youngest): the Paleoproterozoic, Mesoproterozoic, and Neoproterozoic

quartz	mineral composed of silicon dioxide

quartzite	hard, metamorphic rock which was originally sandstone

recovery	proportion of valuable material obtained in the processing of an ore, stated as a percentage of the material recovered compared with the total material present

refractory ore(s)	ore material that is difficult to treat for recovery of the valuable element

reserves	part of the resources that are valuable and legally, economically and technically feasible to extract

RIP or resin in pulp	processing technique by which a resin medium is used to absorb the desired element out of solution or pulp

Russian Standard Classification System or Russian GKZ Classification System	The Russian Standard Classification System is based principally on the technical ability to extract a mineral and takes into account the economic viability of extraction in the same way as internationally recognised mineral resource and reserve classification systems

Apart from the resource/reserve categories, there is also a Russian economic viability classification. This applies only when there is sufficient information (including geological and metallurgical testwork) to define reserves (categories C2 and higher). Balansovye (balance) ore is ore that is considered as economic, above a defined cut-off grade, and as exploitable under currently available technology. By definition, a Russian official Category C1, B, or A reserve is considered to consist of balance ore and is included in the State Balance. In international reporting terms, such material would usually be considered either as proven or probable reserves or as measured and indicated resources. Zabalansovye (out-of-balance or off-balance) resources are uneconomic or marginal under present economic circumstances or with currently available technology. For example, they may consist of low-grade material, which may still be mined, but is not officially considered suitable for commercial exploitation, and is not included in the State Balance. In international reporting terms these may or may not be considered to be measured or indicated resources. If unlikely to be economically exploitable in the foreseeable future, they would not even be considered as resources

Resources prepared in accordance with the Russian Standard Classification System are evaluated using conventional projection

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and/or sectional methods internally by the Group and normally will subsequently be reviewed and approved (when appropriate) by the relevant Government authority

sandstone	is a clastic sedimentary rock composed mainly of sand-sized minerals or rock grains

silicification or silicified	introduction of silica into a rock, either filling pore spaces or replacing pre-existing minerals

sill	tabular mass of igneous rock that has been intruded laterally between layers of older rock

skarn	are calcium-bearing silicate rocks of any age. Skarns are most often formed at the contact zone between intrusions of granitic magma bodies and carbonate sedimentary rocks such as limestone and dolostone. Hot waters derived from the granitic magma are rich in silica, iron, aluminium, and magnesium. These fluids mix in the contact zone, dissolve calcium-rich carbonate rocks, and convert the host carbonate rock to skarn deposits in a metamorphic process called metasomatism. The resulting metamorphic rock may consist of a very wide variety of minerals dependent largely on the original composition of the magmatic fluids and the purity of the carbonate sedimentary rocks

State Balance	State Balance of reserves of useful mineral is a document prepared by Ministry of Natural Resources of Russia in accordance with the Subsoil Law to provide annual records of mineral reserves of Russia and its constituent entities for most important kinds of minerals as defined in the Appendix 1 to the Subsoil Law

stockwork	is a complex system of structurally controlled or randomly oriented veins

strike	the direction in which a horizontal line can be drawn on a plane determining the direction in which to measure the true dip

strike length	longest horizontal dimension of an ore body or zone of mineralisation

strip ratio	the ratio of the volume of overburden (or waste material) required to be handled in order to extract some volume of ore. For example, a 3:1 stripping ratio means that mining one ton of ore will require mining three cubic metres of waste rock. In this Prospectus strip ratio is expressed in m3 of waste per ton of ore (m3/t) or in tons of waste per ton of ore (t/t)

sulphide	mineral containing sulphur in its non-oxidised form

t or tonne	metric tonne

Tailing(s)	the materials left over after the process of separating the valuable fraction from the uneconomic fraction (gangue) of an ore. Tailings are distinct from overburden, which is the waste rock or materials overlying an ore or mineral body that are displaced during mining without being processed

tectonic	said of or pertaining to the forces involved in, or the resulting structures or features of, tectonics: branch of geology dealing with

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the broad architecture of the outer part of the Earth; i.e., the regional assembling of structural or deformational features

thrust	overriding movement of one crustal unit over another, such as in thrust faulting

thrust fault	type of break in the earth’s crust across which there has been relative movement, in which rocks of lower stratigraphic position are pushed up and over higher strata

tpa	tonnes per annum

transition ore	zone of an orebody where both oxide and sulphide/primary ore material exists

treatment plants	plant where ore undergoes physical or chemical treatment to extract the valuable metals/minerals

trench sampling	sampling of a trench cut through the rock, generally in the form of a series of continuous channels (channel samples)

underground working	mine openings for evaluation for ore extraction excavated beneath the ground surface

vein	tabular deposit of minerals occupying a fracture, in which particles may grow away from the walls towards the middle

veinlet	narrow vein

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PART 16

COMMENTARY ON ORE RESERVE AND
MINERAL RESOURCE REPORTING

Ore reserve and mineral resource reporting – basis of preparation

The Group reports its reserves and resources estimates according to the JORC Code in respect of its most developed assets. Those Mineral Resources and Ore Reserves established after the JORC Code 2012 came into force, which include Unglichikanskoye, Elginskoye (Albyn) and Alexandra (Pioneer) are estimated in accordance with the JORC Code 2012. The JORC Mineral Resource and Ore Reserve Statements for the Group have been prepared internally by the Group’s technical experts following the methodology advised by independent mineral experts, WAI, in 2011 and 2012. The statements were based on the results of an extensive exploration programme, metallurgical testing and other technical work.

In accordance with Russian Law the Group also reports to the relevant Russian authorities its Mineral Reserves in accordance with the Russian GKZ Classification System. The GKZ estimates are maintained in order to comply with Russian Law.

The Group reports its alluvial Mineral Resources and Mineral Reserves in accordance with the NAEN Code. The NAEN Code is recognised by European Securities and Markets Authority (ESMA). The NAEN Code shares the same template with the JORC Code.

Mineral Reserves reported in accordance with the NAEN Code are inclusive of mining dilution and mining losses. The NAEN Code allows conversion between the Russian GKZ C1, C2 into Proved and Probable Reserves and also conversion of C1, C2 and P1 into respective Measured, Indicated and Inferred Resources.

Deposits included in the Prospectus with JORC-compliant Reserves and Resources

The Prospectus includes Mineral Resources and Ore Reserves estimated in accordance with the JORC Code for the following projects:

Project	Location	Description
Pokrovskiy (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits
Pioneer (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits
Albyn (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits
Malomir (incl. satellites)	Russia: Amur region	Hard-rock, open-pit mine and satellite deposits
Yamal Assets (Petropavlovskoye and Novogodnee Monto)	Russia: Yamal	Two adjacent, small hard-rock, non-refractory gold deposits which are potentially suitable for open-pit mining

Visokoe	Russia: Krasnoyarsk region	A substantial, hard-rock, non-refractory gold deposit in one of the prominent gold mining regions of Russia, which is potentially suitable for open-pit extraction

Tokur	Russia: Amur region	A “brownfield” non-refractory deposit which is potentially suitable for re-opening as an open-pit mine

Note:

Each project consists of a number of licences to explore and/or to mine gold. Licences are grouped into projects in accordance with their proximity to existing processing plants, management’s intentions for their development, shared synergies, such as infrastructure or management, and shared geological setting.

The Group considers Pokrovskiy, Pioneer, Malomir and Albyn projects to be its Key Mining Assets. Visokoe in the Krasnoyarsk region and Tokur in the Amur region are assets at an advanced stage of development but currently treated as a lower priority. The Yamal assets are not currently considered for development but remain under Group control.

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The Prospectus includes Mineral Resource and Ore Reserve estimates prepared in accordance with the JORC Code. Ore Reserves are classified into Proven and Probable categories whereas Mineral Resources are quoted as Measured, Indicated and Inferred. The Mineral Resources and Ore Reserves are further split into those which are refractory and those which are non-refractory.

Additional Projects

In addition to the projects listed above, the Prospectus contains information on the following projects:

Project	Location	Description
Other exploration assets	Russia: Amur region, EAO, Khabarovsk	A number of early-stage, gold exploration licences with uncertain prospects for development into production
Exploration assets in Guyana	Guyana	A number of exploration licences in Guyana
Producing alluvial assets	Russia: Amur region	A number of alluvial gold deposits with a combined annual production of c.35koz

The assets grouped under “Other exploration assets” and “Exploration assets in Guyana” noted above are considered by the Group to be non-core, being at an early stage of exploration and/or having uncertain prospects.

The Group has never published JORC-compliant reserves and resources data for its alluvial assets (see above).

Discussion of key differences between the JORC-compliant Reserves and Resources included in this Prospectus and those included in the 2009 Prospectus

The updated JORC estimates take into account depletion from production and new reserves and resources established as a result of the Group’s exploration programme.

The updated estimates follow the same methodology used.

JORC-compliant
Reserves and
	Project description	Resources statement
	included in	included in the	Comments/Details of key
Project	2009 Prospectus	2009 Prospectus	differences
Pokrovskiy (incl. satellites)	Yes	Yes	Asset in-production both at the time of 2009 Prospectus and at present. Revised estimates take into account depletion from production as well as additions made as the result of exploration
Burinda listed as an exploration project – no established JORC- compliant resources

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Project	Project description included in 2009 Prospectus	JORC-compliant Reserves and Resources statement included in the 2009 Prospectus	Comments/Details of key differences
Pioneer (incl. satellites)	Yes	Yes (Bakhmut, Yuzhnaya and Promezhutochnaya)	Asset in-production both at the time of 2009 Prospectus and at present. Revised estimates take into account depletion from production as well as additions made as the result of exploration
Excludes any data from Alkagan- Adamovskaya licence area (acquired in 2010)
Albyn (incl. satellites)	Yes	No	Asset was still at exploration stage in 2009 (now producing)
Satellite deposits Elginskoye, Uglichikan and Kharginskoye excluded. These licences were acquired post-2009
Malomir (incl. satellites)	Yes	Yes	Producing asset so revised estimates take into account depletion
Satellite Magnetitovoye deposit was acquired in 2013.
Yamal Assets (Petropavlovskoye and Novogodnee Monto)	Yes	No	Not producing in 2009, nor at present
Reserves and Resources estimates and a pre-feasibility study had been completed in only 2009
Aside from the upgrade to JORC, no meaningful discoveries were made between April 2009 and 1 January 2014
Visokoe	No	No	The Krasnoyarsk licences were acquired in 2010

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JORC-compliant
Reserves and
	Project description	Resources statement
	included in	included in the	Comments/Details of key
Project	2009 Prospectus	2009 Prospectus	differences
Tokur	Yes	No	No meaningful production in 2009, nor at present
Aside from the upgrade to JORC, no meaningful discoveries were made between April 2009 and 1 January 2014

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APPENDIX 1

PETROPAVLOVSK GROUP STRUCTURE CHART

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NOTICE OF GENERAL MEETING

PETROPAVLOVSK PLC

(Incorporated in England and Wales with Registered No. 4343841)

Notice of General Meeting

NOTICE IS HEREBY GIVEN that a General Meeting of Petropavlovsk PLC (Company) will be held at 11.00 a.m. on 26 February 2015 at 3 More London Riverside, London SE1 2AQ for the purpose of considering and, if thought fit, passing the following resolutions, of which Resolution 1 will be proposed as a special resolution and Resolution 2 will be proposed as an ordinary resolution:

SPECIAL RESOLUTION

THAT

1.	Subject to, and conditional upon Resolution 2 being passed:

(A)	terms defined in the Circular to the Shareholders of the Company dated 2 February 2015 (the Circular) shall have the same meaning when used in this Resolution 1;

(B)	in addition to all subsisting authorities to the extent unused the Directors be and they are hereby generally and unconditionally authorised in accordance with section 551 of the Act to exercise all the powers of the Company to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of £40,000,000. The authority hereby conferred on the Directors is to be used in relation to the issue of Ordinary Shares in connection with the Rights Issue and the Refinancing and includes the authority to procure the issue of the New Bonds pursuant to the terms of the Exchange Offer and Consent Solicitation Memorandum and to grant rights to convert the New Bonds, directly or indirectly, into Shares in the manner specified in the Terms and Conditions of the New Bonds and as contemplated by the Deed Poll and shall expire on 31 March 2016 save that under this authority the Company may, before such expiry, make or procure the making of an offer or agreement which would or might require shares to be allotted or rights to subscribe for, or to convert any security into, shares to be granted after such expiry and the Directors may allot shares or grant rights to subscribe for, or to convert any security into, shares (as the case may be) in pursuance of such an offer or agreement as if the authority conferred hereby had not expired;

(C)	in addition to all subsisting authorities to the extent unused, the Directors be and they are hereby empowered pursuant to section 570 of the Act to allot equity securities (within the meaning of section 560 of the Act) for cash pursuant to the authority conferred by section (B) of this Resolution 1, as if section 561(1) of the Act did not apply to any such allotment, provided that this power shall be limited to the allotment of the Ordinary Shares in connection with the Rights Issue and provided further that this authority shall expire on 31 March 2016 save that the Company may, before such expiry, make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power conferred hereby had not expired;

(D)	the New Articles produced to the meeting and initialled by the Chairman for the purposes of identification be adopted as the Articles of Association of the Company in substitution for the current Articles of Association of the Company; and

(E)	the proposed Refinancing including the underwriting arrangements as described in the Circular and on the terms and subject to the conditions set out in the Circular be and is hereby approved, and the

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directors of the Company (or a duly authorised committee thereof) are authorised to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries as they consider necessary or expedient for the purpose of giving effect to the Refinancing and this Resolution 1 including procuring the implementation of the Bond Restructuring and procuring the issue of the New Bonds pursuant to the terms of the Exchange Offer and Consent Solicitation Memorandum and the granting of rights to convert the New Bonds, directly or indirectly, into Shares in the manner specified in the Terms and Conditions of the New Bonds and as contemplated by the Deed Poll up to the relevant aggregate nominal amount and to carry the same into effect with such modifications, variations, revisions, waivers or amendments as the Directors of the Company (or any duly authorised committee thereof) may in their absolute discretion think fit, provided such variations, revisions, waivers or amendments are not of a material nature.

ORDINARY RESOLUTION

2.	THAT, subject to, and conditional upon, Resolution 1 having been passed, the Founders Arrangements (as defined in the Circular to the Shareholders of the Company dated 2 February 2015), being a related party transaction for the purpose of the Listing Rules of the Financial Conduct Authority, be and is hereby approved.

By Order of the Board	Registered office:
11 Grosvenor Place
Amanda Whalley	Belgravia
Company Secretary	London SW1X 7HH

Dated 2 February 2015

Notes:

1.	Only members entitled to receive notice, or persons appointed as a proxy/corporate representative, are entitled to attend the General Meeting and only those entitled to attend the General Meeting will be admitted to the meeting without the prior approval of the Company.

2.	Every member entitled to attend and vote at the General Meeting has the right to appoint some other person(s) of their choice, who need not be a Shareholder, as his proxy to exercise all or any of his rights, to attend, speak and vote on their behalf at the meeting. A proxy need not be a member of the Company but must attend the meeting for the member’s vote to be counted. A member may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that member.

3.	A Form of Proxy is provided with this Notice. Completion and return of such a proxy, or electronic submission of the proxy using the Shareportal Service, will not prevent a member from attending the General Meeting and voting in person. Amended instructions must also be received by the Company’s Registrars by the deadline for receipt of Forms of Proxy.

4.	If you wish to appoint a person other than the Chairman, please insert the name of your chosen proxy holder in the space provided on the enclosed Form of Proxy. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the box next to the proxy holder’s name the number of ordinary shares in relation to which they are authorised to act as your proxy. If left blank your proxy will be deemed to be authorised in respect of your full voting entitlement (or if this proxy form has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

5.	To appoint more than one proxy you may photocopy the enclosed Form of Proxy. Please indicate in the box next to the proxy holder’s name the number of ordinary shares in relation to which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms must be signed and should be returned together in the same envelope. If you submit more than one valid proxy appointment in respect of the same share or shares, the appointment received last before the latest time for the receipt of proxies will take precedence. If the Company is unable to determine which was received last, none of the proxy appointments in respect of that share or shares shall be valid.

6.	To be effective, the Form of Proxy and any power of attorney or other authority under which it is signed (or a notarially certified copy of such authority) must be deposited with the Company’s registrars, by post to: Capita Asset Services, (PXS), 34 Beckenham Road, Beckenham, Kent BR3 4TU; or by hand to: Capita Asset Services, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, not less than 48 hours (excluding any part of a day that is a Saturday, Sunday or a public holiday) before the time appointed for the General Meeting or any adjourned General Meeting.

7.	Alternatively, you may submit your Form of Proxy electronically using the Shareportal Service at www.capitashareportal.com where full details of the procedure are given. This website is operated by the Company’s registrars.

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8.	To be effective, the electronic appointment of a proxy for the meeting and any power of attorney or other authority under which the proxy appointment is made must be received by the Company’s registrars not less than 48 hours (excluding any part of a day that is a Saturday, Sunday or a public holiday) before the time appointed for the General Meeting or any adjourned General Meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used. Please note that any electronic communication sent to the Company or to the Shareportal Service that is found to contain a computer virus will not be accepted. The use of the internet service in connection with the General Meeting is governed by the Shareportal Service’s conditions of use set out on the website, www.capitashareportal.com and may be read by logging on to that site. If you want to appoint more than one proxy electronically please contact the Company’s registrar on the Capita Shareholders Helpline on 0871 664 0321 (calls cost 10p per minute plus extras, lines are open 9.00 a.m. – 5.30 p.m. London Time (Monday to Friday)) or if you are calling from overseas please call +44 208 639 3399.

Calls to the helpline from outside the UK will be charged at the applicable international rate. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. Please note that the Receiving Agent cannot provide advice on the merits of the proposals nor give any financial, legal or tax advice.

9.	Any person receiving a copy of this Notice as a person nominated by a member to enjoy information rights under section 146 of the Companies Act 2006 (the Act) (a Nominated Person) should note that the provisions in this Notice concerning the appointment of a proxy or proxies to attend the meeting in place of a member, do not apply to a Nominated Person as only Shareholders have the right to appoint a proxy. However, a Nominated Person may have a right under an agreement between the Nominated Person and the member by whom he or she was nominated to be appointed, or to have someone else appointed, as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may have a right under such an agreement to give instructions to the member as to the exercise of voting rights at the meeting.

Nominated persons should also remember that their main point of contact in terms of their investment in the Company remains the member who nominated the Nominated Person to enjoy information rights (or, perhaps the custodian or broker who administers the investment on their behalf). Nominated Persons should continue to contact that member, custodian or broker (and not the Company) regarding any changes or queries relating to the Nominated Person’s personal details and interest in the Company (including any administrative matter). The only exception to this is where the Company expressly requests a response from a Nominated Person.

10.	Pursuant to regulation 41(1) of the Uncertificated Securities Regulations 2001 (2001 No. 3755) (as amended) and for the purposes of section 360B of the Act, the Company has specified that only those members registered on the register of members of the Company at 6.00 p.m. on 24 February 2015 or if the meeting is adjourned, on the day which is two days prior to the time of the adjourned meeting shall be entitled to attend and vote at the General Meeting in respect of the number of ordinary shares registered in their name at that time. Changes to the register of members after 6.00 p.m. on 24 February 2015 shall be disregarded in determining the rights of any person to attend and vote at the General Meeting.

11.	CREST Members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the General Meeting to be held on 26 February 2015 and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST personal members or other CREST Sponsored Members and those CREST Members who have appointed a voting service provider(s) should refer to their CREST Sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

12.	In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (CREST Proxy Instruction) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual (available via www.euroclear.com/CREST). The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the Company’s agent (ID number RA10) by the latest time(s) for receipt of proxy appointments, together with any power of attorney or other authority under which it is sent. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which Capita Asset Services is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

13.	CREST Members and, where applicable, their CREST Sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST Member concerned to take (or, if the CREST Member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST Sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST Members and, where applicable, their CREST Sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings (www.euroclear.com/CREST).

14.	The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001 (as amended). For further information relating to the CREST proxy system, please refer to the CREST Manual.

15.	A corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member (provided, in the case of multiple corporate representatives of the same corporate shareholder, they are

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appointed in respect of different shares owned by the corporate shareholder or, if they are appointed in respect of those same shares, they vote those shares in the same way). To be able to attend and vote at the meeting, corporate representatives will be required to produce prior to their entry to the meeting evidence satisfactory to the Company of their appointment. Corporate shareholders can also appoint one or more proxies in accordance with Notes 2, 3, 6-8 and, if relevant, Notes 10-11 above. Please note, however, that if multiple corporate representatives purport to vote the same block of shares in different ways, they will be treated as not having voted.

16.	If the Chairman, as a result of any proxy appointments, is given discretion as to how the votes the subject of those proxies are cast and the voting rights in respect of those discretionary proxies, when added to the interests in the Company’s securities already held by the Chairman, result in the Chairman holding such number of voting rights that he has a notifiable obligation under the Disclosure and Transparency Rules, the Chairman will make the necessary notifications to the Company and the Financial Conduct Authority. As a result, any member holding 3 per cent. or more of the voting rights in the Company who grants the Chairman a discretionary proxy in respect of some or all of those voting rights and so would otherwise have a notification obligation under the Disclosure and Transparency Rules, need not make a separate notification to the Company and the Financial Conduct Authority.

17.	Any shareholder attending the General Meeting has the right to ask questions. The Company must cause to be answered any question relating to the business being dealt with at the meeting put by a shareholder attending the General Meeting. However, members should note that no answer need be given in the following circumstances:

(a)	if to do so would interfere unduly with the preparation of the General Meeting or would involve a disclosure of confidential information;

(b)	if the answer has already been given on a website in the form of an answer to a question; or

(c)	if it is undesirable in the interests of the Company or the good order of the General Meeting that the question be answered.

18.	As at 28 January 2015, being the latest practicable date before the publication of this Notice of General Meeting, the Company’s issued capital consisted of 197,638,425 Shares carrying one vote each. Therefore, the total voting rights in the Company as at 28 January 2015 are 197,638,425 Shares.

19.	This Notice, together with information about the total numbers of shares in the Company in respect of which members are entitled to exercise voting rights at the meeting as at 28 January 2015, being the latest practicable date before the publication of this Notice of General Meeting, and, if applicable, any members’ matters of business received after the publication of this Notice of General Meeting can be found on the Company’s website at http://www.petropavlovsk.net.

20.	Shareholders are advised that, unless otherwise stated, any telephone number, website and email address set out in this Notice of Meeting, the Form of Proxy, or the Chairman’s letter should not be used to communicate with the Company (including the service of documents or information relating to the proceedings at the General Meeting).

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Administration of the Company’s General Meeting

To be held at 11.00 a.m. on 26 February 2015 at 3 More London Riverside, London SE1 2AQ.

What you need to bring with you to gain admission to the meeting

1.	Ordinary Shareholder and Joint Shareholders must bring their shareholder admission card.

2.	Appointed proxies or holders of a power of attorney, having registered the appointment with Capita Asset Services must bring either a completed shareholder admission card, or a letter from Capita Asset Services or printed confirmation of a proxy appointment made on-line. Capita Asset Services must receive any proxy appointments by 11.00 a.m. on 24 February 2015.

3.	Shareholders holding through UK nominees, for example through banks or brokers or through ISAs, must speak to their nominee about their rights to attend and vote to be appointed a proxy or a corporate representative. They must bring a copy of the proxy or appointment as corporate representative that has been deposited with Capita Asset Services by 11.00 a.m. on 24 February 2015.

4.	Corporate representatives must bring an admission card signed by an authorised person/sealed by a corporation and a copy of the letter of representation previously deposited with Capita Asset Services.

More detailed notes can be found in the notes to the Notice.

Entry for Guests

The General Meeting is a private meeting of Shareholders and their representatives. The Company’s policy concerning the admission of guests is as follows:

1.	Guests are not entitled to attend the meeting as of right, but they may be permitted entry at the absolute discretion of the Chairman of the Company.

2.	A Shareholder may be permitted to enter with one pre-registered guest. All guests should be pre- registered in order to be permitted entry. Any Shareholder wishing to bring a guest should contact the Company Secretary by letter at the Company’s registered office address: 11 Grosvenor Place, London SW1X 7HH, by telephone +44 (0)20 7201 8900, or via email at aw@petropavlovsk.net.

3.	All guests must bring photo id for entry verification purposes. The Shareholder and their guest must enter the meeting at the same time. The Shareholder is responsible for the behaviour of their guest.

4.	Proxies and corporate representatives, as they represent other Shareholders, may not bring guests to the Meeting.

Security

The Company does not permit behaviour that may interfere with anyone’s security or safety or the good order of the meeting. Anyone who does not comply may be removed from the Meeting.

Refreshments

Coffee, tea and biscuits will be available for Shareholders and any guests immediately prior to and after the Meeting.

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DEALER MANAGER

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Attention: Liability Management Group

Simon Davy Telephone: +44 207 995 3759 E-mail: simon.davy@baml.com	John M Cavanagh Telephone: +44 207 995 3715 Facsimile: +44 207 994 8582 E-mail: john.m.cavanagh@baml.com

EXCHANGE AND TABULATION AGENT

Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
Attention: Sunjeeve Patel / Victor Parzyjagla
Telephone: +44 207 704 0880
Facsimile: +44 207 067 9098
E-mail: petropavlovsk@lucid-is.com

EXISTING BONDS PAYING AGENT AND EXISTING BONDS REGISTRAR

BNP Paribas Securities Services, Luxembourg Branch
H2O Building
33, rue de Gasperich Howald-Hesperange
L-5826
Luxembourg

EXISTING BONDS TRUSTEE BNP Paribas Trust Corporation UK Limited 55 Moorgate London EC2R 6PA United Kingdom

LEGAL ADVISERS

To the Issuer and the Guarantor as to English law Norton Rose Fulbright LLP 3 More London Riverside London SE1 2AQ United Kingdom	To the Issuer and the Guarantor as to Jersey law Appleby 13-14 Esplanade St Helier Jersey JE1 1BD Channel Islands
To the Dealer Manager as to English law Freshfields Bruckhaus Deringer LLP 65 Fleet Street London EC4Y 1HS United Kingdom	To the Existing Bonds Trustee as to English law Baker & McKenzie LLP 100 New Bridge Street London EC4V 6JA United Kingdom